UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                              Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

GORES HOLDINGS IV, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

GORES HOLDINGS IV, INC.

9800 Wilshire Blvd.

Beverly Hills, California 90212

Dear Gores Holdings IV, Inc. Stockholder:

We cordially invite you to attend a special meeting in lieu of the 2021 annual meeting of the stockholders of Gores Holdings IV, Inc., a Delaware corporation (“we,” “us,” “our” or the “Company”), which, in light of public health concerns regarding the coronavirus (COVID-19) pandemic, will be held via live webcast at https://www.cstproxy.com/goresholdingsiv/2021, on January 20, 2021 at 9:00 a.m. Eastern Time (the “Special Meeting”). The Special Meeting can be accessed by visiting https://www.cstproxy.com/goresholdingsiv/2021, where you will be able to listen to the meeting live and vote during the meeting. Additionally, you have the option to listen to the Special Meeting by dialing +1 888-965-8995 (toll-free within the U.S. and Canada) or +1 415-655-0243 (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is 45561260#, but please note that you cannot vote or ask questions if you choose to participate telephonically. Please note that you will only be able to access the Special Meeting by means of remote communication.

On September 22, 2020, the Company, SFS Holding Corp., a Michigan corporation (“SFS Corp.”), United Wholesale Mortgage, LLC (f/k/a United Shore Financial Services, LLC), a Michigan limited liability company (“UWM”) and UWM Holdings, LLC, a Delaware limited liability company (“UWM LLC”), entered into a Business Combination Agreement (as it may be amended from time to time, the “Business Combination Agreement”). At the closing of the transactions contemplated by the Business Combination Agreement (the “Closing” and, such date, the “Closing Date”), a series of transactions will occur, including the following: (a) UWM LLC will issue to SFS Corp. Class B membership interests in UWM LLC (the “UWM Class B Common Units”) equal to the quotient of the Company Equity Value (as defined below) divided by $10.00, minus the number of shares of the Company’s Class F Common Stock, par value $0.0001 per share (the “Class F Stock”), outstanding immediately prior to the Closing; (b) the Company will contribute to UWM LLC approximately $895,000,000 in cash (which is net of expenses) assuming no redemptions by the Company’s stockholders; (c) UWM LLC will issue to the Company Class A membership interests in UWM LLC (the “UWM Class A Common Units” and, together with the UWM Class B Common Units, the “UWM Common Units”) equal to the number shares of the Company’s Class A Common Stock, par value $0.0001 per share (the “Class A Stock”), outstanding immediately prior to the Closing (after giving effect to (i) redemptions by the Company’s stockholders, if any, (ii) the conversion of shares of the Company’s Class F Stock into shares of Class A Stock and (iii) the issuance of shares of Class A Stock to certain investors who have agreed to purchase from the Company an aggregate of 50,000,000 shares of Class A Stock (the “Private Placement”); and (d) the Company will issue to SFS Corp. shares of the Company’s Class D Common Stock, no par value (the “Class D Stock”), equal to the number of UWM Class B Common Units issued by UWM LLC to SFS Corp. pursuant to clause “(a)” above (collectively, with the other transactions contemplated by the Business Combination Agreement, the “Business Combination”). In addition to the consideration to be paid at the Closing, SFS Corp. may receive earn-out shares from the Company, issuable in shares of Class D Common Stock and UWM Class B Common Units, if the price of the Class A Stock exceeds certain thresholds during the five-year period following the Closing. The maximum number of shares to be issued in connection with the earn-out will not exceed six percent of the Company Equity Value, divided by $10.00. You are being asked to vote on the Business Combination.

Following the Closing, the Company will be organized in an “Up-C” structure in which all of the business of UWM will be held directly or indirectly by UWM LLC, and the Company’s direct assets will consist of the UWM Class A Common Units as well as cash. Following the Closing, the Company is expected to own approximately six percent of the UWM Common Units and will control UWM LLC as the sole manager of UWM LLC in accordance with the terms of the amended and restated limited liability company agreement of UWM LLC (the “UWM A&R LLCA”) to be entered into in connection with the Closing. SFS Corp. is expected to retain approximately 94% of the UWM Common Units. Each UWM Class B Common Unit to be held by SFS Corp. may be exchanged, along with the stapled Class D Stock, for either, at the Company’s option, (a) cash or (b) one share of the Class B Stock, which will be identical to the Class A Stock except that it will entitle the holder to ten votes per share. Each share of Class B Stock is convertible into one share of Class A Stock upon the transfer or assignment of such share from SFS Corp. to a non-affiliated third-party.

Following the Closing, the Company will have four classes of authorized common stock. The Class A Stock and the Class C Stock will have one vote per share. The Class B Stock and the Class D Stock will have ten votes per share. The holders of Class C Stock and Class D Stock will not have any of the economic rights (including rights to dividends and distributions upon liquidation) provided to holders of Class A Stock and Class B Stock. SFS Corp., which is controlled by Mat Ishbia, the CEO and President of UWM, and Jeff Ishbia, the founder of UWM, will hold 100% of the Class D Stock and will control 79% of the combined voting power of the capital stock of the Post-Combination Company.

The Company Equity Value is defined in the Business Combination Agreement as $16,052,000,000 minus, as of 5:00 p.m., Eastern Time, on the business day immediately prior to the Closing Date, (a)(i) the amount of cash available to us in the Company’s trust account (the “Trust Account”), plus (ii) the net amount of funds held by the Company from the Private Placement, plus (iii) all funds held by the Company outside of the Trust Account (collectively, the “Available Cash”), minus (b) the amount, if any, by which the Closing Cash is less than $1,400,000,000 (as modified for “Excess Debt Proceeds”, the “Closing Cash Target”), plus (c) an amount, if any, by which the Closing Cash exceeds the Closing Cash Target, provided that such excess shall not exceed $200,000,000 (the “Company Equity Value”). “Closing Cash” is equal to (i) the consolidated unrestricted free cash and cash equivalents of UWM LLC, UWM and UWM’s subsidiaries, plus (ii) the Available Cash, minus (iii) the aggregate amount of incurred and unpaid transaction expenses of the Company. If UWM or its subsidiaries issues unsecured senior debt in excess of $1,200,000,000 prior to the Closing, the Closing Cash Target shall be increased on a dollar for dollar basis equal to the amount of such excess.

In connection with the Closing, the Class F Stock, issued prior to the initial public offering of the Company on January 28, 2020 (the “Founder Shares”), held by our sponsor, Gores Sponsor IV, LLC (the “Sponsor”), and certain other Company stockholders will automatically convert into shares of Class A Stock on a one-for-one basis and will continue to be subject to the transfer restrictions applicable to the Founder Shares.

At the Special Meeting, Company stockholders will be asked to consider and vote upon a proposal (the “Business Combination Proposal” or “Proposal No. 1”) to approve the Business Combination Agreement, a copy of which is attached to the accompanying proxy statement as Annex A, and the transactions contemplated thereby (the “Business Combination”). In addition, you are being asked to consider and vote upon: (i) a proposal to approve, for purposes of complying with applicable Nasdaq listing rules, the issuance of more than 20% of the Company’s issued and outstanding Common Stock and voting power in connection with the Business Combination and the Private Placement (the “Nasdaq Proposal” or “Proposal No. 2”); (ii) a proposal to adopt the Second Amended and Restated Certificate of Incorporation (the “Proposed Charter”) in the form attached hereto as Annex B (the “Charter Approval Proposal” or “Proposal No. 3”); (iii) a separate proposal with respect to certain governance provisions in the Proposed Charter, which are being separately presented in accordance with SEC requirements and which will be voted upon on a non-binding advisory basis (the “Governance Proposal” or “Proposal No. 4”); (iv) a proposal to elect nine directors to serve staggered terms on our Board until the 2022, 2023 and 2024 annual meetings of stockholders, as applicable, and until their respective successors are duly elected and qualified (the “Director Election Proposal” or “Proposal No. 5”); (v) a proposal to approve and adopt the UWM Corporation 2020 Omnibus Incentive Plan, a copy of which is attached hereto as Annex G (the “Incentive Plan”), including the authorization of the initial share reserve under the Incentive Plan (the “Incentive Plan Proposal” or “Proposal No. 6”); and (vi) a proposal to adjourn the Special Meeting to a later date or dates, (A) to ensure that any supplement or amendment to the accompanying proxy statement that the Board has determined in good faith is required by applicable law to be disclosed to the Company stockholders and for such supplement or amendment to be promptly disseminated to Company stockholders prior to the Special Meeting, (B) if, as of the time for which the Special meeting is originally scheduled, there are insufficient shares of Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Special Meeting or (C) to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Approval Proposal, the Director Election Proposal or the Incentive Plan Proposal (the “Adjournment Proposal” or “Proposal No. 7”).

Each of these proposals is more fully described in the accompanying proxy statement, which each stockholder is encouraged to read carefully.

Our publicly-traded Class A Stock, Public Units and Public Warrants are currently listed on the Nasdaq Capital Market under the symbols “GHIV,” “GHIVU” and “GHIVW,” respectively. We intend to apply to list our publicly-traded Class A Stock and Public Warrants on the NYSE under the symbols “UWMC” and “UWMCW,” respectively, upon the closing of the Business Combination.

Pursuant to our current certificate of incorporation, we are providing our Public Stockholders with the opportunity to redeem, upon the closing of the Business Combination, shares of Class A Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Closing of the Business Combination (which includes any portion of the interest earned on the funds held in the Trust Account and not previously released to us to fund (i) working capital requirements and (ii) regulatory compliance requirements and other costs related thereto (“Regulatory Withdrawals”) (up to an aggregate of $1,100,000 annually) and (iii) to pay our franchise and income taxes). The per-share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commission totaling $14,875,000 that we will pay to the underwriters of our IPO or transaction expenses incurred in connection with the Business Combination. For illustrative purposes, based on the balance of the Trust Account of $425,323,144 as of September 30, 2020, the estimated per share redemption price would have been approximately $10.01. Public Stockholders may elect to redeem their shares even if they vote for or against the Business Combination. A Public Stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 20% of the shares of Class A Stock included in the Public Units sold in our IPO. We refer to this as the “20% threshold.” We have no specified maximum redemption threshold under our current certificate of incorporation, other than the aforementioned 20% threshold. Each redemption of shares of Class A Stock by our Public Stockholders will reduce the amount in the Trust Account. The Business Combination Agreement provides that the obligation of SFS Corp., UWM LLC and UWM (the “UWM Entities”) to consummate the Business Combination is conditioned on the total of (i) the amount in the Trust Account, after giving effect to redemptions of Public Shares, (ii) the proceeds from the Private Placement and (iii) all funds held by us outside of the Trust Account and immediately available to us, equaling or exceeding $712,500,000. This condition to closing in the Business Combination Agreement is for the sole benefit of the UWM Entities and may be waived by the UWM Entities. If, as a result of redemptions of Class A Stock by our Public Stockholders, this condition is not met (or waived), then the UWM Entities may elect not to consummate the Business Combination. In addition, in no event will we redeem shares of our Class A Stock in an amount that would result in the Company’s failure to have net tangible assets equaling or exceeding $5,000,001. Holders of our outstanding Public Warrants do not have redemption rights in connection with the Business Combination. Unless otherwise specified, the information in the accompanying proxy statement assumes that none of our Public Stockholders exercise their redemption rights with respect to their shares of Class A Stock.

Our Sponsor and current independent directors (our “Initial Stockholders”), as well as our officers and other current directors, have agreed to waive their redemption rights with respect to their shares of Common Stock in connection with the consummation of the Business Combination, and the Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Our Initial Stockholders have also agreed to waive their right to a conversion price adjustment with respect to any shares of our Common Stock they may hold in connection with the consummation of the Business Combination. Currently, our Initial Stockholders own 20% of our issued and outstanding shares of Common Stock, including all of the Founder Shares. Our Initial Stockholders, directors and officers have agreed to vote any shares of the Company’s Common Stock owned by them in favor of the Business Combination. The Founder Shares are subject to transfer restrictions.

We are providing the accompanying proxy statement and accompanying proxy card to our stockholders in connection with the solicitation of proxies to be voted at the Special Meeting (including following any adjournments or postponements of the Special Meeting). Information about the Special Meeting, the Business Combination and other related business to be considered by the Company’s stockholders at the Special Meeting is included in the accompanying proxy statement. Whether or not you plan to attend the Special Meeting, we urge all Company stockholders to read the accompanying proxy statement, including the Annexes and the accompanying financial statements of the Company and UWM, carefully and in their entirety. In particular, we urge you to read carefully the section entitled “Risk Factors” beginning on page 59 of the accompanying proxy statement.

After careful consideration, our Board has unanimously approved the Business Combination Agreement and the Business Combination, and unanimously recommends that our stockholders vote “FOR” approval of the Business Combination Agreement and the Business Combination, and “FOR” all other proposals presented to our stockholders in the accompanying proxy statement. When you consider the Board’s recommendation of these proposals, you should keep in mind that our directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. Please see the section entitled “Proposal No. 1—Approval of the Business Combination—Interests of Certain Persons in the Business Combination” for additional information.

Approval of (i) the Business Combination Proposal, (ii) the Nasdaq Proposal, (iii) the Governance Proposal, (iv) the Incentive Proposal and (v) the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person or by proxy and entitled to vote at the Special Meeting. Approval of the Charter Approval Proposal requires the affirmative vote of holders of a majority of our outstanding shares of Common Stock entitled to vote thereon at the Special Meeting. Directors are elected by a plurality of the votes cast in the Director Election Proposal; this means that the nine individuals nominated for election to the Board who receive the most “FOR” votes (among the shares of our Common Stock represented in person or by proxy and entitled to vote thereon at the Special Meeting) will be elected.

Your vote is very important. Whether or not you plan to attend the Special Meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement to make sure that your shares are represented at the Special Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Special Meeting. Unless waived by the parties to the Business Combination Agreement, the Closing of the Business Combination is conditioned upon the approval of each of the Business Combination Proposal, the Nasdaq Proposal and the Charter Approval Proposal. If any of those proposals are not approved, we will not consummate the Business Combination. The Election of Directors Proposal and the Incentive Plan Proposal are conditioned on the approval of the Business Combination Proposal. The Governance Proposal and the Adjournment Proposal are not conditioned on the approval of any other proposal set forth in this proxy statement.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” each of the proposals presented at the Special Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Special Meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Special Meeting. If you are a stockholder of record and you attend the Special Meeting and wish to vote in person, you may withdraw your proxy and vote in person.

TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND THAT THE COMPANY REDEEM YOUR SHARES FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO THE COMPANY’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT SUCH MEETING. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS.

On behalf of our Board, I would like to thank you for your support of Gores Holdings IV, Inc. and look forward to a successful completion of the Business Combination.

Sincerely,
December 16, 2020

Alec E. Gores
Chairman of the Board of Directors

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

The accompanying proxy statement is dated December 16, 2020 and is expected to be first mailed to Company stockholders on or about December 21, 2020.

NOTICE OF SPECIAL MEETING IN LIEU OF 2021 ANNUAL MEETING OF

STOCKHOLDERS OF GORES HOLDINGS IV, INC.

TO BE HELD JANUARY 20, 2021

To the Stockholders of Gores Holdings IV, Inc.:

NOTICE IS HEREBY GIVEN that a special meeting in lieu of the 2021 annual meeting of the stockholders of Gores Holdings IV, Inc., a Delaware corporation (the “Company”), which, in light of public health concerns regarding the coronavirus (COVID-19) pandemic, will be held via live webcast at https://www.cstproxy.com/goresholdingsiv/2021 on January 20, 2021, at 9:00 a.m. Eastern Time (the “Special Meeting”). The Special Meeting can be accessed by visiting https://www.cstproxy.com/goresholdingsiv/2021, where you will be able to listen to the meeting live and vote during the meeting. Additionally, you have the option to listen to the Special Meeting by dialing +1 888-965-8995 (toll-free within the U.S. and Canada) or +1 415-655-0243 (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is 45561260#, but please note that you cannot vote or ask questions if you choose to participate telephonically. Please note that you will only be able to access the Special Meeting by means of remote communication.

You are cordially invited to attend the Special Meeting to conduct the following items of business:

(1)

Business Combination Proposal—To consider and vote upon a proposal (the “Business Combination Proposal” or “Proposal No. 1”) to approve the Business Combination Agreement, dated as of September 22, 2020 (as it may be amended from time to time, the “Business Combination Agreement”), by and among the Company, SFS Holding Corp., a Michigan corporation (“SFS Corp.”), United Wholesale Mortgage, LLC (f/k/a United Shore Financial Services, LLC), a Michigan limited liability company (“UWM”), and UWM Holdings, LLC, a Delaware limited liability company (“UWM LLC”), a copy of which is attached to this proxy statement as Annex A, and the transactions contemplated thereby. At the closing of the transactions contemplated by the Business Combination Agreement (the “Closing” and, such date, the “Closing Date”), a series of transactions will occur, including the following: (i) UWM LLC will issue to SFS Corp. Class B membership interests in UWM LLC (the “UWM Class B Common Units”) equal to the quotient of the Company Equity Value (as defined below) divided by $10.00, minus the number of shares of the Company’s Class F Common Stock, par value $0.0001 per share (the “Class F Stock”), outstanding immediately prior to the Closing; (b) the Company will contribute to UWM LLC approximately $895,000,000 in cash (which is net of expenses) assuming no redemptions by the Company’s stockholders; (c) UWM LLC will issue to the Company Class A membership interests in UWM LLC (the “UWM Class A Common Units” and, together with the UWM Class B Common Units, the “UWM Common Units”) equal to the number shares of the Company’s Class A Common Stock, par value $0.0001 per share (the “Class A Stock”), outstanding immediately prior to the Closing (after giving effect to (i) redemptions by the Company’s stockholders, if any, (ii) the conversion of shares of the Company’s Class F Stock into shares of Class A Stock and (iii) the issuance of shares of Class A Stock to certain investors who have agreed to purchase from us an aggregate of 50,000,000 shares of Class A Stock); and (d) the Company will issue to SFS Corp. shares of the Company’s Class D Common Stock, no par value (the “Class D Stock”), equal to the number of UWM Class B Common Units issued by UWM LLC to SFS Corp. pursuant to clause “(a)” above (collectively, with the other transactions contemplated by the Business Combination Agreement, the “Business Combination”). In addition to the consideration to be paid at the Closing, SFS Corp. may receive earn-out shares from the Company, issuable in shares of Class D Stock and UWM Class B Common Units, if the price of the Class A Stock exceeds certain thresholds during the five-year period following the Closing. The maximum number of shares to be issued in connection with the earn-out will not exceed six percent of the Company Equity Value, divided by $10.00.

Following the Closing, the Company will have four classes of authorized common stock. The Class A Stock and the Class C Stock will have one vote per share. The Class B Stock and the Class D Stock will have ten votes per share. SFS Corp., which is controlled by Mat Ishbia, the CEO and President of UWM, and Jeff Ishbia, the founder of UWM, will hold 100% of the Class D Stock and will control 79% of the combined voting power of the capital stock of the Post-Combination Company (Proposal No. 1);

(2)

Nasdaq Proposal—To consider and vote upon a proposal to approve, for purposes of complying with applicable Nasdaq listing rules, the issuance of more than 20% of the issued and outstanding common stock, par value $0.0001 per share, of the Company (the “Class A Stock”) and Class F common stock, par value $0.0001 per share, of the Company (the “Class F Stock” and, prior to the effectiveness of the Proposed Charter, the Class A Stock together with the Class F Stock, and, upon the effectiveness of the Proposed Charter, the Class A Stock, Class B Stock, Class C Stock and Class D Stock, together, the “Common Stock”) and voting power in connection with the Business Combination and the Private Placement (as defined below) (Proposal No. 2);

(3)

Charter Approval Proposal—To consider and act upon a proposal to adopt the proposed Second Amended and Restated Certificate of Incorporation of the Company (the “Proposed Charter”) in the form attached hereto as Annex B (Proposal No. 3);

(4)

Governance Proposal—To consider and act upon, on a non-binding advisory basis, a separate proposal with respect to certain governance provisions in the Proposed Charter in accordance with United States Securities and Exchange Commission (“SEC”) requirements (Proposal No. 4);

(5)

Director Election Proposal—To consider and vote upon a proposal to elect nine directors to serve staggered terms on our Board until the 2022, 2023 and 2024 annual meetings of stockholders, as applicable, and until their respective successors are duly elected and qualified (Proposal No. 5);

(6)

Incentive Plan Proposal—To consider and vote upon a proposal to approve and adopt the UWM Corporation 2020 Omnibus Incentive Plan (the “Incentive Plan”), including the authorization of the initial share reserve under the Incentive Plan, a copy of which is attached as Annex G (Proposal No. 6); and

(7)

Adjournment Proposal—To consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, (A) to ensure that any supplement or amendment to this proxy statement that the Board has determined in good faith is required by applicable law to be disclosed to the Company stockholders and for such supplement or amendment to be promptly disseminated to Company stockholders prior to the Special Meeting, (B) if, as of the time for which the Special meeting is originally scheduled, there are insufficient shares of Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Special Meeting or (C) to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Approval Proposal or the Incentive Plan Proposal. This proposal will only be presented at the Special Meeting if there are not sufficient votes to approve the Business Combination Proposal, the Nasdaq Proposal, the Charter Approval Proposal or the Incentive Plan Proposal (Proposal No. 7).

The above matters are more fully described in this proxy statement, which also includes, as Annex A, a copy of the Business Combination Agreement. We urge you to read carefully this proxy statement in its entirety, including the Annexes and accompanying financial statements of the Company and UWM.

The record date for the Special Meeting is December 15, 2020. Only stockholders of record at the close of business on that date may vote at the Special Meeting or any adjournment thereof. A complete list of our stockholders of record entitled to vote at the Special Meeting will be available for ten days before the Special Meeting at our principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the Special Meeting.

Gores Sponsor IV, LLC, a Delaware limited liability company (our “Sponsor”), and Mr. Randall Bort, Mr. William Patton and Mr. Jeffrey Rea, the Company’s independent directors (together with the Sponsor, the “Initial Stockholders”), officers and other current directors have agreed to vote any of the shares of Class F Stock that are currently owned by our Initial Stockholders (the “Founder Shares”) and any Public Shares purchased during or after our initial public offering (our “IPO”) in favor of our Business Combination. Currently, our Initial Stockholders own 20% of our issued and outstanding shares of Common Stock, including all of the Founder Shares.

Pursuant to our current certificate of incorporation, we will provide our Public Stockholders with the opportunity to redeem, upon the closing of the Business Combination, shares of the Company’s Class A Stock then held by them for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Closing of the Business Combination (which includes any portion of the interest earned on the funds held in the Trust Account and not previously released to us to fund (i) working capital requirements and (ii) regulatory compliance requirements and other costs related thereto (“Regulatory Withdrawals”) (up to an aggregate of $1,100,000 annually) and (iii) to pay our franchise and income taxes). The per-share amount we will distribute to our stockholders who properly redeem their shares will not be reduced by the deferred underwriting commission totaling $14,875,000 that we will pay to the underwriters of our IPO, as well as other transaction expenses incurred in connection with the Business Combination. For illustrative purposes, based on the balance of our Trust Account of $425,323,144 as of September 30, 2020, the estimated per share redemption price would have been approximately $10.01. Public Stockholders may elect to redeem their shares even if they vote for or against the Business Combination. A Public Stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 20% of the shares of Common Stock included in the Public Units sold in our IPO. We have no specified maximum redemption threshold under our current certificate of incorporation, other than the aforementioned 20% threshold. Each redemption of shares of Class A Stock by our Public Stockholders will reduce the amount in the Trust Account. The Business Combination Agreement provides that the obligation of SFS Corp., UWM LLC and UWM (the “UWM Entities”) to consummate the Business Combination is conditioned on the total of (i) the amount in the Trust Account, after giving effect to redemptions of Public Shares, (ii) the proceeds from the Private Placement and (iii) all funds held by us outside of the Trust Account and immediately available to us, equaling or exceeding $712,500,000. This condition to closing in the Business Combination Agreement is for the sole benefit of the UWM Entities and may be waived by the UWM Entities. If, as a result of redemptions of Class A Stock by our Public Stockholders, this condition is not met (or waived), then the UWM Entities may elect not to consummate the Business Combination. In addition, in no event will we redeem shares of our Class A Stock in an amount that would result in the Company’s failure to have net tangible assets in equaling or exceeding $5,000,001. Holders of our outstanding Public Warrants do not have redemption rights in connection with the Business Combination.

Our Initial Stockholders, current officers and other current directors have agreed to waive their redemption rights with respect to their shares of our Common Stock in connection with the consummation of the Business Combination, and the Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Our Initial Stockholders have also agreed to waive their right to a conversion price adjustment with respect to any shares of our Common Stock they may hold in connection with the consummation of the Business Combination.

The Closing of the Business Combination is conditioned on the approval of each of the Business Combination Proposal, the Charter Approval Proposal, and the Nasdaq proposal. If any of those proposals are not approved, we will not consummate the Business Combination. The Election of Directors Proposal and the Incentive Plan Proposal are conditioned on the approval of the Business Combination Proposal. The Governance Proposal and the Adjournment Proposal are not conditioned on the approval of any other proposal set forth in this proxy statement.

We anticipate raising additional proceeds to fund the Business Combination and related transactions through a private placement pursuant to which certain investors have agreed to purchase an aggregate of 50,000,000 shares of Class A Stock (the “Private Placement”) for a discounted price of $10.00 per share for an aggregate commitment of approximately $500,000,000.

A majority of the issued and outstanding shares of the Company’s Common Stock entitled to vote as of the record date at the Special Meeting must be present, in person or represented by proxy, at the Special Meeting to constitute a quorum and in order to conduct business at the Special Meeting. Approval of (i) the Business Combination Proposal, (ii) the Nasdaq Proposal, (iii) the Governance Proposal, (iv) the Incentive Proposal and

(v) the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person or by proxy and entitled to vote at the Special Meeting. Approval of the Charter Approval Proposal requires the affirmative vote of holders of a majority of our outstanding shares of Common Stock entitled to vote thereon at the Special Meeting. Directors are elected by a plurality of the votes cast in the Director Election Proposal; this means that the nine individuals nominated for election to the Board who receive the most “FOR” votes (among the shares of our Common Stock represented in person or by proxy and entitled to vote thereon at the Special Meeting) will be elected. The Board unanimously recommends that you vote “FOR” each of these proposals.

By Order of the Board of Directors

Alec E. Gores
Chairman of the Board of Directors

Beverly Hills, California

December 16, 2020

SUMMARY TERM SHEET	1
FREQUENTLY USED TERMS	6
QUESTIONS AND ANSWERS ABOUT THE PROPOSALS FOR STOCKHOLDERS	11
SUMMARY OF THE PROXY STATEMENT	29
SELECTED HISTORICAL FINANCIAL INFORMATION OF THE COMPANY	49
SELECTED CONSOLIDATED HISTORICAL FINANCIAL AND OTHER INFORMATION OF UWM	51
SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	54
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	56
RISK FACTORS	59
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	111
COMPARATIVE SHARE INFORMATION	127
SPECIAL MEETING IN LIEU OF 2021 ANNUAL MEETING OF COMPANY STOCKHOLDERS	129
PROPOSAL NO. 1—APPROVAL OF THE BUSINESS COMBINATION	137
PROPOSAL NO. 2—APPROVAL OF THE ISSUANCE OF MORE THAN 20% OF THE COMPANY’S ISSUED AND OUTSTANDING COMMON STOCK IN CONNECTION WITH THE BUSINESS COMBINATION AND THE PRIVATE PLACEMENT	180
PROPOSAL NO. 3—APPROVAL OF THE PROPOSED CHARTER	182
PROPOSAL NO. 4—APPROVAL OF CERTAIN GOVERNANCE PROVISIONS IN THE PROPOSED CHARTER	188
PROPOSAL NO. 5—ELECTION OF DIRECTORS TO THE BOARD OF DIRECTORS	191
PROPOSAL NO. 6—APPROVAL OF THE INCENTIVE PLAN, INCLUDING THE AUTHORIZATION OF THE INITIAL SHARE RESERVE UNDER THE INCENTIVE PLAN	194
PROPOSAL NO. 7—THE ADJOURNMENT PROPOSAL	200
INFORMATION ABOUT THE COMPANY	201
THE COMPANY’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	214
UWM’S BUSINESS	219
UWM’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	241
UWM MANAGEMENT	266
EXECUTIVE COMPENSATION	267
MANAGEMENT AFTER THE BUSINESS COMBINATION	272
DESCRIPTION OF SECURITIES	279
BENEFICIAL OWNERSHIP OF SECURITIES	296
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	299
PRICE RANGE OF SECURITIES AND DIVIDENDS	303
INDEPENDENT REGISTERED ACCOUNTING FIRMS	304
APPRAISAL RIGHTS	304
HOUSEHOLDING INFORMATION	304
TRANSFER AGENT AND REGISTRAR	304
SUBMISSION OF STOCKHOLDER PROPOSALS	304
FUTURE STOCKHOLDER PROPOSALS	305
WHERE YOU CAN FIND MORE INFORMATION	306
INDEX TO CONSOLIDATED FINANCIAL INFORMATION	F-1

i

ANNEXES

ii

SUMMARY TERM SHEET

This summary term sheet, together with the sections entitled “Questions and Answers About the Proposals for Stockholders” and “Summary of the Proxy Statement,” summarizes certain information contained in this proxy statement, but does not contain all of the information that is important to you. You should read carefully this entire proxy statement, including the attached Annexes, for a more complete understanding of the matters to be considered at the Special Meeting. In addition, for definitions used commonly throughout this proxy statement, including this summary term sheet, please see the section entitled “Frequently Used Terms.”

•

Gores Holdings IV, Inc., a Delaware corporation, which we refer to as “we,” “us,” “our,” or the “Company,” is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

•

There are currently 53,125,000 shares of Common Stock, par value $0.0001 per share, of the Company, issued and outstanding, consisting of (i) 42,500,000 shares of Class A Stock originally sold as part of the IPO, and (ii) 10,625,000 shares of Class F Stock that were initially issued to our Sponsor, prior to our IPO. There are currently no shares of Company preferred stock issued and outstanding. In addition, we issued 10,625,000 Public Warrants to purchase Class A Stock (originally sold as part of the Public Units issued in our IPO) as part of our IPO along with 5,250,000 Private Placement Warrants issued to our Sponsor in a private placement on January 28, 2020 (the “IPO Closing Date”). Each Public Warrant entitles its holder to purchase one share of our Class A Stock at an exercise price of $11.50 per share, to be exercised only for a whole number of shares of our Class A Stock. The Public Warrants will become exercisable on the later of 30 days after the completion of our initial business combination or 12 months from the closing of the IPO, and they expire five years after the completion of our initial business combination or earlier upon redemption or liquidation. Once the Public Warrants become exercisable, the Company may redeem the outstanding Public Warrants at a price of $0.01 per warrant, if the last sale price of the Company’s Class A Stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading day period ending on the third business day before the Company sends the notice of redemption to the warrant holders. The Private Placement Warrants, however, are non-redeemable so long as they are held by our Sponsor or its permitted transferees. For more information regarding the Public Warrants, please see the section entitled “Description of Securities.”

•

UWM is currently a wholly owned subsidiary of SFS Corp. Prior to the Closing, SFS Corp. will contribute all of the membership interests of UWM to UWM LLC such that, after the contribution, UWM will be a wholly owned subsidiary of UWM LLC.

•

The amount of cash consideration payable to UWM LLC at the Closing is (a) the Available Cash minus (b) certain transaction fees and expenses of the Company and minus (c) additional amounts that may be mutually agreed upon by the Company and UWM. The consideration to be distributed to SFS Corp. at the Closing will consist of (i) a number of UWM Class B Common Units equal to (A) the quotient of the Company Equity Value divided by $10.00, minus (B) the number of outstanding shares of Class F Stock as of immediately prior to the Closing, and (ii) a number of shares of Class D Stock equal to the number of UWM Class B Common Units issued by UWM LLC to SFS Corp. pursuant to clause (i) above. For more information about the Business Combination Agreement, please see the section entitled “Proposal No. 1—Approval of the Business Combination—The Business Combination Agreement.”

•

The Private Placement Investors have agreed to purchase in the aggregate 50,000,000 shares of Class A Stock, for approximately $500,000,000 of gross proceeds, in the Private Placement. In this proxy statement, we assume that all of the gross proceeds from the Private Placement, in addition to funds from the Company’s trust account (the “Trust Account”) available to the Company, plus any interest accrued thereon, will be used to fund the cash consideration payable pursuant to the Business Combination Agreement and the payment of certain transaction expenses.

•

It is anticipated that, upon completion of the Business Combination, and assuming that no shares are elected to be redeemed: (i) the Company’s Public Stockholders (other than the Private Placement Investors) will retain an economic interest of approximately 41% of the capital stock of the Post-Combination Company; (ii) the Private Placement Investors will hold an economic interest of approximately 49% of the capital stock of the Post-Combination Company (such that Public Stockholders, including Private Placement Investors, will own approximately 90% of the Post-Combination Company); and (iii) our Initial Stockholders (including our Sponsor) will retain an economic interest of approximately 10% of the capital stock of the Post-Combination Company. SFS Corp. will not have any economic interest in the capital stock of the Post-Combination Company, but will hold 79% of the combined voting power of the capital stock of the Post-Combination Company, through its ownership of Class D Stock, due to the Voting Limitation. Without the Voting Limitation, SFS Corp. would have 99% of the combined voting power capital stock of the Post-Combination Company. It is anticipated that, upon completion of the Business Combination, and assuming that no shares are elected to be redeemed: (a) the Post-Combination Company will hold approximately 6% of the outstanding UWM Common Units and (b) SFS Corp. will hold approximately 94% of the outstanding UWM Common Units. UWM LLC, in turn, will own 100% of UWM, the operating company.

In addition, subject to the approval of the Incentive Plan Proposal and the authorization of the initial share reserve, the Company will have the ability to issue up to 80,000,000 shares of Class A Stock pursuant to awards under the Incentive Plan.

•

The ownership percentage with respect to the Post-Combination Company following the Business Combination (i) does not take into account (a) warrants to purchase Class A Stock that will remain outstanding immediately following the Business Combination, (b) the issuance of any shares upon completion of the Business Combination under the Incentive Plan, or (c) any Earn-Out Shares that may be issued to SFS Corp. if the price of the Class A Stock exceeds certain thresholds during the five-year period following the Closing, but (ii) does include Founder Shares, which will be converted into shares of Class A Stock at the closing of the Business Combination on a one-for-one basis. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by the Company’s existing stockholders in the Post-Combination Company will be different. For more information, please see the sections entitled “Summary of the Proxy Statement—Impact of the Business Combination on the Company’s Public Float,” “Unaudited Pro Forma Condensed Combined Financial Information” and “Proposal No. 6—Approval of the Incentive Plan, Including the Authorization of the Initial Share Reserve Under the Incentive Plan.”

•

Pursuant to the Proposed Charter, the Class A Stock and Class C Stock will each provide holders with one vote on all matters submitted to a vote of stockholders, and the Class B Stock and Class D Stock will each provide holders with 10 votes on all matters submitted to a vote of stockholders. The holders of Class C Stock and Class D Stock will not have any of the economic rights (including rights to dividends and distributions upon liquidation) provided to holders of Class A Stock and Class B Stock. These attributes are summarized in the following table:

Class of Common Stock	Votes	Economic Rights
Class A Stock	1	Yes
Class B Stock	10	Yes
Class C Stock	1	No
Class D Stock	10	No

The Restated Charter provides that, in no event shall a holder of Common Stock, together with one or more other “includable corporations” (as defined in the Code) of such holder or entities disregarded as separate from such holder for U.S federal income tax purposes, be entitled to vote in excess of 79% of the voting power of the holders of the outstanding shares then voting together as a single class on such matter (the “Voting Limitation”).

•

The Proposed Charter provides that each share of Class B Stock and Class D Stock, as applicable, will automatically convert into one share of Class A Stock or Class C Stock, as applicable, (a) upon any sale or other transfer of such share to a third party other than a permitted transferee or (b) if SFS Corp. owns less than 10% of the outstanding Common Stock.

•

Our management and Board considered various factors in determining whether to approve the Business Combination Agreement and the Business Combination, including the size and breadth of UWM’s business, including that UWM is currently the #2 mortgage originator and the #1 wholesale mortgage originator, and UWM’s consistent growth and accelerating scale. For more information about our decision-making process, see the section entitled “Proposal No. 1—Approval of the Business Combination—The Company’s Board of Directors’ Reasons for the Approval of the Business Combination.”

•

Pursuant to our current certificate of incorporation, in connection with the Business Combination, holders of our Public Shares may elect to have their Class A Stock redeemed for cash at the applicable redemption price per share calculated in accordance with our current certificate of incorporation. As of September 30, 2020, the redemption price would have been approximately $10.01 per share. If a holder exercises its redemption rights, then such holder will be exchanging its shares of our Class A Stock for cash and will no longer own shares of the Post-Combination Company. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our Transfer Agent, Continental Stock Transfer & Trust Company, at least two business days prior to the Special Meeting. Please see the section entitled “Special Meeting in Lieu of 2021 Annual Meeting of Company Stockholders—Redemption Rights.”

•	In addition to voting to approve the Business Combination Proposal at the Special Meeting, the stockholders of the Company will be asked to vote on:

•

a proposal to approve, for purposes of complying with applicable Nasdaq Listing Rules, the issuance of more than 20% of the Company’s issued and outstanding Common Stock in connection with the Business Combination and the Private Placement (the “Nasdaq Proposal” or “Proposal No. 2”);

•	a proposal to adopt the Proposed Charter in the form attached hereto as Annex B (the “Charter Approval Proposal” or “Proposal No. 3”);

•

a separate proposal with respect to certain governance provisions in the Proposed Charter, which are being separately presented in accordance with SEC requirements and which will be voted upon on a non-binding advisory basis (the “Governance Proposal” or “Proposal No. 4”);

•

a proposal to elect nine directors to serve staggered terms on our Board until the 2022, 2023 and 2024 annual meetings of stockholders, as applicable, and until their respective successors are duly elected and qualified (the “Director Election Proposal” or “Proposal No. 5”);

•

a proposal to approve and adopt the Incentive Plan, including the authorization of the initial share reserve under the Incentive Plan attached hereto as Annex G (the “Incentive Plan Proposal” or “Proposal No. 6”); and

•

a proposal to adjourn the Special Meeting to a later date or dates, (A) to ensure that any supplement or amendment to this proxy statement that the Board has determined in good faith is required by applicable law to be disclosed to Company stockholders and for such supplement or amendment to be promptly disseminated to Company stockholders prior to the Special Meeting, (B) if, as of the time for which the Special meeting is originally scheduled, there are insufficient shares of Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Special Meeting or (C) to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Approval Proposal, the

Director Election Proposal or the Incentive Plan Proposal (the “Adjournment Proposal” or “Proposal No. 7”).

Please see the sections entitled “Proposal No. 1—Approval of the Business Combination,” “Proposal No. 2—Approval of the Issuance of More than 20% of the Company’s Issued and Outstanding Common Stock in Connection with the Business Combination and the Private Placement,” “Proposal No. 3—Approval of the Proposed Charter,” “Proposal No. 4—Approval of Certain Governance Provisions in the Proposed Charter,” “Proposal No. 5—Election of Directors to the Board of Directors,” “Proposal No. 6—Approval of the Incentive Plan, Including the Authorization of the Initial Share Reserve under the Incentive Plan,” and “Proposal No. 7—The Adjournment Proposal.” The Business Combination is conditioned on the approval of the Business Combination Proposal, the Nasdaq Proposal and the Charter Approval Proposal at the Special Meeting. Each of the proposals other than the Business Combination Proposal, the Nasdaq Proposal and the Charter Approval Proposal is conditioned on the approval of the Business Combination Proposal, the Nasdaq Proposal and the Charter Approval Proposal, other than the Governance Proposal and the Adjournment Proposal, which are not conditioned on the approval of any other proposal set forth in this proxy statement.

•

Upon consummation of the Business Combination, our Board anticipates increasing its initial size from four directors to nine directors, with each Class I director having a term that expires at the post-combination company’s annual meeting of stockholders in 2022, each Class II director having a term that expires at the Post-Combination Company’s annual meeting of stockholders in 2023 and each Class III director having a term that expires at the Post-Combination Company’s annual meeting of stockholders in 2024, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death. Please see the sections entitled “Proposal No. 5—Election of Directors to the Board of Directors” and “Management After the Business Combination” for additional information.

•

Unless waived by the parties to the Business Combination Agreement, and subject to applicable law, the closing of the Business Combination is subject to a number of conditions set forth in the Business Combination Agreement including, among others, receipt of certain state and federal regulatory approvals, receipt of certain stockholder approvals contemplated by this proxy statement and the availability of minimum cash amounts at closing. For more information about the closing conditions to the Business Combination, please see the section entitled “Proposal No. 1—Approval of the Business Combination—The Business Combination Agreement—Conditions to Closing of the Business Combination.”

•

The Business Combination Agreement may be terminated at any time prior to the consummation of the Business Combination upon agreement of the parties thereto, or by the Company, on the one hand, or SFS Corp. and UWM LLC, on the other hand, in specified circumstances. For more information about the termination rights under the Business Combination Agreement, please see the section entitled “Proposal No. 1—Approval of the Business Combination—The Business Combination Agreement—Termination.”

•	The proposed Business Combination involves numerous risks. For more information about these risks, please see the section entitled “Risk Factors.”

In considering the recommendation of our Board to vote for the proposals presented at the Special Meeting, including the Business Combination Proposal, you should be aware that aside from their interests as stockholders, our Sponsor and certain members of our Board and officers have interests in the Business Combination that are different from, or in addition to, the interests of our stockholders generally. Our Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination and transaction agreements and in recommending to our stockholders that they vote in favor of the proposals presented at the Special Meeting, including the Business Combination Proposal. Stockholders should take these interests into account in deciding whether to approve the proposals presented at the Special Meeting, including the Business Combination Proposal. These interests include, among other things:

•	the fact that our Initial Stockholders have agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve the proposed Business Combination;

•

the fact that our Initial Stockholders have agreed to waive their rights to conversion price adjustments with respect to any shares of our Common Stock they may hold in connection with the consummation of the Business Combination;

•

the fact that our Sponsor paid an aggregate of $25,000 for 11,500,000 Founder Shares in July, 2019 and, after giving effect to the cancellation of 875,000 Founder Shares on March 9, 2020, the remaining 10,625,000 Founder Shares will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $106,250,000 but, given the restrictions on such shares, we believe such shares have less value;

•

the fact that our Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete an initial business combination by January 28, 2022;

•

the fact that our Sponsor paid an aggregate of approximately $10,500,000 for its 5,250,000 Private Placement Warrants to purchase shares of Class A Stock and that such Private Placement Warrants will expire worthless if a business combination is not consummated by January 28, 2022;

•

the continued right of our Sponsor to hold our Class A Stock and the shares of Class A Stock to be issued to our Sponsor upon exercise of its Private Placement Warrants following the Business Combination, subject to certain lock-up periods;

•

if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party (other than our independent public accountants) for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the Business Combination;

•

the fact that our Sponsor, officers and directors will lose their entire investment in us and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by January 28, 2022;

•

that, at the closing of the Business Combination we will enter into the Registration Rights Agreement with the Restricted Stockholders, which provides for registration rights to Restricted Stockholders and their permitted transferees; and

•

that our Sponsor has entered into a Subscription Agreement with the Company, pursuant to which the Sponsor has committed to purchase 14,460,000 shares of Class A Stock in the Private Placement for an aggregate commitment of approximately $144,600,000, provided that our Sponsor has the right to syndicate the Class A Common Stock purchased under such Subscription Agreement in advance of the Closing.

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” the “Company” and “Gores” refer to Gores Holdings IV, Inc., and the term “Post-Combination Company” refers to the Company following the consummation of the Business Combination. In this proxy statement:

“Amended and Restated Bylaws” means the proposed Amended and Restated Bylaws of the Post-Combination Company, a form of which is attached hereto as Annex B, which will become the Post-Combination Company’s bylaws assuming the consummation of the Business Combination.

“Board” or “Board of Directors” means the board of directors of the Company.

“Business Combination” means the transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means that certain Business Combination Agreement, dated as of September 22, 2020, by and among the Company, SFS Corp, UWM LLC and UWM, a copy of which is attached to this proxy statement as Annex A.

“Class A Stock” means the shares of Class A Common Stock, par value $0.0001 per share, of the Company.

“Class B Stock” means the shares of Class B Common Stock, par value $0.0001 per share, of the Company.

“Class C Stock” means the shares of Class C Common Stock, no par value, of the Company.

“Class D Stock” means the shares of Class D Common Stock, no par value, of the Company.

“Class F Stock” means the shares of Class F Common Stock, par value $0.0001 per share, of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the shares of common stock of the Company, consisting of Class A Stock and Class F Stock, prior to the effectiveness of the Proposed Charter, and consisting of Class A Stock, Class B Stock, Class C Stock and Class D Stock upon the effectiveness of the Proposed Charter.

“Company” means Gores Holdings IV, Inc., a Delaware corporation.

“current certificate of incorporation” means our amended and restated certificate of incorporation, dated January 23, 2020.

“Deferred Discount” means any deferred underwriting commissions, which amount will be payable upon consummation of an initial business combination.

“DGCL” means the General Corporation Law of the State of Delaware.

“DLLCA” means the General Limited Liability Company Act of the State of Delaware.

“Earn-Out Shares” means the additional UWM Common Units and shares of Class D Stock that SFS Corp. will be entitled to receive under the Business Combination Agreement if the volume weighted average closing sale price of one share of Class A Stock on Nasdaq exceeds certain thresholds for a period of at least 10 days out of 30 consecutive trading days at any time during the five-year period following the closing of the Business Combination.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fannie Mae” means the Federal National Mortgage Association, a government-sponsored enterprise that purchases qualifying mortgage loans from mortgage lenders, packages them together, and sells them as a mortgage-backed security to investors on the secondary market.

“FHA” means the Federal Housing Administration, a governmental agency that provides mortgage insurance on loans made by FHA-approved lenders.

“Forward-settling Loan Sales Commitment” or “FLSC” or “TBA” means a forward derivative that requires a mortgage lender to commit to deliver at a specific future date a mortgage-backed security issued by Fannie Mae, Freddie Mac or guaranteed by Ginnie Mae which is collateralized by an undesignated pool of mortgage loans.

“Founder Shares” means the 10,625,000 shares of Class F Stock that are currently owned by our Initial Stockholders, of which 10,550,000 shares are held by our Sponsor and an aggregate of 75,000 shares are held by each of Mr. Randall Bort, Mr. William Patton and Mr. Jeffrey Rea.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation, a government-sponsored enterprise that purchases qualifying mortgage loans from mortgage lenders, packages them together, and sells them as a mortgage-backed security to investors on the secondary market.

“Ginnie Mae” means the Government National Mortgage Association, a government-owned corporation that guarantees mortgage-backed securities that have been guaranteed by a government agency, mainly the Federal Housing Administration and the Veterans Administration.

“GSE” means a government-sponsored enterprise, such as Fannie Mae and Freddie Mac.

“Incentive Plan” means the UWM Corporation 2020 Omnibus Incentive Plan, a copy of which is attached to this proxy statement as Annex G.

“Independent Mortgage Advisors” means licensed residential mortgage officers or entities, including brokers that arrange for funding of mortgage loans, or banks, credit unions or other entities that use their own funds or warehouse facilities to fund mortgage loans, but in any case do not underwrite or otherwise make the credit decision with regard to such mortgage loans.

“Initial Stockholders” means our Sponsor and Mr. Randall Bort, Mr. William Patton and Mr. Jeffrey Rea, the Company’s independent directors.

“interest rate lock commitment” or “IRLC” means a binding agreement by a mortgage lender with a borrower to extend a mortgage loan at a specified interest rate and term within a specified period of time.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IPO” means the Company’s initial public offering, consummated on January 28, 2020, through the sale of 42,500,000 Public Units (including 2,500,000 units sold pursuant to the underwriters’ partial exercise of their over-allotment option) at $10.00 per unit.

“Ishbia Parties” means Jeff Ishbia and Mat Ishbia.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“KPMG” means KPMG LLP, an independent registered public accounting firm.

“loan officers” means the individual employees of the clients, each of whom is licensed, or exempt from licensure, in the state or states in which he or she operates.

“Moelis” means Moelis & Company LLC.

“Morrow” means Morrow Sodali, proxy solicitor to the Company.

“mortgage-backed securities” or “MBS” means securities that are secured by a pool of mortgage loans, which does not include the MSRs which are separated from the mortgage loans prior to the mortgage loans being placed in the pool and are therefore not part of the collateral.

“mortgage servicing rights” or “MSRs” means the right to service a mortgage loan for a fee, which rights are separated from the mortgage loan once the mortgage loan is sold in the secondary market.

“Nasdaq” means the Nasdaq Capital Market.

“NYSE” means the New York Stock Exchange.

“Post-Combination Company’s Board” means the board of directors of the Post-Combination Company.

“Private Placement” means the private placement of approximately 50,000,000 shares of Class A Stock with a limited number of qualified institutional buyers and accredited investors (as defined by Rule 501 of Regulation D) pursuant to Section 4(a)(2) of the Securities Act, for gross proceeds to the Company in an aggregate amount of approximately $500,000,000.

“Private Placement Investors” means certain “qualified institutional investors” and “accredited investors” (as defined in Rules 144A and 501 under the Securities Act, respectively).

“Private Placement Warrants” means the warrants held by our Sponsor that were issued to our Sponsor on the IPO Closing Date, each of which is exercisable for one share of Class A Stock, in accordance with its terms.

“Proposed Charter” means the proposed Second Amended and Restated Certificate of Incorporation of the Company, a form of which is attached hereto as Annex B, which will become the Post-Combination Company’s certificate of incorporation upon the approval of the Charter Approval Proposal, assuming the consummation of the Business Combination.

“Public Shares” means shares of Class A Stock included in the Public Units issued in the Company’s IPO.

“Public Stockholders” means holders of Public Shares, including our Initial Stockholders to the extent our Initial Stockholders hold Public Shares; provided, that our Initial Stockholders are considered a “Public Stockholder” only with respect to any Public Shares held by them.

“Public Units” means one share of Class A Stock and one-fourth of one Public Warrant of the Company, whereby each whole Public Warrant entitles the holder thereof to purchase one share of Class A Stock at an exercise price of $11.50 per share of Class A Stock, sold in the IPO.

“Public Warrants” means the warrants included in the Public Units issued in the Company’s IPO, each of which is exercisable for one share of Class A Stock, in accordance with its terms.

“Preferred Stock” means the shares of Preferred Stock, par value $0.0001 per share, of the Company.

“Qualified Mortgage” loan means a mortgage loan that meets certain borrower and lender standards established by the Consumer Financial Protection Bureau.

“Registration Rights Agreement” means that certain Amended and Restated Registration Rights and Lock-Up Agreement to be entered into at the closing of the Business Combination, by the Company, our Sponsor, Mr. Randall Bort, Mr. William Patton, Mr. Jeffrey Rea and SFS Corp, and substantially in the form attached to this proxy statement as Annex E.

“Regulatory Withdrawals” means funds released to the Company from the Trust Account to fund regulatory compliance requirements and other costs related thereto, subject to an annual limit of $1,100,000, for a maximum of 24 months.

“Related Agreements” means, collectively, the Registration Rights Agreement, the Tax Receivable Agreement and the Subscription Agreement.

“residential mortgage loan” means a loan extended by a mortgage lender to a borrower for the purpose of (1) purchasing one to four family residential real property or (2) refinancing an existing loan which was originally extended for such purpose, which loan is secured by the real property.

“Restricted Gores Stockholders” means, collectively, our Sponsor, Mr. Randall Bort, Mr. William Patton and Mr. Jeffrey Rea.

“Restricted Stockholders” means the Restricted Gores Stockholders and SFS Corp.

“Retail Mortgage Lender” means a lender that both offers its mortgage loans directly to individual borrowers and underwrites the mortgage loans. Certain Retail Mortgage Lenders also package the mortgage loans for sale in the secondary market.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“SFS Corp.” means SFS Holding Corp., a Michigan corporation.

“SOX” means the Sarbanes-Oxley Act of 2002.

“Special Meeting” means the special meeting in lieu of the 2021 annual meeting of the stockholders of the Company that is the subject of this proxy statement.

“Sponsor” means Gores Sponsor IV, LLC, a Delaware limited liability company.

“Subscription Agreements” means, collectively, those certain subscription agreements entered into on September 22, 2020, between the Company and the Private Placement Investors, including our Sponsor, pursuant to which such investors have agreed to purchase an aggregate of 50,000,000 shares of Class A Stock in the Private Placement, and substantially in the form attached to this proxy statement as Annex D.

“The Gores Group” means The Gores Group LLC, an affiliate of our Sponsor.

“Tax Receivable Agreement” means that certain Tax Receivable Agreement between SFS Corp. and Post- Combination Company which will be entered into in connection with and at the time of the closing of the Business Combination, and substantially in the form attached to this proxy statement as Annex F.

“To Be Announced market” or “TBA market” means a secondary market where FLSCs or TBAs are sold by lenders seeking to hedge the risk that market interest rates may change and lock in a price for the mortgages they are in the process of originating.

“Transfer Agent” means Continental Stock Transfer & Trust Company.

“Trust Account” means the trust account of the Company that holds the proceeds from the Company’s IPO.

“Trustee” means Continental Stock Transfer & Trust Company.

“USDA loans” means mortgage loans guaranteed by the United States Department of Agriculture.

“UWM” means United Wholesale Mortgage LLC (f/k/a United Shore Financial Services, LLC), a Michigan limited liability company.

“UWM Common Units” means units of membership interests in UWM LLC designated in the UWM A&R LLCA as “Common Units.”

“UWM Entities” means, collectively, SFS Corp., UWM LLC and UWM.

“UWM LLC” means UWM Holdings, LLC, a Delaware limited liability company.

“UWM Stockholders” means the stockholders of UWM, through their ownership of SFS Corp.

“UWM Unit Exchange” means the exchange by SFS Corp. (or its transferees or other assignees) of (i) UWM Common Units and the stapled Class D Stock for Class B Stock or (ii) UWM Common Units and the stapled Class C Stock for Class A Stock.

“Voting Stock Consideration” means approximately 1,502,042,686 shares of Class D Stock to be issued to SFS Corp. pursuant to the Business Combination Agreement.

“warehouse facilities” means loan funding facilities, which are primarily in the form of master repurchase agreements, that are used to fund the origination of mortgage loans.

“Weil” means Weil, Gotshal & Manges LLP, counsel to the Company.

“Wholesale Mortgage Lender” means a lender that originates (underwrites) mortgage loans arranged by Independent Mortgage Advisors, either by using its own funds to close the loan, or by acquiring such mortgage loan that close in the name, and use the funds, of an Independent Mortgage Advisor shortly after closing.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS FOR STOCKHOLDERS

The questions and answers below highlight only selected information from this document and only briefly address some commonly asked questions about the proposals to be presented at the Special Meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to our stockholders. We urge stockholders to read carefully this entire proxy statement, including the Annexes and the other documents referred to herein, to fully understand the proposed Business Combination and the voting procedures for the Special Meeting, which, in light of public health concerns regarding the coronavirus (COVID-19) pandemic, will be held via live webcast at https://www.cstproxy.com/goresholdingsiv/2021 on January 20, 2021, at 9:00 a.m. Eastern Time. The Special Meeting can be accessed by visiting https://www.cstproxy.com/goresholdingsiv/2021, where you will be able to listen to the meeting live and vote during the meeting. Additionally, you have the option to listen to the Special Meeting by dialing +1 888-965-8995 (toll-free within the U.S. and Canada) or +1 415-655-0243 (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is 45561260#, but please note that you cannot vote or ask questions if you choose to participate telephonically. Please note that you will only be able to access the Special Meeting by means of remote communication.

Q:	Why am I receiving this proxy statement?

A:

Our stockholders are being asked to consider and vote upon a proposal to approve the Business Combination Agreement and the Business Combination, and other related proposals. We have entered into the Business Combination Agreement and you are being asked to vote on the Business Combination. A copy of the Business Combination Agreement is attached to this proxy statement as Annex A.

This proxy statement and its Annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Special Meeting. You should read this proxy statement and its Annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement and its Annexes.

Q:	When and where is the Special Meeting?

A:

In light of public health concerns regarding the coronavirus (COVID-19) pandemic, the Special Meeting will be held via live webcast at https://www.cstproxy.com/goresholdingsiv/2021 on January 20, 2021, at 9:00 a.m. Eastern Time. The Special Meeting can be accessed by visiting https://www.cstproxy.com/goresholdingsiv/2021, where you will be able to listen to the meeting live and vote during the meeting. Additionally, you have the option to listen to the Special Meeting by dialing +1 888-965-8995 (toll-free within the U.S. and Canada) or +1 415-655-0243 (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is 45561260#, but please note that you cannot vote or ask questions if you choose to participate telephonically. Please note that you will only be able to access the Special Meeting by means of remote communication.

Q:	What are the specific proposals on which I am being asked to vote at the Special Meeting?

A:	The Company’s stockholders are being asked to approve the following proposals:

1.	Business Combination Proposal—To approve the Business Combination Agreement and the Business Combination (Proposal No. 1);

2.

Nasdaq Proposal—To approve, for purposes of complying with applicable Nasdaq Listing Rules, the issuance of more than 20% of the Company’s issued and outstanding Common Stock and voting power in connection with the Business Combination and the Private Placement (Proposal No. 2);

3.	Charter Approval Proposal—To consider and act upon a proposal to adopt the Proposed Charter (Proposal No. 3);

4.

Governance Proposal—To consider and act upon a separate proposal with respect to certain governance provisions in the Proposed Charter, which are being separately presented in accordance with SEC requirements and which will be voted upon on a non-binding advisory basis (Proposal No. 4);

5.

Director Election Proposal—To elect nine directors to serve staggered terms on our Board until the 2022, 2023 and 2024 annual meetings of stockholders, as applicable, and until their respective successors are duly elected and qualified (Proposal No. 5);

6.	Incentive Plan Proposal—To consider and vote upon a proposal to approve and adopt the Incentive Plan, including the authorization of the initial share reserve (Proposal No. 6); and

7.

Adjournment Proposal—To consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, (A) to ensure that any supplement or amendment to this proxy statement that the Board has determined in good faith is required by applicable law to be disclosed to Company stockholders and for such supplement or amendment to be promptly disseminated to Company stockholders prior to the Special Meeting, (B) if, as of the time for which the Special Meeting is originally scheduled, there are insufficient shares of Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Special Meeting or (C) to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Approval Proposal or the Incentive Plan Proposal. This proposal will only be presented at the Special Meeting if there are not sufficient votes to approve the Business Combination Proposal, the Nasdaq Proposal, the Charter Approval Proposal and the Incentive Plan Proposal (Proposal No. 7).

Q:	Are the proposals conditioned on one another?

A:

Yes. The Closing of the Business Combination is conditioned on the approval of each of the Business Combination Proposal, the Charter Approval Proposal, and the Nasdaq proposal. If any of those proposals are not approved, we will not consummate the Business Combination. The Election of Directors Proposal and the Incentive Plan Proposal are conditioned on the approval of the Business Combination Proposal. The Governance Proposal and the Adjournment Proposal are not conditioned on the approval of any other proposal set forth in this proxy statement. If we do not consummate the Business Combination and fail to complete an initial business combination by January 28, 2022, we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the Public Stockholders.

Q:	Why is the Company providing stockholders with the opportunity to vote on the Business Combination?

A:

Under our current certificate of incorporation, we must provide all holders of Public Shares with the opportunity to have their Public Shares redeemed upon the consummation of our initial business combination either in conjunction with a tender offer or in conjunction with a stockholder vote. For business and other reasons, we have elected to provide our stockholders with the opportunity to have their Public Shares redeemed in connection with a stockholder vote rather than a tender offer. Therefore, we are seeking to obtain the approval of our stockholders of the Business Combination Proposal in order to allow our Public Stockholders to effectuate redemptions of their Public Shares in connection with the closing of our Business Combination. The approval of the Business Combination is required under our current certificate of incorporation. In addition, approval of the Business Combination Proposal, the Nasdaq Proposal and the Charter Proposal is also a condition to the closing of the Business Combination under the Business Combination Agreement.

Q:	What revenues and profits/losses has UWM generated in the last three years?

A:

For the years ended December 31, 2017, 2018 and 2019 and the nine months ended September 30, 2020, UWM had total revenue of $495.3 million, $593.3 million, $1.3 billion and $3.1 billion, respectively, and net income of $114.6 million, $91.3 million, $415.1 million and $2.0 billion, respectively. For more information, please see the sections entitled “Selected Consolidated Historical Financial and Other Information of UWM,” “UWM’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Unaudited Pro Forma Condensed Combined Financial Information.”

Q:	What will happen in the Business Combination?

A:

At the Closing, among other things, (a) UWM LLC will issue to SFS Corp. a number of UWM Class B Common Units equal to the quotient of the Company Equity Value divided by $10.00, minus the number of outstanding shares of Class F Stock as of immediately prior to Closing; (b) the Company will contribute to UWM LLC an amount in cash equal to the Closing Cash Consideration, which is expected to be approximately $895,000,000 (which is net of expenses) assuming no redemptions by the Company’s stockholders; (c) UWM LLC will issue to the Company such number of UWM Class A Common Units equal to the number of shares of Class A Stock outstanding immediately prior to the Closing (after giving effect to (i) redemptions by the Company’s stockholders, if any, (ii) the conversion of shares of the Company’s Class F Stock into shares of Class A Stock and (iii) the issuance of shares of Class A Stock pursuant to the Subscription Agreements); and (d) the Company will issue to SFS Corp. a number of shares of the Class D Stock equal to the number of UWM Class B Common Units issued by UWM LLC to SFS Corp. pursuant to clause “(a)” above.

Following the Closing, the Company will be organized in an “Up-C” structure in which all of the business of UWM will be held directly or indirectly by UWM LLC, and the Company’s only direct assets will consist of the UWM Class A Common Units as well as cash. Following the Closing, the Company is expected to own approximately six percent of the UWM Common Units and will control UWM LLC as the sole manager of UWM LLC in accordance with the terms of the UWM A&R LLCA to be entered into in connection with the Closing. SFS Corp. is expected to retain approximately 94% of the UWM Common Units. Pursuant to the UWM A&R LLCA, each UWM Class B Common Unit to be held by SFS Corp. and its permitted transferees may be exchanged, along with the stapled Class D Stock, for either, at the Company’s option, (a) cash or (b) one share of Class B Stock, which will be identical to the Class A Stock except that it will entitle the holder to ten votes per share. Each share of Class B Stock is convertible into one share of Class A Stock upon the transfer or assignment of such share from SFS Corp. or its permitted transferees to a non-affiliated third-party. If SFS Corp. or its permitted transferee transfers UWM Class B Common Units, along with the stapled Class D Stock, to a non-affiliated third party, the UWM Class B Common Units and Class D Stock will automatically convert into UWM Class C Common Units and Class C Stock, respectively, which share of Class C Stock will entitle the holder to one vote per share. Each UWM Class C Common Unit may be exchanged, along with the stapled Class C Stock, for either, at the Company’s option, (a) cash or (b) one share of Class A Stock. We refer to the exchange by UWM (or its transferees or other assignees) of (i) UWM Common Units and the stapled Class D Stock for Class B Stock or (ii) UWM Common Units and the stapled Class C Stock for Class A Stock as the “UWM Unit Exchanges.”

Following the Closing, the Company will have four classes of authorized common stock. The Class A Stock and the Class C Stock will have one vote per share. The Class B Stock and the Class D Stock will have ten votes per share. The holders of Class C Stock and Class D Stock will not have any of the economic rights (including rights to dividends and distributions upon liquidation) provided to holders of Class A Stock and Class B Stock. SFS Corp., will hold 100% of the Class D Stock and will control 79% of the combined voting power of the capital stock of the Post-Combination Company due to the Voting Limitation. Without the Voting Limitation, SFS Corp. would have 99% of the combined voting power of the capital stock of the Post-Combination Company.

Q:	Following the Business Combination, will the Company’s securities continue to trade on a stock exchange?

A:

Yes. We intend to apply to list the Post-Combination Company’s Class A Stock and Public Warrants on the NYSE under the symbols “UWMC” and “UWMCW,” respectively, upon the closing of the Business Combination.

Q:	How has the announcement of the Business Combination affected the trading price of the Company’s Class A Stock?

A:

On September 22, 2020, the trading date before the public announcement of the Business Combination, the Company’s Public Units, Class A Stock and Public Warrants closed at $11.33, $10.81 and $2.20, respectively. On December 15, 2020, the trading date immediately prior to the date of this proxy statement, the Company’s Public Units, Class A Stock and Public Warrants closed at $11.30, $10.89 and $2.63, respectively.

Q:	How will the Business Combination impact the shares of the Company outstanding after the Business Combination?

A:

As a result of the Business Combination and the Private Placement, the amount of Common Stock outstanding will increase by approximately 3,777% to approximately 1,605,167,686 shares of Common Stock (assuming (i) no Company stockholder has exercised their redemption rights to receive cash from the Trust Account in exchange for their shares of Class A Stock and we have not issued any additional shares of our Class A Stock; (ii) approximately 50,000,000 shares of Class A Stock have been issued in conjunction with the Private Placement; (iii) approximately 1,502,042,686 shares of Class D Stock have been issued to SFS Corp. as part of the Voting Stock Consideration; and (iv) all Public Warrants and Private Placement Warrants have been exercised). Additional shares of Common Stock may be issuable in the future as a result of the issuance of additional shares that are not currently outstanding. The issuance and sale of such shares in the public market could adversely impact the market price of our Common Stock, even if our business is doing well. Subject to the approval of the Incentive Plan Proposal and the authorization of the initial share reserve, the Company will have the ability to issue up to 80,000,000 shares of Class A Stock pursuant to awards under the Incentive Plan.

In addition, we may additionally issue up to approximately 90,760,000 to SFS Corp. as Earn-Out Shares.

Q:	How will the Business Combination and Private Placement impact the number of shares of Class A Stock outstanding after the Business Combination?

A:

Upon the Closing of the Business Combination and Private Placement, we will have 103,125,000 shares of Class A Stock outstanding, of which only 53,125,000 shares will be freely tradeable as of the Closing and the remainder will become freely tradeable during the six month period following the Closing. In addition, we may issue an additional approximately 1,502,042,686 shares of Class A Stock (or approximately 1,592,802,686 shares of Class A Stock if the full amount of the Earn-Out Shares are issued) to SFS Corp. or its transferees or other assigns in connection with future UWM Unit Exchanges and we may issue up to 80,000,000 shares of Class A Stock under the Incentive Plan, subject to the approval of the Incentive Plan Proposal.

Q:	What are the principal differences between Class A Stock and Class D Stock?

A:

Each holder of record of Class A Stock on the relevant record date will be entitled to cast one vote for each share of Class A Stock and each holder of record of Class D Stock on the relevant record date will be entitled to cast ten votes for each share of Class D Stock. The holders of Class C Stock and Class D Stock will not have any of the economic rights (including rights to dividends and distributions upon liquidation) provided to holders of Class A Stock and Class B Stock. For more information, please see the section entitled “Description of Securities.”

Q:	Is the Business Combination the first step in a “going private” transaction?

A:

No. The Company does not intend for the Business Combination to be the first step in a “going private” transaction. One of the primary purposes of the Business Combination is to provide a platform for UWM to access the U.S. public markets.

Q:	Will the management of UWM change in the Business Combination?

A:

We anticipate that all of the executive officers of UWM will remain with the Post-Combination Company. In addition, Jeff Ishbia, Mat Ishbia, Justin Ishbia, Kelly Czubak, Alex Elezaj, Laura Lawson, Isiah Thomas, Robert Verdun and Melinda Wilner have each been nominated to serve as directors of the Post-Combination Company upon completion of the Business Combination. Please see the sections entitled “Proposal No. 5—Election of Directors to the Board of Directors” and “Management After the Business Combination” for additional information.

Q:	What equity stake will current stockholders of the Company, Private Placement Investors and SFS Corp. hold in the Post-Combination Company after the closing?

A:

It is anticipated that, upon completion of the Business Combination, and assuming that no shares are elected to be redeemed: (i) the Company’s Public Stockholders (other than the Private Placement Investors) will retain an economic interest of approximately 41% of the capital stock of the Post-Combination Company; (ii) the Private Placement Investors will hold an economic interest of approximately 49% of the capital stock of the Post-Combination Company (such that Public Stockholders, including Private Placement Investors, will own approximately 90% of the Post-Combination Company); and (iii) our Initial Stockholders (including our Sponsor) will retain an economic interest of approximately 10% of the capital stock of the Post-Combination Company. SFS Corp. will not have any economic interest in the capital stock of the Post-Combination Company, but will hold 79% of the combined voting power of the capital stock of the Post-Combination Company, through its ownership of Class D Stock, due to the Voting Limitation. Without the Voting Limitation, SFS Corp. would have 99% of the combined voting power capital stock of the Post-Combination Company. It is anticipated that, upon completion of the Business Combination, and assuming that no shares are elected to be redeemed: (a) the Post-Combination Company will hold approximately 6% of the outstanding UWM Common Units and (b) SFS Corp. will hold approximately 94% of the outstanding UWM Common Units. UWM LLC, in turn, will own 100% of UWM, the operating company.

In addition, subject to the approval of the Incentive Plan Proposal and the authorization of the initial share reserve, the Company will have the ability to issue up to 80,000,000 shares of Class A Stock pursuant to awards under the Incentive Plan.

The Private Placement Investors have agreed to purchase in the aggregate approximately 50,000,000 shares of Class A Stock, for approximately $500,000,000 of gross proceeds, in the Private Placement. The Company will use the proceeds from the Private Placement, together with the funds in the Trust Account, to fund the cash consideration to be contributed to UWM LLC in the Business Combination, and to pay certain transaction expenses. The ownership percentage with respect to the Post-Combination Company following the Business Combination (i) does not take into account (a) warrants to purchase Class A Stock that will remain outstanding immediately following the Business Combination, (b) the issuance of any shares under the Incentive Plan, or (c) any Earn-Out Shares that may be issued to SFS Corp. if the price of the Class A Stock exceeds certain thresholds during the five-year period following the Closing, but (ii) does include Founder Shares, which will be converted into shares of Class A Stock at the closing of the Business Combination on a one-for-one basis.

If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by the Company’s existing stockholders in the Post-Combination Company will be different. For more information, please see the sections entitled “Summary of the Proxy Statement—Impact of the Business Combination on the Company’s Public Float,” “Unaudited Pro Forma Condensed Combined Financial Information” and “Proposal No. 6—Approval of the Incentive Plan, Including the Authorization of the Initial Share Reserve Under the Incentive Plan.”

As a result of the Business Combination, the Post-Combination Company will be a controlled company within the meaning of the Nasdaq Stock Market listing standards, and, as a result, will qualify for exemptions from certain corporate governance requirements that provide protection to stockholders of other companies. The Post-Combination Company intends to rely on certain of these exemptions. As a result, you will not have the same protections afforded to stockholders of companies that are subject to such governance requirements. For more information, please see the section entitled “Risk Factors.”

Q:	Will the Company obtain new financing in connection with the Business Combination?

A:

Yes. The Company will use the proceeds from the Private Placement, together with the funds in the Trust Account, to fund the cash consideration to be contributed to UWM LLC in the Business Combination, and to pay certain transaction expenses. The Private Placement is contingent upon, among other things, stockholder approval of the Business Combination Proposal and the closing of the Business Combination. The Company does not anticipate obtaining any new debt financing to fund the Business Combination.

Q:	What conditions must be satisfied to complete the Business Combination?

A:

There are a number of closing conditions in the Business Combination Agreement, including the approval by the stockholders of the Company of the Business Combination Proposal, the Nasdaq Proposal and the Charter Approval Proposal. For a summary of the conditions that must be satisfied or waived prior to completion of the Business Combination, please see the section entitled “Proposal No. 1—Approval of the Business Combination—The Business Combination Agreement.”

Q:

Are there any arrangements to help ensure that the Company will have sufficient funds, together with the proceeds in its Trust Account and from the Private Placement, to fund the aggregate purchase price?

A:

Unless waived by SFS Corp., UWM LLC or UWM (the “UWM Entities”), as applicable, the Business Combination Agreement provides that the obligation of the UWM Entities to consummate the Business Combination is conditioned on the total of (i) the amount in the Trust Account, after giving effect to redemptions of Public Shares, (ii) the proceeds from the Private Placement and (iii) all funds held by us outside of the Trust Account and immediately available to us, equaling or exceeding $712,500,000.

The Private Placement Investors have agreed to purchase approximately 50,000,000 shares of Class A Stock in the aggregate in the Private Placement at a discounted price of $10.00 per share (subject to customary terms and conditions, including the closing of the Business Combination) for gross proceeds to the Company of approximately $500,000,000 pursuant to Subscription Agreements entered into at the signing of the Business Combination Agreement.

The Company will use the proceeds from the Private Placement, together with the funds in the Trust Account, to fund the cash consideration to be contributed to UWM LLC in the Business Combination, and to pay certain transaction expenses. The Private Placement is contingent upon, among other things, stockholder approval of the Business Combination Proposal and the closing of the Business Combination.

Q:	Why is the Company proposing the Nasdaq Proposal?

A:

We are proposing the Nasdaq Proposal in order to comply with Nasdaq Listing Rules 5635(a) and (d), which require stockholder approval of certain transactions that result in the issuance of 20% or more of the outstanding voting power or shares of common stock outstanding before the issuance of stock or securities.

In connection with the Business Combination, we expect to issue (i) approximately 1,502,042,686 shares of Class D Stock in the Business Combination and (ii) approximately 50,000,000 shares of Class A Stock in the Private Placement. In addition, we may issue up to approximately 90,760,000 shares of Class D Stock as Earn-Out Shares to SFS Corp. Because we may issue 20% or more of outstanding Common Stock and voting power in connection with the Private Placement and the Business Combination, we are required to obtain stockholder approval of such issuance pursuant to Nasdaq Listing Rules 5635(a) and (d). As we are currently listed on Nasdaq, we are required to comply with the Nasdaq Listing Rules even if we are transferring to the NYSE upon the consummation of the Business Combination. For more information, please see the section entitled “Proposal No. 2—Approval of the Issuance of More than 20% of the Company’s Issued and Outstanding Common Stock in Connection with the Business Combination and the Private Placement.”

Q:	Why is the Company proposing the Charter Approval Proposal?

A:

The Proposed Charter that we are asking our stockholders to adopt in connection with the Business Combination (the “Charter Approval Proposal” or “Proposal No. 3”) provides for certain amendments to our existing certificate of incorporation. Pursuant to Delaware law and the Business Combination Agreement, we are required to submit the Charter Approval Proposal to the Company’s stockholders for adoption. For additional information please see the section entitled “Proposal No. 3—Approval of the Proposed Charter.”

Q:	Why is the Company proposing the Governance Proposal?

A:

As required by applicable SEC guidance, the Company is requesting that its stockholders vote upon, on a non-binding advisory basis, a proposal to approve certain governance provisions contained in the Proposed Charter that materially affect stockholder rights. This separate vote is not otherwise required by Delaware law separate and apart from Proposal No. 3, but pursuant to SEC guidance, the Company is required to submit these provisions to its stockholders separately for approval. However, the stockholder vote regarding this proposal is an advisory vote, and is not binding on the Company or its Board (separate and apart from the approval of Proposal No. 3). Furthermore, the Business Combination is not conditioned on the separate approval of the Governance Proposal (separate and apart from approval of Proposal No. 3). For additional information, please see the section entitled “Proposal No. 4—Approval of Certain Governance Provisions in the Proposed Charter.”

Q:	Why is the Company proposing the Director Election Proposal?

A:

Upon consummation of the Business Combination, our Board anticipates increasing its initial size from four directors to nine directors, with each Class I director having a term that expires at the Post-Combination Company’s annual meeting of stockholders in 2022, each Class II director having a term that expires at the Post-Combination Company’s annual meeting of stockholders in 2023 and each Class III director having a term that expires at the Post-Combination Company’s annual meeting of stockholders in 2024, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death. The Company believes it is in the best interests of stockholders to allow stockholders to vote upon the election of newly appointed directors. Please see the section entitled “Proposal No. 5—Election of Directors to the Board of Directors” for additional information.

Q:	Why is the Company proposing the Incentive Plan Proposal?

A:

The purpose of the Incentive Plan Proposal is to further align the interests of the eligible participants with those of stockholders by providing long-term incentive compensation opportunities tied to the performance of the Company. Please see the section entitled “Proposal No. 6—Approval of the Incentive Plan, Including the Authorization of the Initial Share Reserve under the Incentive Plan” for additional information.

Q:	Why is the Company proposing the Adjournment Proposal?

A:

We are proposing the Adjournment Proposal to allow the adjournment of the Special Meeting to a later date or dates (A) to ensure that any supplement or amendment to this proxy statement that the Board has determined in good faith is required by applicable law to be disclosed to Company stockholders and for such supplement or amendment to be promptly disseminated to Company stockholders prior to the Special Meeting, (B) if, as of the time for which the Special Meeting is originally scheduled, there are insufficient shares of Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Special Meeting or (C) to permit further solicitation of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Approval Proposal, the Director Election Proposal or the

Incentive Plan Proposal, but no other proposal if the Business Combination Proposal, the Nasdaq Proposal, the Charter Approval Proposal, the Director Election Proposal and the Incentive Plan Proposal are approved. Please see the section entitled “Proposal No. 7—The Adjournment Proposal” for additional information.

Q:	What happens if I sell my shares of Class A Stock before the Special Meeting?

A:

The record date for the Special Meeting is earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of Class A Stock after the record date, but before the Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Special Meeting. However, you will not be able to seek redemption of your shares of Class A Stock because you will no longer be able to deliver them for cancellation upon consummation of the Business Combination. If you transfer your shares of Class A Stock prior to the record date, you will have no right to vote those shares at the Special Meeting or redeem those shares for a pro rata portion of the proceeds held in our Trust Account.

Q:	What constitutes a quorum at the Special Meeting?

A:

A majority of the issued and outstanding shares of the Company’s Common Stock entitled to vote as of the record date at the Special Meeting must be present, in person or represented by proxy, at the Special Meeting to constitute a quorum and in order to conduct business at the Special Meeting. Abstentions will be counted as present for the purpose of determining a quorum. Our Initial Stockholders, who currently own 20% of our issued and outstanding shares of Common Stock, will count towards this quorum. In the absence of a quorum, the chairman of the Special Meeting has power to adjourn the Special Meeting. As of the record date for the Special Meeting, 26,562,501 shares of our Common Stock would be required to achieve a quorum.

Q:	What vote is required to approve the proposals presented at the Special Meeting?

A:

The approval of the Business Combination Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person or by proxy and entitled to vote at the Special Meeting. Since our Sponsor has agreed to vote the shares of Common Stock it owns in favor of the Business Combination (which amount constitutes approximately 20% of our outstanding shares of Common Stock), approximately 37.5% of our Common Stock held by our Public Stockholders will need to vote in favor of the Business Combination Proposal for the Business Combination Proposal to be approved (assuming all of such stockholders are represented in person or by proxy and entitled to vote at the Special Meeting). Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person at the Special Meeting, as well as an abstention from voting and a broker non-vote, with regard to the Business Combination Proposal will have no effect on the Business Combination Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Business Combination Proposal. Our Initial Stockholders have agreed to vote their shares of Common Stock in favor of the Business Combination Proposal.

The approval of the Nasdaq Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person or by proxy and entitled to vote at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Nasdaq Proposal will have no effect on the Nasdaq Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Nasdaq Proposal.

The approval of the Charter Approval Proposal requires the affirmative vote of holders of a majority of our outstanding shares of Common Stock entitled to vote thereon at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Charter Approval Proposal will have the same effect as a vote “AGAINST” such Charter Approval Proposal.

The approval of the Governance Proposal, which is a non-binding advisory vote, requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person or by proxy and entitled to vote thereon at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Governance Proposal will have no effect on the Governance Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Governance Proposal.

Directors are elected by a plurality of all of the votes cast by holders of shares of our Common Stock represented in person or by proxy and entitled to vote thereon at the Special Meeting. This means that the nine director nominees who receive the most affirmative votes will be elected. Stockholders may not cumulate their votes with respect to the election of directors. Assuming a valid quorum is established, abstentions and broker non-votes will have no effect on the election of directors.

The approval of the Incentive Plan Proposal and the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person or by proxy and entitled to vote at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person at the Special Meeting, as well as an abstention from voting and a broker non-vote will have no effect on the Incentive Plan Proposal or the Adjournment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Incentive Plan Proposal or the Adjournment Proposal.

Q:	What happens if the Business Combination Proposal is not approved?

A:

If the Business Combination Proposal is not approved and we do not consummate a business combination by January 28, 2022, we will be required to dissolve and liquidate our Trust Account, unless we amend our current certificate of incorporation (which requires the affirmative vote of the holders of 65% of all then outstanding shares of Common Stock) and amend certain other agreements into which we have entered to extend the life of the Company.

Q:	May the Company, its Sponsor or the Company’s directors or officers or their affiliates purchase shares in connection with the Business Combination?

A:

In connection with the stockholder vote to approve the proposed Business Combination, our Sponsor, directors or officers or their respective affiliates may privately negotiate transactions to purchase shares from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per-share pro rata portion of the Trust Account. None of our directors or officers or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase may include a contractual acknowledgement that such selling stockholder, although still the record holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and could include a contractual provision that directs such selling stockholder to vote such shares in a manner directed by the purchaser. In the event that our Sponsor, directors or officers or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are below or in excess of the per-share pro rata portion of the Trust Account.

Q:	How many votes do I have at the Special Meeting?

A:

Our stockholders are entitled to one vote on each proposal presented at the Special Meeting for each share of Common Stock held of record as of December 15, 2020, the record date for the Special Meeting. As of the close of business on the record date, there were 53,125,000 outstanding shares of our Common Stock.

Q:	How do I vote?

A:

If you were a holder of record of our Common Stock on December 15, 2020, the record date for the Special Meeting, you may vote with respect to the proposals in person via the virtual meeting platform at the Special Meeting, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Voting by Mail. By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the Special Meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the Special Meeting so that your shares will be voted if you are unable to attend the Special Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. Votes submitted by mail must be received by 9:00 a.m. Eastern Time on January 20, 2021.

Voting at the Special Meeting via the Virtual Meeting Platform. If you attend the Special Meeting and plan to vote in person via the virtual meeting platform, you will be provided with explicit instructions on how to vote in person via the virtual meeting platform. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person via the virtual meeting platform at the Special Meeting. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the Special Meeting and vote in person via the virtual meeting platform, you will need to contact your broker, bank or nominee to obtain a legal proxy that will authorize you to vote these shares. For additional information, please see the section entitled “Special Meeting in Lieu of 2021 Annual Meeting of Company Stockholders.”

Q:	What will happen if I abstain from voting or fail to vote at the Special Meeting?

A:

At the Special Meeting, we will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, a failure to vote or an abstention will have no effect on the Business Combination Proposal, the Nasdaq Proposal, the Governance Proposal, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal, while a failure to vote or abstention will have the same effect as a vote “AGAINST” the Charter Approval Proposal.

Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:

Signed and dated proxies received by us without an indication of how the stockholder intends to vote on a proposal will be voted “FOR” each proposal presented to the stockholders. The proxyholders may use their discretion to vote on any other matters which properly come before the Special Meeting.

Q:	If I am not going to attend the Special Meeting via the virtual meeting platform, should I return my proxy card instead?

A:

Yes. Whether you plan to attend the Special Meeting or not, please read the enclosed proxy statement carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:

No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-routine matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe the proposals presented to the stockholders at this Special Meeting will be considered non-routine and, therefore, your broker, bank, or nominee cannot vote your shares without your instruction on any of the proposals presented at the Special Meeting. If you do not provide instructions with your proxy, your broker, bank, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a broker, bank, or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will not be counted for the purposes of determining the existence of a quorum or for purposes of determining the number of votes cast at the Special Meeting. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares in accordance with directions you provide.

Q:	How will a broker non-vote impact the results of each proposal?

A:	Broker non-votes will count as a vote “AGAINST” the Charter Approval Proposal but will not have any effect on the outcome of any other proposals.

Q:	May I change my vote after I have mailed my signed proxy card?

A:

Yes. You may change your vote by sending a later-dated, signed proxy card to our Secretary at the address listed below so that it is received by our Secretary prior to the Special Meeting or attend the Special Meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to our Secretary, which must be received by our Secretary prior to the Special Meeting.

Q:	What should I do if I receive more than one set of voting materials?

A:

You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:	How will the Company’s Sponsor, directors and officers vote?

A:

Prior to our IPO, we entered into agreements with our Sponsor and each of our directors and officers, pursuant to which each agreed to vote any shares of Common Stock owned by them in favor of the Business Combination Proposal. None of our Sponsor, directors or officers has purchased any shares of our Common Stock during or after our IPO and, as of the date of this proxy statement, neither we nor our Sponsor, directors or officers have entered into agreements other than purchases in the Private Placement, and are not currently in negotiations, to purchase shares prior to the consummation of the Business Combination. Currently, our Initial Stockholders own 20% of our issued and outstanding shares of Common Stock, including all of the Founder Shares, and will be able to vote all such shares at the Special Meeting.

Q:	What interests do the Sponsor and the Company’s current officers and directors have in the Business Combination?

A:

Our Sponsor and certain members of our Board and officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests. You should take these interests into account in deciding whether to approve the Business Combination Proposal. These interests include:

•	the fact that our Initial Stockholders have agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve the proposed Business Combination;

•

the fact that our Initial Stockholders have agreed to waive their rights to conversion price adjustments with respect to any shares of our Common Stock they may hold in connection with the consummation of the Business Combination;

•

the fact that our Sponsor paid an aggregate of $25,000 for 11,500,000 Founder Shares in January 2020 and, after giving effect to the cancellation of 875,000 Founder Shares on March 9, 2020, the remaining 10,625,000 Founder Shares will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $106,250,000 but, given the restrictions on such shares, we believe such shares have less value;

•

the fact that our Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete an initial business combination by January 28, 2022;

•

the fact that our Sponsor paid an aggregate of approximately $10,500,000 for its 5,250,000 Private Placement Warrants to purchase shares of Class A Stock and that such Private Placement Warrants will expire worthless if a business combination is not consummated by January 28, 2022;

•

the continued right of our Sponsor to hold our Class A Stock and the shares of Class A Stock to be issued to our Sponsor upon exercise of its Private Placement Warrants following the Business Combination, subject to certain lock-up periods;

•

if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party (other than our independent public accountants) for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the Business Combination;

•

the fact that our Sponsor, officers and directors will lose their entire investment in us and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by January 28, 2022;

•

that, at the closing of the Business Combination we will enter into the Registration Rights Agreement with the Restricted Stockholders, which provides for registration rights to Restricted Stockholders and their permitted transferees; and

•

that our Sponsor has entered into a Subscription Agreement with the Company, pursuant to which the Sponsor has committed to purchase 14,460,000 shares of Class A Stock in the Private Placement for an aggregate commitment of approximately $144,600,000, provided that our Sponsor has the right to syndicate the Class A Common Stock purchased under such Subscription Agreement in advance of the Closing.

These interests may influence our directors in making their recommendation that you vote in favor of the approval of the Business Combination.

Q:	Did the Company’s Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:

Yes. Although our current certificate of incorporation does not require our Board to seek a third-party valuation or fairness opinion in connection with a business combination unless the target business is affiliated with our Sponsor, directors or officers, the Board received a fairness opinion from Moelis as to the fairness, from a financial point of view and as of the date of such opinion, of the consideration to be paid by the Company in the Business Combination. Please see the section entitled “Proposal No. 1—Approval of the

Business Combination—Opinion of the Company’s Financial Advisor” and the opinion of Moelis attached hereto as Annex H for additional information.

Q:	What happens if I vote against the Business Combination Proposal?

A:

If you vote against the Business Combination Proposal but the Business Combination Proposal still obtains the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person or by proxy and entitled to vote at the Special Meeting, then the Business Combination Proposal will be approved and, assuming the approval of the Nasdaq Proposal and the Charter Approval Proposal and the satisfaction or waiver of the other conditions to closing, the Business Combination will be consummated in accordance with the terms of the Business Combination Agreement.

If you vote against the Business Combination Proposal and the Business Combination Proposal does not obtain the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person or by proxy and entitled to vote at the Special Meeting, then the Business Combination Proposal will fail and we will not consummate the Business Combination. If we do not consummate the Business Combination, we may continue to try to complete a business combination with a different target business until January 28, 2022, unless we amend our current certificate of incorporation (which requires the affirmative vote of the holders of 65% of all then outstanding shares of Common Stock) and amend certain other agreements into which we have entered to extend the life of the Company. If we fail to complete an initial business combination by January 28, 2022, then we will be required to dissolve and liquidate the Trust Account by returning the then-remaining funds in such account to our Public Stockholders.

Q:	Do I have redemption rights?

A:

If you are a holder of Public Shares, you may redeem your Public Shares for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest not previously released to the Company to fund its working capital requirements plus Regulatory Withdrawals and/or to pay its franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), by (ii) the total number of then-outstanding Public Shares; provided that the Company will not redeem any shares of Class A Stock issued in the IPO to the extent that such redemption would result in the Company’s failure to have net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) in excess of $5,000,000. A Public Stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 20% of the shares of Class A Stock included in the Public Units sold in our IPO. Holders of our outstanding Public Warrants do not have redemption rights in connection with the Business Combination. Our Sponsor, directors and officers have agreed to waive their redemption rights with respect to their shares of Common Stock in connection with the consummation of the Business Combination, and the Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Our Initial Stockholders have also agreed to waive their right to a conversion price adjustment with respect to any shares of our Common Stock they may hold in connection with the consummation of the Business Combination. For illustrative purposes, based on the balance of our Trust Account of $425,323,144 as of September 30, 2020, the estimated per share redemption price would have been approximately $10.01. Additionally, shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise holders of such shares will only be entitled to a pro rata portion of the Trust Account (including interest not previously released to the Company to fund Regulatory Withdrawals and/or to pay its franchise and income taxes) in connection with the liquidation of the Trust Account, unless we complete an alternative business combination prior to January 28, 2022, unless we amend our current certificate of incorporation (which requires the affirmative vote of the holders of 65% of all then outstanding shares of Common Stock) and amend certain other agreements into which we have entered to extend the life of the Company.

Q:	Can the Company’s Initial Stockholders redeem their Founder Shares in connection with consummation of the Business Combination?

A:

No. Our Initial Stockholders, officers and directors have agreed to waive their redemption rights with respect to their shares of Common Stock in connection with the consummation of our Business Combination. Our Initial Stockholders have also agreed to waive their right to a conversion price adjustment with respect to any shares of our Common Stock they may hold in connection with the consummation of the Business Combination.

Q:	Is there a limit on the number of shares I may redeem?

A:

Yes. A Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), is restricted from exercising redemption rights with respect to more than an aggregate of 20% of the shares sold in our IPO. Accordingly, all shares in excess of 20% owned by a holder or “group” of holders will not be redeemed for cash. On the other hand, a Public Stockholder who holds less than 20% of the Public Shares and is not a member of a “group” may redeem all of the Public Shares held by such stockholder for cash.

In no event is your ability to vote all of your shares (including those shares held by you or by a “group” in excess of 20% of the shares sold in our IPO) for or against our Business Combination restricted.

We have no specified maximum redemption threshold under our current certificate of incorporation, other than the aforementioned 20% threshold. Each redemption of shares of Class A Stock by our Public Stockholders will reduce the amount in our Trust Account, which held cash and investment securities with a fair value of $425,323,144 as of September 30, 2020. The Business Combination Agreement provides that the obligation of the UWM Entities to consummate the Business Combination is conditioned on the total of (i) the amount in the Trust Account, after giving effect to redemptions of Public Shares, (ii) the proceeds from the Private Placement and (iii) all funds held by us outside of the Trust Account and immediately available to us, equaling or exceeding $712,500,000. This condition to closing in the Business Combination Agreement is for the sole benefit of the UWM Entities, and may be waived by the UWM Entities. If, as a result of redemptions of Class A Stock by our Public Stockholders, this condition is not met (or waived), then the UWM Entities may elect not to consummate the Business Combination. In addition, in no event will we redeem shares of our Class A Stock in an amount that would result in the Company’s failure to have net tangible assets equaling or exceeding $5,000,001.

Q:	Is there a limit on the total number of shares that may be redeemed?

A:

Yes. Our current certificate of incorporation provides that we may not redeem our Public Shares in an amount that would result in the Company’s failure to have net tangible assets in excess of $5,000,000 (such that we are not subject to the SEC’s “penny stock” rules) or any greater net tangible asset or cash requirement which may be contained in the Business Combination Agreement. Other than this limitation, our current certificate of incorporation does not provide a specified maximum redemption threshold. In addition, the Business Combination Agreement provides that the obligation of the UWM Entities to consummate the Business Combination is conditioned on the total of (i) the amount in the Trust Account, after giving effect to redemptions of Public Shares, (ii) the proceeds from the Private Placement and (iii) all funds held by us outside of the Trust Account and immediately available to us, equaling or exceeding $712,500,000. In the event the aggregate cash consideration we would be required to pay for all shares of Class A Stock that are validly submitted for redemption plus any amount required to satisfy the cash condition pursuant to the terms of the Business Combination Agreement exceeds the aggregate amount of cash available to us, we may not complete the Business Combination or redeem any shares, all shares of

Class A Stock submitted for redemption will be returned to the holders thereof, and we instead may search for an alternate business combination.

Based on the amount of $425,323,144 in our Trust Account as of September 30, 2020, and taking into account the anticipated gross proceeds of approximately $500,000,000 from the Private Placement, approximately 21,266,144 shares of Class A Stock may be redeemed and still enable us to have sufficient cash to satisfy the cash closing condition in the Business Combination Agreement. We refer to this as the maximum redemption scenario.

Q:	How will the absence of a maximum redemption threshold affect the Business Combination?

A:

The Business Combination Agreement provides that the obligation of the UWM Entities to consummate the Business Combination is conditioned on the total of (i) the amount in the Trust Account, after giving effect to redemptions of Public Shares, (ii) the proceeds from the Private Placement and (iii) all funds held by us outside of the Trust Account and immediately available to us, equaling or exceeding $712,500,000. As a result, we may be able to complete our Business Combination even though a substantial portion of our Public Stockholders do not agree with the Business Combination and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to our Sponsor, directors or officers or their affiliates. As of the date of this proxy statement, no agreements with respect to the private purchase of Public Shares by the Company or the persons described above have been entered into with any such investor or holder. We will file a Current Report on Form 8-K with the SEC to disclose private arrangements entered into or significant private purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or other proposals (as described in this proxy statement) at the Special Meeting.

Q:	Will how I vote affect my ability to exercise redemption rights?

A:

No. You may exercise your redemption rights whether you vote your shares of Common Stock for or against, or whether you abstain from voting on the Business Combination Proposal or any other proposal described by this proxy statement. As a result, the Business Combination Agreement can be approved by stockholders who will redeem their shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with a potentially less-liquid trading market, fewer stockholders, potentially less cash and the potential inability to meet the listing standards of Nasdaq.

Q:	How do I exercise my redemption rights?

A:

In order to exercise your redemption rights, you must (i) if you hold Public Units, separate the underlying Public Shares and Public Warrants, and (ii) prior to 5:00 p.m. Eastern Time on January 15, 2021 (two business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your Public Shares for cash to Continental Stock Transfer & Trust Company, our Transfer Agent, at the following address:

Continental Stock Transfer & Trust Company

1 State Street 30th Floor

New York, New York 10004

Attention: Mark Zimkind

Email: mzimkind@continentalstock.com

Please check the box on the enclosed proxy card marked “Stockholder Certification” if you are not acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other stockholder with respect to shares of Common Stock. Notwithstanding the foregoing, a holder of the Public Shares, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) will be restricted from exercising redemption rights with respect to more than an aggregate of 20% of the shares of Class A Stock included in the Public Units sold in our IPO. Accordingly, all Public Shares in excess of the 20% threshold beneficially owned by a Public Stockholder or group will not be redeemed for cash.

Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, we do not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically.

Stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name” are required to either tender their certificates to our Transfer Agent prior to the date set forth in these proxy materials, or up to two business days prior to the vote on the Business Combination Proposal at the Special Meeting, or to deliver their shares to the Transfer Agent electronically using Depository Trust Company’s (“DTC”) Deposit/Withdrawal At Custodian (“DWAC”) system, at such stockholder’s option. The requirement for physical or electronic delivery prior to the Special Meeting ensures that a redeeming stockholder’s election to redeem is irrevocable once the Business Combination is approved.

There is a nominal cost associated with the above-referenced tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge a tendering broker a fee and it is in the broker’s discretion whether or not to pass this cost on to the redeeming stockholder. However, this fee would be incurred regardless of whether or not we require stockholders seeking to exercise redemption rights to tender their shares, as the need to deliver shares is a requirement to exercising redemption rights, regardless of the timing of when such delivery must be effectuated.

Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?

A:

The U.S. federal income tax consequences of the redemption depends on particular facts and circumstances. Please see the section entitled “Proposal No. 1—Approval of the Business Combination—Material United States Federal Income Tax Considerations for Stockholders Exercising Redemption Rights.” We urge you to consult your tax advisors regarding the tax consequences of exercising your redemption rights.

Q:	If I am a Company warrant holder, can I exercise redemption rights with respect to my Public Warrants?

A:	No. The holders of our Public Warrants have no redemption rights with respect to our Public Warrants.

Q:	Do I have appraisal rights if I object to the proposed Business Combination?

A:	No. Appraisal rights are not available to holders of our Common Stock in connection with the Business Combination.

Q:	What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A:

The funds held in the Trust Account (together with the proceeds from the Private Placement) will be used to: (a) pay the Closing Cash Consideration pursuant to the Business Combination Agreement; (b) pay Company stockholders who properly exercise their redemption rights; and (c) pay certain other fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees and other professional fees) that were incurred by the Company in connection with the Business Combination and pursuant to the terms of the Business Combination Agreement.

Q:	What happens if the Business Combination is not consummated?

A:

There are certain circumstances under which the Business Combination Agreement may be terminated. Please see the section entitled “Proposal No. 1—Approval of the Business Combination—The Business Combination Agreement” for information regarding the parties’ specific termination rights.

If we do not consummate the Business Combination, we may continue to try to complete a business combination with a different target business until January 28, 2022. Unless we amend our current certificate of incorporation (which requires the affirmative vote of the holders of 65% of all then outstanding shares of Common Stock) and amend certain other agreements into which we have entered to extend the life of the Company, if we fail to complete an initial business combination by January 28, 2022, then we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem our Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Company to fund its working capital requirements plus Regulatory Withdrawals and/or to pay its franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish our Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per unit in the IPO. Please see the section entitled “Risk Factors—Risks Related to the Company and the Business Combination.”

Holders of our Founder Shares have waived any right to any liquidation distribution with respect to such shares. In addition, if we fail to complete a business combination by January 28, 2022, there will be no redemption rights or liquidating distributions with respect to our outstanding warrants, which will expire worthless.

Q:	When is the Business Combination expected to be completed?

A:

The closing of the Business Combination is expected to take place on or prior to the third business day following the satisfaction or waiver of the conditions described below in the subsection entitled “Proposal No. 1—Approval of the Business Combination—The Business Combination Agreement—Conditions to Closing of the Business Combination.” The closing is expected to occur in the fourth quarter of 2020. The Business Combination Agreement may be terminated by the Company, on the one hand, or SFS Corp. and UWM, on the other hand if the closing of the Business Combination has not occurred by March 31, 2021.

For a description of the conditions to the completion of the Business Combination, see the section entitled “Proposal No. 1—Approval of the Business Combination—The Business Combination Agreement—Conditions to Closing of the Business Combination.”

Q:	What do I need to do now?

A:

You are urged to read carefully and consider the information contained in this proxy statement, including the Annexes, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:	Who will solicit and pay the cost of soliciting proxies for the Special Meeting?

A:

The Company is soliciting proxies on behalf of its Board. The Company will pay the cost of soliciting proxies for the Special Meeting. The Company has engaged Morrow to assist in the solicitation of proxies for the Special Meeting. The Company has agreed to pay Morrow a fee of $32,500, plus disbursements, and will reimburse Morrow for its reasonable out-of-pocket expenses and indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. The Company will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of the Company’s Common Stock for their expenses in forwarding soliciting materials to beneficial owners of the Company’s Common Stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	Who can help answer my questions?

A:	If you have questions about the proposals or if you need additional copies of this proxy statement or the enclosed proxy card you should contact:

Gores Holdings IV, Inc.

9800 Wilshire Blvd.

Beverly Hills, California 90212

(310) 209-3010

Attention: Mark Stone

Email: mstone@gores.com

You may also contact our proxy solicitor at:

Morrow Sodali

470 West Avenue

Stamford, Connecticut 06902

Individuals, please call toll-free: (800) 662-5200

Banks and brokerage, please call: (203) 658-9400

Email: ghiv.info@investor.morrowsodali.com

To obtain timely delivery, our stockholders must request the materials no later than five business days prior to the Special Meeting.

You may also obtain additional information about us from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek redemption of your Public Shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to our Transfer Agent prior to the Special Meeting in accordance with the procedures detailed under the question “How do I exercise my redemption rights?” If you have questions regarding the certification of your position or delivery of your stock, please contact our Transfer Agent:

Continental Stock Transfer & Trust Company

1 State Street 30th Floor

New York, New York 10004

Attention: Mark Zimkind

Email: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT

This summary highlights selected information contained in this proxy statement and does not contain all of the information that may be important to you. You should read carefully this entire proxy statement, including the Annexes and accompanying financial statements of the Company and UWM, to fully understand the proposed Business Combination (as described below) before voting on the proposals to be considered at the Special Meeting (as described below). Please see the section entitled “Where You Can Find More Information” beginning on page 306 of this proxy statement.

Unless otherwise specified, all share calculations assume: (i) no exercise of redemption rights by the Company’s Public Stockholders; (ii) no inclusion of any shares of Class A Stock issuable upon the exercise of the Company’s warrants or any shares to be issued pursuant to the Incentive Plan at or following the closing of the Business Combination; and (iii) an equity raise of approximately $500,000,000 of gross proceeds from the Private Placement of 50,000,000 shares of Class A Stock at $10.00 per share.

Parties to the Business Combination

The Company

The Company is a blank check company incorporated on June 12, 2019 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

The Company’s securities are traded on Nasdaq under the ticker symbols “GHIV,” “GHIVU” and “GHIVW.” The Company intends to apply to list its Class A Stock and Public Warrants on the NYSE under the symbols “UWMC” and “UWMCW,” respectively, upon the closing of the Business Combination.

The mailing address of the Company’s principal executive office is 9800 Wilshire Blvd., Beverly Hills, California 90212.

UWM Entities

UWM

UWM is the second largest non-bank residential mortgage lender in the United States, originating mortgage loans exclusively through the wholesale mortgage lending channel. With over 6,700 team members and a culture of continuous innovation of technology and enhanced client experience, UWM leads its market by building upon its proprietary and exclusively licensed technology platforms, superior service and focused partnership with the Independent Mortgage Advisor community. UWM originates primarily conforming and government loans across all 50 states and the District of Columbia.

The mailing address of UWM’s principal executive office is 585 South Blvd E, Pontiac, Michigan 48341.

SFS Corp.

SFS Corp. is a Michigan corporation which was incorporated on January 18, 2012 to serve as the holding company for UWM.

UWM LLC

UWM LLC is a Delaware corporation which was incorporated on September 18, 2020 to serve as the holding company for UWM following the consummation of the transactions contemplated by the Business Combination.

The Business Combination Proposal

On September 22, 2020, the Company entered into the Business Combination Agreement. The Business Combination Agreement provides that, in connection with the Closing, among other things, (a) UWM LLC will issue to SFS Corp. a number of UWM Class B Common Units equal to the quotient of the Company Equity Value divided by $10.00, minus the number of outstanding shares of Class F Stock as of immediately prior to Closing; (b) the Company will contribute to UWM LLC an amount in cash equal to the Closing Cash Consideration, which is expected to be approximately $895,000,000 (which is net of expenses) assuming no redemptions by the Company’s stockholders; (c) UWM LLC will issue to the Company such number of UWM Class A Common Units equal to the number of shares of Class A Stock, outstanding immediately prior to the Closing (after giving effect to (i) redemptions by the Company’s stockholders, if any, (ii) the conversion of shares of the Company’s Class F Stock into shares of Class A Stock and (iii) the issuance of shares of Class A Stock pursuant to the Subscription Agreements); and (d) the Company will issue to SFS Corp. a number of shares of Class D Stock equal to the number of UWM Class B Common Units issued by UWM LLC to SFS Corp. pursuant to clause (a) above. UWM is currently a wholly-owned subsidiary of SFS Corp. Prior to the Closing, SFS Corp. will contribute all of the membership interests of UWM to UWM LLC such that, after such contribution, UWM will be a wholly-owned subsidiary of UWM LLC. For more information about the transactions contemplated by the Business Combination Agreement, please see the section entitled “Proposal No. 1—Approval of the Business Combination.” A copy of the Business Combination Agreement is attached to this proxy statement as Annex A.

Consideration to UWM LLC and SFS Corp. in the Business Combination

Subject to the terms of the Business Combination Agreement, the aggregate cash consideration to be paid in connection with the Business Combination is expected to be approximately $895,000,000 (which is net of expenses). The amount of cash consideration payable to UWM LLC is the sum of: (a) cash available to us from the Trust Account, after giving effect to any redemptions that may be elected by any of our Public Stockholders for their pro rata share of the aggregate amount of funds on deposit in the Trust Account as of two business days prior to the Closing (which instructions to redeem such public shares are further discussed in this proxy statement); plus (b) all of the Company’s other immediately available funds outside of the Trust Account; plus (c) the anticipated gross proceeds of approximately $500,000,000 from the Private Placement (clauses “(a),” “(b)” and “(c)” collectively, the “Available Cash”); and less (d) certain transaction fees and expenses of the Company, which transaction fees and expenses will not exceed $36,000,000 in the aggregate. The consideration to be distributed to SFS Corp. will be in the form of UWM Class B Common Units and Class D Stock. The number of shares of Class D Stock and UWM Class B Common Units issued to SFS Corp. is subject to adjustment based on the amount of cash held by UWM LLC after giving effect to the payment of the Closing Cash Consideration. Following the Closing, SFS Corp. may receive additional consideration in the form of Earn-Out Shares.

The following table sets forth ranges of Earn-Out Shares that SFS Corp. may receive, taking into account the various adjustments discussed above. Capitalized terms used in the following table and the accompanying footnotes have the meanings assigned to them in the Business Combination Agreement.

($ and shares in thousands)	Assume No Earn-Out Target	First Triggering Event(2) Achieved	Second Triggering Event(3) Achieved	Third Triggering Event(4) Achieved	Fourth Triggering Event(5) Achieved
Closing Cash Consideration	$895,323	$895,323	$895,323	$895,323	$895,323
Plus: Equity Interest Consideration	15,020,427	15,020,427	15,020,427	15,020,427	15,020,427
Consideration to UWM	$15,915,750	$15,915,750	$15,915,750	$15,915,750	$15,915,750
$ Value of Earn Out Shares(1)	$0	$294,970	$635,320	$1,021,051	$1,452,161
Earn Out Shares	0	22,690	45,380	68,070	90,760
Aggregate Consideration (inclusive of Earn Out Shares)	$15,915,750	$16,210,720	$16,551,070	$16,936,801	$17,367,911
Total Shares	1,502,043	1,524,733	1,547,423	1,570,113	1,592,803

(1)

Value of Earn-Out Shares is equal to shares of UWM Class B Common Units (equal to 1.5% of the Company Equity Value (as defined in the Business Combination Agreement) divided by $10.00), multiplied by the trigger price for each Triggering Event. For example, the First Triggering Event will be met when the volume weighted average closing price of a share of Class A Stock is greater than or equal to $13.00 over 10 trading days within any 30 trading day period, at which time approximately 22,690,000 Earn-Out Shares will be issued with an implied value of approximately $294,970,000 (based on a $13.00 stock price).

(2)

“First Triggering Event” means if the volume weighted average closing price of a share of Class A Stock is greater than or equal to $13.00 over 10 trading days within any 30 trading day period, but within the time period between the date of the closing of the Business Combination and the fifth year anniversary of the closing of the Business Combination (such time period, the “Earn-Out Period”).

(3)

“Second Triggering Event” means if the volume weighted average closing price of a share of Class A Stock is greater than or equal to $15.00 over any 10 trading days within any 30 trading day period, but within the Earn-Out Period.

(4)

“Third Triggering Event” means if the volume weighted average closing price of a share of Class A Stock is greater than or equal to $17.00 over any 10 trading days within any 30 trading day period, but within the Earn-Out Period.

(5)

“Fourth Triggering Event” means if the volume weighted average closing price of a share of Class A Stock is greater than or equal to $19.00 over any 10 trading days within any 30 trading day period, but within the Earn-Out Period

Related Agreements

Subscription Agreements

On September 22, 2020, the Company entered into subscription agreements, substantially in the form attached hereto as Annex D to this proxy statement (the “Subscription Agreements”), with certain investors, including our Sponsor, pursuant to which the investors have agreed to purchase an aggregate of 50,000,000 shares of Class A Stock in the Private Placement for an aggregate commitment of approximately $500,000,000. The Subscription Agreements are subject to certain conditions, including the closing of the Business Combination.

The shares of Class A Stock to be issued in connection with the Subscription Agreements have not been registered under the Securities Act, and will be issued in reliance on the exemption from registration requirements thereof provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. The Subscription Agreements provide that the Company will, within 30 days after the consummation of the transactions contemplated by the Business Combination Agreement, file with the SEC a registration statement registering the resale of such shares of Class A Stock and will use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof but no later than 60 days following the filing deadline.

The Subscription Agreements will terminate with no further force and effect upon the earlier to occur of: (a) such date and time as the Business Combination Agreement is terminated in accordance with its terms;

(b) upon the mutual written agreement of the parties to such Subscription Agreement; or (c) if any of the conditions to closing set forth in such Subscription Agreement are not satisfied on or prior to the closing and, as a result thereof, the Business Combination fails to occur.

Registration Rights Agreement

At the Closing, the Company will enter into the Registration Rights Agreement, substantially in the form attached as Annex E to this proxy statement, with the Gores Holders (as defined therein) and SFS Corp. (collectively, the “Restricted Stockholders”). Pursuant to the terms of the Registration Rights Agreement, (a) any outstanding share of Class A Stock or any other equity security (including the Private Placement Warrants and including shares of Class A Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Restricted Stockholder as of the date of the Registration Rights Agreement or thereafter acquired by a Restricted Stockholder upon conversion of the Class F Stock, upon exercise of any Private Placement Warrants and upon conversion of any Class B Stock that SFS Corp. may receive in any future UWM Unit Exchanges and (b) any other equity security of the Company issued or issuable with respect to any such share of Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise will be entitled to registration rights (collectively, “Registrable Securities”).

The Registration Rights Agreement provides that the Company will, within 30 days after the consummation of the transactions contemplated by the Business Combination Agreement, file with the SEC a shelf registration statement registering the resale of the shares of Class A Stock held by the Restricted Stockholders and will use its reasonable best efforts to have such registration statement declared effective as soon as practicable after the filing thereof, but in no event later than 60 days following the filing deadline. The Gores Holders and SFS Corp. are each entitled to make up to three demands for registration, excluding short form demands, that the Company register shares of Registrable Securities held by these parties. In addition, the Restricted Stockholders have certain “piggy-back” registration rights. The Company will bear the expenses incurred in connection with the filing of any registration statements filed pursuant to the terms of the Registration Rights Agreement. The Company and the Restricted Stockholders agree in the Registration Rights Agreement to provide customary indemnification in connection with any offerings of Registrable Securities effected pursuant to the terms of the Registration Rights Agreement.

The Registration Rights Agreement further provides that SFS Corp. is subject to restrictions on the transfer of Class A Stock that it owns for 180 days after the completion of the Business Combination.

Our Initial Stockholders entered into a letter agreement pursuant to which they agreed to restrictions on the transfer of their securities issued in the Company’s IPO, which (a) in the case of the Class F Stock and the Class A Stock underlying the Class F Stock is 180 days after the completion of the Business Combination, and (b) in the case of the Private Placement Warrants and the respective Class A Stock underlying the Private Placement Warrants is 30 days after the completion of the Business Combination.

Tax Receivable Agreement

Future exchanges by SFS Corp. (or its transferees or other assignees) of UWM Common Units and the stapled shares of Class D Stock or Class C Stock for shares of our Class B Stock or Class A Stock and future purchases of UWM Common Units (along with the stapled shares of our Class D Stock or Class C Stock) from SFS Corp. (or its transferees or other assignees) are expected to produce favorable tax attributes for us. These tax attributes would not be available to us in the absence of those transactions. The anticipated tax basis adjustments are expected to reduce the amount of tax that we would otherwise be required to pay in the future.

At the Closing, we intend to enter into a tax receivable agreement with SFS Corp. that will provide for the payment by us to SFS Corp. (or its transferees or other assignees) of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of: (a) certain increases in tax basis resulting from exchanges of UWM Common Units; (b) imputed interest deemed to be paid by the Company as a result of payments it makes under the tax receivable agreement; (c) certain increases in tax basis resulting from payments the Company makes under the tax receivable agreement; and (d) disproportionate allocations (if any) of tax benefits to the Company as a result of section 704(c) of the Code (the tax attributes in clauses “(a)” through “(d)” collectively referred to as the “Covered Tax Attributes”). The tax receivable agreement will make certain simplifying assumptions regarding the determination of the cash savings that we realize or are deemed to realize from the Covered Tax Attributes, which may result in payments pursuant to the tax receivable agreement in excess of those that would result if such assumptions were not made.

The actual tax benefit, as well as the amount and timing of any payments under the tax receivable agreement, will vary depending upon a number of factors, including, among others, the timing of exchanges by or purchases from SFS Corp., the price of our Class A Stock at the time of the exchanges or purchases, the extent to which such exchanges are taxable, the amount and timing of the taxable income we generate in the future and the tax rate then applicable and the portion of our payments under the tax receivable agreement constituting imputed interest.

Incentive Plan

Our Board approved the Incentive Plan on December 11, 2020, subject to stockholder approval of the Incentive Plan at the Special Meeting. The purpose of the Incentive Plan is to enhance the Post-Combination Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Post-Combination Company by providing these individuals with equity ownership opportunities. These incentives are provided through the grant of stock options, including incentive stock options, and nonqualified stock options, stock appreciation rights, restricted stock, dividend equivalents, restricted stock units, and other stock based awards. For more information about the Incentive Plan, please see the section entitled “Proposal No. 6—Approval of the Incentive Plan, Including the Authorization of the Initial Share Reserve under the Incentive Plan—Summary of the Incentive Plan.”

Organizational Structure

The following diagram depicts the current ownership structure of UWM:

1.	Represents special purpose entities used in loan securitization activities.

The following diagram, which assumes that there are no redemptions by the Company’s current Public Stockholders in connection with the Business Combination, illustrates the ownership structure of the Post-Combination Company immediately following the Business Combination:

(1)	Includes Class A Stock purchased by our Sponsor in the Private Placement.
(2)

Represents the economic interest in the capital stock of the Post-Combination Company. The Post-Combination Company holds an aggregate of approximately 6.4% of the economic interest in UWM LLC, which holds all of the business of the Post-Combination Company.

Redemption Rights

Pursuant to our current certificate of incorporation, holders of Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share equal to the quotient obtained by dividing (i) the aggregate amount on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest not previously released to the Company to fund its working capital requirements plus Regulatory Withdrawals and/or to pay its franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses), by (ii) the total number of then-outstanding Public Shares; provided that the Company will not redeem any shares of Class A Stock issued in the IPO to the extent that such redemption would result in the Company’s failure to have net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) in excess of $5,000,000. As of September 30, 2020, the redemption price would have been approximately $10.01 per share. Notwithstanding the foregoing, a holder of the Public Shares, together with any affiliate of his or her or any other person with whom he or she is acting in concert or as a “group” (as defined in Section 13(d)-(3) of the Exchange Act) will be restricted from exercising redemption rights with respect to more than an aggregate of 20% of the shares of Class A Stock included in the units sold in our IPO.

If a holder exercises its redemption rights, then such holder will be exchanging its shares of our Class A Stock for cash and will no longer own shares of the Post-Combination Company. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our Transfer Agent in accordance with the procedures described herein. Please see the section entitled “Special Meeting in Lieu of 2021 Annual Meeting of Company Stockholders—Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Impact of the Business Combination on the Company’s Public Float

It is anticipated that, upon completion of the Business Combination, and assuming that no shares are elected to be redeemed: (i) the Company’s Public Stockholders (other than the Private Placement Investors) will retain an economic interest of approximately 41% of the capital stock of the Post-Combination Company; (ii) the Private Placement Investors will hold an economic interest of approximately 49% of the capital stock of the Post-Combination Company (such that Public Stockholders, including Private Placement Investors, will own approximately 90% of the Post-Combination Company); and (iii) our Initial Stockholders (including our Sponsor) will retain an economic interest of approximately 10% of the capital stock of the Post-Combination Company. SFS Corp. will not have any economic interest in the capital stock of the Post-Combination Company, but will hold 79% of the combined voting power of the capital stock of the Post-Combination Company, through its ownership of Class D Stock, due to the Voting Limitation. Without the Voting Limitation, SFS Corp. would have 99% of the combined voting power capital stock of the Post-Combination Company. It is anticipated that, upon completion of the Business Combination, and assuming that no shares are elected to be redeemed: (a) the Post-Combination Company will hold approximately 6% of the outstanding UWM Common Units and (b) SFS Corp. will hold approximately 94% of the outstanding UWM Common Units. UWM LLC, in turn, will own 100% of UWM, the operating company.

In addition, subject to the approval of the Incentive Plan Proposal and the authorization of the initial share reserve, the Company will have the ability to issue up to 80,000,000 shares of Class A Stock pursuant to awards under the Incentive Plan.

The Private Placement Investors have agreed to purchase in the aggregate approximately 50,000,000 shares of Class A Stock, for approximately $500,000,000 of gross proceeds, in the Private Placement. In this proxy statement, we assume that approximately $500,000,000 of the gross proceeds from the Private Placement, in addition to funds from the Trust Account (plus any interest accrued thereon), will be used to fund the cash consideration to be contributed to UWM LLC in the Business Combination and to pay certain transaction expenses. The ownership percentage with respect to the Post-Combination Company following the Business Combination (i) does not take into account (a) warrants to purchase Class A Stock that will remain outstanding immediately following the Business Combination, (b) the issuance of any shares upon completion of the Business Combination under the Incentive Plan, or (c) any Earn-Out Shares that may be issued to SFS Corp. if the price of the Class A Stock exceeds certain thresholds during the five-year period following the Closing, but (ii) does include Founder Shares, which will be converted into shares of Class A Stock at the closing of the Business Combination on a one-for-one basis. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by the Company’s existing stockholders in the Post-Combination Company will be different. For more information, please see the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information” and “Proposal No. 6—Approval of the Incentive Plan, Including the Authorization of the Initial Share Reserve Under the Incentive Plan.”

The following table illustrates varying levels of economics interests and voting power in the capital stock of the Post-Combination Company, assuming no redemptions by the Company’s Public Stockholders and the maximum redemptions by the Company’s stockholders:(1)

	No Redemptions		21.3 Million Shares of Class A Stock Redeemed
	Economic Interest(2)	Voting Power	Economic Interest(2)	Voting Power
The Company’s Public Stockholders	41.2%	8.6%	25.9%	5.4%
The Private Placement Investors	48.5%	10.2%	61.1%	12.8%
Initial Stockholders	10.3%	2.2%	13.0%	2.8%
UWM Stockholders	0.0%	79.0%	0.0%	79.0%

	100.0%	100.0%	100.0%	100.0%

(1)	This table, other than the maximum redemption scenario wherein 21.3 million shares of Class A Stock are redeemed, reflects the assumptions as set forth in the preceding paragraph.
(2)

Represents the economic interest in the capital stock of the Post-Combination Company. The Post-Combination Company holds an aggregate of approximately 6.4% of the economic interest in UWM LLC, which holds all of the business of the Post-Combination Company.

Board of Directors of the Company Following the Business Combination

Jeff Ishbia, Mat Ishbia, Justin Ishbia, Kelly Czubak, Alex Elezaj, Laura Lawson, Isiah Thomas, Robert Verdun and Melinda Wilner have each been nominated to serve as directors of the Post-Combination Company upon completion of the Business Combination. Please see the sections entitled “Proposal No. 5—Election of Directors to the Board of Directors” and “Management after the Business Combination” for additional information.

The Charter Approval Proposal

Upon the closing of the Business Combination, our current certificate of incorporation will be amended promptly to reflect the Charter Approval Proposal to:

•	change the Post-Combination Company’s name to “UWM Corporation”;

•	change the purpose of the Post-Combination Company to “engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware”;

•

provide that, following the filing of the Proposed Charter with the Secretary of State of the State of Delaware and immediately prior to the consummation of any business combination, each share of Class F Stock outstanding immediately prior to such filing will automatically be converted into one share of Class A Stock without any action on the part of any person and, concurrently with such conversion, the number of authorized shares of Class F Stock will be reduced to zero;

•

(i) increase the Post-Combination Company’s total number of authorized shares of capital stock from 221,000,000 shares to 9,200,000,000 shares of capital stock, (ii) increase the Post-Combination Company’s authorized Class A Stock from 200,000,000 shares to 4,000,000,000 shares of Class A

Stock, (iii) create the Post-Combination Company’s Class B Stock, consisting of 1,700,000,000 authorized shares of Class B Stock, (iv) create the Post-Combination Company’s Class C Stock, consisting of 1,700,000,000 authorized shares of Class C Stock, (v) create the Post-Combination Company’s Class D Stock, consisting of 1,700,000,000 authorized shares of Class D Stock, and (iv) increase the Post-Combination Company’s authorized shares of Preferred Stock from 1,000,000 to 100,000,000 shares of Preferred Stock;

•

provide that each share of Class B Stock and Class D Stock, as applicable, will automatically convert into one share of Class A Stock or Class C Stock, as applicable, (a) upon any sale or other transfer of such share to a third party other than a permitted transferee or (b) if SFS Corp. owns less than 10% of the outstanding Common Stock;

•

provide that, in no event shall a holder of Common Stock, together with one or more other “includable corporations” (as defined in the Code) of such holder or entities disregarded as separate from such holder for U.S federal income tax purposes, be entitled to vote in excess of 79% of the voting power of the holders of the outstanding shares then voting together as a single class on such matter;

•

provide that, subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of outstanding shares of Common Stock of the Post-Combination Company will vote together as a single class on all matters with respect to which stockholders of the Post-Combination Company are entitled to vote under applicable law, the Proposed Charter or the Amended and Restated Bylaws, or upon which a vote of the stockholders generally entitled to vote is otherwise called for by the Post-Combination Company, (i) the holders of Class A Stock and holders of Class C Stock will be entitled to one vote per share of Class A Stock or Class C Stock, respectively, and (ii) holders of Class B Stock and holders of Class D Stock will be entitled to ten votes per share of Class B Stock or Class D Stock, respectively, such that the holders of Class B Stock and the holders of Class D Stock immediately following the closing of the Business Combination will have the ability to control the outcome of matters requiring stockholder approval (even though the holders of Class B Stock and Class D Stock own less than a majority of the outstanding shares of Common Stock), including the election of directors and significant corporate transactions (such as a merger or other sale of the Post-Combination Company or its assets);

•

provide that, subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of Class A Stock and the holders of Class B Stock will be entitled to receive dividends with respect to shares of Class A Stock and Class B Stock, respectively, when, as and if declared by the Post-Combination Company’s Board, while holders of Class C Stock and holders of Class D Stock will not be entitled to receive dividends with respect to shares of Class C Stock or Class D Stock, respectively;

•

provide that the Post-Combination Company’s Board (other than those directors, if any, elected by the holders of any outstanding series of Preferred Stock) will be divided into three classes, as nearly equal in number as possible, designated as Class I, Class II and Class III, and that with respect to the directors of the Post-Combination Company’s Board (i) the directors of each class the term of which then expires will be elected to hold office for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation, disqualification or removal and (ii) in case of any increase or decrease, from time to time, in the number of directors (other than those directors, if any, elected by the holders of any outstanding series of Preferred Stock), the number of directors in each class will be apportioned by resolution of the Post-Combination Company’s Board as nearly equal as possible;

•

provide that until any time prior to 5:00 p.m. Eastern Time on the first date following the date on which the voting power of all of the then outstanding shares of Class B Stock and Class D Stock, voting together as a single class, represents less than 50% of the voting power of all of the then outstanding shares of the Post-Combination Company generally entitled to vote, voting together as a single class (the “Voting Rights Threshold Date”), any director elected by the stockholders generally entitled to vote may be removed with or without cause, and, any time from and after the Voting Rights Threshold Date, any such director may be removed only for cause;

•

provide that, with respect to directors elected by the stockholders generally entitled to vote, from and after the Voting Rights Threshold Date, (i) newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the Post-Combination Company’s Board resulting from death, resignation, disqualification, removal or other cause will be filled solely and exclusively by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, and (ii) any director so elected will hold office until the expiration of the term of office of the director whom he or she has replaced and until his or her successor is elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal;

•

provide that, prior to the Voting Rights Threshold Date, the affirmative vote of the holders of at least a majority in voting power of the then outstanding shares of the Post-Combination Company generally entitled to vote, voting together as a single class, and, from and after the Voting Rights Threshold Date, the affirmative vote of the holders of at least 75% in voting power of the then outstanding shares of the Post-Combination Company generally entitled to vote, is required to alter, amend, make or repeal any provision of the Amended and Restated Bylaws;

•

provide that special meetings of stockholders for any purpose or purposes may be called at any time, but only by (i) the Chairperson of the Post-Combination Company’s Board, (ii) the Chief Executive Officer of the Post-Combination Company or (iii) the Post-Combination Company’s Board, and may not be called by any other person or persons;

•

provide that the Post-Combination Company will have no interests or expectancy in, or in being offered an opportunity to participate in, and renounces, to the fullest extent permitted by applicable law, (i) any corporate opportunity with respect to any lines of business, business activity or business venture conducted by any holder of outstanding shares of Class B Stock or Class D Stock, any affiliate of such holder or any director, officer or stockholder of such holder or any affiliate of such holder (collectively, the “UWM Related Persons”) as of the date of the filing of the Proposed Charter with the Secretary of State of the State of Delaware and (ii) any corporate opportunity received by, presented to, or originated by, a UWM Related Person after the date of the filing of the Proposed Charter with the Secretary of State of the State of Delaware in such UWM Related Person’s capacity as a UWM Related Person (and not in his, her or its capacity as a director, officer or employee of the Post-Combination Company), in each case, other than in any corporate opportunity with respect to residential mortgage lending;

•

provide that, unless the Post-Combination Company consents in writing to the selection of an alternative forum, (i) any derivative action brought on behalf of the Post-Combination Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or employee of the Post-Combination Company to the Post-Combination Company or the Post-Combination Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Proposed Charter or the Amended and Restated Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine of the State of Delaware, in each case, will be required to be filed in either (x) the Sixth Judicial Circuit, Oakland County, Michigan (or, if the Sixth Judicial Circuit, Oakland County, Michigan lacks jurisdiction over any such action or proceeding, then another state court of the State of Michigan, or if no state court of the State of Michigan has jurisdiction over any such action or proceeding, then the United Stated District Court for the Eastern District of Michigan) or (y) the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over any such action or proceeding, then the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware lacks jurisdiction then the United States District Court for the District of Delaware);

•

require that, from and after the Voting Rights Threshold Date, in addition to any affirmative vote required by applicable law, the affirmative vote of the holders of at least seventy-five percent (75%) in voting power of the then outstanding shares of the Post-Combination Company generally entitled to vote is required to make any amendment to Article VII (Board of Directors) or Article VIII (Written Consent of Stockholders) of the Proposed Charter;

•	delete the prior provisions under Article IX (Business Combination Requirements; Existence) of the Proposed Charter relating to our status as a blank check company; and

•	provide that, from and after the Voting Rights Threshold Date, stockholders may not take action by consent in lieu of a meeting.

Please see the section entitled “Proposal No. 3—Approval of the Proposed Charter” for more information.

Other Proposals

In addition, the stockholders of the Company will be asked to vote on:

•

a proposal to approve, for purposes of complying with applicable Nasdaq Listing Rules, the issuance of more than 20% of the Company’s issued and outstanding Common Stock pursuant to the Business Combination and the Private Placement (Proposal No. 2);

•	a separate proposal to approve, on a non-binding advisory basis, certain governance provisions in the Proposed Charter in accordance with SEC requirements (Proposal No. 4);

•

a proposal to approve and adopt the Incentive Plan, a copy of which is attached to this proxy statement as Annex G, including the authorization of the initial share reserve under the Incentive Plan (Proposal No. 6); and

•

a proposal to adjourn the Special Meeting to a later date or dates, (A) to ensure that any supplement or amendment to this proxy statement that the Board has determined in good faith is required by applicable law to be disclosed to Company stockholders and for such supplement or amendment to be promptly disseminated to Company stockholders prior to the Special Meeting, (B) if, as of the time for which the Special Meeting is originally scheduled, there are insufficient shares of Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Special Meeting or (C) to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Approval Proposal, the Director Election Proposal or the Incentive Plan Proposal (Proposal No. 7).

Please see the section entitled “Proposal No. 2—Approval of the Issuance of More than 20% of the Company’s Issued and Outstanding Common Stock in Connection with the Business Combination and the Private Placement,” “Proposal No. 4—Approval of Certain Governance Provisions in the Proposed Charter,” “Proposal No. 6—Approval of the Incentive Plan, Including the Authorization of the Initial Share Reserve under the Incentive Plan,” and “Proposal No. 7—The Adjournment Proposal” for more information.

Date, Time and Place of Special Meeting

In light of public health concerns regarding the coronavirus (COVID-19) pandemic, the Special Meeting will be held via live webcast at https://www.cstproxy.com/goresholdingsiv/2021 on January 20, 2021, at 9:00 a.m. Eastern Time. The Special Meeting can be accessed by visiting https://www.cstproxy.com/goresholdingsiv/2021, where you will be able to listen to the meeting live and vote during the meeting. Additionally, you have the option to listen to the Special Meeting by dialing +1 888-965-8995 (toll-free within the U.S. and Canada) or +1 415-655-0243 (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is 45561260#, but please note that you cannot vote or ask questions if you choose to participate telephonically. Please note that you will only be able to access the Special Meeting by means of remote communication.

Voting Power; Record Date

Only Company stockholders of record at the close of business on December 15, 2020, the record date for the Special Meeting, will be entitled to vote at the Special Meeting. You are entitled to one vote for each share of Company Common Stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 53,125,000 shares of Company Common Stock outstanding and entitled to vote, of which 42,500,000 are shares of Class A Stock and 10,625,000 are Founder Shares held by our Initial Stockholders.

Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded in accordance with GAAP. Under this method of accounting, the Company will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of UWM issuing stock for the net assets of the Company, accompanied by a recapitalization. The net assets of the Company will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of UWM.

Appraisal Rights

Appraisal rights are not available to our stockholders in connection with the Business Combination.

Proxy Solicitation

The Company is soliciting proxies on behalf of its Board. Proxies may be solicited by mail. The Company has engaged Morrow to assist in the solicitation of proxies.

If a stockholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the Special Meeting. A stockholder may also change its vote by submitting a later-dated proxy, as described in the section entitled “Special Meeting in Lieu of 2021 Annual Meeting of Company Stockholders—Revoking Your Proxy.”

Interests of Certain Persons in the Business Combination

In considering the recommendation of our Board to vote for the proposals presented at the Special Meeting, including the Business Combination Proposal, you should be aware that aside from their interests as stockholders, our Sponsor and certain members of our Board and officers have interests in the Business Combination that are different from, or in addition to, the interests of our stockholders generally. Our Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination and transaction agreements and in recommending to our stockholders that they vote in favor of the proposals presented at the Special Meeting, including the Business Combination Proposal. Stockholders should take these interests into account in deciding whether to approve the proposals presented at the Special Meeting, including the Business Combination Proposal. These interests include, among other things:

•	the fact that our Initial Stockholders have agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve the proposed Business Combination;

•

the fact that our Initial Stockholders have agreed to waive their rights to conversion price adjustments with respect to any shares of our Common Stock they may hold in connection with the consummation of the Business Combination;

•

the fact that our Sponsor paid an aggregate of $25,000 for 11,500,000 Founder Shares in July, 2019 and, after giving effect to the cancellation of 875,000 Founder Shares on March 9, 2020, the remaining 10,625,000 Founder Shares will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $106,250,000 but, given the restrictions on such shares, we believe such shares have less value;

•

the fact that our Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete an initial business combination by January 28, 2022;

•

the fact that our Sponsor paid an aggregate of approximately $10,500,000 for its 5,250,000 Private Placement Warrants to purchase shares of Class A Stock and that such Private Placement Warrants will expire worthless if a business combination is not consummated by January 28, 2022;

•

the continued right of our Sponsor to hold our Class A Stock and the shares of Class A Stock to be issued to our Sponsor upon exercise of its Private Placement Warrants following the Business Combination, subject to certain lock-up periods;

•

if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party (other than our independent public accountants) for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the Business Combination;

•

the fact that our Sponsor, officers and directors will lose their entire investment in us and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by January 28, 2022;

•

that, at the closing of the Business Combination we will enter into the Registration Rights Agreement with the Restricted Stockholders, which provides for registration rights to Restricted Stockholders and their permitted transferees; and

•

that our Sponsor has entered into a Subscription Agreement with the Company, pursuant to which the Sponsor has committed to purchase 14,460,000 shares of Class A Stock in the Private Placement for an aggregate commitment of approximately $144,600,000, provided that our Sponsor has the right to syndicate the Class A Common Stock purchased under such Subscription Agreement in advance of the Closing.

Reasons for the Approval of the Business Combination

We were formed for the purpose of effecting an initial business combination with one or more businesses. We sought to do this by utilizing the networks and industry experience of both our Sponsor and our Board to identify, acquire and operate one or more businesses within or outside of the United States, although we were not limited to a particular industry or sector.

In particular, our Board considered the following positive factors, although not weighted or in any order of significance:

•	Industry Leadership of UWM. The Board took into account the size and breadth of UWM’s business, including that UWM is currently the #2 mortgage originator and the #1 wholesale mortgage originator.

The Board noted that UWM provides a best-in-class broker experience, which includes providing white-labeled proprietary and exclusively licensed technology and marketing tools to support its brokers, which all help to create a differentiated experience that drives a large and diversified broker customer base. The Board further noted UWM’s accelerating scale with respect to speed from application to ready-to-close, loans per month per production team member, costs to originate and net promoter score, all of which may help to drive faster speed, better service and lower cost than competitors.

•

Consistent Growth and Accelerating Scale. The Board took into account UWM’s growth and growth prospects, including UWM’s increasing total originations growth and purchase originations growth rate, which has consistently outpaced its competitors, as well as UWM’s servicing portfolio growth. The Board also noted UWMs potential multiple growth levers, which include sector wide tailwinds, the potential for continued outperformance in the wholesale portion of the market in which UWM has leading market share, the potential for continued market share gains, the potential for continued investment in product offerings and potential ancillary product offerings.

•

Technology and Data & Analytics Pricing Support. The Board took into account UWM’s sophisticated and dynamic pricing engine that is customized for various broker cohorts which provides daily market surveillance and monitoring and allows UWM to appropriately price, track and engage with brokers. The Board noted that the UWM management team has created technology and tools that provide advanced data and analytics in order to manage UWM’s business and drive its operational decisions.

•

Financial Profile. The Board took into account UWM’s financial profile, which includes strong revenue growth and gain on sale margin, a model that minimizes credit risk, a fully developed technology platform with significant operational leverage, a large and liquid capital markets strategy, minimal incremental borrower acquisition costs and a variable expense structure.

•

Experienced and Proven Management Team. The Board considered the fact that the Post-Combination Company will be led by the senior management team of UWM, including Mat Ishbia, which has a proven track record of operational excellence, financial performance, growth and ongoing capabilities for innovation.

•

Opinion of the Company’s Financial Advisor. The Board took into account the opinion of Moelis, dated September 22, 2020, addressed to the Board as to the fairness, from a financial point of view and as of the date of such opinion, of the consideration to be paid by the Company in the Business Combination, which opinion was based on and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications set forth in such opinion as more fully described above under the caption “Proposal No. 1—Approval of the Business Combination—Opinion of the Company’s Financial Advisor.”

•

Other Alternatives. The Board believed, after a thorough review of other business combination opportunities reasonably available to the Company, that the proposed Business Combination represents the best potential business combination for the Company based upon the process utilized to evaluate and assess other potential acquisition targets. The Board and Company management also believed that such processes had not presented a better alternative.

•	Terms of the Business Combination Agreement. The Board considered the terms and conditions of the Business Combination Agreement and the Business Combination.

•

Independent Director Role. The Board is comprised of a majority of independent directors who are not affiliated with our Sponsor and its affiliates, including The Gores Group. In connection with the Business Combination, our independent directors, Messrs. Randall Bort, William Patton and Jeffrey Rea, took an active role in evaluating the proposed terms of the Business Combination, the Business Combination Agreement, the Related Agreements and the amendments to our current certificate of incorporation to take effect upon the completion of the Business Combination. Our independent directors evaluated and unanimously approved, as members of the Board, the Business Combination Agreement and the Business Combination.

The Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•	Benefits Not Achieved. The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe.

•

Liquidation of the Company. The risks and costs to the Company if the Business Combination is not completed, including the risk of diverting management focus and resources from other businesses combination opportunities, which could result in the Company being unable to effect a business combination by January 28, 2022 and force the Company to liquidate and the warrants to expire worthless, unless we amend our current certificate of incorporation (which requires the affirmative vote of the holders of 65% of all then outstanding shares of Common Stock) and amend certain other agreements into which we have entered to extend the life of the Company.

•

Exclusivity. The fact that the Business Combination Agreement includes an exclusivity provision that prohibits the Company from soliciting other business combination proposals, which restricts the Company’s ability to consider other potential business combinations prior to the earlier of the consummation of the Business Combination and the termination of the Business Combination Agreement.

•	Stockholder Vote. The risk that the Company’s stockholders may fail to provide the respective votes necessary to effect the Business Combination.

•	Closing Conditions. The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within the Company’s control.

•

Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin the consummation of the Business Combination.

•	Fees and Expenses. The fees and expenses associated with completing the Business Combination.

•

Other Risks. Various other risks associated with the Business Combination, the business of the Company, UWM’s business, UWM’s financing and UWM’s regulatory environment and described under “Risk Factors” beginning on page 59 of this proxy statement.

For more information about our decision-making process, please see the section entitled “Proposal No. 1—Approval of the Business Combination—The Company’s Board of Directors’ Reasons for the Approval of the Business Combination.”

Conditions to Closing of the Business Combination

Conditions to Each Party’s Obligations

The respective obligations of the Company and the UWM Entities to consummate and effect the Business Combination are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

•

the required vote of the Company’s stockholders to approve the Business Combination Proposal, the Nasdaq Proposal and the Charter Approval Proposal shall have been duly obtained in accordance with the DGCL, the Company’s current certificate of incorporation and bylaws and the rules and regulations of Nasdaq;

•	there must not be in effect any law or regulation enjoining or prohibiting the consummation of the Business Combination;

•

certain organizational actions shall have been completed by the Company, SFS Corp. and UWM LLC, including the entering into of the UWM A&R LLCA by SFS Corp., the filing of the Second A&R Certificate of Incorporation of the Company with the Delaware Secretary of State and the adoption of the Amended and Restated Bylaws of the Company; and

•	certain state and federal regulatory approvals required in connection with the Business Combination shall have been received, as set forth in the Business Combination Agreement

Conditions to the UWM Entities’ Obligations

The obligations of UWM Entities to consummate the Business Combination are subject to the satisfaction, at or prior to the closing of the Business Combination, of each of the following conditions, any of which may be waived, in writing, by SFS Corp.:

•

the representations and warranties of the Company, without giving effect to any limitation contained therein as to materiality or material adverse effect or any similar limitation contained therein, must be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties of the Company to be so true and correct would not have a Company Material Adverse Effect;

•

the Company must have performed or complied in all material respects with all agreements and covenants required to be performed or complied with by it under the Business Combination Agreement at or prior to Closing;

•	no Company Material Adverse Effect shall have occurred since the date of the Business Combination Agreement;

•

the Company must have delivered to SFS Corp. a certificate executed by an authorized officer of the Company, to the effect that the conditions set forth in the three immediately preceding bullet points have been satisfied;

•

the Company must have delivered or stand ready to deliver duly executed copies of all certificates, instruments, contracts, closing deliverables and other documents required to be delivered by it pursuant to the Business Combination Agreement; and

•	the amount of Available Cash must equal or exceed $712,500,000.

Conditions to the Company’s Obligations

The obligation of the Company to consummate Business Combination is subject to the satisfaction, at or prior to the closing of the Business Combination, of each of the following conditions, any of which may be waived, in writing, by the Company:

•

the representations and warranties of each of the UWM Entities with respect to (a) fundamental representations (i.e., representations related to organization and authority, authorization and enforceability, subsidiaries, capitalization and brokers fees), without giving effect to any limitation as to materiality or material adverse effect or any similar limitation set forth therein, must be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date (or, if given as of an earlier date, as of such earlier date); (b) there not being a UWM Material Adverse Effect must be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date; and (c) all other representations and warranties, without giving effect to any limitation as to materiality or material adverse effect or any similar limitation contained therein, must be true and correct as of the Closing Date as if made on and as of the Closing Date (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not have a UWM Material Adverse Effect;

•

each of SFS Corp. and UWM must have performed or complied in all material respects with all agreements and covenants required to be performed or complied with by it under the Business Combination Agreement at or prior to Closing;

•	no UWM Material Adverse Effect shall have occurred since the date of the Business Combination Agreement;

•

SFS Corp. must have delivered to the Company a certificate executed by an authorized officer of SFS Corp., to the effect that the conditions set forth in the three immediately preceding bullet points have been satisfied; and

•

SFS Corp. must have delivered, or caused to be delivered, or stand ready to deliver duly executed copies of all certificates, instruments, contracts, closing deliverables and other documents required to be delivered by it pursuant to the Business Combination Agreement.

Regulatory Matters

In connection with the Business Combination, UWM must notify certain federal and state regulatory agencies, as well as GSEs, regarding the impact of the transactions contemplated by the Business Combination Agreement prior to Closing. Applicable law and guidelines obligate UWM to provide such notification and, in certain circumstances, secure approval from those agencies and GSEs before the Closing of the Business Combination. Notifications to the regulatory agencies and GSEs consist of notifications, change of ownership applications and/or re-licensing. Receipt of these approvals, unless waived, is a condition to the Closing of the Business Combination.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of Company stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the Company’s Common Stock outstanding on the record date and entitled to vote at the Special Meeting is represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum.

The approval of the Business Combination Proposal, the Nasdaq Proposal, the Governance Proposal, which is a non-binding advisory vote, the Incentive Plan Proposal and the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person or by proxy and entitled to vote at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person at the Special Meeting, as well as an abstention from voting and a broker non-vote will have no effect on the Business Combination Proposal, the Nasdaq Proposal, the Governance Proposal, the Incentive Plan Proposal or the Adjournment Proposal. Our Initial Stockholders have agreed to vote their shares of Common Stock in favor of the Business Combination Proposal.

The approval of the Charter Approval Proposal requires (i) the affirmative vote of holders of a majority of our outstanding shares of Common Stock entitled to vote thereon at the Special Meeting and (ii) the affirmative vote of holders of a majority of our outstanding shares of Class F Stock, voting separately as a single class, entitled to vote thereon at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person at the Special Meeting, as well as an abstention from voting and a broker non-vote, with regard to the Charter Approval Proposal will have the same effect as a vote “AGAINST” such Charter Approval Proposal.

Directors are elected by a plurality of all of the votes cast by holders of shares of our Common Stock represented in person or by proxy and entitled to vote thereon at the Special Meeting. This means that the nine director nominees who receive the most affirmative votes will be elected. Stockholders may not cumulate their votes with respect to the election of directors. Assuming a valid quorum is established, abstentions and broker non-votes will have no effect on the election of directors.

The Business Combination is conditioned on the approval of the Business Combination Proposal, the Nasdaq Proposal and the Charter Approval Proposal at the Special Meeting. Each of the proposals other than the Business Combination Proposal, the Nasdaq Proposal and the Charter Approval Proposal is conditioned on the approval of the Business Combination Proposal, the Nasdaq Proposal and the Charter Approval Proposal, other than the Governance Proposal and the Adjournment Proposal, which are not conditioned on the approval of any other proposal set forth in this proxy statement.

It is important for you to note that in the event that the Business Combination Proposal, the Nasdaq Proposal or the Charter Approval Proposal do not receive the requisite vote for approval, we will not consummate the Business Combination. If we do not consummate the Business Combination and fail to complete an initial business combination by January 28, 2022, we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to our Public Stockholders.

Opinion of the Company’s Financial Advisor

At the meeting of the Board on September 22, 2020 to evaluate and approve the Business Combination, Moelis delivered an oral opinion, which was confirmed by delivery of a written opinion, dated September 22, 2020, addressed to the Board to the effect that, as of the date of the opinion and based upon and subject to the assumptions, conditions and limitations set forth in the opinion, the consideration to be paid by the Company in the Business Combination was fair, from a financial point of view, to the Company.

The full text of Moelis’ written opinion, dated September 22, 2020, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion (which are also summarized herein), is attached as Annex H to this proxy statement and is incorporated herein by reference. Moelis’ opinion was provided for the use and benefit of the Board (in its capacity as such and not in any other capacity) in its evaluation of the Business Combination (and, in its engagement letter, Moelis provided its consent to the inclusion of the text of its opinion as part of this proxy statement). Moelis’ opinion is limited solely to the fairness, from a financial point of view, of the consideration to be paid by the Company in the Business Combination and does not address the Company’s underlying business decision to effect the Business Combination or the relative merits of the Business Combination as compared to any alternative business strategies or initial business combinations that might be available to the Company. Moelis’ opinion does not constitute a recommendation as to how any stockholder of the Company should vote or act with respect to the Business Combination or any other matter. Moelis’ opinion was approved by a Moelis fairness opinion committee.

For more information, see the section entitled “Proposal No. 1—Approval of the Business Combination—Opinion of the Company’s Financial Advisor” on page 156 of this proxy statement and Annex H to this proxy statement.

Independent Director Oversight

Our Board is comprised of a majority of independent directors who are not affiliated with our Sponsor and its affiliates, including The Gores Group. In connection with the Business Combination, our independent directors, Messrs. Randall Bort, William Patton and Jeffrey Rea, took an active role in evaluating the proposed terms of the Business Combination, including the Business Combination Agreement, the Related Agreements and the amendments to our current certificate of incorporation to take effect upon the completion of the Business Combination. As part of their evaluation of the Business Combination, our independent directors were aware of the potential conflicts of interest with our Sponsor and its affiliates, including The Gores Group, that could arise with regard to the proposed terms of the: (i) Business Combination Agreement; (ii) the Private Placement; and (iii) the amendments to our current certificate of incorporation to take effect upon the completion of the Business Combination. The Board did not deem it necessary to, and did not form, a special committee of the Board to exclusively evaluate and negotiate the proposed terms of the Business Combination, as the Board is comprised of a majority of independent and disinterested directors and did not deem the formation of a special committee necessary or appropriate. Our independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the Board, the Business Combination Agreement and the Business Combination. Please see the section entitled “Proposal No. 1—Approval of the Business Combination—Independent Director Oversight.”

Recommendation to Company Stockholders

Our Board believes that each of the Business Combination Proposal, the Nasdaq Proposal, the Charter Approval Proposal, the Governance Proposal, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal to be presented at the Special Meeting is in the best interests of the Company and our stockholders and unanimously recommends that its stockholders vote “FOR” each of the proposals.

When you consider the recommendation of our Board in favor of approval of the Business Combination Proposal, you should keep in mind that our Sponsor and certain members of our Board and officers have interests in the Business Combination that are different from or in addition to (or which may conflict with) your interests as a stockholder. Stockholders should take these interests into account in deciding whether to approve the proposals presented at the Special Meeting, including the Business Combination Proposal. Please see “Proposal No. 1—Approval of the Business Combination—Interests of Certain Persons in the Business Combination.”

Risk Factors

In evaluating the Business Combination and the proposals to be considered and voted on at the Special Meeting, you should carefully review and consider the risk factors set forth under the section entitled “Risk Factors” beginning on page 59 of this proxy statement. The occurrence of one or more of the events or circumstances described in that section, alone or in combination with other events or circumstances, may have a material adverse effect on (i) the ability of the Company and UWM Entities to complete the Business Combination, and (ii) the business, cash flows, financial condition and results of operations of UWM prior to the consummation of the Business Combination and the Post-Combination Company following consummation of the Business Combination.

SELECTED HISTORICAL FINANCIAL INFORMATION OF THE COMPANY

The following table contains summary historical financial data for the Company as of and for the nine months ended September 30, 2020 and for the period from June 12, 2019 (inception) through December 31, 2019. Such data for the period from June 12, 2019 through December 31, 2019 have been derived from the audited financial statements of the Company, which are included elsewhere in this proxy statement. Such data as of and for the nine months ended September 30, 2020 have been derived from the unaudited financial statements of the Company included elsewhere in this proxy statement. Results from interim periods are not necessarily indicative of results that may be expected for the entire year. The information below is only a summary and should be read in conjunction with the sections entitled “The Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Information About the Company” and in our financial statements, and the notes and schedules related thereto, which are included elsewhere in this proxy statement.

Statement of Operations Data:

	Nine Months Ended September 30, 2020 (unaudited)	For the Period from June 12, 2019 (Inception) to December 31, 2019
Professional fees and other expenses	$(5,709,435)	$(37,172)
State franchise taxes, other than income tax	(150,000)	(1,830)

Net loss from operations	(5,859,435)	(39,002)
Other income—interest and dividend income	1,092,952	—

Net loss before income taxes	$(4,766,483)	$(39,002)

Income tax expense	(114,395)	—

Net loss attributable to common shares	$(4,880,878)	$(39,002)

Net loss per common share:
Class A common shares—basic and diluted	$(0.09)	$(0.00)

Class F common shares—basic and diluted	$(0.12)	$(0.00)

Balance Sheet Data:

	September 30, 2020 (unaudited)	December 31, 2019 (audited)
CURRENT ASSETS:
Cash and cash equivalents	$222,372	$1,120
Deferred offering costs	—	411,374
Prepaid assets	250,861	—

Total current assets	473,233	412,494
Investments and cash held in Trust Account	425,323,144	—

Total assets	$425,796,377	$412,494

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accrued expenses, formation and offering costs	$3,237,605	$274,666
State franchise tax accrual	150,000	1,830
Income tax payable	114,395	—
Notes payable—related party	1,000,000	150,000

Total current liabilities	4,502,000	426,496
Deferred underwriting compensation	14,875,000	—

Total liabilities	$19,377,000	$426,496

Commitments and Contingencies:
Class A subject to possible redemption, 40,141,937 and -0- shares at September 30, 2020 and December 31, 2019, respectively (at redemption value of $10 per share)	401,419,370	—
Stockholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued or outstanding	—	—
Common stock
Class A common stock, $0.0001 par value; 200,000,000 shares authorized, 2,358,063 and -0- shares issued and outstanding (excluding 40,141,937 and -0- shares subject to possible redemption) at September 30, 2020 and December 31, 2019, respectively	236	—
Class F common stock, $0.0001 par value; 20,000,000 shares authorized, 10,625,000 and 11,500,000 shares issued and outstanding at September 30, 2020 and December 31, 2019, respectively	1,063	1,150
Additional paid-in-capital	9,918,588	23,850
Accumulated deficit	(4,919,880)	(39,002)

Total stockholders’ equity	5,000,007	(14,002)

Total liabilities and stockholders’ equity	$425,796,377	$412,494

SELECTED CONSOLIDATED HISTORICAL FINANCIAL AND OTHER INFORMATION OF UWM

The following tables set forth UWM’s selected consolidated historical financial data as of and for the years ended December 31, 2017, 2018 and 2019, for the nine months ended September 30, 2019 and 2020 and for the twelve months ended September 30, 2020. The financial data as of and for the years ended December 31, 2017, 2018 and 2019 has been derived from UWM’s audited consolidated financial statements included elsewhere in this proxy statement. The financial data as of and for the nine months ended September 30, 2019 and 2020 has been derived from UWM’s unaudited consolidated financial statements included elsewhere in this proxy statement. The financial data as of and for the twelve months ended September 30, 2020 has been derived by adding the financial data from UWM’s audited consolidated financial statements for the year ended December 31, 2019 and from UWM’s unaudited consolidated financial statements for the nine months ended September 30, 2020 and subtracting the financial data from UWM’s unaudited consolidated financial statements for the nine months ended September 2019. The unaudited financial data has been derived from UWM’s books and records without audit and, in the opinion of UWM’s management, includes all adjustments (consisting only of normal, recurring adjustments) that UWM’s management considers necessary for a fair statement of results for these periods. The financial information for the nine months ended September 30, 2020 and prior periods is not necessarily indicative of the results to be expected for the full year or any future period. You should read the information below along with all other financial information and analysis presented in this proxy statement, including “UWM Management’s Discussion and Analysis of Financial Condition and Results of Operations” and UWM’s consolidated financial statements and related notes thereto included elsewhere in this proxy statement.

Statement of Operations Data: ($ in thousands)	For the year ended December 31,			For the twelve months ended September 30,	For the nine months ended September 30,
	2017	2018	2019	2020	2019	2020
				(unaudited)	(unaudited)
Revenue
Loan production income	$337,385	$334,197	$1,043,483	$3,234,858	$692,787	$2,884,162
Loan servicing income	57,291	82,952	102,288	220,680	64,264	182,656
(Loss) gain on sale of mortgage servicing rights	39,695	91,130	(22,480)	(101,098)	12,797	(65,821)
Interest income	60,939	85,018	155,129	160,821	113,616	119,308

Total revenue	$495,310	$593,297	$1,278,420	$3,515,261	$883,464	$3,120,305
Expenses
Salaries, commissions and benefits	176,037	233,125	372,172	582,122	252,756	462,706
Direct loan production costs	18,200	24,817	34,434	49,060	25,238	39,864
Professional services	10,939	13,943	37,785	35,998	12,608	10,821
Occupancy and equipment	14,737	27,018	40,095	52,746	28,666	41,317
Marketing, travel, and entertainment	9,494	14,742	23,433	21,239	16,020	13,826
Depreciation and amortization of premises and equipment	11,130	5,456	9,405	10,689	6,787	8,071
Other general and administrative	33,132	21,372	13,196	23,664	8,316	18,784
Servicing costs	13,128	18,458	30,936	50,840	21,382	41,286
Amortization, impairment and pay-offs of mortgage servicing rights	40,412	57,406	137,776	369,093	126,411	357,728
Interest expense	53,137	85,587	164,131	158,733	119,081	113,683

Total expenses	380,346	501,924	863,363	1,354,184	617,265	1,108,086

Earnings before income taxes	114,964	91,373	415,057	2,161,077	266,199	2,012,219
Provision for income taxes	363	57	—	1,500	—	1,500

Net income	$114,601	$91,316	$415,057	$2,159,577	$266,199	$2,010,719

Balance Sheet Data: ($ in thousands)	As of December 31,			As of September 30,
	2017	2018	2019	2019	2020
				(unaudited)
Assets
Cash and cash equivalents	$68,680	$42,113	$133,283	$250,882	$755,795
Mortgage loans at fair value	1,842,697	2,517,760	5,446,310	4,229,697	5,215,196
Accounts receivable, net	39,568	75,430	163,473	97,068	246,862
Derivative assets	5,778	17,595	24,689	36,697	51,053
Mortgage servicing rights, net	207,521	368,117	731,353	500,544	1,411,272
Premises and equipment, net	763	48,580	55,950	56,923	51,548
Operating lease right-of-use asset, net	—	—	79,485	73,797	109,680
Other assets	7,093	10,500	19,551	16,972	66,397

Total assets	$2,172,100	$3,080,095	$6,654,094	$5,262,580	$7,907,803
Liabilities and Member’s Equity
Accounts payable and accrued expenses	$149,840	$219,095	$282,995	$273,874	$462,074
Warehouse lines of credit	1,713,755	2,352,899	5,189,587	4,027,596	4,913,206
Derivative liabilities	10,397	28,954	22,409	37,698	41,498
Operating lines of credit	65,000	160,096	376,000	265,000	320,300
Equipment note payable	—	—	30,000	—	25,925
Operating lease liability	—	—	91,780	86,092	122,439

Total liabilities	$1,938,992	$2,761,044	$5,992,771	$4,690,260	$5,885,442
Total member’s equity	$233,108	$319,051	$661,323	$572,320	$2,022,361

Other Data: ($ in thousands)	For the year ended December 31,			For the nine months ended September 30,		For the twelve months ended September 30,
	2017	2018	2019	2019	2020	2020
				(unaudited)		(unaudited)
Net cash provided by (used in):
Operating activities	$(754,640)	$(926,173)	$(3,496,012)	$(2,113,781)	$1,390,158	N/A
Investing activities	$203,090	$170,738	$577,375	$555,880	$214,117	N/A
Financing activities	$562,108	$728,868	$3,009,807	$1,766,670	$(981,763)	N/A
Adjusted EBITDA(1)	$128,814	$105,040	$472,802	$346,415	$2,096,857	$2,223,243

(1)

UWM defines “Adjusted EBITDA” as earnings before interest expense on non-funding debt, income tax, and depreciation and amortization of premises and equipment, net of the impairment or recovery of MSRs and the impact of deferred compensation. Adjusted EBITDA is a supplemental measure of UWM’s performance that is not required by, or presented in accordance with, GAAP. Adjusted EBITDA is not a measurement of UWM’s financial performance under GAAP and should not be considered in isolation or as an alternative to revenue, net income or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of our liquidity. Adjusted EBITDA has limitations as analytical tools and they should be considered in addition to, not as a substitute for or in isolation from, measures prepared in accordance with GAAP. See “UWM Management’s Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures” for more information, including information regarding the utility of Adjusted EBITDA.

Loan Production Data: ($ in thousands)	For the year ended December 31,			For the nine months ended September 30,		For the twelve months ended September 30,
	2017	2018	2019	2019	2020	2020
Loan origination volume by type
Conventional conforming	$23,873,972	$33,062,045	$76,207,713	$53,204,493	$105,239,231	$128,242,451
FHA/VA/USDA	4,574,176	7,683,734	25,563,260	17,941,421	21,149,439	28,771,279
Non agency	1,078,169	814,367	5,996,199	4,712,938	1,480,047	2,763,307

Total loan origination volume	$29,526,317	$41,560,146	$107,767,172	$75,858,852	$127,868,717	159,777,037

Portfolio metrics
Average loan amount	$278	$285	$318	$314	$327	$327
Weighted average loan-to-value ratio	78.25%	80.23%	78.69%	79.60%	71.89%	72.82%
Weighted average credit score	747	741	741	741	757	754
Weighted average note rate	4.12%	4.68%	4.04%	4.15%	3.13%	3.26%
Percentage of loans sold
To GSEs	94%	92%	93%	93%	98%	97%
To other counterparties	6%	8%	7%	7%	2%	3%
Servicing-retained	94%	92%	96%	95%	100%	99%
Servicing-released	6%	8%	4%	5%	0%	1%

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following selected unaudited pro forma condensed combined financial information (the “Selected Pro Forma Information”) gives effect to the Business Combination as described in the section titled “Unaudited Pro Forma Condensed Combined Financial Information” included in this proxy statement. The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, while the Company is the legal acquirer, it will be treated as the “acquired” company for financial reporting purposes. Accordingly, the transactions contemplated by the Business Combination will be reflected as the equivalent of UWM issuing stock for the net assets of the Company, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of UWM. The selected unaudited pro forma condensed combined balance sheet data as of September 30, 2020 gives effect to the Business Combination described above as if they had occurred on September 30, 2020. The selected unaudited pro forma condensed combined statements of operations data for the nine months ended September 30, 2020 and for the year ended December 31, 2019 give effect to the Business Combination described above as if they had occurred on January 1, 2019.

The Selected Pro Forma Information has been derived from, and should be read in conjunction with, the more detailed unaudited pro forma condensed combined financial information of the Post-Combination Company appearing elsewhere in this proxy statement and the accompanying notes to the pro forma financial information. The unaudited pro forma condensed combined financial information is based upon, and should be read in conjunction with, the historical consolidated financial statements and related notes of the Company and UWM for the applicable periods included in this proxy statement. The Selected Pro Forma Information has been presented for informational purposes only and are not necessarily indicative of what the Post-Combination Company’s financial position or results of operations actually would have been had the Business Combination been completed as of the dates indicated. In addition, the Selected Pro Forma Information does not purport to project the future financial position or operating results of the Post-Combination Company.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of Class A Stock:

•	Assuming No Redemptions: This presentation assumes that none of the Company’s stockholders exercise redemption rights with respect to their Public Shares.

•

Assuming Maximum Redemptions: This presentation assumes that stockholders holding 21,266,144 of the Company’s Public Shares exercise their redemption rights and that such shares are redeemed for their pro rata share (approximately $10.01 per share) of the funds in the Trust Account. This scenario assumes that there is cash available of $712,500,000 after giving effect to the redemptions of Public Shares and the proceeds from the Private Placement. Furthermore, the Company will not redeem shares of Class A stock in an amount that would result in the Company’s failure to have net tangible assets equaling or exceeding $5,000,001. This scenario assumes that 21,266,144 Public Shares are redeemed for an aggregate redemption payment of approximately $212,823,135 based on $425,323,144 in the Trust Account and 42,500,000 Public Shares outstanding as of September 30, 2020.

	Combined Pro Forma
(in thousands, except share and per share data)	Assuming No Redemptions	Assuming Maximum Redemptions
Selected Unaudited Pro Forma Condensed Combined Statement of Operations Data
Nine months ended September 30, 2020
Revenues	$3,120,305	$3,120,305
Expenses	$1,143,101	$1,143,101
Earning before income taxes	$1,977,204	$1,977,204
Provision for income taxes	$(34,334)	$(27,396)
Net Income	$1,942,870	$1,949,808
Net income attributable to noncontrolling interests	$1,850,041	$1,875,736
Net income attributable to stockholders	$92,829	$74,072
Net income per ordinary share:
Class A ordinary shares - basic and diluted	$0.90	$0.90
Weighted average shares outstanding, basic and diluted:
Class A ordinary shares - basic and diluted	103,125,000	81,858,856

Year Ended December 31, 2019
Revenues	$1,278,420	$1,278,420
Expenses	$909,202	$909,202
Earning before income taxes	$369,218	$369,218
Provision for income taxes	$(6,390)	$(5,094)
Net Income	$362,828	$364,124
Net income attributable to noncontrolling interests	$345,552	$350,351
Net income attributable to stockholders	$17,276	$13,773
Net income per ordinary share:
Class A ordinary shares - basic and diluted	$0.17	$0.17
Weighted average shares outstanding, basic and diluted:
Class A ordinary shares - basic and diluted	103,125,000	81,858,856

	Combined Pro Forma
(in thousands)	Assuming No Redemptions	Assuming Maximum Redemptions
Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data
As of September 30, 2020
Total assets	$8,552,259	$8,339,436
Total liabilities	$6,682,162	$6,681,882
Total equity attributable to stockholders	$117,783	$82,340
Noncontrolling interests	$1,752,314	$1,575,214
Total equity	$1,870,097	$1,657,554

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business, the business of UWM, the business of the Post-Combination Company and the timing and ability for us to complete the Business Combination. Specifically, forward-looking statements may include statements relating to:

•	the benefits of the Business Combination;

•	the future financial performance of the Post-Combination Company following the Business Combination;

•	changes in the market for UWM’s services;

•	expansion plans and opportunities;

•	UWM’s future growth, including its 2020 pace of loan originations;

•

UWM’s ability to implement its corporate strategy, including retaining its dominant position in the wholesale lending channel, and the impact of such strategy on its future operations and financial and operational results;

•	UWM’s strategic advantages and the impact that those advantages will have on future financial and operational results;

•	the advantages of the wholesale market;

•	industry growth and trends in the wholesale mortgage market and in the mortgage industry generally;

•	UWM’s approach and goals with respect to technology;

•	UWM’s current infrastructure, client based business strategies, strategic initiatives and product pipeline;

•	the impact of various interest rate environments on UWM’s future financial results of operations;

•	UWM’s evaluation of competition in its markets and its relative position;

•	UWM’s accounting policies;

•	macroeconomic conditions that may affect UWM’s business and the mortgage industry in general;

•	political and geopolitical conditions that may affect UWM’s business and the mortgage industry in general;

•	the impact of the COVID-19 pandemic, or any other similar pandemic or public health situation, on UWM’s business and the mortgage industry in general;

•

other statements preceded by, followed by or that include the words “may,” “can,” “should,” “will,” “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements are based on information available as of the date of this proxy statement and our management’s current expectations and those of the management of UWM, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how your vote should be cast or in voting your shares on the proposals set forth in this proxy statement. As a result of a number of known and unknown risks and uncertainties, our actual results or performance, as well as that of UWM and the Post-Combination Company, may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	the occurrence of any event, change or other circumstances that could delay the Business Combination or give rise to the termination of the Business Combination Agreement;

•	the outcome of any legal proceedings that may be instituted against UWM or the Company following announcement of the proposed Business Combination;

•

the inability to complete the Business Combination due to the failure to obtain approval of the Business Combination Proposal, the Nasdaq Proposal or the Charter Approval Proposal of the Company, or other conditions to closing in the Business Combination Agreement;

•	the inability to obtain or maintain the listing of the Post-Combination Company’s Class A Stock on Nasdaq following the Business Combination;

•	the risk that the proposed Business Combination disrupts current plans and operations as a result of the announcement and consummation of the transactions described herein;

•	costs related to the Business Combination;

•	changes in applicable laws or regulations;

•	the possibility that UWM or the Company may be adversely affected by other economic, business, and/or competitive factors;

•	UWM’s dependence on macroeconomic and U.S. residential real estate market conditions, including changes in U.S. monetary policies that affect interest rates;

•

UWM’s reliance on its warehouse facilities to fund mortgage loans and otherwise operate its business, leveraging of assets under these facilities and the risk of a decrease in the value of the collateral underlying certain of its facilities causing an unanticipated margin call;

•	UWM’s ability to sell loans in the secondary market, including to the GSEs, and to securitize its loans into MBS through the GSEs and Ginnie Mae;

•

UWM’s dependence on the GSEs and the risk of changes to these entities and their roles, including, as a result of GSE reform, termination of conservatorship or efforts to increase the capital levels of the GSEs;

•	changes in the GSEs’, FHA, USDA and VA guidelines or GSE and Ginnie Mae guarantees;

•	UWM’s dependence on Independent Mortgage Advisors to originate mortgage loans;

•

the unique challenges posed to UWM’s business by the COVID-19 pandemic and the impact of governmental actions taken in response to the pandemic on its ability to originate mortgages, its servicing operations, its liquidity and its team members;

•	the risk that an increase in the value of the MBS UWM sells in forward markets to hedge its pipeline may result in an unanticipated margin call;

•	UWM’s inability to continue to grow, or to effectively manage the growth of, its loan origination volume;

•	UWM’s ability to continue to attract and retain its Independent Mortgage Advisor relationships;

•	the occurrence of a data breach or other failure of UWM’s cybersecurity;

•	loss of key management;

•	reliance on third party software and services;

•	reliance on third-party sub-servicers to service UWM’s mortgage loans or its MSRs;

•	intense competition in the mortgage industry;

•	UWM’s ability to implement technological innovation;

•

UWM’s ability to continue to comply with the complex state and federal laws regulations or practices applicable to mortgage loan origination and servicing in general, including maintaining the appropriate state licenses, managing the costs and operational risk associated with material changes to such laws;

•	fines or other penalties associated with the conduct of Independent Mortgage Advisors;

•	errors or the ineffectiveness of internal and external models or data UWM relies on to manage risk and make business decisions;

•	loss of intellectual property rights;

•	risk of counterparty terminating servicing rights and contracts; and

•	other risks and uncertainties indicated in this proxy statement, including those set forth under the section entitled “Risk Factors.”

RISK FACTORS

You should carefully review and consider the following risk factors and the other information contained in this proxy statement, including the financial statements and notes to the financial statements included herein, in evaluating the Business Combination and the proposals to be voted on at the Special Meeting. The following risk factors apply to the business and operations of UWM and will also apply to the business and operations of the Post-Combination Company following the completion of the Business Combination. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have an adverse effect on the business, cash flows, financial condition and results of operations of the Post-Combination Company. You should also carefully consider the following risk factors in addition to the other information included in this proxy statement, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements.” We or UWM may face additional risks and uncertainties that are not presently known to us or UWM, or that we or UWM currently deem immaterial, which may also impair our or UWM’s business or financial condition. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein.

Risks Related to UWM’s Business

UWM’s wholesale loan origination and servicing revenues are highly dependent on macroeconomic and U.S. residential real estate market conditions.

UWM’s success depends largely on the health of the U.S. residential real estate industry, which is seasonal, cyclical, and affected by changes in general economic conditions beyond UWM’s control. Economic factors such as increased interest rates, slow economic growth or recessionary conditions, the pace of home price appreciation or the lack of it, changes in household debt levels, and increased unemployment or stagnant or declining wages affect UWM’s borrowers’ income and thus their ability and willingness to make loan payments. National or global events affect all such macroeconomic conditions. Weak or a significant deterioration in economic conditions reduce the amount of disposable income consumers have, which in turn reduces consumer spending and the willingness of qualified potential borrowers to take out loans. Furthermore, several state and local governments in the United States are experiencing, and may continue to experience, budgetary strain. One or more states or significant local governments could default on their debt or seek relief from their debt under the U.S. bankruptcy code or by agreement with their creditors. Any or all of the circumstances described above may lead to further volatility in or disruption of the credit markets at any time and could adversely affect UWM’s financial condition. Such economic factors typically affect buyers’ demand for new homes or their willingness or ability to refinance their current mortgages which could adversely affect the wholesale loan origination market and UWM’s financial results of operations.

Any uncertainty or deterioration in market conditions that leads to a decrease in loan originations will likely result in lower revenue on loans sold into the secondary market. Lower loan origination volumes generally place downward pressure on margins, thus compounding the effect of the deteriorating market conditions. Moreover, any deterioration in market conditions that leads to an increase in loan delinquencies will result in higher expenses for loans UWM services for the GSEs and Ginnie Mae. The increased cost to service loans could decrease the estimated value of UWM’s MSRs, resulting in recognition of losses when it writes down those values. In addition, an increase in delinquencies lowers the interest income UWM receives on cash held in collection and other accounts and may increase UWM’s obligation to advance certain principal, interest, tax and insurance obligations owed by the delinquent mortgage loan borrower. While increased delinquencies generate higher ancillary revenues, including late fees, these fees are likely not sufficient to offset the increased cost of servicing the loans. An increase in delinquencies could therefore be detrimental to UWM’s business.

Any of the circumstances described above, alone or in combination, could lead to volatility in or disruption of the credit markets at any time and have a detrimental effect on UWM’s business. For additional information on macroeconomic and U.S. residential real estate market conditions, please consider the matters addressed in the section below entitled “—The COVID-19 pandemic and the actions taken by local, state and federal governments have and are expected to continue to adversely affect the national economy and the macroeconomic environment which could adversely affect UWM’s current operations and its ability to continue to grow.”

UWM’s business is significantly impacted by interest rates. Changes in prevailing interest rates or U.S. monetary policies that affect interest rates may have a detrimental effect on UWM’s business.

UWM’s financial performance is directly affected by, and subject to substantial volatility from changes in prevailing interest rates. Due to the unprecedented events surrounding the COVID-19 pandemic along with the associated severe market dislocation, there are additional factors that contribute to uncertainty and unpredictability concerning current interest rates, future interest rates and potential negative interest rates.

With regard to the portion of UWM’s business that is centered on refinancing existing mortgages, generally, the refinance market experiences more significant fluctuations than the purchase market as a result of interest rate changes. Long-term residential mortgage interest rates are currently at or near record lows, but they may increase in the future. As interest rates rise, refinancing generally becomes a smaller portion of the market as fewer consumers are interested in refinancing their mortgages. With regard to UWM’s purchase mortgage loan business, higher interest rates may also reduce demand for purchase mortgages as home ownership becomes more expensive. This could adversely affect UWM’s revenues or require it to increase marketing expenditures in an attempt to increase or maintain its volume of mortgages. Decreases in interest rates can also adversely affect UWM’s financial condition, the value of its MSR portfolio, and its results of operations. With sustained low interest rates, such as those UWM has been experiencing, refinancing transactions may decline over time, as many consumers have already taken advantage of the low interest rates.

Changes in interest rates are also a key driver of the performance of UWM’s servicing business, particularly because its portfolio includes MSRs, the values of which are highly sensitive to changes in interest rates. Historically, the value of MSRs has increased when interest rates rise as higher interest rates lead to decreased prepayment rates, and has decreased when interest rates decline as lower interest rates lead to increased prepayment rates. In addition, increased prepayment rates may lead to increased amortization expense and a decrease in servicing fees. As a result, decreases in interest rates could have a detrimental effect on UWM’s business.

Borrowings under some of UWM’s finance and warehouse facilities are at variable rates of interest based on short term rate indexes, whereas its mortgage loans that serve as collateral for such facilities are generally based on long-term interest rates, which also exposes UWM to interest rate risk. If short term interest rates increase, UWM’s debt service obligations on certain of its variable-rate indebtedness will increase and if long-term rates do not increase in kind (i.e., the yield curve flattens or inverts) its net income and cash flows, including cash available for servicing its indebtedness, could correspondingly decrease.

UWM’s business is highly dependent on Fannie Mae and Freddie Mac and certain U.S. government agencies, and any changes in these entities or their current roles could be detrimental to UWM’s business.

UWM originates loans eligible for sale to Fannie Mae and Freddie Mac, and government insured or guaranteed loans, such as the FHA, the Veteran Affairs (“VA”) and the United States Department of Agriculture (“USDA”) loans eligible for Ginnie Mae securities issuance.

In 2008, the Federal Housing Finance Agency (“FHFA”) placed Fannie Mae and Freddie Mac into conservatorship and, as their conservator, controls and directs their operations. There is significant uncertainty regarding the future of the GSEs, including with respect to how long they will continue to be in existence, the extent of their roles in the market and what forms they will have, and whether they will be government agencies, government-sponsored agencies or private for-profit entities. Since they have been placed into conservatorship, many legislative and administrative plans for GSE reform have been put forth, but all have been met with resistance from various constituencies.

The Trump administration has made reforming Fannie Mae and Freddie Mac, including their relationship with the federal government, a priority. In September 2019, the U.S. Department of the Treasury (the “Treasury”) released a proposal for reform, and, in October 2019, FHFA released a strategic plan regarding the conservatorships, which included a Scorecard that has preparing for exiting conservatorship as one of its key objectives. Among other things, the Treasury recommendations include recapitalizing the GSEs, increasing private-sector competition with the GSEs, replacing GSE statutory affordable housing goals, changing mortgage underwriting requirements for GSE guarantees, revising the Consumer Financial Protection Bureau’s (the “CFPB”) qualified mortgage regulations, and continuing to support the market for 30-year fixed-rate mortgages. Some of the Treasury’s recommendations would require administrative action whereas others would require legislative action. It is uncertain whether these recommendations will be enacted. If these recommendations are enacted, the future roles of Fannie Mae and Freddie Mac could be reduced (perhaps significantly) and the nature of their guarantee obligations could be considerably limited relative to historical measurements. During September 2020, the Treasury’s Financial Services Oversight Council released a statement validating the Treasury’s September 2019 proposal and encouraged action to improve the financial stability of the GSEs. In addition, various other proposals to generally reform the U.S. housing finance market have been offered by members of the U.S. Congress, and certain of these proposals seek to significantly reduce or eliminate over time the role of the GSEs in purchasing and guaranteeing mortgage loans. Any such proposals, if enacted, may have broad adverse implications for the MBS market and UWM’s business. It is possible that the adoption of any such proposals might lead to higher fees being charged by the GSEs or lower prices on UWM’s sales of mortgage loans to them.

The extent and timing of any regulatory reform regarding the GSEs and the U.S. housing finance market, as well as any effect they may have on UWM’s business operations and financial results, are uncertain. It is not yet possible to determine whether such proposals will be enacted and, if so, when they will be enacted, what form any final legislation or policies might take or how proposals, legislation or policies may impact the MBS market and UWM’s business. UWM’s inability to make the necessary adjustments to respond to these changing market conditions or loss of its approved seller/servicer status with the GSEs could have a material adverse effect on its mortgage origination operations and its mortgage servicing operations. If those agencies cease to exist, wind down, or otherwise significantly change their business operations or if UWM loses approvals with those agencies or its relationships with those agencies is otherwise adversely affected, UWM would need to seek alternative secondary market participants to acquire its mortgage loans at a volume sufficient to sustain its business. If such participants are not available or available on reasonably comparable economic terms, the above changes could have a material effect on UWM’s ability to profitably sell loans it originates that are securitized through Fannie Mae, Freddie Mac or Ginnie Mae.

In August 2020, Fannie Mae and Freddie Mac announced that they will impose a 0.5% “adverse market fee” on most refinancings of mortgage loans originated and sold to them. The Federal Housing Finance Agency required Fannie Mae and Freddie Mac to delay their planned September 1, 2020 commencement of such fees and those fees are now expected to commence on December 1, 2020. Such “adverse market fee” and any future increases in guarantee fees or changes to the structure of Fannie Mae, Freddie Mac, or Ginnie Mae structure or increases in the premiums UWM is required to pay to the FHA or private mortgage insurers for insurance or to the VA or the USDA for guarantees could increase mortgage origination costs and insurance premiums for our borrowers. These industry changes could negatively affect demand for UWM’s mortgage services and also the company’s origination volume, which could be detrimental to UWM’s business. Such changes also could have broad adverse market implications.

Changes in the GSEs, FHA, VA, and USDA guidelines or GSE and Ginnie Mae guarantees could adversely affect UWM’s business.

UWM is required to follow specific guidelines and eligibility standards that impact the way it services and originates GSE and U.S. government agency loans, including guidelines and standards with respect to:

•	credit standards for mortgage loans;

•	its staffing levels and other servicing practices;

•	the servicing and ancillary fees that it may charge;

•	its modification standards and procedures;

•	the amount of reimbursable and non-reimbursable advances that it may make; and

•	the types of loan products that are eligible for sale or securitization.

These guidelines provide the GSEs and other government agencies with the ability to provide monetary incentives for loan servicers that perform well and to assess penalties for those that do not. At the direction of the FHFA, Fannie Mae and Freddie Mac have aligned their guidelines for servicing delinquent mortgages, which could result in monetary incentives for servicers that perform well and to assess compensatory penalties against servicers in connection with the failure to meet specified timelines relating to delinquent loans and foreclosure proceedings, and other breaches of servicing obligations. UWM generally cannot negotiate these terms with the agencies and they are subject to change at any time without its specific consent. A significant change in these guidelines, that decreases the fees UWM charges or requires it to expend additional resources to provide mortgage services, could decrease its revenues or increase its costs.

In addition, changes in the nature or extent of the guarantees provided by Fannie Mae, Freddie Mac, Ginnie Mae, the USDA or the VA, or the insurance provided by the FHA, or coverage provided by private mortgage insurers, could also have broad adverse market implications. Any future increases in guarantee fees or changes to their structure or increases in the premiums UWM is required to pay to the FHA or private mortgage insurers for insurance or to the VA or the USDA for guarantees could increase mortgage origination costs and insurance premiums for its borrowers. These industry changes could negatively affect demand for UWM’s mortgage services and consequently its origination volume, which could be detrimental to its business.

To the extent that mortgage loans originated and sold by UWM do not comply with GSE, FHA or VA guidelines, UWM is required to repurchase or substitute mortgage loans or indemnify for losses related to its mortgage loans.

Substantially all of UWM’s mortgage loans are conforming loans sold to GSEs such as Fannie Mae and Freddie Mac or insured by FHA or VA and sold into GNMA securities. In connection with such sales and insuring, UWM makes representations and warranties to the GSE, FHA or VA that the mortgage loans conform to their respective standards. If a mortgage loan does not comply with the representations and warranties that UWM made with respect to it at the time of its sale or insuring, UWM is required to repurchase the loan, replace it with a substitute loan and/or indemnify the applicable agency for losses. In the case of repurchases, UWM typically repurchases such loan and resells it into a non-conforming market at a discount to the repurchase price. As of September 30, 2020, UWM had accrued $63.1 million in expenses in connection with its reserve for repurchase and indemnification obligations. Actual repurchase and indemnification obligations could materially exceed the reserves UWM has recorded in its consolidated financial statements. Any significant repurchases, substitutions, indemnifications or premium recapture could be detrimental to UWM’s business.

All of UWM’s mortgage loans are originated by third parties, which exposes UWM to business, competitive and underwriting risks.

As a Wholesale Mortgage Lender, UWM markets and originates mortgage loans exclusively through independent third-parties, comprised of Independent Mortgage Advisors. While UWM believes using

Independent Mortgage Advisors best serves mortgage consumers, UWM’s reliance on third parties presents risks and challenges, including the following:

•

UWM’s business depends in large part on the marketing efforts of its clients and on its ability to offer loan products and services that meet the requirements of its clients and their borrowers. However, loan officers are not obligated to sell or promote UWM’s products and many sell or promote competitors’ loan products in addition to UWM’s products. Some of UWM’s competitors have higher financial strength ratings, offer a larger variety of products, and/or offer higher incentives than UWM does. Therefore, UWM may not be able to continue to attract and retain clients to originate loans for it. The failure or inability of UWM’s clients to successfully market its mortgage products successfully could, in turn, have a material adverse impact on its business, financial condition and results of operations.

•

Because of UWM’s focus exclusively on the wholesale channel, communication with borrowers is primarily made through loan officers employed by third parties. Consequently, UWM relies on its clients and their loan officers to provide UWM accurate information on behalf of borrowers, including financial statements and other financial information, for UWM to use in deciding whether to approve loans. If any of this information is intentionally or negligently misrepresented and such misrepresentation is not detected prior to loan funding, the fair value of the loan may be significantly lower than expected. Whether a misrepresentation is made by the borrower, the loan officer or one of UWM’s team members, UWM generally bears the risk of loss associated with the misrepresentation. UWM’s controls and processes may not have detected or may not detect all misrepresented information in its loan originations. Likewise, UWM’s clients may also lack sufficient controls and processes. Any such misrepresented information could have a material adverse effect on UWM’s business and results of operations.

•

Because borrowers rely on their loan officer through the entire mortgage process, and some borrowers do not differentiate between their loan officer (or the employer of the loan officer) and their mortgage lender, (i) developing brand recognition can be challenging and requires UWM to coordinate with its clients and (ii) poor customer service, customer complaints or negative word-of-mouth or publicity resulting from the performance of UWM’s clients could severely diminish consumer confidence in and use of its services. To maintain good customer relations, UWM must ensure that its clients provide prompt, accurate and differentiated customer service. Effective customer service requires significant personnel expense and investment in developing programs and technology infrastructure to help UWM’s clients carry out their functions. These expenses, if not managed properly, could significantly impact UWM’s profitability. Failure to properly manage UWM’s clients could compromise its ability to handle customer complaints effectively. If UWM does not handle borrower complaints effectively, its reputation and brand may suffer and it may lose its borrowers’ confidence which could have a material adverse impact on its results of operations and profitability.

•

Growth in UWM’s market share is principally dependent on growth in the market share controlled by the wholesale channel. Independent Mortgage Advisors controlled 15.8% of mortgage loan originations in the U.S. as of March 31, 2020, while direct-to-consumer activity represented 57.5% of the loan originations in the U.S. as of that date. Consequently, more competitors have focused on “direct-to-the-customer” distribution models that market digital ease and technological efficiencies. Continued advancements or the perception of efficiency in “direct-to-the-customer” distribution models may impact the overall market share controlled by UWM’s clients and make it more difficult for UWM to grow, or require it to establish relationships with, more clients.

The conduct of the Independent Mortgage Advisors through whom UWM originates mortgage loans could subject it to fines or other penalties.

UWM depends exclusively on Independent Mortgage Advisors for its loan originations. These clients are subject to parallel and separate legal obligations. While these laws may not explicitly hold the originating lenders responsible for the legal violations of such entities, U.S. federal and state agencies increasingly have sought to impose such liability. For example, the U.S. Department of Justice (“DOJ”), through its use of a disparate impact theory under the Fair Housing Act, is actively holding home loan lenders responsible for the pricing practices of third parties, alleging that the lender is directly responsible for the total fees and charges paid by the borrower even if the lender neither dictated what the third party could charge nor kept the money for its own account. See “—Regulatory agencies and consumer advocacy groups are becoming more aggressive in asserting claims that the practices of lenders and loan servicers result in a disparate impact on protected classes.” In addition, under the TILA-RESPA Integrated Disclosure (“TRID”) rule, UWM may be held responsible for improper disclosures made to borrowers by its clients. While UWM seeks to use technology, such as its loan origination systems (“LOSs”), to monitor whether these clients and their loan officers are complying with their obligations, UWM’s ability to enforce such compliance is extremely limited. Consequently, UWM may be subject to claims for fines or other penalties based upon the conduct of UWM’s clients and their loan officers with whom UWM does business, which could have a material effect on UWM’s operating results and financial condition.

UWM may not be able to continue to grow its mortgage loan origination volume or effectively manage significant increases in that volume, both of which could negatively affect UWM’s business, financial condition and results of operations.

UWM originates mortgage loans exclusively through Independent Mortgage Advisors in the wholesale channel. UWM’s loan origination volume is highly dependent on (1) macroeconomic factors, including interest rates, and U.S. residential real estate market conditions, (2) the efforts of third party Independent Mortgage Advisors and loan officers and (3) the market share controlled by the wholesale channel. Any of these factors could negatively affect UWM’s mortgage loan origination volume and in turn, adversely impact UWM’s business, financial condition and results of operations. UWM’s ability to continue to grow its mortgage loan origination volume will be greatly influenced by residential real estate market conditions, including seasonality, cyclicality and general economic conditions outside of UWM’s control. Furthermore, UWM markets and originates mortgage loans exclusively through Independent Mortgage Advisors who are not contractually obligated to sell or promote UWM’s products and who may also sell or promote competitors’ loan products. UWM’s competitors actively compete for the same Independent Mortgage Advisors, and UWM may not be successful in maintaining its existing relationships or expanding its network of Independent Mortgage Advisors.

UWM’s ability to continue to grow its origination volume will also be significantly impacted by interest rates. For example, higher interest rates may reduce demand for purchase mortgages as home ownership becomes more expensive and reduce demand for refinancing as fewer consumers are interested in refinancing their mortgages. Sustained low interest rates, such as those UWM has been experiencing, could also decrease demand for refinancing transactions over time.

Historically, more competitors have focused on “direct-to-the-customer” distribution models, and continued advancements or the perception of efficiency in these models may impact the overall market share controlled by UWM’s Independent Mortgage Advisor clients in the wholesale channel and make it more difficult for UWM to grow its loan origination volume, or require it to establish relationships with, more clients.

On the other hand, UWM may experience significant growth in its mortgage loan volume. If UWM does not effectively manage its growth, it could have a negative impact on UWM’s business, financial condition and results of operations.

The COVID-19 pandemic and the actions taken by local, state and federal governments have and are expected to continue to adversely affect the national economy and the macroeconomic environment which could adversely affect UWM’s current operations and its ability to continue to grow.

The COVID-19 pandemic has had, and continues to have, a significant impact on the national economy and the communities in which UWM operates. While the pandemic’s effect on the macroeconomic environment has yet to be fully determined and could continue for months or years, UWM expects that the pandemic and governmental programs created as a response to the pandemic, will affect the core aspects of UWM’s business and the business of its clients, including the origination of mortgages, its servicing operations, its liquidity and its team members. Such effects, if they continue for a prolonged period, may have a material adverse effect on UWM’s business and results of operation. These effects may be exacerbated should there be a second wave of infections or if the pandemic otherwise intensifies.

UWM expects that the COVID-19 pandemic may impact its origination of mortgages. In response to the pandemic, many state and local governments have issued shelter-in-place and other protective orders and have enacted measures requiring closure of businesses and other economically restrictive efforts to combat the COVID-19 pandemic. The scope of the orders varies by locality, and the duration of these orders is currently unknown. While the origination of a mortgage is permitted under most shelter-in-place orders as an essential service, the restrictions have affected UWM’s business operations and those of its clients that depend on third parties such as appraisers, closing agents and others for loan related verifications. Additionally, the home sales process has been affected, and future growth is uncertain. Furthermore, unemployment levels have increased significantly and may remain at elevated levels or continue to rise. If the COVID-19 pandemic leads to a prolonged economic downturn with sustained high unemployment rates, UWM anticipates that real estate transactions will decrease. Furthermore, there may be a significant increase in the rate and number of mortgage payment delinquencies, and house sales, home prices, and multifamily fundamentals may be adversely affected, leading to an overall significant decrease in UWM’s mortgage origination activities. The impact of any of the foregoing may materially decrease the number and volume of mortgages UWM originates and adversely affect its ability to continue to expand its operations.

Moreover, the FHFA establishes certain liquidity requirements for agency and Ginnie Mae loan servicers that are generally tied to the unpaid principal balance of loans serviced by such loan servicer for Fannie Mae, Freddie Mac, Ginnie Mae, FHA and VA. To the extent that the percentage of seriously delinquent loans (“SDQ”), i.e., loans that are 90 days or more delinquent, exceeds defined thresholds, the liquidity requirements for loan servicers could increase materially. Exceeding such SDQ thresholds would result in substantially higher liquidity requirements, as well as a reduction in the advance rates applicable to UWM’s MSR financing structure that are tied to such SDQ thresholds, all of which could materially impact UWM’s results of operations and financial condition.

In addition, UWM’s business could be disrupted if it is unable to operate due to changing governmental restrictions such as travel bans and quarantines placed on its team members, other measures that ensure the protection of its team members’ health, measures aimed at maintaining its information technology infrastructure given the switch to working remotely, or if an outbreak occurs in its headquarters that prevents it from operating.

Finally, the COVID-19 pandemic has contributed to significant volatility and negative pressure in financial markets. UWM funds substantially all of the mortgage loans it closes through borrowings under its warehouse facilities. Given the broad impact of COVID-19 on the financial markets, UWM’s future ability to borrow money to fund its current and future loan origination activities is unknown. UWM’s mortgage origination liquidity could also be affected as its lenders reassess their exposure to the mortgage origination industry and either curtail access to uncommitted mortgage warehouse financing capacity or impose higher costs to access such capacity. In addition, UWM also periodically sells MSRs in the bulk MSR secondary market. As a result of the COVID-19 pandemic, many of the major purchasers in the bulk MSR secondary market experienced liquidity constraints; consequently, the liquidity of the bulk MSR market has been, and may continue to be, adversely affected. This market disruption may adversely affect UWM’s ability to sell MSRs and the pricing that it is able to achieve, which in turn could adversely affect its liquidity and reduce its margins. If UWM is unable to access sources of capital or liquidity as a result of the impact of the COVID-19 pandemic on the financial markets, its ability to maintain or grow its business could be limited.

UWM may not be able to detect or prevent cyberattacks and other data and security breaches, which could adversely affect its business and subject it to liability to third parties.

UWM is dependent on information technology networks and systems, particularly for its loan origination systems and other technology-driven platforms, designed to provide best-in-class service and experience for clients and to ensure adherence to regulatory compliance, operational governance, training and security. In the ordinary course of UWM’s business, it receives, processes, retains and transmits proprietary information and sensitive or confidential data, including the public and non-public personal information of its team members, clients and loan applicants. Despite devoting significant time and resources to ensure the integrity of UWM’s information technology systems, it has not always been able to, and may not be able to in the future, anticipate or implement effective preventive measures against all security breaches or unauthorized access of its information technology systems or the information technology systems of third-party vendors that receive, process, retain and transmit electronic information on its behalf.

Cybersecurity risks for lenders have significantly increased in recent years, in part, because of the proliferation of new technologies, the use of the internet and telecommunications technologies to conduct financial transactions, and the increased sophistication and activities of computer hackers, organized crime, terrorists, and other external parties, including foreign state actors. UWM, its clients, borrowers and loan applicants, regulators and other third parties have been subject to, and are likely to continue to be the target of, cyberattacks and other security breaches. Security breaches, cyberattacks such as computer viruses, malicious or destructive code, phishing attacks, denial of service or information, acts of vandalism, natural disasters, fire, power loss, telecommunication failures, team member misconduct, human error and developments in computer intrusion capabilities could result in a compromise or breach of the technology that UWM or its third-party vendors use to collect, process, retain, transmit and protect the personal information and transaction data of its team members, clients, borrowers and loan applicants. Similar events outside of UWM’s control can also affect the demands it and its vendors may make to respond to any security breaches or similar disruptive events. UWM invests in industry-standard security technology designed to protect its data and business processes against risk of a data security breach and cyberattack. UWM’s data security management program includes identity, trust, vulnerability and threat management business processes as well as the adoption of standard data protection policies. UWM measures its data security effectiveness through industry-accepted methods and remediates significant findings. The technology and other controls and processes designed to secure UWM’s team member, client, borrower and loan applicant information and to prevent, detect and remedy any unauthorized access to that information were designed to obtain reasonable, but not absolute, assurance that such information is secure and that any unauthorized access is identified and addressed appropriately. Such controls have not always detected, and may in the future fail to prevent or detect, unauthorized access to UWM’s team member, client, borrower and loan applicant information.

The techniques used to obtain unauthorized, improper or illegal access to UWM’s systems and those of its third-party vendors, its data, its team members’, clients’, borrowers’ and loan applicants’ data or to disable, degrade or sabotage service are constantly evolving, and have become increasingly complex and sophisticated. Furthermore, such techniques change frequently and are often not recognized or detected until after they have been launched. Therefore, UWM may be unable to anticipate these techniques and may not become aware of such a security breach in a timely manner, which could exacerbate any damage it experiences. Security attacks can originate from a wide variety of sources, including third parties such as computer hackers, persons involved with organized crime or associated with external service providers, or foreign state or foreign state-supported actors. Those parties may also attempt to fraudulently induce team members, clients, borrowers and loan applicants or other users of UWM’s systems to disclose sensitive information in order to gain access to its data or that of its team members, clients, borrowers and loan applicants. UWM’s failure to detect or prevent a cyberattack or other data or security breach could adversely affect its business.

The occurrence of any of the foregoing events could subject UWM to increased costs, litigation, disputes, damages, and other liabilities. In addition, the foregoing events could result in violations of applicable privacy and other laws. If this information is inappropriately accessed and used by a third party or a team member for illegal purposes, such as identity theft, UWM may be responsible to the affected individuals for any losses they may have incurred as a result of such misappropriation. In such an instance, UWM may also be subject to regulatory action, investigation or liability to a governmental authority for fines or penalties associated with a lapse in the integrity and security of its team members’, clients’, borrowers’ and loan applicants’ information. UWM may be required to expend significant capital and other resources to protect against and remedy any potential or existing security breaches and their consequences. In addition, UWM’s remediation efforts may not be successful and it may not have adequate insurance to cover these losses. Furthermore, any publicized security problems affecting UWM’s businesses and/or those of such third parties may negatively impact the market perception of its products and discourage clients or borrowers from doing business with it.

Technology disruptions or failures, including a failure in UWM’s operational or security systems or infrastructure, or those of third parties with whom it does business, could disrupt its business, cause legal or reputational harm and adversely impact its results of operations and financial condition.

UWM is dependent on the secure, efficient, and uninterrupted operation of its technology infrastructure, including computer systems, related software applications and data centers, as well as those of certain third parties and affiliates. UWM’s websites and computer/telecommunication networks must accommodate a high volume of traffic and deliver frequently updated information, the accuracy and timeliness of which is critical to its business. UWM’s technology must be able to facilitate a loan application experience that equals or exceeds the experience provided by its competitors. UWM has or may in the future experience service disruptions and failures caused by system or software failure, fire, power loss, telecommunications failures, team member misconduct, human error, computer hackers, computer viruses and disabling devices, malicious or destructive code, denial of service or information, as well as natural disasters, health pandemics and other similar events and UWM’s disaster recovery planning may not be sufficient for all situations. The implementation of technology changes and upgrades to maintain current and integrate new technology systems may also cause service interruptions. Any such disruption could interrupt or delay UWM’s ability to provide services to its clients and could also impair the ability of third parties to provide critical services to it.

Additionally, the technology and other controls and processes UWM has created to help it identify misrepresented information in its loan origination operations were designed to obtain reasonable, not absolute, assurance that such information is identified and addressed appropriately. Accordingly, such controls may not have detected, and may fail in the future to detect, all misrepresented information in UWM’s loan origination operations. If UWM’s operations are disrupted or otherwise negatively affected by a technology disruption or failure, this could result in client dissatisfaction and damage to its reputation and brand, and have a material impact on its business.

Loss of UWM’s key management could result in a material adverse effect on its business.

UWM’s future success depends to a significant extent on the continued services of its senior management, including Mat Ishbia, UWM’s President and Chief Executive Officer. The experience of UWM’s senior management is a valuable asset to UWM and would be difficult to replace. The loss of the services of UWM’s President and Chief Executive Officer or other members of senior management could disrupt and have a detrimental effect on its business.

UWM’s products rely on software and services from third-party vendors and if any of these services became unavailable or unreliable, it could adversely affect the quality and timeliness of UWM’s mortgage origination process.

In addition to its proprietary software, UWM licenses third-party software and depends on services from various third parties for use in its products. For example, UWM relies on third-party vendors for its online mortgage application services, to generate the documents required for closing the document, to generate flood certifications and to confirm employment. While there are other providers of these services in the market, any loss of the right to use any of the software or services could result in decreased functionality of UWM’s products until equivalent technology is either developed by it or, if available from another provider, is identified, obtained and integrated, which could adversely affect its reputation and its future financial results of operations.

Furthermore, UWM remains responsible for ensuring its loans are originated in compliance with applicable laws. Despite UWM’s efforts to monitor such compliance, any errors or failures of such third party vendors or their software to perform in the manner intended could result in loan defects potentially requiring repurchase. In addition, any errors or defects in or failures of the other software or services UWM relies on, whether maintained by it or by third parties, could result in errors or defects in its products or cause its products to fail, which could adversely affect its business and be costly to correct. Many of UWM’s third-party vendors attempt to impose limitations on their liability for such errors, defects or failures, and if enforceable, UWM may have additional liability to its clients, borrowers or other third parties that could harm its reputation and increase its operating costs. Any failure to do so could adversely affect UWM’s ability to deliver effective products to its clients, borrowers and loan applicants and adversely affect its business.

If UWM’s clients are dissatisfied with its services or their compensation, it may lose a number of its clients which would have a negative impact on its business and financial results.

UWM’s business and financial performance is dependent, in large part, on its ability to maintain relationships with a sufficient number of Independent Mortgage Advisors to originate mortgage loans. If UWM is unable to attract Independent Mortgage Advisors to join its network and to provide a level of service such that its clients remain with the network, its ability to originate loans will be significantly impaired. UWM’s ability to attract Independent Mortgage Advisors is dependent on customer service, as well as the rates that its clients can offer borrowers for mortgage loans. In determining with whom to partner, Independent Mortgage Advisors are also focused on the technological services and platforms UWM can provide so that the Independent Mortgage Advisors can best attract and serve consumers. If UWM’s clients are dissatisfied with its services or platform or technological capabilities, or they cannot offer prospective borrowers competitive rates, UWM could lose a number of clients which would have a negative impact on its business, operating results and financial condition.

UWM relies on third party sub-servicers who service all the mortgage loans on which it holds MSRs, and its financial performance may be adversely affected by their inability to adequately perform their servicing functions.

UWM contracts with third party sub-servicers for the servicing of the portion of the mortgage loans in its portfolio for which it retains MSRs. Although it uses third-party servicers, UWM, as master servicer, retain primary responsibility to ensure these loans are serviced in accordance with the contractual and regulatory requirements. Therefore, the failure of UWM’s sub-servicers to adequately perform their servicing obligations may subject it to liability for their improper acts or omissions and adversely affect its financial performance. Specifically, UWM may be adversely affected:

•

if its sub-servicers breach their servicing obligations or are unable to perform their servicing obligations properly, which may subject it to damages or termination of the servicing rights, and cause it to lose loan servicing income and/or require it to indemnify an investor or securitization trustee against losses as a result of any such breach or failure;

•

by regulatory actions taken against any of its sub-servicers, which may adversely affect their licensing and, as a result, their ability to perform their servicing obligations under GSE and U.S. government agency loans which require such licensing;

•	by a default by any of its sub-servicers under their debt agreements, which may impact their access to capital to be able to perform their obligations;

•	if any of its sub-servicers were to face adverse actions from the GSEs and are terminated as servicer under their agreements with the GSEs;

•	if its sub-servicers fail to meet their obligations due to economic or other circumstances that are difficult to anticipate, including as a result of the impact of the COVID-19 pandemic;

•

if as a result of poor performance by its sub-servicers, it experiences greater than expected delinquencies and foreclosures on the mortgage loans being serviced, which could lead to liability from third party claims or adversely affect its ability to access the capital and secondary markets for its loan funding requirements;

•	if any of its sub-servicers become subject to bankruptcy proceedings; or

•	if one or more of its sub-servicers terminate their agreement with it.

Furthermore, UWM utilizes two nationally-recognized sub-servicers to service all of its mortgage loans for which it has retained MSRs. This sub-servicer counterparty concentration subjects UWM to a potentially greater impact if any of the risks described above were to occur, and any delay in transferring servicing to a new sub-servicer could further adversely affect servicing performance and cause financial losses. Any of these risks could adversely affect UWM’s results of operations, including its loan servicing income and the cash flow generated by its MSR portfolio. Any of these risks may be further exacerbated to the extent UWM materially increases its MSR portfolio in the future.

UWM is required to make servicing advances that can be subject to delays in recovery or may not be recoverable in certain circumstances, and could have a material adverse effect on its cash flows, business and financial condition.

During any period in which one of UWM’s borrowers is not making payments on a loan it services, UWM is required under most of its servicing agreements to advance its own funds to meet some combination of contractual principal and interest remittance requirements, pay property taxes and insurance premiums, legal expenses and other protective advances. UWM also advances funds to maintain, repair and market real estate properties. In certain situations, UWM’s contractual obligations may require it to make certain advances for which it may not be reimbursed. In addition, in the event a loan serviced by UWM defaults or becomes delinquent, or the mortgagee is allowed to enter into a forbearance, the repayment of advances may be delayed, which may adversely affect its liquidity. Any significant increase in required servicing advances or delinquent loan repurchases, could have an adverse impact on UWM’s cash flows, even if they are reimbursable.

With delinquent VA guaranteed loans, the VA guarantee may not make UWM whole on losses or advances it may have made on the loan. In addition, for certain loans sold to Ginnie Mae, UWM, as the servicer, has the unilateral right to repurchase any individual loan in a Ginnie Mae securitization pool if that loan meets defined criteria, including being delinquent for longer than 90 days. Once UWM has the unilateral right to repurchase the delinquent loan, it has effectively regained control over the loan and it must recognize the loan on its balance sheet and recognize a corresponding financial liability. Any significant increase in seriously delinquent Ginnie Mae loans could have an adverse impact on UWM’s balance sheet, as well as its borrowing covenants that are based on balance sheet ratios.

As part of the federal response to the COVID-19 pandemic, the CARES Act allows borrowers to request a mortgage forbearance. Nevertheless, servicers of mortgage loans are often times contractually bound to advance monthly payments to investors, insurers and taxing authorities regardless of whether the borrower actually makes those payments. UWM expects, however, that such payments may continue to increase throughout the duration of the pandemic. While Fannie Mae and Freddie Mac recently issued guidance limiting the number of payments a servicer must advance in the case of a forbearance, UWM expects that a borrower who has experienced a loss of employment or a reduction of income may not repay the forborne payments at the end of the forbearance period. Additionally, UWM is prohibited from collecting certain servicing related fees, such as late fees, and initiating foreclosure proceedings. Furthermore, there is no assurance that UWM will be successful in utilizing prepayments and mortgage payoffs from other borrowers to fund principal and interest advances relating to forborne loans in the coming months and UWM will ultimately have to replace such funds to make payments in respect of such prepayments and mortgage payoffs. As a result, UWM may have to use its cash, including borrowings under its debt agreements, to make the payments required under its servicing operation. Moreover, even though delinquencies generate higher ancillary revenues, including late fees, it is not clear if UWM will be able to collect such ancillary fees for delinquencies relating to the COVID-19 pandemic as the federal and state legislation and regulations responding to the COVID-19 pandemic continue to evolve. Approximately 5.5% of UWM’s serviced loans are in forbearance as of September 30, 2020.

Much like what has occurred in response to the COVID-19 pandemic, government intervention also occurs periodically as a result of natural disasters or other events that cause widespread borrower harm. Similar challenges and risks to servicers, including UWM will likely occur when such events transpire in the future.

UWM faces intense competition that could adversely affect it.

Competition in the mortgage lending space is intense. In addition, the mortgage business has experienced substantial consolidation. As UWM depends solely on third-parties to deliver it mortgage loans, it may be at a competitive disadvantage to financial institutions or direct-to-consumer mortgage lenders that market to, and have a direct relationship with, the borrower. In addition, some of UWM’s competitors may have greater financial and other resources than it has (including access to capital) while other of its competitors, such as financial institutions who originate mortgage loans using their own funds, may have more flexibility in holding loans. Additionally, UWM operates at a competitive disadvantage to U.S. federal banks and thrifts and their subsidiaries because they enjoy federal preemption and, as a result, conduct their business under relatively uniform U.S. federal rules and standards and are generally not subject to the laws of the states in which they do business (including state “predatory lending” laws). Unlike its federally chartered competitors, UWM is generally subject to all state and local laws applicable to lenders in each jurisdiction in which it originates and services loans. To compete effectively, UWM must have a very high level of operational, technological and managerial expertise, as well as access to capital at a competitive cost.

Competition in UWM’s industry can take many forms, including the variety of loan programs being made available, interest rates and fees charged for a loan, convenience in obtaining a loan, client service levels, the amount and term of a loan, and marketing and distribution channels. Fluctuations in interest rates and general economic conditions may also affect UWM’s competitive position. During periods of rising rates, competitors that have locked in low borrowing costs may have a competitive advantage. Furthermore, a cyclical decline in the industry’s overall level of originations, or decreased demand for loans due to a higher interest rate environment, may lead to increased competition for the remaining loans. Any increase in these competitive pressures could be detrimental to UWM’s business.

The success and growth of UWM’s business will depend upon its ability to be a leader in technological innovation in its industry.

UWM operates in an industry experiencing rapid technological change and frequent product introductions. In order to succeed, UWM must lead its peers in designing, innovating and introducing new technology and product offerings. The process of developing new technologies and products is complex, and if UWM is unable to successfully innovate and continue to deliver a superior client experience, the demand for its products and services may decrease, it may lose market share and its growth and operations may be harmed.

The origination process is increasingly dependent on technology, and UWM’s business relies on its continued ability to process loan applications over the internet, accept electronic signatures, provide instant process status updates and other client- and loan applicant-expected conveniences. UWM’s proprietary and exclusively licensed technology is integrated into all steps of the loan origination process, from the original submission, to the underwriting to the closing. UWM’s dedication to incorporating technological advancements into its loan origination and servicing platforms requires significant financial and personnel resources. For example, UWM has, and will continue to, expend significant capital expenditures on its proprietary technology platforms. Maintaining and improving this technology will require significant capital expenditures.

To the extent UWM is dependent on any particular technology or technological solution, it may be harmed if such technology or technological solution becomes non-compliant with existing industry standards, fails to meet or exceed the capabilities of its competitors’ equivalent technologies or technological solutions, becomes increasingly expensive to service, retain and update, becomes subject to third-party claims of intellectual property infringement, misappropriation or other violation, or malfunctions or functions in a way it did not anticipate that results in loan defects potentially requiring repurchase. Additionally, new technologies and technological solutions are continually being released. As such, it is difficult to predict the problems UWM may encounter in improving its websites’ and other technologies’ functionality.

UWM could be adversely affected if it inadequately obtains, maintains, protects and enforces its intellectual property and proprietary rights and may encounter disputes from time to time relating to its use of the intellectual property of third parties.

UWM’s proprietary technology platforms and other proprietary rights are important to UWM’s success and its competitive position. UWM relies on intellectual property to protect its proprietary rights. Despite these measures, third parties may attempt to disclose, obtain, copy or use intellectual property rights owned or licensed by UWM and these measures may not prevent misappropriation, infringement, reverse engineering or other violation of intellectual property or proprietary rights owned or licensed by it. Furthermore, confidentiality procedures and contractual provisions can be difficult to enforce and, even if successfully enforced, may not be entirely effective. In addition, UWM cannot guarantee that it has entered into confidentiality agreements with all team members, partners, independent contractors or consultants that have or may have had access to its trade secrets and other proprietary information. Any issued or registered intellectual property rights owned by or licensed to UWM may be challenged, invalidated, held unenforceable or circumvented in litigation or other proceedings, and such intellectual property rights may be lost or no longer provide UWM meaningful competitive advantages. Third parties may also independently develop products, services and technology similar to or duplicative of UWM’s products and services.

UWM’s success and ability to compete also depends in part on its ability to operate without infringing, misappropriating or otherwise violating the intellectual property or proprietary rights of third parties. UWM may encounter disputes from time to time concerning intellectual property rights of others, including its competitors, and UWM may not prevail in these disputes. Third parties may raise claims against UWM alleging an infringement, misappropriation or other violation of their intellectual property rights, including trademarks, copyrights, patents, trade secrets or other intellectual property or proprietary rights. An assertion of an intellectual property infringement, misappropriation or other violation claim against UWM could result in adverse judgments, settlement on unfavorable terms or cause it to spend significant amounts to defend the claim, even if it ultimately prevails and it may have to pay significant money damages, lose significant revenues, be prohibited from using the relevant systems, processes, technologies or other intellectual property, cease offering certain products or services, or incur significant license, royalty or technology development expenses.

Fraud could result in significant financial losses and harm to UWM’s reputation.

UWM uses automated underwriting engines from Fannie Mae and Freddie Mac to assist it in determining if a loan applicant is creditworthy, as well as other proprietary and third-party tools and safeguards to detect and prevent fraud. UWM is unable, however, to prevent every instance of fraud that may be engaged in by its clients, borrowers or team members, and any seller, real estate broker, notary, settlement agent, appraiser, title agent, or third-party originator that misrepresents facts about a loan, including the information contained in the loan application, property valuation, title information and employment and income stated on the loan application. If any of this information was intentionally or negligently misrepresented and such misrepresentation was not detected prior to the acquisition or closing of the loan, the value of the loan could be significantly lower than expected, resulting in a loan being approved in circumstances where it would not have been, had UWM been provided with accurate data. A loan subject to a material misrepresentation is typically unsalable or subject to repurchase if it is sold before detection of the misrepresentation. In addition, the persons and entities making a misrepresentation are often difficult to locate and it is often difficult to collect from them any monetary losses UWM has suffered.

High profile fraudulent activity also could negatively impact UWM’s brand and reputation, which could impact its business. In addition, significant increases in fraudulent activity could lead to regulatory intervention, which could increase UWM’s costs and also negatively impact its business.

UWM’s counterparties may terminate its servicing rights, which could have a material adverse effect on its revenues.

The majority of the mortgage loans UWM services are serviced on behalf of Fannie Mae, Freddie Mac and Ginnie Mae. These entities establish the base service fee to compensate UWM for servicing loans as well as the assessment of fines and penalties that may be imposed upon UWM for failing to meet servicing standards.

As is standard in the industry, under the terms of UWM’s master servicing agreements with the GSEs, the GSEs have the right to terminate UWM as servicer of the loans it services on their behalf at any time and also have the right to cause it to sell the MSRs to a third party. In addition, failure to comply with servicing standards could result in termination of UWM’s agreements with the GSEs with little or no notice and without any compensation. If any of Fannie Mae, Freddie Mac or Ginnie Mae were to terminate UWM as a servicer, or increase its costs related to such servicing by way of additional fees, fines or penalties, such changes could have a material adverse effect on the revenue it derives from servicing activity, as well as the value of the related MSRs. These agreements, and other servicing agreements under which UWM services mortgage loans for non-GSE loan purchasers, also require that it service in accordance with GSE servicing guidelines and contain financial covenants. If UWM were to have its servicing rights terminated on a material portion of its servicing portfolio, this could adversely affect its business.

UWM may become subject to legal actions that if decided adversely, could be detrimental to its business.

UWM operates in an industry that is highly sensitive to consumer protection, and it and its clients are subject to numerous local, state and federal laws that are continuously changing. Remediation for non-compliance with these laws can be costly and significant fines may be incurred. UWM is routinely involved in consumer complaints, regulatory actions and legal proceedings in the ordinary course of its business and may become subject to class action suits alleging non-compliance with these laws. UWM is also routinely involved in state regulatory audits and examinations, and occasionally involved in other governmental proceedings arising in connection with its respective businesses. UWM is also subject to various other laws, regulations and rules that are not industry specific, including employment laws related to employee hiring and termination practices, health and safety laws, environmental laws and other federal, state and local laws, regulations and rules in the jurisdictions in which it operates, and it may become subject to legal actions with respect to these other laws, regulations and rules. UWM may incur costs, fines and legal expenses in connection with these matters.

If UWM is unable to hire, train and retain qualified personnel to support its growth, it could disrupt UWM’s operations and adversely affect its ability to deliver superior customer service its long-term growth.

UWM currently has over 6,700 team members and its ability to continue to grow and succeed will depend on its ability to continue to hire, integrate, develop and retain highly-qualified personnel for all areas of its organization. Any talent acquisition and retention challenges could reduce UWM’s operating efficiency, increase its costs of operations and harm its overall financial condition. UWM could face these challenges if competition for qualified personnel intensifies or the pool of qualified candidates becomes more limited. Additionally, UWM invests heavily in training its team members, which increases their value to competitors who may seek to recruit them. The inability to attract or retain qualified personnel could disrupt UWM’s operations and adversely affect its ability to deliver superior customer service and its long-term growth.

If UWM cannot maintain its corporate culture, it could lose the innovation, collaboration and focus on the mission that contribute to its business.

UWM believes that a critical component of its success is its corporate culture and its deep commitment to its mission. UWM believes this mission-based culture fosters innovation, encourages teamwork and cultivates creativity. UWM’s mission defines its business philosophy as well as the emphasis that it places on its clients, its people and its culture and is consistently reinforced to and by its team members. As a result of COVID-19, a significant portion of UWM’s team members are working remotely and there is a risk that over time such remote operations may decrease the cohesiveness of its teams and its ability to maintain its culture, both of which are integral to its success. If UWM is unable to preserve its culture, this could negatively impact its future success, including its ability to attract and retain team members, encourage innovation and teamwork, and effectively focus on and pursue its mission and corporate objectives.

Substantially all of UWM’s operations are housed in one location, and if the facilities are damaged or rendered inoperable by natural or man-made disasters, UWM’s business may be negatively impacted.

Substantially all of UWM’s operations are housed on one campus in Pontiac, Michigan. UWM’s campus could be harmed or rendered inoperable by natural or man-made disasters, including earthquakes, fires, power shortages, telecommunications failures, water shortages, floods, hurricanes, typhoons, extreme weather conditions, medical epidemics, and other natural or man-made disasters, pandemics, epidemics, or other business interruptions, including as a result of COVID-19. If due to such disaster a significant portion of UWM’s team members must work remotely for an extended period of time, UWM’s business may be negatively impacted. See “—If UWM cannot maintain its corporate culture, it could lose the innovation, collaboration and focus on the mission that contribute to its business.” In addition, it could be costly and time-consuming to repair or replace UWM’s campus.

In certain circumstances, UWM LLC will be required to make distributions to us and SFS Corp. and the distributions that UWM LLC will be required to make may be substantial and in excess of our tax liabilities and obligations under the tax receivable agreement. To the extent we do not distribute such excess cash, SFS Corp. would benefit from any value attributable to such cash balances as a result of their ownership of Class B Stock (or Class A Stock, as applicable) following an exchange of their UWM Common Units and the stapled shares of Common Stock.

UWM LLC will continue to be treated as a partnership for U.S. federal income tax purposes and, as such, will not be subject to any entity-level U.S. federal income tax. Instead, taxable income will be allocated to us and SFS Corp., as holders of UWM Common Units. Accordingly, we will incur income taxes on our allocable share of any net taxable income of UWM LLC. Under the UWM A&R LLCA, UWM LLC will generally be required from time to time to make pro rata distributions in cash to its equityholders, SFS Corp. and us, in amounts sufficient to cover the taxes on their allocable share of the taxable income of UWM LLC. As a result of (i) potential non pro rata allocations of net taxable income allocable to us and SFS Corp., (ii) the lower tax rate applicable to corporations as compared to individuals and (iii) the favorable tax benefits that we anticipate receiving from (a) the exchange of UWM Common Units from SFS Corp. and (b) payments under the tax receivable agreement, we expect that these tax distributions will be in amounts that exceed our tax liabilities and obligations to make payments under the tax receivable agreement. Our board of directors will determine the appropriate uses for any excess cash so accumulated, which may include, among other uses, any potential dividends, stock buybacks, the payment obligations under the tax receivable agreement and the payment of other expenses. We will have no obligation to distribute such cash (or other available cash other than any declared dividend) to our stockholders. No adjustments to the exchange ratio for UWM Common Units and the stapled shares of Common Stock will be made as a result of (x) any cash distribution by UWM LLC or (y) any cash that we retain and do not distribute to our stockholders, and in any event the ratio will remain one-to-one.

We are required to pay SFS Corp. for certain tax benefits we may claim, and the amounts we may pay could be significant.

We intend to enter into a tax receivable agreement with SFS Corp. that will provide for the payment by us to SFS Corp. (or its transferees or other assignees) of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of (i) certain increases in tax basis resulting from exchanges of UWM Common Units; (ii) imputed interest deemed to be paid by the Company as a result of payments it makes under the tax receivable agreement; (iii) certain increases in tax basis resulting from payments the Company makes under the tax receivable agreement; and (iv) disproportionate allocations (if any) of tax benefits to the Company as a result of section 704(c) of the Code (the tax attributes in clauses “(i)” through “(iv)” collectively referred to as the “Covered Tax Attributes”). The tax receivable agreement will make certain simplifying assumptions regarding the determination of the cash savings that we realize or are deemed to realize from the Covered Tax Attributes, which may result in payments pursuant to the tax receivable agreement in excess of those that would result if such assumptions were not made.

The actual tax benefit, as well as the amount and timing of any payments under the tax receivable agreement, will vary depending upon a number of factors, including, among others, the timing of exchanges by or purchases from SFS Corp., the price of our Class A Stock at the time of the exchanges or purchases, the extent to which such exchanges are taxable, the amount and timing of the taxable income we generate in the future and the tax rate then applicable, and the portion of our payments under the tax receivable agreement constituting imputed interest.

Future payments under the tax receivable agreement could be substantial. Assuming that all UWM Common Units eligible to be exchanged for cash or Class A Stock would be exchanged for Class A Stock by SFS Corp. at the time of the Business Combination and that we will have sufficient taxable income to utilize all of the tax attributes covered by the tax receivable agreement when they are first available to be utilized under applicable law, we estimate that payments to SFS Corp. under the tax receivable agreement would aggregate to approximately $3.6 billion over the next 25 years and for yearly payments over that time to range between approximately $15.8 million to $304.1 million per year, based on an assumed price per share of Class A Stock of $10 (the estimated redemption price for a holder of Class A Stock that elects to exercise its redemption rights). The payments under the tax receivable agreement are not conditioned upon SFS Corp.’s continued ownership of us.

We are not required to make a payment of the 85% applicable tax savings to SFS Corp. unless and until at least one of the payment conditions has been satisfied (the “Payment Conditions”). One condition is a requirement that we have received a tax opinion that provides that the applicable assets of UWM LLC giving rise to the payment are “more likely than not” amortizable (the “Indemnifiable Condition”). If we determine that none of the Payment Conditions have been satisfied with respect to all or a portion of such applicable tax savings, we will pay such applicable tax savings (or portion thereof) at the time we reasonably determine a Payment Condition has been satisfied.

If we make a payment and the applicable tax savings are subsequently disallowed, we may deposit future payments due under the tax receivable agreement in an escrow account up to an amount necessary to cover 85% of the estimated additional taxes due by us as a result of the disallowance until such time as there has been a conclusive determination as to the validity of the disallowance. Upon a conclusive determination of the validity of the disallowance, we may recover from the escrow account any excess payments paid to SFS Corp. (or its transferees or assignees), and to the extent the amounts in the escrow account are insufficient, we may net any additional excess payments paid to SFS Corp. (or its transferees or assignees) against future payments that would otherwise be made under the tax receivable agreement. In addition, if we make a payment pursuant to the satisfaction of the Indemnifiable Condition and the applicable tax savings are subsequently disallowed, SFS Corp. will be required to indemnify us for 85% of the taxes and any additional losses attributable to the disallowance. At our election, SFS Corp. may satisfy all or a portion of this indemnity by transferring UWM

Common Units held by it. There is no guarantee that SFS Corp. will hold UWM Common Units with a value sufficient to satisfy this indemnity or that the escrow account will hold sufficient funds to cover the cost of any disallowed tax savings. We could make payments to SFS Corp. under the tax receivable agreement that are greater than our actual cash tax savings and may not be able to recoup those payments, which could negatively impact our liquidity.

In addition, the tax receivable agreement will provide that in the case of a change in control of the Company or a material breach of our obligations under the tax receivable agreement, we will be required to make a payment to SFS Corp. in an amount equal to the present value of future payments (calculated using a discount rate equal to the lesser of 6.50% or LIBOR plus 100 basis points, which may differ from our, or a potential acquirer’s, then-current cost of capital) under the tax receivable agreement, which payment would be based on certain assumptions, including those relating to our future taxable income. For additional discussion of LIBOR, see “—Risks Related to UWM’s Financing—UWM is exposed to risk relating to the transition from LIBOR and the volatility of LIBOR or any replacement reference rate, which can result in higher than market interest rates and may have a detrimental effect on its business.” In these situations, our obligations under the tax receivable agreement could have a substantial negative impact on our, or a potential acquirer’s, liquidity and could have the effect of delaying, deferring, modifying or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. These provisions of the tax receivable agreement may result in situations where SFS Corp. has interests that differ from or are in addition to those of our other stockholders. In addition, we could be required to make payments under the tax receivable agreement that are substantial, significantly in advance of any potential actual realization of such further tax benefits, and in excess of our, or a potential acquirer’s, actual cash savings in income tax.

Decisions we make in the course of running our business, such as with respect to mergers, asset sales, other forms of business combinations or other changes in control, may influence the timing and amount of payments made under the tax receivable agreement. For example, the earlier disposition of assets following an exchange or purchase of UWM Common Units (along with the stapled shares of Class D Stock or Class C Stock) may accelerate payments under the tax receivable agreement and increase the present value of such payments, and the disposition of assets before such an exchange or purchase may increase the tax liability of SFS Corp. (or its direct or indirect owners) without giving rise to any rights to receive payments under the tax receivable agreement. Such effects may result in differences or conflicts of interest between the interests of SFS Corp. and the interests of other stockholders.

Finally, because we are a holding company with no operations of our own, our ability to make payments under the tax receivable agreement is dependent on the ability of our subsidiaries to make distributions to us. Our debt agreements restrict the ability of our subsidiaries to make distributions to us, which could affect our ability to make payments under the tax receivable agreement. To the extent that we are unable to make payments under the tax receivable agreement as a result of restrictions in our debt agreements, such payments will be deferred and will accrue interest until paid, which could negatively impact our results of operations and could also affect our liquidity in periods in which such payments are made.

Risks Related to UWM’s Financing

UWM relies on its short-term warehouse facilities to finance its loan originations and its inability to access such funding could have a material adverse effect on its results of operations, financial condition and business.

UWM funds substantially all of the mortgage loans it originates through borrowings under its short-term warehouse facilities and funds generated by its operations. UWM’s ability to fund its loan originations may be impacted by its ability to secure further such borrowings on acceptable terms. As of September 30, 2020, $10.3 billion of UWM’s warehouse facilities generally provide financing for one to two years, with maturities staggered in 2020 and 2021, and $9.8 billion of its warehouse facilities are uncommitted and can be terminated by the applicable lender at any time. UWM’s use of this short-term financing exposes it to the risk that its lenders may respond to market conditions by making it more difficult for it to renew or replace on a continuous basis its maturing short-term warehouse facility borrowings. If UWM is not able to renew its then existing warehouse facilities or arrange for new financing on terms acceptable to it, or if it defaults on its covenants or is otherwise unable to access funds under this type of financing, it may have to curtail its loan origination activities and/or dispose of assets.

It is possible that the warehouse lenders that will provide UWM with financing could experience changes in their ability to advance funds to it, independent of its performance or the performance of its portfolio of assets. Further, if many of UWM’s potential warehouse lenders are unwilling or unable to provide it with financing, it could be forced to sell its assets at an inopportune time when prices are depressed. In addition, if the regulatory capital requirements imposed on UWM’s warehouse lenders change, they may be required to significantly increase the cost of the financing that they provide to it.

UWM’s warehouse lenders also may revise their eligibility requirements for the types of assets they are willing to finance or the terms of such financings, based on, among other factors, the regulatory environment and their management of perceived risk, particularly with respect to assignee liability. Moreover, the amount of financing UWM receives under its warehouse facilities will be directly related to the lenders’ valuation of its assets that cover the outstanding borrowings.

In the event that any of UWM’s warehouse facilities is terminated or is not renewed, or if the principal amount that may be drawn under its funding agreements that provide for immediate funding at closing were to significantly decrease, it may be unable to find replacement financing on commercially favorable terms, or at all, which could be detrimental to its business. Further, if UWM is unable to obtain additional funds for borrowing, its ability to maintain or grow its business could be limited.

In addition, UWM’s ability to refinance existing debt and borrow additional funds is affected by a variety of factors including (1) limitations imposed on UWM under the indenture governing its 5.500% Senior Notes due 2025 and other existing and future financing facilities that contain restrictive covenants and borrowing conditions that may limit its ability to raise additional debt, (2) a decline in liquidity in the credit markets, (3) prevailing interest rates, (4) the financial strength of the lenders from whom UWM borrows, and (5) the decision of lenders from whom UWM borrows to reduce their exposure to mortgage loans due to a change in such lenders’ strategic plan, future lines of business or otherwise.

UWM depends on its ability to sell loans in the secondary market to a limited number of investors and to the GSEs, and to securitize its loans into MBS through the GSEs and Ginnie Mae. If UWM’s ability to sell or securitize mortgage loans is impaired, it may not be able to originate mortgage loans, and if the GSEs and Ginnie Mae become less competitive, it could affect UWM’s volume and margins.

Substantially all of UWM’s loan originations are sold into the secondary market. UWM securitizes loans into MBS through Fannie Mae, Freddie Mac and Ginnie Mae. Loans originated outside of Fannie Mae, Freddie Mac, and the guidelines of the FHA, USDA, or VA (for loans securitized with Ginnie Mae) are sold to private investors and mortgage conduits.

The gain recognized from sales in the secondary market represents a significant portion of UWM’s revenues and net earnings. A decrease in the prices paid to UWM upon sale of its loans could be detrimental to its business, as UWM is dependent on the cash generated from such sales to fund its future loan closings and repay borrowings under its warehouse facilities. If it is not possible or economical for UWM to complete the sale or securitization of certain of its mortgage loans, UWM may lack liquidity to continue to fund such loans and its revenues and margins on new loan originations could be materially and negatively impacted. The severity of the impact would be most significant to the extent UWM were unable to sell conforming home loans to the GSEs or securitize such loans pursuant to the GSEs and government agency-sponsored programs. UWM also derives other material financial benefits from these relationships, including the assumption of credit risk on securitized loans in exchange for UWM’s payment of guarantee fees and the ability to avoid certain loan inventory finance costs through streamlined loan funding and sale procedures, which benefits UWM would lose if it were unable to complete the sale or securitization of its loans.

Further, there may be shifts in the marketplace such that the GSEs or Ginnie Mae are less competitive than private label securitization or other forms of mortgage finance which may lead to delays in UWM’s ability to sell future mortgage loans which it originates. These market shifts can be caused by factors outside of UWM’s control, including, but not limited to, market shifts in response to the COVID-19 pandemic that affect investor appetite for such non-GSE products. To the extent that happens, UWM may need to change its business model to accommodate such shifts and its origination volume and margins would likely be adversely affected.

The value of UWM’s MSRs can be highly variable and these changes in value, or inaccuracies in the estimates of their value, could adversely affect UWM’s financial condition.

The value of UWM’s MSRs is based on the cash flows projected to result from the servicing of the related mortgage loans and continually fluctuates due to a number of factors. The primary factor driving the value of MSRs is interest rates, which impact the likelihood of loan prepayments through refinancing. In periods of rising interest rates, the fair value of the MSRs generally increases as prepayment expectations decrease, consequently extending the estimated life of the MSRs resulting in expected increases in cash flows. In a declining interest rate environment, the fair value of MSRs generally decreases as prepayment expectations increase consequently truncating the estimated life of the MSRs resulting in expected decreases in cash flows. Other market conditions also affect the number of loans that are refinanced and thus no longer result in cash flows, and the number of loans that become delinquent.

A substantial portion of UWM’s assets are measured at fair value, and if UWM’s estimates with respect to the determination of the fair value of those assets prove to be incorrect, it may be required to write down the value of such assets, which could adversely affect its earnings, financial condition and liquidity.

UWM measures the fair value of its mortgage loans and derivatives on a recurring basis and it measures the fair value of other assets on a nonrecurring basis. Fair value determinations require many assumptions, especially to the extent there are not active markets for identical assets. For example, UWM generally estimates the fair value of loans at fair value based on quoted market prices for securities backed by similar types of loans. If quoted market prices are not available, fair value is estimated based on other relevant factors, including dealer price quotations and prices available for similar instruments, to approximate the amounts that would be received from a third party. In addition, the fair value of IRLCs are measured based upon the difference between the current fair value of similar loans (as determined generally for mortgages at fair value) and the price at which UWM has committed to originate the loans, subject to the pull-through factor. If UWM’s estimates of fair value prove to be incorrect, it may be required to write down the value of such assets, which could adversely affect its financial condition and results of operations.

UWM’s hedging strategies may not be successful in mitigating its risks associated with changes in interest rates.

UWM’s profitability is directly affected by changes in interest rates. The market value of closed mortgage loans and interest rate locks generally change along with interest rates. The value of such assets moves opposite of interest rate changes. For example, as interest rates rise, the value of existing mortgage assets falls.

UWM employs various economic hedging strategies to mitigate the interest rate and the anticipated loan financing probability or “pull-through risk” inherent in such mortgage assets. UWM’s use of these hedge instruments may expose UWM to counterparty risk as they are not traded on regulated exchanges or guaranteed by an exchange or its clearinghouse and, consequently, there may not be the same level of protections with respect to margin requirements and positions and other requirements designed to protect both UWM and its counterparties. Furthermore, the enforceability of agreements underlying hedging transactions may depend on compliance with applicable statutory, commodity and other regulatory requirements and, depending on the domicile of the counterparty, applicable international requirements. Consequently, if a counterparty fails to perform under a derivative agreement UWM could incur a significant loss.

UWM’s hedge instruments are accounted for as free-standing derivatives and are included on its consolidated balance sheet at fair market value. UWM’s operating results could be negatively affected because the losses on the hedge instruments it enters into may not be offset by a change in the fair value of the related hedged transaction.

UWM’s hedging strategies also require it to provide cash margin to its hedging counterparties from time to time. The Financial Industry Regulatory Authority (FINRA) requires UWM to provide daily cash margin to (or receive daily cash margin from, depending on the daily value of related MBS) its hedging counterparties from time to time. The collection of daily margins between UWM and its hedging counterparties could, under certain MBS market conditions, adversely affect its short-term liquidity and cash-on-hand. Additionally, UWM’s hedge instruments may expose it to counterparty risk—the possibility that a loss may occur from the failure of another party to perform in accordance with the terms of the contract, which loss exceeds the value of existing collateral, if any.

UWM’s hedging activities in the future may include entering into interest rate swaps, caps and floors, options to purchase these items, purchasing or selling U.S. Treasury securities, and/or other tools and strategies. These hedging decisions will be determined in light of the facts and circumstances existing at the time and may differ from UWM’s current hedging strategy. These hedging strategies may be less effective than UWM’s current hedging strategies in mitigating the risks described above, which could be detrimental to its business and financial condition.

Substantially all of UWM’s warehouse facilities are structured as repurchase agreements, which operate differently and subject UWM to various risks different from other types of credit facilities, which may materially and adversely affect its business, financial condition, liquidity and results of operations.

UWM’s warehouse facilities are generally structured in the form of repurchase agreements. UWM currently leverages and, to the extent available, intends to continue to leverage the mortgage loans it originates with borrowings under these repurchase agreements. When UWM enters into repurchase agreements, it sells mortgage loans to other lenders, which are the repurchase agreement counterparties, and receives cash from these lenders. These lenders are obligated to resell the same assets back to UWM at the end of the term of the transaction, which typically ranges from 30 to 90 days, but which may have terms of up to 364 days or longer. These repurchase agreements subject UWM to various risks:

•

The warehouse facilities subject UWM to counterparty risk. The amount of cash that UWM receives from a lender when it initially sells the mortgage loans to that lender is less than the fair value of those loans (this difference is referred to as the “haircut”). If the lender defaults on its obligation to resell the loans back to UWM, UWM could incur a loss on the transaction equal to the amount of the haircut (assuming that there was no change in the fair value of the loans, which the lenders are generally permitted to revalue to reflect current market conditions).

•

UWM would incur losses on a repurchase transaction if the value of the underlying assets has declined as of the end of the transaction term (including as a result of a lender counterparty revaluing the assets), as it would have to repurchase the assets for their initial value but would receive assets worth less than that amount.

•	If UWM defaults on one of its obligations under a repurchase transaction, the lender will be able to terminate the transaction and cease entering into any other repurchase transactions with it. UWM’s repurchase agreements also typically contain cross default provisions, so that if a default occurs under any one agreement, the lenders under its other agreements could also declare a default. If a default occurs under any of UWM’s repurchase agreements and the lenders terminate one or more of its repurchase agreements, UWM may need to enter into replacement agreements with different lenders. There can be no assurance that UWM will be successful in entering into such replacement repurchase agreements on the same terms as the repurchase agreements that were terminated or at all.

•

If the market value of the assets pledged or sold by UWM under a repurchase agreement borrowing to a counterparty lender declines, the lender may initiate a margin call and require UWM to either post additional collateral to cover such decrease or repay a portion of the outstanding borrowing. UWM may not have the funds available to do so, and UWM may be required to liquidate assets at a disadvantageous time to avoid a default, which could cause it to incur further losses and limit its ability to leverage its assets. If UWM is unable to satisfy a margin call, its counterparty may accelerate repayment of its indebtedness, increase interest rates, liquidate the collateral (which may result in significant losses to it) or terminate its ability to borrow. Such a situation would likely result in a rapid deterioration of UWM’s financial condition and possibly necessitate a filing for bankruptcy protection. The recent and potential future changes in the interest rate market due to COVID-19 may increase the likelihood of additional margin calls that could impact UWM’s liquidity.

UWM may in the future utilize other sources of borrowings, including term loans, bank credit facilities and structured financing arrangements, among others. The amount of leverage UWM employs will vary depending on the asset class being financed, its available capital, its ability to obtain and access financing arrangements with lenders and the lenders’ and rating agencies’ estimate of, among other things, the stability of its cash flows. UWM can provide no assurance that it will have access to any debt or equity capital on favorable terms or at the desired times, or at all. UWM’s inability to raise such capital or obtain financing on favorable terms could materially and adversely impact its business, financial condition, liquidity and results of operations.

UWM’s rights under its repurchase agreements may be subject to the effects of bankruptcy laws in the event of the bankruptcy or insolvency of UWM or its lenders under the repurchase agreements, which may allow its lenders to repudiate its repurchase agreements.

In the event of insolvency or bankruptcy, repurchase agreements normally qualify for special treatment under the U.S. bankruptcy code, the effect of which, among other things, would be to allow the lender under the applicable repurchase agreement to avoid the automatic stay provisions of the U.S. bankruptcy code and to foreclose on the collateral agreement without delay. In the event of the insolvency or bankruptcy of a lender during the term of a repurchase agreement, the lender may be permitted, under applicable insolvency laws, to repudiate the contract, and UWM’s claim against the lender for damages may be treated simply as an unsecured creditor. In addition, if the lender is a broker or dealer subject to the Securities Investor Protection Act of 1970, or an insured depository institution subject to the Federal Deposit Insurance Act, UWM’s ability to exercise its rights to recover its securities under a repurchase agreement or to be compensated for any damages resulting from the lender’s insolvency may be further limited by those statutes. These claims would be subject to significant delay and, if and when received, may be substantially less than the damages UWM actually incurs.

UWM leverages certain of its MSRs secured financing arrangements, which exposes it to risks and may materially and adversely affect its business, financial condition, liquidity and results of operations.

UWM currently leverages certain of its MSRs under secured financing arrangements, which UWM refers to as MSR facilities. Similar to UWM’s repurchase agreements, the cash that it receives under these MSR facilities is less than the fair value of the assets and a decrease in the fair value of the pledged collateral can result in a margin call. The MSR facilities are further subject to the terms of an acknowledgement agreement with Fannie Mae, Freddie Mac or Ginnie Mae, as applicable, pursuant to which its and the secured parties’ rights are subordinate in all respects to the rights of the applicable agency. Accordingly, the exercise by any of Fannie Mae,

Freddie Mac or Ginnie Mae of its rights under the applicable acknowledgment agreement could result in the extinguishment of UWM’s and the secured parties’ rights in the related collateral and result in significant losses to UWM.

UWM’s financing arrangements contain, and the government agencies impose, certain financial and restrictive covenants that limit its ability to operate its business and a default under such agreements or requirements could have a material adverse effect on its business, liquidity, financial condition, cash flows and results of operations.

UWM’s warehouse facilities and MSR facilities contain, and its other current or future debt agreements may contain, covenants imposing operating and financial restrictions on its business, including requirements to maintain a certain minimum tangible net worth, minimum liquidity, maximum total debt or liabilities to net worth ratio, pre-tax net income requirements, litigation judgment thresholds, and other customary debt covenants. UWM is also subject to minimum financial eligibility requirements established by the FHA, VA, GSEs and Ginnie Mae, including net worth, capital ratio and/or liquidity criteria in order to set a minimum level of capital needed to adequately absorb potential losses and a minimum amount of liquidity needed to service such agency mortgage loans and MBS and cover the associated financial obligations and risks. In addition, the indenture governing UWM’s 5.500% Senior Notes due 2025 contains covenants imposing operating and financial restrictions on its business. As a result, UWM may not be able to leverage its assets as fully as it would choose, which could reduce its return on equity, and could significantly impede it from growing its business and place it at a competitive disadvantage in relation to federally chartered banks and certain other financial institutions.

A breach of the covenants under UWM’s warehouse facilities and MSR facilities can result in an event of default under these facilities and as such allow the lenders to pursue certain remedies. In addition, each of these facilities includes cross default or cross acceleration provisions that could result in most, if not all, facilities terminating if an event of default or acceleration of maturity occurs under any facility. To the extent that the minimum financial requirements imposed by the agencies are not met, the agencies may suspend or terminate UWM’s agency approvals or agreements, which could cause it to cross default under its warehouse facilities arrangements, could have adversely affect its ability to access these markets and could have a material adverse effect on its liquidity and future growth.

In addition, the covenants and restrictions in UWM’s warehouse facilities, MSR facilities and UWM’s indenture governing its 5.500% Senior Notes due 2025 may restrict its ability to, among other things:

•	make certain investments;

•	declare or pay dividends on capital stock;

•	redeem or purchase capital stock and certain debt obligations;

•	incur liens;

•	enter into transactions with affiliates;

•	enter into certain agreements restricting its subsidiaries’ ability to pay dividends;

•	incur indebtedness; and

•	consolidate, merge, make acquisitions and sell assets.

These restrictions may interfere with UWM’s ability to obtain financings or to engage in other business activities, which could have a material adverse effect on its business, liquidity, financial condition, cash flows and results of operations. In addition, if UWM is unable to meet or maintain the necessary covenant requirements or satisfy, or obtain waivers for, the continuing covenants, it may lose the ability to borrow under all of its financing facilities, which could be detrimental to its business. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources” for more information about UWM’s financing arrangements.

UWM is exposed to risk relating to the transition from LIBOR and the volatility of LIBOR or any replacement reference rate, which can result in higher than market interest rates and may have a detrimental effect on its business.

The interest rate of UWM’s variable-rate indebtedness and the interest rate on the adjustable rate loans it originates and services is based on the London Interbank Offered Rate (“LIBOR”). In July 2017, the U.K. Financial Conduct Authority announced that it intends to stop collecting LIBOR rates from banks after 2021. The announcement indicates that LIBOR will not continue to exist on the current basis. U.S.-dollar LIBOR is expected to be replaced with the Secured Overnight Financing Rate (“SOFR”), a new index calculated by reference to short-term repurchase agreements for U.S. Treasury securities. Although there have been a few issuances utilizing SOFR or the Sterling Over Night Index Average, an alternative reference rate that is based on transactions, it is unknown whether any of these alternative reference rates will attain market acceptance as replacements for LIBOR. There is currently no definitive successor reference rate to LIBOR and various industry organizations are still working to develop workable transition mechanisms. As part of this industry transition, UWM will be required to migrate any current adjustable rate loans it services to any such successor reference rate. Until a successor rate is determined, UWM cannot implement the transition away from LIBOR for the adjustable rate loans it services. As such, UWM is unable to predict the effect of any changes to LIBOR, the establishment and success of any alternative reference rates, or any other reforms to LIBOR or any replacement of LIBOR that may be enacted in the United States or elsewhere. Such changes, reforms or replacements relating to LIBOR could have an adverse impact on the market for or value of any LIBOR-linked securities, loans, derivatives or other financial instruments or extensions of credit held by UWM. LIBOR-related changes could affect UWM’s overall results of operations and financial condition.

Risks Related to UWM’s Regulatory Environment

UWM operates in a heavily regulated industry, and its mortgage loan origination and servicing activities expose it to risks of noncompliance with an increasing and inconsistent body of complex laws and regulations at the U.S. federal, state and local levels.

Due to the heavily regulated nature of the mortgage industry, UWM and its clients are required to comply with a wide array of U.S. federal, state and local laws and regulations that regulate, among other things, the manner in which UWM conducts its loan origination and servicing businesses and the fees that it may charge, and the collection, use, retention, protection, disclosure, transfer and other processing of personal information by UWM and its clients. Governmental authorities and various U.S. federal and state agencies have broad oversight and supervisory authority over UWM’s business.

Because UWM originates mortgage loans and provides servicing activities nationwide, it must be licensed in all relevant jurisdictions that require licensure and comply with each such jurisdiction’s respective laws and regulations, as well as with judicial and administrative decisions applicable to it. Such licensing requirements also generally require the submission of information regarding any person who has 10% or more of the combined voting power of UWM’s outstanding equity interests. In addition, UWM and its clients are currently subject to a variety of, and may in the future become subject to additional U.S. federal, state and local laws that are continuously evolving and developing, including laws on advertising, as well as privacy laws, including the Telephone Consumer Protection Act (“TCPA”), the CAN-SPAM Act, and the recently enacted and newly effective California Consumer Privacy Act (“CCPA”). UWM expects more states to enact legislation similar to the CCPA, which provides consumers with new privacy rights such as the right to request deletion of their data, the right to receive data on record for them and the right to know what categories of data (generally) are maintained about them, and increases the privacy and security obligations of entities handling certain personal information of such consumers. These regulations directly impact UWM’s business and require ongoing compliance, monitoring and internal and external audits as they continue to evolve, and may result in ever-increasing public scrutiny and escalating levels of enforcement and sanctions. Subsequent changes to data protection and privacy laws could also impact how UWM processes personal information, and therefore limit the effectiveness of its products or services or its ability to operate or expand its business, including limiting strategic partnerships that may involve the sharing of personal information.

UWM and its clients must also comply with a number of federal, state and local consumer protection laws including, among others, the Truth in Lending Act (“TILA”), the Real Estate Settlement Procedures Act (“RESPA”), the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Fair Housing Act, the TCPA, the Gramm-Leach-Bliley Act, the Servicemembers Civil Relief Act, the Homeowners Protection Act, the Home Mortgage Disclosure Act, the SAFE Act, the Federal Trade Commission Act, the TRID rules, the Dodd-Frank Act, the Bank Secrecy Act, U.S. federal and state laws prohibiting unfair, deceptive, or abusive acts or practices, and state foreclosure laws. These statutes apply to loan origination, marketing, use of credit reports, safeguarding of non-public, personally identifiable information about borrowers, foreclosure and claims handling, investment of and interest payments on escrow balances and escrow payment features, and mandate certain disclosures and notices to borrowers.

In particular, various federal, state and local laws have been enacted that are designed to discourage predatory lending and servicing practices. The Home Ownership and Equity Protection Act of 1994 (“HOEPA”) prohibits inclusion of certain provisions in residential loans that have mortgage rates or origination costs in excess of prescribed levels and requires that borrowers be given certain disclosures prior to origination. Some states have enacted, or may enact, similar laws or regulations, which in some cases impose restrictions and requirements greater than those in HOEPA. In addition, under the anti-predatory lending laws of some states, the origination of certain residential loans, including loans that are not classified as “high cost” loans under applicable law, must satisfy a net tangible benefits test with respect to the related borrower. This test may be highly subjective and open to interpretation. As a result, a court may determine that a residential loan, for example, does not meet the test even if the related originator reasonably believed that the test was satisfied. UWM’s failure to comply with these laws, or the failure of residential loan originators or servicers to comply with these laws, to the extent any of their residential loans are or become part of its mortgage-related assets, could subject it, as an originator or a servicer, as applicable, or, in the case of acquired loans, as an assignee or purchaser, to monetary penalties and could result in the borrowers rescinding the affected loans. Lawsuits have been brought in various states making claims against originators, servicers, assignees and purchasers of high cost loans for violations of state law. Named defendants in these cases have included numerous participants within the secondary mortgage market. If UWM’s loans are found to have been originated in violation of predatory or abusive lending laws, it could be subject to lawsuits or governmental actions, or it could be fined or incur losses.

Both the scope of the laws and regulations and the intensity of the supervision to which UWM’s business is subject have increased over time, in response to the financial crisis as well as other factors such as technological and market changes. Regulatory enforcement and fines have also increased across the banking and financial services sector. UWM expects that its business and that of its clients will remain subject to extensive regulation and supervision. These regulatory changes could result in an increase in UWM’s regulatory compliance burden and associated costs and place restrictions on its origination and servicing operations. UWM’s failure to comply with applicable U.S. federal, state and local consumer protection and data privacy laws could lead to:

•	loss of its licenses and approvals to engage in its servicing and lending businesses;

•	damage to its reputation in the industry;

•	governmental investigations and enforcement actions;

•	administrative fines and penalties and litigation;

•	civil and criminal liability, including class action lawsuits;

•	increased costs of doing business;

•

diminished ability to sell loans that it originates or purchases, requirements to sell such loans at a discount compared to other loans or repurchase or address indemnification claims from purchasers of such loans, including the GSEs;

•	reduced payments by borrowers;

•	modification of the original terms of mortgage loans;

•	permanent forgiveness of debt;

•	delays in the foreclosure process;

•	increased servicing advances;

•	inability to raise capital; and

•	inability to execute on its business strategy, including its growth plans.

As these U.S. federal, state and local laws evolve, it may be more difficult for UWM to identify these developments comprehensively, to interpret changes accurately and to train its team members effectively with respect to these laws and regulations. These difficulties potentially increase UWM’s exposure to the risks of noncompliance with these laws and regulations, which could be detrimental to its business. In addition, UWM’s failure to comply with these laws, regulations and rules may result in reduced payments by borrowers, modification of the original terms of loans, permanent forgiveness of debt, delays in the foreclosure process, increased servicing advances, litigation, enforcement actions, and repurchase and indemnification obligations. A failure to adequately supervise UWM’s clients, service providers and vendors, including outside foreclosure counsel, may also have these negative results.

The laws and regulations applicable to UWM are subject to administrative or judicial interpretation, but some of these laws and regulations have been enacted only recently and may not yet have been interpreted or may be interpreted infrequently. Ambiguities in applicable laws and regulations may leave uncertainty with respect to permitted or restricted conduct and may make compliance with laws, and risk assessment decisions with respect to compliance with laws difficult and uncertain. In addition, ambiguities make it difficult, in certain circumstances, to determine if, and how, compliance violations may be cured. The adoption by industry participants of different interpretations of these statutes and regulations has added uncertainty and complexity to compliance. UWM may fail to comply with applicable statutes and regulations even if acting in good faith due to a lack of clarity regarding the interpretation of such statutes and regulations, which may lead to regulatory investigations, governmental enforcement actions or private causes of action with respect to its compliance.

To resolve issues raised in examinations or other governmental actions, UWM may be required to take various corrective actions, including changing certain business practices, making refunds or taking other actions that could be financially or competitively detrimental to it. UWM expects to continue to incur costs to comply with governmental regulations. In addition, certain legislative actions and judicial decisions can give rise to the initiation of lawsuits against UWM for activities it conducted in the past. Furthermore, provisions in UWM’s mortgage loan documentation, including but not limited to the mortgage and promissory notes it uses in loan originations, could be construed as unenforceable by a court. UWM has been, and expects to continue to be, subject to regulatory enforcement actions and private causes of action from time to time with respect to its compliance with applicable laws and regulations.

The recent influx of new laws, regulations, and other directives adopted in response to the recent COVID-19 pandemic exemplifies the ever-changing and increasingly complex regulatory landscape UWM operates in. While some regulatory reactions to COVID-19 relaxed certain compliance obligations, the forbearance requirements imposed on mortgages servicers in the recently passed CARES Act added new regulatory responsibilities. The GSEs and the FHFA, Ginnie Mae, the U.S. Department of Housing and Urban Development (“HUD”), various investors and others have also issued guidance relating to COVID-19. Future regulatory scrutiny and enforcement resulting from COVID-19 is unknown.

Although UWM has systems and procedures directed to comply with these legal and regulatory requirements, it cannot assure you that more restrictive laws and regulations will not be adopted in the future, or that governmental bodies or courts will not interpret existing laws or regulations in a more restrictive manner, which could render its current business practices non-compliant or which could make compliance more difficult or expensive. Any of these, or other, changes in laws or regulations could have a detrimental effect on UWM’s business.

The CFPB continues to be active in its monitoring of the loan origination and servicing sectors, and its recently issued rules increase UWM’s regulatory compliance burden and associated costs.

UWM is subject to the regulatory, supervisory and examination authority of the CFPB, which has oversight of federal and state non-depository lending and servicing institutions, including residential mortgage originators and loan servicers. The CFPB has rulemaking authority with respect to many of the federal consumer protection laws applicable to mortgage lenders and servicers, including TILA and RESPA and the Fair Debt Collections Practices Act. The CFPB has issued a number of regulations under the Dodd-Frank Act relating to loan origination and servicing activities, including ability-to-repay and “Qualified Mortgage” standards and other origination standards and practices as well as servicing requirements that address, among other things, periodic billing statements, certain notices and acknowledgements, prompt crediting of borrowers’ accounts for payments received, additional notice, review and timing requirements with respect to delinquent borrowers, loss mitigation, prompt investigation of complaints by borrowers, and lender-placed insurance notices. The CFPB has also amended provisions of HOEPA regarding the determination of high-cost mortgages, and of Regulation B, to implement additional requirements under the Equal Credit Opportunity Act with respect to valuations, including appraisals and automated valuation models. The CFPB has also issued guidance to loan servicers to address potential risks to borrowers that may arise in connection with transfers of servicing. Additionally, through bulletins 2012-03 and 2016-02, the CFPB has increased the focus on lender liability and vendor management across the mortgage and settlement services industries, which may vary depending on the services being performed.

For example, the CFPB iteratively adopted rules over the course of several years regarding mortgage servicing practices that required UWM to make modifications and enhancements to its mortgage servicing processes and systems. While the CFPB recently announced its flexible supervisory and enforcement approach during the COVID-19 pandemic on certain consumer communications required by the mortgage servicing rules, managing to the CFPB’s loss mitigation rules with mounting CARES Act forbearance requests is particularly challenging. The intersection of the CFPB’s mortgage servicing rules and COVID-19 is evolving and will pose new challenges to the servicing industry. The CFPB’s recent publication of COVID-19-related FAQs did not resolve potential conflicts between the CARES Act with respect to reporting of consumer credit information mandated by the Fair Credit Reporting Act. There are conflicting interpretations of the CARES Act amendment of the Fair Credit Reporting Act with regards to delinquent loans entering a forbearance.

The mortgage lending sector is currently relying, for a significant portion of the mortgages originated, on a temporary CFPB regulation, commonly called the “QM Patch”, which permits mortgage lenders to comply with the CFPB’s ability to repay requirements by relying on the fact that the mortgage is eligible for sale to Fannie Mae or Freddie Mac. Reliance on the QM Patch has become widespread due to the operational complexity and practical inability for many mortgage lenders to rely on other ways to show compliance with the ability to repay regulations. The QM Patch is scheduled to expire on January 10, 2021 or sooner if Fannie Mae and Freddie Mac exit FHFA conservatorship. In June 2020, the CFPB issued proposed rules to revise its ability to repay requirements and to extend the QM Patch until those revisions are effective. UWM cannot predict what final actions the CFPB will take and how it might affect UWM and other mortgage originators.

The CFPB’s examinations have increased, and will likely continue to increase, UWM’s administrative and compliance costs. They could also greatly influence the availability and cost of residential mortgage credit and increase servicing costs and risks. These increased costs of compliance, the effect of these rules on the lending industry and loan servicing, and any failure in UWM’s ability, or its clients’ ability, to comply with the new rules by their effective dates, could be detrimental to its business. The CFPB also issued guidelines on sending examiners to banks and other institutions that service and/or originate mortgages to assess whether consumers’ interests are protected. The CFPB has conducted routine examinations of UWM’s business and will conduct future examinations.

The CFPB also has broad enforcement powers, and can order, among other things, rescission or reformation of contracts, the refund of moneys or the return of real property, restitution, disgorgement or compensation for unjust enrichment, the payment of damages or other monetary relief, public notifications regarding violations, limits on activities or functions, remediation of practices, external compliance monitoring and civil money penalties. The CFPB has been active in investigations and enforcement actions and, when necessary, has issued civil money penalties to parties the CFPB determines has violated the laws and regulations it enforces. UWM’s failure to comply with the federal consumer protection laws, rules and regulations to which it is subject, whether actual or alleged, could expose it to enforcement actions or potential litigation liabilities.

In addition, the occurrence of one or more of the foregoing events or a determination by any court or regulatory agency that UWM’s policies and procedures do not comply with applicable law could impact its business operations. For example, if the violation is related to UWM’s servicing operations it could lead to a transfer of UWM’s servicing responsibilities, increased delinquencies on mortgage loans it services or any combination of these events. Such a determination could also require UWM to modify its servicing standards. The expense of complying with new or modified servicing standards may be substantial. Any such changes or revisions may have a material impact on UWM’s servicing operations, which could be detrimental to its business.

UWM is required to hold various agency approvals in order to conduct its business and there is no assurance that it will be able to obtain or maintain those agency approvals or that changes in agency guidelines will not materially and adversely affect its business, financial condition, liquidity and results of operations.

UWM is required to hold certain agency approvals in order to sell mortgage loans to GSEs and service such mortgage loans on their behalf. UWM’s failure to satisfy the various requirements necessary to obtain and maintain such agency approvals over time would restrict its direct business activities and could materially and adversely impact its business, financial condition, liquidity and results of operations.

UWM is also required to follow specific guidelines that impact the way that it originates and services such agency loans. A significant change in these guidelines that has the effect of decreasing the fees UWM charges or requires it to expend additional resources in providing mortgage services could decrease its revenues or increase its costs, which would also adversely affect its business, financial condition, liquidity and results of operations.

In addition, the FHFA has directed the GSEs to align their guidelines for servicing delinquent mortgages and assess compensatory penalties against servicers in connection with the failure to meet specified timelines relating to delinquent loans and foreclosure proceedings, and other breaches of servicing obligations. UWM’s failure to operate efficiently and effectively within the prevailing regulatory framework and in accordance with the applicable origination and servicing guidelines and/or the loss of UWM’s seller/servicer license approval or approved issuer status with the agencies could result in its failure to benefit from available monetary incentives and/or expose it to monetary penalties and curtailments, all of which could materially and adversely affect its business, financial condition, liquidity and results of operations.

The executive, legislative and regulatory reaction to COVID-19, including the passage of the CARES Act, poses new and quickly evolving compliance obligations on UWM’s business, and UWM may experience unfavorable changes in or failure to comply with existing or future regulations and laws adopted in response to COVID-19.

Due to the unprecedented pause of major sectors of the U.S. economy from COVID-19, numerous states and the federal government adopted measures requiring mortgage servicers to work with consumers negatively impacted by COVID-19. The CARES Act imposes several new compliance obligations on UWM’s mortgage servicing activities, including, but not limited to mandatory forbearance offerings, altered credit reporting obligations, and moratoriums on foreclosure actions and late fee assessments. Many states have taken similar measures to provide mortgage payment and other relief to consumers, which create additional complexity around UWM’s mortgage servicing compliance activities.

With the urgency to help consumers, the expedient passage of the CARES Act increases the likelihood of unintended consequences from the legislation. An example of such unintended consequences is the liquidity pressure placed on mortgage servicers given UWM’s contractual obligation to continue to advance payments to investors on loans in forbearance where consumers are not making their typical monthly mortgage payments. Moreover, certain provisions of the CARES Act are subject to interpretation given the existing ambiguities in the legislation, which creates class action and other litigation risk.

Although much of the executive, legislative and regulatory actions stemming from COVID-19 are servicing-centric, regulators are adjusting compliance obligations impacting UWM’s mortgage origination activities. Many states have adopted temporary measures allowing for otherwise prohibited remote mortgage loan origination activities. While these temporary measures allow UWM to continue to do business remotely, they impose notice, procedural, and other compliance obligations on its origination activity.

Federal, state, and local executive, legislative and regulatory responses to COVID-19 are rapidly evolving, not consistent in scope or application, and subject to change without advance notice. Such efforts may impose additional compliance obligations, which may negatively impact UWM’s mortgage origination and servicing business. Any additional legal or regulatory responses to COVID-19 may unfavorably restrict UWM’s business operations, alter its established business practices, and otherwise raise its compliance costs.

The state regulatory agencies continue to be active in their supervision of the loan origination and servicing sectors and the results of these examinations may be detrimental to UWM’s business.

UWM is also supervised by regulatory agencies under state law. State attorneys general, state licensing regulators, and state and local consumer financial protection offices have authority to examine and/or investigate consumer complaints and to commence investigations and other formal and informal proceedings regarding UWM’s operations and activities. In addition, the GSEs and the FHFA, Ginnie Mae, the U.S. Federal Trade Commission (“FTC”), HUD, various investors, non-agency securitization trustees and others subject UWM to periodic reviews and audits. A determination of UWM’s failure to comply with applicable law could lead to enforcement action, administrative fines and penalties, or other administrative action.

If UWM does not obtain and maintain the appropriate state licenses, it will not be allowed to originate or service loans in some states, which would adversely affect its operations.

UWM’s operations are subject to regulation, supervision and licensing under various federal, state and local statutes, ordinances and regulations. In most states in which UWM operates, a regulatory agency regulates and enforces laws relating to mortgage lenders and mortgage loan servicing companies such as UWM. In most states, UWM is subject to periodic examination by state regulatory authorities. Some states in which UWM operates require special licensing or provide extensive regulation of its business.

As part of licensing requirements, UWM is typically required to designate individual licensees of record. UWM cannot ensure that it is, and will always remain, in full compliance with all state licensing laws and regulations, and it may be subject to fines or penalties, including license revocation, for any non-compliance. If UWM loses a license or is otherwise found to be in violation of a law or regulation, its business operations in that state may be suspended until it obtains the license or otherwise remedy the compliance issue.

UWM may not be able to maintain all requisite licenses and permits, and the failure to satisfy those and other regulatory requirements could restrict its ability to originate, purchase, sell or service loans. In addition, UWM’s failure to satisfy any such requirements relating to servicing of loans could result in a default under its servicing agreements and have a material adverse effect on its operations. Those states that currently do not provide extensive regulation of UWM’s business may later choose to do so, and if such states so act, UWM may not be able to obtain or maintain all requisite licenses and permits. The failure to satisfy those and other regulatory requirements could limit UWM’s ability to originate, purchase, sell or service loans in a certain state, or could result in a default under its financing and servicing agreements and have a material adverse effect on its operations. Furthermore, the adoption of additional, or the revision of existing, rules and regulations could have a detrimental effect on UWM’s business.

If new laws and regulations lengthen foreclosure times or introduce new regulatory requirements regarding foreclosure procedures, UWM’s operating costs could increase and it could be subject to regulatory action.

When a mortgage loan UWM services is in foreclosure, it is generally required to continue to advance delinquent principal and interest to the securitization trust and to make advances for delinquent taxes and insurance and foreclosure costs and the upkeep of vacant property in foreclosure to the extent that it determines that such amounts are recoverable. These servicing advances are generally recovered when the delinquency is resolved. Regulatory actions that lengthen the foreclosure process will increase the amount of servicing advances that UWM is required to make, lengthen the time it takes for UWM to be reimbursed for such advances and increase the costs incurred during the foreclosure process.

The CARES Act paused all foreclosures from March 18, 2020 until May 17, 2020. Many state governors issued orders, directives, guidance or recommendations halting foreclosure activity including evictions. In addition, on August 8, 2020, President Trump issued an executive order setting forth recommendations and instructions for government agencies to assist borrowers facing foreclosure as a result of the COVID-19 pandemic, which may have an impact on foreclosure and eviction activity. These regulatory actions and similar actions that may be passed in the future could increase UWM’s operating costs and negatively impact its liquidity, as they may extend the period for which it is required to make advances for delinquent principal and interest, taxes and insurance, and could delay its ability to seek reimbursement from the investor to recoup some or all of the advances.

Increased regulatory scrutiny and new laws and procedures could cause UWM to adopt additional compliance measures and incur additional compliance costs in connection with its foreclosure processes. UWM may incur legal and other costs responding to regulatory inquiries or any allegation that it improperly foreclosed on a borrower. UWM could also suffer reputational damage and could be fined or otherwise penalized if it is found to have breached regulatory requirements.

UWM’s servicing policies and procedures are subject to examination by its regulators, and the results of these examinations may be detrimental to its business.

As a loan servicer, UWM is examined for compliance with U.S. federal, state and local laws, rules and guidelines by numerous regulatory agencies. It is possible that any of these regulators will inquire about UWM’s servicing practices, policies or procedures and require UWM to revise them in the future. The occurrence of one or more of the foregoing events or a determination by any court or regulatory agency that UWM’s servicing policies and procedures do not comply with applicable law could lead to a transfer of its servicing responsibilities, increased delinquencies on mortgage loans it services or any combination of these events. Such a determination could also require UWM to modify its servicing standards.

Regulatory agencies and consumer advocacy groups are becoming more aggressive in asserting claims that the practices of lenders and loan servicers result in a disparate impact on protected classes.

Antidiscrimination statutes, such as the FHA and the Equal Credit Opportunity Act, prohibit creditors from discriminating against loan applicants and borrowers based on certain characteristics, such as race, religion and national origin. Various federal regulatory agencies and departments, including the DOJ and CFPB, take the position that these laws apply not only to intentional discrimination, but also to neutral practices that have a disparate impact on a group that shares a characteristic that a creditor may not consider in making credit decisions (i.e., creditor or servicing practices that have a disproportionate negative effect on a protected class of individuals).

These regulatory agencies, as well as consumer advocacy groups and plaintiffs’ attorneys, are focusing greater attention on “disparate impact” claims. The U.S. Supreme Court recently confirmed that the “disparate impact” theory applies to cases brought under the FHA, while emphasizing that a causal relationship must be shown between a specific policy of the defendant and a discriminatory result that is not justified by a legitimate objective of the defendant. Although it is still unclear whether the theory applies under the Equal Credit Opportunity Act, regulatory agencies and private plaintiffs can be expected to continue to apply it to both the FHA and the Equal Credit Opportunity Act in the context of home loan lending and servicing. To extent that the “disparate impact” theory continues to apply, UWM may be faced with significant administrative burdens and potential liability for failures to comply.

Furthermore, many industry observers believe that the “ability to repay” rule issued by the CFPB, discussed above, will have the unintended consequence of having a disparate impact on protected classes. Specifically, it is possible that lenders that make only qualified mortgages may be exposed to discrimination claims under a disparate impact theory.

In addition to reputational harm, violations of the Equal Credit Opportunity Act and the Fair Housing Act can result in actual damages, punitive damages, injunctive or equitable relief, attorneys’ fees and civil money penalties.

Risks Related to the Company and the Business Combination

Following the consummation of the Business Combination, our only significant asset will be our ownership interest in UWM. Such ownership may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on our Common Stock or satisfy our other financial obligations.

Following the consummation of the Business Combination, we will have no direct operations and no significant assets other than our limited liability company interest in UWM LLC, the sole shareholder of UWM. We and certain investors, UWM Stockholders, and directors and officers of UWM and its affiliates will become stockholders of the Post-Combination Company through their ownership of SFS Corp., at that time. We will depend on UWM LLC and UWM for distributions, loans and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly traded company and to pay any dividends with respect to our Common Stock and to satisfy our obligations under the Tax Receivable Agreement. The financial condition and operating requirements of UWM LLC, UWM and its subsidiaries may limit our ability to obtain cash from UWM and to satisfy our obligations under the Tax Receivable Agreement. The earnings from, or other available assets of, UWM LLC and UWM may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on our Common Stock should we decide to do so or satisfy our other financial obligations and to satisfy our obligations under the Tax Receivable Agreement. In addition, the covenants and restrictions in UWM’s warehouse facilities and MSR facilities and future indebtedness that we or UWM and its subsidiaries may incur, as well as the laws of the applicable jurisdictions of organization and agreements of UWM and its subsidiaries, may result in restrictions on UWM’s ability to make distributions to us or the ability of UWM’s subsidiaries to make distributions to it.

Our Initial Stockholders have agreed to vote in favor of the Business Combination described in this proxy statement, regardless of how our Public Stockholders vote.

Unlike many other blank check companies in which the founders agree to vote their founder shares in accordance with the majority of the votes cast by the holders of public stock in connection with an initial business combination, our Initial Stockholders have agreed to vote any shares of Common Stock owned by them in favor of the Business Combination Proposal. As of the date hereof, our Initial Stockholders own shares equal to 20% of our issued and outstanding shares of Common Stock. Accordingly, it is more likely that the necessary stockholder approval will be received for the Business Combination than would be the case if our Initial Stockholders agreed to vote any shares of Common Stock owned by them in accordance with the majority of the votes cast by our Public Stockholders.

Our Sponsor, certain members of our Board and our officers have interests in the Business Combination that are different from or are in addition to other stockholders in recommending that stockholders vote in favor of approval of the Business Combination Proposal and approval of the other proposals described in this proxy statement.

In considering the recommendation of our Board to vote for the proposals presented at the Special Meeting, including the Business Combination Proposal, you should be aware that aside from their interests as stockholders, our Sponsor and certain members of our Board and officers have interests in the Business Combination that are different from, or in addition to, the interests of our stockholders generally. Our Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination and transaction agreements and in recommending to our stockholders that they vote in favor of the proposals presented at the Special Meeting, including the Business Combination Proposal. Stockholders should take these interests into account in deciding whether to approve the proposals presented at the Special Meeting, including the Business Combination Proposal. These interests include, among other things:

•	the fact that our Initial Stockholders have agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve the proposed Business Combination;

•

the fact that our Initial Stockholders have agreed to waive their rights to conversion price adjustments with respect to any shares of our Common Stock they may hold in connection with the consummation of the Business Combination;

•

the fact that our Sponsor paid an aggregate of $25,000 for 11,500,000 Founder Shares in July, 2019 and, after giving effect to the cancellation of 875,000 Founder Shares on March 9, 2020, the remaining 10,625,000 Founder Shares will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $106,250,000 but, given the restrictions on such shares, we believe such shares have less value;

•

the fact that our Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete an initial business combination by January 28, 2022;

•

the fact that our Sponsor paid an aggregate of approximately $10,500,000 for its 5,250,000 Private Placement Warrants to purchase shares of Class A Stock and that such Private Placement Warrants will expire worthless if a business combination is not consummated by January 28, 2022;

•

the continued right of our Sponsor to hold our Class A Stock and the shares of Class A Stock to be issued to our Sponsor upon exercise of its Private Placement Warrants following the Business Combination, subject to certain lock-up periods;

•

if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party (other than our independent public accountants) for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the Business Combination;

•

the fact that our Sponsor, officers and directors will lose their entire investment in us and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by January 28, 2022;

•

that, at the closing of the Business Combination we will enter into the Registration Rights Agreement with the Restricted Stockholders, which provides for registration rights to Restricted Stockholders and their permitted transferees; and

•

that our Sponsor has entered into a Subscription Agreement with the Company, pursuant to which the Sponsor has committed to purchase 14,460,000 shares of Class A Stock in the Private Placement for an aggregate commitment of approximately $144,600,000, provided that our Sponsor has the right to syndicate the Class A Common Stock purchased under such Subscription Agreement in advance of the Closing.

The personal and financial interests of the Sponsor and our officers and directors may have influenced their motivation in identifying and selecting UWM and completing a business combination with UWM. This risk may become more acute as the deadline of January 28, 2022 for completing an initial business combination nears, unless we amend our current certificate of incorporation (which requires the affirmative vote of the holders of 65% of all then outstanding shares of Common Stock) and amend certain other agreements into which we have entered to extend the life of the Company.

Our Sponsor, directors or officers or their affiliates or officers of UWM may elect to purchase shares from Public Stockholders, which may influence a vote on a proposed Business Combination and the other proposals described in this proxy statement and reduce the public “float” of our Class A Stock.

Our Sponsor, directors or officers or their affiliates or officers of UWM may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of our shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that our Sponsor, directors, officers or their affiliates or officers of UWM purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination or to satisfy the closing conditions in the Business Combination Agreement that require that the total of (i) the amount in the Trust Account, after giving effect to redemptions of Public Shares, (ii) the proceeds from the Private Placement and (iii) all funds held by us outside of the Trust Account and immediately available to us, equaling or exceeding certain thresholds where it appears that such requirements would otherwise not be met. This may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of our Class A Stock and the number of beneficial holders of our securities may be reduced, possibly making it difficult to obtain or maintain the quotation, listing or trading of our securities on Nasdaq or another national securities exchange or reducing the liquidity of the trading market for our Class A Stock.

After completion of the Business Combination, we will be controlled by SFS Corp., whose interests may conflict with our interests and the interests of other stockholders.

Upon completion of the Business Combination, SFS Corp. will hold all of our issued and outstanding Class D Stock, which has ten votes per share, and will control approximately 79% of the combined voting power of our Common Stock due to the Voting Limitation. Without the Voting Limitation, SFS Corp. would have 99% of the combined voting power of the capital stock of the Post-Combination Company. As long as SFS Corp. owns at least 10% of the outstanding Common Stock, SFS Corp. will have the ability to determine all corporate actions requiring stockholder approval, including the election and removal of directors and the size of our Board, any amendment to our certificate of incorporation or bylaws, or the approval of any merger or other significant corporate transaction, including a sale of substantially all of our assets. This could have the effect of delaying or preventing a change in control or otherwise discouraging a potential acquirer from attempting to obtain control of the Post-Combination Company, which could cause the market price of our Class A Stock to decline or prevent stockholders from realizing a premium over the market price for Class A Stock. SFS Corp.’s interests may conflict with our interests as a company or the interests of our other stockholders.

Our Public Stockholders will experience substantial dilution as a consequence of, among other transactions, the issuance of Common Stock in the Business Combination and the Private Placement.

It is anticipated that, upon completion of the Business Combination, and assuming that no shares are elected to be redeemed: (i) the Company’s Public Stockholders (other than the Private Placement Investors) will retain an economic interest of approximately 41% of the capital stock of the Post-Combination Company; (ii) the Private Placement Investors will hold an economic interest of approximately 49% of the capital stock of the Post-Combination Company (such that Public Stockholders, including Private Placement Investors, will own approximately 90% of the Post-Combination Company); and (iii) our Initial Stockholders (including our Sponsor) will retain an economic interest of approximately 10% of the capital stock of the Post-Combination Company. SFS Corp. will not have any economic interest in the capital stock of the Post-Combination Company, but will hold 79% of the combined voting power of the capital stock of the Post-Combination Company, through its ownership of Class D Stock, due to the Voting Limitation. Without the Voting Limitation, SFS Corp. would have 99% of the combined voting power capital stock of the Post-Combination Company. It is anticipated that, upon completion of the Business Combination, and assuming that no shares are elected to be redeemed: (a) the Post-Combination Company will hold approximately 6% of the outstanding UWM Common Units and (b) SFS Corp. will hold approximately 94% of the outstanding UWM Common Units. UWM LLC, in turn, will own 100% of UWM, the operating company.

In addition, subject to the approval of the Incentive Plan Proposal and the authorization of the initial share reserve, the Company will have the ability to issue up to 80,000,000 shares of Class A Stock pursuant to awards under the Incentive Plan.

The Private Placement Investors have agreed to purchase in the aggregate approximately 50,000,000 shares of Class A Stock, for approximately $500,000,000 of gross proceeds, in the Private Placement. In this proxy statement, we assume that approximately $500,000,000 of the gross proceeds from the Private Placement, in addition to funds from the Trust Account (plus any interest accrued thereon), will be used to fund the cash consideration to be contributed to UWM LLC in the Business Combination and to pay certain transaction expenses. The ownership percentage with respect to the Post-Combination Company following the Business Combination (i) does not take into account (a) warrants to purchase Class A Stock that will remain outstanding immediately following the Business Combination, (b) the issuance of any shares upon completion of the Business Combination under the Incentive Plan, or (c) any Earn-Out Shares that may be issued to SFS Corp. if the price of the Class A Stock exceeds certain thresholds during the five-year period following the Closing, but (ii) does include Founder Shares, which will be converted into shares of Class A Stock at the closing of the Business Combination on a one-for-one basis. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by the Company’s existing stockholders in the Post-Combination Company will be different. For more information, please see the sections entitled “Summary of the Proxy Statement—Impact of the Business Combination on the Company’s Public Float,” “Unaudited Pro Forma Condensed Combined Financial Information” and “Proposal No. 6—Approval of the Incentive Plan, Including the Authorization of the Initial Share Reserve Under the Incentive Plan.”

A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our Class A Stock to drop significantly, even if our business is doing well.

Sales of a substantial number of shares of Class A Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Class A Stock. After the Business Combination, our Initial Stockholders,

including our Sponsor, will hold approximately 1.6% of our Class A Stock. 1,502,042,686 shares of Class A Stock may be issued to SFS Corp. upon conversion of any Class B Stock that SFS Corp. may receive if it elects to exchange its UWM Class B Units, along with the stapled Class D Stock it receives as Voting Stock Consideration or Earn-Out Shares, together with UWM Common Units. In addition, at the closing of the Business Combination, the Company will enter into the Registration Rights Agreement, substantially in the form attached as Annex E to this proxy statement, with the Restricted Stockholders. Pursuant to the terms of the Registration Rights Agreement, (i) any outstanding share of Class A Stock or any other equity security (including the Private Placement Warrants and including shares of Class A Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Restricted Stockholder as of the date of the Registration Rights Agreement or thereafter acquired by a Restricted Stockholder upon conversion of the Class F Stock and upon exercise of any Private Placement Warrants and shares of Class A Stock issued or issuable upon exchange of UWM Common Units together with Class D Stock (including Class D Stock issued as Earn-Out Shares) to SFS Corp. and (ii) any other equity security of the Company issued or issuable with respect to any such share of Class A Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise will be entitled to registration rights. In addition, our Initial Stockholders entered into a letter agreement pursuant to which they agreed that, with certain limited exceptions, the Founder Shares (which will be converted into shares of Class A Stock at the closing of the Business Combination) may not be transferred until 180 days after the closing of the Business Combination. In addition, given that the lock-up period on the Founder Shares is potentially shorter than most other blank check companies, these shares may become registered and available for sale sooner than Founder Shares in such other companies.

Resales of the shares of Class A Stock issued in connection with the Private Placement or in connection with future UWM Unit Exchanges could depress the market price of our Class A Stock.

We will have approximately 103,125,000 shares of Class A Stock outstanding immediately following the Business Combination and Private Placement, and there may be a large number of shares of Class A Stock sold in the market following the completion of the Business Combination or shortly thereafter. In addition, 1,502,042,686 shares of Class A Stock (or approximately 1,592,802,686 shares of Class A Stock if the full amount of the Earn-Out Shares are issued) may be issued to SFS Corp. or its transferees or assigns in connection with future UWM Unit Exchanges. The shares held by the Company’s Public Stockholders are freely tradable, and the shares of Class A Stock held by the Private Placement Investors will be freely tradable following effectiveness of the registration statement that we have agreed to file within 30 days after the completion of the Business Combination covering the resales of such shares. In addition, the Restricted Stockholders will be able to sell shares of Class A Stock following the effectiveness of the registration statement that we have agreed to file within 30 days after the completion of the Business Combination covering the resales of such shares, subject to the lock-up periods applicable to the such Restricted Stockholders. Also, at any time following the closing of the Business Combination, the Restricted Stockholders will also be able to make a demand request, subject to certain conditions, that a registration statement be filed covering the resales of shares of Class A Stock held by such restricted Stockholders. We also expect that the Restricted Stockholders and Private Placement Investors will also be able to resell shares of Class A Stock held by them under Rule 144 once one year has elapsed from the date that we file the Current Report on Form 8-K following the closing of the Business Combination that includes the required Form 10 information that reflects we are no longer a shell company.

Such sales of shares of Class A Stock or the perception of such sales may depress the market price of our Class A Stock.

As a “controlled company” within the meaning of NYSE listing standards, the Post-Combination Company will qualify for exemptions from certain corporate governance requirements. The Post-Combination Company has the opportunity to elect any of the exemptions afforded a controlled company.

Because SFS Corp. will control more than a majority of the total voting power of the Post-Combination Company, the Post-Combination Company will be a “controlled company” within the meaning of NYSE listing standards. Under NYSE rules, a company of which more than 50% of the voting power is held by another person or group of persons acting together is a “controlled company” and may elect not to comply with the following NYSE rules regarding corporate governance:

•	the requirement that a majority of its board of directors consist of independent directors;

•

the requirement that compensation of its executive officers be determined by a majority of the independent directors of the board or a compensation committee comprised solely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•

the requirement that director nominees be selected, or recommended for the board’s selection, either by a majority of the independent directors of the board or a nominating committee comprised solely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

The Post-Combination Company currently expects that upon consummation of the Business Combination, three of its nine directors will be independent directors and the Post-Combination Company’s Board will have an independent audit committee. However, it does not anticipate that the Post-Combination Company’s Board will consist of a majority of independent directors, that it will have a compensation committee comprised of solely independent directors or a nominating committee. Rather, actions with respect to executive compensation (other than compensation of the CEO) are expected to be taken by a compensation committee on which Mr. Mat Ishbia sits, and compensation decisions with respect to Mr. Ishbia’s compensation as well as director nominations will be taken by the full Post-Combination Company’s Board. We anticipate that Kelly Czubak, Isiah Thomas and Robert Verdun will be “independent directors,” as defined in the NYSE listing standards and applicable SEC rules.

There can be no assurance that our Class A Stock will be approved for listing on the NYSE following the closing of the Business Combination, or that we will be able to comply with the continued listing standards of the NYSE.

Our Class A Stock, Public Units and Public Warrants are currently listed on Nasdaq. However, we intend to apply to list the Class A Stock and Public Warrants on the NYSE. Our eligibility for listing may depend on, among other things, the number of our shares that are redeemed. If, after the Business Combination, we are unable to list on the NYSE or Nasdaq delists our Class A Stock from trading on its exchange for failure to meet the listing standards, we and our stockholders could face significant material adverse consequences including:

•	a limited availability of market quotations for our securities;

•	reduced liquidity for our securities;

•

a determination that our Class A Stock is a “penny stock” which will require brokers trading in our Class A Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•	a limited amount of news and analyst coverage; and

•	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” To the extent our Class A Stock, Public Units and Public Warrants are listed on Nasdaq or the NYSE, they are covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While we are not aware of a state, other than the State of Idaho, having used these powers to prohibit or restrict the sale of securities issued by blank check companies, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if we were no longer listed on Nasdaq or the NYSE, our securities would not be covered securities and we would be subject to regulation in each state in which we offer our securities.

We have no operating history and are subject to a mandatory liquidation and subsequent dissolution requirement. As such, there is a risk that we will be unable to continue as a going concern if we do not consummate an initial business combination by January 28, 2022. If we are unable to effect an initial business combination by January 28, 2022, we will be forced to liquidate and our warrants will expire worthless.

We are a blank check company, and as we have no operating history and are subject to a mandatory liquidation and subsequent dissolution requirement, there is a risk that we will be unable to continue as a going concern if we do not consummate an initial business combination by January 28, 2022. Unless we amend our current certificate of incorporation (which requires the affirmative vote of the holders of 65% of all then outstanding shares of Common Stock) and certain other agreements into which we have entered to extend the life of the Company, if we do not complete an initial business combination by January 28, 2022, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest not previously released to the Company to fund its working capital requirements plus Regulatory Withdrawals and/or its franchise and income taxes (less up to $100,000 of interest to pay dissolution expenses) divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, dissolve and liquidate, subject in each case to our obligations under the DGCL to provide for claims of creditors and the requirements of other applicable law. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Public Unit in the IPO. In addition, if we fail to complete an initial business combination by January 28, 2022, there will be no redemption rights or liquidating distributions with respect to our Public Warrants or the Private Placement Warrants, which will expire worthless. We expect to consummate the Business Combination and do not intend to take any action to extend the life of the Company beyond January 28, 2022 if we are unable to effect an initial business combination by that date.

Our ability to successfully effect the Business Combination and to be successful thereafter will be dependent upon the efforts of our key personnel, including the key personnel of UWM whom we expect to stay with the Post-Combination Company. The loss of key personnel could negatively impact the operations and profitability of the Post-Combination Company and its financial condition could suffer as a result.

Our ability to successfully effect the Business Combination is dependent upon the efforts of our key personnel and the key personnel of UWM. It is possible that we will lose some key personnel, the loss of which could negatively impact the operations and profitability of the Post-Combination Company. We anticipate that some or all of the management of UWM will remain in place.

UWM’s success depends to a significant degree upon the continued contributions of senior management, certain of whom would be difficult to replace. Departure by certain of UWM’s officers could have a material adverse effect on UWM’s business, financial condition, or operating results. UWM does not maintain key-man life insurance on any of its officers. The services of such personnel may not continue to be available to the Post-Combination Company.

The Company and UWM will be subject to business uncertainties and contractual restrictions while the Business Combination is pending.

Uncertainty about the effect of the Business Combination on UWM’s team members and third parties may have an adverse effect on the Company and UWM. These uncertainties may impair our or UWM’s ability to retain and motivate key personnel and could cause third parties that deal with any of us or them to defer entering into contracts or making other decisions or seek to change existing business relationships. If key team members depart because of uncertainty about their future roles and the potential complexities of the Business Combination, our or UWM’s business could be harmed.

We may waive one or more of the conditions to the Business Combination.

We may agree to waive, in whole or in part, one or more of the conditions to our obligations to complete the Business Combination, to the extent permitted by our current certificate of incorporation and bylaws and applicable laws. However, if our Board determines that a failure to satisfy the condition is not material, then the Board may elect to waive that condition and close the Business Combination. We may not waive the condition that our stockholders approve the Business Combination. Please see the section entitled “Proposal No. 1—Approval of the Business Combination—The Business Combination Agreement—Conditions to Closing of the Business Combination” for additional information.

The exercise of discretion by our directors and officers in agreeing to changes to the terms of or waivers of closing conditions in the Business Combination Agreement may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement or waivers of conditions are appropriate and in the best interests of our stockholders.

In the period leading up to the closing of the Business Combination, other events may occur that, pursuant to the Business Combination Agreement, would require the Company to agree to amend the Business Combination Agreement, to consent to certain actions or to waive rights that we are entitled to under those agreements. Such events could arise because of changes in the course of UWM’s business, a request by UWM to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on UWM’s business and would entitle the Company to terminate the Business Combination Agreement. In any of such circumstances, it would be in the discretion of the Company, acting through the Board, to grant its consent or waive its rights. The existence of the financial and personal interests of the directors described elsewhere in this proxy statement may result in a conflict of interest on the part of one or more of the directors between what he or she may believe is best for the Company and our stockholders and what he or she may believe is best for himself or herself or his or her affiliates in determining whether or not to take the requested action. As of the date of this proxy statement, we do not believe there will be any changes or waivers that our directors and officers would be likely to make after stockholder approval of the Business Combination has been obtained. While certain changes could be made without further stockholder approval, if there is a change to the terms of the Business Combination that would have a material impact on the stockholders, we will be required to circulate a new or amended proxy statement or supplement thereto and resolicit the vote of our stockholders with respect to the Business Combination Proposal.

We and UWM will incur significant transaction and transition costs in connection with the Business Combination.

We and UWM have both incurred and expect to incur significant, non-recurring costs in connection with consummating the Business Combination as well as ongoing costs related to operating as a public company following the consummation of the Business Combination. We and UWM may also incur additional costs to retain key team members. All expenses incurred in connection with the Business Combination Agreement and the Business Combination, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs or paid by the Company following the closing of the Business Combination.

The Company’s transaction expenses as a result of the Business Combination are currently estimated at approximately $30,000,000, including $14,875,000 in deferred underwriting commissions to the underwriter of our IPO. The amount of the deferred underwriting commissions will not be adjusted for any shares that are redeemed in connection with an initial business combination. The per-share amount we will distribute to stockholders who properly exercise their redemption rights will not be reduced by the deferred underwriting commissions and after such redemptions, the per-share value of shares held by non-redeeming stockholders will reflect our obligation to pay the deferred underwriting commissions.

If we are unable to complete an initial business combination, our Public Stockholders may receive only approximately $10.00 per share on the liquidation of the Trust Account (or less than $10.00 per share in certain circumstances where a third party brings a claim against us that our Sponsor is unable to indemnify), and our warrants will expire worthless.

If we are unable to complete an initial business combination by January 28, 2022, our Public Stockholders may receive only approximately $10.00 per share on the liquidation of the Trust Account (or less than $10.00 per share in certain circumstances where a third-party brings a claim against us that our Sponsor is unable to indemnify (as described herein)) and our warrants will expire worthless, unless we amend our current certificate of incorporation (which requires the affirmative vote of the holders of 65% of all then outstanding shares of Common Stock) and amend certain other agreements into which we have entered to extend the life of the Company.

If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by stockholders may be less than $10.00 per share.

Our placing of funds in the Trust Account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers (other than our independent auditors), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any funds held in the Trust Account for the benefit of our Public Stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the funds held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third-party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.

Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. Upon redemption of our Public Shares, if we are unable to complete our initial business combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with our initial business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the ten years following redemption. Accordingly, the per-share redemption amount received by Public Stockholders could be less than the $10.00 per share initially held in the Trust Account, due to claims of such creditors.

Our Sponsor has agreed that it will be liable to us if and to the extent any claims by a vendor (other than our independent public accountants) for services rendered or products sold to us, or a prospective target business with which we have entered into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under indemnity of the underwriter of our IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, our Sponsor will not be responsible to the extent of any liability for such third party claims. We have not independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and believe that our Sponsor’s only assets are securities of the Company. We have not asked our Sponsor to reserve for such indemnification obligations. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for the Business Combination and redemptions could be reduced to less than $10.00 per Public Share. In such event, we may not be able to complete the Business Combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. None of our officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Our directors may decide not to enforce the indemnification obligations of our Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to our Public Stockholders.

In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per public share or (ii) other than due to the failure to obtain a waiver to seek access to the Trust Account, such lesser amount per share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to fund our working capital requirements, Regulatory Withdrawals and/or to pay our franchise and income tax obligations (less up to $100,000 of such net interest to pay dissolution expenses), and our Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so if, for example the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine a favorable outcome is unlikely. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in our Trust Account available for distribution to our Public Stockholders may be reduced below $10.00 per share.

If, before distributing the proceeds in the Trust Account to our Public Stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our stockholders and the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

If, before distributing the proceeds in the Trust Account to our Public Stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

Subsequent to our completion of the Business Combination, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and our stock price, which could cause you to lose some or all of your investment.

Although we have conducted due diligence on UWM, we cannot assure you that this diligence will surface all material issues that may be present in UWM’s business, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of UWM’s business and outside of our and UWM’s control will not later arise. As a result of these factors, we may be forced to later write down or write off assets, restructure operations, or incur impairment or other charges that could result in losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about the Post-Combination Company or its securities. Accordingly, any of our stockholders who choose to remain stockholders following the Business Combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value.

We have no operating or financial history and our results of operations and those of the Post-Combination Company may differ significantly from the unaudited pro forma financial data included in this proxy statement.

We are a blank check company and we have no operating history and no revenues. This proxy statement includes unaudited pro forma condensed combined financial statements for the Post-Combination Company. The unaudited pro forma condensed combined statement of operations of the Post-Combination Company combines the historical audited results of operations of the Company for the year ended December 31, 2019 and the unaudited results of the Company for the nine months ended September 30, 2020, with the historical audited results of operations of UWM for the year ended December 31, 2019 and the unaudited results of UWM for the nine months ended September 30, 2020, respectively, and gives pro forma effect to the Business Combination as if it had been consummated on January 1, 2019. The unaudited pro forma condensed combined balance sheet of the Post-Combination Company combines the historical balance sheets of the Company as of September 30, 2020 and of UWM as of September 30, 2020 and gives pro forma effect to the Business Combination as if it had been consummated on September 30, 2020.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only, are based on certain assumptions, address a hypothetical situation and reflect limited historical financial data. Therefore, the unaudited pro forma condensed combined financial statements are not necessarily indicative of the results of operations and financial position that would have been achieved had the Business Combination been consummated on the dates indicated above, or the future consolidated results of operations or financial position of the Post-Combination Company. Accordingly, the Post-Combination Company’s business, assets, cash flows, results of operations and financial condition may differ significantly from those indicated by the unaudited pro forma condensed combined financial statements included in this document. For more information, please see the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.

We will be subject to income taxes in the United States and other jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•	changes in the valuation of our deferred tax assets and liabilities;

•	expected timing and amount of the release of any tax valuation allowances;

•	tax effects of stock-based compensation;

•	changes in tax laws, regulations or interpretations thereof; or

•	lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.

In addition, we may be subject to audits of our income, sales and other transaction taxes by taxing authorities. Outcomes from these audits could have an adverse effect on our financial condition and results of operations.

A market for our securities may not continue, which would adversely affect the liquidity and price of our securities.

Following the Business Combination, the price of our securities may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for our securities following the Business Combination may never develop or, if developed, it may not be sustained. In addition, the price of our securities after the Business Combination can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports. Additionally, if our securities are not listed on, or become delisted from, Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

If the Business Combination’s benefits do not meet the expectations of investors, stockholders or financial analysts, the market price of our securities may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of the Company’s securities prior to the closing of the Business Combination may decline. The market values of our securities at the time of the Business Combination may vary significantly from their prices on the date the Business Combination Agreement was executed, the date of this proxy statement, or the date on which our stockholders vote on the Business Combination.

In addition, following the Business Combination, fluctuations in the price of our securities could contribute to the loss of all or part of your investment. Immediately prior to the Business Combination, there has not been a public market for UWM’s stock and trading in the shares of our Class A Stock has not been active. Accordingly, the valuation ascribed to UWM and our Class A Stock in the Business Combination may not be indicative of the price of the Post-Combination Company that will prevail in the trading market following the Business Combination. If an active market for our securities develops and continues, the trading price of our securities following the Business Combination could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of the Post-Combination Company’s securities following the Business Combination may include:

•	our reliance on our warehouse facilities to fund mortgage loans and otherwise operate our business;

•	our ability to sell loans in the secondary market to a limited number of investors and to the GSEs (Fannie Mae and Freddie Mac), and to securitize our loans into MBS through the GSEs and Ginnie Mae;

•	disruptions in the secondary home loan market, including the MBS market;

•	changes in the GSEs, FHA, USDA and VA guidelines or GSE and Ginnie Mae guarantees;

•	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;

•	changes in the market’s expectations about our operating results;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	speculation in the press or investment community;

•	success of competitors;

•	our operating results failing to meet the expectation of securities analysts or investors in a particular period;

•	changes in financial estimates and recommendations by securities analysts concerning the Post-Combination Company or the market in general;

•	operating and stock price performance of other companies that investors deem comparable to the Post-Combination Company;

•	our ability to market new and enhanced products on a timely basis;

•	changes in laws and regulations affecting our business;

•	commencement of, or involvement in, litigation involving the Post-Combination Company;

•	changes in the Post-Combination Company’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•	the volume of shares of our Class A Stock available for public sale;

•	our dual class structure;

•	any major change in the Post-Combination Company’s Board or management;

•	sales of substantial amounts of Common Stock by our directors, officers or significant stockholders or the perception that such sales could occur;

•	the realization of any of the risk factors presented in this proxy statement;

•	additions or departures of key personnel;

•	failure to comply with the requirements of Nasdaq;

•	failure to comply with SOX or other laws or regulations;

•	actual, potential or perceived control, accounting or reporting problems;

•	changes in accounting principles, policies and guidelines; and

•

general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and health epidemics and pandemics (including the ongoing COVID-19 public health emergency), acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general and Nasdaq have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies that investors perceive to be similar to the Post-Combination Company could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

In the past, securities class action litigation has often been initiated against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and divert our management’s attention and resources, and could also require us to make substantial payments to satisfy judgments or to settle litigation.

Past performance by The Gores Group, including our management team, may not be indicative of future performance of an investment in the Company or the Post-Combination Company.

Past performance by The Gores Group and by our management team, including with respect to Gores Holdings, Inc., a Delaware corporation (“Gores Holdings I”), Gores Holdings II, Inc., a Delaware corporation (“Gores Holdings II”), Gores Holdings III, Inc., a Delaware corporation (“Gores Holdings III”), and Gores Metropoulos, Inc., a Delaware corporation (“Gores Metropoulos”), is not a guarantee of success with respect to the Business Combination. You should not rely on the historical record of The Gores Group or our management team’s, Gores Holdings I’s, Gores Holdings II’s, Gores Holdings III’s or Gores Metropoulos’, performance as indicative of the future performance of an investment in the Company or Post-Combination Company or the returns the Company or Post-Combination Company will, or is likely to, generate going forward.

If, following the Business Combination, securities or industry analysts do not publish or cease publishing research or reports about the Post-Combination Company, its business, or its market, or if they change their recommendations regarding our Class A Stock adversely, then the price and trading volume of our Class A Stock could decline.

The trading market for our Class A Stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market, or our competitors. Securities and industry analysts do not currently, and may never, publish research on the Company or the Post-Combination Company. If no securities or industry analysts commence coverage of the Post-Combination Company, our stock price and trading volume would likely be negatively impacted. If any of the analysts who may cover the Post-Combination Company change their recommendation regarding our stock adversely, or provide more favorable relative recommendations about our competitors, the price of our Class A Stock would likely decline. If any analyst who may cover the Company were to cease coverage of the Post-Combination Company or fail to regularly publish reports on it, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

We may be unable to obtain additional financing to fund the operations and growth of the Post-Combination Company.

We may require additional financing to fund the operations or growth of the Post-Combination Company. The failure to secure additional financing could have a material adverse effect on the continued development or growth of the Post-Combination Company. None of our officers, directors or stockholders is required to provide any financing to us in connection with or after our Business Combination.

Changes in laws, regulations or rules, or a failure to comply with any laws, regulations or rules, may adversely affect our business, investments and results of operations.

We are subject to laws, regulations and rules enacted by national, regional and local governments and Nasdaq. In particular, we are required to comply with certain SEC, Nasdaq and other legal or regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations or rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations or rules, as interpreted and applied, could have a material adverse effect on our business and results of operations.

We have not registered the shares of Class A Stock issuable upon exercise of the Public Warrants under the Securities Act or any state securities laws at this time, and such registration may not be in place when an investor desires to exercise Public Warrants, thus precluding such investor from being able to exercise its Public Warrants except on a cashless basis and potentially causing such Public Warrants to expire worthless.

We have not registered the shares of Class A Stock issuable upon exercise of the Public Warrants under the Securities Act or any state securities laws at this time. However, under the terms of the warrant agreement dated

January 23, 2020, between Continental Stock Transfer & Trust Company, as warrant agent, and us (the “Warrant Agreement”), we have agreed to use our best efforts to file a registration statement under the Securities Act covering such shares and maintain a current prospectus relating to the Class A Stock issuable upon exercise of the Public Warrants, until the expiration of the Public Warrants in accordance with the provisions of the warrant agreement. We cannot assure you that we will be able to do so if, for example, any facts or events arise which represent a fundamental change in the information set forth in such registration statement or prospectus, the financial statements contained or incorporated by reference therein are not current or correct or the SEC issues a stop order. If the shares issuable upon exercise of the Public Warrants are not registered under the Securities Act, we will be required to permit holders to exercise their Public Warrants on a cashless basis. However, no Public Warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder or an exemption from registration is available. Notwithstanding the above, if our Class A Stock is at the time of any exercise of a Public Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but we will be required to use our best efforts to register the shares under applicable blue sky laws to the extent an exemption is not available. In no event will we be required to net cash settle any Public Warrant, or issue securities or other compensation in exchange for the Public Warrants in the event that we are unable to register or qualify the shares underlying the Public Warrants under applicable state securities laws and there is no exemption available. If the issuance of the shares upon exercise of the Public Warrants is not so registered or qualified or exempt from registration or qualification, the holder of such Public Warrant shall not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless. In such event, holders who acquired their Public Warrants as part of a purchase of Public Units will have paid the full unit purchase price solely for the shares of Class A Stock included in the Public Units. If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying shares of Class A Stock for sale under all applicable state securities laws.

The exercise price for our Public Warrants is higher than in many similar blank check company offerings in the past, and, accordingly, the Public Warrants are more likely to expire worthless.

The exercise price of our Public Warrants is higher than is typical with many similar blank check companies in the past. Historically, with regard to units offered by blank check companies, the exercise price of a Public Warrant was generally a fraction of the purchase price of the units in the initial public offering. The exercise price for our Public Warrants is $11.50 per share, subject to adjustment as provided herein. As a result, the Public Warrants are less likely to ever be in the money and more likely to expire worthless, even if we consummate the Business Combination.

We may amend the terms of the Public Warrants in a manner that may be adverse to holders with the approval by the holders of at least 50% of the then-outstanding Public Warrants. As a result, the exercise price of a holder’s Public Warrants could be increased, the exercise period could be shortened and the number of shares of our Common Stock purchasable upon exercise of a Public Warrant could be decreased, all without the approval of that warrant holder.

Our Public Warrants were issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then-outstanding Public Warrants to make any change that adversely affects the interests of the registered holders. Accordingly, we may amend the terms of the Public Warrants in a manner adverse to a holder if holders of at least 50% of the then-outstanding Public Warrants approve of such amendment. Although our ability to amend the terms of the Public Warrants with the consent of at least 50% of the then-outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Public Warrants, shorten the exercise period or decrease the number of shares of Class A Stock purchasable upon exercise of a Public Warrant.

We may redeem unexpired Public Warrants prior to their exercise at a time that is disadvantageous to warrant holders, thereby making their Public Warrants worthless.

We have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Public Warrant; provided that the last reported sales price of our Class A Stock equals or exceeds $18.00 per share for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we give proper notice of such redemption to the warrant holders and provided certain other conditions are met. If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Public Warrants could force the warrant holders: (i) to exercise their Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for them to do so; (ii) to sell their Public Warrants at the then-current market price when they might otherwise wish to hold their Public Warrants; or (iii) to accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of their Public Warrants. None of the Private Placement Warrants will be redeemable by us so long as they are held by our Sponsor or its permitted transferees.

Because each Public Unit contains one-fourth of one Public Warrant and only a whole Public Warrant may be exercised, the Public Units may be worth less than Public Units of other blank check companies.

Each Public Unit contains one-fourth of one Public Warrant. Because, pursuant to the Warrant Agreement, the Public Warrants may only be exercised for a whole number of shares, only a whole Public Warrant may be exercised at any given time. This is different from other offerings similar to ours whose public units include one share of common stock and one public warrant to purchase one whole share. We have established the components of the Public Units in this way in order to reduce the dilutive effect of the Public Warrants upon completion of an initial business combination since the Public Warrants will be exercisable in the aggregate for one-fourth of the number of shares compared to Public Units that each contain a Public Warrant to purchase one whole share, thus making us, we believe, a more attractive merger partner for target businesses. Nevertheless, this unit structure may cause our Public Units to be worth less than if they included a Public Warrant to purchase one whole share.

Warrants will become exercisable for our Class A Stock, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

We issued Public Warrants to purchase 10,625,000 shares of Class A Stock as part of our IPO and, on the IPO closing date, we issued Private Placement Warrants to our Sponsor to purchase 5,250,000 shares of our Class A Stock, in each case with a strike price of $11.50 per share. In addition, prior to consummating an initial business combination, nothing prevents us from issuing additional securities in a private placement so long as they do not participate in any manner in the Trust Account or vote as a class with the Common Stock on an initial business combination. We expect to issue approximately 50,000,000 shares of our Class A Stock to the Private Placement Investors in the Private Placement upon consummation of the Business Combination. The shares of Class A Stock issued in the Private Placement and additional shares of our Class A Stock issued upon exercise of our warrants will result in dilution to the then existing holders of Class A Stock of the Company and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our Class A Stock.

The Private Placement Warrants are identical to the Public Warrants sold as part of the Public Units issued in our IPO except that, so long as they are held by our Sponsor or its permitted transferees: (i) they will not be redeemable by us; (ii) they (including the Class A Stock issuable upon exercise of these warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by our Sponsor until 30 days after the completion of an initial business combination; (iii) they may be exercised by the holders on a net share (cashless) basis; and (iv) are subject to registration rights.

Our stockholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of the Trust Account distributed to our Public Stockholders upon the redemption of our Public Shares in the event we do not complete an initial business combination by January 28, 2022 may be considered a liquidating distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is our intention to redeem our Public Shares as soon as reasonably possible following January 28, 2022 in the event we do not complete an initial business combination and, therefore, we do not intend to comply with the foregoing procedures.

Because we will not be complying with Section 280 of the DGCL, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the ten years following our dissolution. However, because we are a blank check company, rather than an operating company, and our operations are limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers, etc.) or prospective target businesses. If our plan of distribution complies with Section 281(b) of the DGCL, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would likely be barred after the third anniversary of the dissolution. We cannot assure you that we will properly assess all claims that may be potentially brought against us. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend beyond the third anniversary of such date. Furthermore, if the pro rata portion of our Trust Account distributed to our Public Stockholders upon the redemption of our Public Shares in the event we do not complete an initial business combination by January 28, 2022 is not considered a liquidating distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidating distribution.

If, after we distribute the proceeds in the Trust Account to our Public Stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and we and our Board may be exposed to claims of punitive damages.

If, after we distribute the proceeds in the Trust Account to our Public Stockholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. In addition, our Board may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying Public Stockholders from the Trust Account prior to addressing the claims of creditors.

Anti-takeover provisions contained in our Proposed Charter and bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

Assuming the passage of Proposal Nos. 1 through 3 of this proxy statement, the Post-Combination Company’s Proposed Charter will contain provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. We are also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together, these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities. These provisions will include:

•

a capital structure where holders of Class B Stock and holders of Class D Stock will each have ten votes per share of Class B Stock and Class D Stock (as compared with holders of Class A Stock and holders of Class C Stock, who will each have one vote per share of Class A Stock and Class C Stock, respectively) and consequently have a greater ability to control the outcome of matters requiring stockholder approval, even when the holders of Class B Stock and Class D Stock own significantly less than a majority of the outstanding shares of Common Stock;

•	no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect candidates to serve as a director of the Post-Combination Company’s Board;

•	a classified board of directors with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of the Post-Combination Company’s Board;

•

the requirement that, at any time from and after the Voting Rights Threshold Date, directors elected by the stockholders generally entitled to vote may be removed from the Post-Combination Company’s Board solely for cause;

•

the exclusive right of the Post-Combination Company’s Board, from and after the Voting Rights Threshold Date, to fill newly created directorships and vacancies with respect to directors elected by the stockholders generally entitled to vote, which prevents stockholders from being able to fill vacancies on the Post-Combination Company’s Board;

•

the prohibition on stockholder action by written consent from and after the Voting Rights Threshold Date, which forces stockholder action from and after the Voting Rights Threshold Date to be taken at an annual or special meeting of stockholders;

•

the requirement that special meetings of stockholders may only be called by the Chairperson of the Post-Combination Company’s Board, the Chief Executive Officer of the Post-Combination Company or the Post-Combination Company’s Board, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

•

the requirement that, from and after the Voting Rights Threshold Date, amendments to certain provisions of the Proposed Charter and amendments to the Amended and Restated Bylaws must be approved by the affirmative vote of the holders of at least seventy-five percent (75%) in voting power of the then outstanding shares of the Post-Combination Company generally entitled to vote;

•

our authorized but unissued shares of Common Stock and Preferred Stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans; the existence of authorized but unissued and unreserved shares of Common Stock and Preferred Stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise;

•

advance notice procedures set forth in the Amended and Restated Bylaws that stockholders must comply with in order to nominate candidates to the Post-Combination Company’s Board or to propose other matters to be acted upon at a meeting of stockholders, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Post-Combination Company; and

•

an exclusive forum provision which will provide that, unless the Post-Combination Company consents in writing to the selection of an alternative forum, (i) any derivative action brought on behalf of the Post-Combination Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or employee of the Post-Combination Company to the Post-Combination Company or the Post-Combination Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Proposed Charter or the Amended and Restated Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine of the State of Delaware, in each case, will be required to be filed in either (x) the Sixth Judicial Circuit, Oakland County, Michigan (or, if the Sixth Judicial Circuit, Oakland County, Michigan lacks jurisdiction over any such action or proceeding, then another state court of the State of Michigan, or if no state court of the State of Michigan has jurisdiction over any such action or proceeding, then the United Stated District Court for the Eastern District of Michigan) or (y) the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over any such action or proceeding, then the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware lacks jurisdiction then the United States District Court for the District of Delaware).

The Proposed Charter will contain a provision renouncing our interest and expectancy in certain corporate opportunities.

The Proposed Charter will provide that the Post-Combination Company will have no interests or expectancy in, or being offered an opportunity to participate in any corporate opportunity, to the fullest extent permitted by applicable law, with respect to any lines of business or business activity or business venture conducted by any UWM Related Persons as of the date of the filing of the Proposed Charter with the Secretary of State of the State of Delaware or received by, presented to or originated by UWM Related Persons after the date of the filing of the Proposed Charter with the Secretary of State of the State of Delaware in such UWM Related Person’s capacity as a UWM Related Person (and not in his, her or its capacity as a director, officer or employee of the Post-Combination Company), in each case, other than any corporate opportunity with respect to residential mortgage lending. These provisions of the Proposed Charter create the possibility that a corporate opportunity of ours may be used for the benefit of the UWM Related Persons.

The provision of our Proposed Charter requiring exclusive forum in the state courts in the State of Michigan or the State of Delaware for certain types of lawsuits may have the effect of discouraging lawsuits against our directors and officers.

The Proposed Charter will require that, unless the Post-Combination Company consents in writing to the selection of an alternative forum, (i) any derivative action brought on behalf of the Post-Combination Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or employee of the Post-Combination Company to the Post-Combination Company or the Post-Combination Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Proposed Charter or Amended and Restated Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine of the State of Delaware, in each case, to be filed in either (x) the Sixth Judicial Circuit, Oakland County, Michigan (or, if the Sixth Judicial Circuit, Oakland County, Michigan lacks jurisdiction over any such action or proceeding, then another state court of the State of Michigan, or if no state court of the State of Michigan has jurisdiction over any such action or proceeding, then the United Stated District Court for the Eastern District of Michigan) or (y) the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over any such action or proceeding, then the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware lacks jurisdiction then the United States District Court for the District of Delaware). The exclusive forum provision described above does not apply to actions arising under the Securities Act or the Exchange Act. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, and Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

Although we believe these exclusive forum provisions benefit us by providing increased consistency in the application of Delaware law, the exclusive forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers or stockholders, which may discourage lawsuits with respect to such claims. Further, in the event a court finds the exclusive forum provision contained in the Proposed Charter to be unenforceable or inapplicable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, operating results and financial condition.

The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

We currently qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, which we refer to as the “JOBS Act.” As such, we take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including: (i) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of SOX; (ii) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements; and (iii) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. As a result, our stockholders may not have access to certain information they deem important. We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year: (a) following January 28, 2025, the fifth anniversary of our IPO; (b) in which we have total annual gross revenue of at least $1.07 billion; or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A Stock that is held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected to avail ourselves of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We cannot predict if investors will find our Class A Stock less attractive because we rely on these exemptions. If some investors find our Class A Stock less attractive as a result, there may be a less active trading market for our Class A Stock and our stock price may be more volatile. UWM had total annual gross revenue for the year ended December 31, 2019 of approximately $1.3 billion and, as a result, we do not expect the Company to qualify as an emerging growth company after the last day of the fiscal year in which the Business Combination is consummated and may incur increased legal, accounting and compliance costs associated with Section 404 of SOX.

Our internal control over financial reporting may not be effective and our independent registered public accounting firm may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business and reputation.

As a public company, we are required to comply with the SEC’s rules implementing Sections 302 and 404 of SOX, which require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of internal control over financial reporting. To comply with the requirements of being a public company, the Post-Combination Company will be required to provide the management report on internal controls commencing with the annual report for fiscal year ended December 31, 2021, and we may need to undertake various actions, such as implementing additional internal controls and procedures and hiring additional accounting or internal audit staff. The standards required for a public company under Section 404 of SOX are significantly more stringent than those required of UWM as a privately-held company. Further, as an emerging growth company, our independent registered public accounting firm is not required to formally attest to the effectiveness of our internal controls over financial reporting pursuant to Section 404 until the date we are no longer an emerging growth company. We do expect the Company will no longer qualify as an emerging growth company after the last day of the fiscal year in which the Business Combination is consummated. As a result, beginning with the annual report for fiscal year ended December 31, 2021, our independent registered public accounting firm will be required to issue a report based on its audit of our internal control over financial reporting. Our independent registered public accounting firm may issue a report that is adverse in the event that it is not satisfied with the level at which the controls of the Post-Combination Company are documented, designed or operating.

Testing and maintaining these controls can divert our management’s attention from other matters that are important to the operation of our business. If we identify material weaknesses in the internal control over financial reporting of the Post-Combination Company or are unable to comply with the requirements of Section 404 or assert that our internal control over financial reporting is effective, or if our independent registered public accounting firm is unable to express an opinion as to the effectiveness of our internal controls over financial reporting when we no longer qualify as an emerging growth company, investors may lose confidence in the accuracy and completeness of our financial reports and the market price of our Common Stock could be negatively affected, and we could become subject to investigations by the SEC or other regulatory authorities, which could require additional financial and management resources.

Risks Related to the Redemption

We do not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete a Business Combination with which a substantial majority of our stockholders do not agree.

Our current certificate of incorporation does not provide a specified maximum redemption threshold, except that we will not redeem our Public Shares in an amount that would result in the Company’s failure to have net tangible assets in excess of $5,000,000 (such that we are not subject to the SEC’s “penny stock” rules). The Business Combination Agreement provides that the obligation of the UWM Entities to consummate the Business Combination is conditioned on the total of (i) the amount in the Trust Account, after giving effect to redemptions of Public Shares, (ii) the proceeds from the Private Placement and (iii) all funds held by us outside of the Trust Account and immediately available to us, equaling or exceeding $712,500,000. As a result, we may be able to complete our Business Combination even though a substantial portion of our Public Stockholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to our Sponsor, directors or officers or their affiliates. As of the date of this proxy statement, no agreements with respect to the private purchase of Public Shares by the Company or the persons described above have been entered into with any such investor or holder. We will file a Current Report on Form 8-K with the SEC to disclose private arrangements entered into or significant private purchases made by any of the aforementioned persons that would affect the vote on the Business Combination Proposal or other proposals (as described in this proxy statement) at the Special Meeting.

In the event the aggregate cash consideration we would be required to pay for all shares of Class A Stock that are validly submitted for redemption plus any amount required to satisfy the cash condition pursuant to the terms of the Business Combination Agreement exceeds the aggregate amount of cash available to us, we may not complete the Business Combination or redeem any shares, all shares of Class A Stock submitted for redemption will be returned to the holders thereof, and we instead may search for an alternate initial business combination.

If you or a “group” of stockholders of which you are a part are deemed to hold an aggregate of more than 20% of our Class A Stock issued in the IPO, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 20% of our Class A Stock issued in the IPO.

A Public Stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her or its shares or, if part of such a group, the group’s shares, in excess of 20% of the shares of Class A Stock included in the Public Units sold in our IPO. In order to determine whether a stockholder is acting in concert or as a group with another stockholder, the Company will require each Public Stockholder seeking to exercise redemption rights to certify to the Company whether such stockholder is acting in concert or as a group with any other stockholder. Such certifications, together with other public information relating to stock ownership available to the Company at that time, such as Section 13D, Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which the Company makes the above-referenced determination. Your inability to redeem any such excess shares will reduce your influence over our ability to consummate the Business Combination and you could suffer a material loss on your investment in us if you sell such excess shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such excess shares if we consummate the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 20% of the shares sold in our IPO and, in order to dispose of such excess shares, would be required to sell your stock in open market transactions, potentially at a loss. We cannot assure you that the value of such excess shares will appreciate over time following the Business Combination or that the market price of our Class A Stock will exceed the per-share redemption price. Notwithstanding the foregoing, stockholders may challenge the Company’s determination as to whether a stockholder is acting in concert or as a group with another stockholder in a court of competent jurisdiction.

However, our stockholders’ ability to vote all of their shares (including such excess shares) for or against the Business Combination is not restricted by this limitation on redemption.

There is no guarantee that a stockholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the stockholder in a better future economic position.

We can give no assurance as to the price at which a stockholder may be able to sell its Public Shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in our share price, and may result in a lower value realized now than a stockholder of the Company might realize in the future had the stockholder not redeemed its shares. Similarly, if a stockholder does not redeem its shares, the stockholder will bear the risk of ownership of the Public Shares after the consummation of any initial business combination, and there can be no assurance that a stockholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement. A stockholder should consult the stockholder’s own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.

Stockholders of the Company who wish to redeem their shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If stockholders fail to comply with the redemption requirements specified in this proxy statement, they will not be entitled to redeem their shares of our Class A Stock for a pro rata portion of the funds held in our Trust Account.

Public Stockholders who wish to redeem their shares for a pro rata portion of the Trust Account must, among other things (i) submit a request in writing and (ii) tender their certificates to our Transfer Agent or deliver their shares to the Transfer Agent electronically through the DWAC system at least two business days prior to the

Special Meeting. In order to obtain a physical stock certificate, a stockholder’s broker and/or clearing broker, DTC and our Transfer Agent will need to act to facilitate this request. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, because we do not have any control over this process or over the brokers, which we refer to as “DTC,” it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, stockholders who wish to redeem their shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

Stockholders electing to redeem their shares will receive their pro rata portion of the Trust Account less Regulatory Withdrawals and franchise and income taxes payable, calculated as of two business days prior to the anticipated consummation of the Business Combination. Please see the section entitled “Special Meeting in Lieu of 2021 Annual Meeting of Company Stockholders—Redemption Rights” for additional information on how to exercise your redemption rights.

If a stockholder fails to receive notice of our offer to redeem our Public Shares in connection with the Business Combination, or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

If, despite our compliance with the proxy rules, a stockholder fails to receive our proxy materials, such stockholder may not become aware of the opportunity to redeem its shares. In addition, the proxy materials that we are furnishing to holders of our Public Shares in connection with the Business Combination describes the various procedures that must be complied with in order to validly redeem Public Shares. In the event that a stockholder fails to comply with these procedures, its shares may not be redeemed.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in this proxy statement.

Introduction

Pursuant to the Business Combination Agreement, (a) SFS Corp. will contribute UWM into UWM LLC, (b) the Company will acquire Class A Common Units in UWM LLC and SFS Corp. will acquire Class B Common Units in UWM LLC, and (c) the Company will issue to SFS Corp. shares of a new non-economic Class D Stock of the Company, which will entitle the holder to 10 votes per share. Following the consummation of the Business Combination Agreement, the Company will be organized in an “Up-C” structure in which all of UWM will be wholly owned by UWM LLC and the Company’s only direct asset will consist of the UWM Class A Common Units. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The following unaudited pro forma condensed combined financial statements of the Company presents the combination of the financial information of the Company and UWM, adjusted to give effect to the Business Combination including:

•	the reverse recapitalization between UWM and the Company, whereby no goodwill or other intangible assets are recorded, in accordance with GAAP;

•	the consummation of the transactions contemplated by the Private Placement; and

•	the liability contemplated by the Tax Receivable Agreement.

The Company is a blank check company incorporated on June 12, 2019 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. On January 28, 2020 or the IPO Closing Date, the Company consummated its IPO of 42,500,000 units at $10.00 per unit, generating gross proceeds of $425,000,000. Simultaneously with the closing of its IPO, the Company consummated the sale of 5,250,000 private placement warrants at a price of $2.00 per warrant in a private placement to the Sponsor, generating gross proceeds of $10,500,000. On the IPO Closing Date, $425,000,000 of the gross proceeds from the IPO and the sale of the Private Placement Warrants were deposited in the Trust Account with the Trustee. As of September 30, 2020, there was approximately $425,323,144 held in the Trust Account. The Company has until January 28, 2022 (24 months from the IPO Closing Date) to complete an initial business combination.

UWM was incorporated under the laws of the State of Michigan on July 16, 1986, primarily doing business as United Wholesale Mortgage. UWM engages in the origination, sale and servicing of residential mortgage loans. UWM is based in Michigan but originates and services loans throughout the United States. UWM is approved as a Title II, non-supervised direct endorsement mortgagee with the United States Department of Housing and Urban Development (HUD). In addition, UWM is an approved issuer with the Government National Mortgage Association (Ginnie Mae), as well as an approved seller and servicer with the Federal National Mortgage Association (Fannie Mae) and Federal Home Loan Mortgage Corporation (Freddie Mac).

The following unaudited pro forma condensed combined balance sheet as of September 30, 2020 assumes that the Business Combination occurred on September 30, 2020. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020 and for the year ended December 31, 2019 present pro forma effect to the Business Combination as if they have been completed on January 1, 2019.

The unaudited pro forma combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what the Post-Combination Company’s financial condition or results of operations would have been had the acquisition occurred on the dates indicated. Further, the pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the Post-Combination Company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The historical financial information of the Company was derived from the unaudited and audited financial statements of the Company as of and for the nine months ended September 30, 2020 and for the year ended December 31, 2019, included elsewhere in this proxy statement. The historical financial information of UWM was derived from the unaudited and audited consolidated financial statements of UWM as of and for the nine months ended September 30, 2020 and for the year ended December 31, 2019, included elsewhere in this proxy statement. This information should be read together with the Company’s and UWM’s audited and unaudited financial statements and related notes, the sections titled “The Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “UWM’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement.

Under both the no redemption and maximum redemption scenarios, the Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with United States generally accepted accounting principles (“GAAP”). SFS Corp. continues to control UWM LLC before and after the Business Combination. As there is no change in control, UWM LLC has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances:

•	SFS Corp. will have a majority of the voting power of the Post-Combination Company under both the no redemption and maximum redemption scenarios;

•	SFS Corp. will have the ability to nominate and represent majority of the Post-Combination Company’s Board;

•	UWM’s former management will comprise the vast majority of the management and executive positions of the Post-Combination Company

Under this method of accounting, the Company will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of UWM issuing stock for the net assets of the Company, accompanied by a recapitalization. The net assets of the Company will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of UWM.

Description of the Business Combination

On September 22, 2020, the Company entered into the Business Combination Agreement. The consideration to be paid in connection with the Business Combination will consist of the Closing Cash Consideration and Voting Stock Consideration. At the closing of the Business Combination, a series of transactions will occur, including the following: (a) UWM LLC will issue to SFS Corp. a number of UWM Class B Common Units equal to the quotient of the Company Equity Value divided by $10.00, minus the number of outstanding shares of Class F Stock of the Company as of immediately prior to Closing; (b) the Company will contribute to UWM LLC an amount in cash equal to the Closing Cash Consideration; (c) UWM LLC will issue to the Company the number of UWM Class A Common Units equal to the number of issued and outstanding shares of the Class A Stock as of immediately prior to the closing of the Business Combination; and (d) the Company will issue to SFS Corp. a number of shares of the Class D Stock equal to the number of UWM Class B Common Units issued by UWM LLC to SFS Corp. pursuant to clause (a) above. The Company Equity Value is defined in the Business Combination Agreement as $16,052,000,000 minus (i) Available Cash, minus (ii) an amount, if any, by which Closing Cash is less than the Closing Cash Target, plus (iii) an amount, if any, by which Closing Cash exceeds the Closing Cash Target, which for purposes of clause (iii) shall not exceed $200,000,000. In addition to the consideration to be paid at the closing of the Business Combination, SFS Corp. will be entitled to receive an additional number of Earn Out Shares from the Company, issuable in shares of Class D Stock and UWM Class B

Common Units, if the price of the Company’s Class A Stock exceeds certain thresholds during the five-year period following the closing of the Business Combination as provided in the Business Combination Agreement. The maximum number of shares to be issued in connection with the earn-out will not exceed 6% of the Company Equity Value, divided by $10.00, assuming each of the price thresholds is achieved during the earn-out period.

Following the consummation of the transactions contemplated by the Business Combination Agreement, the Company will be organized in an “Up-C” structure in which all of the business of UWM will be held directly by UWM LLC and the Company’s only direct asset will consist of the UWM Class A Common Units. Under no redemption and maximum redemption scenarios, the Company is expected to own approximately 6% and 5%, respectively, of UWM Common Units and will control UWM LLC as the sole manager of UWM LLC in accordance with the terms of the UWM A&R LLCA to be entered into in connection with the closing of the Business Combination. Under no redemption and maximum redemption scenarios, SFS Corp. is expected to retain approximately 94% and 95%, respectively, of the combined UWM Common Units. Each UWM Class B Common Unit to be held by SFS Corp. may be exchanged, along with the stapled Class D Stock, for either, at the option of the Company, (a) cash or (b) one share of the Company’s Class B common stock, which will be identical to the Company’s Class A Stock except that it will entitle the holder to 10 votes per share. Each share of Class B Stock is convertible into one share of Class A Stock upon the transfer or assignment of such share from SFS Corp. to a non-affiliated third-party.

In connection with the Business Combination, the Company entered into the Subscription Agreements with the Private Placement Investors, including the Sponsor, pursuant to which the Company intends to issue approximately 50,000,000 shares of Class A Stock in the Private Placement at $10 per share, for gross proceeds to the Company of approximately $500,000,000.

At the Closing, the Company will enter into a Tax Receivable Agreement with SFS Corp. The Tax Receivable Agreement will provide for the payment, upon the satisfaction of certain conditions, by the Company to SFS Corp. (or its transferees or other assignees) of 85% of the amount of cash savings (calculated using certain simplifying assumptions), if any, in U.S. federal, state and local income tax or franchise tax that the Company actually realizes (or is deemed to realize in certain circumstances) in periods after the closing of the Business Combination as a result of the Covered Tax Attributes. The Company will retain the benefit of the remaining 15% of these cash savings.

The following summarizes the consideration (excluding the earn-out shares) under the no redemption and maximum redemption scenarios:

	Assuming No Redemption		Assuming Maximum Redemption
in actuals	Purchase price	Shares Issued	Purchase price	Shares Issued
Class D Voting Stock Consideration (a)	$15,020,426,860	1,502,042,686	$15,233,249,990	1,523,324,999
Closing Cash Consideration (b)	895,323,144	—	682,500,009	—

	$15,915,750,004	1,502,042,686	$15,915,749,999	1,523,324,999

(a)

Under the no redemption scenario, the Class D Voting Stock Consideration is calculated as approximately $15,127 million of Company Equity Value divided by $10.00 and reduced by 10,625,000 Company Class F Shares. Under the max redemption scenario, the Class D Voting Stock Consideration is calculated as approximately $15,339 million of Company Equity Value divided by $10.00 and reduced by 10,625,000 Company Class F shares. The calculation of the Class D Voting Stock Consideration assumes that UWM is delivered at closing with a pro forma cash balance of $1.4 billion, $800 million of new debt, and an $1.0 billion dividend payout and as such, the number of Class D Stock to be issued does not reflect any adjustment mechanism for under- or over-delivery of cash as on the balance sheet as specified in the Business Combination Agreement. If UWM is unable to meet the Closing Cash Target of $1.4 billion, the number of Class D Stock to be issued will decrease.

(b)

Under the no redemption scenario, the Closing Cash Consideration to UWM LLC is calculated based on the assumed $425.3 million of Company cash and $500.0 million raised from the PIPE less $30.0 million for estimated Company transaction expenses. Under the maximum redemption scenario, the Closing Cash Consideration to UWM LLC is calculated based on the assumed $212.5 million of Company cash after redemptions and $500.0 million raised from the PIPE less $30 million for estimated Company transaction expenses. Per the Business Combination Agreement, the Closing Cash Consideration will also include Company cash held outside of the Trust, which is approximately $0.2 million at September 30, 2020. The calculation of the Closing Cash Consideration assumes that this amount will be de minimis or zero at the close of the Business Combination and is therefore excluded from the amount above. There is no pro forma adjustment to the unaudited pro forma condensed combined balance sheet for the Closing Cash Consideration to UWM LLC since this represents a reclass of cash between legal entities that will be consolidated as part of the Post-Combination Company.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of Class A Stock:

•	Assuming No Redemptions: This presentation assumes that none of the Company’s stockholders exercise redemption rights with respect to their Public Shares.

•

Assuming Maximum Redemptions: This presentation assumes that stockholders holding 21,266,144 of the Company’s Public Shares exercise their redemption rights and that such shares are redeemed for their pro rata share (approximately $10.01 per share) of the funds in the Trust Account. This scenario assumes that there is cash available of $712,500,000 after giving effect to the redemptions of Public Shares and the proceeds from the Private Placement. Furthermore, the Company will not redeem shares of Class A stock in an amount that would result in the Company’s failure to have net tangible assets equaling or exceeding $5,000,001. This scenario assumes that 21,266,144 Public Shares are redeemed for an aggregate redemption payment of approximately $212,823,135 based on $425,323,144 in the Trust Account and 42,500,000 Public Shares outstanding as of September 30, 2020.

The following summarizes the pro forma shares of Common Stock outstanding under the two redemption scenarios:

Ownership

	Assuming No Redemption		Assuming Maximum Redemption
in actuals	Shares	%	Shares	%
Class A—Public Stockholders	42,500,000	2.6%	21,233,856	1.3%
Class A—Sponsor & Independent Directors	10,625,000	0.7%	10,625,000	0.7%

Total Company	53,125,000	3.3%	31,858,856	2.0%

Class A—Private Placement Investors	50,000,000	3.1%	50,000,000	3.1%
Class D—UWM (a)(b)(c)	1,502,042,686	93.6%	1,523,324,999	94.9%

Total Shares at Closing	1,605,167,686	100%	1,605,183,855	100%

(a)	Excludes the Earn-Out Shares, if any.
(b)	Class D Stock are non-economic and carry ten votes per share whereas Class A Stock are economic shares and will have one vote per share.
(c)

Reflects shares expected to be outstanding at the close of the Business Combination. The calculation of the Class D Voting Stock Consideration assumes that UWM is delivered at closing with a pro forma cash balance of $1.4 billion, $800 million of new debt, and an $1.0 billion dividend payout and as such, the number of Class D Stock to be issued does not reflect any adjustment mechanism for under- or over-delivery of cash as on the balance sheet as specified in the Business Combination Agreement. If UWM is unable to meet the Closing Cash Target of $1.4 billion, the number of Class D Stock to be issued will decrease.

The following unaudited pro forma condensed combined balance sheet as of September 30, 2020, the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020, and the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 are based on the historical financial statements of the Company and UWM. The unaudited pro forma adjustments are based on information currently available, assumptions and estimates underlying the unaudited pro forma adjustments and are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2020

(in thousands)

	As of September 30, 2020							As of September 30, 2020			As of September 30, 2020
	Gores (Historical) (US GAAP)	UWM (Historical) (US GAAP)	UWM Pro Forma Adjustments		UWM As Adjusted	Pro Forma Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Additional Pro Forma Adjustments (Assuming Maximum Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
ASSETS
Cash and cash equivalents	$222	$755,795	$791,000	(A)	$518,427	$425,323	(C)	$1,400,000	$(212,823)	(M)	$1,187,177
			(1,028,368)	(B)	—	500,000	(D)
					—	(5,325)	(D)(E)
					—	(14,875)	(E)
					—	(23,772)	(E)
Prepaid assets	251	—			—			251			251
Investments and cash held in Trust Account	425,323	—			—	(425,323)	(C)	—			—
Mortgage loans at fair value	—	5,215,196			5,215,196			5,215,196			5,215,196
Accounts receivable, net	—	246,862			246,862			246,862			246,862
Derivative assets	—	51,053			51,053			51,053			51,053
Mortgage servicing rights, net	—	1,411,272			1,411,272			1,411,272			1,411,272
Premises and equipment, net	—	51,548			51,548			51,548			51,548
Operating lease right-of-use asset, net	—	109,680			109,680			109,680			109,680
Other assets	—	66,397			66,397			66,397			66,397

Total assets	$425,796	$7,907,803	$(237,368)		$7,670,435	$456,028		$8,552,259	$(212,823)		$8,339,436

	As of September 30, 2020							As of September 30, 2020			As of September 30, 2020
	Gores (Historical) (US GAAP)	UWM (Historical) (US GAAP)	UWM Pro Forma Adjustments		UWM As Adjusted	Pro Forma Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Additional Pro Forma Adjustments (Assuming Maximum Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accrued expenses, formation and offering costs	$3,238	$—	$—		$—	$(3,238)	(F)	$—			$—
State franchise tax accrual	150	—			—			150			150
Income taxes payable	114	—			—			114			114
Notes payable - related party	1,000	—						1,000			1,000
Deferred underwriting compensation	14,875	—			—	(14,875)	(E)	—			—
Accounts payable and accrued expenses	—	462,074			462,074	3,238	(F)	465,312			465,312
Warehouse lines of credit	—	4,913,206			4,913,206			4,913,206			4,913,206
Derivative liabilities	—	41,498			41,498			41,498			41,498
Operating lines of credit	—	320,300			320,300			320,300			320,300
Senior notes payable	—	—	791,000	(A)	791,000			791,000			791,000
Equipment note payable	—	25,925			25,925			25,925			25,925
Operating lease liability	—	122,439			122,439			122,439			122,439
Tax receivable liability	—	—			—	1,218	(G)	1,218	(280)	(G)	938

Total liabilities	19,377	5,885,442	791,000		6,676,442	(13,657)		6,682,162	(280)		6,681,882

Commitments and Contingences
Common stock subject to possible redemption	401,419	—			—	(401,419)	(H)	—			—
Equity
Class A Common Stock	—	—			—	5	(D)	10	(2)	(M)	8
						4	(H)
						1	(I)

	As of September 30, 2020							As of September 30, 2020			As of September 30, 2020
	Gores (Historical) (US GAAP)	UWM (Historical) (US GAAP)	UWM Pro Forma Adjustments		UWM As Adjusted	Pro Forma Adjustments (Assuming No Redemptions)		Pro Forma Combined (Assuming No Redemptions)	Additional Pro Forma Adjustments (Assuming Maximum Redemptions)		Pro Forma Combined (Assuming Maximum Redemptions)
Class D Common Stock	—	—			—	150	(J)	150	2	(J)	152
Class F Common Stock	1	—			—	(1)	(I)	—			—
Additional paid-in capital	9,919	24,839			24,839	499,995	(D)	35,443	280	(G)	—
						(5,325)	(D)(E)		(2)	(J)
						(23,405)	(E)		177,100	(L)
						(1,218)	(G)		(212,821)	(M)
						401,415	(H)
						(4,920)	(K)
						(150)	(J)
						(865,707)	(L)
Retained earnings	(4,920)	1,997,522	(1,028,368)	(B)	969,154	(367)	(E)	82,180			82,180
						4,920	(K)
						(886,608)	(L)

Total equity attributable to stockholders	5,000	2,022,361	(1,028,368)		993,993	(881,210)		117,783	(35,443)		82,340
Noncontrolling interests	—	—	—		—	1,752,314	(L)	1,752,314	(177,100)	(L)	1,575,214

Total equity	5,000	2,022,361	(1,028,368)		993,993	871,104		1,870,097	(212,543)		1,657,554

Total liabilities and equity	$425,796	$7,907,803	$(237,368)		$7,670,435	$456,028		$8,552,259	$(212,823)		$8,339,436

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2020

(in thousands, except share and per share data)

	For the Nine Months Ended September 30, 2020						Pro Forma Adjustments (Assuming No Redemptions)		For the Nine Months Ended September 30, 2020	Additional Pro Forma Adjustments (Assuming Maximum Redemptions)		For the Nine Months Ended September 30, 2020
	Gores (Historical) (US GAAP)	UWM (Historical) (US GAAP)	UWM Pro Forma Adjustments		UWM As Adjusted	Combined			Pro Forma Combined (Assuming No Redemptions)			Pro Forma Combined (Assuming Maximum Redemptions)
Revenues
Loan production income	$—	$2,884,162			$2,884,162	$2,884,162			$2,884,162			$2,884,162
Loan servicing income	—	182,656			182,656	182,656			182,656			182,656
Loss on sale of mortgage servicing rights	—	(65,821)			(65,821)	(65,821)			(65,821)			(65,821)
Interest income	—	119,308			119,308	119,308			119,308			119,308

Total revenue	—	3,120,305			3,120,305	3,120,305	—		3,120,305	—		3,120,305

Expenses
Professional fees and other expenses	5,709	—	—		—	5,709	(165)	(CC)	515			515
							(5,029)	(DD)
State franchise taxes, other than income tax	150	—			—	150			150			150
Salaries, commissions and benefits	—	462,706			462,706	462,706			462,706			462,706
Direct loan production costs	—	39,864			39,864	39,864			39,864			39,864
Professional services	—	10,821			10,821	10,821			10,821			10,821
Occupancy and equipment	—	41,317			41,317	41,317			41,317			41,317
Marketing, travel and entertainment	—	13,826			13,826	13,826			13,826			13,826
Depreciation and amortization of premises and equipment	—	8,071			8,071	8,071			8,071			8,071
Other general and administrative	—	18,784			18,784	18,784			18,784			18,784
Servicing costs	—	41,286			41,286	41,286			41,286			41,286
Amortization, impairment and pay-offs of mortgage servicing rights	—	357,728			357,728	357,728			357,728			357,728
Interest expense	—	113,683	33,000	(AA)	148,033	148,033			148,033			148,033
			1,350	(BB)

Total expenses	5,859	1,108,086	34,350		1,142,436	1,148,295	(5,194)		1,143,101	—		1,143,101

Other income - interest and dividend income	1,093	—			—	1,093	(1,093)	(EE)	—			—

Earning before income taxes	(4,766)	2,012,219	(34,350)		1,977,869	1,973,103	4,101		1,977,204	—		1,977,204

Provision for income taxes	(114)	(1,500)			(1,500)	(1,614)	(32,720)	(FF)	(34,334)	6,938	(FF)	(27,396)

Net Income	$(4,880)	$2,010,719	$(34,350)		$1,976,369	$1,971,489	$(28,619)		$1,942,870	$6,938		$1,949,808

Net income attributable to noncontrolling interests	—	—			—	—	1,850,041	(GG)	1,850,041	25,695	(GG)	1,875,736

Net income attributable to stockholders	$(4,880)	$2,010,719	$(34,350)		$1,976,369	$1,971,489	$(1,878,660)		$92,829	$(18,757)		$74,072

Net income (loss) per ordinary share:
Class A ordinary shares - basic and diluted	$(0.09)								$0.90			$0.90
Class F ordinary shares - basic and diluted	$(0.12)								$—			$—
Weighted average shares outstanding, basic and diluted:
Class A ordinary shares - basic and diluted	38,313,750								103,125,000			81,858,856
Class F ordinary shares - basic and diluted	10,842,175								—			—

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2019

(in thousands, except share and per share data)

	For the Year Ended December 31, 2019										For the Year Ended December 31, 2019				For the Year Ended December 31, 2019
	Gores (Historical) (US GAAP)	UWM (Historical) (US GAAP)	UWM Pro Forma Adjustments			UWM As Adjusted	Combined	Pro Forma Adjustments (Assuming No Redemptions)			Pro Forma Combined (Assuming No Redemptions)	Additional Pro Forma Adjustments (Assuming Maximum Redemptions)			Pro Forma Combined (Assuming Maximum Redemptions)
Revenue
Loan production income	$—	$1,043,483	$—			$1,043,483	$1,043,483				$1,043,483				$1,043,483
Loan servicing income	—	102,288				102,288	102,288				102,288				102,288
Loss on sale of mortgage servicing rights	—	(22,480)				(22,480)	(22,480)				(22,480)				(22,480)
Interest income	—	155,129				155,129	155,129				155,129				155,129

Total revenue	—	1,278,420	—			1,278,420	1,278,420	—			1,278,420	—			1,278,420

Expenses
Professional fees and other expenses	37	—				—	37				37				37
State franchise taxes, other than income tax	2	—				—	2				2				2
Salaries, commissions and benefits	—	372,172				372,172	372,172				372,172				372,172
Direct loan production costs	—	34,434				34,434	34,434				34,434				34,434
Professional services	—	37,785				37,785	37,785				37,785				37,785
Occupancy and equipment	—	40,095				40,095	40,095				40,095				40,095
Marketing, travel and entertainment	—	23,433				23,433	23,433				23,433				23,433
Depreciation and amortization of premises and equipment	—	9,405				9,405	9,405				9,405				9,405
Other general and administrative	—	13,196				13,196	13,196				13,196				13,196
Servicing costs	—	30,936				30,936	30,936				30,936				30,936
Amortization, impairment and pay-offs of mortgage servicing rights	—	137,776				137,776	137,776				137,776				137,776
Interest expense	—	164,131	44,000	(AA	)	209,931	209,931				209,931				209,931
			1,800	(BB	)

Total expenses	39	863,363	45,800			909,163	909,202	—			909,202	—			909,202

(Loss) Earning before income taxes	(39)	415,057	(45,800)			369,257	369,218	—			369,218	—			369,218
Provision for income taxes	—	—	—			—	—	(6,390)	(FF	)	(6,390)	1,296	(FF	)	(5,094)

Net (Loss) Income	$(39)	$415,057	$(45,800)			$369,257	$369,218	$(6,390)			$362,828	$1,296			$364,124

Net income attributable to noncontrolling interests	—	—				—	—	345,552	(GG	)	345,552	4,799	(GG	)	350,351

Net (loss) income attributable to stockholders	$(39)	$415,057	$(45,800)			$369,257	$369,218	$(351,942)			$17,276	$(3,503)			$13,773

Net income per ordinary share:
Class A ordinary shares—basic and diluted	$—										$0.17				$0.17
Class F ordinary shares—basic and diluted	$—										$—				$—
Weighted average shares outstanding, basic and diluted:
Class A ordinary shares—basic and diluted	—										103,125,000				81,858,856
Class F ordinary shares—basic and diluted	11,500,000										—				—

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Basis of Presentation

The Business Combination will be accounted for as a reverse recapitalization in accordance with GAAP as UWM has been determined to be the accounting acquirer, primarily due to the fact that SFS Corp. will continue to control the Post-Combination Company. Under this method of accounting, while the Company is the legal acquirer, it will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of UWM issuing stock for the net assets of the Company, accompanied by a recapitalization. The net assets of the Company will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of UWM.

The unaudited pro forma condensed combined balance sheet as of September 30, 2020 assumes that the Business Combination occurred on September 30, 2020. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020 and for the year ended December 31, 2019 present pro forma effect to the Business Combination as if they have been completed on January 1, 2019.

The unaudited pro forma condensed combined balance sheet as of September 30, 2020 has been prepared using, and should be read in conjunction with, the following:

•	The Company’s unaudited condensed balance sheet as of September 30, 2020 and the related notes, included elsewhere in this proxy statement; and

•	UWM’s unaudited condensed consolidated balance sheet as of September 30, 2020 and the related notes, included elsewhere in this proxy statement.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2020 has been prepared using, and should be read in conjunction with, the following:

•	The Company’s unaudited condensed statement of operations for the nine months ended September 30, 2020 and the related notes, included elsewhere in this proxy statement; and

•	UWM’s unaudited condensed consolidated statement of operation for the nine months ended September 30, 2020 and the related notes, included elsewhere in this proxy statement.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2019 has been prepared using, and should be read in conjunction with, the following:

•	The Company’s audited statement of operations for the year ended December 31, 2019 and the related notes, included elsewhere in this proxy statement; and

•	UWM’s audited consolidated statement of operations for the year ended December 31, 2019 and the related notes, included elsewhere in this proxy statement.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that the Company believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. The Company believes that these assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the Post-Combination Company. They should be read in conjunction with the historical financial statements and notes thereto of the Company and UWM.

2. Accounting Policies

Upon consummation of the Business Combination, the Post-Combination Company’s management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the Post-Combination Company. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

3. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only.

The historical financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to events that are (i) directly attributable to the Business Combination, (ii) factually supportable, and (iii) with respect to the statements of operations, expected to have a continuing impact on the results of the Post-Combination Company. The Company and UWM have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The unaudited pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the Post-Combination Company filed consolidated income tax returns during the periods presented.

The unaudited pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of Post-Combination Company Class A Stock outstanding, assuming the Business Combination occurred on January 1, 2019.

Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2020 are as follows:

(A)

Reflects the $800,000,000 Senior Notes obtained by UWM in November 2020, which bear interest at a rate of 5.5% per year. The Senior Notes are reflected net of debt issuance costs of approximately $9 million.

(B)

Reflects the UWM distribution required to reach the Closing Cash Target as defined in the Business Combination Agreement. Note that in the maximum redemption scenario, if pro forma cash does not meet the Closing Cash Target, UWM will either adjust its share proceeds, or will take less of a distribution.

(C)	Reflects the reclassification of $425,323,144 of investments and cash held in the Trust Account at the balance sheet date that becomes available to fund the Business Combination.

(D)

Represents the gross proceeds of $500,000,000 from the issuance of 50,000,000 Class A Stock in the Private Placement offset by the Private Placement fee of 3% of gross proceeds of the Private Placement excluding proceeds raised from certain excluded investors. The 3% fee was applied to gross proceeds of $177.5 million resulting in a placement fee of $5.3 million.

(E)

Reflects the settlement of $43.9 million of estimated remaining transaction costs in connection with the Business Combination. $5.3 million relates to the Private Placement fee as noted above and is reflected as a reduction of additional paid-in capital as those are directly related to the equity raise. $14.9 million is the settlement of the Company’s deferred underwriting compensation fees incurred during the Company’s initial public offering due upon completion of the Business Combination. Miscellaneous costs of $0.4 million are reflected in retained earnings. The remaining amount of $23.7 million relates to advisory, legal, and other fees to be incurred and is reflected within additional paid-in capital.

(F)	Reflects the reclassification of the Company’s historical accrued expenses to align with the balance sheet presentation of UWM.

(G)

Reflects the liability estimate for the Tax Receivable Agreement among the Company and the other parties to the Tax Receivable Agreement such that the Company will pay 85% of all future realized (or deemed realized) tax benefits that are covered by the Tax Receivable Agreement to such other parties. This adjustment represents the estimated liability based on our preliminary analysis under ASC 450. The Tax Receivable Agreement liability is based on the tax attributes immediately prior to the Company’s entrance into the Tax Receivable Agreement and is subject to estimates and assumptions that may change materially. The total long-term liability for the Company’s Tax Receivable Agreement is approximately $1.2 million and $0.9 million under no redemption and maximum redemption, respectively. The actual liability may change based on the facts and circumstances at the time of recording the liability in the books and records of the Company. See Proposal No. 1—Approval of the Business Combination for further discussion of the expected payments due under the Tax Receivable Agreement.

(H)	Reflects the reclassification of Class A Stock subject to possible redemption to permanent equity at $0.0001 par value.

(I)

Reflects the conversion of the Company’s Class F Stock to Class A Stock at the closing of the Business Combination. In connection with the closing of the Business Combination, all shares of Class F Stock will convert into shares of Class A Stock.

(J)

Represents the recapitalization of UWM as the issuance of 1,502.0 million and 1,523.3 million Class D Stock as consideration for the reverse recapitalization under the no redemption and max redemption scenarios, respectively.

(K)	Reflects the reclassification of the Company’s historical retained earnings to additional paid in capital as part of the recapitalization.

(L)	Reflects the recognition of 94% and 95% noncontrolling interests as a result of the Up-C structure under the no redemption and maximum redemption scenarios, respectively.

(M)

Reflects the maximum redemption of 21.3 million Public Shares for aggregate redemption payments of $212.8 million at a redemption price of approximately $10.01 per share and allocated to Class A Stock and additional paid-in capital using par value $0.0001 per share.

Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2019 and for the nine months ended September 30, 2020 are as follows:

(AA) Reflects the interest expense related to the Senior Notes obtained by UWM in November of 2020, which bear interest at a rate of 5.5% per year.

(BB) Reflects the straight-lined amortized expense of the $9 million debt issuance costs related to UWM’s $800 million of financing obtained in November 2020.

(CC) Reflects the elimination of the Company’s administrative service fee paid to the Sponsor that will cease upon the close of the Business Combination.

(DD) Adjustment reflects transaction costs incurred in connection with the Business Combination expensed by the Company.

(EE) Reflects elimination of interest income and dividends earned on the Trust Account.

(FF) Reflects the income tax effect of pro forma adjustments using the estimated statutory tax rate of 27%.

(GG) Reflects the recognition of net income attributable to the 94% and 95% noncontrolling interests as a result of the Up-C structure under the minimum no redemption and maximum redemption scenarios, respectively.

4. Earnings per Share

Represents net earnings per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2019. As the Business Combination are being reflected as if they had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented. If the maximum number of shares are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire periods.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption for the nine months ended September 30, 2020 and for the year ended December 31, 2019:

	Nine Months Ended September 30, 2020		Year Ended December 31, 2019
(in thousands, except share and per share data)	No Redemptions	Maximum Redemptions	No Redemptions	Maximum Redemptions
Pro forma net income attributable to stockholders	$92,829	$74,072	$17,276	$13,773
Pro forma weighted average Class A ordinary shares—basic and diluted	103,125,000	81,858,856	103,125,000	81,858,856
Pro forma Class A net income per ordinary share	$0.90	$0.90	$0.17	$0.17

Pro forma weighted average Class A shares outstanding—basic and diluted
Class A—Public Stockholders	42,500,000	21,233,856	42,500,000	21,233,856
Class A—Sponsor & Independent Directors	10,625,000	10,625,000	10,625,000	10,625,000

Total Company	53,125,000	31,858,856	53,125,000	31,858,856
Class A—Private Placement Investors	50,000,000	50,000,000	50,000,000	50,000,000

Pro forma weighted average Class A shares outstanding—basic and diluted (1)	103,125,000	81,858,856	103,125,000	81,858,856

(1)

The Class D Stock issued for consideration are non-economic and as such are excluded from the earnings per share calculation. For the purposes of applying the if converted method for calculating diluted earnings per share, it was assumed that all outstanding warrants sold in the IPO and warrants sold in the private placement are exchanged for 15.9 million underlying Class A Stock. However, since these warrants are out of the money (current stock price is less than the exercise price), the effect of such exchange was not included in calculation of diluted earnings per share. Further, the Company also excluded any Earn-Out Shares issuable under the contingent consideration earn-out section of the Business Combination Agreement as none of the contingencies have been resolved and/or achieved as of the filing date.

ANTICIPATED ACCOUNTING TREATMENT

The UWM shareholders under both the no redemption and maximum redemption scenarios continue to control UWM LLC before and after the Business Combination. The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded in accordance with GAAP.

UWM LLC has been determined to be the accounting acquirer based on evaluation of the following facts and circumstances: (i) UWM shareholders will have a majority of the voting power under both the no redemption and maximum redemption scenarios; (ii) UWM will have the ability to nominate and represent majority of the Post-Combination Company’s Board; and (iii) UWM’s former management will comprise the vast majority of the management of the Post-Combination Company.

Under this method of accounting, the Company will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of UWM issuing stock for the net assets of the Company, accompanied by a recapitalization. The net assets of the Company will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of UWM.

COMPARATIVE SHARE INFORMATION

The following table sets forth selected historical comparative share information for the Company and UWM and unaudited pro forma condensed combined per share information of the Post-Combination Company after giving effect to the Business Combination, assuming two redemption scenarios as follows:

•	Assuming No Redemptions: This presentation assumes that none of the Company’s stockholders exercise redemption rights with respect to their Public Shares.

•

Assuming Maximum Redemptions: This presentation assumes that stockholders holding 21,266,144 of the Company’s Public Shares exercise their redemption rights and that such shares are redeemed for their pro rata share (approximately $10.01 per share) of the funds in the Trust Account. This scenario assumes that there is cash available of $712,500,000 after giving effect to the redemptions of Public Shares and the proceeds from the Private Placement. Furthermore, the Company will not redeem shares of Class A stock in an amount that would result in the Company’s failure to have net tangible assets equaling or exceeding $5,000,001. This scenario assumes that 21,266,144 Public Shares are redeemed for an aggregate redemption payment of approximately $212,823,135 based on $425,323,144 in the Trust Account and 42,500,000 Public Shares outstanding as of September 30, 2020.

The pro forma book value information reflects the Business Combination as if they had occurred on September 30, 2020. The weighted average shares outstanding and net earnings per share information reflect the Business Combination as if they had occurred on January 1, 2019.

This information is only a summary and should be read together with the selected historical financial information included elsewhere in this proxy statement, and the historical financial statements of the Company and UWM and related notes. The unaudited pro forma combined per share information of the Company and UWM is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement.

The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of the Company and UWM would have been had the companies been combined during the periods presented.

			Combined Pro Forma (2)
	Gores (Historical)	UWM (Historical)	Assuming No Redemptions	Assuming Maximum Redemptions
As of and For the Nine Months Ended September 30, 2020
Book value per share (1)	$0.10	$2,022,361,000.00	$1.14	$1.01
Weighted average shares/units outstanding, basic and diluted:
Class A ordinary shares - basic and diluted	38,313,750	—	103,125,000	81,858,856
Class F ordinary shares - basic and diluted	10,842,175	—	—	—
Common unit - basic and diluted	—	1	—	—
Net income (loss) per ordinary share/unit:
Class A ordinary shares - basic and diluted	$(0.09)	$—	$0.90	$0.90
Class F ordinary shares - basic and diluted	$(0.12)	$—	$—	$—
Common unit - basic and diluted	$—	$2,010,719.00	$—	$—
As of and for the Year Ended December 31, 2019
Book value per share (1)	$—	$661,323,000.00	N/A (3)	N/A (3)
Weighted average shares/units outstanding, basic and diluted:
Class A ordinary shares - basic and diluted	—	—	103,125,000	81,858,856
Class F ordinary shares - basic and diluted	11,500,000	—	—	—
Common unit - basic and diluted	—	1	—	—
Net income per ordinary share/unit:
Class A ordinary shares - basic and diluted	$—	$—	$0.17	$0.17
Class F ordinary shares - basic and diluted	$—	$—	$—	$—
Common unit - basic and diluted	$—	$5,188.00	$—	$—

(1)	Book value per share = Total equity attributable to stockholders/weighted average shares outstanding. The Company has shares while UWM has units.
(2)

There is no pro forma share equivalent calculation as the shares of Class D Stock issued in the Business Combination will not have any economic rights (including rights to dividends and distributions upon liquidation).

(3)	There is no Unaudited Pro Forma Condensed Combined Balance Sheet required for December 31, 2019.

SPECIAL MEETING IN LIEU OF 2021 ANNUAL MEETING OF COMPANY STOCKHOLDERS

This proxy statement is being provided to Company stockholders as part of a solicitation of proxies by the Board for use at the Special Meeting in Lieu of 2021 Annual Meeting of Stockholders to be held on January 20, 2021, and at any adjournment or postponement thereof. This proxy statement contains important information regarding the Special Meeting, the proposals on which you are being asked to vote and information you may find useful in determining how to vote and voting procedures.

This proxy statement is being first mailed on or about December 21, 2020 to all stockholders of record of the Company as of December 15, 2020, the record date for the Special Meeting. Stockholders of record who owned Company Common Stock at the close of business on the record date are entitled to receive notice of, attend and vote at the Special Meeting. On the record date, there were 53,125,000 shares of Company Common Stock outstanding.

Date, Time and Place of Special Meeting

In light of public health concerns regarding the coronavirus (COVID-19) pandemic, the Special Meeting will be held via live webcast at https://www.cstproxy.com/goresholdingsiv/2021 on January 20, 2021, at 9:00 a.m. Eastern Time. The Special Meeting can be accessed by visiting https://www.cstproxy.com/goresholdingsiv/2021, where you will be able to listen to the meeting live and vote during the meeting. Additionally, you have the option to listen to the Special Meeting by dialing +1 888-965-8995 (toll-free within the U.S. and Canada) or +1 415-655-0243 (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is 45561260#, but please note that you cannot vote or ask questions if you choose to participate telephonically. Please note that you will only be able to access the Special Meeting by means of remote communication. Please have your control number, which can be found on your proxy card, to join the Special Meeting. If you do not have a control number, please contact the Transfer Agent.

Voting Power; Record Date

As a stockholder of the Company, you have a right to vote on certain matters affecting the Company. The proposals that will be presented at the Special Meeting and upon which you are being asked to vote are summarized below and fully set forth in this proxy statement. You will be entitled to vote or direct votes to be cast at the Special Meeting if you owned shares of our Common Stock at the close of business on December 15, 2020, which is the record date for the Special Meeting. You are entitled to one vote for each share of our Common Stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were 53,125,000 shares of Common Stock outstanding, of which 42,500,000 are Public Shares and 10,625,000 are Founder Shares held by our Initial Stockholders.

Proposals at the Special Meeting

At the Special Meeting, Company stockholders will vote on the following proposals:

•	Business Combination Proposal—To approve the Business Combination Agreement and the Business Combination (Proposal No. 1);

•

Nasdaq Proposal—To approve, for purposes of complying with applicable Nasdaq Listing Rules, the issuance of more than 20% of the Company’s issued and outstanding Common Stock in connection with the Business Combination and the Private Placement (Proposal No. 2);

•	Charter Approval Proposal—To consider and act upon a proposal to adopt the Proposed Charter (Proposal No. 3);

•

Governance Proposal—A separate proposal with respect to certain governance provisions in the Proposed Charter, which are being separately presented in accordance with SEC requirements and which will be voted upon on a non-binding advisory basis (Proposal No. 4);

•

Director Election Proposal—To elect nine directors to serve staggered terms on our Board until the 2022, 2023 and 2024 annual meetings of stockholders, as applicable, and until their respective successors are duly elected and qualified (Proposal No. 5);

•

Incentive Plan Proposal—To consider and vote upon a proposal to approve and adopt the Incentive Plan, including the authorization of the initial share reserve under the Incentive Plan (Proposal No. 6); and

•

Adjournment Proposal—To consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, (A) to ensure that any supplement or amendment to this proxy statement that the Board has determined in good faith is required by applicable law to be disclosed to Company stockholders and for such supplement or amendment to be promptly disseminated to Company stockholders prior to the Special Meeting, (B) if, as of the time for which the Special Meeting is originally scheduled, there are insufficient shares of Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Special Meeting or (C) to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Approval Proposal or the Incentive Plan Proposal. This proposal will only be presented at the Special Meeting if there are not sufficient votes to approve the Business Combination Proposal, the Nasdaq Proposal, the Charter Approval Proposal and the Incentive Plan Proposal (Proposal No. 7).

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” EACH OF THESE PROPOSALS.

Vote of the Company’s Sponsor, Directors and Officers

Prior to our IPO, we entered into agreements with our Initial Stockholders, other current directors and officers, pursuant to which each agreed to vote any shares of Common Stock owned by them in favor of an initial business combination. These agreements apply to our Initial Stockholders, including our Sponsor, as it relates to the Founder Shares and the requirement to vote all of the Founder Shares in favor of the Business Combination Proposal and for all other proposals to be presented to our stockholders at the Special Meeting and described in this proxy statement.

Our Initial Stockholders, other current directors and officers have waived any redemption rights, including with respect to shares of Class A Stock purchased in our IPO or in the aftermarket, in connection with Business Combination. The Founder Shares held by our Initial Stockholders have no redemption rights upon our liquidation and will be worthless if no business combination is effected by us by January 28, 2022, unless we amend our current certificate of incorporation (which requires the affirmative vote of the holders of 65% of all then outstanding shares of Common Stock) and amend certain other agreements into which we have entered to extend the life of the Company. However, our Initial Stockholders are entitled to redemption rights upon our liquidation with respect to any Public Shares they may own.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of Company stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if a majority of the Company’s Common Stock outstanding on the record date and entitled to vote at the Special Meeting is represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum.

The approval of the Business Combination Proposal, the Nasdaq Proposal, the Governance Proposal, which is a non-binding advisory vote, the Incentive Plan Proposal and the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person or by proxy and entitled to vote at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person at the Special Meeting, as well as an abstention from voting and a broker non-vote will have no effect on the Business Combination Proposal, the Nasdaq Proposal, the Governance Proposal, the Incentive Plan Proposal or the Adjournment Proposal. Our Initial Stockholders have agreed to vote their shares of Common Stock in favor of the Business Combination Proposal.

The approval of the Charter Approval Proposal requires (i) the affirmative vote of holders of a majority of our outstanding shares of Common Stock entitled to vote thereon at the Special Meeting and (ii) the affirmative vote of holders of a majority of our outstanding shares of Class F Stock, voting separately as a single class, entitled to vote thereon at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person at the Special Meeting, as well as an abstention from voting and a broker non-vote, with regard to the Charter Approval Proposal will have the same effect as a vote “AGAINST” such Charter Approval Proposal.

Directors are elected by a plurality of all of the votes cast by holders of shares of our Common Stock represented in person or by proxy and entitled to vote thereon at the Special Meeting. This means that the nine director nominees who receive the most affirmative votes will be elected. Stockholders may not cumulate their votes with respect to the election of directors. Assuming a valid quorum is established, abstentions and broker non-votes will have no effect on the election of directors.

The Business Combination is conditioned on the approval of the Business Combination Proposal, the Nasdaq Proposal and the Charter Approval Proposal at the Special Meeting. Each of the proposals other than the Business Combination Proposal, the Nasdaq Proposal and the Charter Approval Proposal is conditioned on the approval of the Business Combination Proposal, the Nasdaq Proposal and the Charter Approval Proposal, other than the Governance Proposal and the Adjournment Proposal, which are not conditioned on the approval of any other proposal set forth in this proxy statement.

It is important for you to note that in the event that the Business Combination Proposal, the Nasdaq Proposal or the Charter Approval Proposal do not receive the requisite vote for approval, we will not consummate the Business Combination. If we do not consummate the Business Combination and fail to complete an initial business combination by January 28, 2022, we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to our Public Stockholders, unless we amend our current certificate of incorporation (which requires the affirmative vote of the holders of 65% of all then outstanding shares of Common Stock) and amend certain other agreements into which we have entered to extend the life of the Company.

Recommendation to Company Stockholders

Our Board believes that each of the Business Combination Proposal, the Nasdaq Proposal, the Charter Approval Proposal, the Governance Proposal, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal to be presented at the Special Meeting is in the best interests of the Company and our stockholders and unanimously recommends that its stockholders vote “FOR” each of the proposals.

In considering the recommendation of our Board to vote in favor of the Business Combination, stockholders should be aware that aside from their interests as stockholders, our Sponsor and certain members of our Board and officers have interests in the Business Combination that are different from, or in addition to, those of other stockholders generally. Our Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination, and in recommending to stockholders that they approve the Business Combination. Stockholders should take these interests into account in deciding whether to approve the Business Combination Proposal.

These interests include, among other things:

•	the fact that our Initial Stockholders have agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve the proposed Business Combination;

•

the fact that our Initial Stockholders have agreed to waive their rights to conversion price adjustments with respect to any shares of our Common Stock they may hold in connection with the consummation of the Business Combination;

•

the fact that our Sponsor paid an aggregate of $25,000 for 11,500,000 Founder Shares in July, 2019 and, after giving effect to the cancellation of 875,000 Founder Shares on March 9, 2020, the remaining 10,625,000 Founder Shares will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $106,250,000 but, given the restrictions on such shares, we believe such shares have less value;

•

the fact that our Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete an initial business combination by January 28, 2022;

•

the fact that our Sponsor paid an aggregate of approximately $10,500,000 for its 5,250,000 Private Placement Warrants to purchase shares of Class A Stock and that such Private Placement Warrants will expire worthless if a business combination is not consummated by January 28, 2022;

•

the continued right of our Sponsor to hold our Class A Stock and the shares of Class A Stock to be issued to our Sponsor upon exercise of its Private Placement Warrants following the Business Combination, subject to certain lock-up periods;

•

if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party (other than our independent public accountants) for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the Business Combination;

•

the fact that our Sponsor, officers and directors will lose their entire investment in us and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by January 28, 2022;

•

that, at the closing of the Business Combination we will enter into the Registration Rights Agreement with the Restricted Stockholders, which provides for registration rights to Restricted Stockholders and their permitted transferees; and

•

that our Sponsor has entered into a Subscription Agreement with the Company, pursuant to which the Sponsor has committed to purchase 14,460,000 shares of Class A Stock in the Private Placement for an aggregate commitment of approximately $144,600,000, provided that our Sponsor has the right to syndicate the Class A Common Stock purchased under such Subscription Agreement in advance of the Closing.

Abstentions and Broker Non-Votes

Abstentions are considered present for the purposes of establishing a quorum. Abstentions will have the same effect as a vote “AGAINST” the Charter Approval Proposal, but will have no effect on the Business Combination Proposal, the Nasdaq Proposal, the Governance Proposal, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal.

In general, if your shares are held in “street” name and you do not instruct your broker, bank or other nominee on a timely basis on how to vote your shares, your broker, bank or other nominee, in its sole discretion, may either leave your shares unvoted or vote your shares on routine matters, but not on any non-routine matters.

None of the proposals at the Special Meeting are routine matters. As such, without your voting instructions, your brokerage firm cannot vote your shares on any proposal to be voted on at the Special Meeting.

Voting Your Shares—Stockholders of Record

If you are a Company stockholder of record, you may vote by mail or you can attend the Special Meeting in person via the virtual meeting platform and vote during the meeting by following the instructions on your proxy card. Each share of our Common Stock that you own in your name entitles you to one vote on each of the proposals for the Special Meeting. Your one or more proxy cards show the number of shares of our Common Stock that you own.

Voting by Mail. You can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the Special Meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the Special Meeting so that your shares will be voted if you are unable to attend the Special Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of our Common Stock will be voted as recommended by our Board. Our Board recommends voting “FOR” the Business Combination Proposal, “FOR” the Nasdaq Proposal, “FOR” the Charter Approval Proposal, “FOR” the Governance Proposal, “FOR” each nominee in the Director Election Proposal, “FOR” the Incentive Plan Proposal and “FOR” the Adjournment Proposal. Votes submitted by mail must be received by 9:00 a.m. Eastern Time on January 20, 2021.

Voting via the Virtual Meeting Platform. You can attend the Special Meeting in person via the virtual meeting platform and vote during the meeting by following the instructions on your proxy card. You can access the Special Meeting by visiting the website https://www.cstproxy.com/goresholdingsiv/2021. You will need your control number for access. If you do not have a control number, please contact the Transfer Agent. Instructions on how to attend and participate at the Special Meeting are available at https://www.cstproxy.com/goresholdingsiv/2021. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares. However, if your shares are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of Common Stock.

Voting Your Shares—Beneficial Owners

If your shares are held in an account at a brokerage firm, bank or other nominee, then you are the beneficial owner of shares held in “street name” and this proxy statement is being sent to you by that broker, bank or other nominee. The broker, bank or other nominee holding your account is considered to be the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your broker, bank or other nominee regarding how to vote the shares in your account by following the instructions that the broker, bank or other nominee provides you along with this proxy statement. As a beneficial owner, if you wish to vote at the Special Meeting, you must get a proxy from your broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of Common Stock. Please see “Attending the Special Meeting” below for more details.

Attending the Special Meeting

Only Company stockholders on the record date or their legal proxy holders may attend the Special Meeting. Please note that you will only be able to access the Special Meeting by means of remote communication. Please have your control number, which can be found on your proxy card, to join the special meeting. If you do not have a control number, please contact the Transfer Agent.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the Special Meeting or at the Special Meeting by doing any one of the following:

•	you may send another proxy card with a later date;

•	you may notify the Company’s Secretary in writing to Gores Holdings IV, Inc., 9800 Wilshire Blvd., Beverly Hills, California 90212, before the Special Meeting that you have revoked your proxy; or

•	you may attend the Special Meeting, revoke your proxy, and vote in person via the virtual meeting platform, as indicated above.

No Additional Matters

The Special Meeting has been called only to consider the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Approval Proposal, the Governance Proposal, the Director Election Proposal, the Incentive Plan Proposal and the Adjournment Proposal. Under our bylaws, other than procedural matters incident to the conduct of the Special Meeting, no other matters may be considered at the Special Meeting if they are not included in this proxy statement, which serves as the notice of the Special Meeting.

Who Can Answer Your Questions About Voting

If you have any questions about how to vote or direct a vote in respect of your shares of our Common Stock, you may call Morrow, our proxy solicitor, at (800) 662-5200 (toll free), or banks and brokerage firms, please call collect: (203) 658-9400.

Redemption Rights

Pursuant to our current certificate of incorporation, any holders of our Public Shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less Regulatory Withdrawals and franchise and income taxes payable, calculated as of two business days prior to the consummation of the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of our IPO (calculated as of two business days prior to the consummation of the Business Combination, less Regulatory Withdrawals and franchise and income taxes payable). For illustrative purposes, based on the balance of our Trust Account of $425,323,144 as of September 30, 2020, the estimated per share redemption price would have been approximately $10.01.

In order to exercise your redemption rights, you must:

•	if you hold Public Units, separate the underlying Public Shares and Public Warrants;

•

check the box on the enclosed proxy card marked “Stockholder Certification” if you are not acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) with any other stockholder with respect to shares of Common Stock and

•	prior to 5:00 p.m. Eastern Time on January 15, 2021 (two business days before the Special Meeting), tender your shares physically or electronically and submit a request in writing that we redeem your

Public Shares for cash to Continental Stock Transfer & Trust Company, our Transfer Agent, at the following address:

Continental Stock Transfer & Trust Company

1 State Street 30th Floor

New York, New York 10004

Attention: Mark Zimkind

Email: mzimkind@continentalstock.com

and

•

deliver your Public Shares either physically or electronically through DTC’s DWAC system to our Transfer Agent at least two business days before the Special Meeting. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, we do not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your Public Shares as described above, your shares will not be redeemed.

Stockholders seeking to exercise their redemption rights, whether they are record holders or hold their shares in “street name” are required to either tender their certificates to our Transfer Agent prior to the date set forth in these proxy materials, or up to two business days prior to the vote to approve the Business Combination Proposal at the Special Meeting, or to deliver their shares to the Transfer Agent electronically using DTC’s DWAC system, at such stockholder’s option. The requirement for physical or electronic delivery prior to the Special Meeting ensures that a redeeming stockholder’s election to redeem is irrevocable once the Business Combination is approved.

Holders of outstanding Public Units must separate the underlying Public Shares and Public Warrants prior to exercising redemption rights with respect to the Public Shares.

If you hold Public Units registered in your own name, you must deliver the certificate for such Public Units to Continental Stock Transfer & Trust Company, our Transfer Agent, with written instructions to separate such Public Units into Public Shares and Public Warrants. This must be completed far enough in advance to permit the mailing of the Public Share certificates back to you so that you may then exercise your redemption rights upon the separation of the Public Shares from the Public Units.

If a broker, dealer, commercial bank, trust company or other nominee holds your Public Units, you must instruct such nominee to separate your Public Units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company, our Transfer Agent. Such written instructions must include the number of Public Units to be split and the nominee holding such Public Units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant units and a deposit of an equal number of Public Shares and Public Warrants. This must be completed far enough in advance to permit your nominee to exercise your redemption rights upon the separation of the Public Shares from the Public Units. While this is typically done electronically on the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Public Shares to be separated in a timely manner, you will likely not be able to exercise your redemption rights.

Each redemption of shares of Class A Stock by our Public Stockholders will reduce the amount in our Trust Account, which had a balance of $425,323,144 as of September 30, 2020. The Business Combination Agreement provides that the obligation of the UWM Entities to consummate the Business Combination is conditioned on the total of (i) the amount in the Trust Account, after giving effect to redemptions of Public Shares, (ii) the proceeds from the Private Placement and (iii) all funds held by us outside of the Trust Account and immediately available to us, equaling or exceeding $712,500,000. This condition to closing in the Business Combination Agreement is for the sole benefit of the UWM Entities and may be waived by the UWM Entities. If, as a result of redemptions of Class A Stock by our Public Stockholders, this condition is not met (or waived), then the UWM Entities may elect not to consummate the Business Combination. In addition, in no event will we redeem shares of our Class A Stock in an amount that would result in the Company’s failure to have net tangible assets equaling or exceeding $5,000,001.

Prior to exercising redemption rights, stockholders should verify the market price of our Class A Stock as they may receive higher proceeds from the sale of their Class A Stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your shares of our Class A Stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in our Class A Stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of our Class A Stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares and will have no right to participate in, or have any interest in, the future growth of the Post-Combination Company, if any. You will be entitled to receive cash for these shares only if you properly and timely demand redemption.

If the Business Combination is not approved and we do not consummate an initial business combination by January 28, 2022, we will be required to dissolve and liquidate our Trust Account by returning the then remaining funds in such account to the Public Stockholders and our warrants will expire worthless, unless we amend our current certificate of incorporation (which requires the affirmative vote of the holders of 65% of all then outstanding shares of Common Stock) and amend certain other agreements into which we have entered to extend the life of the Company.

Appraisal Rights

Appraisal rights are not available to holders of shares of our Common Stock in connection with the Business Combination.

Proxy Solicitation Costs

The Company is soliciting proxies on behalf of its Board. This proxy solicitation is being made by mail, but also may be made by telephone or in person. The Company has engaged Morrow to assist in the solicitation of proxies for the Special Meeting. The Company and its directors, officers and employees may also solicit proxies in person. The Company will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions.

The Company will bear the entire cost of the proxy solicitation, including the preparation, assembly, printing, mailing and distribution of the proxy materials. The Company will pay Morrow a fee of $32,500, plus disbursements, reimburse Morrow for its reasonable out-of-pocket expenses and indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses for their services as our proxy solicitor. We will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding the proxy materials to our stockholders. Directors, officers and employees of the Company who solicit proxies will not be paid any additional compensation for soliciting proxies.

PROPOSAL NO. 1—APPROVAL OF THE BUSINESS COMBINATION

We are asking our stockholders to approve the Business Combination Agreement and Business Combination. Our stockholders should read carefully this proxy statement in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement. Please see the subsection entitled “The Business Combination Agreement” below, for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

We may consummate the Business Combination only if it is approved by the affirmative vote of the holders of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person or by proxy and entitled to vote at the Special Meeting. Since our Sponsor has agreed to vote the shares of Common Stock it owns in favor of the Business Combination (which amount constitutes approximately 20% of our outstanding shares of Common Stock), approximately 37.5% of our Common Stock held by our Public Stockholders will need to vote in favor of the Business Combination Proposal for the Business Combination Proposal to be approved (assuming all of such stockholders are represented in person or by proxy and entitled to vote at the Special Meeting).

The Business Combination Agreement

This subsection of the proxy statement describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, which is attached as Annex A hereto. You are urged to read the Business Combination Agreement in its entirety because it is the primary legal document that governs the Business Combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the underlying disclosure schedules, which we refer to as the “Schedules,” which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the Schedules contain information that is material to an investment decision.

General Description of the Business Combination Agreement

On September 22, 2020, the Company entered into a Business Combination Agreement with SFS Corp., UWM, and UWM LLC. The transactions contemplated by the Business Combination Agreement will constitute a “Business Combination” within the meaning of the Company’s Amended and Restated Certificate of Incorporation. Pursuant to the Business Combination Agreement, (a) SFS Corp. will contribute UWM into UWM LLC, (b) the Company will acquire UWM Class A Common Units and SFS Corp. will acquire UWM Class B Common Units and (c) the Company will issue to SFS Corp. shares of Class D Stock, which will entitle the holder to ten votes per share.

UWM is currently a wholly-owned subsidiary of SFS Corp. Prior to the Closing, SFS Corp. will contribute all of the membership interests of UWM to UWM LLC such that, after such contribution, UWM will be a wholly-owned subsidiary of UWM LLC.

Following the Closing, the Company will be organized in an “Up-C” structure in which all of the business of UWM will be held directly by UWM LLC and the Company’s only direct assets will consist of the UWM

Class A Common Units. The Company is expected to own approximately six percent of the combined Common Units in UWM LLC and will control UWM LLC as the sole manager of UWM LLC in accordance with the terms of the UWM A&R LLCA. SFS Corp. is expected to retain approximately 94% of the combined Common Units in UWM LLC.

Each UWM Class B Common Unit to be held by SFS Corp. may be exchanged, along with the stapled Class D Stock, for either, at the option of the Company, (a) cash or (b) one share of Class B Stock, which will be identical to the Class A Stock except that it will entitle the holder to ten votes per share. Each share of Class B Stock is convertible into one share of Class A Stock upon the transfer or assignment of such share from SFS Corp. to a non-affiliated third-party.

At the Closing, a series of transactions will occur, including the following: (a) UWM LLC will issue to SFS Corp. a number of UWM Class B Common Units equal to the quotient of the Company Equity Value divided by $10.00, minus the number of outstanding shares of Class F Stock as of immediately prior to the Closing; (b) the Company will contribute to UWM LLC an amount in cash equal to the Closing Cash Consideration, which is expected to be approximately $895,000,000 (which is net of expenses) assuming no redemptions by the Company’s stockholders; (c) UWM LLC will issue to the Company a number of UWM Class A Common Units equal to the number of issued and outstanding shares of the Class A Stock as of immediately prior to the Closing; and (d) the Company will issue to SFS Corp. a number of shares of the Class D Stock equal to the number of UWM Class B Common Units issued by UWM LLC to SFS Corp. pursuant to clause (a) above. The Company Equity Value is defined in the Business Combination Agreement as $16,052,000,000 minus (i) Available Cash, minus (ii) an amount, if any, by which Closing Cash is less than the Closing Cash Target, plus (iii) an amount, if any, by which Closing Cash exceeds the Closing Cash Target, which for purposes of clause (iii) shall not exceed $200,000,000.

Consideration to UWM LLC and SFS Corp. in the Business Combination

Subject to the terms of the Business Combination Agreement, the aggregate cash consideration to be paid in connection with the Business Combination is expected to be approximately $895,000,000 (which is net of expenses). The amount of cash consideration payable to UWM LLC is the sum of: (a) cash available to us from the Trust Account, after giving effect to any redemptions that may be elected by any of our public stockholders for their pro rata share of the aggregate amount of funds on deposit in the Trust Account as of two business days prior to the Closing (which instructions to redeem such public shares are further discussed in this proxy statement); plus (b) all of the Company’s other immediately available funds outside of the Trust Account; plus (c) the anticipated gross proceeds of approximately $500,000,000 from the Private Placement (clauses “(a),” “(b)” and “(c)” collectively, the “Available Cash”); and less (d) certain transaction fees and expenses of the Company, which transaction fees and expenses will not exceed $36,000,000 in the aggregate. The consideration to be distributed to SFS Corp. will be in the form of UWM Class B Common Units and Class D Stock. The number of shares of Class D Stock and UWM Class B Common Units issued to SFS Corp. is subject to adjustment based on the amount of cash held by UWM LLC after giving effect to the payment of the Closing Cash Consideration. Following the Closing, SFS Corp. may receive additional consideration in the form of Earn-Out Shares.

Earn-Out

In addition to the consideration to be paid at the Closing, SFS Corp. will be entitled to Earn-Out Shares as provided in the Business Combination Agreement, if the price of the Class A Stock exceeds certain thresholds during the five-year period following the Closing. The maximum number of shares to be issued in connection with the earn-out will not exceed six percent of the Company Equity Value, divided by $10.00, assuming each of the price thresholds is achieved during the earn-out period based on a daily weighted average price (based on such trading day) of the Class A Stock on the stock market on which such shares are trading, as reported by Bloomberg Financial L.P. using the AQR function (the “Company VWAP”).

The shares issued in connection with the earn-out will be issued by the Company to SFS Corp. as follows: (a) a number of UWM Class B Common Units and shares of Class D Stock, in each case equal to (i) one and one-half percent of the Company Equity Value, divided by (ii) $10.00 if the Company VWAP is greater than or equal to $13.00 over any 10 trading days within any 30 trading day period; (b) a number of UWM Class B Common Units and shares of Class D Stock, in each case equal to (i) one and one-half percent of the Company Equity Value, divided by (ii) $10.00 if the Company VWAP is greater than or equal to $15.00 over any 10 trading days within any 30 trading day period; (c) a number of UWM Class B Common Units and shares of Class D Stock, in each case equal to (i) one and one-half percent of the Company Equity Value, divided by (ii) $10.00 if the Company VWAP is greater than or equal to $17.00 over any 10 trading days within any 30 trading day period; and (d) a number of UWM Class B Common Units and shares of Class D Stock, in each case equal to (i) one and one-half percent of the Company Equity Value, divided by (ii) $10.00 if the Company VWAP is greater than or equal to $19.00 over any 10 trading days within any 30 trading day period. If any of the thresholds described in the foregoing clauses “(a)” through “(d)” are not achieved within the five-year period following the Closing, the Company will not be required to issue shares in respect of such thresholds.

UWM Material Adverse Effect

Under the Business Combination Agreement, certain representations and warranties of the UWM Entities and their respective subsidiaries are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Business Combination Agreement, a “UWM Material Adverse Effect” as used herein means any change, effect, condition or development that, individually or in the aggregate with all other changes, effects, conditions or developments, is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of SFS Corp., UWM and its subsidiaries, taken as a whole; provided, however, that in no event will any adverse change, effect, condition or development attributable to any of the following be deemed, either alone or in combination, to constitute, or be taken into account in determining whether there has been or will be, a UWM Material Adverse Effect: (a) operating, business, regulatory or other conditions (financial or otherwise) generally effecting the industries in which SFS Corp., UWM or its subsidiaries operate; (b) general economic conditions, including changes in the credit, securities, currency, banking, exchange, debt, financial or capital markets (including changes in interest or exchange rates), in each case, in the United States or anywhere else in the world, including any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world; (c) any stoppage or shutdown of any governmental authority (including any default by a governmental authority or delays in payments or delays or failures to act by any governmental authority), or any continuation of any such stoppage or shutdown; (d) the announcement or pendency or consummation of the Business Combination (including the identity of the Company or any communication by the Company or any of its Affiliates regarding its plans or intentions with respect to the business of UWM, and in each case, including the impact thereof on relationships with customers, suppliers, distributors, partners or employees or others having relationships with SFS Corp., UWM or its subsidiaries); (e) changes in GAAP (or the interpretation thereof) or other accounting requirements or principles, as applied to UWM or otherwise, or any changes in applicable laws, in each case, after the date of the Business Combination Agreement; (f) the failure of SFS Corp., UWM or its subsidiaries to meet or achieve the results set forth in any internal or published budget, plan, projection, prediction or forecast (it being understood that the underlying facts giving rise to such failure may be taken into account); (g) global, national or regional political, financial, economic or business conditions, including a presidential election, hostilities, acts of war, sabotage or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway; (h) effects arising from or relating to epidemics, pandemics, or disease outbreaks, including COVID-19 or measures taken with respect to COVID-19; and (i) hurricanes, earthquakes, floods, tsunamis, tornadoes, mudslides, wild fires, or other natural disasters and other force majeure events in the United States or any other country or region in the world, except, in each case of any of the foregoing clauses “(a),” “(b),” “(c),” “(d),” “(e),” “(g)” and “(h),” to the extent that such condition has a materially disproportionate effect on SFS Corp., UWM and its subsidiaries, taken as a whole, relative to other companies in the industries in which SFS Corp., UWM and its subsidiaries operate.

Company Material Adverse Effect

Under the Business Combination Agreement, certain representations and warranties of the Company are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Business Combination Agreement, a “Company Material Adverse Effect” as used herein means any change, effect, condition or development that, individually or when aggregated with other changes, effects, conditions or developments, is or is reasonably likely to (a) be materially adverse to the business, condition (financial or otherwise), assets, liabilities, business plans or results of operations of the Company or (b) prevent or materially delay consummation of the Business Combination or otherwise prevent or materially delay the Company from performing its obligations under the Business Combination Agreement; provided, however, that that in no event will any changes in general economic conditions or changes in securities markets in general be taken into account in determining whether there has been or will be, a Company Material Adverse Effect.

Closing and Effective Time of the Business Combination

The Closing is expected to take place remotely by electronic exchange of executed documents, commencing at 10:00 a.m., Eastern Time, on the third business day after the satisfaction or waiver of the conditions described below under the subsection “Conditions to Closing of the Business Combination” or at such other time, date and location as may be mutually agreed upon in writing by the parties to the Business Combination Agreement.

Conditions to Closing of the Business Combination

Conditions to Each Party’s Obligations

The respective obligations of the Company and the UWM Entities to consummate and effect the Business Combination are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

•

the required vote of the Company’s stockholders to approve the Business Combination Proposal, the Nasdaq Proposal and the Charter Approval Proposal shall have been duly obtained in accordance with the DGCL, the Company’s current certificate of incorporation and bylaws and the rules and regulations of Nasdaq;

•	there must not be in effect any law or regulation enjoining or prohibiting the consummation of the Business Combination;

•

certain organizational actions shall have been completed by the Company, SFS Corp. and UWM LLC, including the entering into of the UWM A&R LLCA by SFS Corp., the filing of the Second A&R Certificate of Incorporation of the Company with the Delaware Secretary of State and the adoption of the Amended and Restated Bylaws of the Company; and

•	certain state and federal regulatory approvals required in connection with the Business Combination shall have been received, as set forth in the Business Combination Agreement.

Conditions to the Obligations of the UWM Entities

The obligations of UWM Entities to consummate the Business Combination are subject to the satisfaction, at or prior to the closing of the Business Combination, of each of the following conditions, any of which may be waived, in writing, by SFS Corp.:

•

the representations and warranties of the Company, without giving effect to any limitation contained therein as to materiality or material adverse effect or any similar limitation contained therein, must be true and correct in all respects as of the Closing Date, as though made on and as of the Closing Date (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties of the Company to be so true and correct would not have a Company Material Adverse Effect;

•

the Company must have performed or complied in all material respects with all agreements and covenants required to be performed or complied with by it under the Business Combination Agreement at or prior to Closing;

•	no Company Material Adverse Effect shall have occurred since the date of the Business Combination Agreement;

•

the Company must have delivered to SFS Corp. a certificate executed by an authorized officer of the Company, to the effect that the conditions set forth in the three immediately preceding bullet points have been satisfied;

•

the Company must have delivered or stand ready to deliver duly executed copies of all certificates, instruments, contracts, closing deliverables and other documents required to be delivered by it pursuant to the Business Combination Agreement; and

•	the amount of Available Cash must equal or exceed $712,500,000.

Conditions to the Company’s Obligations

The obligation of the Company to consummate Business Combination is subject to the satisfaction, at or prior to the closing of the Business Combination, of each of the following conditions, any of which may be waived, in writing, by the Company:

•

the representations and warranties of each of the UWM Entities with respect to (a) fundamental representations (i.e., representations related to organization and authority, authorization and enforceability, subsidiaries, capitalization and brokers fees), without giving effect to any limitation as to materiality or material adverse effect or any similar limitation set forth therein, must be true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date (or, if given as of an earlier date, as of such earlier date); (b) there not being a UWM Material Adverse Effect must be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date; and (c) all other representations and warranties, without giving effect to any limitation as to materiality or material adverse effect or any similar limitation contained therein, must be true and correct as of the Closing Date as if made on and as of the Closing Date (or, if given as of an earlier date, as of such earlier date), except where the failure of such representations and warranties to be so true and correct would not have a UWM Material Adverse Effect;

•

each of SFS Corp. and UWM must have performed or complied in all material respects with all agreements and covenants required to be performed or complied with by it under the Business Combination Agreement at or prior to Closing;

•	no UWM Material Adverse Effect shall have occurred since the date of the Business Combination Agreement;

•

SFS Corp. must have delivered to the Company a certificate executed by an authorized officer of SFS Corp., to the effect that the conditions set forth in the three immediately preceding bullet points have been satisfied; and

•

SFS Corp. must have delivered, or caused to be delivered, or stand ready to deliver duly executed copies of all certificates, instruments, contracts, closing deliverables and other documents required to be delivered by it pursuant to the Business Combination Agreement.

Representations and Warranties

Under the Business Combination Agreement, each of the UWM Entities made customary representations and warranties about themselves and their subsidiaries relating to: organization and authority; authorization and enforceability; noncontravention; subsidiaries; governmental authorities and consents; capitalization; financial statements; undisclosed liabilities; litigation; compliance with laws (including with respect to permits and filings); material contracts; real property; employee benefits; labor and employment; taxes; intellectual property; privacy; insurance; absence of certain changes; interested party transactions; anti-bribery / anti-corruption compliance, export controls and other trade compliance matters; mortgage lending compliance; brokers’ fees; activities of UWM LLC and SFS Corp.; and disclaimer of other warranties.

Under the Business Combination Agreement, the Company made customary representations and warranties relating to: organization and authority; authorization and enforceability; noncontravention; governmental authorities and consents; capitalization; SEC reports and financial statements; litigation; compliance with laws (including with respect to permits and filings); financial ability and the Trust Account; brokers’ fees; business activities; material contracts; employees; undisclosed liabilities; stock market listing; not being an investment company; taxes; no Company Material Adverse Effect; and disclaimer of other warranties.

Covenants of the Parties

Covenants of UWM Entities

The UWM Entities made certain covenants under the Business Combination Agreement, including, among others, the covenants set forth below.

•

The UWM Entities have collectively agreed to, and to cause their subsidiaries to, prior to the Closing, conduct their respective businesses in the ordinary course of business (the “Ordinary Course of Business”), subject to certain exemptions related to COVID-19).

•	Subject to certain exceptions and other than as set forth on the Disclosure Schedules, prior to the Closing, each of the UWM Entities will not, and will not permit their subsidiaries to:

•

make any change in or amendment to its organizational documents, or authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding up of UWM or any subsidiary thereof (except as contemplated by the Business Combination Agreement);

•	form or establish a subsidiary (except in the Ordinary Course of Business in connection with certain funding indebtedness or as contemplated by the Business Combination Agreement);

•

(a) make, declare or pay any dividend or distribution to any equityholder (other than tax distributions to its members in accordance with its organizational documents and distributions contemplated by the Business Combination Agreement, as described below), (b) effect any recapitalization, reclassification, split or other change in its capitalization or (c) authorize for issuance, issue, sell, transfer, pledge, encumber, dispose of or deliver any additional shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock or voting interests, or issue, sell, transfer, pledge, encumber or grant any right, option or other commitment for the issuance of shares of its capital stock, or split, combine or reclassify any shares of its capital stock;

•	amend, modify or consent to the termination of any material contract, except in the Ordinary Course of Business;

•

make, change or rescind any tax election or, except as may be required by applicable law or GAAP, make any material change in its financial or tax accounting methods, principles or practices (or change an annual accounting period);

•

grant any right, license, sublicense or covenant not to sue with respect to, or sell, assign, transfer or otherwise dispose of, any owned intellectual property, other than to grant non-exclusive licenses to any owned intellectual property in the Ordinary Course of Business;

•	abandon, cancel, fail to maintain or prosecute, or permit to lapse or expire any registered intellectual property;

•

(a) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof or other entity, or (b) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization (except as contemplated by the Business Combination Agreement);

•	engage in any material new line of business;

•

(a) materially increase the aggregate cost of compensation and benefits provided to employees, directors or independent contractors of UWM or its subsidiaries; (b) adopt, enter into, or amend any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters); (c) terminate (other than for cause) any director or executive officer of UWM, or give notice of any such action; or (d) grant any equity or equity-based compensation awards;

•

incur any indebtedness or issue any warrants or other rights to acquire any indebtedness, except (a) borrowings in the Ordinary Course of Business solely to fund the ongoing business operations of UWM and its subsidiaries (i) under existing credit facilities and (i) under any similar facility or similar facilities amending, increasing or replacing the existing credit facilities (any such facility, a “Replacement Facility”); provided that no such Replacement Facility may be secured by any assets other than those that secured such existing credit facilities, (b) intercompany indebtedness in the Ordinary Course of Business among UWM and its subsidiaries, (c)(i) to the extent not drawn upon and payments are not triggered thereby, letters of credit, bank guarantees, security or performance bonds or similar credit support instruments and (ii) overdraft facilities or cash management programs, in each case issued, made and entered into in the Ordinary Course of Business, (d) hedging arrangements entered into in the Ordinary Course of Business, in each case, in compliance with the hedging strategy of UWM in effect on the date of this Agreement and not for speculative purposes, (e) borrowings in the Ordinary Course of Business in connection with any funding arrangement with a lender, lenders or an indenture trustee, acting on behalf of noteholders, for the sole purpose of funding servicing advances (and related fees and expenses) that are secured solely by the right to be reimbursed for servicing advances made by UWM or any of its subsidiaries under a servicing agreement under which financing advances are made to UWM or such subsidiary based on such advance reimbursement rights and which, in each case, provides recourse solely to the servicing advances to which such advance reimbursement rights relate and not to UWM or such subsidiary generally (other than with respect to customary “bad boy” remedies for breaches of representations and warranties and indemnities) or (f) unsecured senior notes issued by UWM or a subsidiary thereof in an aggregate principal amount for all such notes not to exceed $1,500,000,000;

•	incur any liens other than liens permitted under the Business Combination Agreement; or

•	enter into any binding agreement or otherwise making a binding commitment to take any of the foregoing actions.

•

If, at any time prior to the Closing, any event or circumstance should be discovered by SFS Corp. or UWM which is required to be set forth in an amendment or a supplement to this proxy statement pursuant to applicable laws, SFS Corp. and UWM (as applicable) shall promptly inform the Company.

•	During the period from the date of the Business Combination Agreement and continuing until the earlier of the termination of the Business Combination Agreement pursuant to its terms or the Closing,

the UWM Entities will not, and will cause their subsidiaries not to, and will direct their respective representatives and advisors not to, directly or indirectly: (a) initiate, solicit, or knowingly facilitate the making of any offers or proposals related to, certain transactions involving a merger, sale of ownership interests, sale of assets, recapitalization or similar transaction; (b) enter into, engage in or continue any discussions or negotiations with respect to any such transaction, or provide any non-public information, data or access to employees to, any person that has made, or informs it that such person is considering making, a proposal with respect to any such transaction; (c) approve, endorse or recommend any such transaction; or (d) enter into any agreement, letter of intent, memorandum of understanding, term sheet or other contract relating to any such transaction. In addition, the UWM Entities, their subsidiaries and their respective representatives are required to immediately cease any and all existing discussions or negotiations with any person with respect to any such transaction and will promptly notify (and in no event later than 24 hours) the Company if it receives any inquiry, proposal, offer or submission with respect to any such transaction.

•

Notwithstanding anything in the Business Combination Agreement to the contrary, prior to 5:00 p.m., Eastern Time, on the business day immediately prior to the Closing Date, UWM is permitted to make one or more distributions to SFS Corp. (or, following the contribution of all of the membership interests of UWM to UWM LLC, to UWM LLC for further distribution by UWM LLC to SFS Corp.), of all cash and cash equivalents held by UWM and its subsidiaries; provided, that following any such distributions and after the payment of all transaction expenses incurred by SFS Corp., UWM LLC UWM and subsidiaries of UWM, Closing Cash shall be equal to or greater than the Closing Cash Target as of 5:00 p.m., Eastern Time, on the business day immediately prior to the Closing Date.

Covenants of the Company

The Company made certain covenants under the Business Combination Agreement, including, among others, the covenants set forth below.

•	The Company has agreed not to take any action that would reasonably be likely to prevent or materially delay the consummation of the Business Combination.

•	The Company has agreed not to take any of the following actions without the prior written consent of SFS Corp. and UWM LLC, which consent shall not be unreasonably withheld, conditioned or delayed:

•	incur any indebtedness (except as set forth on the Company Disclosure Schedules);

•

make any change in or amendment to its organizational documents, or authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding up of the Company (except as contemplated by the Business Combination Agreement);

•	form or establish a subsidiary;

•

(a) make, declare or pay any dividend or distribution to any equityholder (other than tax distributions to its members in accordance with its organizational documents and distributions contemplated by the Business Combination Agreement), (b) effect any recapitalization, reclassification, split or other change in its capitalization or (c) authorize for issuance, issue, sell, transfer, pledge, encumber, dispose of or deliver any additional shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock or voting interests, or issue, sell, transfer, pledge, encumber or grant any right, option or other commitment for the issuance of shares of its capital stock, or split, combine or reclassify any shares of its capital stock;

•	amend, modify or consent to the termination of any material contract, except in the Ordinary Course of Business;

•

make, change or rescind any tax election or, except as may be required by applicable law or GAAP, make any material change in its financial or tax accounting methods, principles or practices (or change an annual accounting period);

•

grant any right, license, sublicense or covenant not to sue with respect to, or sell, assign, transfer or otherwise dispose of, any owned intellectual property, other than to grant non-exclusive licenses to any owned intellectual property in the Ordinary Course of Business;

•	abandon, cancel, fail to maintain or prosecute, or permit to lapse or expire any registered intellectual property;

•

(a) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof or other entity, or (b) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization (except as contemplated by the Business Combination Agreement);

•	engage in any material new line of business;

•

(a) materially increase the aggregate cost of compensation and benefits provided to employees, directors or independent contractors of the Company; (b) adopt, enter into, or amend any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters); (c) terminate (other than for cause) any director or executive officer of the Company, or give notice of any such action; or (d) grant any equity or equity-based compensation awards;

•	issue any warrants or other rights to acquire any indebtedness;

•	incur any liens other than liens permitted under the Business Combination Agreement; or

•	enter into any binding agreement or otherwise making a binding commitment to take any of the foregoing actions.

•

The Company may issue shares of Class A Stock pursuant to the Subscription Agreements without the consent of UWM. Without the prior written consent of UWM, (a) neither the Company nor any of its affiliates or representatives will enter into any contract with respect to the equity interests or other securities of the Company or any of its affiliates (including SFS Corp., UWM LLC, UWM or their subsidiaries) and (b) the Company will not make nor agree to any amendments, changes, modifications or waivers to any Subscription Agreement.

•

The Company will, as promptly as practicable, establish a record date and hold a meeting of stockholders for the purpose of obtaining the required vote of the Company’s stockholders to approve the Business Combination Proposal, the Nasdaq Proposal, the Charter Approval Proposal and the Incentive Plan Proposal and will use its commercially reasonable efforts to obtain such required stockholder votes. The Company’s Board will recommend to its stockholders that they vote in favor of the Business Combination Proposal, the Nasdaq Proposal, the Charter Approval Proposal and the Incentive Plan Proposal and will not change, withdraw, withhold, qualify or modify such recommendation, other than in certain limited circumstances.

•

If, at any time prior to the Special Meeting, any event or circumstance should be discovered by the Company which is required to be set forth in an amendment or a supplement to this proxy statement required by applicable laws, the Company shall promptly inform SFS Corp. and UWM. All documents that the Company is responsible for filing with the SEC in connection with the Business Combination will comply as to form and substance in all material aspects with the requirements of applicable law.

•

The Company will prepare, in consultation with UWM, a draft Current Report on Form 8-K announcing the closing of the Business Combination. Prior to the closing, the Company and UWM will prepare a joint press release announcing the consummation of the Business Combination. Concurrently with closing, the Company will issue such joint press release and file such Form 8-K with the SEC.

•

Prior to the Closing, the Company shall apply for a mutually agreed upon new ticker symbol with the NYSE that reflects the name “UWM Corporation” contingent on obtaining the required Company stockholder approval. The Company shall use its reasonable best efforts to take all actions necessary to maintain its listing on Nasdaq and to apply to list its Class A Stock and Public Warrants on the NYSE. On or prior to the Closing, if the Company receives any written notice from Nasdaq that the Company has failed to meet the Nasdaq listing requirements as of the Closing for any reason, then the Company shall provide prompt written notice to UWM LLC, including a copy of any written notice received from Nasdaq.

•

During the period from the date of the Business Combination Agreement and continuing until the earlier of the termination of the Business Combination Agreement pursuant to its terms or the Closing, the Company will not, and will direct its respective employees, agents, officers, directors, representatives and advisors not to, directly or indirectly: (a) initiate, solicit, or knowingly facilitate the making of any offers or proposals related to, certain transactions involving a merger, sale of ownership interests, sale of assets, recapitalization or similar transaction; (b) enter into, engage in or continue any discussions or negotiations with respect to any such transaction, or provide any non-public information, data or access to employees to, any person that has made, or informs it that such person is considering making, a proposal with respect to any such transaction; (c) approve, endorse or recommend any such transaction; or (d) enter into any agreement, letter of intent, memorandum of understanding, term sheet or other contract relating to any such transaction. In addition, the Company, its subsidiaries and their respective representatives are required to immediately cease any and all existing discussions or negotiations with any person with respect to any such transaction and will promptly notify (and in no event later than 24 hours) SFS Corp. if it receives any inquiry, proposal, offer or submission with respect to any such transaction.

•

Upon satisfaction or waiver of the conditions to closing and upon notice to the Trustee, the Company will, in accordance with and pursuant to the Investment Management Trust Agreement, dated January 23, 2020, between the Company and the Trustee (the “Trust Agreement”), at the closing: (a) cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, including providing the Trustee with the trust termination letter; and (b) use its reasonable commercial efforts to cause the Trustee to distribute the Trust Account as directed in the trust termination letter, including all amounts payable: (i) to stockholders who elect to exercise their redemption right; (ii) for income tax or other tax obligations of the Company prior to closing; (iii) for any transaction costs of the Company; and (iv) as repayment of loans and reimbursement of expenses to directors, officers and stockholders of the Company. Following the events described in this paragraph, the Trust Account will terminate.

Mutual Covenants

•

The Company, SFS Corp. and UWM are required to promptly prepare and file with the SEC this proxy statement and cause this proxy statement to be mailed to its stockholders of record as of December 15, 2020, the record date for the Special Meeting. Prior to filing this proxy statement with the SEC, the Company has made drafts of the proxy statement and will make drafts of other documents to be filed with the SEC available to SFS Corp. and UWM, provide SFS Corp. and UWM with a reasonable opportunity to comment on such documents and reasonably consider such comments. The Company will promptly transmit to its stockholders any amendments or supplements to this proxy statement.

•

The Company and the UWM Entities will reasonably cooperate in matters regarding the publicity of the Business Combination and will remain subject to certain continuing obligations of confidentiality with regard to information relating to the Post-Combination Company and UWM.

•

The parties to the Business Combination Agreement will use their commercially reasonable efforts to obtain all necessary actions, waivers, consents, approvals, orders and authorizations from governmental entities and make all necessary registrations, declarations and filings (including registrations, declarations and filings with governmental entities, if any).

•	The Company and the UWM Entities also agree to: (a) take further actions as may be necessary, proper or advisable to consummate and make effective the Business Combination; (b) allow the other reasonable access to information regarding the UWM Entities; (c) take certain actions with respect to tax matters; (d) take certain actions with respect to the indemnification of the current and former directors and officers of the Company and the UWM entities; and (e) use commercially reasonable efforts to ensure that the Board of the Post-Combination Company is comprised of the director nominees set forth in “Proposal No. 5—Election of Directors to the Board of Directors.”

No Survival of Representations and Warranties; No Indemnification

The representations and warranties of the parties contained in the Business Combination Agreement will not survive the closing of the Business Combination and all rights, claims and causes of action (whether in contract or in tort or otherwise, or whether at law or in equity) with respect thereto terminate at the closing of the Business Combination, except in the case of fraud. Accordingly, SFS Corp. will not have any indemnification obligations pursuant to the Business Combination Agreement.

Termination

The Business Combination Agreement may be terminated and the Business Combination may be abandoned any time prior to closing, whether before or after stockholder approval of the Business Combination Agreement, as follows:

•	by mutual written agreement of the Company, SFS Corp. and UWM LLC;

•

by either the Company or the Stockholder Representative if the Business Combination has not been consummated by March 31, 2021 (subject to extension to June 30, 2021 in the event that (a) this proxy statement has not been mailed to Company stockholders prior to February 1, 2021, or (b) certain consents, approvals and authorizations required to be obtained to consummate the Business Combination have not been obtained by March 31, 2021) (as the same may be extended, the “Outside Date”); provided, however, that the right to terminate the Business Combination Agreement by this date will not be available to any party that is in breach or violation of any representation, warranty, covenant, agreement or obligation contained in the Business Combination Agreement, which breach or violation is the primary cause of the failure of a closing condition set forth in the Business Combination Agreement to be satisfied;

•

by either the Company, on the one hand, or SFS Corp. and UWM LLC, on the other hand, if a governmental authority in the United States has issued a law or order which has become final and nonappealable and has the effect of making the consummation of the Business Combination illegal or otherwise preventing or prohibiting consummation of the Business Combination;

•

by SFS Corp. and UWM LLC, upon a breach of any representation, warranty, covenant or agreement set forth in the Business Combination Agreement on the part of the Company, or if any representation or warranty of the Company has become untrue, in either case such that the closing conditions would not be satisfied as of the time of such breach or as of the time such representation or warranty has become untrue; provided, that if such breach by the Company is curable by the Company prior to the Outside Date, then SFS Corp. will first provide written notice of such breach and may not terminate the Business Combination Agreement until the earlier of (a) 30 days after delivery of written notice from SFS Corp. to the Company of such breach, and (b) the Outside Date;

•

by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in the Business Combination Agreement on the part of any UWM Entity or if any representation or warranty of the UWM Entities has become untrue, in either case such that the closing conditions would not be satisfied as of the time of such breach or as of the time such representation or warranty has become untrue; provided, that if such breach is curable by the UWM Entities prior to the Outside Date, then the Company must first provide written notice of such breach and may not terminate the Business Combination Agreement until the earlier of (a) 30 days after delivery of written notice from the Company to the Stockholder Representative of such breach, and (b) the Outside Date;

•

by either the Company, on the one hand, or SFS Corp. and UWM LLC, on the other hand, if, at the Special Meeting (including any adjournments or recesses thereof), the Business Combination Proposal, the Nasdaq Proposal and the Charter Approval Proposal are not duly adopted by the stockholders of the Company by the requisite vote under the DGCL and the Company organizational documents; and

•	by SFS Corp. and UWM LLC, if the sum of the amount in the Trust Account and the proceeds from the Private Placement at Closing does not equal or exceed $712,500,000.

In the event of termination of the Business Combination Agreement, the Business Combination Agreement will become void and there will be no liability or obligation on the part of any party thereto, except for obligations relating to: (a) the trust account; (b) certain miscellaneous provisions of the Business Combination Agreement, including those related to governing law; and (c) the confidentiality agreement between the parties. However, no such termination will relieve any party to the Business Combination Agreement from any liability resulting from any fraud or intentional and willful breach of the Business Combination Agreement occurring prior to such termination.

Amendments

The Business Combination Agreement may be amended by the parties to the Business Combination Agreement at any time by execution of an instrument in writing signed on behalf of each of the parties to the Business Combination Agreement

Related Agreements

This section describes the material provisions of certain additional agreements to be entered into pursuant to the Business Combination Agreement, which we refer to as the “Related Agreements,” but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of each of the Related Agreements. Forms of the Registration Rights Agreement, Subscription Agreements and Tax Receivable Agreement are attached hereto as Annexes D, E and F, respectively. Stockholders and other interested parties are urged to read such Related Agreements in their entirety prior to voting on the proposals presented at the Special Meeting.

Subscription Agreements

On September 22, 2020, the Company entered into subscription agreements, substantially in the form attached hereto as Annex D to this proxy statement (the “Subscription Agreements”), with certain investors, including our Sponsor, pursuant to which the investors have agreed to purchase an aggregate of 50,000,000 shares of Class A Stock in the Private Placement for an aggregate commitment of approximately $500,000,000. The Subscription Agreements are subject to certain conditions, including the closing of the Business Combination.

The shares of Class A Stock to be issued in connection with the Subscription Agreements have not been registered under the Securities Act, and will be issued in reliance on the exemption from registration requirements thereof provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder. The Subscription Agreements provide that the Company will, within 30 days after the consummation of the transactions contemplated by the Business Combination Agreement, file with the SEC a registration statement registering the resale of such shares of Class A Stock and will use its commercially reasonable efforts to have such registration statement declared effective as soon as practicable after the filing thereof but no later than 60 days following the filing deadline.

The Subscription Agreements will terminate with no further force and effect upon the earlier to occur of: (a) such date and time as the Business Combination Agreement is terminated in accordance with its terms;

(b) upon the mutual written agreement of the parties to such Subscription Agreement; or (c) if any of the conditions to closing set forth in such Subscription Agreement are not satisfied on or prior to the closing and, as a result thereof, the Business Combination fails to occur.

Registration Rights Agreement

At the Closing, the Company will enter into the Registration Rights Agreement, substantially in the form attached as Annex E to this proxy statement, with the Restricted Stockholders. Pursuant to the terms of the Registration Rights Agreement, (a) any outstanding share of Class A Stock or any other equity security (including the Private Placement Warrants and including shares of Class A Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Restricted Stockholder as of the date of the Registration Rights Agreement or thereafter acquired by a Restricted Stockholder upon conversion of the Class F Stock, upon exercise of any Private Placement Warrants and upon conversion of any Class B Stock that SFS Corp. receives in any future UWM Unit Exchanges and (b) any other equity security of the Company issued or issuable with respect to any such share of Common Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise will be entitled to registration rights (collectively, “Registrable Securities”).

The Registration Rights Agreement provides that the Company will, within 30 days after the consummation of the transactions contemplated by the Business Combination Agreement, file with the SEC a shelf registration statement registering the resale of the shares of Class A Stock held by the Restricted Stockholders and will use its reasonable best efforts to have such registration statement declared effective as soon as practicable after the filing thereof, but in no event later than 60 days following the filing deadline. The Gores Holders and SFS Corp. are each entitled to make up to three demands, excluding short form demands, that the Company register shares of Registrable Securities held by these parties. In addition, the Restricted Stockholders have certain “piggy-back” registration rights. The Company will bear the expenses incurred in connection with the filing of any registration statements filed pursuant to the terms of the Registration Rights Agreement. The Company and the Restricted Stockholders agree in the Registration Rights Agreement to provide customary indemnification in connection with any offerings of Registrable Securities effected pursuant to the terms of the Registration Rights Agreement.

The Registration Rights Agreement further provides that SFS Corp. is subject to restrictions on the transfer of Class A Stock that it owns for 180 days after the completion of the Business Combination.

Our Initial Stockholders entered into a letter agreement pursuant to which they agreed to restrictions on the transfer of their securities issued in the Company’s IPO, which (a) in the case of the Class F Stock and the Class A Stock underlying the Class F Stock is 180 days after the completion of the Business Combination, and (b) in the case of the Private Placement Warrants and the respective Class A Stock underlying the Private Placement Warrants is 30 days after the completion of the Business Combination.

Tax Receivable Agreement

Future exchanges by SFS Corp. (or its transferees or other assignees) of UWM Common Units and the stapled shares of Class D Stock or Class C Stock for shares of our Class B Stock or Class A Stock and future purchases of UWM Common Units (along with the stapled shares of our Class D Stock or Class C Stock) from SFS Corp. (or its transferees or other assignees) are expected to produce favorable tax attributes for us. These tax attributes would not be available to us in the absence of those transactions. The anticipated tax basis adjustments are expected to reduce the amount of tax that we would otherwise be required to pay in the future.

At the Closing, we intend to enter into a tax receivable agreement with SFS Corp. that will provide for the payment by us to SFS Corp. (or its transferees or other assignees) of 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of (a) certain increases in tax basis resulting from exchanges of UWM Common Units; (b) imputed interest deemed to be paid by the Company as a result of payments it makes under the tax receivable agreement; (c) certain increases in tax basis resulting from payments the Company makes under the tax receivable agreement; and (d) disproportionate allocations (if any) of tax benefits to the Company as a result of section 704(c) of the Code (the tax attributes in clauses “(a)” through “(d)” collectively referred to as the “Covered Tax Attributes”). The tax receivable agreement will make certain simplifying assumptions regarding the determination of the cash savings that we realize or are deemed to realize from the Covered Tax Attributes, which may result in payments pursuant to the tax receivable agreement in excess of those that would result if such assumptions were not made.

The actual tax benefit, as well as the amount and timing of any payments under the tax receivable agreement, will vary depending upon a number of factors, including, among others, the timing of exchanges by or purchases from SFS Corp., the price of our Class A Stock at the time of the exchanges or purchases, the extent to which such exchanges are taxable, the amount and timing of the taxable income we generate in the future and the tax rate then applicable and the portion of our payments under the tax receivable agreement constituting imputed interest.

Future payments under the tax receivable agreement could be substantial. Assuming that all UWM Common Units eligible to be exchanged for cash or Class A Stock would be exchanged for Class A Stock by SFS Corp. at the time of the Business Combination and that we will have sufficient taxable income to utilize all of the tax attributes covered by the tax receivable agreement when they are first available to be utilized under applicable law, we estimate that payments to SFS Corp. under the tax receivable agreement would aggregate to approximately $3.6 billion over the next 25 years and for yearly payments over that time to range between approximately $15.8 million to $304.1 million per year, based on an assumed price per share of Class A Stock of $10 (the estimated redemption price for a holder of Class A Stock that elects to exercise its redemption rights). The payments under the tax receivable agreement are not conditioned upon SFS Corp.’s continued ownership of us.

We are not required to make a payment of the 85% applicable tax savings to SFS Corp. unless and until at least one of the payment conditions has been satisfied (the “Payment Conditions”). One condition is a requirement that we have received a tax opinion that provides that the applicable assets of UWM LLC giving rise to the payment are “more likely than not” amortizable (the “Indemnifiable Condition”). If we determine that none of the Payment Conditions have been satisfied with respect to all or a portion of such applicable tax savings, we will pay such applicable tax savings (or portion thereof) at the time we reasonably determine a Payment Condition has been satisfied.

If we make a payment and the applicable tax savings are subsequently disallowed, we may deposit future payments due under the tax receivable agreement in an escrow account up to an amount necessary to cover 85% of the estimated additional taxes due by us as a result of the disallowance until such time as there has been a conclusive determination as to the validity of the disallowance. Upon a conclusive determination of the validity of the disallowance, we may recover from the escrow account any excess payments paid to SFS Corp. (or its transferees or assignees), and to the extent the amounts in the escrow account are insufficient, we may net any additional excess payments paid to SFS Corp. (or its transferees or assignees) against future payments that would otherwise be made under the tax receivable agreement. In addition, if we make a payment pursuant to the satisfaction of the Indemnifiable Condition and the applicable tax savings are subsequently disallowed, SFS Corp. will be required to indemnify us for 85% of the taxes and any additional losses attributable to the disallowance. At our election, SFS Corp. may satisfy all or a portion of this indemnity by transferring UWM Common Units held by it. There is no guarantee that SFS Corp. will hold UWM Common Units with a value sufficient to satisfy this indemnity or that the escrow account will hold sufficient funds to cover the cost of any disallowed tax savings. We could make payments to SFS Corp. under the tax receivable agreement that are greater than our actual cash tax savings and may not be able to recoup those payments, which could negatively impact our liquidity.

In addition, the tax receivable agreement will provide that in the case of a change in control of the Company or a material breach of our obligations under the tax receivable agreement, we will be required to make a payment to SFS Corp. in an amount equal to the present value of future payments (calculated using a discount rate equal to the lesser of 6.50% or LIBOR plus 100 basis points, which may differ from our, or a potential acquirer’s, then-current cost of capital) under the tax receivable agreement, which payment would be based on certain assumptions, including those relating to our future taxable income. For additional discussion of LIBOR, see “—Risks Related to UWM’s Financing—UWM is exposed to risk relating to the transition from LIBOR and the volatility of LIBOR or any replacement reference rate, which can result in higher than market interest rates and may have a detrimental effect on its business.” In these situations, our obligations under the tax receivable agreement could have a substantial negative impact on our, or a potential acquirer’s, liquidity and could have the effect of delaying, deferring, modifying or preventing certain mergers, asset sales, other forms of business combinations or other changes of control. These provisions of the tax receivable agreement may result in situations where SFS Corp. has interests that differ from or are in addition to those of our other stockholders. In addition, we could be required to make payments under the tax receivable agreement that are substantial, significantly in advance of any potential actual realization of such further tax benefits, and in excess of our, or a potential acquirer’s, actual cash savings in income tax.

Decisions we make in the course of running our business, such as with respect to mergers, asset sales, other forms of business combinations or other changes in control, may influence the timing and amount of payments made under the tax receivable agreement. For example, the earlier disposition of assets following an exchange or purchase of UWM Common Units (along with the stapled shares of Class D Stock or Class C Stock) may accelerate payments under the tax receivable agreement and increase the present value of such payments, and the disposition of assets before such an exchange or purchase may increase the tax liability of SFS Corp. (or its direct or indirect owners) without giving rise to any rights to receive payments under the tax receivable agreement. Such effects may result in differences or conflicts of interest between the interests of SFS Corp. and the interests of other stockholders.

Finally, because we are a holding company with no operations of our own, our ability to make payments under the tax receivable agreement is dependent on the ability of our subsidiaries to make distributions to us. Our debt agreements restrict the ability of our subsidiaries to make distributions to us, which could affect our ability to make payments under the tax receivable agreement. To the extent that we are unable to make payments under the tax receivable agreement as a result of restrictions in our debt agreements, such payments will be deferred and will accrue interest until paid, which could negatively impact our results of operations and could also affect our liquidity in periods in which such payments are made.

Background of the Business Combination

The Company is a blank check company incorporated on June 12, 2019 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Business Combination was the result of an extensive search for a potential transaction utilizing the global network and investing and operating experience of our management team and Board. The terms of the Business Combination were the result of extensive negotiations between our management team, our Sponsor and The Gores Group with respect to the Company (under the oversight of our independent directors) and representatives of UWM, with respect to UWM. The following is a brief description of the background of these negotiations, the Business Combination and related transactions.

Prior to the consummation of our IPO, neither the Company, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with the Company.

After the consummation of our IPO, the Company commenced an active search for prospective businesses and assets to acquire. Representatives of the Company, our Sponsor and The Gores Group contacted and were contacted by a number of individuals and entities with respect to acquisition opportunities.

In evaluating potential businesses and assets to acquire, the Company, together with our Sponsor and The Gores Group, generally surveys the landscape of potential acquisition opportunities based on its knowledge of, and familiarity, with the M&A marketplace. In general, the Company looks for acquisition targets that are (i) of a size relevant to the public marketplace, which the Company generally views as companies with an enterprise value of at least $1.5 billion, and (ii) positioned, operationally and financially, to be successful as a public company. The Company further looks for those transactions that it believes, if entered into, would be well received by the public markets. In particular, the Company generally seeks to identify companies that (a) have an existing strong management team, (b) are positioned for growth, and (c) generate significant cash flow. The Company also seeks to identify companies that it believes would benefit from being a publicly-held entity, particularly with respect to access to capital for both organic growth and for use in acquisitions. The Company generally applies this criteria when evaluating potential targets.

During that period, our management, our Sponsor and The Gores Group:

•

considered and conducted an analysis of over 40 potential acquisition targets (other than UWM) (the “Other Potential Targets”), entering into non-disclosure agreements with 18 of the Other Potential Targets; and

•	ultimately engaged in detailed discussions, due diligence and negotiations with two Other Potential Target businesses or their representatives.

The two Other Potential Target businesses included (i) a company in the sporting goods retail space (“Company A”) and (ii) a company in the medical device space (“Company B”).

As part of its regular evaluation of potential acquisition targets, our Board and our management generally discuss, on a monthly basis, the status of our management’s discussions with various acquisition targets. These updates generally address the potential targets under consideration and the status of the discussions, if any, with the respective acquisition targets. These updates continued throughout the period of time when the Company was evaluating various acquisition targets.

The Company engaged in discussions with Company A from March 2020 through August 2020, until Company A advised the Company that it had determined to pursue a traditional IPO, and accordingly ceased conversations. The Company engaged in discussions with Company B from March 2020 through June 2020, until Company B advised the Company that it had determined to wait to consider further exploration of transaction options. Given the status of the discussions with UWM in August 2020, upon the cessation of conversations with Company A, the Company decided to cease discussions with any further acquisition targets to focus on the possible business combination with UWM.

On April 9, 2020, Mr. Blake Kolo, Executive Vice President and Chief Business Officer of UWM, contacted Mr. Dominick Schiano, Senior Advisor to The Gores Group, to inquire whether the Company would consider exploring a potential business combination with UWM.

On April 9, 2020, during a general discussion with Mr. Schiano with respect to potential acquisition targets, Mr. Schiano provided Messrs. Stone and Johnson a high level overview of the business of UWM. Mr. Schiano then asked Mr. Mark Stone, the Chief Executive Officer of the Company, and Mr. Edward Johnson, Senior Managing Director of The Gores Group, whether the Company would be willing to evaluate a potential business combination with UWM. Mr. Stone advised Mr. Schiano that the Company would be interested in exploring a potential business combination with UWM, and that the next step would be to enter into a non-disclosure agreement with UWM to evaluate that potential opportunity. Shortly thereafter, Mr. Schiano contacted Mr. Kolo to inform him that the Company would be interested in discussing a potential business combination following the entry into a non-disclosure agreement.

On April 14, 2020, UWM provided the Company with a draft non-disclosure agreement, which the Company entered into on April 15, 2020. Following the entry into the non-disclosure agreement, Mr. Kolo began providing confidential information, including financial information, with respect to UWM to Mr. Schiano and other representatives of The Gores Group.

On April 20, 2020, Messrs. Stone, Johnson and Schiano conducted an introductory call with Mr. Mat Ishbia, President, Chief Executive Officer and Chairman of UWM, and Mr. Kolo. During this meeting, Mr. Stone reviewed with Messrs. Ishbia and Kolo how a potential business combination involving the Company and UWM would be structured, including the background of the Company, how blank check companies operated and that, in connection with any business combination, the Company would anticipate raising additional equity capital from private investors in connection with the business combination (the “Potential Private Placement”). During this meeting, Messrs. Ishbia and Kolo provided Messrs. Stone, Johnson and Schiano a high level overview of UWM’s operations. Following this meeting, Messrs. Stone, Johnson and Schiano, together with Messrs. Ishbia and Kolo, expressed mutual interest in pursuing a potential business combination and mutually agreed that the next step in pursuing a potential business combination was for UWM’s management to provide an in-depth management presentation on UWM’s business.

On April 28, 2020, Messrs. Stone, Johnson and Schiano conducted a meeting with members of UWM’s management team, led by Mr. Ishbia, in which UWM’s management provided an in-depth management presentation on UWM’s business.

Following the meeting on April 28, 2020 through August 25, 2020, Mr. Stone and other representatives from The Gores Group, representatives of Deutsche Bank Securities Inc. (“Deutsche Bank”) and representatives of Morgan Stanley & Co. LLC (“Morgan Stanley”) conducted extensive business due diligence with respect to UWM, and engaged with UWM’s management in exploring potential transaction structures and valuation strategies. Deutsche Bank and Morgan Stanley acted as underwriters to the Company in its IPO and will collectively forfeit $14,875,000 in deferred commissions in the event a business combination is not completed by January 28, 2022.

From May 14, 2020 through June 7, 2020. Mr. Stone, representatives of Deutsche Bank and Mr. Ishbia held numerous calls that focused mainly upon the potential valuation of UWM.

On June 17, 2020, Mr. Alec Gores, the Chairman of the Company and Mr. Schiano met with Messrs. Ishbia and Kolo to generally discuss an overview of the potential business combination.

On June 29, 2020, Mr. Stone met with members of UWM’s management, including Mr. Ishbia. During this meeting, Mr. Stone separately discussed with Mr. Ishbia his and UWM’s corporate objectives and priorities, certain valuation strategies for valuing UWM and potential alternative transactions available to UWM other than the potential business combination.

On July 9, 2020, Messrs. Gores and Stone met with Mr. Ishbia to continue discussing Mr. Ishbia’s and UWM’s corporate objective and priorities and the potential business combination. Shortly after this meeting, the Company contacted KPMG, the Company’s independent registered public accounting firm, and Weil, the Company’s M&A counsel, to commence due diligence of UWM.

From July 9, 2020 continuing through September 20, 2020, Mr. Gores conducted numerous discussions with Mr. Ishbia to discuss the progress and status of negotiations with respect to the potential business combination.

On July 15, 2020, Messrs. Gores and Schiano met with Mr. Ishbia to discuss the progress and timing of the potential business combination.

On August 2, 2020, Mr. Gores met with Mr. Ishbia. During this meeting, Messrs. Gores and Ishbia discussed certain deal considerations, including timing, transaction certainty, valuation strategies, equity valuation and cash proceeds, and general process with respect to the potential business combination.

From August 10, 2020 through August 25, 2020, Mr. Stone and other representatives of The Gores Group held numerous discussions with UWM’s management, including Mr. Ishbia, with respect to material deal terms, valuation, timing to execution of a definitive agreement and closing, Post-Business Combination control and corporate structure, and the size and timing of the Potential Private Placement. The parties also discussed process and timing for various work-streams and commenced discussions with respect to the entry into a letter of intent.

On August 20, 2020, the Board held a meeting telephonically in which Mr. Stone, Mr. Andrew McBride, Chief Financial Officer and Secretary of the Company, and representatives of Weil were in attendance. During this meeting, Mr. Stone provided the Board with an update on the status of the discussions with respect to the potential business combination with UWM, including preliminary terms to be set out in a letter of intent. Following this discussion, the Board directed management to continue to explore the potential business combination with UWM and to update the Board as discussion progressed.

On August 25, 2020, Messrs. Stone and Ishbia executed a mutual letter of intent that contemplated a Post-Combination Company value based on a 9.5x fully-diluted and 10.5x trading multiple. The letter of intent provided that the potential business combination would be fully funded by equity capital provided by the Company and fully committed funds from the Potential Private Placement, and required UWM to refrain from negotiating alternative transactions with parties other than the Company until September 24, 2020.

On September 2, 2020, the Board held a meeting telephonically in which Messrs. Stone and McBride and representatives of Weil were in attendance. During this meeting, Mr. Stone provided the Board with an update on the status of the discussions with respect to the potential business combination with UWM, including providing an update on the Potential Private Placement. Additionally, the Board also discussed the engagement of Moelis to provide a fairness opinion to the Board in connection with the potential business combination with UWM and directed Mr. Randall Bort, an independent Board member, to contact Moelis about providing such services.

Shortly thereafter, Mr. Bort contacted representatives of Moelis to discuss engaging Moelis to provide a fairness opinion to the Board in connection with the potential business combination. Moelis provided an independence disclosure letter and draft engagement letter for review by the Board to Weil shortly after Mr. Bort contacted Moelis. The independence disclosure letter disclosed to the Board particular relationships or investments of Moelis that could impact Moelis’ independence and the Board’s decision to engage Moelis to deliver a fairness opinion to the Board. In particular, the independence disclosure letter described certain engagements whereby Moelis provided services to affiliates of the Company as described in the section entitled “Opinion of the Company’s Financial Advisor” in this proxy statement. The Board considered the matters set forth in Moelis’ independence disclosure letter and determined, in its business judgment, that none of the matters set forth in Moelis’ independence disclosure letter would impact Moelis’ independence with respect to the proposed business combination. Accordingly, the Board unanimously approved the engagement of Moelis and the entry into the Moelis engagement letter on September 8, 2020.

From September 2, 2020 through September 17, 2020, Messrs. Stone, Ishbia and Mr. Tim Forrester, Executive Vice President, Chief Financial Officer of UWM, and other representatives of The Gores Group and UWM’s management, held various discussions with potential investors to discuss their interest in making an equity investment pursuant to the Potential Private Placement in connection with the potential business combination. Each potential investor was informed in advance that the information that would be shared may constitute material non-public information, and each potential investor agreed to be bound by certain confidentiality obligations as well as a prohibition on trading the securities of the Company and using the information for purposes other than such potential investor’s investment in connection with the potential business combination. During the meetings, Messrs. Stone, Ishbia and Forrester reviewed with potential investors certain information regarding UWM and the Post-Combination Company, including certain financial projections regarding UWM’s business. The feedback and responses received from potential investors regarding a potential business combination between the Company and UWM were generally positive.

From September 2, 2020 through September 21, 2020, Mr. Stone, representatives of the Company, Deutsche Bank, and Morgan Stanley and members of UWM’s management held numerous calls to discuss the status of the Potential Private Placement, including the interest in the Potential Private Placements and its investor makeup.

On September 7, 2020, the Company and UWM reached an agreement on a term sheet with respect to the potential business combination that, among other things, contemplated a Post-Business Combination equity value of $16.052 billion, an “Up-C” transaction structure, the Potential Private Placement, a Post-Business Combination earn-out and certain Post-Business Combination Board and governance considerations.

On September 9, 2020, Greenberg Traurig, LLP (“GT”), counsel to UWM, provided an initial draft of the Business Combination Agreement to Weil. The initial draft of the Business Combination Agreement contemplated, among other things (i) a series of transactions relating to the reorganization of the UWM Entities; (ii) no survival of the representations, warranties and covenants and, relatedly, no post-Business Combination stockholder indemnity; (iii) an earnout payable pursuant to certain previously agreed upon share price targets related to the public trading price of shares of Class A Stock; (iv) no adjustment to the merger consideration for post-Business Combination working capital; (v) a forfeiture of shares of Class A Stock if the Company exceed a certain amount of transaction expenses; and (vi) covenants regarding claims against the Company’s trust account.

From September 9, 2020 through September 21, 2020, Weil and GT negotiated the terms of, and exchanged several drafts of, the definitive agreements for the potential business combination, including the Business Combination Agreement. In addition, during this same period, representatives of UWM, the Company, Weil and GT conducted various telephonic conferences to discuss and resolve the open issues related to the potential business combination, the Business Combination Agreement and the Related Agreements. In particular, these discussions focused on the structure of the potential business combination, a debt offering contemplated by UWM prior to closing of the potential business combination (and certain resulting adjustments), the treatment of the Company’s transaction expenses and certain terms related to the earn-out.

On September 11, 2020, the Board held a meeting telephonically in which Messrs. Stone and McBride, representatives of Weil and Moelis were also in attendance. Representatives of Moelis reviewed with the Board their initial perspectives on the business of UWM, the wholesale mortgage space and provided an update on the status of their financial model and the timing of their fairness opinion.

On September 21, 2020, Messrs. Gores and Ishbia conducted a call to discuss the final status of the Potential Private Placement and the composition of the investors of the Potential Private Placement. Later that day, Weil provided to GT a substantially final form of the Business Combination Agreement, which provided for: (i) an agreed upon series of transactions relating to the reorganization of the UWM Entities; (ii) no survival of the representations, warranties and covenants and, relatedly, no post-Business Combination stockholder indemnity; (iii) an agreed upon earn-out structure, including terms related to the treatment of the earn-out payment in the event of a change of control of the Company; (iv) an agreed upon adjustment to the closing cash target in the event the debt offering contemplated by the UWM prior to the consummation of the Business Combination exceeded an agreed upon threshold; (v) no forfeiture of shares of Class A Stock in the event that the Company exceeded a certain amount of transaction expenses; (vi) agreed upon covenants, including with respect to claims against the Company’s trust account; and (vii) agreed upon representations, warranties and closing conditions related to the Business Combination.

On September 22, 2020, the Board held a meeting telephonically in which Mr. Stone, Mr. McBride and representatives of The Gores Group, representatives of Weil and representatives of Moelis were also in attendance. Representatives of Moelis provided a presentation to the Board, a copy of which was provided to the Board in advance of the meeting, regarding Moelis’ financial analysis of the consideration to be paid by the Company in the potential business combination and delivered to the Board an oral opinion, which was confirmed by delivery of a written opinion, dated September 23, 2020, and attached as Annex H to this proxy statement, addressed to the Board to the effect that, as of the date of the opinion and based upon and subject to the conditions and limitations set forth in the opinion, the consideration to be paid by the Company in the Business Combination is fair, from a financial point of view, to the Company. Thereafter, representatives of Weil reviewed with the Board the terms of the Business Combination, including the Business Combination Agreement and other definitive agreements, copies of which were provided to the Board in advance of the meeting. The Board concluded, after a thorough review of other business combination opportunities reasonably available to the Company, that the proposed Business Combination was the best potential business combination for the Company based upon the process utilized to evaluate and assess other potential acquisition targets, and the Board’s and management’s belief that such processes had not presented a better alternative. In reaching this conclusion, the Board took into account the criteria utilized by the Company to evaluate acquisition opportunities, and determined that the proposed Business Combination met such criteria, was the most actionable and capable of being completed in a timely manner, and was being accomplished under terms attractive to the Company and its stockholders. After discussion and upon a motion duly made and seconded, the Board unanimously resolved that the following be approved: (i) the Business Combination Agreement, each of the Related Agreements and the Business Combination; (ii) the Potential Private Placement; and (iii) the issuance of shares of Class A Stock and Class D Stock in connection with the Business Combination. Later that day, the Company and the UWM Entities executed the Business Combination Agreement and other documentation related thereto.

On September 23, 2020, before the stock market opened, the Company and UWM each announced the execution of the Business Combination Agreement and the Business Combination.

Opinion of the Company’s Financial Advisor

At the meeting of the Board on September 22, 2020 to evaluate and approve the Business Combination, Moelis delivered an oral opinion, which was confirmed by delivery of a written opinion, dated September 22, 2020, addressed to the Board to the effect that, as of the date of the opinion and based upon and subject to the assumptions, conditions and limitations set forth in the opinion, the consideration to be paid by the Company in the Business Combination was fair, from a financial point of view, to the Company.

The full text of Moelis’ written opinion dated September 22, 2020, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion (which are also summarized herein), is attached as Annex H to this proxy statement and is incorporated herein by reference. Moelis’ opinion was provided for the use and benefit of the Board (in its capacity as such and not in any other capacity) in its evaluation of the Business Combination (and, in its engagement letter, Moelis provided its consent to the inclusion of the text of its opinion as part of this proxy statement). Moelis’ opinion is limited solely to the fairness, from a financial point of view, of the consideration to be paid by the Company in the Business Combination and does not address the Company’s underlying business decision to effect the Business Combination or the relative merits of the Business Combination as compared to any alternative business strategies or transactions that might be available to the Company. Moelis’ opinion does not constitute a recommendation as to how any stockholder of the Company should vote or act with respect to the Business Combination or any other matter. Moelis’ opinion was approved by a Moelis fairness opinion committee.

In arriving at its opinion, Moelis, among other things:

•

reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of UWM furnished to Moelis by the Company, including financial and other forecasts provided to, or discussed with, Moelis by the management of the Company. For additional information, please see the section entitled “Proposal No. 1—Approval of the Business Combination—Certain Company Projected Financial Information”);

•	reviewed certain internal information relating to expenses expected to result from the Business Combination;

•

conducted discussions with members of management and representatives of the Company concerning the information described in the foregoing, as well as the business and prospects of UWM and the Company generally;

•	reviewed publicly available financial and stock market data of certain other companies in lines of business that Moelis deemed relevant;

•	reviewed a substantially final draft, dated September 22, 2020, of the Business Combination Agreement;

•	reviewed the Company’s and UWM’s capital structure, both pre-Business Combination and post-Business Combination; and

•	conducted such other financial studies and analyses and took into account such other information as Moelis deemed appropriate.

Moelis reviewed, but did not utilize for purposes of its opinion, the financial terms of certain other transactions that it deemed relevant. Moelis also did not utilize a discounted cash flow (“DCF”) analysis in arriving at its opinion.

The $895 million in cash and $15,020.8 million of Common Stock (assuming the exchange and conversion in full as described in the Business Combination Agreement) are collectively referred to in this section entitled “Proposal No. 1—Approval of the Business Combination—Opinion of the Company’s Financial Advisor” as the “consideration”.

In connection with its review, Moelis, with the consent of the Board, relied on the information supplied to, discussed with or reviewed by it for the purpose of its opinion being complete and accurate in all material respects. Moelis did not assume any responsibility for independent verification of, and did not independently verify, any such information. With the consent of the Board, Moelis relied upon, without independent verification, the assessment of the Company and its legal, tax, regulatory, and accounting advisors with respect to legal, tax, regulatory, and accounting matters. With respect to the financial and other forecasts and other information relating to UWM and the Company, Moelis assumed, at the Board’s direction, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of UWM and the Company. Moelis also assumed, at the Board’s direction, that the future financial results reflected in such forecasts and other information will be achieved at the times and in the amounts projected. With the consent of the Board, Moelis further assumed that (i) following the consummation of the Business Combination, the Company will have a minimum cash balance of $1.4 billion and (ii) any adjustments to the consideration in accordance with the Business Combination Agreement or otherwise would not be material to Moelis’ analysis or its opinion. In addition, Moelis relied, with the Board’s consent, on the assessments of the management of the Company as to the Company’s ability to retain key employees of UWM. Moelis expressed no views as to the reasonableness of any financial or other forecasts or the assumptions on which they are based. In addition, with the Board’s consent, Moelis did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of UWM or the Company, nor was Moelis furnished with any such evaluation or appraisal.

Moelis’ opinion did not address the Company’s underlying business decision to effect the Business Combination or the relative merits of the Business Combination as compared to any alternative business strategies or transactions that might be available to the Company and did not address any legal, regulatory, tax, or accounting matters. At the direction of the Board, Moelis was not asked, nor did it offer, any opinion as to any terms of the Business Combination Agreement or any aspect or implication of the Business Combination, except for the fairness of the consideration from a financial point of view to the Company. With the Board’s consent, Moelis took into account the value of UWM implied by the Business Combination in evaluating the fairness, from a financial point of view, of the consideration. With the Board’s consent, Moelis expressed no opinion as to what the value of the shares of Company Stock actually will be when issued pursuant to the Business

Combination or the prices at which such Company Stock or any other securities of the Company may trade at any time. With the Board’s consent, Moelis did not express any opinion on any potential future consideration, including equity interests of the Company, that may be received by the UWM Stockholders contingent on certain market prices for shares of Company Stock. Moelis did not express any opinion as to fair value or the solvency of UWM or the Company following the closing of the Business Combination. In rendering its opinion, Moelis assumed, with the Board’s consent, that the final executed form of the Business Combination Agreement would not differ in any material respect from the draft that it reviewed, that the Business Combination would be consummated in accordance with its terms without any waiver or modification that could be material to Moelis’ analysis, and that the parties to the Business Combination Agreement will comply with all the material terms of the Business Combination Agreement. Moelis assumed, with the Board’s consent, that all governmental, regulatory or other consents and approvals necessary for the completion of the Business Combination will be obtained except to the extent that could not be material to its analysis. Moelis also was not requested to, and did not, participate in the structuring or negotiation of the Business Combination. Except as described in this summary, the Board imposed no other instructions or limitations on Moelis with respect to the investigations made or procedures followed by Moelis in rendering its opinion.

Moelis’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Moelis as of, the date of the opinion, and Moelis assumed no responsibility to update the opinion for developments after the date of the opinion.

Moelis’ opinion did not address the fairness of the Business Combination or any aspect or implication of the Business Combination to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of the Company or UWM. In addition, Moelis did not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Business Combination, or any class of such persons, relative to the consideration or otherwise.

The following is a summary of the material financial analyses presented by Moelis to the Board at its meeting held on September 22, 2020, in connection with its opinion.

Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand Moelis’ analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Moelis’ analyses.

Financial Analyses of UWM

Financial data for UWM was based on financial and other forecasts and other information and data provided by the Company’s management, including the Company’s projections of UWM’s Pro Forma Tax Adjusted Income. For purposes of the financial analyses described in this section “ —Opinion of the Company’s Financial Advisor,” (i) the terms “CY2021” and “CY2022” refer to calendar years 2021 and 2022, respectively; (ii) the term “NTM” refers to the next twelve month period ending with quarters ending September 30, 2020, December 31, 2020, March 31, 2021 and June 30, 2021; and (iii) the term “Pro Forma Tax Adjusted Income” refers to the Company’s after-tax net income, assuming a 27% tax rate applied to all periods and adjusted for a tax-effected mortgage servicing rights (“MSR”) impairment and recovery.

Selected Public Companies Analysis. Based on the information provided by the Company’s management, estimates in this section focus on (i) NTM, which reflects the elevated volume and margin profile currently in the mortgage origination industry, largely driven by the high refinance volume expectations over the near-to-medium term and (ii) CY2021 and CY2022, which reflect periods where purchase and refinance origination volumes and gain on sale margins are expected to slowly normalize for the broader mortgage origination industry. Moelis reviewed financial and stock market information of seven publicly traded companies whose operations Moelis believed, based on its experience and professional judgement, to be generally relevant in certain respects to UWM. None of the seven selected public companies are directly comparable to UWM.

Moelis reviewed the equity value and earnings multiples of each of the selected companies based on the Thomson Reuters consensus estimates for NTM, CY2021 and CY2022. Data related to the equity value and earnings multiples for the selected companies was based on public filings and other publicly available information, all as of September 21, 2020.

In determining its reference range for its publicly traded companies analysis, Moelis focused on (i) one mortgage originator with a technology-enabled originate-to-sell business: Rocket Company, Inc. (“Rocket”); (ii) two specialty mortgage companies: (a) PennyMac Financial Services, Inc. (“PennyMac”) and (b) Mr. Cooper Group Inc. (“Mr. Cooper”) and (iii) four leading financial service institutions: (a) American Express Company (“American Express”), (b) The Progressive Corporation (“Progressive”), (c) The Charles Schwab Corporation (“Charles Schwab”) and (d) First Republic Bank (“First Republic”). Moelis also considered commercial and multi-family mortgage originators, such as Walker & Dunlop, Inc., but did not rely on them in selecting its reference range because of the differences in the markets and the manner in which revenue is sourced as compared to UWM.

The estimated earnings multiples for the selected companies Moelis focused on in selecting its reference range are summarized in the table below:

Company	Equity Value (in millions)	Price / Earnings
		NTM	CY2021	CY2022
Rocket Company, Inc.	$42,995	8.8x	13.8x	13.3x

Company	Equity Value (in millions)	Price / Earnings
		NTM	CY2021	CY2022
PennyMac Financial Services, Inc.	$4,422	4.2x	5.3x	6.6x
Mr. Cooper Group Inc.	$2,057	3.2x	4.9x	5.8x
Median	—	3.7x	5.1x	6.2x
Mean	—	3.7x	5.1x	6.2x

Company	Equity Value (in millions)	Price / Earnings
		NTM	CY2021	CY2022
American Express Company	$79,719	18.4x	14.7x	11.2x
The Progressive Corporation	$57,368	16.6x	17.7x	16.9x
Charles Schwab Corporation	$45,775	18.8x	19.4x	18.8x
First Republic Bank	$18,562	19.6x	19.2x	16.6x
Median	—	18.6x	18.4x	16.8x
Mean	—	18.3x	17.7x	15.9x

In selecting the reference range, Moelis primarily utilized Rocket, PennyMac and Mr. Cooper. Moelis believed that UWM should be discounted when compared to Rocket for the following reasons: (i) Rocket is a significantly larger company as compared to UWM with greater operational scale, a strong brand name and a more diversified revenue stream; and (ii) Rocket primarily participates in the retail channel, which generally has higher and relatively less volatile gain on sale margins than the wholesale channel that UWM participates in.

In contrast, Moelis believed UWM should be valued at a premium to PennyMac and Mr. Cooper for the following reasons: (i) UWM has a higher rate of growth than PennyMac and Mr. Cooper, especially with respect to UWM’s originations business; (ii) PennyMac and Mr. Cooper generate a materially smaller portion of their respective revenues from originiations (51.4% and 41.5%, respectively), for calendar year 2019; (iii) as correspondent and refinance-oriented retail lenders, PennyMac and Mr. Cooper’s respective businesses are more impacted by volume fluctuations in the refinance segment and less impacted by the steadier purchase origination segment in comparison to UWM; and (iv) the market’s perception of margins, projected earnings and balance sheet efficiency, all of which impact trading value.

Moelis also believed that UWM should be discounted when compared to American Express, First Republic, Progressive and Charles Schwab because these selected financial institutions: (i) are significantly larger companies with greater operational scale and long-term track records of performance when compared to UWM; and (ii) are more reliant on diversified, recurring revenue streams with steady margin profiles relative to mortgage origination volumes and primary-secondary spreads, which are more volatile and can be materially impacted by changes in the Federal Reserve’s interest rate policy.

Based on the foregoing and using its professional judgment, Moelis selected reference range multiples of (i) 4.5x - 7.5x NTM Pro Forma Tax Adjusted Income, (ii) 8.5x - 12.5x CY2021 Pro Forma Tax Adjusted Income and (iii) 7.5x - 12.0x CY2022 Pro Forma Tax Adjusted Income.

This analysis indicated the following implied total equity value ranges for UWM as compared to the $15,915.8 million consideration:

Reference Range	Implied Equity Value Range ($MM)	Consideration ($MM)
Price / NTM Pro Forma Tax Adjusted Income: 4.5x - 7.5x	$11,911 - 19,852	$15,915.8
Price / CY2021 Pro Forma Tax Adjusted Income: 8.5x - 12.5x	$14,362 - 21,121	$15,915.8
Price / CY2022 Pro Forma Tax Adjusted Income: 7.5x - 12.0x	$13,220 - 21,152	$15,915.8

Other Information

Selected Precedent Transactions Analysis. Moelis reviewed, but did not utilize, financial information of a transaction involving companies in the mortgage origination industry which Moelis believed, based on its experience and professional judgement, to be generally relevant in certain respects to UWM. In performing this analysis, Moelis sought to identify transactions that met the following criteria: (i) the target company was domiciled in the U.S.; (ii) the relevant transactions were announced on or after January 1, 2015; (iii) the target company had an equity value that exceeded $1.0 billion; and (iv) the target company’s business was primarily based in the mortgage origination sector. One prior transaction, the 2018 merger between WMIH Corp. and Nationstar Mortgage Holdings, Inc. (“Nationstar”), met the selection criteria but was not relied upon for purposes of a selected prior transactions analysis due to that fact that Nationstar’s business primarily focused on mortgage servicing and real estate solutions and had lower mortgage origination funding volume growth than UWM.

Discounted Cash Flow Analysis. Moelis evaluated the use of a DCF analysis in connection with its financial analysis of UWM. However, Moelis did not utilize a DCF analysis due to (i) the limited two year projection period; and (ii) the continued expectation of UWM’s growth beyond the end of the projection period relative to a normalized operation profile, which is customarily relied upon for purposes of a DCF analysis.

Miscellaneous

This summary of the analyses is not a complete description of Moelis’ opinion or the analyses underlying, and factors considered in connection with, Moelis’ opinion. The preparation of a fairness opinion is a complex analytical process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Moelis’ opinion. In arriving at its fairness determination, Moelis considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, Moelis made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses.

No company or transaction used in, or reviewed in connection with, the analyses described above is identical to UWM or the Business Combination. In addition, such analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because the analyses described above are inherently subject to uncertainty and based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Moelis or any other person assumes responsibility if future results are materially different from those forecast.

The consideration was determined through arms’ length negotiations between the Company and UWM and was approved by the Board. Moelis did not recommend any specific consideration to the Company or the Board, or that any specific amount or type of consideration constituted the only appropriate consideration for the Business Combination.

Moelis was engaged by the Company to provide its opinion as to the fairness, from a financial point of view, to the Company of the consideration pursuant to the engagement letter between Moelis and the Company, dated as of September 8, 2020 (the “Engagement Letter”), and will receive a fee for its services of $1,000,000 in the aggregate, $250,000 of which became payable in connection with the delivery of its opinion, regardless of the conclusion reached therein, and the remainder of which is contingent upon completion of the Business Combination. No part of Moelis’ fee is conditioned upon the conclusion expressed in its opinion. The Company has also agreed in the Engagement Letter to reimburse Moelis for certain expenses Moelis has incurred in performing services pursuant to the Engagement Letter, and to indemnify Moelis for certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.

Moelis’ affiliates, employees, officers and partners may at any time own securities (long or short) of the Company and UWM. Moelis has provided investment banking and other services to affiliates of the Company and in the future may provide services to such persons and have received and may receive compensation for such services. Moelis is currently providing investment banking and other services to an affiliate of the Company and may receive compensation for such services. In the past three years prior to the date of the opinion, Moelis acted as a financial advisor to affiliates of the Company on four engagements. Moelis’ fees in connection with such services over the past three years totaled approximately $10.4 million in the aggregate for services provided to affiliates of the Company. In the past three years prior to the date of the Opinion, Moelis has not performed any services for UWM or the Ishbia Parties.

The Board selected Moelis as its financial advisor in connection with the Business Combination because Moelis has substantial experience in similar transactions and familiarity with the Company. Moelis is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, and valuations for corporate and other purposes.

Independent Director Oversight

Our Board is comprised of a majority of independent directors who are not affiliated with our Sponsor and its affiliates, including The Gores Group. In connection with the Business Combination, our independent directors, Messrs. Randall Bort, William Patton and Jeffrey Rea, took an active role in evaluating the proposed terms of the Business Combination, including the Business Combination Agreement, the Related Agreements and the amendments to our current certificate of incorporation to take effect upon the completion of the Business Combination. As part of their evaluation of the Business Combination, our independent directors were aware of the potential conflicts of interest with our Sponsor and its affiliates, including The Gores Group, that could arise with regard to the proposed terms of the: (i) Business Combination Agreement; (ii) the Private Placement; and (iii) the amendments to our current certificate of incorporation to take effect upon the completion of the Business Combination. The Board did not deem it necessary to, and did not form, a special committee of the Board to exclusively evaluate and negotiate the proposed terms of the Business Combination, as the Board is comprised of a majority of independent and disinterested directors and did not deem the formation of a special committee necessary or appropriate. Our independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the Board, the Business Combination Agreement and the Business Combination.

Please see the section entitled “Proposal No. 1—Approval of the Business Combination—Independent Director Oversight.”

The Company’s Board of Directors’ Reasons for the Approval of the Business Combination

The Board, in evaluating the transaction with UWM, consulted with the Company’s management and its legal counsel, financial advisors and other advisors. In reaching its unanimous resolution (i) that the terms and conditions of the Business Combination Agreement and the Business Combination, are advisable, fair to and in the best interests of the Company and its stockholders and (ii) to recommend that the stockholders approve the Business Combination Agreement and the Business Combination, the Board considered and evaluated a number of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of the Company’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements” beginning on page 56 of this document.

The Board considered a number of factors as generally supporting its decision to enter into the Business Combination Agreement and the Business Combination, including but not limited to, the following material factors:

•

Industry Leadership of UWM. The Board took into account the size and breadth of UWM’s business, including that UWM is currently the #2 mortgage originator and the #1 wholesale mortgage originator. The Board noted that UWM provides a best-in-class broker experience, which includes providing white-labeled proprietary and exclusively licensed technology and marketing tools to support its brokers, which all help to create a differentiated experience that drives a large and diversified broker customer base. The Board further noted UWM’s accelerating scale with respect to speed from application to ready-to-close, loans per month per production team member, costs to originate and net promoter score, all of which may help to drive faster speed, better service and lower cost than competitors.

•

Consistent Growth and Accelerating Scale. The Board took into account UWM’s growth and growth prospects, including UWM’s increasing total originations growth and purchase originations growth rate, which has consistently outpaced its competitors, as well as UWM’s servicing portfolio growth. The Board also noted UWMs potential multiple growth levers, which include sector wide tailwinds, the potential for continued outperformance in the wholesale portion of the market in which UWM has leading market share, the potential for continued market share gains, the potential for continued investment in product offerings and potential ancillary product offerings.

•

Technology and Data & Analytics Pricing Support. The Board took into account UWM’s sophisticated and dynamic pricing engine that is customized for various broker cohorts which provides daily market surveillance and monitoring and allows UWM to appropriately price, track and engage with brokers. The Board noted that the UWM management team has created technology and tools that provide advanced data and analytics in order to manage UWM’s business and drive its operational decisions.

•

Financial Profile. The Board took into account UWM’s financial profile, which includes strong revenue growth and gain on sale margin, a model that minimizes credit risk, a fully developed technology platform with significant operational leverage, a large and liquid capital markets strategy, minimal incremental borrower acquisition costs and a variable expense structure.

•

Experienced and Proven Management Team. The Board considered the fact that the Post-Combination Company will be led by the senior management team of UWM, including Mat Ishbia, which has a proven track record of operational excellence, financial performance, growth and ongoing capabilities for innovation.

•

Opinion of the Company’s Financial Advisor. The Board took into account the opinion of Moelis, dated September 22, 2020, addressed to the Board as to the fairness, from a financial point of view and as of the date of such opinion, of the consideration to be paid by the Company in the Business Combination, which opinion was based on and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications set forth in such opinion as more fully described above under the caption “Proposal No. 1—Approval of the Business Combination—Opinion of the Company’s Financial Advisor.”

•

Other Alternatives. The Board believed, after a thorough review of other business combination opportunities reasonably available to the Company, that the proposed Business Combination represents the best potential business combination for the Company based upon the process utilized to evaluate and assess other potential acquisition targets. The Board and Company management also believed that such processes had not presented a better alternative.

•	Terms of the Business Combination Agreement. The Board considered the terms and conditions of the Business Combination Agreement and the Business Combination.

•

Independent Director Role. The Board is comprised of a majority of independent directors who are not affiliated with our Sponsor and its affiliates, including The Gores Group. In connection with the Business Combination, our independent directors, Messrs. Randall Bort, William Patton and Jeffrey Rea, took an active role in evaluating the proposed terms of the Business Combination, the Business Combination Agreement, the Related Agreements and the amendments to our current certificate of incorporation to take effect upon the completion of the Business Combination. Our independent directors evaluated and unanimously approved, as members of the Board, the Business Combination Agreement and the Business Combination.

The Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:

•	Benefits Not Achieved. The risk that the potential benefits of the Business Combination may not be fully achieved, or may not be achieved within the expected timeframe.

•

Liquidation of the Company. The risks and costs to the Company if the Business Combination is not completed, including the risk of diverting management focus and resources from other businesses combination opportunities, which could result in the Company being unable to effect a business combination by January 28, 2022 and force the Company to liquidate and the warrants to expire worthless, unless we amend our current certificate of incorporation (which requires the affirmative vote of the holders of 65% of all then outstanding shares of Common Stock) and amend certain other agreements into which we have entered to extend the life of the Company.

•

Exclusivity. The fact that the Business Combination Agreement includes an exclusivity provision that prohibits the Company from soliciting other business combination proposals, which restricts the Company’s ability to consider other potential business combinations prior to the earlier of the consummation of the Business Combination and the termination of the Business Combination Agreement.

•	Stockholder Vote. The risk that the Company’s stockholders may fail to provide the respective votes necessary to effect the Business Combination.

•	Closing Conditions. The fact that completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within the Company’s control.

•

Litigation. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•	Fees and Expenses. The fees and expenses associated with completing the Business Combination.

•

Other Risks. Various other risks associated with the Business Combination, the business of the Company, UWM’s business, UWM’s financing and UWM’s regulatory environment and described under “Risk Factors” beginning on page 59 of this proxy statement.

In addition to considering the factors described above, the Board also considered that:

•

Interests of Certain Persons. Our Sponsor and certain members of our Board and officers have interests in the Business Combination that are different from, or in addition to, the interests of our stockholders generally (see “Proposal No. 1—Approval of the Business Combination—Interests of Certain Persons in the Business Combination” beginning on page 166 of this document). Our independent directors reviewed and considered these interests during the negotiation of the Business Combination and in evaluating and unanimously approving, as members of the Board, the Business Combination Agreement and the Business Combination.

The Board concluded that the potential benefits that it expected the Company and its stockholders to achieve as a result of the Business Combination outweighed the potentially negative factors associated with the Business Combination. Accordingly, the Board unanimously determined that the Business Combination Agreement and the Business Combination, were advisable, fair to, and in the best interests of, the Company and its stockholders.

Satisfaction of 80% Test

It is a requirement under our current certificate of incorporation and Nasdaq listing requirements that the business or assets acquired in our initial business combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the execution of a definitive agreement for our initial business combination. As of September 22, 2020, the date of the execution of the Business Combination Agreement, the balance of the Trust Account was approximately $425,313,181 (excluding $14,875,000 of deferred underwriting commissions and taxes payable on the income earned on the Trust Account) and 80% thereof represents approximately $340,250,545. In reaching its conclusion that the Business Combination meets the 80% asset test, our Board reviewed the enterprise value of UWM of approximately $16,052,000,000. In determining whether the enterprise value described above represents the fair market value of UWM, our Board considered all of the factors described above in this section and the fact that the purchase price for UWM was the result of an arm’s length negotiation. As a result, our Board concluded that the fair market value of the business acquired was significantly in excess of 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account).

Certain Company Projected Financial Information

In May, 2020, UWM provided the Company with its internally prepared projections for the fiscal years ending December 31, 2020 through December 31, 2022. The prospective financial information was not prepared with a view towards compliance with the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. These projections were prepared for internal use, and capital budgeting and other management purposes, and are subjective in many respects and therefore susceptible to varying interpretations and the need for periodic revision based on actual experience and business developments. You are cautioned not to place undue reliance on the projections.

The projections reflect numerous assumptions including assumptions with respect to general business, economic, market, regulatory and financial conditions and various other factors, all of which are difficult to predict and many of which are beyond UWM’s control, such as the risks and uncertainties contained in the section entitled “Risk Factors.” The material assumptions underlying the projections included certain projections with respect to origination volumes and servicing portfolio UPB, gains on sales margin and MSR capitalization. The projections reflect the consistent application of the accounting policies of UWM and should be read in conjunction with the accounting policies included in Note A to the accompanying historical audited consolidated financial statement of UWM included in this proxy statement.

The financial projections with respect to the projected income statement and the projected balance sheet are forward-looking statements that are based on growth assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond UWM’s control. While all projections are necessarily speculative, UWM believes that the prospective financial information covering periods beyond 12 months from its date of preparation carries increasingly higher levels of uncertainty and should be read in that context. There will be differences between actual and projected results, and actual results may be materially greater or materially less than those contained in the projections. The inclusion of the projections in this proxy statement should not be regarded as an indication that UWM or its representatives considered or currently consider the projections to be a reliable prediction of future results.

The projections were requested by, and disclosed to, the Company for use as a component in its overall evaluation of UWM. Following their disclosure, the Company and UWM, along with their respective advisors, updated the projections in July 2020 that were disclosed to the Company to reflect latest market views and estimates on the broader mortgage market. The updated financial projections are included in this proxy statement because they were provided to the Board for its evaluation of the Business Combination and were provided to Moelis for its use in connection with its financial analyses and opinion to the Board, as described in the section entitled “Opinion of the Company’s Financial Advisor” above and as set forth as Annex H to this proxy statement. Neither UWM’s management nor any of its representatives has made or makes any representation to any person regarding the ultimate performance of UWM compared to the information contained in the projections, and none of them intends to or undertakes any obligation to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events in the event that any or all of the assumptions underlying the projections are shown to be in error. Accordingly, they should not be looked upon as “guidance” of any sort. UWM will not refer back to these forecasts in its future periodic reports filed under the Exchange Act.

The projections are the responsibility of UWM’s management. Richey May & Co. (“RMC”), UWM’s independent registered public accounting firm, has not examined, compiled or otherwise performed procedures with respect to the accompanying prospective financial information presented herein and, accordingly, expresses no opinion or any other form of assurance on it. The RMC report included in this proxy statement relates to historical financial information of UWM. It does not extend to the projections and should not be read as if it does.

The key elements of the income statement projections provided to the Company are summarized below (in millions of dollars, unless otherwise specified):

	Projected			Compound Annual Growth Rate
	Fiscal Year Ending December 31,
($ in millions, unless otherwise specified) (1)	2020E	2021E	2022E	2019-2022E
Origination Volume ($ in billions)	$200	$210	$240	31%
Total Loan Production Revenue	$4,171	$3,785	$3,986	58%
Total Revenue(2)	$4,607	$4,694	$5,357	61%
% Growth	261%	2%	14%
Total Expense(3)(4)	$1,713	$2,379	$2,942	51%
% of Revenue	37%	51%	55%
Pre-Tax Income	$2,894	$2,315	$2,415	80%
Pro Forma Tax Adjusted Income(5)	$2,198	$1,690	$1,763	77%
% Margin	48%	36%	33%

(1)

UWM’s projections are unaudited, based upon estimated results and do not include the impact of purchase accounting or other impacts from the consummation of the Business Combination. Some figures may not add up exactly due to rounding.

(2)	Includes interest income, gain on sale of servicing and other income.
(3)	Includes salary and benefits, commission, bonuses, direct loan production costs, professional services, occupancy and equipment, and marketing, travel and entertainment expenses.
(4)	Includes interest expense related to UWM’s lines of credit.
(5)	Pro forma tax adjusted income assumes a 27% tax rate applied to all periods for illustrative purposes. 2020 Income includes $85 million add-back for tax-effected impact of MSR impairment and recovery.

In addition, UWM prepared projections of the balance sheet for the fiscal years ending December 31, 2020 through December 31, 2022 and the compound annual growth rate, or CAGR, for those years. The Company reviewed the projections and provided the projections to the Board and to Moelis to be utilized and relied on by Moelis in the preparation of its fairness opinion. Such projections are summarized in the table below.

	Projected			Compound Annual Growth Rate
	Fiscal Year Ending December 31,
($ in millions, unless otherwise specified) (1)	2020E	2021E	2022E	2019-2022E
Total Assets	$12,505	$12,143	$14,952	32%
Total Liabilities	$9,301	$7,785	$8,635	13%
Total Equity(2)	$3,204	$4,358	$6,317	112%
Total Liabilities and Equity	$12,505	$12,143	$14,952	32%

(1)

UWM’s projections are unaudited, based upon estimated results and do not include the impact of purchase accounting or other impacts from the consummation of the Business Combination. Some figures may not add up exactly due to rounding.

(2)

Does not reflect pre-Closing distributions permitted by the Business Combination Agreement that will be made in 2020. See “—Approval of the Business Combination—The Business Combination Agreement—Covenants of UWM Entities.”

Interests of Certain Persons in the Business Combination

In considering the recommendation of our Board to vote for the proposals presented at the Special Meeting, including the Business Combination Proposal, you should be aware that aside from their interests as stockholders, our Sponsor and certain members of our Board and officers have interests in the Business Combination that are different from, or in addition to, the interests of our stockholders generally. Our Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Business Combination and transaction agreements and in recommending to our stockholders that they vote in favor of the proposals presented at the Special Meeting, including the Business Combination Proposal. Stockholders should take these interests into account in deciding whether to approve the proposals presented at the Special Meeting, including the Business Combination Proposal. These interests include, among other things:

•	the fact that our Initial Stockholders have agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve the proposed Business Combination;

•

the fact that our Initial Stockholders have agreed to waive their rights to conversion price adjustments with respect to any shares of our Common Stock they may hold in connection with the consummation of the Business Combination;

•

the fact that our Sponsor paid an aggregate of $25,000 for 11,500,000 Founder Shares in July, 2019 and, after giving effect to the cancellation of 875,000 Founder Shares on March 9, 2020, the remaining 10,625,000 Founder Shares will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $106,250,000 but, given the restrictions on such shares, we believe such shares have less value;

•

the fact that our Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete an initial business combination by January 28, 2022;

•

the fact that our Sponsor paid an aggregate of approximately $10,500,000 for its 5,250,000 Private Placement Warrants to purchase shares of Class A Stock and that such Private Placement Warrants will expire worthless if a business combination is not consummated by January 28, 2022;

•

the continued right of our Sponsor to hold our Class A Stock and the shares of Class A Stock to be issued to our Sponsor upon exercise of its Private Placement Warrants following the Business Combination, subject to certain lock-up periods;

•

if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party (other than our independent public accountants) for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the Business Combination;

•

the fact that our Sponsor, officers and directors will lose their entire investment in us and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by January 28, 2022;

•

that, at the closing of the Business Combination we will enter into the Registration Rights Agreement with the Restricted Stockholders, which provides for registration rights to Restricted Stockholders and their permitted transferees; and

•

that our Sponsor has entered into a Subscription Agreement with the Company, pursuant to which the Sponsor has committed to purchase 14,460,000 shares of Class A Stock in the Private Placement for an aggregate commitment of approximately $144,600,000, provided that our Sponsor has the right to syndicate the Class A Common Stock purchased under such Subscription Agreement in advance of the Closing.

These interests may influence our directors in making their recommendation that you vote in favor of the approval of the Business Combination.

Potential Purchases of Public Shares

In connection with the stockholder vote to approve the proposed Business Combination, our Sponsor, directors or officers or their respective affiliates may privately negotiate transactions to purchase shares from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per-share pro rata portion of the Trust Account. None of our directors or officers or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller or during a restricted period under Regulation M under the Exchange Act. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights, and would include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser. In the event that our Sponsor, directors or officers or their affiliates purchase shares in privately negotiated transactions from Public Stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per-share pro rata portion of the Trust Account. The purpose of such purchases would be to increase the likelihood of obtaining stockholder approval of the Business Combination and reduce the aggregate redemption amount.

Total Company Shares to be Issued in the Business Combination

It is anticipated that, upon completion of the Business Combination, and assuming that no shares are elected to be redeemed: (i) the Company’s Public Stockholders (other than the Private Placement Investors) will retain an economic interest of approximately 41% of the capital stock of the Post-Combination Company; (ii) the Private Placement Investors will hold an economic interest of approximately 49% of the capital stock of the Post-Combination Company (such that Public Stockholders, including Private Placement Investors, will own approximately 90% of the Post-Combination Company); and (iii) our Initial Stockholders (including our Sponsor) will retain an economic interest of approximately 10% of the capital stock of the Post-Combination Company. SFS Corp. will not have any economic interest in the capital stock of the Post-Combination Company, but will hold 79% of the combined voting power of the capital stock of the Post-Combination Company, through its ownership of Class D Stock, due to the Voting Limitation. Without the Voting Limitation, SFS Corp. would have 99% of the combined voting power capital stock of the Post-Combination Company. It is anticipated that, upon completion of the Business Combination, and assuming that no shares are elected to be redeemed: (a) the Post-Combination Company will hold approximately 6% of the outstanding UWM Common Units and (b) SFS Corp. will hold approximately 94% of the outstanding UWM Common Units. UWM LLC, in turn, will own 100% of UWM, the operating company.

In addition, subject to the approval of the Incentive Plan Proposal and the authorization of the initial share reserve, the Company will have the ability to issue up to 80,000,000 shares of Class A Stock pursuant to awards under the Incentive Plan

The Private Placement Investors have agreed to purchase in the aggregate approximately 50,000,000 shares of Class A Stock, for approximately $500,000,000 of gross proceeds, in the Private Placement. In this proxy statement, we assume that approximately $500,000,000 of the gross proceeds from the Private Placement, in addition to funds from the Trust Account (plus any interest accrued thereon), will be used to fund the cash consideration to be contributed to UWM LLC in the Business Combination and to pay certain transaction expenses. The ownership percentage with respect to the Post-Combination Company following the Business Combination (i) does not take into account (a) warrants to purchase Class A Stock that will remain outstanding immediately following the Business Combination, (b) the issuance of any shares upon completion of the Business Combination under the Incentive Plan, or (c) any Earn-Out Shares that may be issued to SFS Corp. if the price of the Class A Stock exceeds certain thresholds during the five-year period following the Closing, but (ii) does include Founder Shares, which will be converted into shares of Class A Stock at the closing of the Business Combination on a one-for-one basis. If the actual facts are different than these assumptions (which they are likely to be), the percentage ownership retained by the Company’s existing stockholders in the Post-Combination Company will be different. For more information, please see the sections entitled “Summary of the Proxy Statement—Impact of the Business Combination on the Company’s Public Float,” “Unaudited Pro Forma Condensed Combined Financial Information” and “Proposal No. 6—Approval of the Incentive Plan, Including the Authorization of the Initial Share Reserve Under the Incentive Plan.”

Sources and Uses for the Business Combination

Sources & Uses(1)

(No Redemption Scenario—Assuming No Redemptions of the Outstanding Public Shares

By Company Stockholders)

Sources		Uses
Company Cash in Trust Account(2)	$425,323,144	Seller Rollover	$15,020,426,860
PIPE Investors	500,000,000	Proceeds to UWM(4)	895,323,144
UWM Rollover(3)	15,020,426,860	Company Estimated Deal Expenses	30,000,000

Total Sources(5)	$15,945,750,004	Total Uses(5)	$15,945,750,004

(1)

Assumes UWM is delivered at closing with a pro forma cash balance of $1.4 billion and $800 million of new debt. Amounts below do not reflect any adjustment mechanism for under- or over-delivery of cash on the balance sheet.

(2)	Assumes no Company stockholder has exercised its redemption rights to receive cash from the Trust Account. This amount will be reduced by the amount of cash used to satisfy any redemptions.
(3)	Amount represents approximately $15,127 million of Company Equity Value divided by $10.00 and reduced by 10,625,000 Class F Shares.
(4)	Proceeds to UWM is calculated based on the assumed $425.3 million of Company cash and $500.0 million raised from the PIPE less $30 million for estimated Company transaction expenses.
(5)	Totals may be different to rounding.

Sources & Uses(1)

(Maximum Redemption Scenario—Assuming 50.1% Redemption of the Outstanding Public Shares

by Company Stockholder)

Sources		Uses
Company Cash in Trust Account (2)	$212,500,009	Seller Rollover	$15,233,249,990
PIPE Investors	500,000,000	Proceeds to UWM(4)	682,500,009
UWM Rollover(3)	15,233,249,990	Company Estimated Deal Expenses	30,000,000

Total Sources(5)	$15,945,749,999	Total Uses(5)	$15,945,749,999

(1)

Assumes UWM is delivered at closing with a pro forma cash balance of $1.4 billion and $800 million of new debt. Amounts below do not reflect any adjustment mechanism for under- or over-delivery of cash on the balance sheet.

(2)	Assumes 50.0% of the outstanding shares of Class A Stock have been redeemed by the Company’s stockholders to receive cash from the Trust Account, reducing the amount of Company cash by $212.8 million.
(3)	Amount represents approximately $15,339 million of Company Equity Value divided by $10.00 and reduced by 10,625,000 Class F shares.
(4)	Proceeds to UWM is calculated based on the assumed $212.5 million of Company cash and $500.0 million raised from the PIPE less $30 million for estimated Company transaction expenses.
(5)	Totals may be different to rounding

Board of Directors of the Company Following the Business Combination

Upon consummation of the Business Combination, our Board anticipates increasing its initial size from four directors to nine directors, with each Class I director having a term that expires at the Post-Combination Company’s annual meeting of stockholders in 2022, each Class II director having a term that expires at the

Post-Combination Company’s annual meeting of stockholders in 2023 and each Class III director having a term that expires at the Post-Combination Company’s annual meeting of stockholders in 2024, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death. As discussed above, in connection with the Business Combination, Jeff Ishbia, Mat Ishbia, Justin Ishbia, Kelly Czubak, Alex Elezaj, Laura Lawson, Isiah Thomas, Robert Verdun and Melinda Wilner have each been nominated to serve as directors of the Post-Combination Company upon completion of the Business Combination. Please see the sections entitled “Proposal No. 5—Election of Directors to the Board of Directors” and “Management after the Business Combination” for additional information.

Proposed Charter

Pursuant to the terms of the Business Combination Agreement, upon the closing of the Business Combination, our current certificate of incorporation will be amended promptly to:

•	change the Post-Combination Company’s name to “UWM Corporation”;

•	change the purpose of the Post-Combination Company to “engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware”;

•

provide that, following the filing of the Proposed Charter with the Secretary of State of the State of Delaware and immediately prior to the consummation of any business combination, each share of Class F Stock outstanding immediately prior to such filing will automatically be converted into one share of Class A Stock without any action on the part of any person and, concurrently with such conversion, the number of authorized shares of Class F Stock will be reduced to zero;

•

(i) increase the Post-Combination Company’s total number of authorized shares of capital stock from 221,000,000 shares to 9,200,000,000 shares of capital stock, (ii) increase the Post-Combination Company’s authorized Class A Stock from 200,000,000 shares to 4,000,000,000 shares of Class A Stock, (iii) create the Post-Combination Company’s Class B Stock, consisting of 1,700,000,000 authorized shares of Class B Stock, (iv) create the Post-Combination Company’s Class C Stock, consisting of 1,700,000,000 authorized shares of Class C Stock, (v) create the Post-Combination Company’s Class D Stock, consisting of 1,700,000,000 authorized shares of Class D Stock, and (iv) increase the Post-Combination Company’s authorized shares of Preferred Stock from 1,000,000 to 100,000,000 shares of Preferred Stock;

•

provide that each share of Class B Stock and Class D Stock, as applicable, will automatically convert into one share of Class A Stock or Class C Stock, as applicable, (i) upon any sale or other transfer of such share to a third party other than a permitted transferee or (ii) if SFS Corp. owns less than 10% of the outstanding Common Stock;

•

provide that, in no event shall a holder of Common Stock, together with one or more other “includable corporations” (as defined in the Code) of such holder or entities disregarded as separate from such holder for U.S federal income tax purposes, be entitled to vote in excess of 79% of the voting power of the holders of the outstanding shares then voting together as a single class on such matter;

•

provide that, subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of outstanding shares of Common Stock of the Post-Combination Company will vote together as a single class on all matters with respect to which stockholders of the Post-Combination Company are entitled to vote under applicable law, the Proposed Charter or the Amended and Restated Bylaws, or upon which a vote of the stockholders generally entitled to vote is otherwise called for by the Post-Combination Company, (i) the holders of Class A Stock and holders of Class C Stock will be entitled to one vote per share of Class A Stock or Class C Stock, respectively, and (ii) holders of Class B Stock and holders of Class D Stock will be entitled to ten votes per share of Class B Stock or Class D Stock, respectively, such that the holders of Class B Stock and the holders of Class D Stock immediately following the closing of the Business Combination will have the ability to control the outcome of matters requiring stockholder approval (even though the holders of Class B

Stock and Class D Stock own less than a majority of the outstanding shares of Common Stock), including the election of directors and significant corporate transactions (such as a merger or other sale of the Post-Combination Company or its assets);

•

provide that, subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of Class A Stock and the holders of Class B Stock will be entitled to receive dividends with respect to shares of Class A Stock and Class B Stock, respectively, when, as and if declared by the Post-Combination Company’s Board, while holders of Class C Stock and holders of Class D Stock will not be entitled to receive dividends with respect to shares of Class C Stock or Class D Stock, respectively;

•

provide that the Post-Combination Company’s Board (other than those directors, if any, elected by the holders of any outstanding series of Preferred Stock) will be divided into three classes, as nearly equal in number as possible, designated as Class I, Class II and Class III, and that with respect to the directors of the Post-Combination Company’s Board (i) the directors of each class the term of which then expires will be elected to hold office for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation, disqualification or removal and (ii) in case of any increase or decrease, from time to time, in the number of directors (other than those directors, if any, elected by the holders of any outstanding series of Preferred Stock), the number of directors in each class will be apportioned by resolution of the Post-Combination Company’s Board as nearly equal as possible;

•

provide that until any time prior to 5:00 p.m. Eastern Time on the first date following the date on which the voting power of all of the then outstanding shares of Class B Stock and Class D Stock, voting together as a single class, represents less than fifty percent (50%) of the voting power of all of the then outstanding shares of the Post-Combination Company generally entitled to vote, voting together as a single class (the “Voting Rights Threshold Date”), any director elected by the stockholders generally entitled to vote may be removed with or without cause, and, any time from and after the Voting Rights Threshold Date, any such director may be removed only for cause;

•

provide that, with respect to directors elected by the stockholders generally entitled to vote, from and after the Voting Rights Threshold Date, (i) newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the Post-Combination Company’s Board resulting from death, resignation, disqualification, removal or other cause will be filled solely and exclusively by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, and (ii) any director so elected will hold office until the expiration of the term of office of the director whom he or she has replaced and until his or her successor is elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal;

•

provide that, prior to the Voting Rights Threshold Date, the affirmative vote of the holders of at least a majority in voting power of the then outstanding shares of the Post-Combination Company generally entitled to vote, voting together as a single class, and, from and after the Voting Rights Threshold Date, the affirmative vote of the holders of at least seventy-five percent (75%) in voting power of the then outstanding shares of the Post-Combination Company generally entitled to vote, is required to alter, amend, make or repeal any provision of the Amended and Restated Bylaws;

•

provide that special meetings of stockholders for any purpose or purposes may be called at any time, but only by (i) the Chairperson of the Post-Combination Company’s Board, (ii) the Chief Executive Officer of the Post-Combination Company or (iii) the Post-Combination Company’s Board, and may not be called by any other person or persons;

•

provide that the Post-Combination Company will have no interests or expectancy in, or in being offered an opportunity to participate in, and renounces, to the fullest extent permitted by applicable law, (i) any corporate opportunity with respect to any lines of business, business activity or business venture conducted by UWM Related Persons as of the date of the filing of the Proposed Charter with the Secretary of State of the State of Delaware and (ii) any corporate opportunity received by, presented to, or originated by, a UWM Related Person after the date of the filing of the Proposed Charter with the Secretary of State of the State of Delaware in such UWM Related Person’s capacity as a UWM Related Person (and not in his, her or its capacity as a director, officer or employee of the Post-Combination Company), in each case, other than in any corporate opportunity with respect to residential mortgage lending;

•

provide that, unless the Post-Combination Company consents in writing to the selection of an alternative forum, (i) any derivative action brought on behalf of the Post-Combination Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or employee of the Post-Combination Company to the Post-Combination Company or the Post-Combination Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Proposed Charter or the Amended and Restated Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine of the State of Delaware, in each case, will be required to be filed in either (x) the Sixth Judicial Circuit, Oakland County, Michigan (or, if the Sixth Judicial Circuit, Oakland County, Michigan lacks jurisdiction over any such action or proceeding, then another state court of the State of Michigan, or if no state court of the State of Michigan has jurisdiction over any such action or proceeding, then the United Stated District Court for the Eastern District of Michigan) or (y) the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over any such action or proceeding, then the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware lacks jurisdiction then the United States District Court for the District of Delaware);

•

require that, from and after the Voting Rights Threshold Date, in addition to any affirmative vote required by applicable law, the affirmative vote of the holders of at least seventy-five percent (75%) in voting power of the then outstanding shares of the Post-Combination Company generally entitled to vote is required to make any amendment to Article VII (Board of Directors) or Article VIII (Written Consent of Stockholders) of the Proposed Charter;

•	delete the prior provisions under Article IX (Business Combination Requirements; Existence) of the Proposed Charter relating to our status as a blank check company; and

•	provide that, from and after the Voting Rights Threshold Date, stockholders may not take action by consent in lieu of a meeting.

Name; Headquarters

The name of the Post-Combination Company after the Business Combination will be UWM Corporation.

Redemption Rights

Pursuant to our current certificate of incorporation, holders of Public Shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with our current certificate of incorporation. As of September 30, 2020, the redemption price would have been approximately $10.01 per share. If a holder exercises its redemption rights, then such holder will be exchanging its shares of our Class A Stock for cash and will no longer own shares of the Post-Combination Company. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our Transfer Agent in accordance with the procedures described herein. Notwithstanding the foregoing, a holder of the Public Shares, together with any affiliate of his or her or any other person with whom he or she is acting in concert or as a “group” (as defined in Section 13d-3 of the Exchange Act) will be restricted from exercising redemption rights with respect to more than 20% of the shares of Class A Stock included in the Public Units sold in our IPO. Accordingly, all Public Shares in excess of the 20% threshold beneficially owned by a Public Stockholder or group will not be redeemed for cash.

We have no specified maximum redemption threshold under our current certificate of incorporation, other than the aforementioned 20% threshold. Each redemption of shares of Class A Stock by our Public Stockholders will reduce the amount in our Trust Account, which held cash and investment securities with a fair value of $425,323,144 as of September 30, 2020. The Business Combination Agreement provides that the obligation of the UWM Entities to consummate the Business Combination is conditioned on the total of (i) the amount in the Trust Account, after giving effect to redemptions of Public Shares, (ii) the proceeds from the Private Placement and (iii) all funds held by us outside of the Trust Account and immediately available to us, equaling or exceeding $712,500,000. This condition to closing in the Business Combination Agreement is for the sole benefit of the UWM Entities and may be waived by the UWM Entities. If, as a result of redemptions of Class A Stock by our Public Stockholders, this condition is not met (or waived), then the UWM Entities may elect not to consummate the Business Combination. In addition, in no event will we redeem shares of our Class A Stock in an amount that would result in the Company’s failure to have net tangible assets equaling or exceeding $5,000,001. Please see the section entitled “Special Meeting in Lieu of 2021 Annual Meeting of Company Stockholders—Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Appraisal Rights

Appraisal rights are not available to our stockholders in connection with the Business Combination.

Accounting Treatment

The Business Combination will be accounted for as a reverse recapitalization, with no goodwill or other intangible assets recorded in accordance with GAAP. Under this method of accounting, the Company will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of UWM issuing stock for the net assets of the Company, accompanied by a recapitalization. The net assets of the Company will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be those of UWM.

Material United States Federal Income Tax Considerations for Stockholders Exercising Redemption Rights

The following is a discussion of the material U.S. federal income tax considerations for holders of our shares of Class A Stock that elect to have their Class A Stock redeemed for cash if the Business Combination is completed. This discussion applies only to Class A Stock that is held as a capital asset for U.S. federal income tax purposes. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, such as:

•	financial institutions;

•	insurance companies;

•	brokers, dealers or traders in securities subject to a mark-to-market method of accounting with respect to shares of Class A Stock;

•	persons holding Class A Stock as part of a “straddle,” hedge, integrated transaction or similar transaction;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	“controlled foreign corporations”, “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	U.S. expatriates or former long-term residents of the U.S.;

•	Tax-qualified retirement plans;

•	Qualified foreign pension funds (or any entities all of the interests of which are held by a qualified foreign pension fund);

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	persons that acquired our common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan;

•	regulated investment companies (RICs) or real estate investment trusts (REITS);

•	partnerships or other pass-through entities for U.S. federal income tax purposes (and investors therein); and

•	tax-exempt entities or governmental organizations.

If you are a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners will generally depend on the status of the partners and your activities.

This discussion is based on the Code and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, changes to any of which subsequent to the date of this proxy statement may affect the tax consequences described herein. We have not sought any ruling from the Internal Revenue Service (the “IRS”), with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS or a court will agree with such statements and conclusions. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

Redemption of Class A Stock

In the event that a holder’s shares of Class A Stock are redeemed pursuant to the redemption provisions described in this proxy statement under the section entitled “Special Meeting in Lieu of 2021 Annual Meeting of Company Stockholders—Redemption Rights,” the treatment of the redemption for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale or other exchange of shares of Class A Stock under Section 302 of the Code. If the redemption qualifies as a sale of shares of Class A Stock, a U.S. holder will be treated as described below under the section entitled “U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Stock,” and a Non-U.S. holder will be treated as described under the section entitled “Non-U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Stock.” If the redemption does not qualify as a sale of shares of Class A Stock, a holder will be treated as receiving a corporate distribution with the tax consequences to a U.S. holder described below under the section entitled “U.S. Holders—Taxation of Distributions,” and the tax consequences to a non-U.S. holder described below under the section entitled “Non-U.S. Holders—Taxation of Distributions.”

Whether a redemption of shares of Class A Stock qualifies for sale treatment will depend largely on the total number of shares of our stock treated as held by the redeemed holder before and after the redemption (including any stock constructively owned by the holder as a result of owning Private Placement Warrants or Public Warrants and any of our stock that a holder would directly or indirectly acquire pursuant to the Business Combination or the Private Placement) relative to all of our shares outstanding both before and after the redemption. The redemption of Class A Stock generally will be treated as a sale of Class A Stock (rather than as a corporate distribution) if the redemption (i) is “substantially disproportionate” with respect to the holder, (ii) results in a “complete termination” of the holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the holder. These tests are explained more fully below.

In determining whether any of the foregoing tests result in a redemption qualifying for sale treatment, a holder takes into account not only shares of our stock actually owned by the holder, but also shares of our stock that are constructively owned by it. A holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the holder has an interest or that have an interest in such holder, as well as any stock that the holder has a right to acquire by exercise of an option, which would generally include Class A Stock which could be acquired pursuant to the exercise of the Private Placement Warrants or Public Warrants. Moreover, any of our stock that a holder directly or constructively acquires pursuant to the Business Combination or the Private Placement generally should be included in determining the U.S. federal income tax treatment of the redemption.

In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by the holder immediately following the redemption of shares of Class A Stock must, among other requirements, be less than eighty percent (80%) of the percentage of our outstanding voting stock actually and constructively owned by the holder immediately before the redemption (taking into account both redemptions by other holders of Class A Stock and our common stock to be issued pursuant to the Business Combination). There will be a complete termination of a holder’s interest if either (i) all of the shares of our stock actually and constructively owned by the holder are redeemed or (ii) all of the shares of our stock actually owned by the holder are redeemed and the holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the holder does not constructively own any other stock. The redemption of Class A Stock will not be essentially equivalent to a dividend if the redemption results in a “meaningful reduction” of the holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a holder’s proportionate interest in us will depend on the particular facts and circumstances.

However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests is satisfied, then the redemption of shares of Class A Stock will be treated as a corporate distribution to the redeemed holder and the tax effects to such U.S. holder will be as described below under the section entitled “U.S. Holders—Taxation of Distributions,” and the tax effects to such Non-U.S. holder will be as described below under the section entitled “Non-U.S. Holders—Taxation of Distributions.” After the application of those rules, any remaining tax basis of the holder in the redeemed Class A Stock will be added to the holder’s adjusted tax basis in its remaining stock, or, if it has none, to the holder’s adjusted tax basis in the stock the holder constructively owns attributable to the Private Placement or Public Warrants or possibly in other stock constructively owned by it.

A holder should consult with its own tax advisors as to the tax consequences of a redemption.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of our shares of Class A Stock who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

an entity treated as a trust for U.S. federal income tax purposes if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “U.S. persons” (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

Taxation of Distributions. If our redemption of a U.S. holder’s shares of Class A Stock is treated as a distribution, as discussed above under the section entitled “Redemption of Class A Stock,” such distributions generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our Class A Stock.

Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A Stock and will be treated as described below under the section entitled “U.S. Holders—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Stock.”

Dividends we pay to a U.S. holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. It is unclear whether the redemption rights with respect to the Class A Stock described in this proxy statement may prevent a U.S. holder from satisfying the applicable holding period requirements with respect to the dividends received deduction or the preferential tax rate on qualified dividend income, as the case may be.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class A Stock. If our redemption of a U.S. holder’s shares of Class A Stock is treated as a sale or other taxable disposition, as discussed above under the section entitled “Redemption of Class A Stock,” a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in the shares of Class A Stock redeemed.

Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its Class A Stock so disposed of. A U.S. holder’s adjusted tax basis in its Class A Stock generally will equal the U.S. holder’s acquisition cost less any prior distributions paid to such U.S. holder with respect to its shares of Class A Stock treated as a return of capital.

Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for the Class A Stock so disposed of exceeds one year. It is unclear, however, whether the redemption rights with respect to the Class A Stock described in this proxy statement may suspend the running of the applicable holding period for this purpose. Long-term capital gains recognized by non-corporate U.S. holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

This section applies to you if you are a “Non-U.S. holder.” A Non-U.S. holder is a beneficial owner of our Class A Stock who or that is, for U.S. federal income tax purposes:

•	a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

•	a foreign corporation; or

•	an estate or trust that is not a U.S. holder;

but does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of a redemption.

Taxation of Distributions. If our redemption of a Non-U.S. holder’s shares of Class A Stock is treated as a distribution, as discussed above under the section entitled “Redemption of Class A Stock,” to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), such distribution will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of thirty percent (30%), unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its shares of our Class A Stock and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Class A Stock, which will be treated as described below under the section entitled “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Stock.”

The withholding tax does not apply to dividends paid to a Non-U.S. holder who provides an IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise (and any additional requirements therein). A Non-U.S. holder that is a corporation for U.S. federal income tax purposes and is receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of thirty percent (30%) (or a lower applicable income tax treaty rate).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Stock. If our redemption of a U.S. holder’s shares of Class A Stock is treated as a sale or other taxable disposition, as discussed above under the section entitled “Redemption of Class A Stock,” a Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on such redemption treated as a sale, taxable exchange or other taxable disposition of our Class A Stock, unless:

•

the gain is effectively connected with the conduct of a trade or business by the Non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder); or

•

we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. holder held our Class A Stock and, in the circumstance in which shares of our Class A Stock are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, more than 5% of our Class A Stock at any time within the shorter of the five-year period preceding the redemption or such Non-U.S. holder’s holding period for the shares of our Class A Stock. There can be no assurance that our Class A Stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is a corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” at a thirty percent (30%) rate (or lower income tax treaty rate).

If the second bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of shares of our Class A Stock will be subject to tax at generally applicable U.S.

federal income tax rates. In addition, a buyer of our Class A Stock (we would be treated as a buyer with respect to a redemption of Class A Stock) may be required to withhold U.S. federal income tax at a rate of fifteen percent (15%) of the amount realized upon such disposition. We believe that we are not and have not been at any time since our formation a United States real property holding corporation and we do not expect to be a United States real property holding corporation immediately after the Business Combination is completed.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments resulting from our redemption of shares of Class A Stock. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number or a certification of exempt status, or if the U.S. holder has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person on a duly executed applicable IRS Form W-8 or otherwise in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under an income tax treaty will satisfy the certification requirements necessary to avoid the backup withholding as well.

Backup withholding is not an additional tax. The amount of any backup withholding will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund of any excess amounts withheld, provided that the required information is timely furnished to the IRS.

FATCA

Provisions commonly referred to as “FATCA” impose withholding of thirty percent (30%) on payments of dividends (including constructive dividends received pursuant to a redemption of stock) on our Class A Stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies (typically certified as to by the delivery of a properly completed IRS Form W-8BENE).

If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Non-U.S. holders should consult their tax advisers regarding the effects of FATCA on a redemption of Class A Stock.

Regulatory Matters

In connection with the Business Combination, UWM must notify certain federal and state regulatory agencies, as well as GSEs, regarding the impact of the transactions contemplated by the Business Combination Agreement prior to Closing. Applicable law and guidelines obligate UWM to provide such notification and, in certain circumstances, secure approval from those agencies and GSEs before the Closing of the Business Combination. Notifications to the regulatory agencies and GSEs consist of notifications, change of ownership applications and/or re-licensing. Receipt of these approvals, unless waived, is a condition to the Closing of the Business Combination.

Vote Required for Approval

The Business Combination is conditioned on the approval of the Business Combination Proposal, the Nasdaq Proposal and the Charter Approval Proposal at the Special Meeting. Each of the proposals other than the

Business Combination Proposal, the Nasdaq Proposal and the Charter Approval Proposal is conditioned on the approval of the Business Combination Proposal, the Nasdaq Proposal and the Charter Approval Proposal, other than the Governance Proposal and the Adjournment Proposal, which are not conditioned on the approval of any other proposal set forth in this proxy statement.

This Business Combination Proposal (and consequently, the Business Combination Agreement and the Business Combination) will be adopted and approved only if at least a majority of the votes cast by holders of outstanding shares of our Common Stock represented in person or by proxy and entitled to vote thereon at the Special Meeting vote “FOR” the Business Combination Proposal. Since our Sponsor has agreed to vote the shares of Common Stock it owns in favor of the Business Combination (which amount constitutes approximately 20% of our outstanding shares of Common Stock), approximately 37.5% of our Common Stock held by our Public Stockholders will need to vote in favor of the Business Combination Proposal for the Business Combination Proposal to be approved (assuming all of such stockholders are represented in person or by proxy and entitled to vote at the Special Meeting). Failure to vote by proxy or to vote in person at the Special Meeting, abstentions and broker non-votes will have no effect on the Business Combination Proposal.

Our Initial Stockholders have agreed to vote any shares of Common Stock owned by them in favor of the Business Combination. As of the record date, our Sponsor, directors and officers own 20% of our issued and outstanding shares of Common Stock.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT OUR STOCKHOLDERS VOTE “FOR”

THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2—APPROVAL OF THE ISSUANCE OF MORE THAN 20% OF THE COMPANY’S ISSUED AND OUTSTANDING COMMON STOCK IN CONNECTION WITH THE BUSINESS COMBINATION AND THE PRIVATE PLACEMENT

Overview

Assuming the Business Combination Proposal is approved, a portion of the consideration to be paid to UWM Stockholders in connection with the Business Combination will consist of the Voting Stock Consideration of approximately 1,502,042,686 shares of Class D Stock plus up to approximately 90,760,000 shares of Class D Stock as Earn-Out Shares, each of which will be issued without any general solicitation or advertising to SFS Corp., an accredited investor, in a transaction not involving a public offering effected in reliance on the exemption from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof, as set forth in and pursuant to the terms of the Business Combination Agreement. The Voting Stock Consideration and Earn-Out Shares to be issued to SFS Corp. will be restricted securities bearing transfer restrictions, and SFS Corp. will have acquired such securities for its own account without a view to resell or distribute them.

In connection with the Business Combination, the Company entered into the Subscription Agreements with a limited number of accredited investors (as defined by Rule 501 of Regulation D), including our Sponsor, pursuant to which the Company intends to issue approximately 50,000,000 shares of Class A Stock in the Private Placement at $10.00 per share (subject to customary terms and conditions, including the closing of the Business Combination) in a transaction not involving a public offering effected in reliance on the exemption from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof, for gross proceeds to the Company of approximately $500,000,000.

As contemplated by the Incentive Plan Proposal, we intend to reserve 80,000,000 shares of Class A Stock for grants of awards under the Incentive Plan. For more information on the Incentive Plan Proposal, please see the section entitled “Proposal No. 6—Approval of the Incentive Plan, Including the Authorization of the Initial Share Reserve Under the Incentive Plan.”

The terms of the Voting Stock Consideration, the Earn-Out Shares, the Private Placement and the Incentive Plan are complex and only briefly summarized above. For further information, please see the full text of the Business Combination Agreement, which is attached as Annex A hereto and the form of the Registration Rights Agreement, which is attached as Annex E hereto. A copy of the form of the Subscription Agreements is attached as Annex D hereto. A copy of the form of the Incentive Plan is attached as Annex G hereto. The discussion herein is qualified in its entirety by reference to such documents.

Why the Company Needs Stockholder Approval

We are seeking stockholder approval in order to comply with Nasdaq Listing Rules 5635(a) and (d).

Under Nasdaq Listing Rule 5635(a), stockholder approval is required prior to the issuance of common stock or other securities convertible into or exercisable for common stock, in connection with the acquisition of the stock or assets of another company, if such securities are not issued in a public offering and (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such securities, or (ii) the number of shares of common stock to be issued is or will be equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of such securities. Collectively, the Company may issue 20% or more of our outstanding Common Stock or securities representing 20% or more of the voting power, in each case outstanding before the issuance, pursuant to the issuance of Common Stock in connection with the Business Combination and the Private Placement. In addition, the Company intends to reserve for issuance shares of Class A Stock for potential future issuances of Class A Stock under the Incentive Plan.

Under Nasdaq Listing Rule 5635(d), stockholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of common stock (or securities convertible into or exercisable for common stock) at a price that is less than the lower of (i) the closing price immediately preceding the signing of the binding agreement or (ii) the average closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement, if the number of shares of common stock (or securities convertible into or exercisable for common stock) to be issued equals to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

Effect of Proposal on Current Stockholders

If the Nasdaq Proposal is adopted, and assuming the Business Combination Proposal, the Charter Approval Proposal and the Incentive Plan Proposal are also approved, approximately (i) 50,000,000 shares of Class A Stock will be issued in connection with the Private Placement and (ii) approximately 1,502,042,686 shares of Class D Stock will be issued as Voting Stock Consideration pursuant to the terms of the Business Combination Agreement. In addition, up to an additional approximately 90,760,000 shares of Class A Stock may be issued as Earn-Out Shares pursuant to the Business Combination Agreement. Further, 80,000,000 shares of Class A Stock will be reserved for grants of awards under the Incentive Plan. The issuance of such shares would result in significant dilution to our stockholders, and would afford our stockholders a smaller percentage interest in the voting power, liquidation value and aggregate book value of the Company.

Vote Required for Approval

The approval of the Nasdaq Proposal requires the affirmative vote of holders of at least a majority of the votes cast by holders of outstanding shares of our Common Stock represented in person or by proxy and entitled to vote thereon at the Special Meeting. Failure to vote by proxy or to vote in person at the Special Meeting, abstentions and broker non-votes will have no effect on the Business Combination Proposal.

This Proposal No. 2 is conditioned upon the approval of the Business Combination Proposal. If the Business Combination Proposal is not approved, this Proposal No. 2 will have no effect, even if approved by our stockholders.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE NASDAQ PROPOSAL.

PROPOSAL NO. 3—APPROVAL OF THE PROPOSED CHARTER

Overview

Our stockholders are also being asked to adopt the Proposed Charter in the form attached hereto as Annex B, which were specifically negotiated for by the Ishbia Parties and SFS Corp. and, in the judgment of our Board, is necessary to adequately address the needs of the Post-Combination Company.

The following is a summary of the key changes effected by the Proposed Charter, but this summary is qualified in its entirety by reference to the full text of the Proposed Charter, a copy of which is included as Annex B:

•	change the Post-Combination Company’s name to “UWM Corporation”;

•	change the purpose of the Post-Combination Company to “engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware”;

•

provide that, following the filing of the Proposed Charter with the Secretary of State of the State of Delaware and immediately prior to the consummation of any business combination, each share of Class F Stock outstanding immediately prior to such filing will automatically be converted into one share of Class A Stock without any action on the part of any person and, concurrently with such conversion, the number of authorized shares of Class F Stock will be reduced to zero;

•

(i) increase the Post-Combination Company’s total number of authorized shares of capital stock from 221,000,000 shares to 9,200,000,000 shares of capital stock, (ii) increase the Post-Combination Company’s authorized Class A Stock from 200,000,000 shares to 4,000,000,000 shares of Class A Stock, (iii) create the Post-Combination Company’s Class B Stock, consisting of 1,700,000,000 authorized shares of Class B Stock, (iv) create the Post-Combination Company’s Class C Stock, consisting of 1,700,000,000 authorized shares of Class C Stock, (v) create the Post-Combination Company’s Class D Stock, consisting of 1,700,000,000 authorized shares of Class D Stock, and (iv) increase the Post-Combination Company’s authorized shares of Preferred Stock from 1,000,000 to 100,000,000 shares of Preferred Stock;

•

provide that each share of Class B Stock and Class D Stock, as applicable, will automatically convert into one share of Class A Stock or Class C Stock, as applicable, (i) upon any sale or other transfer of such share to a third party other than a permitted transferee or (ii) if SFS Corp. owns less than 10% of the outstanding Common Stock;

•

provide that, in no event shall a holder of Common Stock, together with one or more other “includable corporations” (as defined in the Code) of such holder or entities disregarded as separate from such holder for U.S federal income tax purposes, be entitled to vote in excess of 79% of the voting power of the holders of the outstanding shares then voting together as a single class on such matter;

•

provide that, subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of outstanding shares of Common Stock of the Post-Combination Company will vote together as a single class on all matters with respect to which stockholders of the Post-Combination Company are entitled to vote under applicable law, the Proposed Charter or the Amended and Restated Bylaws, or upon which a vote of the stockholders generally entitled to vote is otherwise called for by the Post-Combination Company, (i) the holders of Class A Stock and holders of Class C Stock will be entitled to one vote per share of Class A Stock or Class C Stock, respectively, and (ii) holders of Class B Stock and holders of Class D Stock will be entitled to ten votes per share of Class B Stock or Class D Stock, respectively, such that the holders of Class B Stock and the holders of Class D Stock immediately following the closing of the Business Combination will have the ability to control the outcome of matters requiring stockholder approval (even though the holders of Class B Stock and Class D Stock own less than a majority of the outstanding shares of Common Stock), including the election of directors and significant corporate transactions (such as a merger or other sale of the Post-Combination Company or its assets);

•

provide that, subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of Class A Stock and the holders of Class B Stock will be entitled to receive dividends with respect to shares of Class A Stock and Class B Stock, respectively, when, as and if declared by the Post-Combination Company’s Board, while holders of Class C Stock and holders of Class D Stock will not be entitled to receive dividends with respect to shares of Class C Stock or Class D Stock, respectively;

•

provide that the Post-Combination Company’s Board (other than those directors, if any, elected by the holders of any outstanding series of Preferred Stock) will be divided into three classes, as nearly equal in number as possible, designated as Class I, Class II and Class III, and that with respect to the directors of the Post-Combination Company’s Board (i) the directors of each class the term of which then expires will be elected to hold office for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation, disqualification or removal and (ii) in case of any increase or decrease, from time to time, in the number of directors (other than those directors, if any, elected by the holders of any outstanding series of Preferred Stock), the number of directors in each class will be apportioned by resolution of the Post-Combination Company’s Board as nearly equal as possible;

•

provide that until any time prior to the Voting Rights Threshold Date, any director elected by the stockholders generally entitled to vote may be removed with or without cause, and, any time from and after the Voting Rights Threshold Date, any such director may be removed only for cause;

•

provide that, with respect to directors elected by the stockholders generally entitled to vote, from and after the Voting Rights Threshold Date, (i) newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the Post-Combination Company’s Board resulting from death, resignation, disqualification, removal or other cause will be filled solely and exclusively by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, and (ii) any director so elected will hold office until the expiration of the term of office of the director whom he or she has replaced and until his or her successor is elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal;

•

provide that, prior to the Voting Rights Threshold Date, the affirmative vote of the holders of at least a majority in voting power of the then outstanding shares of the Post-Combination Company generally entitled to vote, voting together as a single class, and, from and after the Voting Rights Threshold Date, the affirmative vote of the holders of at least 75% in voting power of the then outstanding shares of the Post-Combination Company generally entitled to vote, is required to alter, amend, make or repeal any provision of the Amended and Restated Bylaws;

•

provide that the Post-Combination Company will have no interests or expectancy in, or in being offered an opportunity to participate in, and renounces, to the fullest extent permitted by applicable law, (i) any corporate opportunity with respect to any lines of business, business activity or business venture conducted by the UWM Related Persons and (ii) any corporate opportunity received by, presented to, or originated by, a UWM Related Person after the date of the filing of the Proposed Charter with the Secretary of State of the State of Delaware in such UWM Related Person’s capacity as a UWM Related Person (and not in his, her or its capacity as a director, officer or employee of the Post-Combination Company), in each case, other than in any corporate opportunity with respect to residential mortgage lending;

•

provide that, unless the Post-Combination Company consents in writing to the selection of an alternative forum, (i) any derivative action brought on behalf of the Post-Combination Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or employee of the Post-Combination Company to the Post-Combination Company or the Post-Combination Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Proposed Charter or the Amended and Restated Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine of the State of Delaware, in each case, will be required to be filed in either (x) the Sixth Judicial Circuit, Oakland County, Michigan (or, if the Sixth Judicial Circuit, Oakland County, Michigan lacks jurisdiction over any such action or proceeding, then another state court of the State of Michigan, or if no state court of the State of Michigan has jurisdiction over any such action or proceeding, then the United Stated District Court for the Eastern District of Michigan) or (y) the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over any such action or proceeding, then the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware lacks jurisdiction then the United States District Court for the District of Delaware);

•

require that, from and after the Voting Rights Threshold Date, in addition to any affirmative vote required by applicable law, the affirmative vote of the holders of at least 75% in voting power of the then outstanding shares of the Post-Combination Company generally entitled to vote is required to make any amendment to Article VII (Board of Directors) or Article VIII (Written Consent of Stockholders) of the Proposed Charter;

•	delete the prior provisions under Article IX (Business Combination Requirements; Existence) of the Proposed Charter relating to our status as a blank check company; and

•	provide that, from and after the Voting Rights Threshold Date, stockholders may not take action by consent in lieu of a meeting.

Reasons for the Amendments

Each of these amendments was negotiated as part of the Business Combination. The Board’s reasons for proposing each of these amendments to our certificate of incorporation are set forth below.

•

Amending Article I to change the Post-Combination Company’s name to “UWM Corporation.” Previously, the Company’s name was “Gores Holdings IV, Inc.” The Board believes the name of the Post-Combination Company should more closely align with the name of the Post-Combination Company’s operating business and therefore has proposed the name change.

•

Amending the prior Article II and renumbering such article as Article III to provide that the purpose of the Post-Combination Company is “to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.” The Board believes this change is appropriate to remove language applicable to a blank check company.

•

Amending Article IV to provide that following the filing of the Proposed Charter with the Secretary of State of the State of Delaware and immediately prior to the consummation of any business combination, any share of Class F Stock outstanding immediately prior to such filing will automatically be converted into one share of Class A Stock without any action on the part of any person and, concurrently with such conversion, the number of authorized shares of Class F Stock will be reduced to zero. The amendment provides for the automatic conversion of the issued and outstanding Class F Stock which is required in order to effectuate the closing of the Business Combination.

•

Amending Article IV to (i) increase the Post-Combination Company’s total number of authorized shares of capital stock from 221,000,000 shares to 9,200,000,000 shares of capital stock, (ii) increase the Post-Combination Company’s authorized Class A Stock from 200,000,000 shares to 4,000,000,000 shares of Class A Stock, (iii) create the Post-Combination Company’s Class B Stock, consisting of 1,700,000,000 authorized shares of Class B Stock, (iv) create the Post-Combination Company’s Class C Stock, consisting of 1,700,000,000 authorized shares of Class C Stock, (v) create the Post-Combination Company’s Class D Stock, consisting of 1,700,000,000 authorized shares of Class D Stock, and (iv) increase the Post-Combination Company’s authorized shares of Preferred Stock from 1,000,000 to 100,000,000 shares of Preferred Stock. The amendment provides for the creation of Class B Stock, the Class C Stock and the Class D Stock, which are required in order to effectuate the closing of the Business Combination. In addition, the increase in the total number of authorized shares provides the Post-Combination Company adequate authorized capital to provide flexibility for future issuances of shares of Common Stock if determined by the Post-Combination Company’s Board to be in the best interests of the Post-Combination Company, without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

•

Amending Article IV to provide that each share of Class B Stock and Class D Stock, as applicable, will automatically convert into one share of Class A Stock or Class C Stock, as applicable, (i) upon any sale or other transfer of such share to a third party other than a permitted transferee or (ii) if SFS Corp. owns less than 10% of the outstanding Common Stock. The amendment is intended to protect the stockholders of the Post-Combination Company once SFS Corp. no longer has the ability to control the vote and was negotiated for by SFS Corp. and the Ishbia Parties in negotiations with respect to the Business Combination.

•

Amending Article IV to provide that, in no event shall a holder of Common Stock, together with one or more other “includable corporations” (as defined in the Code) of such holder or entities disregarded as separate from such holder for U.S federal income tax purposes, be entitled to vote in excess of 79% of the voting power of the holders of the outstanding shares then voting together as a single class on such matter. The amendment is intended to benefit SFS Corp. from a tax perspective and was negotiated for by SFS Corp. and the Ishbia Parties in negotiations with respect to the Business Combination.

•

Amending Article IV to provide for a capital structure pursuant to which, subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of outstanding shares of Common Stock of the Post-Combination Company will vote together as a single class on all matters with respect to which stockholders of the Post-Combination Company are entitled to vote under applicable law, the Proposed Charter or the Amended and Restated Bylaws, or upon which a vote of the stockholders generally entitled to vote is otherwise called for by the Post-Combination Company, in each such vote, (i) the holders of Class A Stock and holders of Class C Stock will be entitled to one vote per share of Class A Stock or Class C Stock, respectively, and (ii) holders of Class B Stock and holders of Class D Stock will be entitled to ten votes per share of Class B Stock or Class D Stock, respectively. The amendment is intended to align the Post-Combination Company’s capital structure with that of UWM LLC, and enables the Ishbia Parties to maintain their leadership of UWM and execute on the Post-Combination Company’s long-term strategy while helping alleviate short-term market pressure on the Post-Combination Company.

•

Restating the prior Article V and renumbering such article as Article VII to provide that the Post-Combination Company’s Board (other than those directors, if any, elected by the holders of any outstanding series of Preferred Stock) be divided into three classes, as nearly equal in number as possible, designated as Class I, Class II and Class III. The directors of each class the term of which then expires will be elected to hold office for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation, disqualification or removal. In case of any increase or decrease, from time to time, in the number of directors (other than those directors, if any, elected by the holders of any outstanding series of Preferred Stock), the number of directors in each class will be apportioned by resolution of the Post-Combination Company’s Board as nearly equal as possible. The amendment is intended to maintain the stability of the Post-Combination Company’s Board and to discourage certain types of transactions that may involve an actual or threatened hostile acquisition of the Post-Combination Company.

•

Amending Article VII to provide that until any time prior to the Voting Rights Threshold Date, any director of the Post-Combination Company’s Board elected by the stockholders generally entitled to vote may be removed with or without cause, and, any time from and after the Voting Rights Threshold Date, any such director may be removed only for cause. The amendment is intended to protect all stockholders against the potential self-interested actions by one or a few large stockholders after the Voting Rights Threshold Date by changing the standard for removal of a director after the Voting Rights Threshold Date to solely for cause.

•

Amending Article V and renumbering such article as Article VII to provide that, with respect to directors elected by the stockholders generally entitled to vote, from and after the Voting Rights Threshold Date, (i) newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the Post-Combination Company’s Board resulting from death, resignation, disqualification, removal or other cause will be filled solely and exclusively by a majority of the directors then in office, although less than a quorum, or by the sole remaining director and (ii) any director so elected will hold office until the expiration of the term of office of the director whom he or she has replaced and until his or her successor is elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal. The amendment is intended to protect the Post-Combination Company’s Board from undue influence from potentially self-interested actions by one or a few large stockholders after the Voting Rights Threshold Date.

•

Amending Article VII to provide that, from and after the Voting Rights Threshold Date, the affirmative vote of the holders of at least 75% in voting power of the then outstanding shares of the Post-Combination Company generally entitled to vote, is required to alter, amend, make or repeal any provision of the Amended and Restated Bylaws. The amendment is intended to protect all stockholders against the potential self-interested actions by one or more large stockholders after the Voting Rights Threshold Date. In addition, our Board believes that following the Voting Rights Threshold Date, a supermajority voting requirement encourages any person seeking control of the Post-Combination Company to negotiate directly with the Post-Combination Company’s Board to reach terms that are appropriate for all stockholders.

•

Amending the prior Article X and renumbering such article as Article IX to provide that the Company will have no interests or expectancy in, or in being offered an opportunity to participate in, and renounces, to the fullest extent permissible by law, (i) any corporate opportunity with respect to any lines of business, business activity or business venture conducted by any UWM Related Persons as of the date of the filing of the Proposed Charter and (ii) any corporate opportunity received by, presented to, or originated by, a UWM Related Person after the date of the filing of the Proposed Charter in such UWM Related Person’s capacity as a UWM Related Person (and not in his, her or its capacity as a director, officer or employee of the Post-Combination Company), in each case, other than in any corporate opportunity with respect to residential mortgage lending. The prior Article X provided that the doctrine of corporate opportunity would not apply to the Company or any of its officers or directors where it would conflict with any fiduciary duties or contractual obligations, unless it was offered to such person solely in his or her capacity as a director or officer of the Post-Combination Company. The Board believes that this change is appropriate to permit SFS Corp. and its affiliates to continue to operate their respective businesses other than those operating in the residential mortgage lending business and was negotiated for specifically by SFS Corp. and the Ishbia Parties.

•

Adding Article XII to provide that, unless the Post-Combination Company consents in writing to the selection of an alternative forum, (i) any derivative action brought on behalf of the Post-Combination Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or employee of the Post-Combination Company to the Post-Combination Company or the Post-Combination Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Proposed Charter or the Amended and Restated Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine of the State of Delaware, in each case, will be required to be filed in either (x) the Sixth Judicial Circuit, Oakland County, Michigan (or, if the Sixth Judicial Circuit, Oakland County, Michigan lacks jurisdiction over any such action or proceeding, then another state court of the State of Michigan, or if no state court of the State of Michigan has jurisdiction over any such action or proceeding, then the United Stated District Court for the Eastern District of Michigan) or (y) the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over any such action or proceeding, then the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware lacks jurisdiction then the United States District Court for the District of Delaware). The Board believes the amendment avoids conflicting results, as well as make the Post-Combination Company’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery. Additionally, UWM is headquartered in the jurisdiction of the Sixth Judicial Court, Oakland County, Michigan, and the exclusive forum provision was specifically negotiated by the Ishbia Parties and SFS Corp. as a condition to entering into the Business Combination.

•

Amending the prior Article XI and renumbering such article as Article XIII to require that, from and after the Voting Rights Threshold Date, in addition to any affirmative vote required by applicable law, the approval by affirmative vote of the holders of at least 75% in voting power of the then outstanding shares of the Post-Combination Company generally entitled to vote is required to make any amendment to Article VII (Board of Directors) or Article VIII (Written Consent of Stockholders) of the Proposed Charter. The Board believes this amendment protects key provisions of the Proposed Charter from arbitrary amendment and prevents a simple majority of stockholders from taking actions after the Voting Rights Threshold Date that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.

•

Amending the prior Article VII and renumbering such article as Article VIII to provide that, from and after the Voting Rights Threshold Date, stockholders may not take action by consent in lieu of a meeting. The amendment is intended to protect the Post-Combination Company’s Board from undue influence from potentially self-interested actions by one or a few large stockholders after the Voting Rights Threshold Date.

The approval of the Charter Approval Proposal requires (i) the affirmative vote of holders of a majority of our outstanding shares of Common Stock entitled to vote thereon at the Special Meeting and (ii) the affirmative vote of holders of a majority of our outstanding shares of Class F Stock, voting separately as a single class, entitled to vote thereon at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Charter Approval Proposal will have the same effect as a vote “AGAINST” such Charter Approval Proposal.

This Proposal No. 3 is conditioned upon the approval of the Business Combination Proposal. If the Business Combination Proposal is not approved, this Proposal No. 3 will have no effect, even if approved by our stockholders.

As of the date of this proxy statement, our Initial Stockholders have agreed to vote any shares of Common Stock owned by them, including the Class F Stock, in favor of this proposal. As of the date hereof, our Sponsor, directors and officers own 20% of our issued and outstanding shares of Common Stock and have not purchased any Public Shares, but may do so at any time.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 3.

PROPOSAL NO. 4—APPROVAL OF CERTAIN GOVERNANCE PROVISIONS IN THE PROPOSED CHARTER

Overview

Our stockholders are also being asked to vote on a separate proposal with respect to certain governance provisions in the Proposed Charter, which are separately being presented in accordance with SEC guidance and which will be voted upon on a non-binding advisory basis. These provisions were specifically negotiated for by the Ishbia Parties and SFS Corp and, in the judgment of our Board, were essential to entering into the Business Combination Agreement and necessary to adequately address the needs of the Post-Combination Company. Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, the Company and UWM intend that the Proposed Charter in the form set forth on Annex B will take effect at consummation of the Business Combination, assuming adoption of Proposal No. 3.

Proposal No. 4A: Change in Authorized Shares

Description of Amendment

The amendment would (i) increase the Post-Combination Company’s total number of authorized shares of capital stock from 221,000,000 shares to 9,200,000,000 shares of capital stock, (ii) increase the Post-Combination Company’s authorized Class A Stock from 200,000,000 shares to 4,000,000,000 shares of Class A Stock, (iii) create the Post-Combination Company’s Class B Stock, consisting of 1,700,000,000 authorized shares of Class B Stock, (iv) create the Post-Combination Company’s Class C Stock, consisting of 1,700,000,000 authorized shares of Class C Stock, (v) create the Post-Combination Company’s Class D Stock, consisting of 1,700,000,000 authorized shares of Class D Stock, and (iv) increase the Post-Combination Company’s authorized shares of Preferred Stock from 1,000,000 to 100,000,000 shares of Preferred Stock.

Reasons for the Amendment

The amendment provides for the creation of Class B Stock, the Class C Stock and the Class D Stock, which are required in order to effectuate the closing of the Business Combination. In addition, the increase in the total number of authorized shares provides the Post-Combination Company adequate authorized capital to provide flexibility for future issuances of shares of Common Stock if determined by the Post-Combination Company’s Board to be in the best interests of the Post-Combination Company, without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

Proposal No. 4B: Dual-Class Stock

Description of Amendment

The amendment provides for a capital structure pursuant to which, subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of outstanding shares of Common Stock of the Post-Combination Company will vote together as a single class on all matters with respect to which stockholders of the Post-Combination Company are entitled to vote under applicable law, the Proposed Charter or the Amended and Restated Bylaws, or upon which a vote of the stockholders generally entitled to vote is otherwise called for by the Post-Combination Company, in each such vote, (i) the holders of Class A Stock and holders of Class C Stock will be entitled to one vote per share of Class A Stock or Class C Stock, respectively, and (ii) holders of Class B Stock and holders of Class D Stock will be entitled to ten votes per share of Class B Stock or Class D Stock, respectively.

Reasons for the Amendment

The amendment is intended to align the Post-Combination Company’s capital structure with that of UWM LLC, was negotiated for by SFS Corp.’s and the Ishbia Parties in negotiations with respect to the Business

Combination and enables the Ishbia Parties to maintain their leadership of UWM and execute on the Post-Combination Company’s long-term strategy while helping alleviate short-term market pressure on the Post-Combination Company.

Proposal No. 4C: Removal of Directors

Description of Amendment

The amendment provides that until any time prior to the Voting Rights Threshold Date, any director of the Post-Combination Company’s Board elected by the stockholders generally entitled to vote may be removed with or without cause, and, any time from and after the Voting Rights Threshold Date, any such director may be removed only for cause.

Reasons for the Amendment

The amendment is intended to protect all stockholders against the potential self-interested actions by one or a few large stockholders after the Voting Rights Threshold Date by changing the standard for removal of a director after the Voting Rights Threshold Date as limited solely for cause.

Proposal No. 4D: Selection of the Sixth Judicial Court, Oakland County, Michigan or the Court of Chancery of the State of Delaware as Exclusive Forum

Description of Amendment

The amendment provides that, unless the Post-Combination Company consents in writing to the selection of an alternative forum, (i) any derivative action brought on behalf of the Post-Combination Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or employee of the Post-Combination Company to the Post-Combination Company or the Post-Combination Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Proposed Charter or the Amended and Restated Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine of the State of Delaware will be required to be filed in either (x) the Sixth Judicial Circuit, Oakland County, Michigan (or, if the Sixth Judicial Circuit, Oakland County, Michigan lacks jurisdiction over any such action or proceeding, then another state court of the State of Michigan, or if no state court of the State of Michigan has jurisdiction over any such action or proceeding, then the United Stated District Court for the Eastern District of Michigan) or (y) the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over any such action or proceeding, then the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware lacks jurisdiction then the United States District Court for the District of Delaware).

Reasons for the Amendment

The Board believes the amendment avoids conflicting results, as well as make the Post-Combination Company’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding duplicative discovery. Additionally, UWM is headquartered in the jurisdiction of the Sixth Judicial Court, Oakland County, Michigan, and the exclusive forum provision was specifically negotiated by the Ishbia Parties and SFS Corp. as a condition to entering into the Business Combination.

Proposal No. 4E: Required Stockholder Vote to Amend Certain Sections of the Proposed Charter

Description of Amendment

This amendment provides that, from and after the Voting Rights Threshold Date, in addition to any affirmative vote required by applicable law, the approval by affirmative vote of the holders of at least 75% in voting power of the then outstanding shares of the Post-Combination Company generally entitled to vote is required to make any amendment to Article VII (Board of Directors) or Article VIII (Written Consent of Stockholders) of the Proposed Charter.

Reasons for the Amendment

The Board believes this amendment protects key provisions of the Proposed Charter from arbitrary amendment and prevents a simple majority of stockholders from taking actions that may be harmful to other stockholders or making changes to provisions that are intended to protect all stockholders.

Proposal No 4F: Required Stockholder Vote to Amend to the Amended and Restated Bylaws

Description of Amendment

This amendment provides that, from and after the Voting Rights Threshold Date, the affirmative vote of the holders of at least 75% in voting power of the then outstanding shares of the Post-Combination Company generally entitled to vote, is required to alter, amend, make or repeal any provision of the Amended and Restated Bylaws.

Reasons for the Amendment

The amendment is intended to protect all stockholders against the potential self-interested actions by one or more large stockholders after the Voting Rights Threshold Date. In addition, our Board believes that following the Voting Rights Threshold Date, a supermajority voting requirement encourages any person seeking control of the Post-Combination Company to negotiate directly with the Post-Combination Company’s Board to reach terms that are appropriate for all stockholders.

Vote Required for Approval

The approval of the Governance Proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person or by proxy and entitled to vote thereon at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Governance Proposal will have no effect on the Governance Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Governance Proposal.

As discussed above, a vote to approve the Governance Proposal is an advisory vote, and therefore, is not binding on the Company, UWM or their respective boards of directors. Accordingly, regardless of the outcome of the non-binding advisory vote, the Company and UWM intend that the Proposed Charter, in the form set forth on Annex B and containing the provisions noted above, will take effect at consummation of the Business Combination, assuming adoption of Proposal No. 3.

As of the date of this proxy statement, our Initial Stockholders have agreed to vote any shares of Common Stock owned by them in favor of this proposal. As of the date hereof, our Sponsor, directors and officers own 20% of our issued and outstanding shares of Common Stock and have not purchased any Public Shares, but may do so at any time.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 4.

PROPOSAL NO. 5—ELECTION OF DIRECTORS TO THE BOARD OF DIRECTORS

Overview

Assuming the Business Combination Proposal, the Nasdaq Proposal and the Charter Approval Proposal are approved at the Special Meeting, stockholders are being asked to elect nine directors to our Board, effective upon the closing of the Business Combination, with each Class I director having a term that expires at the Post-Combination Company’s annual meeting of stockholders in 2022, each Class II director having a term that expires at the Post-Combination Company’s annual meeting of stockholders in 2023 and each Class III director having a term that expires at the Post-Combination Company’s annual meeting of stockholders in 2024, or in each case until their respective successors are duly elected and qualified, or until their earlier resignation, removal or death. The election of these directors is contingent upon approval of the Business Combination and the Nasdaq Proposal.

Our Board has nominated Ms. Kelly Czubak, Mr. Alex Elezaj and Mr. Mat Ishbia to serve as Class I directors, Mr. Jeff Ishbia, Ms. Laura Lawson and Mr. Isiah Thomas to serve as Class II directors and Messrs. Justin Ishbia and Robert Verdun and Ms. Melinda Wilner to serve as Class III directors. The following sets forth information regarding each nominee.

Mat Ishbia. Upon the closing of the Business Combination, Mr. Ishbia will serve as the President and Chief Executive Officer of the Post-Combination Company and as a Class I member and Chairman of the Post Combination Company’s Board. Mat Ishbia has served as UWM’s President and Chief Executive Officer since 2013. Mr. Ishbia joined UWM on a full-time basis in 2003 as an Account Executive and since then has held several positions of increasing responsibility leading up to his current role, including, National Sales Manager and Executive Vice President, Wholesale. Under Mr. Ishbia’s leadership, UWM has become one of the most innovative lenders in the industry growing to a 6,700+ person team. Mr. Ishbia is a prominent advocate for mortgage brokers nationwide and regularly promotes the wholesale channel on national platforms such as CNBC, Fox Business and Bloomberg TV. He has been named one of the “Most Influential Mortgage Professionals Under 40” and one of the “25 Most Connected Mortgage Professionals” by National Mortgage Professional magazine. Additional accolades include being named a “Rising Star” and Vanguard Award winner by HousingWire. In 2019, Mr. Ishbia authored the book Running the Corporate Offense, applying lessons he learned playing basketball for MSU coach Tom Izzo to running a highly successful business. Mat Ishbia earned his bachelor’s degree from Michigan State University. Mat Ishbia and Justin Ishbia are Jeff Ishbia’s sons.

Jeff Ishbia. Upon the closing of the Business Combination, Mr. Ishbia will serve as a Class II member of the Post Combination Company’s Board. Mr. Ishbia is the founder of UWM and has been its Chairman since its inception in 1986. Since 1987, Mr. Ishbia has served as Managing Partner of the law firm Ishbia & Gagleard, P.C., a boutique law firm specializing in transactional, real estate and corporate law. Mr. Ishbia is also the principal and manager of various operating businesses, including enterprises in hospitality, home security, title, insurance, auto parts manufacturing and the financial sector. Mr. Ishbia is also involved in a number of retail and office space real estate investments. Mr. Ishbia is a graduate of Wayne State University Law School. Mat Ishbia and Justin Ishbia are Jeff Ishbia’s sons.

Justin Ishbia. Upon the closing of the Business Combination, Mr. Ishbia will serve as a Class III member of the Post Combination Company’s Board. Mr. Ishbia has been a member of UWM’s advisory board since 2011. He is a founding partner of Shore Capital Partners, a private equity firm, and has been its Managing Partner since 2009. As Managing Partner, Mr. Ishbia is responsible for investment sourcing and valuation, transaction structuring, the securing of financing, fundraising and all administrative activities. Prior to founding Shore Capital Partners, Mr. Ishbia served as an investment professional at Valor Equity Partners, a private equity firm, from 2007 to 2009. From 2004 to 2007, Mr. Ishbia was an attorney in the private equity group of Kirkland and Ellis. Mr. Ishbia also serves on the Boards of Directors of various private companies. Mr. Ishbia holds a J.D. from Vanderbilt University Law School and a B.A. in accounting from Michigan State University. Mat Ishbia and Justin Ishbia are Jeff Ishbia’s sons.

Kelly Czubak. Upon the closing of the Business Combination, Ms. Czubak will serve as a Class I member of the Post-Combination Company’s Board. Ms. Czubak has been Assistant Vice President of First National Bank of America since April 2011, focusing on whole loan acquisitions. Ms. Czubak joined First National Bank of America in June 2005 as a residential loan officer. Prior to that, Ms. Czubak spent three years as an annuity specialist for Jackson National Life Insurance Company. Ms. Czubak has a B.A. in human services from Michigan State University.

Alex Elezaj. Upon the closing of the Business Combination, Mr. Elezaj will serve as the Executive Vice President, Chief Strategy Officer of the Post-Combination Company and as a Class I member of the Post-Combination Company’s Board. Mr. Elezaj has served as Executive Vice President and Chief Strategy Officer of UWM since April 2018. Prior to joining UWM, Mr. Elezaj served as Chief Executive Officer of Class Appraisal, Inc., an appraisal management company, from April 2015 to April 2018. From December 2010 to March 2015, Mr. Elezaj served as Chief Operating Officer of Whitlam Group, a labeling and packaging solutions company, and as Vice President of Sales and Marketing from June 2008 to December 2010. Prior to joining Whitlam Group, Mr. Elezaj served as Group Manager at Takata Corporation, an automotive parts company. Mr. Elezaj holds an MBA from Michigan State University and a BBA from Walsh College.

Laura Lawson. Upon the closing of the Business Combination, Ms. Lawson will serve as the Executive Vice President, Chief People Officer of the Post-Combination Company and as a Class II member of the Post-Combination Company’s Board. Ms. Lawson has served as Executive Vice President and Chief People Officer of UWM since August 2014. From July 2011 until August 2014, Ms. Lawson served in various roles in the Marketing Department at UWM. Prior to joining UWM, Ms. Lawson served as Staff Supervisor at Taubman Company, a real estate company, from May 2009 to July 2010. Ms. Lawson holds a B.A. in advertising from Michigan State University.

Isiah Thomas. Upon the closing of the Business Combination, Mr. Thomas will serve as a Class II member of the Post-Combination Company’s Board. Mr. Thomas has served as Chief Executive Officer and Vice Chairman of One World Pharma, Inc., a supplier of hemp-derived ingredients, since June 2020. Mr. Thomas has been the Chairman and Chief Executive Officer of Isiah International, LLC, a holding company with interests in a diversified portfolio of businesses, since 2011. Mr. Thomas also has been a Commentator and Analyst for NBA TV since 2014 and Turner Sports since 2012. He previously served as the President & Alternate Governor of the New York Liberty of the Women’s National Basketball Association from 2015 to February 2019, the Head Basketball Coach at Florida International University, from 2009 to 2012, the General Manager, President of Basketball Operation and Head Coach of the New York Knicks of the National Basketball Association (“NBA”), from 2006 to 2008, the Head Coach of the Indiana Pacers of the NBA from 2000 to 2003, the Owner of the Continental Basketball Association from 1998 to 2000, Minority Owner & Executive Vice President of the Toronto Raptors of the NBA from 1994 to 1998 and point guard for the Detroit Pistons of the NBA from 1981 to 1994. Mr. Thomas has served as a director of Madison Square Garden Entertainment Corp. since April 2020. Mr. Thomas has a B.S. in criminal justice from Indiana University and a Master’s in education from UC Berkeley.

Robert Verdun. Upon the closing of the Business Combination, Mr. Verdun will serve as a Class III member of the Post-Combination Company’s Board. Since October 2016, Mr. Verdun has served as Chief Executive Officer of Third Wave LLC, a consulting company that provides consulting services to businesses and entrepreneurs. Prior to that, Mr. Verdun founded and served as President and Chief Executive Officer of Computerized Facility Integration LLC (“CFI”), a management consulting and technology company, from 1990 until 2015 when CFI was sold to Cantor Fitzgerald’s Newmark Knight Frank (“Newmark”) business, after which Mr. Verdun served as President of Newmark’s Corporate Services division until 2016. Mr. Verdun was named Ernst & Young Entrepreneur of the Year in 2014. Mr. Verdun also serves as a member of the board of directors of Slang Worldwide Inc., a Canadian public company focusing on consumer packaged cannabis goods.

Melinda Wilner. Upon the closing of the Business Combination, Ms. Wilner will serve as the Executive Vice President and Chief Operating Officer of the Post-Combination Company and as a Class III member of the Post-Combination Company’s Board. Ms. Wilner has served as Executive Vice President and Chief Operating

Officer of UWM since August 2015. From October 2011 until August 2015, Ms. Wilner served in multiple roles at UWM including Head of Underwriting and Underwriting Manager. Prior to joining UWM, Ms. Wilner served as a Mortgage Branch Manager and Underwriter for Bank of Ann Arbor’ Wholesale Division from February 2009 to October 2011. Ms. Wilner holds a B.A. in economics from Vanderbilt University.

Vote Required for Approval

If a quorum is present, directors are elected by a plurality of the votes cast, in person or by proxy. This means that the nine director nominees who receive the most affirmative votes will be elected. Votes marked “FOR” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event any nominee is unable to serve. Failure to vote by proxy or to vote in person at the Special Meeting, abstentions and broker non-votes will have no effect on the vote.

This Proposal No. 5 is conditioned upon the approval of the Business Combination Proposal, the Nasdaq Proposal and the Charter Approval Proposal. If each of the Business Combination Proposal, the Nasdaq Proposal and the Charter Approval Proposal is not approved, this Proposal No. 5 will have no effect, even if approved by our stockholders.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR

STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NINE DIRECTOR

NOMINEES TO THE BOARD OF DIRECTORS IN THE DIRECTOR ELECTION PROPOSAL.

PROPOSAL NO. 6—APPROVAL OF THE INCENTIVE PLAN, INCLUDING THE AUTHORIZATION OF THE INITIAL SHARE RESERVE UNDER THE INCENTIVE PLAN

At the Special Meeting, stockholders will be asked to approve and adopt the UWM Corporation 2020 Omnibus Incentive Plan. The Board of Directors adopted the Incentive Plan on December 11, 2020, subject to its approval by our stockholders. The Company anticipates that the initial share reserve to be authorized under the Incentive Plan should be sufficient for multiple years of future awards. If the stockholders approve the Incentive Plan, it will become effective upon the closing of the Business Combination.

The Incentive Plan

The purpose of the Incentive Plan is to enhance the Post-Combination Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Post-Combination Company by providing these individuals with equity ownership opportunities. We believe that the Incentive Plan is essential to our success. Equity awards are intended to motivate high levels of performance and align the interests of our directors, team members and consultants with those of our stockholders by giving directors, team members and consultants an equity stake in the Post-Combination Company and providing a means of recognizing their contributions to the success of the Post-Combination Company. Our Board and management believe that equity awards are necessary to remain competitive in our industry and are essential to recruiting and retaining the highly qualified team members who help the Post-Combination Company meet its goals.

Summary of the Incentive Plan

This section summarizes certain principal features of the Incentive Plan. The summary is qualified in its entirety by reference to the complete text of the Incentive Plan, which is attached to this proxy statement as Annex G.

Administration. Our Board will administer the Incentive Plan. The Board will have the authority to determine the terms and conditions of any agreements evidencing any awards granted under the Incentive Plan and to adopt, alter and repeal rules, guidelines and practices relating to the Incentive Plan. The Board will have full discretion to administer and interpret the Incentive Plan and to adopt such rules, regulations and procedures as it deems necessary or advisable and to determine, among other things, the time or times at which the awards may be exercised and whether and under what circumstances an award may be exercised.

Eligibility. Any current or prospective team members, directors, officers, consultants or advisors of the Post-Combination Company or its subsidiaries and affiliates who are selected by the Board (or its designate) will be eligible for awards under the Incentive Plan. Except as otherwise required by applicable law or regulation or stock exchange rules, the Board (or its designate) will have the sole and complete authority to determine who will be granted an award under the Incentive Plan. As of September 30, 2020, we had two executive officers and four directors. The Post-Combination Company and its subsidiaries are expected to have approximately 6,500 team members and four non-employee directors who will be eligible to receive awards under the Incentive Plan.

Number of Shares Authorized. The Incentive Plan provides for 80,000,000 shares of our Class A Stock (representing approximately 5% of the fully diluted shares of Common Stock, including shares of Class A Stock, Class B Stock, Class C Stock and Class D Stock and shares of Class A Stock reserved for issuance under the Private Placement Warrants and the Public Warrants). No more than 20,000,000 shares of our Class A Stock may be issued with respect to incentive stock options under the Incentive Plan. The maximum grant date value of awards that may be awarded to a non-employee director under the Incentive Plan during any one fiscal year, taken together with any cash fees paid to such non-employee director during such fiscal year, will be $750,000. If any award granted under the Incentive Plan expires, terminates, or is forfeited without delivery of shares of our Class A Stock or other consideration, shares of our Class A Stock subject to such award will again be made available for future grants. In addition, if any shares of our Class A Stock are surrendered or tendered to satisfy withholding taxes owed, such shares of our Class A Stock will again be available for grants under the Incentive Plan. However, the following shares of our Class A Stock will not be made available for future grants: shares of Class A Stock tendered or withheld in payment of the exercise price of an option; and shares of our Class A Stock repurchased by the Company on the open market using the proceeds of an award paid to the Company by the participant. All shares of Class A Stock covered by a stock-settled stock appreciation right (“SAR”) are counted against the number of shares authorized, regardless of the number of shares of Class A Stock used to settle the SAR upon exercise.

Recapitalization. If there is a change in our capitalization in the event of any recapitalization, or reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend, other distribution payable in capital stock of the Company or extraordinary cash dividend, or other increase or decrease in such shares effected without receipt of consideration by the Company, the Board shall make an appropriate and proportionate adjustment. Such adjustments may be to the number of shares reserved for issuance under the Incentive Plan, the number of shares covered by awards then outstanding under the Incentive Plan, the exercise price of outstanding options or SARs, and the terms and conditions of outstanding awards (including any performance targets under performance-based awards).

Reorganization. If there is a Reorganization (as defined in the Incentive Plan), the Committee may (1) provide that some or all outstanding awards will become immediately exercisable or vested; and (2) provide that options or SARs terminate, provided that any holder of options or SARs will have the right, prior to the Reorganization and during such reasonable period as the Committee determines, to exercise any vested option or SAR. In the event that the Committee does not terminate an option or SAR upon a Reorganization, then upon exercise of any outstanding option or SAR after the Reorganization, the holder will receive that number of shares of Class A Stock or other securities or property that a holder of shares of Class A Stock receives in the Reorganization.

Change in Control. If there is a Change in Control (as defined in the Incentive Plan), the Committee may (1) provide for the assumption or substitution of, or adjustment to, each outstanding award; (2) accelerate the vesting of awards and terminate any restrictions on awards; and/or (3) provide for the cancellation of awards for a cash payment per share/unit in an amount based on the fair market value of the award with reference to the change in control, which amount may be zero if applicable. If the surviving company in a Change in Control assumes the awards or substitutes an equivalent award, then the acceleration of vesting and termination of any restrictions will only be provided for in the event that the participant’s employment was terminated other than for cause.

With respect to performance awards, if a change in control occurs during a performance period, the incomplete performance period will end on the date immediately prior to the Change in Control, and the Committee will determine the extent to which the performance criteria set forth in the award have been met and the extent to which the performance award may be subject to ongoing service-based vesting requirements.

Awards Available for Grant. The Board may grant awards of non-qualified stock options, incentive (qualified) stock options, SARs, restricted stock awards, restricted stock units, other stock-based awards, performance compensation awards, deferred awards or any combination of the foregoing. Awards may be granted under the Incentive Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Post-Combination Company or with which the Post-Combination Company combines (which are referred to herein as “Substitute Awards”).

Stock Options. The Board will be authorized to grant options to purchase shares of our Class A Stock that are either “qualified,” meaning they are intended to satisfy the requirements of Section 422 of the Code for incentive stock options, or “non-qualified,” meaning they are not intended to satisfy the requirements of Section 422 of the Code. All options granted under the Incentive Plan will be non-qualified unless the applicable award agreement expressly states that the option is intended to be an “incentive stock option.” Options granted under the Incentive Plan will be subject to the terms and conditions established by the Board. Under the terms of the Incentive Plan, the exercise price of the options will not be less than the fair market value of our Class A Stock at the time of grant (except with respect to Substitute Awards). Options granted under the Incentive Plan will be subject to such terms, including the exercise price and the conditions and timing of exercise, as may be determined by the Board and specified in the applicable award agreement. The maximum term of an option granted under the Incentive Plan will be ten years from the date of grant (or five years in the case of a qualified option granted to a 10% stockholder), provided that, if the term of a non-qualified option would expire at a time when trading in the shares of our Class A Stock is prohibited by the Post-Combination Company insider trading policy, the option’s term may be automatically extended until the 30th day following the expiration of such prohibition (as long as such extension will not violate Section 409A of the Code). Payment in respect of the exercise of an option may be made in cash, by check, by cash equivalent, and/or shares of our Class A Stock valued at the fair market value at the time the option is exercised (provided that such shares are not subject to any pledge or other security interest), or by such other method as the Board may permit in its sole discretion, including: (i) in other property having a fair market value equal to the exercise price and all applicable required withholding taxes, (ii) if there is a public market for the shares of our Class A Stock at such time, by means of a broker-assisted cashless exercise mechanism or (iii) by means of a “net exercise” procedure effected by withholding the minimum number of shares otherwise deliverable in respect of an option that are needed to pay the exercise price and all applicable required withholding taxes. Any fractional shares of Class A Stock will be settled in cash.

Stock Appreciation Rights. The Board will be authorized to award SARs under the Incentive Plan. SARs will be subject to the terms and conditions established by the Board. A SAR is a contractual right that allows a participant to receive, either in the form of cash, shares or any combination of cash and shares, the appreciation, if any, in the value of a share over a certain period of time. Except as otherwise provided by the Board (in the case of Substitute Awards), the strike price per share of our Class A Stock for each SAR will not be less than 100% of the fair market value of such share, determined as of the date of grant. The remaining terms of the SARs will be established by the Board and reflected in the award agreement.

Restricted Stock. The Board will be authorized to grant restricted stock under the Incentive Plan, which will be subject to the terms and conditions established by the Board. Restricted stock is Class A Stock that is subject to certain restrictions on sale, pledge or other transfer by the participant during a particular period of time. Subject to the restrictions provided in the applicable award agreement and the Plan, a participant receiving restricted stock may have, subject to the terms of the applicable award agreement, all of the rights of a stockholder as to such shares of Class A Stock, including the right to vote and receive dividends with respect to such shares subject to any mandatory reinvestment or other requirement imposed by the Board.

Restricted Stock Unit Awards. The Board will be authorized to award restricted stock unit awards, which will be subject to the terms and conditions established by the Board. A restricted stock unit award, once vested, shall be settled in common shares equal to the number of units earned, at the election of the Board. Restricted stock units may be settled at the expiration of the period over which the units are to be earned or at a later date selected by the Board.

Deferred Awards. The Board will be authorized to grant deferred awards, (either independently or as an element of or supplement to any other award), including, as may be required by any applicable law or regulations or determined by the Board (or subcommittee thereof), in lieu of any annual bonus, commission or retainer plan or arrangement under such terms and conditions as the Board may determine and as set forth in the applicable award agreement.

Other Stock-Based Awards. The Board will be authorized to grant awards of unrestricted shares of our Class A Stock, rights to receive grants of awards at a future date or other awards denominated in shares of our Class A Stock under such terms and conditions as the Board may determine and as set forth in the applicable award agreement.

Performance Awards. The Board will be authorized to grant performance-based awards that are earned subject to the achievement of set performance goals or criteria.

Nontransferability. Each award may be exercised during the participant’s lifetime by the participant or, if permissible under applicable law, by the participant’s guardian or legal representative. No award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution unless the Board permits the award to be transferred to a permitted transferee (as defined in the Incentive Plan).

Dividends. The Board (or subcommittee thereof) may specify in an award agreement that any or all dividends, dividend equivalents or other distributions, as applicable, paid on awards prior to vesting or settlement, as applicable, be paid either in cash or in additional shares, either on a current or deferred basis, and that such dividends, dividend equivalents or other distributions may be reinvested in additional shares, which may be subject to the same restrictions as the underlying awards.

Term and Amendment. If the Incentive Plan Proposal approved at the Special Meeting, the Incentive Plan will become effective upon the consummation of the Business Combination. The Incentive Plan will have a term of ten years. Our Board may amend, suspend or terminate the Incentive Plan at any time, subject to stockholder approval if necessary to comply with any tax, or other applicable regulatory requirement. No amendment, suspension or termination will materially and adversely affect the rights of any participant or recipient of any award without the consent of the participant or recipient, except to the extent required or advisable to satisfy any applicable law or regulation.

The Board may, to the extent consistent with the terms of any applicable award agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any award theretofore granted or the associated award agreement, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any participant or any holder or beneficiary of any option theretofore granted will not to that extent be effective without the consent of the affected participant, holder or beneficiary. The Board may, without stockholder approval, (i) effectuate an amendment or modification that reduces the exercise price of any option or SAR, (ii) cancel any outstanding option and replace with a new option (with a lower exercise price) or cancel any SAR and replace it with a new SAR (with a lower strike price) or other award or cash in a manner that would be treated as a repricing (for compensation disclosure or accounting purposes), (iii) take any other action considered a repricing for purposes of the stockholder approval rules of the applicable securities exchange on which shares of our Class A Stock are listed, and (iv) cancel any outstanding option or SAR that has a per-share exercise price at or above the fair market value of a share of Class A Stock on the date of cancellation, and pay any consideration to the participant, whether in cash, securities, or other property, or any combination thereof.

Clawback/Forfeiture. Awards may be subject to clawback or forfeiture to the extent required by applicable law (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act) and/or the rules and regulations of the NASDAQ or other applicable securities exchange, or if so required pursuant to a written policy adopted by the Post-Combination Company or the provisions of an award agreement.

U.S. Federal Income Tax Consequences

The following is a general summary of the material U.S. federal income tax consequences of the grant and exercise and vesting of awards under the Incentive Plan and the disposition of shares acquired pursuant to the exercise or settlement of such awards and is intended to reflect the current provisions of the Code and the regulations thereunder. This summary is not intended to be a complete statement of applicable law, nor does it address foreign, state, local and payroll tax considerations. This summary assumes that all awards described in the summary are exempt from, or comply with, the requirement of Section 409A of the Code. Moreover, the U.S. federal income tax consequences to any particular participant may differ from those described herein by reason of, among other things, the particular circumstances of such participant.

Stock Options. The Code requires that, for treatment of an option as an incentive stock option, shares of our Class A Stock acquired through the exercise of an incentive stock option cannot be disposed of before the later of (i) two years from the date of grant of the option, or (ii) one year from the date of exercise. Holders of incentive stock options will generally incur no federal income tax liability at the time of grant or upon exercise of those options. However, the spread at exercise will be an “item of tax preference,” which may give rise to “alternative minimum tax” liability for the taxable year in which the exercise occurs. If the holder does not dispose of the shares before two years following the date of grant and one year following the date of exercise, the difference between the exercise price and the amount realized upon disposition of the shares will constitute long-term capital gain or loss, as the case may be. Assuming both holding periods are satisfied, no deduction will be allowed to us for federal income tax purposes in connection with the grant or exercise of the incentive stock option. If, within two years following the date of grant or within one year following the date of exercise, the holder of shares acquired through the exercise of an incentive stock option disposes of those shares, the participant will generally realize taxable compensation at the time of such disposition equal to the difference between the exercise price and the lesser of the fair market value of the share on the date of exercise or the amount realized on the subsequent disposition of the shares, and that amount will generally be deductible by us for federal income tax purposes, subject to the possible limitations on deductibility under Sections 280G and 162(m) of the Code for compensation paid to executives designated in those Sections. Finally, if an incentive stock option becomes first exercisable in any one year for shares having an aggregate value in excess of $100,000 (based on the grant date value), the portion of the incentive stock option in respect of those excess shares will be treated as a non-qualified stock option for federal income tax purposes. No income will be realized by a participant upon grant of an option that does not qualify as an incentive stock option (a “non-qualified stock option”). Upon the exercise of a non-qualified stock option, the participant will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the underlying exercised shares over the option exercise price paid at the time of exercise and the participant’s tax basis will equal the sum of the compensation income recognized and the exercise price. We will be able to deduct this same amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections. In the event of a sale of shares received upon the exercise of a non-qualified stock option, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss and will be long-term gain or loss if the holding period for such shares is more than one year.

SARs. No income will be realized by a participant upon grant of a SAR. Upon the exercise of a SAR, the participant will recognize ordinary compensation income in an amount equal to the fair market value of the payment received in respect of the SAR. We will be able to deduct this same amount for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Restricted Stock. A participant will not be subject to tax upon the grant of an award of restricted stock unless the participant otherwise elects to be taxed at the time of grant pursuant to Section 83(b) of the Code. On the date an award of restricted stock becomes transferable or is no longer subject to a substantial risk of forfeiture, the participant will have taxable compensation equal to the difference between the fair market value of the shares on that date over the amount the participant paid for such shares, if any, unless the participant made an election under Section 83(b) of the Code to be taxed at the time of grant. If the participant made an election under Section 83(b), the participant will have taxable compensation at the time of grant equal to the difference between the fair market value of the shares on the date of grant over the amount the participant paid for such shares, if any. If the election is made, the participant will not be allowed a deduction for amounts subsequently required to be returned to us. (Special rules apply to the receipt and disposition of restricted shares received by officers and directors who are subject to Section 16(b) of the Exchange Act.) We will be able to deduct, at the same time as it is recognized by the participant, the amount of taxable compensation to the participant for U.S. federal income tax purposes, but such deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

Restricted Stock Units. A participant will not be subject to tax upon the grant of a restricted stock unit award. Rather, upon the delivery of shares or cash pursuant to a restricted stock unit award, the participant will have taxable compensation equal to the fair market value of the number of shares (or the amount of cash) the participant actually receives with respect to the award. We will be able to deduct the amount of taxable compensation to the participant for U.S. federal income tax purposes, but the deduction may be limited under Sections 280G and 162(m) of the Code for compensation paid to certain executives designated in those Sections.

New Incentive Plan Benefits

Named executive officers and other team members and directors of the Post-Combination Company or its subsidiaries may receive grants of equity awards following the date of this proxy statement; however, the benefits or amounts that may be received or allocated to such participants under the Incentive Plan are not currently determinable.

Required Vote and Board of Directors Recommendation

Approval of this proposal requires the affirmative vote of a majority of the votes cast by holders of our outstanding shares of Common Stock represented in person or by proxy and entitled to vote at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Incentive Plan Proposal will have no effect on the Incentive Plan Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Incentive Plan Proposal.

This Proposal No. 6 is conditioned upon the approval of the Business Combination Proposal, the Nasdaq Proposal and the Charter Approval Proposal. If each of the Business Combination Proposal, the Nasdaq Proposal and the Charter Approval Proposal is not approved, this Proposal No. 6 will have no effect, even if approved by our stockholders.

The Board believes that the proposed adoption of the Incentive Plan is in the best interests of the Company and its stockholders for the reasons stated above.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” PROPOSAL NO. 6.

PROPOSAL NO. 7—THE ADJOURNMENT PROPOSAL

Overview

The Adjournment Proposal, if adopted, will allow us to adjourn the Special Meeting to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to our stockholders (A) in the event that any supplement or amendment to this proxy statement that the Board has determined in good faith is required by applicable law to be disclosed to Company stockholders and so that such supplement or amendment to be promptly disseminated to Company stockholders prior to the Special Meeting, (B) in the event that, as of the time for which the Special Meeting is originally scheduled, there are insufficient shares of Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Special Meeting or (C) in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Approval Proposal or the Incentive Plan Proposal, but no other proposal if the Business Combination Proposal, the Nasdaq Proposal, the Charter Approval Proposal or the Incentive Plan Proposal are approved.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by our stockholders, we may not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Approval Proposal, the Incentive Plan Proposal or any other proposal.

Vote Required for Approval

The approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast by holders of outstanding shares of our Common Stock represented in person or by proxy and entitled to vote thereon at the Special Meeting. Accordingly, a Company stockholder’s failure to vote by proxy or to vote in person at the Special Meeting, as well as an abstention from voting and a broker non-vote with regard to the Adjournment Proposal will have no effect on the Adjournment Proposal. Abstentions will be counted in connection with the determination of whether a valid quorum is established but will have no effect on the Adjournment Proposal.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS

VOTE “FOR” THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT THE COMPANY

General

We are a blank check company incorporated on June 12, 2019 as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which we refer to as a “business combination”. Prior to our entering into the Business Combination Agreement, our acquisition and value creation strategy was to identify, acquire and, after an initial business combination, to build a company in an industry or sector that complements the experience of our management team and can benefit from our operational expertise. Our acquisition selection process has leveraged our team’s network of potential transaction sources, ranging from owners and directors of private and public companies, private equity funds, investment bankers, lenders, attorneys, accountants and other trusted advisors across various sectors. We have neither engaged in any operations nor generated any revenue to date. Based on our business activities, we are a “shell company” as defined under the Exchange Act because we have no operations and nominal assets consisting solely of cash and/or cash equivalents.

On July 16, 2019, our Sponsor purchased an aggregate of 11,500,000 Founder Shares for an aggregate purchase price of $25,000 or approximately $0.002 per share. Subsequently, our Sponsor transferred an aggregate of 75,000 Founder Shares to the Company’s independent directors. On March 9, 2020, following the expiration of the unexercised portion of the underwriter’s over-allotment option, our Sponsor forfeited 875,000 Founder Shares so that the Founder Shares held by our Initial Stockholders would represent 20% of our outstanding shares of Capital Stock (as defined below) immediately following the consummation of our IPO.

On January 28, 2020 (the “IPO Closing Date”), we consummated our IPO of 42,500,000 Public Units of the Company, including 2,500,000 Public Units issued pursuant to the partial exercise of the underwriter’s over-allotment option. Each Public Unit consists of one share of Class A Stock, and one-fourth of one Public Warrant of the Company, each whole Public Warrant entitling the holder thereof to purchase one share of Class A Stock at an exercise price of $11.50 per share of Class A Stock. The Public Units were sold at a price of $10.00 per share, generating gross proceeds to us of $425,000,000. Simultaneously with the IPO Closing Date, we completed the private sale of an aggregate of 5,250,000 Private Placement Warrants at a price of $2.00 per Private Placement Warrant, each exercisable to purchase one share of Class A Stock at $11.50 per share, generating gross proceeds to us of $10,500,000. The Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants sold as part of the Public Units in the IPO, except that the Private Placement Warrants may be physical (cash) or net share (cashless) settled and are not redeemable so long as they are held by the Sponsor or its permitted transferees. The sale of the Private Placement Warrants was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.

On the IPO Closing Date, $425,000,000 of the gross proceeds from the IPO and the sale of the Private Placement Warrants was deposited in the Trust Account with the Trustee. Of the $10,500,000 held outside of the Trust Account, $8,500,000 was used to pay underwriting discounts and commissions, $300,000 was used to repay notes payable to our Sponsor and the balance was available to pay accrued offering and formation costs, business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses. Funds held in the Trust Account have been invested only in U.S. government treasury bills with a maturity of one hundred and eighty-five (185) days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, that invest only in direct U.S. government obligations. Funds will remain in the Trust Account until the earliest of (i) the completion of an initial business combination; (ii) the redemption of any shares of Class A Stock properly tendered in connection with a stockholder vote to amend our current certificate of incorporation to modify the substance or timing of our obligation to redeem 100% of such shares of Class A Stock if we do not complete an initial business combination by January 28, 2022 and (iii) the redemption of 100% of the shares of Class A Stock if we are unable to complete an initial business combination by January 28, 2022 (subject to applicable law).

On March 13, 2020, we announced that the holders of our Public Units may elect to separately trade the Class A Stock and Public Warrants included in the Public Units commencing on March 16, 2020 on the Nasdaq Capital Market under the symbols “GHIV” and “GHIVW,” respectively. Those Public Units not separated will continue to trade on Nasdaq under the symbol “GHIVU.”

Initial Business Combination

Nasdaq rules require that an initial business combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in our Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of our signing a definitive agreement in connection with an initial business combination. Our Board has determined that the Business Combination meets the 80% test.

Redemption Rights for Holders of Public Shares

We are providing our Public Stockholders with the opportunity to redeem their Public Shares for cash equal to a pro rata share of the aggregate amount on deposit in the Trust Account as of two business days prior to the closing of the Business Combination, including interest not previously released to the Company to fund Regulatory Withdrawals and/or to pay its franchise and income taxes, divided by the number of then outstanding Public Shares, upon the consummation of the Business Combination, subject to the limitations described herein. As of September 30, 2020, the redemption price would have been approximately $10.01 per share. Our Initial Stockholders, including our Sponsor, and our other current directors and officers have agreed to waive their redemption rights with respect to their shares of Common Stock in connection with the consummation of the Business Combination. The Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Our Initial Stockholders have also agreed to waive their right to a conversion price adjustment with respect to any shares of our Common Stock they may hold in connection with the consummation of the Business Combination.

Submission of Our Initial Business Combination to a Stockholder Vote

The Special Meeting of our stockholders to which this proxy statement relates is to solicit your approval of the Business Combination. Unlike many other blank check companies, our Public Stockholders are not required to vote against the Business Combination in order to exercise their redemption rights. If the Business Combination is not completed, then Public Stockholders electing to exercise their redemption rights will not be entitled to receive such payments. Our Initial Stockholders, including our Sponsor, have agreed to vote any shares of Common Stock owned by them in favor of the Business Combination.

Limitations on Redemption Rights

Notwithstanding the foregoing, our current certificate of incorporation provides that a Public Stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from exercising redemptions with respect to more than an aggregate of 20% of the shares of Class A Stock included in the Public Units sold in our IPO.

Employees

We currently have three executive officers. Members of our management team are not obligated to devote any specific number of hours to our matters, but they intend to devote as much of their time as they deem necessary to our affairs until we have completed an initial business combination. We presently expect our officers to devote such amount of time as they reasonably believe is necessary to our business, and the amount of time that Mr. Gores or any other members of our management will devote in any time period will vary based on the current stage of the business combination process.

Management

Directors and Officers

Our current directors and executive officers are as follows:

Name	Age	Title
Alec Gores	67	Chairman
Mark R. Stone	57	Chief Executive Officer
Andrew McBride	40	Chief Financial Officer and Secretary
Randall Bort	56	Director
William Patton	74	Director
Jeffrey Rea	54	Director

Alec Gores has been our Chairman since June 2019. Mr. Gores is the Founder, Chairman and Chief Executive Officer of The Gores Group, a global investment firm focused on acquiring businesses that can benefit from the firm’s operating expertise. Mr. Gores implemented an operational approach to private equity investing when he founded The Gores Group in 1987 by operating businesses alongside management, or in some cases in lieu of management, to build value in those entities. Since then, the firm has acquired more than 100 businesses including a current portfolio of 10 active companies worldwide. Mr. Gores began his career as a self-made entrepreneur and operating executive. In 1978, he self-funded and founded Executive Business Systems (“EBS”), a developer and distributor of vertical business software systems. Within seven years, EBS had become a leading value-added reseller in Michigan and employed over 200 people. In 1986, CONTEL purchased EBS, and Mr. Gores subsequently began acquiring and operating non-core businesses from major corporations and building value in those entities, a decision that ultimately led to the founding of what has evolved into The Gores Group today. Under his leadership, The Gores Group has continued to acquire businesses in need of operational and financial resources, while creating value and working with management teams to establish an entrepreneurial environment as a foundation for sustainable growth. This philosophy has served the firm well. Mr. Gores served as the Chairman of the Board of Directors of Gores Holdings I from its inception in June 2015 until completion of the Hostess acquisition in November 2016, as the Chairman of the Board of Directors of Gores Holdings II since its inception in August 2016 until completion of the Verra acquisition in October 2018 and as the Chairman of the Board of Directors of Gores Holdings III since its inception in October 2017 until the completion of the PAE acquisition in February 2020. Additionally, Mr. Gores served as the Chief Executive Officer and Director of Gores Metropoulos from its inception in August 2018 until the completion of the Luminar acquisition in December 2020 and has served as a director of Luminar since December 2020. In addition, Mr. Gores has served as the Chairman of the Board of Directors of Gores Holdings V since June 2020 and Chairman of the Board of Directors of Gores Holdings VI since its inception in June 2020. Mr. Gores holds a degree in Computer Science from Western Michigan University. Mr. Gores’ significant investment and financial expertise make him well qualified to serve as a member of our Board.

Mark R. Stone has been our Chief Executive Officer since June 2019. Mr. Stone is a Senior Managing Director of The Gores Group. Mr. Stone is a member of the Investment Committee and a member of the Office of the Chairman of The Gores Group. Mr. Stone has worked at The Gores Group for more than fifteen years, primarily focusing on worldwide operations of all Gores’ portfolio companies and all Gores’ operational due diligence efforts. He has been a senior team member with key responsibility in several turnaround, value-oriented investment opportunities, including Stock Building Supply, a supplier of building materials and construction services to professional home builders and contractors in the United States; United Road Services, a provider of finished vehicle logistics services; and Sage Automotive Interiors, the largest North American manufacturer of high performance automotive seat fabrics. Mr. Stone has also been involved with the acquisitions, successful carve-outs and transformations of Lineage Power and VincoTech, manufacturers of telecom conversion products, electronic OEMs, power modules, GPS products and electronic manufacturing services, from TE Connectivity Ltd.; Therakos, a global leader in advanced technologies for extracorporeal photopheresis (ECP), from Johnson & Johnson; and Sagem Communications, a Paris-based manufacturer of set-top boxes, residential terminals, printers and other communications equipment, from the Safran Group. He has served as Executive Chairman and/or CEO of several portfolio companies including Siemens Enterprise Communications, a leading Munich-based global corporate telephony (PBX) and unified communications (UC) solutions provider, and Enterasys Networks, a global network solutions provider. Mr. Stone also served as the Chief Executive Officer of Gores Holdings I from its inception in June 2015 until completion of the Hostess acquisition in November 2016 and served as a Director of Hostess until April 2018. Additionally, Mr. Stone served as the Chief Executive Officer of Gores Holdings II since its inception in August 2016 until completion of the Verra acquisition in October 2018, as the Chief Executive Officer of Gores Holdings III since its inception in October 2017 until the completion of the PAE acquisition in February 2020 and as the Chief Executive Officer of Gores Holdings V since its inception in June 2020. Prior to joining The Gores Group, Mr. Stone spent nearly a decade as a chief executive transforming businesses across the services, industrial and technology sectors. Mr. Stone spent five years with The Boston Consulting Group as a member of their high technology and industrial goods practices and served in the firm’s Boston, London, Los Angeles and Seoul offices. Mr. Stone earned a B.S. in Finance with Computer Science and Mathematics concentrations from the University of Maine and an M.B.A. in Finance from The Wharton School of the University of Pennsylvania.

Andrew McBride has been our Chief Financial Officer and Secretary since June 2019. Mr. McBride has served as Director, Finance and Tax at The Gores Group since February 2010, where he is responsible for tax due diligence and structuring of acquisitions, compliance, planning, financial management and portfolio company reporting. Mr. McBride also served as the Chief Financial Officer and Secretary of Gores Holdings I from January 2016 until completion of the Hostess acquisition in November 2016. Additionally, Mr. McBride served as the Chief Financial Officer and Secretary of Gores Holdings II since its inception in August 2016 until completion of the Verra acquisition in October 2018, as the Chief Financial Officer and Secretary of Gores Holdings III since its inception in October 2017 until the completion of the PAE acquisition in February 2020, Chief Financial Officer and Secretary of Gores Holdings IV (Nasdaq: GHIV) since its inception in January 2020, as the Chief Financial Officer and Secretary of Gores Holdings V since July 2020 and as the Chief Financial Officer and Secretary of Gores Holdings VI since July 2020. Mr. McBride has also served as the Chief Financial Officer of Gores Metropoulos since its inception in August 2018 until the completion of the Luminar acquisition in December 2020. Previously, from January 2008 to January 2010, Mr. McBride worked in the High Net Worth group at Ehrhardt, Keefe, Steiner, and Hottman, P.C. From January 2004 to January 2008, Mr. McBride was with KPMG, LLP, assisting international corporations with tax planning, structuring and compliance issues. Mr. McBride holds a B.S. in Accounting and Finance from the University of Notre Dame and is licensed as a Certified Public Accountant in the State of Colorado.

Randall Bort has served as a member of our Board since January 2020. Mr. Bort is a Co-Founder of SandTree Holdings, LLC, a private commercial real estate investment firm since November 2012. Previously, Mr. Bort was an investment banker at Drexel Burnham Lambert, BT Securities, Donaldson, Lufkin & Jenrette, Credit Suisse First Boston, The Mercanti Group and Imperial Capital. Mr. Bort has significant financial, transactional and capital markets experience across multiple industries and has worked both domestically and in Asia. Mr. Bort earned a B.A. in Economics and Mathematics from Claremont McKenna College and an M.B.A. in Finance and Entrepreneurial Management from The Wharton School of the University of Pennsylvania. Mr. Bort served as a member of the Board of Directors of Gores Holdings I from August 2015 until completion of the Hostess acquisition in November 2016, as a member of the Board of Directors of Verra Mobility Corp. (formerly Gores Holdings II) from January 2017 until June 2019, as a member of the Board of Directors of Gores Holdings III from September 2018 until the completion of the PAE acquisition in February 2020 and as a member of the board of directors of Gores Metropoulos from February 2019 until the completion of the Luminar acquisition in December 2020. Additionally, Mr. Bort has served as a member of the Board of Directors of Gores Holdings V since August 2020 and has agreed to serve as a member of the Board of Directors of Gores Holdings VI, respectively. Mr. Bort also is a member of the Board of Trustees of Children’s Bureau, a non-profit organization based in Los Angeles focused on foster care and the prevention of child abuse. Mr. Bort’s significant investment and financial expertise make him well qualified to serve as a member of our Board.

William Patton has served as a member of our Board since January 2020. Mr. Patton is Chairman, Chief Executive Officer and Co-Founder of The Four Star Group, a consulting and advisory firm focused on the civilian fields of Defense, Space, Military and Security. Mr. Patton has served as chairman, president and/or chief executive officer of a number of private and public companies including Unisys, Cado Systems, MAI Basic Four and Peerless Systems and has spent his entire career in the related fields of computer systems and telecommunications technology. Mr. Patton served as a member of the Board of Directors of Gores Holdings I from August 2015 until completion of the Hostess acquisition in November 2016, as a member of the Board of Directors of Verra Mobility Corp. (formerly Gores Holdings II) from January 2017 until October 2018 and as a member of the Board of Directors of Gores Holdings III from September 2018 until the completion of the PAE acquisition in February 2020. Additionally, Mr. Patton has served as a member of the Board of Directors of Gores Holdings V since its inception in June 2020. Mr. Patton holds an undergraduate Business degree from Santa Monica City College and a B.S. in Petroleum Engineering from the Missouri School of Science & Technology graduating cum laude, and attended the Harvard Business School PMD Program. Mr. Patton was the Co-Founder and first President of the United States Academic Decathlon, now recognized as the nation’s largest high school competition emphasizing academic excellence including most of the United States and many international schools. Mr. Patton served as an officer and Ranger in the United States Army for nine years, attaining the rank of Major. Mr. Patton’s significant experience on the boards of a number of private and public companies makes him well qualified to serve as a member of our Board.

Jeffrey Rea has served as a member of our Board since January 2020. Mr. Rea currently serves as a director of BMC Stock Holdings, Inc. (NASDAQ: STCK). Mr. Rea previously served as President, Chief Executive Officer and Director of Stock Building Supply Holdings, Inc. from November 2010 to December 1, 2015, at which time the company was merged with Building Materials Holding Corporation to create BMC Stock Holdings, Inc. Prior to that, Mr. Rea served as President of the specialty products group at TE Connectivity Ltd. from 2008 to 2010. Prior to that, Mr. Rea was the Senior Vice President of the building products group at Johns Manville, a global manufacturer of highly engineered materials and building products, which is owned by Berkshire Hathaway Company. Before joining Johns Manville, Mr. Rea served for 15 years in various leadership roles at General Electric Company, including general management, sales and marketing, distribution management and supply chain leadership positions. Mr. Rea also served for five years with its corporate audit staff. Mr. Rea served as a member of the Board of Directors of Gores Holdings I from August 2015 until completion of the Hostess acquisition in November 2016, as a member of the Board of Directors of Verra Mobility Corp. (formerly Gores Holdings II) from January 2017 until June 2019 and as a member of the Board of Directors of Gores Holdings III from September 2018 until the completion of the PAE acquisition in February 2020. Additionally, Mr. Rea has served as a member of the Board of Directors of Gores Holdings V since its inception in June 2020. Mr. Rea received a degree in mechanical engineering from Rose-Hulman Institute of Technology. Mr. Rea’s significant investing and management experience makes him well qualified to serve as a member of our Board.

Stockholder Communications

Our Board has established a process for stockholders to send communications to our Board. Stockholders may communicate with our Board generally or a specific director at any time by writing to the Company’s Secretary, Gores Holdings IV, Inc., 9800 Wilshire Blvd., Beverly Hills, California 90212. We review all messages received, and forward any message that reasonably appears to be a communication from a stockholder about a matter of stockholder interest that is intended for communication to our Board. Communications are sent as soon as practicable to the director to whom they are addressed, or if addressed to our Board generally, to the Chairman of our Board. Because other appropriate avenues of communication exist for matters that are not of stockholder interest, such as general business complaints or employee grievances, communications that do not relate to matters of stockholder interest are not forwarded to our Board.

Board Leadership Structure and Role in Risk Oversight

Our Board recognizes that the leadership structure and combination or separation of the Chief Executive Officer and Chairman roles is driven by the needs of the Company at any point in time. As a result, no policy exists requiring combination or separation of leadership roles and our governing documents do not mandate a particular structure. This has allowed our Board the flexibility to establish the most appropriate structure for the Company at any given time. Currently, our Chief Executive Officer and Chairman roles are separately held by Mr. Mark R. Stone and Mr. Alec Gores, respectively. In addition, none of the officers of the Company is a member of our Board and none of the directors of our Board is an officer of the Company.

Our Board is actively involved in overseeing our risk management process. Our Board focuses on our general risk management strategy and ensures that appropriate risk mitigation strategies are implemented by management. Further, operational and strategic presentations by management to our Board include consideration of the challenges and risks of our businesses, and our Board and management actively engage in discussion on these topics. In addition, each of our Board’s committees considers risk within its area of responsibility. For example, our Audit Committee provides oversight to legal and compliance matters and assesses the adequacy of our risk-related internal controls. In addition, our Compensation Committee considers risk and structures our executive compensation programs, if any, to provide incentives to appropriately reward executives for growth without undue risk taking.

Number and Terms of Office of Officers and Directors

Our Board consists of four directors. Our Board is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term. The term of office of the first class of directors, consisting of Randall Bort, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of William Patton and Jeffrey Rea, will expire at the second annual meeting of stockholders. The term of office of the third class of directors, consisting of Alec Gores, will expire at the third annual meeting of stockholders.

Our officers are appointed by the Board and serve at the discretion of the Board, rather than for specific terms of office. Our Board is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provide that our officers may consist of a Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, Vice Presidents, Secretary, Treasurer and such other offices as may be determined by the Board.

Director Independence

Nasdaq listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our Board has determined that Randall Bort, William Patton, and Jeffrey Rea are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Committees of the Board of Directors

Our Board has two standing committees: an audit committee and a compensation committee. Subject to phase-in rules and a limited exception, the rules of Nasdaq and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors, and the rules of Nasdaq require that the compensation committee of a listed company be comprised solely of independent directors.

Audit Committee

Our Board has established an audit committee of the Board. Audit committee members include Randall Bort, William Patton and Jeffrey Rea. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least three members of the audit committee, all of whom must be independent. Messrs. Bort, Patton and Rea qualify as independent directors under applicable rules.

Each member of the audit committee is financially literate and our Board has determined that Randall Bort qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

We have adopted an audit committee charter, which details the principal functions of the audit committee, including:

•	the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

•

pre-approving all audit and permitted non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•	reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

•	setting clear hiring policies for employees or former employees of the independent auditors;

•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•

obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•

reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

Our Board has established a compensation committee of the Board. Compensation committee members include Randall Bort, William Patton and Jeffrey Rea. Under the Nasdaq listing standards and applicable SEC rules, we are required to have at least two members of the compensation committee, all of whom must be independent. Randall Bort, William Patton and Jeffrey Rea are independent.

We have adopted a compensation committee charter which details the principal functions of the compensation committee, including:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•	reviewing and approving on an annual basis the compensation of all of our other officers;

•	reviewing on an annual basis our executive compensation policies and plans;

•	implementing and administering our incentive compensation equity-based remuneration plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees; and

•

if required, producing a report on executive compensation to be included in our annual proxy statement; and reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

It is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Committee Membership, Meetings and Attendance

Each of the Audit Committee and Compensation Committee of our Board is comprised entirely of independent directors.

From June 12, 2019 (inception) through December 31, 2019, the end of our fiscal year, our Board acted by written consent once. Our Audit Committee and our Compensation Committee did not hold meetings in fiscal year 2019.

We encourage all of our directors to attend our annual meetings of stockholders. This Special Meeting will be our first annual meeting.

Director Nominations

We do not have a standing nominating committee, though we intend to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605(e)(2) of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the Board. The Board believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. In accordance with Rule 5605(e)(1)(A) of the Nasdaq rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

The Board will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to the Board should follow the procedures set forth in our bylaws.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the Board considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, and in the past year has not served, as a member of the Board or compensation committee of any entity that has one or more executive officers serving on our Board.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of our Class A Stock to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of such Forms, we believe that during the year ended December 31, 2019 there were no delinquent filers.

Code of Ethics

We have adopted a Code of Ethics applicable to our directors, executive officers and employees that complies with the rules and regulations of the Nasdaq. The Code of Ethics codifies the business and ethical principles that govern all aspects of our business. We have previously filed copies of our form Code of Ethics, our form of Audit Committee Charter and our form of Compensation Committee Charter as exhibits to our registration statement in connection with our IPO. You may review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the Code of Ethics will be provided without charge upon request to us in writing at 9800 Wilshire Blvd. Beverly Hills, California 90212 or by telephone at (310) 209-3010. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.

Conflicts of Interest

The Gores Group manages several investment vehicles. Funds managed by The Gores Group or its affiliates may compete with us for acquisition opportunities. If these funds decide to pursue any such opportunity, we may be precluded from procuring such opportunities. In addition, investment ideas generated within The Gores Group, including by Mr. Gores, may be suitable for both us and for a current or future fund of The Gores Group and may be directed to such investment vehicle rather than to us. Neither The Gores Group nor members of our management team who are also employed by certain affiliates of The Gores Group have any obligation to present us with any opportunity for a potential initial business combination of which they become aware, unless presented to such member solely in his or her capacity as an officer of the Company. The Gores Group and/or our management, in their capacities as officers or managing directors of The Gores Group or in their other endeavors, may be required to present potential initial business combinations to the related entities described above, current or future investment vehicles of The Gores Group, or third parties, before they present such opportunities to us.

Each of our officers and directors presently has, and any of them in the future may have additional, fiduciary or contractual obligations to another entity pursuant to which such officer or director is or will be required to present an initial business combination opportunity to such entity. Accordingly, if any of our officers or directors becomes aware of an initial business combination opportunity which is suitable for an entity to which he or she has then-current fiduciary or contractual obligations, he or she will honor these fiduciary obligations under applicable law. We do not believe, however, that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete our initial business combination. Our current certificate of incorporation provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our Company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue. The purpose for the surrender of corporate opportunities is to allow officers, directors or other representatives with multiple business affiliations to continue to serve as an officer of the Company or on our Board. Our officers and directors may from time to time be presented with opportunities that could benefit both another business affiliation and us. In the absence of the “corporate opportunity” waiver in our charter, certain candidates would not be able to serve as an officer or director. We believe we substantially benefit from having representatives, who bring significant, relevant and valuable experience to our management, and, as a result, the inclusion of the “corporate opportunity” waiver in our current certificate of incorporation provides us with greater flexibility to attract and retain the officers and directors that we feel are the best candidates. In addition, our Sponsor, officers and directors may participate in the formation of, or become an officer or director of, any other blank check company prior to completion of our initial business combination. As a result, our Sponsor, officers or directors could have conflicts of interest in determining whether to present initial business combination opportunities to us or to any other blank check company with which they may become involved. Although we have no formal policy in place for vetting potential conflicts of interest, our Board will review any potential conflicts of interest on a case-by-case basis. In particular, affiliates of our Sponsor are currently sponsoring two other blank check companies, Gores Holdings V and Gores Holdings VI, which may each seek to complete an initial business combination in any industry or location. Further, one of our directors, Mr. Bort, serves as a director of Gores Holdings V and has agreed to serve as a director of Gores Holdings VI, Mr. Gores, our Chairman, serves as a director of Luminar Technologies, Inc. (formerly Gores Metropoulos, Inc.), Chairman of Gores Holdings V and Chairman of Gores Holdings VI, Mr. McBride, our Chief Financial Officer, serves as the Chief Financial Officer of Gores Holdings V and Gores Holdings VI, and Mr. Patton and Mr. Rea serve as members of the Board of Directors of Gores Holdings V. Any such companies may present additional conflicts of interest in pursuing an acquisition target. However, we do not believe that any potential conflicts would materially affect our ability to complete our initial business combination. Investors should also be aware of the following other potential conflicts of interest:

•	the fact that our Initial Stockholders have agreed not to redeem any of the Founder Shares in connection with a stockholder vote to approve the proposed Business Combination;

•

the fact that our Initial Stockholders have agreed to waive their rights to conversion price adjustments with respect to any shares of our Common Stock they may hold in connection with the consummation of the Business Combination;

•

the fact that our Sponsor paid an aggregate of $25,000 for 11,500,000 Founder Shares in July, 2019 and, after giving effect to the cancellation of 875,000 Founder Shares on March 9, 2020, the remaining 10,625,000 Founder Shares will have a significantly higher value at the time of the Business Combination, which if unrestricted and freely tradable would be valued at approximately $106,250,000 but, given the restrictions on such shares, we believe such shares have less value;

•

the fact that our Initial Stockholders have agreed to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete an initial business combination by January 28, 2022;

•

the fact that our Sponsor paid an aggregate of approximately $10,500,000 for its 5,250,000 Private Placement Warrants to purchase shares of Class A Stock and that such Private Placement Warrants will expire worthless if a business combination is not consummated by January 28, 2022;

•

the continued right of our Sponsor to hold our Class A Stock and the shares of Class A Stock to be issued to our Sponsor upon exercise of its Private Placement Warrants following the Business Combination, subject to certain lock-up periods;

•

if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, our Sponsor has agreed to indemnify us to ensure that the proceeds in the Trust Account are not reduced below $10.00 per public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party (other than our independent public accountants) for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the continued indemnification of our existing directors and officers and the continuation of our directors’ and officers’ liability insurance after the Business Combination;

•

the fact that our Sponsor, officers and directors will lose their entire investment in us and will not be reimbursed for any out-of-pocket expenses if an initial business combination is not consummated by January 28, 2022;

•

that, at the closing of the Business Combination we will enter into the Registration Rights Agreement with the Restricted Stockholders, which provides for registration rights to Restricted Stockholders and their permitted transferees; and

•

that our Sponsor has entered into a Subscription Agreement with the Company, pursuant to which the Sponsor has committed to purchase 14,460,000 shares of Class A Stock in the Private Placement for an aggregate commitment of approximately $144,600,000, provided that our Sponsor has the right to syndicate the Class A Common Stock purchased under such Subscription Agreement in advance of the Closing.

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

•	the corporation could financially undertake the opportunity;

•	the opportunity is within the corporation’s line of business; and

•	it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.

Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. Furthermore, our current certificate of incorporation provides that the doctrine of corporate opportunity will not apply with respect to any of our officers or directors in circumstances where the application of the doctrine would conflict with any fiduciary duties or contractual obligations they may have. Below is a table summarizing the entities to which our executive officers and directors currently have fiduciary duties or contractual obligations that may present a conflict of interest:

Name of Individual	Entity Name	Entity’s Business	Affiliation
Alec Gores	The Gores Group, LLC(1)	Private equity and SPAC investments	Director and Officer
Mark Stone	The Gores Group, LLC(1)	Private equity and SPAC investments	Director and Officer
Andy McBride	The Gores Group, LLC(1)	Private equity and SPAC investments	Director and Officer
Randall Bort	None
William Patton	None
Jeffrey Rea	None

(1)	Includes all portfolio companies and certain other affiliates of The Gores Group.

Accordingly, if any of the above executive officers or directors become aware of an initial business combination opportunity which is suitable for any of the above entities to which he or she has then-current fiduciary or contractual obligations, he or she will honor these obligations to present such initial business combination opportunity to such entity, and only present it to us if such entity rejects the opportunity. We do not believe, however, that any of the foregoing fiduciary duties or contractual obligations will materially affect our ability to complete our initial business combination. Our current certificate of incorporation provides that we renounce our interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of our Company and such opportunity is one we are legally and contractually permitted to undertake and would otherwise be reasonable for us to pursue.

We are not prohibited from pursuing an initial business combination with a company that is affiliated with our Sponsor, executive officers or directors. In the event we seek to complete our initial business combination with such a company, we, or a committee of independent directors, would obtain an opinion from an independent investment banking firm which is a member of FINRA, or from an independent accounting firm, that such an initial business combination is fair to our Company from a financial point of view.

Our Initial Stockholders have agreed to vote their shares of Common Stock in favor of our Business Combination.

Limitation on Liability and Indemnification of Officers and Directors

Our current certificate of incorporation provides that our officers and directors will be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, our current certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized unlawful payments of dividends, unlawful stock purchases or unlawful redemptions, or derived an improper personal benefit from their actions as directors.

We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our current certificate of incorporation. Our bylaws also permit us to maintain insurance on behalf of any officer, director or employee for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We have obtained a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Audit Committee Report

Our Audit Committee has reviewed and discussed our audited financial statements with management, and has discussed with our independent registered public accounting firm the matters required to be discussed by Public Company Accounting Oversight Board, which we refer to as “PCAOB,” Auditing Standard No. 1301, “Communications with Audit Committees,” referred to as PCAOB Auditing Standard No. 1301. Additionally, our Audit Committee has received the written disclosures and the letter from our independent registered public accounting firm, as required by the applicable requirements of the PCAOB, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. Based upon such review and discussion, our Audit Committee recommended to our Board that the audited financial statements for the year ended December 31, 2019 be included in our annual report on Form 10-K for the last fiscal year for filing with the SEC.

Fees and Services

KPMG has audited our financial statements for the fiscal year ended December 31, 2019. The following is a summary of fees paid or to be paid to KPMG for services rendered since June 12, 2019 (inception) through December 31, 2019.

Audit Fees. Audit fees consist of fees billed for professional services rendered for the audit of our year-end financial statements and services that are normally provided by KPMG in connection with regulatory filings. The fees billed by KPMG for professional services rendered for the audit of our annual financial statements, review of the financial information included in our Forms 10-Q for the respective periods, the registration statement, the Form 8-K filed in connection with the closing of our IPO and other required filings with the SEC for the period from June 12, 2019 (inception) through December 31, 2019 totaled $91,500. The above amounts include interim procedures and audit fees, as well as attendance at Audit Committee meetings.

Audit-Related Fees. Audit-related services consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards. We did not pay KPMG for audit-related fees for the period from June 12, 2019 (inception) through December 31, 2019.

Tax Fees. We did not pay KPMG for tax planning and tax advice for the period from June 12, 2019 (inception) through December 31, 2019.

All Other Fees. We did not pay KPMG for any other services for the period from June 12, 2019 (inception) through December 31, 2019.

Our Audit Committee has determined that the services provided by KPMG are compatible with maintaining the independence of KPMG as our independent registered public accounting firm.

Pre-Approval Policy

Our Audit Committee has approved all of the foregoing services. The Audit Committee shall review and, in its sole discretion, pre-approve all audit and permitted non-audit services to be performed by our independent auditors as provided under the Audit Committee charter.

THE COMPANY’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with our audited financial statements and the notes related thereto which are included elsewhere in this proxy statement. Certain information contained in the discussion and analysis set forth below includes forward-looking statements. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those discussed in the sections of this proxy statement entitled “Risk Factors” and “General Information—Cautionary Note Regarding Forward-Looking Statements.”

Overview

We are a blank check company incorporated on June 12, 2019 as a Delaware corporation and formed for the purpose of effecting a merger, Common Stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more target businesses. We completed our IPO on January 28, 2020.

We presently have no revenue, have had losses since inception from incurring formation costs and have had no operations other than the active solicitation of a target business with which to complete a business combination. We have relied upon the sale of our securities and loans from our officers and directors to fund our operations.

We intend to effectuate our Business Combination using cash from the proceeds of our Public Offering and the sale of the Private Placement Warrants, our capital stock, debt, or a combination of cash, stock and debt.

As more fully described in the section entitled “—Recent Developments—Proposed United Wholesale Mortgage Business Combination,” on September 22, 2020, we entered into the Business Combination Agreement pursuant to which we will complete the proposed Business Combination.

Recent Developments

Proposed UWM Business Combination

On September 22, 2020, the Company entered into the Business Combination Agreement. The Business Combination Agreement provides that, in connection with the Closing, among other things, (a) UWM LLC will issue to SFS Corp. a number of UWM Class B Common Units equal to the quotient of the Company Equity Value divided by $10.00, minus the number of outstanding shares of Class F Stock as of immediately prior to Closing; (b) the Company will contribute to UWM LLC an amount in cash equal to the Closing Cash Consideration, which is expected to be approximately $895,000,000 (which is net of expenses) assuming no redemptions by the Company’s stockholders; (c) UWM LLC will issue to the Company such number of UWM Class A Common Units equal to the number of shares of Class A Stock, outstanding immediately prior to the Closing (after giving effect to (i) redemptions by the Company’s stockholders, if any, (ii) the conversion of shares of the Company’s Class F Stock into shares of Class A Stock and (iii) the issuance of shares of Class A Stock pursuant to the Subscription Agreements); and (d) the Company will issue to SFS Corp. a number of shares of Class D Stock equal to the number of UWM Class B Common Units issued by UWM LLC to SFS Corp. pursuant to clause (a) above. UWM is currently a wholly-owned subsidiary of SFS Corp. Prior to the Closing, SFS Corp. will contribute all of the membership interests of UWM to UWM LLC such that, after such contribution, UWM will be a wholly-owned subsidiary of UWM LLC. For more information about the transactions contemplated by the Business Combination Agreement, please see the section entitled “Proposal No. 1—Approval of the Business Combination.” A copy of the Business Combination Agreement is attached to this proxy statement as Annex A.

Results of Operations

For the nine months ended September 30, 2020, we had net loss of ($4,880,878). Our business activities during the quarter mainly consisted of identifying and evaluating prospective acquisition candidates for an initial business combination. We believe that we have sufficient funds available to complete our efforts to effect an initial business combination with an operating business by January 28, 2022. However, if our estimates of the costs of identifying a target business, undertaking in-depth due diligence and negotiating an initial business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our initial business combination.

As indicated in the accompanying unaudited financial statements, at September 30, 2020, we had $222,372 in cash and deferred offering costs of $14,875,000. Further, we expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete our Business Combination, or any initial business combination, will be successful.

Liquidity and Capital Resources

On July 16, 2019, our Sponsor purchased an aggregate of 11,500,000 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.002 per share. Subsequently, our Sponsor transferred an aggregate of 75,000 Founder Shares to our independent directors. On March 9, 2020, following the expiration of the unexercised portion of the underwriter’s over-allotment option, our Sponsor forfeited 875,000 Founder Shares so that the remaining Founder Shares held by our Initial Stockholders represented 20.0% of the outstanding shares upon completion of our IPO.

On January 28, 2020, we consummated our IPO of 42,500,000 Public Units at a price of $10.00 per unit, including 2,500,000 Public Units as a result of the underwriter’s partial exercise of its over-allotment option, generating gross proceeds of $425 million. On the IPO Closing Date, we completed the private sale of an aggregate of 5,250,000 Private Placement Warrants, each exercisable to purchase one share of Common Stock at $11.50 per share, to our Sponsor, at a price of $2.00 per Private Placement Warrant, generating gross proceeds, before expenses, of $10,500,000. After deducting the underwriting discounts and commissions (excluding any deferred underwriting commissions (the “Deferred Discount”), which amount will be payable upon consummation of an initial business combination, if consummated) and the estimated offering expenses, the total net proceeds from our IPO and the sale of the Private Placement Warrants were $426,055,000, of which $425,000,000 (or $10.00 per share sold in the IPO) was placed in the Trust Account. The amount of proceeds not deposited in the Trust Account was $1,055,000 at the closing of our IPO. Interest earned on the funds held in the Trust Account may be released to us to fund our Regulatory Withdrawals, subject to an annual limit of $1,100,000, for a maximum of 24 months and/or additional amounts necessary to pay our franchise and income taxes.

On July 16, 2019, the Sponsor agreed to loan the Company an aggregate of $300,000 by the issuance of an unsecured promissory note (the “Note”) issued by us in favor of the Sponsor to cover organizational expenses related to the IPO. On July 16, 2019, the Company borrowed $150,000 against the Note, and on January 25, 2019, the Company borrowed an additional $150,000. This Note was non-interest bearing and payable on the earlier of June 30, 2020 or the completion of the IPO. These Notes were repaid in full upon the completion of the IPO.

On September 29, 2020, the Sponsor made available to the Company a loan of $1,000,000 pursuant to a promissory note issued by the Company to the Sponsor. The proceeds from the note will be used for on-going operational expenses and certain other expenses in connection with the Proposed Business Combination. The note is unsecured, non-interest bearing and matures on the earlier of: (i) June 30, 2021 or (ii) the date on which the Company consummates the Proposed Business Combination. As of September 30, 2020, the outstanding amount of the loan by Sponsor to the Company was $1,000,000.

As of September 30, 2020 and December 31, 2019, we had cash held outside of the Trust Account of approximately $222,372 and $1,120, respectively, which is available to fund our working capital requirements. Additionally, interest earned on the funds held in the Trust Account may be released to us to fund our Regulatory

Withdrawals, subject to an annual limit of $1,100,000, for a maximum of 24 months and/or additional amounts necessary to pay our franchise and income taxes.

At September 30, 2020 and December 31, 2019, the Company had current liabilities of $4,502,000 and $426,496 and working capital of ($4,028,767) and ($14,002), respectively, largely due to amounts owed to professionals, consultants, advisors and others who are working on seeking a Business Combination. Such work is continuing after September 30, 2020 and amounts are continuing to accrue.

We intend to use substantially all of the funds held in the Trust Account, including interest (which interest shall be net of Regulatory Withdrawals and taxes payable) to consummate our initial business combination. Moreover, we may need to obtain additional financing either to complete an initial business combination or because we become obligated to redeem a significant number of shares of our Common Stock upon completion of an initial business combination. Subject to compliance with applicable securities laws, we would only complete such financing simultaneously with the completion of our initial Business Combination. If we are unable to complete our initial Business Combination because we do not have sufficient funds available to us, we will be forced to cease operations and liquidate the Trust Account. In addition, following our initial Business Combination, if cash on hand is insufficient, we may need to obtain additional financing in order to meet our obligations. To the extent that our capital stock or debt is used, in whole or in part, as consideration to consummate our initial Business Combination, the remaining proceeds held in our Trust Account, if any, will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategy.

Off-balance sheet financing arrangements

We had no obligations, assets or liabilities which would be considered off-balance sheet arrangements at September 30, 2020. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.

We had not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or entered into any non-financial agreements involving assets.

Contractual obligations

As of September 30, 2020 and December 31, 2019, we did not have any long-term debt obligations, capital lease obligations, operating lease obligations, purchase obligations or long-term liabilities. In connection with the IPO, we entered into an administrative services agreement to pay monthly recurring expenses of $20,000 to The Gores Group for office space, utilities and secretarial support. The administrative services agreement terminates upon the earlier of the completion of a business combination or the liquidation of the Company.

The underwriter is entitled to underwriting discounts and commissions of 5.5%, of which 2.0% ($8,500,000) was paid at the closing of the IPO, and 3.5% ($14,875,000) was deferred (the “Deferred Discount”). The Deferred Discount will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes an initial business combination, subject to the terms of the underwriting agreement. The underwriter is not entitled to any interest accrued on the Deferred Discount.

Significant Accounting Policies

The preparation of financial statements and related disclosures in conformity with U.S. GAAP requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following as our significant accounting policies:

Offering costs

We comply with the requirements of the Accounting Standards Codification (the “ASC”) 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A—“Expenses of Offering.” Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to our IPO and were charged to stockholders’ equity upon completion of our IPO. Accordingly, on the IPO Closing Date, offering costs totaling approximately $24,185,743 (including $23,375,000 in underwriter’s fees), were charged to stockholders’ equity.

Redeemable Common Stock

All of the 42,500,000 shares of Class A Stock sold as part of the Public Units in our IPO contain a redemption feature which allows for the redemption of such shares in connection with our liquidation, if there is a stockholder vote or tender offer in connection with our initial business combination and in connection with certain amendments to our current certificate of incorporation. In accordance with ASC 480, “Distinguishing Liabilities from Equity” (“ASC 480”), redemption provisions not solely within our control require common stock subject to redemption to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Although we did not specify a maximum redemption threshold, our current certificate of incorporation provides that the Company will not redeem our Public Shares in an amount that would cause our net tangible assets (stockholders’ equity) to be less than $5,000,001.

We recognize changes in redemption value immediately as they occur and adjust the carrying value of redeemable Common Stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable Common Stock are affected by charges against accumulated deficit.

Accordingly, at September 30, 2020, 40,141,937 of the 42,500,000 Public Shares are classified outside of permanent equity at their redemption value.

Net income/(loss) per common share

The Company has two classes of shares, Class A Stock and Class F Stock. Net income/(loss) per common share is computed utilizing the two-class method. The two-class method is an earnings allocation formula that determines earnings per share separately for each class of Common Stock based on an allocation of undistributed earnings per the rights of each class. As of September 30, 2020, we did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into Common Stock and then share in the earnings of the Company under the treasury stock method. As a result, diluted net income/(loss) per common share is the same as basic net income/(loss) per common share for the period.

Income taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

For those liabilities or benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax liabilities as income tax expense. No amounts were accrued for the payment of interest and penalties at September 30, 2020.

The Company may be subject to potential examination by U.S. federal, states or foreign jurisdiction authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income amounts in various tax jurisdictions and compliance with U.S. federal, states or foreign tax laws.

The Company is incorporated in the State of Delaware and is required to pay franchise taxes to the State of Delaware on an annual basis.

Recently issued accounting pronouncements not yet adopted

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements based on current operations of the Company. The impact of any recently issued accounting standards will be re-evaluated on a regular basis or if an initial business combination is completed where the impact could be material.

Quantitative and Qualitative Disclosures About Market Risk

Market risk is a broad term for the risk of economic loss due to adverse changes in the fair value of a financial instrument. These changes may be the result of various factors, including interest rates, foreign exchange rates, commodity prices and/or equity prices. Our business activities for the nine months ended September 30, 2020 consisted solely of organizational activities and activities relating to our IPO, the identification of a target company for our initial business combination and entry into the Business Combination Agreement and consummation of the proposed Business Combination. As of September 30, 2020, $425,323,144 (including accrued interest and dividends and subject to reduction by the Deferred Discount due at the consummation of our initial business combination) was held in the Trust Account for the purposes of consummating our initial business combination. As of September 30, 2020, investment securities in the Trust Account consist of $425,323,144 in money market funds and $0 in cash. As of September 30, 2020, the effective annualized rate of return generated by our investments was approximately 0.03%.

We have not engaged in any hedging activities during the nine months ended September 30, 2020. We do not expect to engage in any hedging activities with respect to the market risk to which we are exposed.

Controls and Procedures

Disclosure controls and procedures are controls and other procedures that are designed to ensure that information required to be disclosed in our reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in company reports filed or submitted under the Exchange Act is accumulated and communicated to management, including our Chief Executive Officer and Chief Financial Officer, to allow timely decisions regarding required disclosure.

As required by Rules 13a-15 and 15d-15 under the Exchange Act, our Chief Executive Officer and Chief Financial Officer carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures as of September 30, 2020. Based upon their evaluation, our Chief Executive Officer and Chief Financial Officer concluded that our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) were effective.

During the most recently completed fiscal quarter, there has been no change in our internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, our internal control over financial reporting.

UWM’S BUSINESS

Overview

UWM is the second largest residential mortgage lender in the United States and the largest Wholesale Mortgage Lender in the United States, originating mortgage loans exclusively through the wholesale channel. With over 6,700 team members and a culture of continuous innovation of technology and enhanced client experience, UWM leads its market by building upon its proprietary and exclusively licensed technology platforms, superior service and focused partnership with the Independent Mortgage Advisor community. UWM originates primarily conforming and government loans across all 50 states and the District of Columbia.

For the last five years including the twelve months ended June 30, 2020 (the latest available date on market share), UWM was the largest Wholesale Mortgage Lender in the United States by closed loan volume, with approximately 33% market share of the wholesale channel. For the twelve months ended September 30, 2020, UWM originated $159.8 billion in residential mortgage loans and generated $2.2 billion of net income. For the twelve months ended September 30, 2020, UWM’s mortgage production marked a more than 84% increase year-over-year, closing approximately 489,093 home loans. UWM’s mortgage production of $135.5 billion for the twelve months ended June 30, 2020 (the latest available date on market share) represented a 4.6% market share of all residential mortgage loans originated in the United States.

Founded in 1986 and headquartered in Pontiac, Michigan, UWM has built a client-focused, team-oriented culture that strives to bring superior customer service, efficiency and operational stability to its clients, the Independent Mortgage Advisors. UWM was ranked as a “Best Work-Place” by Inc. Magazine in 2019 and in the Top 100 Work Places by the Detroit Free Press in 2019. UWM received the #1 ranking in the Crain’s Detroit Fast 50 2020: Southeast Michigan’s fastest growing companies.

Strategy

UWM’s principal strategy that has driven its substantial growth over the past years, is its strategic decision to operate solely as a Wholesale Mortgage Lender – thereby avoiding conflict with its partners, the Independent Mortgage Advisors and their direct relationship with borrowers. UWM believes that by not competing for the borrower connection and relationship, it is able to generate significantly higher loyalty and satisfaction from its clients (i.e., Independent Mortgage Advisors) who, in turn, armed with UWM’s partnership tools are positioned to direct a growing share of the residential mortgage volume nationwide.

The residential mortgage loan financing process typically involves three stages:

•

Initiate Borrower Connection. A broker or other party is approached by a potential borrower for a mortgage loan. This party advises the borrower on loan options, runs the initial credit check, gathers the borrower’s information for the loan application and submits the loan application.

•

Underwrite, Close and Fund. The borrower’s loan application is reviewed, the mortgage loan is underwritten, the borrower is approved, the closing is arranged and the loan is funded, collectively referred to as loan origination. This can be done by one entity or multiple entities.

•

Portfolio or Package and Sell mortgage loan into Secondary Market Sales. The loan is either placed into an investment portfolio (in the case of banks and typically only for certain loans tied to shorter term interest rates) or packaged together with other loans and sold as MBS to investors in the secondary market.

UWM refers to a “Retail Mortgage Lender” as a lender that both offers its mortgage loans directly to individual borrowers and underwrites the mortgage loans. Certain Retail Mortgage Lenders also portfolio or package the mortgage loans for sale in the secondary market.

By comparison, a “Wholesale Mortgage Lender” is a lender that originates, underwrites and closes a mortgage loan arranged by an Independent Mortgage Advisor.

UWM operates exclusively as a Wholesale Mortgage Lender and focuses only on the wholesale channel so that it can be a true partner to its clients (all of which are Independent Mortgage Advisors). UWM does not work directly with the borrower during the mortgage loan financing process.

Many, if not all, of UWM’s competitors are primarily Retail Mortgage Lenders that also compete in the wholesale channel as Wholesale Mortgage Lenders. UWM believes that by competing in both channels, its competitors have an inherent conflict that makes them a less attractive option for Independent Mortgage Advisors when deciding which lender to work with when originating a mortgage loan. UWM further believes that this competitive advantage is a major reason that has and will continue to drive market share growth and loan production as the wholesale channel grows.

Integral components of UWM’s strategy are (i) continuing its leadership position in the growing wholesale channel by investing in technology and partnership tools designed to meet the needs of Independent Mortgage Advisors and their customers, (ii) capitalizing on UWM’s strategic advantages which include a singular focus on the wholesale channel, a family-controlled business that can quickly adapt to market conditions and opportunities, and ample capital and liquidity, (iii) employing UWM’s six pillars to drive a unique culture that it believes results in a durable competitive advantage and (iv) originating high quality loans, the vast majority of which are backed directly or indirectly by the federal government, to minimize market risks and to maximize opportunity in different macroeconomic environments.

Leading in the Growing Wholesale Channel

UWM exclusive focus on the wholesale channel has resulted in relationships with over 11,000 small and medium sized businesses throughout the United States, with over 60,000 associated loan officers – of which 30,000 have submitted a loan to UWM. Following the recession of 2008 and the resulting adoption of significant banking regulations, the percentage of residential mortgage loans originated by non-banks has grown significantly. UWM business has represented a large percentage of that growth, but with a singular focus on the wholesale channel since 2014.

UWM believes that the wholesale channel provides a Win-Win-Win proposition for each member of the mortgage lending process - a superior result for the borrower, an enhanced relationship with the borrower for the Independent Mortgage Advisor and, for UWM, the ability to capture a significant share of this valuable and growing segment of the residential mortgage loan financing process.

Benefits to Borrower

•  Provides Trusted Advisor in Complex Financial Instruments. Independent Mortgage Advisors serve as advisors to borrowers, leveraging their deep knowledge base of complex financial products to help borrowers make informed decisions. Independent Mortgage Advisors assist prospective borrowers in analyzing their financial situation, assessing his or her credit history and current mortgage and making an informed decision based on their personal circumstances.

•  Maximizes Optionality. Independent Mortgage Advisors are able to provide borrowers with multiple options on product structure and pricing rather than being rooted in a single platform offering, which UWM believes empowers borrowers and enhances their borrowing experience. UWM believes that Independent Mortgage Advisors are able to deliver borrowers access to better rates than their Retail Mortgage Lender counterparts. As a partner to its clients, UWM continually strives to provide a range of residential loan options, so that its clients can match the needs of their borrowers with UWM’s product offerings.

•  Streamlines and Enhances the Experience. Independent Mortgage Advisors are best positioned to be the single personalized point-of-contact for the loan process and provide borrowers a superior customer service experience.

•  Aligns Interest. In the wholesale channel, the interests of the Independent Mortgage Advisor and the borrower are aligned to achieve the best outcome for the borrower—which increases borrower loyalty to the Independent Mortgage Advisor and provides a greater likelihood that the borrower will retain the advisor for future transactions.

Benefits to Independent Mortgage Advisor

•  Drives Brand Recognition and Loyalty. UWM believes that allowing Independent Mortgage Advisors to “own” the relationship with the borrower drives client brand recognition and loyalty. When borrowers view their Independent Mortgage Advisors as the person who delivered the superior results, rather than just as a conduit to the money, they are more likely to return to that Independent Mortgage Advisor for their next residential mortgage loan, whether it is a new purchase or a refinance. UWM’s technology provides Independent Mortgage Advisors with advanced personalized marketing tools to establish and maintain their borrower relationships.

•  Offers Flexibility. UWM believes that Independent Mortgage Advisors and their loan officers are better served by the wholesale channel as it provides them the flexibility of matching their borrowers’ needs with the most applicable lender and lender program. A Wholesale Mortgage Lender needs to earn business every day. If the Wholesale Mortgage Lender is not faster, easier and more affordable, it will not be successful in earning that business. For example, if speed to close is the most important factor to a borrower because a purchase contract is going to expire, and a particular lender is backed up in underwriting, a loan officer that works as an Independent Mortgage Advisor can select the lender that is best positioned to meet the borrower’s requirements, whereas a “captive” loan officer cannot. Similarly, if a particular lender does not offer a product type (e.g., non-Qualified Mortgage loans which UWM does not offer), the needs of the borrower can still be met by arranging the loan with a different lender – that flexibility is not available for a captive loan officer.

•  Protects Relationship with Borrower. Utilizing the wholesale channel with a true Wholesale Mortgage Lender allows Independent Mortgage Advisors to maintain their relationships with borrowers throughout the mortgage lending process and beyond with less risk of being replaced by the lender in the next new purchase or a refinance. Retail Mortgage Lenders that dabble in the wholesale channel do not afford this protected relationship.

•  Ability to Provide Superior Sophisticated and Personalized Service. The wholesale channel allows Independent Mortgage Advisors to offer a diverse set of product options and capitalize on the benefits of scale to offer superior service, such as turn times and pull through rates, with the focus on personal service. UWM’s suite of full-service technology platforms positions Independent Mortgage Advisors to effectively compete with banks and other non-bank loan originators by delivering a closely managed end-to-end experience for the borrower from origination through closing.

Benefits to UWM

•  Access to Extensive Network. The wholesale channel offers UWM access to a broad network of Independent Mortgage Advisors, reducing reliance on any one entity or any geographic region. For 2019, no individual client represented more than 1% of UWM’s total loan application volume and its top 20 clients represented less than 10% of its total loan application volume.

•  Volume Levels Supports Significant Automation. UWM’s volume allows for significant investment in automating each step of the residential loan process, which in turn reduces error rates, improves customer service and enhances profitability.

•  Distribute Fixed Cost Across Wider Network. The exclusive focus on the wholesale channel reduces UWM’s fixed costs by allowing it to distribute costs across a wider network of clients. UWM invests in the personnel and technology resources to underwrite, close, fund and sell residential mortgage loans, which are variable based on loan origination volume. This results in a minimal fixed cost base for origination and high marginal profitability.

•  Supports Scalability. UWM believes that its exclusive focus on the wholesale model coupled with its efficient and centralized processes, cost structure and technology platform has resulted in a business that is highly scalable with minimal incremental investment.

Capitalizing on UWM’s Strategic Advantages

UWM believes that its exclusive focus on the wholesale channel along with its business model, team members, technologies and competitive position provide it with some significant strategic advantages.

•

Strong Brand Recognition. UWM’s leading position as a Wholesale Mortgage Lender and ability to deliver superior client service provides it strong brand recognition with Independent Mortgage Advisors. As of June 30, 2020 (the latest available date on market share), UWM was the second largest residential mortgage lender in the United States and was the leading Wholesale Mortgage Lender. As of June 30, 2020 (the latest available date on market share), UWM had approximately 33% market share in the wholesale channel. UWM’s high degree of operating leverage enables it to invest in, and deliver to its clients, a full suite of technology and workflow solutions that allow for short closing times for its clients, which contributes to long-term brand recognition with clients. Furthermore, by focusing exclusively on the wholesale mortgage market UWM is able to differentiate itself with clients as a partner in their success rather than a potential competitor.

•	Operational Excellence. UWM believes its exclusive focus on the wholesale channel provides it with a differentiated, client-centric business model that allows for scaled, efficient and centralized processes and the ability to focus on high quality loans. For the twelve months ended September 30, 2020, UWM closed approximately 489,093 loans, with average submission to clear to close turn times of 17 days. During 2019, UWM closed an average of 9.9 loans per month per production team member, well above the industry average of 2.3 during 2019. UWM consistently receives positive client feedback and received an 86% average monthly client Net Promoter Score (obtained through premier service) for the 2017 year through June 30, 2020 (the latest available date for such information), evidencing the effectiveness of UWM’s business model.

•

Innovative Technology Platforms. Leveraging its culture of continuous technological innovation, UWM has built proprietary technology platforms and exclusively licenses technology that support its clients and borrowers to provide what UWM believes to be a best-in-class client experience. UWM believes that its technology platforms provide it with a competitive advantage, driving client retention and offering the ability to efficiently and quickly achieve closings on loan originations. UWM offers its clients a complete platform with a highly efficient, external-facing interface that includes required regulatory and compliance mechanisms. UWM seeks to continuously improve and innovate its technology platforms, and has a team of over 900 full-time team members committed to its information systems and technologies.

•

Focus on high quality, agency loans. UWM focuses on the underlying credit quality of mortgage loans that it originates, with a vast majority of loans representing conforming, agency production. For the nine months ended September 30, 2020, UWM’s borrowers had an average FICO score of 755. Because of its emphasis on high quality loans, UWM typically experiences a pre-funding and post-funding defect rate that is materially lower than the industry standard. Over the past eight quarters, UWM’s HUD Compare Ratios and servicing delinquency rates as well as its Pre-Fund and Post-Fund Defect Rates have been materially lower than industry standard.

Employing UWM Six Pillars to Drive a Durable Competitive Advantage

UWM was founded with a simple goal in mind: attract great people, to a great workplace, and give them the tools they need to do great work. UWM’s culture is based on six pillars:

•

People - UWM’s people are the secret to its success. UWM invests in its team members with continuous and real-time training so they can continue to set the standard. Team members are given a path to succeed and rewarded for that success.

•	Service - UWM prides itself on creating a memorable service experience for every partner. Internal service among team members is critical.

•	Relationship driven - UWM’s long-term reputation is more important than short-term gains. UWM places a premium on creating lasting relationships with its Independent Mortgage Advisors.

•	Thumb pointers - Team members are focused on accountability and personal responsibility. UWM team members concentrate on taking ownership, improving and delivering results.

•	Continuous improvement - UWM develops and introduces cutting-edge, industry leading technology and information processes.

•

Fun and friendship - UWM is a big believer that work can (and should) be fun. It’s about finding your passion and purpose—but always leaving time for friendship and comradery. UWM has won numerous best workplace rewards, including top 100 Fortune Best Workplace for Millennials.

These core principles influence everything UWM does and form the basis of its client-focused culture. In addition to providing superior customer service to its clients, UWM also takes business actions to support its clients.

Originating High Quality Loans Backed Directly or Indirectly by the Federal Government to Minimize Risks and to Maximize Opportunity in Different Macroeconomic Environments

An integral component to UWM’s strategy is to originate high quality loans which are backed directly or indirectly by the federal government, to minimize market risks and to maximize opportunity in different macroeconomic environments.

UWM seeks to originate high quality agency loans throughout the United States. For the nine months ended September 30, 2020, UWM’s borrowers had an average FICO score of 755. The following charts illustrate UWM’s loan originations portfolio by type and FICO score mix in the nine months ended September 30, 2020:

UWM’s robust loan process also reduces potential liability under its representations and warranties commitments to purchasers of its loans in the secondary market.

UWM also seeks to have a balanced loan origination business model, with relatively higher purchase over refinancing mix and a greater reliance on revenue from loan origination volume, rather than servicing. UWM believes that loan origination, rather than servicing, contributes to this balanced approach and since 2017, its loan origination volume has generally exceeded its servicing portfolio unpaid principal balance (UPB). While UWM does sell its MSRs in bulk sales (which reduces the overall MSR held), its expectation is to keep overall production and MSR portfolio in sync, without having the MSR book exceed more than 2x’s production volume, as it believe going beyond that poses a higher risk. The table below shows UWM’s purchase and refinance loan origination growth in an increasing interest rate cycle in 2017 and 2018.

UWM believes that loan origination, rather than servicing, contributes to this balanced approach and since 2017, its loan origination volume has generally exceeded its servicing portfolio unpaid principal balance (UPB).

Core Business Growth ($bn)

Historically, residential purchase mortgage loan origination volume has experienced less volatility in response to interest rate movements than the refinancing mortgage loan origination volume. Consequently, UWM believes that by focusing on the purchase business it will be better positioned to deliver consistent growth in increasing and decreasing rate environments. In rising interest rate environments, UWM believes that its demonstrated reputation for excellent client service and short loan closing times will drive continued purchase mortgage volume, its broad client base will allow it to capitalize on lead generation and its cost structure will allow it to be more competitive on margins.

Market Opportunity

Residential Mortgage Loan Originations Continue to Grow. According to the Federal Reserve, residential mortgages represent the largest segment of the broader U.S. consumer finance market. In 2019, annual residential mortgage origination volume reached $2.2 trillion, with an average volume of $1.8 trillion over the last five years. According to the Mortgage Bankers Association, there was approximately $10.9 trillion of residential mortgage debt outstanding in the U.S. as of June 30, 2020 (the latest available date on residential mortgage debt outstanding) and is forecasted to increase to $12.0 trillion by the end of 2022. Based on industry estimates, UWM management expects that total residential mortgage loan originations, for purchases and refinancings, will be approximately $3 trillion in 2020 and $2.6 trillion in 2021.

Shifting demographics and steady appreciation in home prices has driven higher mortgage purchase volumes and therefore increased residential mortgage loan originations for purchases:

Young Adults at Inflection Point in Headship Rates	Household Formation Rates Increasing for Important Cohorts

Note: Headship rate indicates how many people are counted as heads of households and helps determine how many households are forming that will need housing

New Home Sales and Existing Home Sales	Purchase Volume Aided by Steady House Price Appreciation

Source: U.S. Census Bureau; SAAR refers to seasonally adjusted annual rate

Meanwhile, low interest rates continue to drive refinancing residential loan originations:

Note: Primary and secondary mortgage rates reflect average 30-year rates as of August 2020

Sources: U.S. Census Data; FactSet; Bloomberg

Transition to Non-Bank Originators. During the 2008 financial crisis, many mortgage lenders, particularly non-agency lenders, suffered substantial losses in their portfolios, and were required to repurchase significant numbers of loans previously sold. They were subsequently unable to sell or finance their production at profitable levels and a significant number suffered large losses. As a result, many exited the industry or consolidated, and the retail market share of the top five originators materially increased. Large banks were the initial beneficiaries of this trend and/or changes in operating strategies.

However, subsequent events have slowed this trend. Increasingly stringent financial services regulation in the wake of the passage of the Dodd-Frank Act in 2012 and the issuance of final rules implementing the U.S. Basel III capital framework in 2013, which includes more stringent capital treatment of mortgage servicing assets, have led banks to reduce their exposure to the residential mortgage industry. As is evidenced in the table here, since 2008, non-bank originators have grown from 32% of the loan origination volume to 66% as of the second quarter of 2020.	Volume continues to Shift to Non-Bank Originators Sources: Inside Mortgage Finance; UWM information

Servicing continues to Shift to Non-Bank Servicers	As large, traditional banks reduced their mortgage footprint both in mortgage origination and retained servicing portfolios, non-bank originators and servicers have been able to meaningfully grow market share. In addition, UWM believes that the historically low interest rates present an opportunity to drive strong origination volume.

As a percentage of the overall mortgage market, the wholesale channel has grown and is expected to continue to grow exponentially, providing UWM with an opportunity to capitalize on that growth:

Sources: Inside Mortgage Finance data (historical), UWM estimates

Over the last several years, “online mortgage lenders” have become an increasing force within the industry. In 2017, the mortgage industry reached a critical inflection point where new technology and the growing use of digital mortgage applications has made it possible for the origination process to move more quickly, according to a J.D. Power study. The mortgage process, however, is not like a plane ticket, and few if any borrowers go through the process without significant interaction with another person or persons. Rather, human-enabled technology and the use of electronic document and digital applications has made the process faster, easier and more affordable provided that, there is a partner with the means to invest and implement the technology in a manner that combines the human element with these technological enhancements. UWM believes it is well-positioned to capture and capitalize on this trend, as it develops and provides Independent Mortgage Advisors, that have the personal connection on a nationwide basis to consumers, with access to its proprietary and exclusively licensed technology platforms to enable its clients to succeed in this changing environment.

UWM’s Loan Programs

Over the past 8 to 10 years UWM has developed technologies and processes that allow it to quickly introduce and market new loan programs or to adjust for existing loan programs and to adapt services and offerings to ever-changing markets for home financing. These technologies allow UWM to quickly and efficiently build guidelines, rules, pricing, and controls into its loan origination platforms and workflows; generate new loan documents, disclosures and program descriptions from its systems; and distribute internal communications. By having nimble and flexible systems that are controlled internally, UWM can better take advantage of market opportunities when they present themselves and change the direction of loan programs when the market dictates.

Conventional agency-conforming mortgage loans

Since 2012, UWM has been primarily focused on originating conventional, agency-eligible, loans that can be sold to Fannie Mae, Freddie Mac or transferred to Ginnie Mae pools for sale in the secondary market. UWM’s conventional agency-conforming loans meet the general underwriting guidelines established by Fannie Mae and Freddie Mac and may be modified through special arrangements UWM has with these agencies. Loans that are written under the FHA program, the VA program or the USDA program are guaranteed by the governmental agencies and then transferred to Ginnie Mae pools for sale in the secondary market. All of UWM’s mortgage originations meet the definition of “Qualified Mortgage,” a quality standard established by the CFPB in 2013. For the twelve months ended September 30, 2020, 97% of the loans originated were sold to Fannie Mae or Freddie Mac, or were transferred to Ginnie Mae pools in the secondary market.

The following table summarizes UWM’s loan production by loan type for the periods indicated.

($ in thousands)	Nine months ended September 30, 2020	Year ended December 31, 2019	Year ended December 31, 2018	Year ended December 31, 2017
Loan type
Conventional Conforming	$105,239,231	$76,207,713	$33,062,045	$23,873,972
FHA/VA/USDA	21,149,439	25,563,260	7,683,734	4,574,176
Non-Agency(1)	1,480,047	5,996,199	814,367	1,078,169
Total Loan Production	$127,868,717	$107,767,172	$41,560,146	$29,526,317
Average initial loan balance	$327	$318	$285	$278

(1)	Represents jumbo products that are underwritten to the same guidelines as agency products and have similar risk profile but are sold to third party investors purely due to loan size

UWM’s Mortgage Lending Process

UWM believes that its highly scaled, efficient and centralized mortgage lending processes are key to its success. Utilizing UWM’s proprietary system, “Easiest Application System Ever” (EASETM), and its dedicated team members it focuses on client service, and loan quality throughout the entire loan origination, underwriting and closing processes. EASETM automates the process and, based on the jurisdictional requirements of the client and borrower, automatically generates the necessary documents required by UWM and by the clients for applications. The entire origination, underwriting and preparation of closing documents takes place in UWM’s centralized, paperless work environment where documents and data are entered into EASETM and are reviewed, processed and analyzed based on a set of pre-determined, rules-based workflows. UWM focuses on speed to close as it is one of the primary metrics for client satisfaction. For the twelve months ended September 30, 2020, UWM delivered an average of 17 business days from loan submission to clear to close.

UWM’s rules-based LOS allows multiple teams to work on the same loan at the same time, to track and be alerted to missing or incomplete items, to flag items in order to alert other team members of possible deficiencies and to have visibility into the history, status and progress of loans in process. UWM uses advanced technologies and workflow systems to assist all underwriting and operations team members in prioritizing which loans require their immediate attention and to monitor each team’s progress so workload-balancing decisions can be made among the operation teams in real time and avoid bottlenecks.

Underwriting

UWM’s underwriting process is one of its key strategic advantages as its unique extensive training program and technology platforms allow it to produce a portfolio of high-quality loans, with an industry-leading time from submission to clear to close and maintain the superior level of client service that allows it to attract and retain its clients. All mortgage loans that UWM originates are underwritten in-house by its underwriting team. UWM invests significant time and resources in its underwriters through its robust training process to help them and UWM succeed. Regardless of their background or level of experience, each underwriter who joins UWM attends an in-house, five-week, full-time intensive training session taught by its knowledgeable underwriting trainers. Following this initial training, each underwriter is assigned a mentor to supervise them for a minimum of two weeks. This commitment to training continues throughout an underwriter’s career with us. Prior to becoming senior underwriters, UWM’s underwriters undergo an additional four weeks of intensive, full-time training followed by another two weeks of mentoring. In addition, UWM holds daily meetings and weekly webcasts to keep its underwriters informed and knowledgeable about industry developments. UWM believes that its intensive training program is an integral component of its scalability as it is able to materially increase its underwriting resources, at a consistent quality, with less labor constraints than its competitors.

UWM’s clients have the initial communication with a potential borrower and they receive from the borrower the relevant financial and property information to run a credit check and obtain a pre-approval through one of the automated underwriting systems. Once a pre-approval has been received, an Independent Mortgage Advisor is able to seamlessly import the borrower’s information and documentation into UWM’s EASETM LOS without the need for extra data entry. One of UWM’s senior underwriters then reviews the file and, based on the loan product and the financial and other information provided, makes an underwriting decision. If the mortgage loan is approved, UWM’s system generates a “conditions to close” list based on the specifics of the borrower, the property and the loan product and a junior underwriter who generally takes ownership of the file ensuring that each of these conditions is met prior to granting a “clear-to-close”. UWM’s underwriters will typically focus on one product line, but many are cross-trained in other loan products.

UWM utilizes technology and automated processes throughout the underwriting process, to provide its underwriters “guard rails” and allow it to efficiently and effectively underwrite high-quality loans while mitigating risk. For example, if a loan product requires an 80% loan-to-value or a family gift is providing the portion of a deposit, UWM’s systems are programmed to automatically populate the appropriate conditions and not permit the loan to move on to the next step in the underwriting process until the appropriate documents are uploaded into the system. Another component of UWM’s check and balance processes is its loan quality review team who review multiple files for every underwriter every month. This permits UWM to provide real-time feedback and process improvement which contribute to a loan origination system. UWM believes these systems and processes serve as guardrails to support its ability to produce high-quality loans and minimize risk in the underwriting process.

Loan closings

UWM believes its closing process is the most efficient in the industry and results in shorter submission to clear-to-close times than any of the other major Retail Mortgage Lenders or Wholesale Mortgage Lenders. For the twelve months ended September 30, 2020, UWM closed approximately 489,093 loans with an application to clear-to-close period that averaged 17 days during that period, which it believes is materially below UWM management’s estimate of the industry average of approximately 47 days. During 2019, UWM closed an average of 8.8 loans per month per production team member, well above the industry average of 2.3 during 2019. As a company with a culture of continuous innovation, UWM custom-built its document management system, DocHubTM, with efficiency, ease and scalability in mind. DocHubTM allows team members to control the way they view, interact with, and deliver the documents required to close and fund loans. UWM’s technology platforms enable it to efficiently generate all of required closing documents and permit its clients to effectively interact with the documents to provide borrowers a seamless closing.

UCloseTM, UWM’s document closing tool, allows clients to facilitate and easily control the closing process, including document generation, title company interaction and the timing of closing. In addition, UWM structures its closing process such that all conditions are satisfied prior to the generation of closing documents and therefore are able to provide clients and borrowers automatic funding for all closings. Once a title agent uploads the executed documents into UCloseTM, the funds are automatically wired to the appropriate parties. UWM believes that eliminating the hours of waiting in a title office leads to more satisfied borrowers and repeat business for UWM and its clients.

Capital Markets and Secondary Marketing

Overview

UWM’s capital markets team is dedicated to maximizing loan sale profitability while at the same time minimizing operational, interest rate and market risks. This team manages the interest rate risk for the business and is responsible for interest rate lock management policies and procedures, hedging the pipeline, managing warehouse facilities and associated facility utilization and managing risk and sales of mortgage servicing rights on balance sheet. UWM aggregates its loan production into pools that are (i) sold to Fannie Mae or Freddie Mac or securitized through the issuance of Fannie Mae or Freddie Mac bonds, (ii) transferred into Ginnie Mae pools and securitized by UWM into government-insured mortgage-backed securities (together, the “secondary market”), or (iii) sold to investors in the secondary mortgage market. UWM’s primary access to the secondary market comes from pooling and selling eligible loans that it originates through Fannie Mae, Freddie Mac, and Ginnie Mae’s securitization programs. The goal of the capital markets team is to protect margin at origination, shorten the time from loan closing to sale of the loan into the secondary market and to maximize execution at sale. UWM’s focus on agency deliverable originations and speed to sale reduces its exposure to market volatility, liquidity risk and credit risk.

UWM retains servicing on loans sold for a period of time following the sale. To the extent UWM generates non-agency loans, these loans would typically be sold under an incentive-based servicing structure which permits it to retain servicing and control the borrower experience. UWM’s volume, technologies, and direct access to the secondary market allow it to better control all aspects of pricing, hedging, and loan delivery while minimizing operational and market risks. UWM’s technologies, automated workflow and experienced capital markets team allow it to quickly aggregate and sell the pools of loans in order to make efficient use of its capital and warehouse facilities.

UWM’s hedging strategy

UWM’s origination pipeline is exposed to interest rate volatility. During the origination, pooling, and delivery process, the pipeline value rises and falls with changes in interest rates. In addition to the value changes associated with interest rate risk, borrowers have an option to close or not close their rate lock based upon how interest rate changes impact their situations. Rising interest rates, relative to the borrower’s locked rate, create a greater incentive to close, while falling interest rates create a disincentive to close. This option to close is termed fallout risk and can be costly if not properly modeled.

UWM manages its interest rate exposure to maintain a near-zero exposure. Consequently, UWM seeks to mitigate the interest rate exposure of its pipeline by employing a hedging strategy designed to minimize basis risk and maximize effectiveness. Basis risk in this case is the risk that the hedged instrument’s price does not move in parallel with the increase or decrease in the market price of the hedged financial instrument. Because substantially all of UWM’s production is deliverable to Fannie Mae, Freddie Mac, and Ginnie Mae, UWM predominately utilizes forward agency or Ginnie Mae TBA securities as its primary hedge instrument, which mitigates the basis risk associated with U.S. Treasury futures, Eurodollar futures or other non-mortgage instruments.

UWM uses the Quantitative Risk Management (QRMTM) platform to model its interest rate risk positions. QRM provides industry leading risk management principles, practices and models to empower clients to measure and manage all forms of financial risk. QRM provides baseline historical fallout models that UWM supplements with advanced modeling techniques and monitoring programs. UWM has a dedicated team of statisticians, software engineers, and other business segment leaders solely focused on modeling and predicting the rate lock pull-through factor and evaluating with every market and portfolio change. Sophisticated loan level models score the pipeline throughout the day ensuring UWM’s hedge ratios are in sync with market changes. Daily monitoring is intended to ensure the model attributes and results remain within UWM standards.

Repurchase and indemnification risks

Although UWM does not retain credit risk on the loans it sells into the secondary market, it does have repurchase and indemnification obligations to purchasers of mortgage loans for breaches under its loan sale agreements. Such agreements, including Fannie Mae and Freddie Mac master agreements, require UWM to make certain representations and warranties related to, among other things, the quality of the loans, underwriting of the loans in conformity with the applicable agency, FHA or VA guidelines, and origination in compliance with applicable federal, state and local laws and regulations. If UWM were to breach these representations and warranties, it may be required to repurchase the loan, and may be subject to other indemnification obligations.

Under the Fannie Mae and Freddie Mac framework, lenders are relieved of certain selling representations and warranties that relate to the underwriting of the borrower, the property, or the project for loans delivered to Fannie Mae or Freddie Mac. Currently, to obtain such relief, loans must achieve an acceptable payment history or a successful full-file quality control review by Fannie Mae or Freddie Mac. Under the current framework, lenders are not relieved from representations and warranties with respect to the following matters:

•	charter matters;

•	misstatements, misrepresentations, and omissions;

•	data inaccuracies;

•	clear title/first-lien enforceability;

•	compliance with laws and responsible lending practices; and

•	single-family mortgage product eligibility.

Loans sold to Fannie Mae and Freddie Mac prior to January 1, 2013 do not fall under this framework; consequently, they are subject to life of loan repurchase and indemnification obligations. Similarly, loans insured by the FHA or VA and securitized with Ginnie Mae are also subject to life of loan repurchase and indemnification obligations.

While some of the representations and warranties in UWM’s loan sale agreements may extend over the life of the loan, most of its historical repurchase activity has involved loans which defaulted within the first few years after origination. Generally, liability only arises if there is a breach of the representations and warranties in a material respect based on standards set forth under the terms of the related loan sale agreement. UWM attempts to limit the risk of repurchase and indemnification by structuring its operations to ensure that it originates high-quality mortgages that are compliant with the representations and warranties given in the loan sale agreements. Additionally, in certain instances UWM is contractually obligated to refund to the investor certain premiums paid to it on the sale if the mortgagor prepays the loan within a specified period of time specified in the loan sale agreements.

Infrastructure, Systems and Technologies

Advanced technologies and systems

UWM is a technology driven company that continuously seeks to innovate and provide superior systems to its clients, with over 900 highly trained team members dedicated to its technology and information systems located in its Pontiac, Michigan headquarters. All of these client facing systems are proprietary, other than Blink+™, which is a third-party owned white label point of sale system, developed in-house and were built to be scalable and readily modified, which allows UWM to quickly introduce enhanced features and to change loan program guidelines in response to market, industry and regulatory changes without excessive complex programming.

UWM focuses on automating, systematizing and providing sophisticated tools for loan origination functions, but also with respect to automating and systematizing the infrastructure that supports those core operations, such as training, capital markets, accounting, human resources and facilities functions. UWM’s integrated technology platforms create an automated, scalable, standardized and controlled end-to-end loan origination process that incorporates government/agency guidelines and loan program requirements into rules-based workflows, to ensure loans progress to closing only as conditions, guidelines and requirements are met and required information is provided and verified, and accounts for variations in state laws, loan programs and property type, among other variables.

UWM’s client facing systems include:

•

InTouch Mobil App – This game changing technology, just released in September 2020, is a mobile app that allows its clients to handle virtually every aspect of the lending process, from underwriting through clear-to-close, without need for a desktop computer

•

Blink+TM – A client facing point of sale (POS) system white-labeled for UWM’s clients. Blink+TM allows clients to access its products and pricing, automated underwriting system and fee templates. This solution syncs loan application data, including fees, with its EASETM program, and replaces a client’s costly existing system free of charge while encouraging lead conversion. Blink+TM integrates with Brand 360TM to convert leads into applications.

•	EASETM – UWM’s “Easiest Application System Ever” is its primary LOS that allows clients to interact with UWM and to select products, lock rates and run the Automated Underwriting System (AUS).

•

DocHubTM – UWM’s custom-built document management system that allows team members to control the way they view, interact with, and deliver the documents required to close and fund loans. The program allows UWM to scale business without increasing costs associated to document storage, and processes can be designed in conjunction with the document management system for maximum efficiency.

•

UCloseTM – UWM’s tool that allows clients to facilitate and easily control the closing process, notably timing, document generation, and title company interaction and the autonomous nature of the tool promotes more timely and efficient closings.

•

Brand 360TM – UWM’s all-encompassing marketing platform, that it offers free of charge, supports its clients’ growth and brand building capabilities. It provides useful communications tools to help UWM’s clients stay connected to borrowers and monitors home equity, new home listings, and rates to provide relevant market updates to ensure clients stay connected with potential new or repeat borrowers.

Blink+™ is a client facing point of sale (POS) system developed by a third party. The system has been white-labeled for UWM’s clients and integrated into UWM’s technology suite to provide Independent Mortgage Advisors a direct online method for communicating with UWM all the information required for residential loan applications. UWM pays the Blink+™ developer per unit transaction fees, subject to a minimum monthly fee. Pursuant to UWM’s agreement with the Blink+™ developer, the developer has agreed to not make its online platform available to other wholesale lenders for a term that extends until November 2023 (or November 2024 to the extent that UWM has closed at least 25,000 loans using the platform during 2023), subject to a de minimis exception that includes UWM’s prior written consent for new participants.

In addition, UWM has internally developed enterprise level systems that (i) provide automated work queue prioritization, operational visibility and relevant metrics which allow it to readily detect and address bottlenecks and inefficiencies in the loan origination process, (ii) use custom electronic interfaces with vendors and transaction partners, which allow it to quickly obtain and import data into its systems in a form which does not require re-keying of information; and (iii) deliver desktop computer based training to efficiently and effectively train clients and internal operations teams on new programs and changes in guidelines. UWM also maintains an enterprise data/metrics warehouse which provides its team with the ability to interface with statistical, analytical and reporting tools that provides senior management with visibility into key performance indicators in real time.

Data security & safeguards

The Gramm-Leach-Bliley Act and other state and federal laws require that financial institutions take measures to safeguard the security and confidentiality of the personal financial information of their clients. Some states have passed laws to further protect client information, including laws that regulate the use of Social Security numbers as identifiers, require notifications to clients if the security of their personal information has been breached and/or require UWM to encrypt personal information when it is transmitted electronically. UWM employs various in-house and third-party technologies, and network administration policies, that are designed to:

•	protect its computer network and network-accessible resources from unauthorized access;

•	protect information stored on its computer network from losses, viruses, external threats and data corruption;

•	protect the privacy of information on its computer network and with respect to transfers of information to and from its computer network; and

•	protect its computer network and system availability from malicious attacks.

In light of constantly changing threats and vulnerabilities, no computer network can be said to be impervious from attack. However, UWM believes that the technologies and information security program it has adopted is appropriate to the size, complexity and scope of services it provides, as well as the nature of the information that it handles. Currently, UWM has approximately 28 network and information security team members dedicated to monitoring security systems, evaluating the effectiveness of technologies against known risks and adjusting systems accordingly. In addition, UWM has outside firms specializing in network security perform periodic penetration testing and periodic internal audits of various information security functions. UWM also performs periodic audits of its systems for identity and access management.

In 2018, UWM built an in-house data center with backup power management systems and fire suppression technology. UWM’s infrastructure components, including its data center, telecommunications equipment, network equipment and servers, are under maintenance agreements and are constantly monitored. Furthermore, UWM executes regular hardware refresh plans to prevent key systems from becoming an obstacle to growth or a liability to UWM. UWM also has a disaster recovery data center supporting its business operations as a backup to its primary data center. To date, UWM has not experienced an unplanned outage in any data center. To address unexpected natural or manmade issues, UWM has implemented and regularly tests disaster recovery and business continuity plans for critical systems. These plans include support that enables all of UWM’s users to work from a remote office or home with exceptional efficiency and effectiveness of infrastructure. In response to the COVID-19 pandemic, UWM relied on these plans to continue to originate over $31.1 billion in mortgage loans during the second quarter of 2020 with a significant portion of team members working remotely for at least a portion of their work week.

Overview

In addition to loan origination, UWM derives revenue from MSRs related to its loan originations. After a loan is originated, loan servicers manage payments, delinquencies, and other administrative functions of mortgages for third party investors. They derive contractual revenue from servicing fees on the UPB of the loans in their servicing portfolio as well as other ancillary income. The net present value of these expected future cash flows is represented on the balance sheet as MSRs. Changes in MSR valuations have traditionally increased with interest rates because higher rates lead to decreased prepayments, thereby extending the average life of the asset and increasing related expected cash flows. Conversely, decreases in long term interest rates generally result in a decrease in the value of the MSR portfolio due to the expectation of higher prepayments. As such, MSR cash flows provide a natural hedge to originations, as volumes tend to decline in rising interest rate environments and increase in declining interest rate environments.

UWM retains MSRs for a period of time depending on business and liquidity considerations. When UWM sells MSRs, it typically sells them in the bulk MSR secondary market. UWM utilizes two sub-servicers to service the loans for which it has retained servicing rights, one of which is a bank and one is a non-bank lender. By diversifying the type of subservicer, as well as splitting the MSR portfolio amongst two well recognized and capitalized subservicers, UWM believes it mitigates against certain risks inherent in the servicing business (whether done internally or outsourced to a subservicer). UWM’s team of approximately 30 servicing oversight professionals is responsible for monitoring its sub-servicers. UWM has a robust sub-servicer oversight program to ensure a high level of borrower satisfaction and to support the relationships between those borrowers and its clients. UWM’s in-house servicing team performs daily, monthly and quarterly testing to determine performance metrics and ensure agency and regulatory compliance and provides regular updates to its executive leadership team. UWM contractually obligates its sub-servicers to maintain appropriate licenses where required, maintain their approved servicer status with the applicable agencies and adhere to the applicable agency, investor or credit owner servicing guidelines and requirements in their servicing of mortgage loans for UWM. UWM’s internal audit team and external vendors perform reviews of its servicing oversight program and operations. UWM’s servicing team addresses any deficiencies with sub-servicers to ensure corrective action and controls are implemented.

As of September 30, 2020, UWM’s servicing portfolio consisted of 486,450 loans with an aggregate UPB of approximately $153.1 billion. At that date, the average loan size in the portfolio was $314,757, the weighted average loan to value ratio of those loans was 73%, the note rate was 3.3%, and the weighted average FICO score was 752. At that date, approximately 99.9% of the loans in the portfolio were fixed rate loans and less than 0.1% of the loans were adjustable rate mortgages.

UWM has experienced delinquency rates in its servicing portfolio that are lower than the industry average, with the percentage of UPB of non-forbearance mortgage loans that are 60 or more days delinquent in payments (referred to as the “60+ delinquency rate”) of 0.11% as of September 30, 2020. UWM attributes this to both its commitment to high quality originations and its focus on client service within the servicing portfolio.

Advance obligations

As a servicer, UWM is obligated to service the loans according to the applicable agency, investor or credit owner guidelines and law. These obligations may require that UWM advance certain funds to securitization trusts and to others in the event that the borrowers are delinquent on their monthly mortgage payments. When a borrower remains delinquent, UWM may be required to advance principal and interest payments to the securitization trusts on the scheduled remittance date. UWM may also be required to advance taxes, insurance payments, legal fees, and maintenance and preservation costs with respect to property that is subject to foreclosure proceedings. These advances create a receivable due to UWM from the securitization trusts and/or borrower, and UWM recovers these funds from the securitization trusts, from the borrower or from the proceeds of the sale of property in foreclosure. As of September 30, 2020, UWM has receivables of $21.3 million which are due to it from the securitization trusts and/or borrower.

Competition

Competition in the residential mortgage loan origination market is intense. Institutions offering to make residential mortgage loans, regardless of the channel, include regional and community banks, thrifts, credit unions, mortgage banks, mortgage brokers, brokerage firms, insurance companies, and other financial institutions.

Some of UWM’s competitors may have more name recognition and greater financial and other resources than it has (including access to capital). Other of UWM’s competitors, such as lenders who originate mortgage loans using their own funds, or direct retail lenders who market directly to homeowners, may have more operational flexibility in approving loans. Additionally, UWM operates at a competitive disadvantage to U.S. federal banks and thrifts and their subsidiaries because they enjoy federal preemption and, as a result, conduct their business under relatively uniform U.S. federal rules and standards and are generally not subject to the laws of the states in which they do business (including state “predatory lending” laws). Unlike its federally chartered competitors, UWM is generally subject to all state and local laws applicable to lenders in each jurisdiction in which it originates and services loans. To compete effectively, UWM must have a very high level of operational, technological and managerial expertise, as well as access to capital at a competitive cost.

Licensing requirements have made it difficult for independent mortgage loan originators to take the place of the banks that have left the mortgage sector. The uneven nature of state regulation and considerable number of licenses required create a high barrier to entry. UWM believes its position as a leading Wholesale Mortgage Lender already registered or licensed to originate loans in all 50 states and the District of Columbia allows it to continue to capitalize on the opportunities created by the decline in mortgage lending by banks.

Competition for mortgage loan originations takes place on various levels, including brand awareness, marketing, convenience, pricing, and range of products offered. Notwithstanding the regulatory issues they face, banks that provide other financial services to homeowners may have advantages in soliciting home loans to their clients and have access to capital through deposits at lower costs than UWM’s warehouse facilities. However, despite these competitive pressures, UWM was able to grow originations from $29.5 billion in 2017 to $107.8 billion in 2019 and $159.8 billion for the twelve months ended September 30, 2020. UWM has increased its share of the retail mortgage market due to a client-centric, disciplined, centralized approach to origination. In the face of significant changes in the mortgage market, including reductions in both overall and non-agency originations, UWM has maintained its commitment to high credit quality loans. UWM’s focus on technology and process improvements creates a more efficient origination system for both UWM and its clients. This has been rewarded with strong customer service scores, which UWM believes is a significant competitive advantage. UWM’s financial and operational scale also enables it to direct resources in response to broader market trends in a manner that drives both meaningful profitability and expands market share. This includes targeting segments of the market experiencing increasing demand by use of funds (e.g. purchase or refinancing or specific geographies).

Government Regulations Affecting Loan Originations and Servicing

UWM’s business is subject to extensive regulation by federal, state and local governmental authorities, including the CFPB, FTC and various other state and quasi-governmental agencies that license, audit and conduct examinations of its mortgage servicing and origination activities. The 2008 financial crisis in general, and the related tumult in the residential mortgage market in particular, placed the residential mortgage industry under increased regulatory and public scrutiny and resulted in stricter and more comprehensive regulation of the business of UWM and its clients. Rules, regulations and practices that have been in place for many years may be changed, and new rules and regulations have been, and may continue to be, introduced in order to address real and perceived problems in UWM’s industry. UWM continues to work diligently to assess and understand the implications of the regulatory environment in which UWM operates and the regulatory changes that it is facing. UWM devotes substantial resources to regulatory compliance and collaborate across its legal, operations, underwriting and IT teams to maintain its compliance systems. UWM believes that the complexity governmental regulations and the cost of compliance provides barriers to entry and limits market participants to those who believe that whose volume supports such costs. Furthermore regulations that affect participants in the residential mortgage lending process, such as Independent Mortgage Advisors, provide UWM an opportunity to capitalize on its technology platform to develop a process that is faster, easier and more affordable for the Independent Mortgage Advisors and by extension the consumer.

UWM’s loan origination and loan servicing operations are primarily regulated at the state level by state licensing authorities and administrative agencies, with additional oversight from the CFPB. UWM must apply for licensing as a mortgage banker or lender and/or loan servicer pursuant to applicable state law where licensure is required. These state licensing requirements typically require an application process, the payment of fees, background checks and administrative review. In addition, UWM’s clients are subject to extensive regulation at the state level by state licensing authorities and administrative agencies. As described above, UWM monitors its clients’ compliance with applicable laws and regulations as a part of its enterprise risk management approach.

UWM’s loan origination and loan servicing operations are licensed or registered in all 50 states and the District of Columbia where licensure or registration is required, and it incurs significant ongoing costs to comply with these licensing and examination requirements. In addition, from time to time, UWM also receives requests from federal, state and local agencies for records, documents and information relating to its policies, procedures and practices regarding its mortgage servicing and origination activities. GSEs, the FHFA, the USDA, Ginnie Mae, HUD, various investors, non-agency securitization trustees and others also may subject UWM to periodic reviews and audits.

These federal and state laws, regulations and rules to which UWM or its clients are subject affect, among other things:

•	the loan application process and disclosures;

•	the use and handling of credit information and the reporting of credit information;

•	the use and handling of non-public personal information;

•	the marketing and advertising activities of its clients;

•	the manner in which home appraisals are obtained;

•	its underwriting activities and credit determination;

•	the manner in which it closes loans and the related disclosures;

•	the funding of its loans;

•	how it services its loans and escrow administration;

•	disclosures and notices that it or its clients are mandated to provide to consumers;

•	the terms and conditions under which it must offer borrower loss mitigation programs for its servicing borrowers;

•	its collection and reporting of statistical data regarding consumers;

•	the precautions against money-laundering and doing business with suspected terrorists required of us;

•	real estate settlement procedures;

•	compliance with net worth, line of credit and financial statement delivery requirements;

•	the establishment of maximum interest rates, finance charges and other charges or fees that it may charge or pay;

•	secured transactions; and

•	its collection, foreclosure, repossession and claims-handling procedures in the event of a mortgage loan default.

The extensive nature and scope of these laws and regulations applicable to UWM, and the judicial and administrative decisions interpreting them, impose significant obligations, costs and reporting requirements on all parts of UWM’s operations, and require it to devote significant resources to ensure it is compliant, all of which adds to administrative and overhead costs.

UWM is subject to numerous federal consumer protection laws and regulations with respect to its own lending activities, including, but not limited to:

•

TILA, including its implementing Regulation Z, which regulate mortgage loan origination activities, require certain disclosures be made to borrowers throughout the loan process regarding terms of mortgage financing, provide for a three-day right to rescind on some transactions, regulate certain higher-priced and high-cost mortgages, require lenders to make a reasonable and good faith determination that consumers have the ability to repay the loan, mandate home ownership counseling for mortgage applicants, impose restrictions on loan originator compensation, and apply to certain loan servicing practices;

•	certain provisions of the Dodd-Frank Act, including the Consumer Financial Protection Act, which, among other things prohibits unfair, deceptive or abusive acts or practices;

•

the Fair Credit Reporting Act, as amended by the Fair and Accurate Credit Transactions Act, and Regulation V, which regulate the use and reporting of information related to the credit history of consumers, require disclosures to consumers regarding the use of credit report information in certain credit decisions and require lenders to undertake remedial actions if there is a breach in the lender’s data security;

•

the Equal Credit Opportunity Act and Regulation B, which prohibit discrimination on the basis of age, race and certain other characteristics in the extension of credit and requires certain disclosures to applicants for credit;

•	the Homeowners Protection Act, which requires certain disclosures and the cancellation or termination of mortgage insurance once certain equity levels are reached;

•	the Home Mortgage Disclosure Act and Regulation C, which require reporting of loan origination data, including the number of loan applications taken and their corresponding disposition statuses;

•	the Fair Housing Act, which prohibits discrimination in housing on the basis of race, sex, national origin, and certain other characteristics;

•	the Gramm-Leach-Bliley Act, which requires initial and periodic communication with consumers on privacy matters and the maintenance of privacy regarding certain consumer data in UWM’s possession;

•

the Bank Secrecy Act and related regulations including the Office of Foreign Assets Control and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act, which impose certain due diligence and recordkeeping requirements on lenders to detect and block money laundering that could support terrorist activities;

•	the SAFE Act, which imposes state licensing requirements on mortgage loan originators; and

•	the Servicemembers Civil Relief Act, which provides financial protections for eligible service members.

In addition to the above, UWM can be held potentially liable for the acts and practices of its clients for violations of various federal and state consumer protection and other laws and regulations, including but not limited to:

•

RESPA and Regulation X, which require certain disclosures to be made to the borrower at application, as to the lender’s good faith estimate of loan origination costs, and at closing with respect to certain loan servicing practices including escrow accounts, customer complaints, servicing transfers, lender-placed insurance, error resolution and loss mitigation;

•	the FTC Act, the FTC Credit Practices Rules and the FTC Telemarketing Sales Rule, which prohibit unfair or deceptive acts or practices and certain related practices; and

•	the Telephone Consumer Protection Act, which restricts telephone solicitations and automatic telephone equipment.

Additionally, UWM is subject to a variety of regulatory and contractual obligations imposed by credit owners, insurers and guarantors of the mortgages it originates and services. This includes, but is not limited to, Fannie Mae, Freddie Mac, Ginnie Mae, FHFA, FHA, VA and USDA.

UWM’s business is heavily regulated by both state and federal agencies. Both the scope of the laws and regulations and the intensity of the supervision to which its business is subject have increased in recent years, in response to the 2008 financial crisis as well as other factors such as technological and market changes. Regulatory enforcement and fines have also increased across the banking and financial services sector. Many of these changes have occurred as a result of the Dodd-Frank Act and its implementing regulations, most of which are now in place. UWM expects that its business will remain subject to extensive regulation and supervision. Future regulatory changes result in an increase in UWM’s regulatory compliance burden and associated costs and place restrictions on its origination and servicing operations.

The CFPB directly and significantly influences the regulation of residential mortgage loan originations and servicing in a number of ways. First, the CFPB has rulemaking authority with respect to many of the federal consumer protection laws applicable to mortgage servicers, including TILA, RESPA and the Fair Debt Collection Practices Act. Second, the CFPB has supervision, examination and enforcement authority over consumer financial products and services offered by certain non-depository institutions and large insured depository institutions. The CFPB’s jurisdiction includes those persons originating or servicing residential mortgage loans, accordingly, UWM is subject to supervision, examination and enforcement by the CFPB. As part of its enforcement authority, the CFPB can order, among other things, rescission or reformation of contracts, the refund of moneys or the return of real property, restitution, disgorgement or compensation for unjust enrichment, the payment of damages or other monetary relief, public notifications regarding violations, remediation of practices, external compliance monitoring and civil money penalties. The CFPB has been active in investigations and enforcement actions, and has issued large civil money penalties since its inception to parties the CFPB determines violated the laws and regulations it enforces.

The CFPB has been active and continues to amend rules and regulations within its purview. However, changes to the CFPB’s structure and supervisory authority have been proposed, and the agency’s leadership structure and constitutionality are being currently challenged by the DOJ. Additionally, potential changes in the administration resulting from the upcoming U.S. presidential election could also have impact on the CFPB’s rulemaking and enforcement activities.

The CFPB’s rulemaking and enforcement activities have included:

•	Issuance of guidelines on sending examiners to banks and other institutions that service and/or originate mortgages to assess whether consumers’ interests are protected. The CFPB has conducted examinations of UWM’s business pursuant to these guidelines and may conduct future examinations;

•

Adoption of regulations regarding “ability to repay” and other origination standards and practices which require that, before originating a mortgage loan, a lender must determine, on the basis of certain information and according to specified criteria, that the prospective borrower has the ability to repay the loan; this rule also establishes several types of “Qualified Mortgages” that provide the creditor a presumption of compliance with the ability to repay requirement (HUD and the VA have issued rules defining “Qualified Mortgages” for the purposes of mortgages insured or guaranteed under each agency’s programs);

•

Adoption of certain amendments to Regulation Z’s HOEPA provisions which expanded the scope of HOEPA to include open-end credit, redefined “points and fees” for the purposes of determining whether a loan is a high-cost mortgage subject to the substantive and disclosure requirements of HOEPA, and the addition of a new prong to the definition of a high-cost mortgage relating to prepayment penalties that may be charged in connection with a residential mortgage loan;

•

Implementation of new loan disclosure requirements to consolidate and revamp disclosures required under TILA and RESPA, which significantly changed consumer facing disclosure rules and added certain waiting periods to allow each consumer to reconsider the loan after receiving the required disclosures; and

•

Amendments to Regulation Z and Regulation X to adopt certain mortgage servicing standards set forth by the Dodd-Frank Act and other issues identified by the CFPB, including amendments to rules governing the scope, timing, content and format of disclosures to consumers regarding the interest rate adjustments of their variable-rate transactions and the establishment certain requirements relating to billing statements, payment crediting and the provision of payoff statements.

In addition to the applicable federal laws and regulations, UWM’s ability to originate and service loans in any particular state is subject to that state’s laws, regulations and licensing requirements, which may differ from the laws, regulations and licensing requirements of other states. Many states have adopted regulations that prohibit various forms of “predatory” lending and place obligations on lenders to substantiate that a borrower will derive a tangible benefit from the proposed home financing transaction and/or have the ability to repay the loan. These laws have required most lenders to devote considerable resources to building and maintaining automated systems to perform loan-by-loan analysis of points, fees and other factors set forth in the laws, which often vary depending on the location of the mortgaged property. Many of these laws are vague and subject to differing interpretation, which exposes UWM to some risks.

The number and complexity of these laws, and vagaries in their interpretations, present compliance and litigation risks from inadvertent error and omissions which UWM may not be able to eliminate from its operation or activities. The laws, regulations and rules described above are subject to legislative, administrative and judicial interpretation, and some of these laws and regulations have been infrequently interpreted or only recently enacted. Infrequent interpretations of these laws and regulations or an insignificant number of interpretations of recently-enacted laws and regulations can result in ambiguity with respect to permitted conduct under these laws and regulations. Any ambiguity under the laws and regulations to which UWM is subject may lead to regulatory investigations or enforcement actions and private causes of action, such as class-action lawsuits, with respect to UWM’s compliance with applicable laws and regulations.

Cyclicality and Seasonality

The demand for loan originations is affected by consumer demand for home loans and the market for buying, selling, financing or re-financing residential real estate, which in turn, is affected by the national economy, regional trends, property valuations, interest rates, and socio-economic trends, and by state and federal regulations and programs which may encourage or discourage certain real estate trends.

Team Members

As of September 30, 2020, UWM had over 6,700 team members all of whom are based in the United States. None of UWM’s team members are currently members of any labor union or subject to any collective bargaining agreement and UWM has never experienced any business interruption as a result of any labor dispute.

Properties

UWM’s headquarters are located in leased buildings on one campus in Pontiac, Michigan that houses substantially all of its operations.

Legal and Regulatory Proceedings

UWM operates in a heavily regulated industry that is highly sensitive to consumer protection, and it is subject to numerous local, state and federal laws. UWM is routinely involved in consumer complaints, regulatory actions and legal proceedings in the ordinary course of its business. UWM is also routinely involved in state regulatory audits and examinations, and occasionally involved in other governmental proceedings arising in connection with its respective businesses. The resolution of these matters is not currently expected to have a material adverse effect on UWM’s financial position, financial performance or cash flows.

UWM’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

Stockholders of the Company should read the following discussion and analysis of UWM’s financial condition and results of operations together with the consolidated financial statements and related notes of UWM that are included elsewhere in this proxy statement. This discussion and analysis contains forward-looking statements based upon current expectations that involve risks and uncertainties which could cause UWM’s actual results to differ materially from those anticipated in these forward-looking statements, including but not limited to those set forth under the sections of this proxy statement entitled “Risk Factors” and “General Information—Cautionary Note Regarding Forward-Looking Statements.”

Overview

UWM LLC was recently formed as a Delaware limited liability company to become the holding company for UWM upon the completion of the Business Combination. UWM LLC has no business operations of its own. The following discussion relates to the financial condition and financial results of UWM for the years ended December 31, 2019, 2018 and 2017 and the nine months ended September 30, 2020.

UWM is the second largest residential mortgage lender in the United States and the largest Wholesale Mortgage Lender in the United States, originating mortgage loans exclusively through the wholesale channel. With over 6,700 team members and a culture of continuous innovation of technology and enhanced client experience, UWM leads its market by building upon its proprietary and exclusively licensed technology platforms, superior service and focused partnership with the Independent Mortgage Advisor community. UWM originates primarily conforming and government loans across all 50 states and the District of Columbia. For the last five years including the twelve months ended June 30, 2020 (the latest available date on market share), UWM was the largest Wholesale Mortgage Lender in the United States by closed loan volume, with approximately 33% market share of the wholesale channel. For the twelve months ended September 30, 2020, UWM originated $159.8 billion in residential mortgage loans and generated $2.2 billion of net income. For the twelve months ended September 30, 2020, UWM’s mortgage production marked a more than 84% increase year-over-year, closing approximately 489,000 home loans. UWM’s mortgage production of $135.5 billion for the twelve months ended June 30, 2020 (the latest available date on market share) represented a 4.6% market share of all residential mortgage loans originated in the United States.

UWM’s mortgage origination business derives revenue from originating, processing and underwriting primarily GSE-conforming mortgage loans, along with FHA, USDA and VA mortgage loans, which are subsequently pooled and sold in the secondary market. The mortgage origination process generally begins with a borrower entering into an IRLC with UWM pursuant to which it has committed to enter into a mortgage at specified interest rates and terms within a specified period of time, with borrowers who have applied for a loan and met certain credit and underwriting criteria. As UWM has committed to providing a mortgage loan at a specific interest rate, it hedges that risk by selling forward-settling mortgage-backed securities and FLSCs in the To Be Announced (TBA) market. When the mortgage loan is closed, UWM funds the loan with approximately 2-3% of its own funds and the remainder with funds drawn under one of its warehouse facilities. At that point, the mortgage loan is “owned” by UWM’s warehouse facility lender and is subject to UWM’s repurchase right. When UWM has identified a pool of mortgage loans to sell to the agencies or non-governmental entities, UWM repurchases such loans from its warehouse lender and sells the pool of mortgage loans into the secondary market, but retains the mortgage servicing rights, or MSRs, associated with those loans. UWM retains MSRs for a period of time depending on business and liquidity considerations. When UWM sells MSRs, it typically sells them in the bulk MSR secondary market.

UWM’s unique model of complete alignment with its clients and superior customer service arising from its investments in people and technology has driven demand for its services from its clients. This has resulted in significant increases in UWM’s loan origination volume and market share as its loan production income has materially exceeded its volume increases due to improved market margins. During the year ended December 31, 2019, loan origination volume increased by 159% as compared to 2018, while UWM’s loan production income increased 212% as compared to 2018. For the nine months ended September 30, 2020, loan origination volume increased by 69% as compared to the prior year period, while UWM’s loan production income increased 316% as compared to the prior year period. Furthermore, UWM’s mortgage loan origination business has been scalable as its investment in technology, marketing and its team members permits it to handle significant loan origination growth without a proportionate increase in overall expenses.

In May 2020, despite the COVID-19 pandemic, UWM introduced the Conquest program, which is designed to capitalize on UWM’s technology advantages and to highlight the UWM value model of speed, service, and competitive pricing. Conquest is available for purchases and refinances to borrowers who have not refinanced with UWM for a period of time. UWM believes that the Conquest program exemplifies how the wholesale channel provides a win-win-win scenario to borrowers, Independent Mortgage Advisors, and UWM, as well as UWM’s unique ability to utilize technology as a differentiator. The Conquest program offers enhanced pricing on shorter duration rate lock periods (8 to 22 days), which provides an incentive to UWM clients to work efficiently, utilizing UWM’s proprietary tools, so that they can offer lower rates to borrowers.

With a maximum rate lock period of 22 days, the Conquest program also allows UWM to close and sell loans faster, which mitigates against hedging and interest rate risk. UWM further believes that this speed to close results in greater advocacy of its Independent Mortgage Advisors in the realtor community and supports the creation of additional referral business.

Components of revenue

UWM generates revenue from the following four components of the loan origination business: (i) loan production income, (ii) loan servicing income, (iii) gain (loss) on sale of mortgage servicing rights and (iv) interest income.

Loan production income. Loan production income includes all components related to the origination and sale of mortgage loans, including:

•

primary gain, which represents the premium UWM receives in excess of the loan principal amount adjusted for previous fair value adjustments, and certain fees charged by investors upon sale of loans into the secondary market. When the mortgage loan is sold into the secondary market, any difference between the proceeds received and the current fair value of the loan is recognized in current period earnings;

•	loan origination fees UWM charges to originate a loan, which generally represent flat, per-loan fee amounts;

•

provision for representation and warranty obligations, which represent the reserves established for UWM’s estimated liabilities associated with the potential repurchase or indemnity of purchasers of loans previously sold due to representation and warranty claims by investors. Included within these reserves are amounts for estimated liabilities for requirements to repay a portion of any premium received from investors on the sale of certain loans if such loans are repaid in their entirety within a specified time period after the sale of the loans;

•

the change in fair value of IRLCs and FLSCs as well as recorded loans on the balance sheet, due to changes in estimated fair value, driven primarily by interest rates but can also be influenced by other assumptions; and

•	capitalization of MSRs, representing the estimated fair value of newly originated MSRs when loans are sold and the associated servicing rights are retained.

Loan servicing income. Loan servicing income consists of the contractual fees earned for servicing the loans and includes ancillary revenue such as late fees and modification incentives. Loan servicing income is recorded upon collection of payments from borrowers.

Gain/loss on sale of mortgage service rights. Gain/loss on sale of mortgage servicing rights represent the transactional outcome from the sales of MSR. Periodically, UWM may sell MSRs in the bulk market, which is selling a portfolio package often through a bidding process, as opposed to the programmatic sale of individual rights through flow transactions. These amounts include the cash proceeds from the transaction offset by the recorded basis in the individual associated MSR assets (excluding any valuation allowances), transaction expenses, and accruals relating to contractual obligations incurred as a result of the transaction.

Interest income. Interest income is interest earned on mortgage loans at fair value.

Components of operating expenses

UWM’s operating expenses include salaries, commissions and benefits, direct loan production costs, professional services, occupancy and equipment, marketing, travel and entertainment, depreciation and amortization, other general and administrative, servicing costs, amortization, impairment and pay-offs of mortgage servicing rights and interest expense.

Key Factors Affecting Comparability

Interest rates

Loan origination volumes and refinance volumes in particular are impacted by interest rates. As interest rates decline, refinance volume tends to increase, while in an increasing interest rate environment, the refinancing volume tends to decrease. The volume of loan originations associated with home purchases is generally less affected by rate fluctuations and more affected by broader economic factors such as the strength and stability of the overall economy, including the unemployment level and real estate values.

The fair value of MSRs is also driven primarily by interest rates, which impact the likelihood of loan prepayments through refinancing. There has been a long-term trend of falling interest rates, with intermittent periods of rate increases. More recently, there was a rising interest rate environment for the majority of 2018 and a falling interest rate environment in 2019 and during the first two quarters of 2020. In periods of rising interest rates, the fair value of the MSRs generally increases as prepayment expectations decrease, consequently extending the estimated life of the MSRs resulting in expected increases in cash flows. In a declining interest rate environment, the fair value of MSRs generally decreases as prepayment expectations increase consequently truncating the estimated life of the MSRs resulting in expected decreases in cash flows. Because origination volumes tend to increase in declining interest rate environments and decrease in increasing rate environments, UWM believes that servicing partially offsets the impact that changes in interest rate environments have on its origination business.

COVID-19 pandemic

UWM is closely monitoring the public health response and economic impacts of COVID-19. There is significant uncertainty related to the economic outcomes from this global pandemic, including the response of the federal, state and local governments as well as regulators such as the FHFA. Despite this uncertainty, UWM believes it is well positioned to continue serving its clients in the same manner as they have come to expect from UWM.

The COVID-19 pandemic has had, and continues to have, a significant impact on the national economy and the communities in which UWM operates. While the pandemic’s long-term effects on the macroeconomic environment has yet to be fully determined and could continue for months or years, UWM expects that the pandemic and governmental programs created as a response to the pandemic, will affect the core aspects of its business, including the origination of mortgages, its servicing operations, its liquidity and its employees. Such effects, if they continue for a prolonged period, may have a material adverse effect on UWM’s business and results of operations. For additional discussion on these risks please refer to “Risk Factors—Risks Related to UWM’s Business—The COVID-19 pandemic and the actions taken by local, state and federal governments have and are expected to continue to adversely affect the national economy and the macroeconomic environment which could adversely affect UWM’s current operations and its ability to continue to grow” and “—The COVID-19 pandemic has negatively impacted financial markets, which may adversely affect UWM’s ability to continue to access sources of capital.”

Non-GAAP Financial Measures

To provide investors with information in addition to UWM’s results as determined by GAAP, UWM discloses Adjusted EBITDA as a non-GAAP measure, which UWM’s management believes provides useful information on performance to investors. Adjusted EBITDA is not a measurement of UWM’s financial performance under GAAP and it may not be comparable to a similarly titled measure reported by other companies. Adjusted EBITDA has limitations as an analytical tool and it should not be considered in isolation or as an alternative to revenue, net income or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of UWM’s liquidity.

UWM defines Adjusted EBITDA as earnings before interest expense on non-funding debt, income tax, and depreciation and amortization of property and equipment, net of the impairment or recovery of MSRs and the impact of deferred compensation. UWM excludes the impairment or recovery of MSRs as these represent non-cash, non-realized adjustments to UWM’s total revenues, which is not indicative of UWM’s performance or results of operations. Adjusted EBITDA includes interest expense on funding facilities, which are recorded as a component of interest income, as these expenses are a direct operating expense driven by loan origination volume. By contrast, interest expense on non-funding debt is a function of UWM’s capital structure and is therefore excluded from Adjusted EBITDA.

UWM uses Adjusted EBITDA to evaluate its operating performance and is one of the measures used by UWM’s management for planning and forecasting future periods. UWM believes the presentation of Adjusted EBITDA is relevant and useful for investors because it allows investors to view results in a manner similar to the method used by UWM’s management and may make it easier to compare UWM’s results with other companies that have different financing and capital structures.

The following table presents a reconciliation of Adjusted EBITDA to net income, the most directly comparable GAAP financial measure.

	For the year ended December 31,			For the three months ended September 30,		For the nine months ended September 30,		For the twelve months ended September 30,
Reconciliation of net income to Adjusted EBITDA:	2017	2018	2019	2019	2020	2019	2020	2020
($ in thousands)				(unaudited)		(unaudited)
Net income	$114,601	$91,316	$415,057	$197,987	$1,450,883	$266,199	$2,010,719	$2,159,577
Interest expense on non-funding debt	2,720	8,211	16,781	3,882	4,374	9,589	16,140	23,332
Income tax provision	363	57	—	—	750	—	1,500	1,500
Depreciation and amortization of property and equipment	11,130	5,456	9,405	2,491	2,749	6,787	8,071	10,688
Impairment/(recovery) of MSRs(1)	—	—	20,559	21,827	(84,519)	62,190	32,162	(9,470)
Deferred compensation, net(2)	—	—	11,000	1,649	16,967	1,649	28,265	37,616

Adjusted EBITDA	$128,814	$105,040	$472,802	$227,836	$1,391,204	$346,414	$2,096,857	$2,223,243

(1)	Reflects recorded temporary impairments recorded quarterly as valuation allowance against the value of MSR, and corresponding subsequent recoveries.
(2)	Reflects management incentive bonuses under UWM’s long-term incentive plan that are accrued when earned net of cash payments.

Results of Operations for the Three and Nine Months Ended September 30, 2020 and 2019

Summary of Operations

Statement of Operations Data: ($ in thousands)	For the three months ended September 30,		For the nine months ended September 30,
	2020	2019	2020	2019
	(unaudited)		(unaudited)
Revenue
Loan production income	$1,723,981	$386,034	$2,884,162	$692,787
Loan servicing income	70,503	22,424	182,656	64,264
(Loss) gain on sale of mortgage servicing rights	(324)	(32,584)	(65,821)	12,797
Interest income	40,041	41,124	119,308	113,616

Total revenue	$1,834,201	$416,998	$3,120,305	$883,464
Expenses
Salaries, commissions and benefits	$206,174	$91,867	$462,706	$252,756
Direct loan production costs	16,685	8,908	39,864	25,238
Professional services	5,411	3,729	10,821	12,608
Occupancy and equipment	15,834	10,055	41,317	28,666
Marketing, travel, and entertainment	3,572	5,979	13,826	16,020
Depreciation and amortization of property and equipment	2,749	2,491	8,071	6,787
Other general and administrative	7,275	2,846	18,784	8,316
Servicing costs	15,320	6,097	41,286	21,382
Amortization, impairment and pay-offs of mortgage servicing rights	68,928	46,072	357,728	126,411
Interest expense	40,620	40,967	113,683	119,081

Total expenses	382,568	219,011	1,108,086	617,265

Earnings before income taxes	1,451,633	197,987	2,012,219	266,199
Provision for income taxes	750	—	1,500	—

Net income	$1,450,883	$197,987	$2,010,719	$266,199

Loan production income

The table below provides details of the characteristics of UWM’s loan production for each of the periods presented:

Loan Production Data: ($ in thousands)	For the three months ended September 30,		For the nine months ended September 30,
	2020	2019	2020	2019
Loan origination volume by type
Conventional conforming	$47,489,162	$21,352,240	$105,239,231	$53,204,493
FHA/VA/USDA	6,795,662	6,885,791	21,149,439	17,941,421
Non agency	4,605	1,754,893	1,480,047	4,712,938

Total loan origination volume	$54,289,429	$29,992,924	$127,868,717	$75,858,852

Portfolio metrics
Average loan amount	$326	$324	$327	$314
Weighted average loan-to-value ratio	69.35%	77.70%	71.89%	79.60%
Weighted average credit score	764	744	757	741
Weighted average note rate	2.78%	3.87%	3.13%	4.15%
Percentage of loans sold
To GSEs	100%	93%	98%	93%
To other counterparties	0%	7%	2%	7%
Servicing-retained	100%	97%	100%	95%
Servicing-released	0%	3%	0%	5%

The Components of loan production income for the periods presented were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2020	2019	2020	2019
Primary gain (loss)	$1,045,339	$25,173	$1,297,652	$(242,259)
Loan origination fees	121,537	59,264	276,430	150,393
Provision for representation and warranty obligations	(10,858)	(5,999)	(25,574)	(12,772)
Capitalization of MSRs	567,963	307,596	1,335,654	797,425

	$1,723,981	$386,034	$2,884,162	$692,787

Loan production income was $1,724.0 million for the three months ended September 30, 2020, an increase of $1,338.0 million, or 347%, as compared to $386.0 million for the three months ended September 30, 2019. The increase in loan production income was driven by an 81% increase in mortgage loan origination volume to $54.3 billion, but primarily due to increased loan production margins stemming from low interest rates.

Loan production income was $2,884.2 million for the nine months ended September 30, 2020, an increase of $2,191.4 million, or 316%, as compared to $692.8 million for the nine months ended September 30, 2019. The increase in loan production income was primarily due to increased loan production margins stemming from low interest rates, as well as a 69% increase in mortgage loan origination volume to $127.9 billion.

Loan servicing income

For the periods presented, UWM’s loan servicing portfolio consisted of the following:

	As of September 30,
($ in thousands, except number of loans)	2020	2019
MSR UPB of loans serviced	$153,113,808	$52,286,233
Number of MSR loans serviced	486,450	172,373

	As of September 30,
($ in thousands)	2020	2019
Average MSR delinquency count (60+) as % of total	2.47%	0.06%
Weighted average note rate	3.32%	4.05%
Weighted average service fee	0.28%	0.29%

As a result of the increase in loan production volume and the corresponding increase in the number of loans serviced, as well as decreased sales of MSRs, loan servicing income was $70.5 million for the three months ended September 30, 2020, an increase of $48.1 million, or 214%, as compared to the three months ended September 30, 2019. Similarly, loan servicing income was $182.7 million for the nine months ended September 30, 2020, an increase of $118.4 million, or 184%, as compared to the nine months ended September 30, 2019.

As noted, MSR balances increased in 2020 over the comparative three and nine month periods due to greater production volume but also due to fewer bulk sales of MSRs. As of September 30, 2020, UWM had a recorded impairment reserve of $32.2 million compared with $62.2 million at September 30, 2019. This decrease in impairment reserve is primarily driven by MSR paid in full assets being written off and higher amortization rates partially nullifying the previously recorded valuation allowance.

(Loss) gain on sale of mortgage servicing rights

Loss on sale of mortgage servicing rights was $(0.3) million for the three months ended September 30, 2020, as compared to a loss of $(32.6) million for the three months ended September 30, 2019. The decreased loss was primarily driven by lower volume of MSR sales.

Loss on sale of mortgage servicing rights was $(65.8) million for the nine months ended September 30, 2020, as compared to a gain on sale of mortgage servicing rights of $12.8 million for the nine months ended September 30, 2019. The difference was primarily driven by sales in 2019 preceding the decline in interest rates. The sales UWM recorded in 2019 had substantial gains as the fair value at the time of contract were significantly higher than recorded basis due to relative difference in market interest rates.

Interest income

Interest income was $40.0 million for the three months ended September 30, 2020, a decrease of $1.1 million, or 3%, as compared to $41.1 million for the three months ended September 30, 2019. The slight decrease was primarily driven by the overall lower interest rate environment as well as the shorter amount of time UWM held the loans on its balance sheet as it had been able to sell its loans faster than in the past.

Interest income was $119.3 million for the nine months ended September 30, 2020, an increase of $5.7 million, or 5%, as compared to $113.6 million for the nine months ended September 30, 2019. The increase was primarily driven by overall production volume increasing, which increases interest income; however, this increase was mostly offset by the overall lower interest rate environment as well as UWM’s shorter amount of time holding loans on its balance sheet.

Expenses

Expenses for the periods presented were as follows:

	For the three months ended September 30,		For the nine months ended September 30,
($ in thousands)	2020	2019	2020	2019
	(unaudited)		(unaudited)
Salaries, commissions and benefits	$206,174	$91,867	$462,706	$252,756
Direct loan production costs	16,685	8,908	39,864	25,238
Professional services	5,411	3,729	10,821	12,608
Occupancy and equipment	15,834	10,055	41,317	28,666
Marketing, travel, and entertainment	3,572	5,979	13,826	16,020
Depreciation and amortization of property and equipment	2,749	2,491	8,071	6,787
Other general and administrative	7,275	2,846	18,784	8,316
Servicing costs	15,320	6,097	41,286	21,382
Amortization, impairment and pay-offs of mortgage servicing rights	68,928	46,072	357,728	126,411
Interest expense	40,620	40,967	113,683	119,081

Total expenses	$382,568	$219,011	$1,108,086	$617,265

Total expenses were $382.6 million for the three months ended September 30, 2020, an increase of $163.6 million, or 75%, as compared to $219.0 million for the three months ended September 30, 2019. The increase in total expenses was primarily due to an increase in salaries, commissions and benefits of $114.3 million resulting from additional personnel necessary to support UWM’s larger business as well as variable compensation increases following its increased volume and financial performance. Headcount increased by approximately 2,400 team members from approximately 4,400 at September 30, 2019 to approximately 6,800 at September 30, 2020. UWM also had an increase in amortization, impairment and pay-offs of mortgage servicing rights of $22.9 million due to lower interest rates and the overall size of its MSR portfolio. Increases to direct loan production costs and servicing costs of $7.8 million and $9.2 million, respectively, are due to loan origination volume and growth of the loan servicing portfolio.

Total expenses were $1,108.1 million for the nine months ended September 30, 2020, an increase of $490.8 million, or 80%, as compared to $617.3 million for the nine months ended September 30, 2019. The increase in total expense was primarily due to an increase in amortization, impairment and pay-offs of mortgage servicing rights of $231.3 million as a result of accelerated amortization of $125.7 million and higher direct write offs of prepaid loans of $135.6 million offset by decreased impairment in the MSRs during the period of $30.0 million. UWM also had an increase in salaries, commissions and benefits of $210.0 million resulting from additional personnel necessary to support its larger business as well as variable compensation increases following its increased volume and financial performance. Headcount increased by approximately 2,400 team members from approximately 4,400 at September 30, 2019 to approximately 6,800 at September 30, 2020. Occupancy and equipment expenses increased by $12.7 million to accommodate UWM’s continued growth. Increases to direct loan production costs and servicing costs of $14.6 million and $19.9 million, respectively, are due to loan origination volume and growth of the loan servicing portfolio.

Net income

Net income was $1,450.9 million for the three months ended September 30, 2020, an increase of $1,252.9 million, as compared to $198.0 million for the three months ended September 30, 2019. The increase was primarily the result of an increase in loan production income of $1,338.0 million as a result of increased loan origination volume and an increase in loan servicing income of $48.1 million, partially offset by an increase in salaries, commissions and benefits of $114.3 million, an increase in amortization, impairment and pay-offs of mortgage servicing rights of $22.9 million, an increase in direct loan production costs of $7.8 million and servicing costs of $9.2 million.

Net income was $2,010.7 million for the nine months ended September 30, 2020, an increase of $1,744.5 million, as compared to $266.2 million for the nine months ended September 30, 2019. The increase was primarily the result of an increase in loan production income of $2,191.4 million as a result of increased loan origination volume and an increase in loan servicing income of $118.4 million, partially offset by a decrease in gain on sale of mortgage servicing rights of $78.6 million, an increase in amortization, impairment and pay-offs of mortgage servicing rights of $231.3 million, an increase in salaries, commissions and benefits of $210.0 million, as well as increases in occupancy and equipment, direct loan production costs, and servicing costs of $ 12.7 million, $14.6 million, and $19.9 million, respectively.

Results of Operations for the Year Ended December 31, 2019 and 2018

Summary of Operations

Statement of Operations Data: ($ in thousands)	For the year ended December 31,
	2019	2018
Revenue
Loan production income	$1,043,483	$334,197
Loan servicing income	102,288	82,952
(Loss) gain on sale of mortgage servicing rights	(22,480)	91,130
Interest income	155,129	85,018

Total revenue	$1,278,420	$593,297
Expenses
Salaries, commissions and benefits	$372,172	$233,125
Direct loan production costs	34,434	24,817
Professional services	37,785	13,943
Occupancy and equipment	40,095	27,018
Marketing, travel, and entertainment	23,433	14,742
Depreciation and amortization of property and equipment	9,405	5,456
Other general and administrative	13,196	21,372
Servicing costs	30,936	18,458
Amortization, impairment and pay-offs of mortgage servicing rights	137,776	57,406
Interest expense	164,131	85,587

Total expenses	863,363	501,924

Earnings before income taxes	415,057	91,373
Provision for income taxes	—	57

Net income	$415,057	$91,316

Loan production income

The table below provides details of the characteristics of UWM’s loan production for each of the periods presented:

Loan Production Data: ($ in thousands)	For the year ended December 31,
	2019	2018
Loan origination volume by type
Conventional conforming	$76,207,713	$33,062,045
FHA/VA/USDA	25,563,260	7,683,734
Non agency	5,996,199	814,367

Total loan origination volume	$107,767,172	$41,560,146

Portfolio metrics
Average loan amount	$318	$285
Weighted average loan-to-value ratio	78.69%	80.23%
Weighted average credit score	741	741
Weighted average note rate	4.04%	4.68%
Percentage of loans sold
To GSEs	93%	92%
To other counterparties	7%	8%
Servicing-retained	96%	92%
Servicing-released	4%	8%

The Components of loan production income for the periods presented were as follows:

($ in thousands)	December 31, 2019	December 31, 2018
Primary gain	$(277,917)	$(90,304)
Loan origination fees	213,673	85,416
Provision for representation and warranty obligations	(19,153)	(10,327)
Capitalization of MSRs	1,126,880	349,412

	$1,043,483	$334,197

Loan production income was $1,043.5 million for the year ended December 31, 2019, an increase of $709.3 million, or 212%, as compared to $334.2 million for the year ended December 31, 2018. The increase in loan production income was primarily driven by a 159% increase in mortgage loan origination volume to $107.8 billion and an increase in the market in loan margins.

Loan servicing income

For the periods presented, UWM’s loan servicing portfolio consisted of the following:

	As of December 31,
($ in thousands, except number of loans)	2019	2018
MSR UPB of loans serviced	$72,589,639	$42,957,005
Number of MSR loans serviced	234,971	160,401

	As of December 31,
($ in thousands)	2019	2018
Average MSR delinquency count (60+) as % of total	0.15%	0.39%
Weighted average note rate	3.97%	4.56%
Weighted average service fee	0.2877%	0.2665%

Loan servicing income was $102.3 million for the year ended December 31, 2019, an increase of $19.3 million, or 23%, as compared to the year ended December 31, 2018. The increase in loan servicing income was primarily driven by the growing portfolio size driven by additional origination volume.

MSR fair value declined significantly on a relative basis from December 31, 2018 to December 31, 2019 due to market interest rates declining, significantly impacting actual and expected prepayments. UWM’s recorded valuation allowance increased from $0 to $20.6 million and also reflected a change from a $62.9 million cushion (fair value exceeded recorded basis) to a $20.6 million impairment.

(Loss) gain on sale of mortgage servicing rights

Loss on sale of mortgage servicing rights was $(22.5) million for the year ended December 31, 2019, as compared to a gain on sale of mortgage servicing rights of $91.1 million for the year ended December 31, 2018. The difference was primarily driven by decreasing interest rates that adversely impacted fair values, or the amounts a buyer is willing to pay for MSRs. In 2018, interest rates were generally increasing which caused MSR sales to result in gains. In 2019, interest rates were declining, which caused MSR sales to result in losses.

Interest income

Interest income was $155.1 million for the year ended December 31, 2019, an increase of $70.1 million, or 82%, as compared to $85.0 million for the year ended December 31, 2018. The increase was primarily driven by increased loan production which increased UWM’s average loans balances.

Expenses

Expenses for the periods presented were as follows:

	For the year ended December 31,
($ in thousands)	2019	2018
Salaries, commissions and benefits	$372,172	$233,125
Direct loan production costs	34,434	24,817
Professional services	37,785	13,943
Occupancy and equipment	40,095	27,018
Marketing, travel, and entertainment	23,433	14,742
Depreciation and amortization of property and equipment	9,405	5,456
Other general and administrative	13,196	21,372
Servicing costs	30,936	18,458
Amortization, impairment and pay-offs of mortgage servicing rights	137,776	57,406
Interest expense	164,131	85,587

Total expenses	$863,363	$501,924

Total expenses were $863.4 million for the year ended December 31, 2019, an increase of $361.4 million, or 72%, as compared to $502.0 million for the year ended December 31, 2018. The increase in expense was primarily due to an increase in salaries, commissions and benefits of $139.0 million or 60% primarily resulting from an increase in headcount to support increased loan volume. Headcount increased by approximately 2,100 team members from approximately 2,800 at December 31, 2018 to approximately 4,900 at December 31, 2019. Interest expense increased by $78.5 million or 92% as compared to the year ended December 31, 2018 primarily due to the increase in warehouse funding balances to support UWM’s loan production. Amortization, impairment and pay-offs increased by $80.4 million or 140% due to greater actual and expected prepayments of $59.8 million and impairment of $20.6 million.

Net income

Net income was $415.1 million for the year ended December 31, 2019, an increase of $323.8 million, as compared to $91.3 million for the year ended December 31, 2018. The increase was primarily the result of an increase in loan production income of $709.3 million, an increase in loan servicing income of $19.3 million, and an increase in interest income of $70.1 million, partially offset by a decrease in gain on sale of mortgage servicing rights of $113.6 million, an increase in salaries, compensation and benefits of $139.0 million, an increase in amortization, impairment and pay-offs of mortgage servicing rights of $80.4 million, an increase in interest expense of $78.5 million, an increase in professional services of $23.8 million, an increase in occupancy and equipment expenses of $13.1 million, an increase in servicing costs of $12.5 million, and an increase in direct loan production costs of $9.6 million.

Results of Operations for the Year Ended December 31, 2018 and 2017

Summary of Operations

Statement of Operations Data: ($ in thousands)	For the year ended December 31,
	2018	2017
Revenue
Loan production income	$334,197	$337,385
Loan servicing income	82,952	57,291
(Loss) gain on sale of mortgage servicing rights	91,130	39,695
Interest income	85,018	60,939

Total revenue	$593,297	$495,310

Expenses
Salaries, commissions and benefits	$233,125	$176,037
Direct loan production costs	24,817	18,200
Professional services	13,943	10,939
Occupancy and equipment	27,018	14,737
Marketing, travel, and entertainment	14,742	9,494
Depreciation and amortization of property and equipment	5,456	11,130
Other general and administrative	21,372	33,132
Servicing costs	18,458	13,128
Amortization, impairment and pay-offs of mortgage servicing rights	57,406	40,412
Interest expense	85,587	53,137

Total expenses	501,924	380,346

Earnings before income taxes	91,373	114,964
Provision for income taxes	57	363

Net income	$91,316	$114,601

Loan production income

The table below provides details of the characteristics of UWM’s loan production for each of the periods presented:

Loan Production Data: ($ in thousands)	For the year ended December 31,
	2018	2017
Loan origination volume by type
Conventional conforming	$33,062,045	$23,873,972
FHA/VA/USDA	7,683,734	4,574,176
Non agency	814,367	1,078,169

Total loan origination volume	$41,560,146	$29,526,317

Portfolio metrics
Average loan amount	$285	$278
Weighted average loan-to-value ratio	80.23%	78.25%
Weighted average credit score	741	747
Weighted average note rate	4.68%	4.12%
Percentage of loans sold
To GSEs	92%	94%
To other counterparties	8%	6%
Servicing-retained	92%	94%
Servicing-released	8%	6%

The Components of loan production income for the periods presented were as follows:

($ in thousands)	December 31, 2018	December 31, 2017
Primary gain	$(90,304)	$64,317
Loan origination fees	$85,416	57,790
Provision for representation and warranty obligations	$(10,327)	(11,811)
Capitalization of MSRs	$349,412	227,089

	$334,197	$337,385

Loan production income was $334.2 million for the year ended December 31, 2018, a decrease of $3.2 million, or 1%, as compared to $337.4 million for the year ended December 31, 2017. The decrease in loan production income was primarily driven by tighter market loan margins driven by increased interest rates, partially offset by a 41% increase in mortgage loan origination volume to $41.6 billion.

Loan servicing income

For the periods presented, UWM’s loan servicing portfolio consisted of the following:

	As of December 31,
($ in thousands, except number of loans)	2018	2017
MSR UPB of loans serviced	$42,957,005	$26,296,703
Number of MSR loans serviced	160,401	99,037

	As of December 31,
($ in thousands)	2018	2017
Average MSR delinquency count (60+) as % of total	0.39%	1.03%
Weighted average note rate	4.56%	4.13%
Weighted average service fee	0.2665%	0.2561%

Loan servicing income was $83.0 million for the year ended December 31, 2018, an increase of $25.7 million, or 45%, as compared to the year ended December 31, 2017. The increase in loan servicing income was primarily driven by the larger average servicing portfolio.

MSR fair value was fairly stable relative to UWM’s loan portfolio size as its portfolio remained consistently positioned relative to market interest rates. UWM had a cushion (fair value exceeded recorded basis) that increased from $55.8 million to $62.9 million from December 31, 2017 to December 31, 2018.

Gain on sale of mortgage servicing rights

Gain on sale of mortgage servicing rights was $91.1 million for the year ended December 31, 2018, an increase of $51.4 million, or 130%, as compared to a gain of $39.7 million for the year ended December 31, 2017. The increase was primarily driven by increased volume of MSR sales.

Interest income

Interest income was $85.0 million for the year ended December 31, 2018, an increase of $24.1 million, or 40%, as compared to $60.9 million for the year ended December 31, 2017. The increase was primarily driven by driven by increased loan production which increased UWM’s average loans balances.

Expenses

Expenses for the periods presented were as follows:

	For the year ended December 31,
($ in thousands)	2018	2017
Salaries, commissions and benefits	$233,125	$176,037
Direct loan production costs	24,817	18,200
Professional services	13,943	10,939
Occupancy and equipment	27,018	14,737
Marketing, travel, and entertainment	14,742	9,494
Depreciation and amortization of property and equipment	5,456	11,130
Other general and administrative	21,372	33,132
Servicing costs	18,458	13,128
Amortization, impairment and pay-offs of mortgage servicing rights	57,406	40,412
Interest expense	85,587	53,137

Total expenses	$501,924	$380,346

Total expenses were $501.9 million for the year ended December 31, 2018, an increase of $121.6 million, or 32%, as compared to $380.3 million for the year ended December 31, 2017. The increase in expense was primarily due to an increase in salaries, commissions and benefits of $57.1 million, or 32%, to $233.1 million for the year ended December 31, 2018 due to increased loan origination volume and an increase in headcount, an increase in interest expense of $32.5 million, an increase in amortization, impairment and pay-offs of mortgage servicing rights of $17.0 million and an increase in occupancy and equipment expenses of $12.3 million, partially offset by a decrease in other general administrative expenses of $11.8 million. Headcount increased by approximately 500 team members from approximately 2,300 at December 31, 2017 to approximately 2,800 at December 31, 2018.

Net income

Net income was $91.3 million for the year ended December 31, 2018, a decrease of $23.3 million, as compared to $114.6 million for the year ended December 31, 2017. This decrease was primarily the result of an increase in salaries, commissions and benefits of $57.1 million, an increase in amortization, impairment and pay-offs of mortgage servicing rights of $17.0 million, an increase in interest expense of $32.5 million, an increase in direct loan production costs of $6.6 million, an increase in occupancy and equipment expenses of $12.3 million, an increase in marketing, travel and entertainment expenses of $5.2 million, an increase in servicing costs of $5.3 million and a reduction in other general and administrative expenses of $11.8 million, partially offset by an increase in loan servicing income of $25.7 million, an increase in gain on sale of mortgage servicing rights of $51.4 million, and an increase in interest income of $24.1 million.

Liquidity and Capital Resources

Overview

Historically, UWM’s primary sources of liquidity have included:

•	borrowings including under its warehouse facilities and other financing facilities;

•	cash flow from operations, including:

•	sale of loans into the secondary market;

•	loan origination fees;

•	servicing fee income; and

•	interest income on mortgage loans; and

•	sales of MSRs.

Historically, UWM’s primary uses of funds have included:

•	origination of loans;

•	retention of MSRs from its loan sales

•	payment of interest expense;

•	payment of operating expenses; and

•	distributions to its member.

UWM is also subject to contingencies which may have a significant impact on the use of its cash.

To originate and aggregate loans for sale into the secondary market, UWM uses its own working capital and borrows or obtains money on a short-term basis primarily through uncommitted and committed warehouse facilities that it has established with large global banks.

Loan Funding Facilities

Warehouse Facilities

UWM’s warehouse facilities, which are its primary loan funding facilities used to fund the origination of its mortgage loans, are primarily in the form of master repurchase agreements. UWM also has loan funding facilities directly with Fannie Mae through its “As Soon As Pooled Plus” program. Loans financed under these facilities are generally financed at approximately 97% to 98% of the principal balance of the loan, which requires UWM to fund the balance from cash generated from its operations. Once closed, the underlying residential mortgage loan is pledged as collateral for the borrowing or advance that was made under these loan funding facilities. In most cases, the loans UWM originates will remain in one of its warehouse facilities for less than one month, until the loans are pooled and sold. During the time it holds the loans pending sale, UWM earns interest income from the borrower on the underlying mortgage loan note. This income is partially offset by the interest and fees UWM has to pay under the warehouse facilities. Interest rates under the warehouse facilities are typically based on one-month LIBOR plus a spread.

When UWM sells a pool of loans, the proceeds it receives from the sale of the loans are used to pay back the amounts it owes on the warehouse facilities. The funds received then become available to be re-advanced to originate additional loans. UWM is dependent on the cash generated from the sale of loans to fund future loans and repay borrowings under its warehouse facilities. Delays or failures to sell loans in the secondary market could have an adverse effect on UWM’s liquidity position.

From a cash flow perspective, the vast majority of cash received from mortgage originations occurs at the point the loans are sold into the secondary market. The vast majority of servicing fee income relates to the retained servicing fee on the loans, where cash is received monthly over the life of the loan and is a product of the borrowers’ current unpaid principal balance (“UPB”) multiplied by the weighted average service fee. Servicing revenue from the retained servicing fee declines over time.

The amount of financing advanced to UWM under its warehouse facilities, as determined by agreed upon advance rates, may be less than the stated advance rate depending, in part, on the fair value of the mortgage loans securing the financings. Each of UWM’s warehouse facilities allows the bank extending the advances to evaluate regularly the market value of the underlying loans that are serving as collateral. If a bank determines that the value of the collateral has decreased, the bank can require UWM to provide additional collateral or reduce the amount outstanding with respect to the corresponding loan (e.g., initiate a margin call). UWM’s inability or unwillingness to satisfy the request could result in the termination of the facility and, depending on the terms of its agreements, possibly result in a default being declared under its other warehouse facilities.

Warehouse lenders generally conduct daily evaluations of the adequacy of the underlying collateral for the warehouse loans based on the fair value the mortgage loans. As the loans are generally financed at 97% to 98% of principal balance and UWM’s loans are typically outstanding on warehouse lines for short periods (e.g., 15 days), significant increases in market interest rates would be required for UWM to experience margin calls from a majority of its warehouse lenders. When considering the full fair value of the loans, the required decline is even more significant. Typically, UWM does not receive margin calls on a majority of its warehouse lines. Two of UWM’s warehouse lines advance based on the fair value of the loans, rather than principal balance. For those lines, UWM regularly exchanges collateral for modest daily changes in value.

The amount owed and outstanding on UWM’s warehouse facilities fluctuates based on its origination volume, the amount of time it takes UWM to sell the loans it originates, its cash on hand, and its ability to obtain additional financing. UWM reserves the right to arrange for the early payment of outstanding loans and advances from time to time. As UWM accumulates loans, a significant portion of its total warehouse facilities may be utilized to fund loans. UWM may from time to time use surplus cash to “buy-down” the effective advance rate of certain warehouse facilities or to prepay the repurchase price under those warehouse facilities. As of September 30, 2020, the self-warehouse amount was insignificant.

For additional information regarding UWM’s loan production by loan type and certain additional loan portfolio metrics for the years ended December 31, 2017, 2018 and 2019, and the nine months ended September 30, 2019 and 2020, see “Selected Consolidated Historical Financial and Other Information of UWM” on page 51 and “UWM’s Management Discussion and Analysis of Financial Condition and Results of Operations” on page 241.

The table below reflects the current line amounts of UWM’s principal warehouse facilities and the amounts advanced against those lines.

Facility Type	Collateral	Maturity	Line Amount		Total Amount Advanced Against Line as of 9/30/2020
			($ in thousands)
Master Repurchase Agreement	Mortgage loans	9/19/2021	$150,000		$79,281
Master Repurchase Agreement	Mortgage loans	11/17/2020	$250,000		$69,031
Master Repurchase Agreement	Mortgage loans	12/24/2020	$200,000	(1)	$118,282
Master Repurchase Agreement	Mortgage loans	1/11/2021	$1,500,000		$776,789
Master Repurchase Agreement	Mortgage loans	1/11/2021	$1,000,000		$510,672
Master Repurchase Agreement	Mortgage loans	3/5/2021	$800,000		$696,218
Master Repurchase Agreement	Mortgage loans	5/7/2021	$2,000,000		$1,065,434
Master Repurchase Agreement	Mortgage loans	5/25/2021	$150,000		$105,831
Master Repurchase Agreement	Mortgage loans	6/23/2021	$400,000		$150,562
Master Repurchase Agreement	Mortgage loans	7/1/2021	$2,000,000		$994,042
Master Repurchase Agreement	Mortgage loans	7/7/2021	$200,000		$176,064
Master Repurchase Agreement	Mortgage loans	9/7/2021	$750,000	(1)	$1,586
Master Repurchase Agreement	Mortgage loans	7/23/2021	$500,000		$116,537
Master Repurchase Agreement	Mortgage loans	9/23/2021	$400,000	(1)	$—

Total			$10,300,000		$4,860,329

(1)	An aggregate of $501 million of these line amounts is committed as of September 30, 2020.

Early Funding Programs

In addition to warehouse facilities, UWM is an approved lender for loan early funding facilities with Fannie Mae through its As Soon As Pooled Plus (“ASAP+”) program and Freddie Mac through its Early Funding (“EF”) program. As an approved lender for these early funding programs, UWM enters into an agreement to deliver closed and funded one-to-four family residential mortgage loans, each secured by related mortgages and deeds of trust, and receive funding in exchange for such mortgage loans in some cases before the lender has grouped them into pools to be securitized by Fannie Mae or Freddie Mac. All such mortgage loans must adhere to a set of eligibility criteria to be acceptable. As of September 30, 2020, the amount outstanding through the ASAP+ program was approximately $52.9 million and no amounts were outstanding under the EF program.

In addition to the arrangements with Fannie Mae and Freddie Mac, UWM is also party to two early funding (or “gestation”) lines. Through these arrangements, UWM enters into agreements to deliver certified pools consisting of mortgage loans securitized by Ginnie Mae, Fannie Mae, and/or Freddie Mac, as applicable, for the gestation lines. As with the ASAP+ and EF programs, all mortgage loans under these gestation lines must adhere to a set of eligibility criteria.

One of these lines has a transaction limit of $100.0 million with a maturity date of January 11, 2021. The other agreement has a transaction limit of $150.0 million, and it is an evergreen agreement with no stated termination or expiration date that can be terminated by either party upon written notice. As of September 30, 2020, no amounts were outstanding under either of these lines.

Lines of Credit and Term Loan

UWM is also party to an additional line of credit that provides UWM general working capital funding to utilize in its operations. UWM currently has a MSR facility that has a revolving line of credit secured by the MSRs associated with mortgage loans that it owns, or that have been securitized in mortgage-backed securitization transactions guaranteed by Freddie Mac and/or Ginnie Mae. Advances are limited by the value of the underlying MSRs. The interest rate for each advance on the MSR facility is based on three-month LIBOR and has a LIBOR floor of 0.5%.

Facility Type	Collateral	Maturity	Line Amount	Total Amount Advanced Against Line as of 9/30/2020
			($ in thousands)
Credit Agreement	MSRs	12/19/2024	$400,000	$320,300

In addition, as of September 30, 2020, UWM had $25.9 million outstanding under an equipment finance term loan, which is primarily collateralized by computer-related hardware.

Covenants

UWM’s warehouse facilities and MSR facilities also generally require it to comply with certain operating and financial covenants and the availability of funds under these facilities is subject to, among other conditions, its continued compliance with these covenants. These financial covenants include, but are not limited to, maintaining (i) a certain minimum tangible net worth, (ii) minimum liquidity, (iii) a maximum ratio of total liabilities or total debt to tangible net worth, and (iv) pre-tax net income requirements. A breach of these covenants can result in an event of default under these facilities and as such would allow the lenders to pursue certain remedies. In addition, each of these facilities, as well as UWM’s unsecured lines of credit, includes cross default or cross acceleration provisions that could result in all facilities terminating if an event of default or acceleration of maturity occurs under any facility. UWM was in compliance with all covenants under these facilities as of September 30, 2020, December 31, 2019 and December 31, 2018.

Senior Notes

On November 3, 2020, UWM issued $800.0 million in aggregate principal amount of senior unsecured notes due November 15, 2025 (the “Senior Notes”). The Senior Notes accrue interest at a rate of 5.500% per annum. Interest on the Senior Notes is due semi-annually on May 15 and November 15 of each year, beginning on May 15, 2021. UWM intends to (1) use approximately $500.0 million of the net proceeds from the offering of Senior Notes for general corporate purposes to fund future growth and (2) distribute the remainder to SFS Corp. for tax distributions.

On or after November 15, 2022, UWM may, at its option, redeem the Senior Notes in whole or in part during the twelve-month period beginning on the following dates at the following redemption prices: November 15, 2022 at 102.750%; November 15, 2023 at 101.375%; or November 15, 2024 until maturity at 100.000%, of the principal amount of the Senior Notes to be redeemed on the redemption date plus accrued and unpaid interest. Prior to November 15, 2022, UWM may, at its option, redeem up to 40% of the aggregate principal amount of the Senior Notes originally issued at a redemption price of 105.500% of the principal amount of the Senior Notes to be redeemed on the redemption date plus accrued and unpaid interest with the net proceeds of certain equity offerings. In addition, UWM may, at its option, redeem the Senior Notes prior to November 15, 2022 at a price equal to 100% of the principal amount redeemed plus a “make-whole” premium, plus accrued and unpaid interest.

The indenture governing the Senior Notes contains customary covenants, subject to a number of exceptions and qualifications, including restrictions on the ability of UWM to (1) incur additional non-funding indebtedness unless either (y) the Fixed Charge Coverage Ratio (as defined in the indenture) is no less than 3.0 to 1.0 or (z) the

Debt-to-Equity Ratio (as defined in the indenture) does not exceed 2.0 to 1.0, (2) merge, consolidate or sell assets, (3) make restricted payments, including distributions, (4) enter into transactions with affiliates, (5) enter into sale and leaseback transactions and (6) incur liens securing indebtedness.

Cash flow data for nine months ended September 30, 2020 compared to nine months ended September 30, 2019

	For the nine months ended September 30,
($ in thousands)	2020	2019
Net cash provided by (used in) operating activities	$1,390,158	$(2,113,781)
Net cash provided by investing activities	214,117	555,880
Net cash (used in) provided by financing activities	(981,763)	1,766,670

Net increase in cash and cash equivalents	$622,512	$208,769

Cash and cash equivalents at the end of the period	$755,795	$250,882

Net cash provided by (used in) operating activities

Net cash provided by operating activities was $1,390.2 million for the nine months ended September 30, 2020 compared to cash used in operating activities of $2,113.8 million for the same period in 2019. The increase in cash flows provided by operating activities for the nine months ended September 30, 2020 compared to the same period in 2019 was primarily driven by an increased net earnings for the period adjusted for non-cash items including a decrease in the value of mortgage loans at fair value, an increase in capitalization of MSRs, and an increase in amortization and pay-offs of mortgage servicing rights.

Net cash provided by investing activities

Net cash provided by investing activities was $214.1 million for the nine months ended September 30, 2020 compared to $555.9 million for the same period in 2019. The decrease in cash flows provided by operating activities was primarily driven by a decrease in proceeds from the sale of MSRs.

Net cash (used in) provided by financing activities

Net cash used in financing activities was $981.8 million for the nine months ended September 30, 2020 compared to cash provided by financing activities of $1,766.7 million for the same period in 2019. The decrease in cash flows provided by financing activities was primarily driven by a decrease in net borrowings under warehouse and operating lines of credit, and an increase in member distributions, partially offset by an increase in member contributions.

Balance sheet data at September 30, 2020 compared to December 31, 2019

Cash

UWM’s cash was $755.8 million at September 30, 2020 compared to $133.3 million at December 31, 2019. The increase in the cash balance was impacted by earnings for the period adjusted for non-cash items which resulted in cash provided by operating activities of $1,390.2 million, member capital contributions of $300.0 million and proceeds from the sales of MSRs of $217.8 million, offset by a decrease in net borrowings on the warehouse facilities of $276.4 million and member distributions of $949.7 million.

Member’s equity

Member’s equity was $2,022.4 million as of September 30, 2020, an increase of $1,361.1 million, or 206%, as compared to $661.3 million as of December 31, 2019. The change was primarily the result of net income of $2,010.7 million and member capital contributions of $300.0 million, partially offset by member distributions of $949.7 million related to the $417.0 million repayment of the SFS Corp. senior notes, as well as estimated member tax and other obligations.

Balance Sheet Data at December 31, 2019 compared to December 31, 2018

Cash

UWM’s cash was $133.3 million at December 31, 2019 compared to $42.1 million at December 31, 2018. The increase in the cash was impacted by earnings for the period adjusted for non-cash items resulting in cash used in operating activities of $3,496.0 million. This was offset primarily by net borrowings under UWM’s credit facilities of $3,082.6 million, and the proceeds from the sale of MSRs totaling $594.1 million.

Member’s equity

Member’s equity was $661.3 million as of December 31, 2019, an increase of $342.2 million, or 107%, as compared to $319.1 million as of December 31, 2018. The increase was the result of net income of $415.1 million, partially offset by member distributions of $72.8 million for estimated tax and other member obligations.

December 31, 2018 compared to December 31, 2017

Cash

UWM’s cash was $42.1 million at December 31, 2018 compared to $68.7 million at December 31, 2017. The decrease in the cash was impacted by earnings for the period adjusted for non-cash items resulting in cash used in operating activities of $926.2 million. This was offset primarily by net borrowings under UWM’s credit facilities of $734.2 million, and the proceeds from the sale of MSRs totaling $224.0 million.

Member’s equity

Member’s equity was $319.1 million as of December 31, 2018, an increase of $86.0 million, or 37%, as compared to $233.1 million as of December 31, 2017. The increase was the result of net income of $91.3 million, partially offset by member distributions of $5.4 million for estimated tax obligations.

Contractual Obligations, Commercial Commitments, and Other Contingencies

The following table sets forth certain of UWM’s contractual obligations as of December 31, 2019, and as of September 30, 2020, after giving effect to the issuance of the Senior Notes on November 3, 2020.

			Payments Due by Period (As of Sept. 30, 2020)
($ in thousands) Contractual Obligations	Total as of December 31, 2019	Total as of Sept. 30, 2020	Less than 1 year	2 - 3 years	4 - 5 Years	More than 5 years
Lease commitments	$155,795	$194,430	$18,006	$32,001	$21,403	$123,020
Senior Notes	$—	$—	$—	$—	$—	$800,000

Repurchase and indemnification obligations

Loans sold to investors which UWM believes met investor and agency underwriting guidelines at the time of sale may be subject to repurchase in the event of specific default by the borrower or subsequent discovery that underwriting or documentation standards were not explicitly satisfied. UWM establishes a reserve which is estimated based on its assessment of its contingent and non-contingent obligations, including expected losses, expected frequency, the overall potential remaining exposure, as well as an estimate for a market participant’s potential readiness to stand by to perform on such obligations.

Interest rate lock commitments, loan sale and forward commitments

In the normal course of business UWM is party to financial instruments with off-balance sheet risk. These financial instruments include commitments to extend credit to borrowers at either fixed or floating interest rates. IRLCs are binding agreements to lend to a borrower at a specified interest rate within a specified period of time as long as there is no violation of conditions established in the contract. Commitments generally have fixed expiration dates or other termination clauses which may require payment of a fee. As many of the commitments expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. In addition, UWM has contracts to sell mortgage loans into the secondary market at specified future dates (commitments to sell loans), and forward commitments to sell MBS at specified future dates and interest rates.

Following is a summary of the notional amounts of commitments as of dates indicated:

($ in thousands)	September 30, 2020	December 31, 2019
Interest rate lock commitments—fixed rate	$14,028,327	$8,299,658
Interest rate lock commitments—variable rate	—	$535
Commitments to sell loans	$710,322	$1,244,776
Forward commitments to sell mortgage-backed securities	$15,685,227	$9,429,904

See the notes to the UWM audited consolidated financial statements for further discussion.

Off Balance Sheet Arrangements

As of September 30, 2020, UWM had sold $1.3 billion of loans to a global insured depository institution and assigned the related trades to deliver the applicable loans into securities for end investors for settlement in October 2020.

New Accounting Pronouncements Not Yet Effective

See Note A of the notes to the consolidated financial statements of UWM included elsewhere in this proxy statement for details of recently issued accounting pronouncements and their expected impact on UWM’s consolidated financial statements.

Quantitative and Qualitative Disclosures About Market Risk

In the normal course of business, UWM is subject to a variety of risks which can affect its operations and profitability. UWM broadly defines these areas of risk as interest rate, credit and counterparty risk.

Interest rate risk

UWM is subject to interest rate risk which may impact its origination volume and associated revenue, MSR valuations, IRLCs and mortgage loans at fair value valuations, and the net interest margin derived from its funding facilities. The fair value of MSRs is driven primarily by interest rates, which impact expected prepayments. In periods of rising interest rates, the fair value of the MSRs generally increases as expected prepayments decrease, consequently extending the estimated life of the MSRs resulting in expected increases in cash flows. In a declining interest rate environment, the fair value of MSRs generally decreases as expected prepayments increase consequently truncating the estimated life of the MSRs resulting in expected decreases in cash flows. Because origination volumes tend to increase in declining interest rate environments and decrease in increasing rate environments, UWM believes that servicing provides a natural hedge to its origination business. UWM does not hedge MSRs but manages the economic risk through partially offsetting impact of servicing and mortgaging originations.

MSRs generally increase as prepayment expectations decrease, consequently extending the estimated life of the MSRs resulting in expected increases in cash flows. In a declining interest rate environment, the fair value of MSRs generally decreases as prepayment expectations increase consequently truncating the estimated life of the MSRs resulting in expected decreases in cash flows.

UWM’s IRLCs and mortgage loans at fair value are exposed to interest rate volatility. During the origination, pooling, and delivery process, this pipeline value rises and falls with changes in interest rates. To mitigate this exposure, UWM employs a hedge strategy designed to minimize basis risk and maximize offsetting effectiveness. Basis risk in this case is the risk that the hedged instrument’s price does not move sufficiently similar to the increase or decrease in the market price of the hedged financial instrument. Because substantially all of UWM’s production is deliverable to Fannie Mae, Freddie Mac, and Ginnie Mae, UWM utilizes forward agency or Ginnie Mae To Be Announced (“TBA”) securities as its primary hedge instrument. U.S. Treasury futures, Eurodollar futures or other non-mortgage instruments possess varying degrees of basis risk that TBAs typically do not have. By fixing the future sale price, UWM reduces its exposure to changes in loan values between interest rate lock and sale. UWM’s non-agency, non-Ginnie Mae production (e.g., jumbo loans) is hedged with primarily whole loan forward commitments with its various buying counterparties. UWM occasionally uses other instruments such as TBAs, as needed.

Interest rate risk also occurs in periods where changes in short-term interest rates result in mortgage loans being originated with terms that provide a smaller interest rate spread above the financing terms of UWM’s warehouse facilities, which can negatively impact its net interest income. This is primarily mitigated through expedited sale of UWM’s loans.

UWM assesses its market risk based on changes in interest rates utilizing a sensitivity analysis. The sensitivity analysis measures the potential impact on fair values based on hypothetical changes (increases and decreases) in interest rates. UWM’s total market risk is influenced by a wide variety of factors including market volatility and the liquidity of the markets. There are certain limitations inherent in the sensitivity analysis presented, including the necessity to conduct the analysis based on a single point in time and the inability to include the complex market reactions that normally would arise from the market shifts modeled. UWM used September 30, 2020 market rates on its instruments to perform the sensitivity analysis. These sensitivities are hypothetical and presented for illustrative purposes only. Changes in fair value based on variations in assumptions generally cannot be extrapolated because the relationship of the change in fair value may not be linear. The following table summarizes the estimated change in the fair value of UWM’s mortgage loans at fair value, MSRs, IRLCs and FLSCs as of September 30, 2020 given hypothetical instantaneous parallel shifts in the yield curve. Actual results could differ materially.

	September 30, 2020
($ in thousands)	Down 25 bps	Up 25 bps
Increase (decrease) in assets
Mortgage loans at fair value	$61,078	$(64,159)
MSRs	(76,340)	63,171
IRLCs	140,362	(158,935)

Total change in assets	$125,100	$(159,923)

Increase (decrease) in liabilities
FLSCs	$(206,828)	$220,055

Total change in liabilities	$(206,828)	$220,055

Credit risk

UWM is subject to credit risk, which is the risk of default that results from a borrower’s inability or unwillingness to make contractually required mortgage payments. While UWM’s loans are sold into the secondary market pursuant to true sales, UWM does have repurchase and indemnification obligations to investors for breaches under its loan sale agreements. For loans that were repurchased or not sold in the secondary market, UWM is subject to credit risk to the extent a borrower defaults and the proceeds upon ultimate foreclosure and liquidation of the property are insufficient to cover the amount of the mortgage loan plus expenses incurred. UWM believes that this risk is mitigated through the implementation of stringent underwriting standards, strong fraud detection tools, and technology designed to comply with applicable laws and UWM’s standards. In addition, UWM believes that this risk is mitigated through the quality of its loan portfolio. For the nine months ended September 30, 2020, UWM’s originated loans had a weighted average loan to value ratio of 71.89%, and a weighted average FICO score of 757.

Counterparty risk

UWM is subject to risk that arises from its financing facilities and interest rate risk hedging activities. These activities generally involve an exchange of obligations with unaffiliated banks or companies, referred to in such transactions as “counterparties.” If a counterparty were to default, UWM could potentially be exposed to financial loss if such counterparty were unable to meet its obligations to UWM. UWM manages this risk by selecting only counterparties that it believes to be financially strong, spreading the risk among many such counterparties, placing contractual limits on the amount of unsecured credit extended to any single counterparty, and entering into netting agreements with the counterparties as appropriate.

In accordance with Treasury Market Practices Group’s recommendation, UWM executes Securities Industry and Financial Markets Association trading agreements with all material trading partners. Each such agreement provides for an exchange of margin money should either party’s exposure exceed a predetermined contractual limit. Such margin requirements limit UWM’s overall counterparty exposure. The master netting agreements contain a legal right to offset amounts due to and from the same counterparty. Derivative assets in the balance sheets represent derivative contracts in a gain position net of loss positions with the same counterparty and, therefore, also represent UWM’s maximum counterparty credit risk. UWM incurred no losses due to nonperformance by any of its counterparties during the nine months ended September 30, 2020 or the years ended December 31, 2019 and 2018.

Also, in the case of UWM’s financing facilities, it is subject to risk if the counterparty chooses not to renew a borrowing agreement and it is unable to obtain financing to originate mortgage loans. With its financing facilities, UWM seeks to mitigate this risk by ensuring that it has sufficient borrowing capacity with a variety of well-established counterparties to meet its funding needs.

Critical Accounting Policies

The preparation of financial statements in conformity with GAAP requires UWM’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. UWM’s management has identified certain accounting policies as being critical because they require management’s judgment to make difficult, subjective or complex judgments about matters that are uncertain. Actual results could differ and the use of other assumptions or estimates could result in material differences in UWM’s results of operations or financial condition. UWM’s critical accounting policies and estimates are discussed below and include the valuation and measurement of mortgage loans at fair value, MSRs, derivatives, and the representations and warranties reserve.

Mortgage loans at fair value and revenue recognition

UWM records mortgage loans at estimated fair value. Mortgage loans at fair value are loans that are expected to be sold into the secondary market and loans that have been previously sold (legal basis) where UWM has the right to repurchase from a buyer and consequently resell the loan into the secondary market.

The fair value of mortgage loans is estimated using observable market information including pricing from current cash commitments from government sponsored enterprises, recent market commitment prices, or broker quotes, as if the loans were to be sold currently into the secondary market. Loans at fair value for which there is little to no observable trading activity of similar instruments are valued using dealer price quotations which typically results in purchase price discounts (e.g., scratch and dent buyers). UWM also factors its loans’ readiness to be sold to loan outlets and adjusts fair value accordingly. Changes in fair value of mortgage loans at fair value are included in loan production income in the consolidated statements of income.

A majority of the gains from mortgage loan originations are recognized when the loan is originated and it is the primary revenue recognition event as the loans are recorded at estimated fair value.

Other companies recognize the revenue for lending activity ostensibly when they make an interest rate lock commitment with a borrower. Loan production income also includes the unrealized gains and losses associated with the changes in the fair value of mortgage loans at fair value and the realized and unrealized gains and losses from derivative assets and liabilities.

Mortgage servicing rights

UWM initially records the MSRs at fair value. MSRs are subsequently amortized in proportion to the estimated future net servicing revenue and are periodically evaluated for impairment. MSRs are stratified based upon their predominant risk characteristic which is interest rate, and each strata is evaluated for impairment quarterly.

Changes in economic and other relevant conditions could cause actual results to differ from assumptions used to determine fair value. Markets, specifically buyers of MSRs, may change perspective on assumptions or MSR value entirely which can lead to different values and outcomes. Assumptions emanate from recent market transactions as well as current expectations and vary over time. There are also differences between assumptions used to determine fair value (what a buyer would pay) and what UWM can achieve in its operations. Prepayment speeds can change quickly and be materially different between buyers. Consequently, prepayment speed assumptions often differ from UWM’s estimates. Increases in prepayment speeds generally have an adverse effect on the value of MSRs as the underlying loans prepay faster which causes accelerated MSR amortization. Discount rates imply a rate of return. Similarly, discount rates are subjective and in practice, are often imputed to reconcile to current trades. Increases in the discount rate result in a lower MSR value and decreases in the discount rate result in a higher MSR value. The cost to service assumption can vary based upon buyer expectation, bidding strategy, and can depend upon the cost structure of a potential bidder. The higher the servicing cost assumption, the lower the value. If UWM is unable to achieve the cost assumption, its operational economics will lag fair value. Other assumptions used, while not as significant, have similar impacts to fair value.

Changes in the estimates used to value MSRs could materially change the estimated fair value and any valuation allowances required. UWM’s management records a valuation allowance when the fair value of the mortgage servicing asset strata is less than its amortized book value. Valuation allowances are recorded as a temporary impairment to the affected strata effectively reducing recorded MSRs and incurring a charge to operations. Valuation allowance recoveries are recorded in subsequent periods of occurrence. When a mortgage loan prepays, UWM permanently reduces the associated MSR in the period with a charge to operations.

See Note E of the notes to the annual consolidated financial statements of UWM and Note D of the notes to the interim consolidated financial statements of UWM included elsewhere in this proxy statement for additional detail regarding the quantitative impact on the fair value of the MSRs of unfavorable variations in key unobservable inputs.

Derivative financial instruments

Derivatives are recognized as assets or liabilities on the balance sheets and are measured at estimated fair value with changes recorded in the consolidated statement of operations within loan production income in the period in which they occur. IRLCs on mortgage loans to be originated or purchased which are intended to be sold are scoped in as derivatives and are the primary basis of UWM’s interest rate or pricing risk. UWM enters into FLSCs to mitigate risk of IRLCs as well as loans, and to efficiently facilitate sale of loans into the secondary market. IRLCs and FSLCs are free standing derivative financial instruments.

UWM estimates the value of the derivatives based on the estimate for which a buyer would be willing to pay to obtain the contract. Each individual contract is the basis for the determination. FLSCs are firm commitments and the value is almost exclusively determined based upon the underlying difference in interest rates between the contract’s terms and current market. Similarly, UWM values IRLCs based upon the difference between the terms of the individual contract and the current market. Fair value estimates also take into account the probability that loan commitments may not be expected to be exercised by borrowers. UWM considers the value of net future cash flows related to the associated servicing of the eventual loan (however, the loan must first be originated, then the loan would need to be sold, with servicing retained or contractually separated, for MSR cash flows to distinctively exist), because if UWM did not, in most markets IRLCs would result in loss recognition at inception. For valuation of IRLCs, UWM prioritize determination of exit price (what a buyer would pay) of the contract in its current form, over future components or segments. This approach results in revenue recognition when the loan is originated as opposed to the primary revenue recognition event being accepting an interest rate lock.

IRLCs and loans at fair value expose UWM to the risk that the price of the existing loans and future loans to be made which underly the commitments, might decline in value due to increases in mortgage interest rates. To protect against this risk, UWM uses forward loan sale commitments to economically hedge the risk of potential changes in the value of the loans and IRLC (future loans). UWM expects that the changes in fair value of the forward commitments will either substantially or partially offset the changes in fair value of the loans and IRLCs.

Representations and warranties reserve

Loans sold to investors which UWM believes met investor and agency underwriting guidelines at the time of sale may be subject to repurchase in the event of specific default by the borrower or subsequent discovery that underwriting or documentation standards were not explicitly satisfied. UWM establishes a reserve which is estimated based on its assessment of its contingent and non-contingent obligations, including the universe of loans which may still be at risk for indemnity, expected frequency, appeal rate success, expected loss severities, expected economic conditions, as well as an estimate for a market participant’s potential readiness to stand by to perform on such obligations. The reserve includes amounts for repurchase demands received but still under review as well as a reserve for the expected future losses on loans sold to investors for which no request for repurchase or indemnification demand has yet been received. The provision for these losses is included in loan production income, net in the consolidated statements of income.

The maximum exposure under UWM’s representations and warranties would be the outstanding principal balance, any premium received on all loans ever sold by it, as well as potential costs associated with repurchasing or indemnifying the buyers, less any loans that have already been paid in full by the borrower, loans that have defaulted without a breach of representations and warranties, that have been indemnified via settlement or make whole, or that have been repurchased.

Loans Eligible for Repurchase from Ginnie Mae

When UWM has the unilateral right to repurchase Ginnie Mae pool loans it has previously sold (generally loans that are more than 90 days past due) and the call option results in a more than trivial benefit to UWM, the previously sold assets are required to be re-recognized on the balance sheets. UWM records its potential purchase obligation at the gross amount of the loan eligible to be repurchased. Because the genesis of the right to call the asset rests in its delinquency status, the estimated fair value of the loan is typically discounted upon purchase with a corresponding reduction to UWM’s representation and warranty reserve.

UWM MANAGEMENT

Executive Officers

The names, ages, and current positions of UWM’s current executive officers are listed in the table below. UWM expects that these executive officers will continue as executive officers of the Post-Combination Company following the Business Combination.

Name	Age	Title
Mat Ishbia	40	President and Chief Executive Officer
Tim Forrester	53	Executive Vice President, Chief Financial Officer
Alex Elezaj	44	Executive Vice President, Chief Strategy Officer
Laura Lawson	43	Executive Vice President, Chief People Officer
Melinda Wilner	45	Executive Vice President, Chief Operating Officer

Mat Ishbia has served as UWM’s President and Chief Executive Officer since June 2013. Mr. Ishbia joined UWM on a full-time basis in 2003 as an Account Executive and since then has held several positions of increasing responsibility leading up to his current role, including, National Sales Manager and Executive Vice President, Wholesale. Under Mr. Ishbia’s leadership, UWM has become one of the most innovative lenders in the industry growing to a 6,700+ person team. Mr. Ishbia is a prominent advocate for mortgage brokers nationwide and regularly promotes the wholesale channel on national platforms such as CNBC, Fox Business and Bloomberg TV. He has been named one of the “Most Influential Mortgage Professionals Under 40” and one of the “25 Most Connected Mortgage Professionals” by National Mortgage Professional magazine. Additional accolades include being named a “Rising Star” and Vanguard Award winner by HousingWire. In 2019, Mr. Ishbia authored the book Running the Corporate Offense, applying lessons he learned playing basketball for Michigan State University coach Tom Izzo to running a highly successful business. Mat Ishbia earned his bachelor’s degree from Michigan State University. Mat Ishbia and Justin Ishbia are Jeff Ishbia’s sons.

Tim Forrester has served as Executive Vice President and Chief Financial Officer of UWM since September 2012. Prior to joining UWM, Mr. Forrester was an industry consultant from 2009 to 2011, serving a variety of large banks, valuation firms, and government sponsored agencies, as well as providing litigation support. Prior to that, Mr. Forrester served as an Audit and Accounting partner in the Audit as well as Capital Markets Group at Deloitte & Touche USA LLP. He was at Deloitte & Touche USA LLP from 1990 to 2008. While at Deloitte & Touche USA LLP, Mr. Forrester led the firm’s national mortgage banking audit practice from 2002 to 2008 and was co-lead of the firm’s lending and leasing practice from 2002 to 2006. Mr. Forrester holds a B.A. in accounting from Michigan State University.

Alex Elezaj has served as Executive Vice President and Chief Strategy Officer of UWM since April 2018. Prior to joining UWM, Mr. Elezaj served as Chief Executive Officer of Class Appraisal, Inc., an appraisal management company, from April 2015 to April 2018. From December 2010 to March 2015, Mr. Elezaj served as Chief Operating Officer of Whitlam Group, a labeling and packaging solutions company, and as Vice President of Sales and Marketing from June 2008 to December 2010. Prior to joining Whitlam Group, Mr. Elezaj served as Group Manager at Takata Corporation, an automotive parts company. Mr. Elezaj holds an MBA from Michigan State University and a BBA from Walsh College.

Laura Lawson has served as Executive Vice President and Chief People Officer of UWM since August 2014. From July 2011 until August 2014, Ms. Lawson served in various roles in the Marketing Department at UWM. Prior to joining UWM, Ms. Lawson served as Staff Supervisor at Taubman Company, a real estate company, from May 2009 to July 2010. From April 2008 to May 2009, Ms. Lawson served as Director of Marketing and Communications of the American Lung Association. Ms. Lawson holds a B.A. in advertising from Michigan State University.

Melinda Wilner has served as Executive Vice President and Chief Operating Officer of UWM since August 2015. From October 2011 until August 2015, Ms. Wilner served in multiple roles at UWM including Head of Underwriting and Underwriting Manager. Prior to joining UWM, Ms. Wilner served as a Mortgage Branch Manager and Underwriter for Bank of Ann Arbor’s Wholesale Division from February 2009 to October 2011. Ms. Wilner holds a B.A. in economics from Vanderbilt University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

This Compensation Discussion and Analysis (“CD&A”) provides information regarding the executive compensation programs for UWM’s Chief Executive Officer, Chief Financial Officer and its other three most highly compensation executive officers (“UWM’s named executive officers”):

Name	Title
Mat Ishbia	President and Chief Executive Officer
Tim Forrester	Chief Financial Officer
Melinda Wilner	Chief Operating Officer
Alex Elezaj	Chief Strategy Officer
Laura Lawson	Chief People Officer

At the closing of the Business Combination, UWM’s named executive officers will become the executive officers of the Post-Combination Company. In compliance with SEC rules, the information described herein is largely historical but the Post-Combination Company expects to adopt a public company compensation structure for its executive officers following the completion of the Business Combination. We expect that the Post-Combination Company’s Board will work with management to develop and maintain a compensation framework following the consummation of the Business Combination that is appropriate and competitive for a public company, and will establish executive compensation objectives and programs that are appropriate for executive officers of a public company.

Compensation Objectives and Philosophy

The objective of the executive compensation and benefits program is to establish and maintain a competitive total compensation program that will attract, motivate, and retain the qualified and skilled talent necessary for UWM’s continued success. UWM’s compensation structure is designed to (i) motivate its named executive officers to achieve or exceed financial and operational objectives established for UWM at the beginning of the year and reward them for their achievements when those objectives are met and (ii) allow them to participate in UWM’s financial success.

The overall level of total compensation for UWM’s named executive officers as described herein is intended to be reasonable and competitive, taking into account factors such as the individual’s experience, performance, duties and scope of responsibilities, prior contributions and future potential contributions to UWM’s business. With these principles in mind, UWM structured its compensation program to offer competitive total pay packages that it believes enables it to retain and motivate executives with the requisite skill and knowledge and to ensure the stability of its management team, which is vital to the success of UWM’s business.

Setting Executive Compensation in 2019

During 2019, compensation for Mr. Mat Ishbia was determined by Mr. Jeff Ishbia, UWM’s Managing Member, and the compensation for UWM’s other named executive officers was determined by UWM’s CEO, Mr. Mat Ishbia. In setting an individual named executive officer’s compensation package, Mr. Mat Ishbia considered the nature of the position, the scope of associated responsibilities, the individual’s knowledge, experience and skills as well as overall contributions. UWM did not engage in any benchmarking and did not engage any external consultants in setting pay for the named executive officers in fiscal year 2019. Historically, as a private company, compensation for the named executive officers emphasized cash incentive compensation over other elements of compensation.

Key Elements of Executive Compensation Program

The elements of the UWM’s executive compensation program during 2019 and prior to consummation of the Business Combination were (i) base salary, (ii) an annual cash incentive award plan (the “Captains Annual

Bonus Plan”) in which all Captains in UWM were able to earn a bonus based on company-wide annual financial and operational goals, (iii) a long-term cash incentive plan, and (iv) certain employee benefits and perquisites. Brief descriptions of each principal element of the executive compensation program are summarized in the following table and described in more detail below.

Overview

Compensation Element	Brief Description	Objectives
Base Salary	Fixed compensation that reflects the talent, skills and competencies of the individual.	Provide a competitive, fixed level of cash compensation to attract and retain talented and skilled executives.

Captains Annual Bonus Plan	Annual cash compensation bonus based on company-wide annual financial and operational goals. Paid in following fiscal year.	Open to all Captains at UWM. Assures company-wide alignment on financial and operational goals; rewards for company-wide success.

Long Term Incentive Plan	Cash compensation earned based on achievement of net company-wide annual financial results. Paid in four equal annual installments.	Program for certain top level executives to help create future value and promote long-term decision making. Assists in retention of key executives.

Employee Benefits and Perquisites	Participation in all broad-based employee health and welfare programs and retirement plans.	Aid in retention in a highly competitive market for talent by providing an overall competitive benefits package.

Base Salary

Base salaries are established at levels that are intended to provide a stable level of minimum compensation to each named executive officer that are commensurate with each named executive officer’s role, experience and duties.

The fiscal year 2019 base salaries of UWM’s named executive officers as reflected in UWM’s audited financial statements are set forth in the table below.

Name	Fiscal Year 2019 Base Salary
Mat Ishbia	$600,000
Tim Forrester	$250,000
Melinda Wilner	$322,134
Alex Elezaj	$312,992
Laura Lawson	$248,731

Captains Annual Bonus Plan

At the beginning of each year, UWM’s CEO, Mr. Mat Ishbia shares with each Captain, which includes each of UWM’s named executive officers, the company-wide financial and operational goals for the year and the annual performance metric for such goal. With respect to 2019, these financial and operational goals included metrics related to (i) team member development and satisfaction, (ii) speed and service, (iii) reduced error rate, (iv) loan quality, (v) production, and (vi) expenses. A target dollar bonus is set for each Captain and, depending on the performance of UWM, a Captain can earn up to 150% of such target bonus. For 2019, UWM significantly exceeded most of its operational and financial goals. As a result, the Captain’s bonus paid at 111% of target. The amount of the actual bonus under the Captains Annual Bonus Plan paid to each named executive officer is included in the Summary Compensation Table below and set forth in the notes to the Grants of Plan-Based Awards During Fiscal 2019 below. UWM’s CEO does not participate in the Captains Annual Bonus Plan.

Long Term Incentive Plan

In addition to the Captains Annual Bonus Plan, certain top level executives participate in UWM’s LTIP which was created to create future value and promote long-term decision making. Consistent with historical practice, for 2019, the LTIP was funded as a pool equal to 3% of UWM’s annual net profit and each participant shared in a specific portion of the pool. While the LTIP pool and the participant share was set at the beginning of the year, the CEO maintained complete discretion to adjust the aggregate pool and/or individual percentage upwards or downwards as he deemed appropriate. The amount earned with respect to any year is paid in four equal annual installments commencing in the third quarter following the performance year, provided that the executive is employed on the payment date. UWM’s CEO does not participate in the LTIP.

CEO Bonus

UWM’s CEO, Mr. Mat Ishbia did not have a target or set bonus award with pre-set performance goals for fiscal year 2019. Rather, Mr. Mat Ishbia’s bonus was determined by Mr. Jeff Ishbia after taking into account a qualitative assessment of his individual performance and the performance of UWM under his leadership. For 2019, the UWM CEO received an annual bonus as set forth in the Summary Compensation Table below and a one-time award based on (i) UWM’s achievement of a company record of $107.7 billion in mortgage loan volume in 2019, doubling its 2018 performance and setting a wholesale industry record and (ii) UWM being named #1 wholesale lender for an unprecedented fifth year in a row. Because the CEO did not have definite annual bonus targets for 2019 nor pre-set performance metrics, the cash bonuses paid to Mr. Ishbia appear in the “Bonus” column of the Summary Compensation Table. Following the consummation of the Business Combination, the Board anticipates that Mr. Ishbia will participate in the Captains Annual Bonus Plan and be measured against the same financial and operational goals and performance metrics as all other Captains. The Board has not yet determined the target dollar bonus that will be set for the CEO in 2021 and anticipates that the Board will establish such target following consummation of the Business Combination.

Employee Benefits and Perquisites

UWM provides a number of benefit plans to all eligible team members, including its named executive officers. These benefits include programs such as medical, dental, life insurance, business travel accident insurance, short- and long-term disability coverage, a 401(k) defined contribution plan and, for certain executives, concierge health insurance. While perquisites help to provide UWM’s named executive officers a benefit with a high perceived value at a relatively low cost, UWM does not generally view perquisites as a material component of its executive compensation program. With respect to Mr. Mat Ishbia, UWM also provides a split dollar life insurance plan as is customary for a private company. UWM anticipates that the split dollar life insurance policy will not continue in the Post-Combination Company.

Compensation of Post-Combination Company Directors

In connection with the consummation of the Business Combination, the Post-Combination Company will implement a policy pursuant to which each director who is not affiliated with the Post-Combination Company or UWM (“Non-Affiliated Director”) will receive an annual retainer fee of $100,000 plus an additional $3,000 per Board meeting fee, and an initial equity award of 1,000 shares of restricted stock which will be immediately vested on the date of grant. Future annual equity awards to Non-Affiliated Directors will be determined by the Post-Combination Company’s Board. In addition, each Non-Affiliated Director will be reimbursed for out-of-pocket expenses in connection with their services.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table for Fiscal 2019

The following table presents certain summary information for the fiscal year ended December 31, 2019 concerning compensation earned for services to UWM by its Chief Executive Officer, its Chief Financial Officer and its three other highly compensated executive officers. Upon closing of the Business Combination, UWM will become a subsidiary of the Post-Combination Company and UWM’s executive officers will become the executive officers of the Post-Combination Company.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Mat Ishbia	2019	600,000	15,000,000	(1)	—	2,367,773	17,967,773
President and Chief Executive Officer

Tim Forrester(4)	2019	250,000			679,736	2,500	932,236
Chief Financial Officer

Melinda Wilner	2019	322,134			2,323,571	5,000	2,650,705
Chief Operating Officer

Alex Elezaj	2019	312,992			2,323,571	727	2,637,290
Chief Strategy Officer

Laura Lawson	2019	248,731			1,172,238	5,000	1,425,969
Chief People Officer

(1)

Bonus in 2019 reflects (i) a $1.0 million annual discretionary bonus and (ii) a $14.0 million one-time award to Mr. Mat Ishbia based on (i) UWM’s achievement of a company record of $107.7 billion in mortgage loan volume in 2019, doubling 2018’s performance and setting wholesale industry record and (ii) UWM being named #1 wholesale lender for an unprecedented fifth year in a row. Mr. Mat Ishbia’s bonus was determined by the Manager of UWM, Mr. Jeff Ishbia. Post-closing of the Business Combination, it is not anticipated that Mr. Mat Ishbia will receive future one-time bonus awards. Mr. Mat Ishbia did not participate in UWM’s Long Term Incentive Plan (“LTIP”) and does not intend to participate in the LTIP post-closing of the Business Combination.

(2)

For each of Mr. Forrester, Ms. Wilner, Mr. Elezaj and Ms. Lawson, this column includes amounts earned under UWM’s Captains Annual Bonus Plan, which is available to all team members at the Captain level and above, and under the LTIP. Amounts earned under the Captains Annual Bonus Plan are paid during the first quarter of the following year for which performance is awarded. Amounts earned under the LTIP are paid out over a four-year period, in equal installments, provided that the participant continues to be employed on the pay-out date. Please see the Grants of Plan Based Awards table below for more information regarding the two incentive plans.

(3)

Amounts reflect UWM’s matching contribution under the terms of the UWM 401(k) and a concierge medicine health care benefit. For Mr. Mat Ishbia, the amount includes the cost to UWM for split dollar life insurance policies purchased by UWM for which it paid premiums of $2,227,260 in 2019 and $135,513 for personal usage of the aircraft leased by UWM. Occasionally, Mr. Mat Ishbia and other of UWM’s named executive officer may be accompanied on their business trip by spouses or other family members, for which there is no incremental cost to UWM.

(4)

Mr. Forrester has entered into an employment agreement with UWM which renews for one-year periods unless Mr. Forrester or UWM delivers prior written notice of non-renewal. Under the employment agreement, Mr. Forrester is entitled to an annual base salary of $200,000, which amount may be increased or decreased (and was $250,000 for 2019), and, at the discretion of the CEO, an annual bonus based upon the achievement of mutually agreed upon performance measures, of at least $150,000. Mr. Forrester’s employment agreement provides for customary noncompetition, non-solicitation, non-disparagement and nondisclosure covenants. In addition, the employment agreement provides for certain post-termination benefits as set forth below.

Grants of Plan-Based Awards During Fiscal 2019

The table below provides information regarding the non-equity incentive plan awards granted to UWM’s named executives during fiscal 2019.

Name	Award Date	Plan		Estimated Possible Payouts under Non-Equity Incentive Plan Awards
				Target ($)		Maximum ($)
Mat Ishbia				—		—
Tim Forrester	2/1/2019	CP	(1)	275,000		412,500
	2/1/2019	LTIP		373,551	(2)		(2)
Melinda Wilner	2/1/2019	CP	(1)	410,000		615,000
	2/1/2019	LTIP		1,867,077	(2)		(2)
Alex Elezaj	2/1/2019	CP	(1)	410,000		615,000
	2/1/2019	LTIP		1,867,077	(2)		(2)
Laura Lawson	2/1/2019	CP	(1)	270,000		405,000
	2/1/2019	LTIP		871,620	(2)		(2)

(1)

Pursuant to UWM’s Captains Annual Bonus Plan, each Captain (which includes each of UWM’s named executive officers other than Mr. Mat Ishbia) has an annual target bonus award which can be earned based on UWM’s performance against the annual company-wide financial and operational goals set for UWM at the beginning of the year by the CEO. Captains are eligible to earn up to 150% of their target award. With respect to 2019, these financial and operational goals included metrics related to (i) team member development and satisfaction, (ii) speed and service, (iii) reduced error rate, (iv) loan quality, (v) production, and (vi) expenses. For 2019, Mr. Forrester, Ms. Wilner, Mr. Elezaj and Ms. Lawson earned $306,185, $456,494, $456,494, and $300,618, respectively, under the Captains Annual Bonus Plan.

(2)

LTIP for 2019 was funded with 3% of the UWM’s net profit for the year, and participants in the LTIP were awarded, at the beginning of the year, the opportunity to earn up to a percentage of such pool. The amounts reflected in the “Target” column reflect the amounts earned by each UWM named executive officer based on UWM’s 2019 net profit. Amounts earned under the LTIP are paid out over four-year period, in equal installments, provided that the participant continues to be employed on the pay-out date.

Potential Payments upon Termination of Employment or Change in Control of UWM

Mr. Forrester is the only UWM named executive officer who is currently a party to an employment agreement. If Mr. Forrester’s employment is terminated without cause, he is entitled to continue to receive his base salary for the next twelve months contingent upon his execution of a full release and compliance with certain non-competition and non-solicitation provisions. Mr. Forrester does not receive any additional benefits in connection with a change in control. None of UWM’s other named executive officers receive any benefit upon a termination of employment or upon a change in control.

In the case of the death of a named executive officer, he or she would be entitled to receive benefits under his or her term life insurance policy and, at the discretion of the CEO, up to 50% of any unpaid LTIP amounts previously earned. Pursuant to the terms of the split life insurance policies in effect in 2019, in the case of the death of Mr. Mat Ishbia, UWM would be entitled to receive back all of the premiums previously paid and Mr. Mat Ishbia’s beneficiaries would receive the remainder of the $100 million stated value of the policies.

MANAGEMENT AFTER THE BUSINESS COMBINATION

Management and Board of Directors

The Company expects that the current executive officers of UWM will become executive officers of the Post-Combination Company following the Business Combination. The following persons are anticipated to be the directors and executive officers of the Post-Combination Company, which will be renamed “UWM Corporation” following the Business Combination:

Name	Age	Title
Mat Ishbia	40	President, Chief Executive Officer and Chairman
Tim Forrester	53	Executive Vice President, Chief Financial Officer
Alex Elezaj	44	Executive Vice President, Chief Strategy Officer and Director
Laura Lawson	43	Executive Vice President, Chief People Officer and Director
Melinda Wilner	45	Executive Vice President, Chief Operating Officer and Director
Jeff Ishbia	72	Director
Justin Ishbia	43	Director
Kelly Czubak	40	Director
Isiah Thomas	59	Director
Robert Verdun	55	Director

Information about Anticipated Executive Officers and Directors Upon the Closing of the Business Combination

Executive Officers

Mat Ishbia. Upon the closing of the Business Combination, Mr. Ishbia will serve as the President and Chief Executive Officer of the Post-Combination Company and as a Class I member and Chairman of the Post-Combination Company’s Board. Mat Ishbia has served as UWM’s President and Chief Executive Officer since June 2013. Mr. Ishbia joined UWM on a full-time basis in 2003 as an Account Executive and since then has held several positions of increasing responsibility leading up to his current role, including, National Sales Manager and Executive Vice President, Wholesale. Under Mr. Ishbia’s leadership, UWM has become one of the most innovative lenders in the industry growing to a 6,700+ person team. Mr. Ishbia is a prominent advocate for mortgage brokers nationwide and regularly promotes the wholesale channel on national platforms such as CNBC, Fox Business and Bloomberg TV. He has been named one of the “Most Influential Mortgage Professionals Under 40” and one of the “25 Most Connected Mortgage Professionals” by National Mortgage Professional magazine. Additional accolades include being named a “Rising Star” and Vanguard Award winner by HousingWire. In 2019, Mr. Ishbia authored the book Running the Corporate Offense, applying lessons he learned playing basketball for Michigan State University coach Tom Izzo to running a highly successful business. Mat Ishbia earned his bachelor’s degree from Michigan State University. Mat Ishbia and Justin Ishbia are Jeff Ishbia’s sons.

UWM believes Mr. Ishbia is qualified to serve Post-Combination Company’s Board due to his extensive business leadership, investment and financial experience, as well as his role as the President and Chief Executive Officer of UWM.

Tim Forrester. Upon the closing of the Business Combination, Mr. Forrester will serve as the Executive Vice President, Chief Financial Officer of the Post-Combination Company. Mr. Forrester has served as Executive Vice President and Chief Financial Officer of UWM since September 2012. Prior to joining UWM, Mr. Forrester was an industry consultant from 2009 to 2011, serving a variety of large banks, valuation firms, and government sponsored agencies, as well as providing litigation support. Prior to that, Mr. Forrester served as an Audit and Accounting partner in Audit as well as the Capital Markets Group at Deloitte & Touche USA LLP. He was at Deloitte & Touche USA LLP from 1990 to 2008. While at Deloitte & Touche USA LLP, Mr. Forrester led the firm’s national mortgage banking audit practice from 2002 to 2008 and was co-lead of the firm’s lending and leasing practice from 2002 to 2006. Mr. Forrester holds a B.A. in accounting from Michigan State University.

Alex Elezaj. Upon the closing of the Business Combination, Mr. Elezaj will serve as the Executive Vice President, Chief Strategy Officer of the Post-Combination Company and as a Class I member of the Post-Combination Company’s Board. Mr. Elezaj has served as Executive Vice President and Chief Strategy Officer of UWM since April 2018. Prior to joining UWM, Mr. Elezaj served as Chief Executive Officer of Class Appraisal, Inc., an appraisal management company, from April 2015 to April 2018. From December 2010 to March 2015, Mr. Elezaj served as Chief Operating Officer of Whitlam Group, a labeling and packaging solutions company, and as Vice President of Sales and Marketing from June 2008 to December 2010. Prior to joining Whitlam Group, Mr. Elezaj served as Group Manager at Takata Corporation, an automotive parts company. Mr. Elezaj holds an MBA from Michigan State University and a BBA from Walsh College.

UWM believes that Mr. Elezaj is qualified to serve on the Post-Combination Company’s Board based on his extensive business experience across various industries, as well as his role as Executive Vice President and Chief Strategy Officer of UWM.

Laura Lawson. Upon the closing of the Business Combination, Ms. Lawson will serve as the Executive Vice President, Chief People Officer of the Post-Combination Company and as a Class II member of the Post-Combination Company’s Board. Ms. Lawson has served as Executive Vice President and Chief People Officer of UWM since August 2014. From July 2011 until August 2014, Ms. Lawson served in various roles in the Marketing Department at UWM. Prior to joining UWM, Ms. Lawson served as Staff Supervisor at Taubman Company, a real estate company, from May 2009 to July 2010. Ms. Lawson holds a B.A. in advertising from Michigan State University.

UWM believes Ms. Lawson is qualified to serve on the Post-Combination Company’s Board due to her extensive business and leadership development experience, as well as her role as Executive Vice President and Chief People Officer of UWM.

Melinda Wilner. Upon the closing of the Business Combination, Ms. Wilner will serve as the Executive Vice President and Chief Operating Officer of the Post-Combination Company and as a Class III member of the Post-Combination Company’s Board. Ms. Wilner has served as Executive Vice President and Chief Operating Officer of UWM since August 2015. From October 2011 until August 2015, Ms. Wilner served in multiple roles at UWM including Head of Underwriting and Underwriting Manager. Prior to joining UWM, Ms. Wilner served as a Mortgage Branch Manager and Underwriter for Bank of Ann Arbor’s Wholesale Division from February 2009 to October 2011. Ms. Wilner holds a B.A. in economics from Vanderbilt University.

UWM believes Ms. Wilner is qualified to serve on the Post-Combination Company’s Board due to her extensive experience in the mortgage industry, as well as her role as Executive Vice President and Chief Operating Officer of UWM.

Non-Independent Directors

Jeff Ishbia. Upon the closing of the Business Combination, Mr. Ishbia will serve as a Class II member of the Post-Combination Company’s Board. Mr. Ishbia is the founder of UWM and has been its Executive Chairman since its inception in 1986. Since 1987, Mr. Ishbia has served as Managing Partner of the law firm Ishbia & Gagleard, P.C., a boutique law firm specializing in transactional, real estate and corporate law. Mr. Ishbia is also the principal and manager of various operating businesses, including enterprises in hospitality, home security, title, insurance, auto parts manufacturing and the financial sector. Mr. Ishbia is also involved in a number of retail and office space real estate investments. Mr. Ishbia is a graduate of Wayne State University Law School. Mat Ishbia and Justin Ishbia are Jeff Ishbia’s sons.

UWM believes Mr. Ishbia is qualified to serve on the Post-Combination Company’s Board based on his extensive business leadership, investment and financial experience, as well as his role as the founder of UWM.

Justin Ishbia. Upon the closing of the Business Combination, Mr. Ishbia will serve as a Class III member of the Post-Combination Company’s Board. Mr. Ishbia has been on UWM’s advisory board since 2011. He is a founding partner of Shore Capital Partners, a private equity firm, and has been its Managing Partner since 2009. As Managing Partner, Mr. Ishbia is responsible for investment sourcing and valuation, transaction structuring, the securing of financing, fundraising and all administrative activities. Prior to founding Shore Capital Partners, Mr. Ishbia served as an investment professional at Valor Equity Partners, a private equity firm, from 2007 to 2009. From 2004 to 2007, Mr. Ishbia was an attorney in the private equity group of Kirkland and Ellis. Mr. Ishbia also serves on the Boards of Directors of various private companies. Mr. Ishbia holds a J.D. from Vanderbilt University Law School and a B.A. in accounting from Michigan State University. Mat Ishbia and Justin Ishbia are Jeff Ishbia’s sons.

UWM believes Mr. Ishbia is qualified to serve on the Post-Combination Company’s Board due to his extensive business, investment and financial experience as an investment professional and executive at private equity firms.

Independent Directors

Kelly Czubak. Upon the closing of the Business Combination, Ms. Czubak will serve as a Class I member of the Post-Combination Company’s Board. Ms. Czubak has been Assistant Vice President of First National Bank of America since April 2011, focusing on whole loan acquisitions. Ms. Czubak joined First National Bank of America in June 2005 as a residential loan officer. Prior to that, Ms. Czubak spent three years as an annuity specialist for Jackson National Life Insurance Company. Ms. Czubak has a B.A. in human services from Michigan State University.

UWM believes Ms. Czubak is qualified to serve on the Post-Combination Company’s Board due to her extensive experience in the mortgage industry and familiarity with related regulatory and compliance matters.

Isiah Thomas. Upon the closing of the Business Combination, Mr. Thomas will serve as a Class II member of the Post-Combination Company’s Board. Mr. Thomas has served as Chief Executive Officer and Vice Chairman of One World Pharma, Inc., a supplier of hemp-derived ingredients, since June 2020. Mr. Thomas has been the Chairman and Chief Executive Officer of Isiah International, LLC, a holding company with interests in a diversified portfolio of businesses, since 2011. Mr. Thomas also has been a Commentator and Analyst for NBA TV since 2014 and Turner Sports since 2012. He previously served as the President & Alternate Governor of the New York Liberty of the Women’s National Basketball Association from 2015 to February 2019, the Head Basketball Coach at Florida International University, from 2009 to 2012, the General Manager, President of Basketball Operation and Head Coach of the New York Knicks of the NBA, from 2006 to 2008, the Head Coach of the Indiana Pacers of the NBA from 2000 to 2003, the Owner of the Continental Basketball Association from 1998 to 2000, Minority Owner & Executive Vice President of the Toronto Raptors of the NBA from 1994 to 1998 and point guard for the Detroit Pistons of the NBA from 1981 to 1994. Mr. Thomas has served as a director of Madison Square Garden Entertainment Corp. since April 2020. Mr. Thomas has a B.S. in criminal justice from Indiana University and a Master’s in education from UC Berkeley.

UWM believes Mr. Thomas is qualified to serve on the Post-Combination Company’s Board due to his extensive business, investment and leadership experience.

Robert Verdun. Upon the closing of the Business Combination, Mr. Verdun will serve as a Class III member of the Post-Combination Company’s Board. Since October 2016, Mr. Verdun has served as Chief Executive Officer of Third Wave LLC, a consulting company that provides consulting services to businesses and entrepreneurs. Prior to that, Mr. Verdun founded and served as President and Chief Executive Officer of Computerized Facility Integration LLC (“CFI”), a management consulting and technology company, from 1990 until 2015 when CFI was sold to Cantor Fitzgerald’s Newmark Knight Frank (“Newmark”) business, after which Mr. Verdun served as President of Newmark’s Corporate Services division until 2016. Mr. Verdun was named Ernst & Young Entrepreneur of the Year in 2014. Mr. Verdun also serves as a member of the board of directors of Slang Worldwide Inc., a Canadian public company focusing on consumer packaged cannabis goods.

UWM believes Mr. Verdun is qualified to serve on the Post-Combination Company’s Board due to his extensive business and leadership experience and his service as a director of a public company.

Classified Board of Directors

In accordance with the Proposed Charter, the Post-Combination Company’s Board is divided into three classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a three-year term.

As discussed above, in connection with the Business Combination, our Board has nominated Ms. Kelly Czubak, Mr. Alex Elezaj and Mr. Mat Ishbia to serve as Class I directors, Mr. Jeff Ishbia, Ms. Laura Lawson and Mr. Isiah Thomas to serve as Class II directors and Messrs. Justin Ishbia and Robert Verdun and Ms. Melinda Wilner to serve as Class III directors of the Post-Combination Company upon completion of the Business Combination.

Controlled Company Exemption

Because the Ishbia Parties will control more than a majority of the total voting power of the Post-Combination Company, the Post-Combination Company will be a “controlled company” within the meaning of Nasdaq listing standards. Under NYSE listing standards, a company of which more than 50% of the voting power for the election of directors is held by an individual or a group of persons acting together is a “controlled company” and may elect not to comply with the following NYSE listing standards regarding corporate governance:

•	the requirement that a majority of its board of directors consist of independent directors;

•

the requirement that compensation of its executive officers be determined by a compensation committee comprised solely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•

the requirement that director nominees be selected, or recommended for the board’s selection, by a nominating committee comprised solely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

The Post-Combination Company currently expects that upon consummation of the Business Combination, three of its nine directors will be independent directors and the Post-Combination Company’s Board will have an independent audit committee. However, it does not anticipate that the Post-Combination Company’s Board will consist of a majority of independent directors, that it will have a compensation committee comprised of solely independent directors or that it will have a nominating committee. Rather, actions with respect to executive compensation (other than compensation of the CEO) are expected to be taken by a compensation committee on which Mr. Mat Ishbia sits, and compensation decisions with respect to Mr. Ishbia’s compensation as well as director nominations will be taken by the full Post-Combination Company’s Board. We anticipate that Kelly Czubak, Isiah Thomas and Robert Verdun will be “independent directors,” as defined in NYSE listing standards and applicable SEC rules.

Audit Committee

The principal functions of the audit committee of the Post-Combination Company will include, among other things:

•	the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm engaged by us;

•	pre-approving all audit and permitted non-audit services to be provided by the independent registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•	reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

•	setting clear hiring policies for employees or former employees of the independent registered public accounting firm, including but not limited to, as required by applicable laws and regulations;

•	setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•

obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (i) the independent registered public accounting firm’s internal quality-control procedures, (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues and (iii) all relationships between the independent registered public accounting firm and us to assess the independent registered public accounting firm’s independence;

•	reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•

reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Upon consummation of the Business Combination, we anticipate that the Post-Combination Company’s audit committee will consist of Kelly Czubak, Isiah Thomas and Robert Verdun, each of whom will qualify as independent directors according to the rules and regulations of the SEC and NYSE with respect to audit committee membership. In addition, all of the audit committee members will meet the requirements for financial literacy under applicable SEC and NYSE rules and Robert Verdun will qualify as an “audit committee financial expert,” as such term is defined in Item 407(d) of Regulation S-K. The Post-Combination Company’s Board will adopt a new written charter for the audit committee, which will be available on the Post-Combination Company’s website after adoption. The reference to the Post-Combination Company’s website address in this proxy statement does not include or incorporate by reference the information on the Post-Combination Company’s website into this proxy statement.

Compensation Committee

The principal functions of the compensation committee of the Post-Combination Company will include, among other things:

•

reviewing and approving on an annual basis the corporate goals and objectives relevant to the compensation of our executive officers other than our Chief Executive Officer, evaluating their performance in light of such goals and objectives and determining and approving the remuneration of our executive officers other than our Chief Executive Officer based on such evaluation;

•	reviewing, evaluating, and recommending changes, if appropriate, to the remuneration of our non-employee directors;

•	administering the Post-Combination Company’s equity compensation plans and agreements with the Post-Combination Company executive officers and directors;

•	reviewing and approving policies and procedures relating to perquisites and expense accounts of our executive officers other than our Chief Executive Officer;

•	assisting management in complying with our proxy statement and annual report disclosure requirements;

•	if required, producing a report on executive compensation to be included in our annual proxy statement; and

•	reviewing and approving the Post-Combination Company’s overall compensation philosophy.

Upon consummation of the Business Combination, we anticipate that the Post-Combination Company’s compensation committee will consist of Mat Ishbia, Kelly Czubak and Robert Verdun. The Post-Combination Company’s Board will adopt a new written charter for the compensation committee, which will be available on the Post-Combination Company’s website after adoption. The reference to the Post-Combination Company’s website address in this proxy statement does not include or incorporate by reference the information on the Post-Combination Company’s website into this proxy statement.

Compensation Committee Interlocks and Insider Participation

During fiscal 2019, compensation for Mr. Mat Ishbia was determined by Mr. Jeff Ishbia, and the compensation for UWM’s other named executive officers was determined by Mr. Mat Ishbia. None of the Post-Business Combination Company’s executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any other entity that has one or more executive officers on our, UWM’s or the Post-Business Combination Company’s compensation committee or board of directors.

Limitation on Liability and Indemnification of Directors and Officers

The Second Amended and Restated Certificate of Incorporation, which will be effective upon consummation of the Business Combination, limits the Post-Combination Company’s directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	for any unlawful payment of dividends or redemption of shares; or

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Post-Combination Company’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Delaware law and the Post-Combination Company’s Amended and Restated Bylaws, which will be effective upon the consummation of the Business Combination, provide that the Post-Combination Company will, in certain situations, indemnify the Post-Combination Company’s directors and officers and may indemnify other team members and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment, or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

The Post-Combination Company plans to maintain a directors’ and officers’ insurance policy pursuant to which the Post-Combination Company’s directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the Second Amended and Restated Certificate of Incorporation, the Amended and Restated Bylaws, which will be effective upon the consummation of the Business Combination, and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Board Leadership Structure and Role in Risk Oversight

The Post-Combination Company’s Board does not anticipate having a policy requiring the positions of the Chairperson of the board and Chief Executive Officer to be separate or held by the same individual. The board believes that this determination should be based on circumstances existing from time to time, based on criteria that are in the Post-Combination Company’s best interests and the best interests of its stockholders, including the composition, skills and experience of the board and its members, specific challenges faced by the Post-Combination Company or the industry in which it operates and governance efficiency. The Post-Combination Company’s Board intends to elect Mat Ishbia as Chairman of the Post-Combination Board because it believes that Mat Ishbia’s strategic vision for the business, his in-depth knowledge of UWM’s operations, and his experience serving as the President and Chief Executive Officer of UWM make him well qualified to serve as both Chairman of the board and Chief Executive Officer. Combining the roles of Chairman and Chief Executive Officer will help provide strong and consistent leadership for the management team and the Post-Combination Company’s Board. If the Post-Combination Company’s Board convenes for a meeting, it is expected that the non-management directors will meet in executive session, if the circumstances warrant. The Post-Combination Company’s Board may consider appointing a lead independent director, if the circumstances warrant.

Upon the consummation of the Business Combination, the Post-Combination Company’s Board will administer the risk oversight function directly through the Post-Combination Company’s Board as a whole, as well as through the audit committee. In particular, the Post-Combination Company’s Board will be responsible for monitoring and assessing strategic risk exposure, governance risks and whether any of the Post-Combination Company’s compensation policies and programs is reasonably likely to have a material adverse effect on our company. The audit committee will have the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The allocation of risk oversight responsibility may change, from time to time, based on the evolving needs of the Post-Combination Company.

Code of Ethics

The Post-Combination Company’s Board will adopt a Code of Ethics applicable to our directors, executive officers and team members that complies with the rules and regulations of the NYSE and the SEC. The Code of Ethics will be available on the Post-Combination Company’s website. In addition, the Post-Combination Company intends to post on the Corporate Governance section of the Post-Combination Company’s website all disclosures that are required by law or NYSE listing standards concerning any amendments to, or waivers from, any provision of the Code of Ethics. The reference to the Post-Combination Company’s website address in this proxy statement does not include or incorporate by reference the information on the Post-Combination Company’s website into this proxy statement.

DESCRIPTION OF SECURITIES

The following summary of the material terms of the Post-Combination Company’s securities following the Business Combination is not intended to be a complete summary of the rights and preferences of such securities. The full text of the Proposed Charter is attached as Annex B to this proxy statement. We urge you to read our Proposed Charter in its entirety for a complete description of the rights and preferences of the Post-Combination Company’s securities following the Business Combination.

Authorized and Outstanding Stock

Upon the consummation of the Business Combination, the Post-Combination Company’s authorized capital stock will consist of:

•	4,000,000,000 shares of Class A Stock, par value $0.0001 per share;

•	1,700,000,000 shares of Class B Stock, par value $0.0001 per share;

•	1,700,000,000 shares of Class C Stock, no par value;

•	1,700,000,000 shares of Class D Stock, no par value; and

•	100,000,000 shares of Preferred Stock, par value $0.0001 per share.

The Proposed Charter will provide that, following the filing of the Proposed Charter with the Secretary of State of the State of Delaware and immediately prior to the consummation of any business combination, each share of Class F Stock outstanding immediately prior to the filing of the Proposed Charter will automatically be converted into one share of Class A Stock without any action on the part of any other person, and concurrently with such conversion, the number of authorized shares of Class F Stock will be reduced to zero. The Proposed Charter will provide that it is intended that the conversion of Class F Stock into Class A Stock will be treated as a reorganization within the meaning of Section 368(a)(1)(E) of the U.S. Tax Code.

As of the record date for the Special Meeting, there were 53,125,000 shares of Common Stock outstanding, held of record by approximately one holder of Common Stock, no shares of Preferred Stock outstanding and 10,624,991 Public Warrants outstanding held of record by approximately two holders of Public Warrants. The number of stockholders of record does not include DTC participants or beneficial owners holding shares through nominee names. The Post-Combination Company will be authorized, without stockholder approval except as required by the listing standards of Nasdaq, to issue additional shares of its capital stock.

Voting Rights

The Proposed Charter will provide that, subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of outstanding shares of Common Stock of the Post-Combination Company will vote together as a single class on all matters with respect to which stockholders of the Post-Combination Company are entitled to vote under applicable law, the Proposed Charter or the Amended and Restated Bylaws or upon which a vote of stockholders generally entitled to vote is otherwise called for by the Post Combination Company, except that, except as may otherwise be required by applicable law, each holder of Common Stock will not be entitled to vote on any amendment to the Proposed Charter that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either voting separately as a single class or together as a class with the holders of any other outstanding series of Preferred Stock, to vote thereon pursuant to the Proposed Charter or the DGCL.

The Proposed Charter will provide that at each annual or special meeting of stockholders (or action by consent in lieu of a meeting), (i) each holder of record of Class A Stock and Class C Stock on the relevant record date will be entitled to cast one vote for each share of Class A Stock or Class C Stock, respectively, and (ii) each holder of record of Class B Stock and Class D Stock on the relevant record date will be entitled to cast ten votes for each share of Class B Stock or Class D Stock, respectively.

The Restated Charter provides that, in no event shall a holder of Common Stock, together with one or more other “includable corporations” (as defined in the Code) of such holder or entities disregarded as separate from such holder for U.S federal income tax purposes, be entitled to vote in excess of 79% of the voting power of the holders of the outstanding shares then voting together as a single class on such matter.

The Proposed Charter will establish a classified board of directors that is divided into three classes with staggered three-year terms. Except for any directors elected by the holders of any outstanding series of Preferred Stock of the Post-Combination Company then outstanding as provided for or fixed pursuant to the provisions of the Proposed Charter, and with respect to newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the Post-Combination Company’s Board resulting from death, disqualification, removal or other cause, each director of the Post-Combination Company will be elected by a plurality of the votes cast at any meeting of stockholders at which directors are to be elected by the stockholders generally entitled to vote and a quorum is present. The Proposed Charter will not provide for cumulative voting for the election of directors.

Conversion

The Proposed Charter will provide that each share of Class B Stock is convertible at any time, at the option of the holder, into one share of Class A Stock, and each share of Class D Stock is convertible at any time, at the option of the holder, into one share of Class C Stock. The Proposed Charter will further provide that each share of Class B Stock will automatically convert into one share of Class A Stock, and each share of Class D Stock will automatically convert into one share of Class C Stock, upon the transfer of such share, except for transfers to (i) a direct or indirect holder of equity of SFS Corp. (an “SFS Equityholder”), (ii) the spouse, parents, grandparents, lineal descendants or siblings of an SFS Equityholder, the parents, grandparents, lineal descendants or siblings of such holder’s spouse, or lineal descendants of such holder’s siblings or such holder’s spouse’s siblings (each, a “Family Member”), (iii) a Family Member of any SFS Equityholder, (iv) a trust, family-partnership or estate-planning vehicle, so long as one or more of such holder, a Family Member of such holder, an SFS Equityholder or a Family Member of an SFS Equityholder is/are the sole economic beneficiaries of such trust, family-partnership or estate-planning vehicle, (v) a partnership, corporation or other entity controlled by, or a majority of which is beneficially owned by, such holder or any one or more person described in the foregoing clauses “(i)” through “(iv),” (vi) a charitable trust or organization that is exempted from taxation under Section 501(c)(3) of the Code and controlled by such holder or any one or more of the persons described in the foregoing clauses “(i)” through “(iv)”, (vii) an individual mandated under a qualified domestic relations order to which such holder is subject, or (viii) a legal or personal representative of such holder, any Family Member of such holder, an SFS Equityholder or a Family Member of an SFS Equityholder in the event of death or disability of such holder that is an individual.

Additionally, the Proposed Charter provides that upon the occurrence of certain events (i) each share of Class D Stock may be exchanged for one share of Class B Stock and (ii) each share of Class C Stock may be exchanged for one share of Class A Stock, in which case each such exchanged share of Class D Stock or Class C Stock, as applicable, will be automatically cancelled for no consideration.

Dividends

The Proposed Charter will provide that, subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of Class A Stock and holders of Class B Stock are entitled to receive dividends when, as and if declared by the Post-Combination Company’s Board out of legally available funds. Under the Proposed Charter, dividends may not be declared or paid in respect of Class A Stock unless they are declared or paid in the same amount and same type of cash or property (or combination thereof) in respect of Class B Stock, and vice versa, unless such dividend is approved by holders of a majority of the shares of Class A Stock then outstanding and a majority of the shares of Class B Stock then outstanding, each voting as separately as a single class.

The Proposed Charter will provide that the holders of Class C Stock and the holders of Class D Stock will not have any right to receive dividends (including cash, stock or property).

No Preemptive Rights

The Proposed Charter will not provide the holders of Class A Stock, Class B Stock, Class C Stock and Class D Stock with preemptive rights.

Merger or Consolidation

The Proposed Charter will provide that, in the event of a merger or consolidation of the Post-Combination Company with or into another entity, the holders of shares of Class A Stock and Class B Stock will be converted into the right to receive the same consideration per share, provided that if the shares of Class A Stock and Class B Stock are converted into the right to receive shares or other securities, the holders of shares of Class A Stock and Class B Stock will be deemed to have received the same consideration per share if the voting power of the shares or other securities received per share of Class B Stock is ten times the voting power of the shares or other securities received per share of Class A Stock.

The Proposed Charter provides that, in the event of a merger or consolidation of the Post-Combination Company with or into another entity, the holders of shares of Class C Stock and Class D Stock will be converted into the right to receive the same consideration per share, provided that the shares of Class C Stock and Class D Stock may be converted into the right to receive the same shares or securities per share, provided, further, that the holders of shares of Class C Stock and Class D Stock will be deemed to have received the same consideration per share if the voting power of the shares or other securities received per share of Class D Stock is ten times the voting power of the shares or other securities received per share of Class C Stock.

Liquidation, Dissolution or Winding Up

The Proposed Charter will provide that upon the liquidation, dissolution or winding up of the Post-Combination Company (either voluntary or involuntary), the holders of Class A Stock and holders of Class B Stock will be entitled to share ratably in the assets and funds of the Post-Combination Company that are available for distribution to stockholders of the Post-Combination Company. The holders of Class C Stock and the holders of Class D Stock will not have any right to receive a distribution upon a liquidation, dissolution or winding up of the Post-Combination Company.

Preferred Stock

Our Proposed Charter will provide that shares of preferred stock may be issued from time to time in one or more series. Our Board is authorized to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board is able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have anti-takeover effects. The ability of our Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Capital Stock Prior to the Business Combination

We are providing stockholders with the opportunity to redeem all or a portion of their Public Shares of Class A Stock upon the consummation of the Business Combination at a per-share price, payable in cash, equal to the aggregate amount on deposit in the Trust Account as of two business days prior to the closing of the Business Combination, including interest not previously released to the Company to fund working capital requirements plus Regulatory Withdrawals and/or to pay its franchise and income taxes (less up to $100,000 of such net interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, subject to the limitations described herein. Our Initial Stockholders, directors and officers have agreed to waive their redemption rights with respect to their shares of Common Stock in connection with the consummation of the Business Combination. Our Initial Stockholders have also agreed to waive their right to a conversion price adjustment with respect to any shares of our Common Stock they may hold in connection with the consummation of the Business Combination.

We will consummate the Business Combination only if a majority of our outstanding shares of Common Stock entitled to vote and actually cast thereon at the Special Meeting are voted in favor of the Business Combination Proposal at the Special Meeting. However, the participation of our Sponsor, officers and directors, or their affiliates in privately negotiated transactions (as described in this proxy statement), if any, could result in the approval of the Business Combination even if a majority of the stockholders vote, or indicate their intention to vote, against the Business Combination.

Our Initial Stockholders have agreed to vote their shares of Common Stock in favor of the Business Combination. As of the date of filing this proxy statement, our Initial Stockholders, directors and officers do not currently hold any Public Shares. Public stockholders may elect to redeem their Public Shares whether they vote for or against the Business Combination.

Pursuant to our current certificate of incorporation, if we are unable to consummate a business combination by January 28, 2022, unless we amend our current certificate of incorporation (which requires the affirmative vote of the holders of 65% of all then outstanding shares of Common Stock) and amend certain other agreements into which we have entered to extend the life of the Company, we will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than 10 business days thereafter subject to lawfully available funds therefor, redeem our Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest not previously released to the Company to fund working capital requirements plus Regulatory Withdrawals and/or to pay its franchise and income taxes (less up to $100,000 of such net interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish our Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our Board, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Our Initial Stockholders, officers and directors have agreed to waive their redemption rights with respect to the Founder Shares: (a) in connection with the consummation of a business combination; (b) if we fail to consummate our initial business combination by January 28, 2022; (c) in connection with a tender offer; and (d) otherwise upon our liquidation or in the event our Board resolves to liquidate the Trust Account and ceases to pursue the consummation of a business combination prior to January 28, 2022. Our Initial Stockholders have also agreed to waive their right to a conversion price adjustment with respect to any shares of our common stock they may hold in connection with the consummation of the Business Combination. However, if our Initial Stockholders or any of our officers, directors or affiliates acquire Public Shares, they will be entitled to redemption rights with respect to such Public Shares if we fail to consummate our initial business combination within the required time period.

In the event of a liquidation, dissolution or winding up of the Company after our initial business combination, holders of our Common Stock are entitled to share ratably in proportion to the number of shares of Class A Stock (on an as converted basis with respect to the Class F Stock) in all assets remaining available for distribution to them after payment of the debts and other liabilities and after provision is made for each class of stock, if any, having preference over the Common Stock.

Our stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to our Common Stock, except that upon the consummation of our initial business combination, subject to the limitations described herein, we will provide our stockholders with the opportunity to redeem their shares of our Class A Stock for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account as of two business days prior to the closing of the Business Combination, including any amounts representing interest earned on the Trust Account, less any interest released to fund working capital requirements plus Regulatory Withdrawals and/or to pay its franchise and income taxes.

Founder Shares

The Founder Shares are identical to the shares of Class A Stock, and holders of Founder Shares have the same stockholder rights as Public Stockholders, except that: (i) the Founder Shares are subject to certain transfer restrictions, as described in more detail below; and (ii) our Initial Stockholders, directors and officers have entered into a letter agreement with us, pursuant to which they have agreed (a) to waive their redemption rights with respect to their shares of Common Stock in connection with the completion of our business combination and (b) to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete our business combination January 28, 2022, although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if we fail to complete our business combination within such time period; (iii) the Founder Shares are shares of our Class F Stock that will automatically convert into shares of our Class A Stock at the time of our initial business combination, or at any time prior thereto at the option of the holder, on a one-for-one basis, subject to adjustment pursuant to certain anti-dilution rights, as described herein our Initial Stockholders have to waive their right to a conversion price adjustment with respect to any shares of our Common Stock they may hold in connection with the consummation of the Business Combination; and (iv) are subject to registration rights. Our Initial Stockholders, officers and directors have agreed to vote their shares of Common Stock in favor of our Business Combination. With certain limited exceptions, the Founder Shares are not transferable, assignable or salable (except to our officers and directors and other persons or entities affiliated with our Sponsor, each of whom will be subject to the same transfer restrictions) until 180 days after the completion of our initial business combination.

Warrants

Public Warrants

Each whole Public Warrant entitles the registered holder to purchase one share of our Class A Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the IPO or 30 days after the completion of our initial business combination. For example, if a warrant holder holds one Public Warrant, such Public Warrant will be exercisable for one share of the company’s Class A Stock. Pursuant to the Warrant Agreement, a warrant holder may exercise its Public Warrants only for a whole number of shares of Class A Stock. This means that only a whole Public Warrant may be exercised at any given time by a warrant holder. No fractional Public Warrants will be issued upon separation of the units and only whole Public Warrants will trade. The Public Warrants will expire five years after the completion of our initial business combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We are not obligated to deliver any shares of Class A Stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Class A Stock underlying the Public Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No Public Warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Public Warrant, the holder of such Public Warrant will not be entitled to exercise such Public Warrant and such Public Warrant may have no value and expire worthless. In the event that a registration statement is not effective for the exercised Public Warrants, the purchaser of a unit containing such Public Warrant will have paid the full purchase price for the unit solely for the share of Class A Stock underlying such unit.

We have agreed that as soon as practicable, but in no event later than 15 business days, after the closing of our initial business combination, we will use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of Class A Stock issuable upon exercise of the Public Warrants. We will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the Public Warrants in accordance with the provisions of the Warrant Agreement. Notwithstanding the above, if our Class A Stock is at the time of any exercise of a Public Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Public Warrants to do so a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act (or any successor rule) and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but will use our best efforts to register the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants for Cash. Once the Public Warrants become exercisable, we may call the Public Warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per Public Warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•

if, and only if, the last reported sale price of the Class A Stock equals or exceeds $18.00 per share for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date we send to the notice of redemption to the warrant holder.

If and when the Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Public Warrants, each warrant holder will be entitled to exercise his, her or its Public Warrant prior to the scheduled redemption date. However, the price of the Class A Stock may fall below the $18.00 redemption trigger price as well as the $11.50 warrant exercise price after the redemption notice is issued.

Redemption of Warrants for Class A Stock. Commencing ninety days after the Public Warrants become exercisable, we may redeem the outstanding Public Warrants:

•	in whole and not in part;

•

at a price equal to a number of shares of Class A Stock to be determined by reference to the table below, based on the redemption date and the “fair market value” of our Class A Stock except as otherwise described below;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•

if, and only if, the last reported sale price of our Class A Stock equals or exceeds $10.00 per share (as adjusted per share splits, share dividends, reorganizations, reclassifications, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the warrant holders.

The numbers in the table below represent the “redemption prices,” or the number of shares of Class A Stock that a warrant holder will receive upon redemption by us pursuant to this redemption feature, based on the “fair market value” of our Class A Stock on the corresponding redemption date, determined based on the average of the last reported sales price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Public Warrants, each as set forth in the table below.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Public Warrant is adjusted as set forth below. The adjusted stock prices in the column headings will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Public Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Public Warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Public Warrant.

Redemption Date (period to expiration of warrants)	Fair Market Value of Class A Stock
	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.365
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.365
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.365
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.365
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.365
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.364
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.364
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.364
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.364
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.364
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.364
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.364
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.364
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.363
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.363
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.363
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.362
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.362
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The “fair market value” of our Class A Stock shall mean the average last reported sale price of our Class A Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants.

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A Stock to be issued for each Public Warrant redeemed will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable. For example, if the average last reported sale price of our Class A Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the Public Warrants is $11.00 per share, and at such time there are 57 months until the expiration of the Public Warrants, we may choose to, pursuant to this redemption feature, redeem the Public Warrants at a “redemption price” of 0.277 shares of Class A Stock for each whole Public Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average last reported sale price of our Class A Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the Public Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Public Warrants, we may choose to, pursuant to this redemption feature, redeem the Public Warrants at a “redemption price” of 0.298 Class A Stock for each whole Public Warrant. Finally, as reflected in the table above, we can redeem the Public Warrants for no consideration in the event that the Public Warrants are “out of the money” (i.e., the trading price of our Class A Stock is below the exercise price of the Public Warrants) and about to expire.

Any Public Warrants held by our officers or directors will be subject to this redemption feature, except that such officers and directors shall only receive “fair market value” for such Public Warrants so redeemed (“fair market value” for such Public Warrants held by our officers or directors being defined as the last reported sale price of the Public Warrants on such redemption date).

This redemption feature differs from the typical warrant redemption features used in other blank check offerings, which typically only provide for a redemption of Public Warrants for cash (other than the Private Placement Warrants) when the trading price for the Class A Stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding Public Warrants to be redeemed when the shares of Class A Stock are trading at or above $10.00 per share, which may be at a time when the trading price of our Class A Stock is below the exercise price of the Public Warrants. We have established this redemption feature to provide the Public Warrants with an additional liquidity feature, which provides us with the flexibility to redeem the Public Warrants for shares of Class A Stock, instead of cash, for “fair value” without the Public Warrants having to reach the $18.00 per share threshold set forth above. Holders of the Public Warrants will, in effect, receive a number of shares representing fair value for their Public Warrants based on an option pricing model with a fixed volatility input as of September 6, 2018. This redemption right provides us not only with an additional mechanism by which to redeem all of the outstanding Public Warrants, in this case, for Class A Stock, and therefore have certainty as to (i) our capital structure as the Public Warrants would no longer be outstanding and would have been exercised or redeemed and (ii) to the amount of cash provided by the exercise of the Public Warrants and available to us, and also provides a ceiling to the theoretical value of the Public Warrants as it locks in the “redemption prices” we would pay to warrant holders if we chose to redeem Public Warrants in this manner. We will effectively be required to pay fair value to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the Public Warrants for Class A Stock if we determine it is in our best interest to do so. As such, we would redeem the Public Warrants in this manner when we believe it is in our best interest to update our capital structure to remove the Public Warrants and pay fair value to the warrant holders. In particular, it would allow us to quickly redeem the Public Warrants for Class A Stock, without having to negotiate a redemption price with the warrant holders, which in some situations, may allow us to more quickly and easily close an initial business combination. In addition, the warrant holders will have the ability to exercise the Public Warrants prior to redemption if they should choose to do so.

As stated above, we can redeem the Public Warrants when the shares of Class A Stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with fair value (in the form of Class A Stock). If we choose to redeem the Public Warrants when the Class A Stock are trading at a price below the exercise price of the Public Warrants, this could result in the warrant holders receiving fewer Class A Stock than they would have received if they had chosen to wait to exercise their Public Warrants for Class A Stock if and when such Class A Stock were trading at a price higher than the exercise price of $11.50.

No fractional shares of Class A Stock will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A Stock to be issued to the holder.

Redemption procedures and cashless exercise. If we call the Public Warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its Public Warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their Public Warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of Public Warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of Class A Stock issuable upon the exercise of our Public Warrants. If our management takes advantage of this option, all holders of Public Warrants would pay the exercise price by surrendering their Public Warrants for that number of shares of Class A Stock equal to the quotient obtained by dividing (i) the product of the number of shares of Class A Stock underlying the Public Warrants, multiplied by the difference between the exercise price of the Public Warrants and the “fair market value” (defined below) by (ii) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Public Warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of Class A Stock to be received upon exercise of the Public Warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the Public Warrants after our initial business combination. If we call our Public Warrants for redemption and our management does not take advantage of this option, our Sponsor and its permitted transferees would still be entitled to exercise their Private Placement Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their Public Warrants on a cashless basis, as described in more detail below.

A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Public Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Class A Stock outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments. If the number of outstanding shares of Class A Stock is increased by a stock dividend payable in shares of Class A Stock, or by a split-up of shares of Class A Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Class A Stock issuable on exercise of each Public Warrant will be increased in proportion to such increase in the outstanding shares of Class A Stock. A rights offering to holders of Class A Stock entitling holders to purchase shares of Class A Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Class A Stock equal to the product of (i) the number of shares of Class A Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A Stock) multiplied by (ii) one minus the quotient of (a) the price per share of Class A Stock paid in such rights offering divided by (b) the fair market value. For these purposes (1) if the rights offering is for securities convertible into or exercisable for Class A Stock, in determining the price payable for Class A Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) fair market value means the volume weighted average price of Class A Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Class A Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Public Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A Stock on account of such shares of Class A Stock (or other shares of our capital stock into which the Public Warrants are convertible), other than (i) as described above; (ii) certain ordinary cash dividends; (iii) to satisfy the redemption rights of the holders of Class A Stock in connection with a proposed initial business combination; (iv) to satisfy the redemption rights of the holders of Class A Stock in connection with a stockholder vote to amend the Company’s current certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of Class A Stock if the Company does not complete a business combination within 24 months from the closing of the IPO, or (v) in connection with the redemption of our Public Shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Stock in respect of such event.

If the number of outstanding shares of our Class A Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Class A Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Class A Stock issuable on exercise of each Public Warrant will be decreased in proportion to such decrease in outstanding shares of Class A Stock.

Whenever the number of shares of Class A Stock purchasable upon the exercise of the Public Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Class A Stock purchasable upon the exercise of the Public Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Class A Stock (other than those described above or that solely affects the par value of such shares of Class A Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Class A Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Public Warrants and in lieu of the shares of our Class A Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Public Warrants would have received if such holder had exercised their Public Warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Public Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the Company in connection with redemption rights held by stockholders of the Company as provided for in the Company’s current certificate of incorporation or as a result of the repurchase of shares of Class A Stock by the company if a proposed initial business combination is presented to the stockholders of the company for approval) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act (or any successor rule)) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act (or any successor rule)) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act (or any successor rule)) more than 50% of the outstanding shares of Class A Stock, the holder of a Public Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such warrant holder had exercised the Public Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Class A Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of Class A Stock in such a transaction is payable in the form of Class A Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Public Warrant properly exercises the Public Warrant within 30 days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the Public Warrant.

The Public Warrants have been issued in registered form under the Warrant Agreement. You should review a copy of the Warrant Agreement, which is filed as an exhibit to the registration statement pertaining to our IPO, for a complete description of the terms and conditions applicable to the Public Warrants. The Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.

The Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Public Warrants being exercised. The warrant holders do not have the rights or privileges of holders of Class A Stock and any voting rights until they exercise their Public Warrants and receive shares of Class A Stock. After the issuance of shares of Class A Stock upon exercise of the Public Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Warrants may be exercised only for a whole number of shares of Class A Stock. No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of Class A Stock to be issued to the warrant holder.

Private Placement Warrants

Our Sponsor purchased 5,250,000 Private Placement Warrants at a price of $2.00 per Private Placement Warrant for an aggregate purchase price of $10,500,000 in a private placement that occurred on the IPO closing date. The Private Placement Warrants (including the Class A Stock issuable upon exercise of the Private Placement Warrants) are not be transferable, assignable or salable until 30 days after the completion of our initial business combination (except, among other limited exceptions, to our officers and directors and other persons or entities affiliated with our Sponsor) and they may be physical (cash) or net share (cashless) settled and will not be redeemable by us so long as they are held by the Sponsor or its permitted transferees. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants.

If holders of the Private Placement Warrants elect to exercise their warrants on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Class A Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by our Sponsor and permitted transferees is because it is not known at this time whether they will be affiliated with us following a business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders are permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike Public Stockholders who could exercise their warrants and sell the shares of Class A Stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

Dividends

We have not paid any cash dividends on our Common Stock to date and do not intend to pay cash dividends prior to the completion of a business combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any cash dividends subsequent to a business combination will be within the discretion of our Board at such time. In addition, our Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants we may agree to in connection therewith.

Transfer Agent and Warrant Agent

The Transfer Agent for our Common Stock and warrant agent for our warrants is Continental Stock Transfer & Trust Company. We have agreed to indemnify Continental Stock Transfer & Trust Company in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Certain Anti-Takeover Provisions of Delaware Law, the Proposed Charter and the Amended and Restated Bylaws

Some provisions of the DGCL, the Proposed Charter and the Amended and Restated Bylaws contain or will contain provisions that could make the following transactions more difficult: (i) an acquisition of the Post-Combination Company by means of a tender offer; (ii) an acquisition of the Post-Combination Company by means of a proxy contest or otherwise; or (iii) the removal of incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in the Post-Combination Company’s best interests, including transactions that provide for payment of a premium over the market price for the Post-Combination Company’s shares.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the Post-Combination Company to first negotiate with the Post-Combination Company’s Board. We believe that the benefits of the increased protection of the Post-Combination Company’s potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Post-Combination Company outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Delaware Law

The Post-Combination Company will be subject to the provisions of Section 203 regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years following the time that the person became an interested stockholder unless:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (i) shares owned by persons who are directors and also officers and (ii) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction or series of transactions together resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions Post-Combination Company’s Board does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of Common Stock held by stockholders of the Post-Combination Company.

Proposed Charter and Amended and Restated Bylaws

In addition, our Proposed Charter and Amended and Restated Bylaws provide for certain other provisions that may have an anti-takeover effect:

•

Capital Structure. The Proposed Charter will provide a capital structure where holders of Class B Stock and holders of Class D Stock will have ten votes per share (as compared with holders of Class A Stock and holders of Class C Stock, who will each have one vote per share) and consequently have a greater ability to control the outcome of matters requiring stockholder approval even when the holders of Class B Stock and Class D Stock own significantly less than a majority of the shares of the outstanding Common Stock, including the election of directors and significant corporate transactions, such as a merger or other sale of the Post-Combination Company or its assets. Directors, executive officers, and employees, and their respective affiliates, may have the ability to exercise significant influence over such matters.

•

No Cumulative Voting. The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Proposed Charter will not provide for cumulative voting.

•

Classified Board. The Proposed Charter and the Amended and Restated Bylaws will provide that the Post-Combination Company’s Board (other than those directors, if any, elected by the holders of any outstanding series of Preferred Stock) is divided into three classes of directors. For more information on the classified board, see the section entitled “Management of the Post-Combination Company.” The existence of a classified board of directors could discourage a third-party from making a tender offer or otherwise attempting to obtain control of the Post-Combination Company as the classification of the Post-Combination Company’s Board makes it more time consuming for stockholders to replace a majority of the directors.

•

Directors Removed Only for Cause. The Proposed Charter will provide that, from and after the Voting Rights Threshold Date, any director elected by the stockholders generally entitled to vote may only be removed for cause.

•

Board of Director Vacancies. The Proposed Charter will provide that, with respect to directors elected by the stockholders generally entitled to vote, from and after the Voting Rights Threshold Date, (i) newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the Post-Combination Company’s Board resulting from death, resignation, disqualification, removal or other cause will be filled solely and exclusively by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, and (ii) any director so elected will hold office until the expiration of the term of office of the director whom he or she has replaced and until his or her successor is elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal, which prevents stockholders from being able to fill vacancies on the Post-Combination Company’s Board.

•

Action by Written Consent. The Proposed Charter will provide that, from and after the Voting Rights Threshold Date, stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by consent in lieu of a meeting.

•

Special Meeting of Stockholders. The Proposed Charter will provide that special meetings of stockholders may only be called by (i) the Post-Combination Company’s Board, (ii) the Chief Executive Officer of the Post-Combination Company or (iii) by the Post-Combination Company’s Board, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors.

•

Supermajority Requirements for Certain Amendments of the Proposed Charter and Amendments of the Amended and Restated Bylaws. The DGCL generally provides that the affirmative vote of the holders of a majority of the total voting power of the shares entitled to vote is required to amend a corporation’s certificate of incorporation, unless the corporation’s certificate of incorporation requires a greater percentage. The Proposed Charter and the Amended and Restated Bylaws provide that, from and after the Voting Rights Threshold Date, the affirmative vote of the holders of at least seventy-five percent (75%) in voting power of the then outstanding shares of the Post-Combination Company generally entitled to vote will be required to amend, alter, change or repeal the Amended and Restated Bylaws and certain provisions of the Proposed Charter, including those related to management of the Post-Combination Company and actions by written consent. Such requirement for a super-majority vote to approve certain amendments to the Proposed Charter and amendments to the Amended and Restated Bylaws could enable a minority of stockholders of the Post-Combination Company to exercise veto power over such amendments.

•

Issuance of Common Stock and Undesignated Preferred Stock. The Post-Combination Company’s Board will have the authority, without further action by the stockholders, to issue (i) authorized but unissued shares of Common Stock and (ii) up to 100,000,000 shares of undesignated Preferred Stock, in the case of a series of Preferred Stock, with rights and preferences, including voting rights, designated from time to time by the Post-Combination Company’s Board. The existence of authorized but unissued shares of Common Stock and Preferred Stock will enable the Post-Combination Company’s Board to render more difficult or to discourage an attempt to obtain control of the Post-Combination Company by means of a merger, tender offer, proxy contest, or other means.

•

Notice Requirements for Stockholder Proposals and Director Nominations. The Amended and Restated Bylaws will provide advance notice procedures for stockholders seeking to bring business before the annual meeting of stockholders or to nominate candidates for election as directors at the annual meeting of stockholders. The Amended and Restated Bylaws will also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might make it more difficult for stockholders to bring matters before the annual meeting.

•

Exclusive Forum. The Proposed Charter will provide that, unless the Post-Combination Company consents in writing to the selection of an alternative forum, (i) any derivative action brought on behalf of the Post-Combination Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or employee of the Post-Combination Company to the Post-Combination Company or the Post-Combination Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Proposed Charter or the Amended and Restated Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine of the State of Delaware, in each case, will be required to be filed in either (x) the Sixth Judicial Circuit, Oakland County, Michigan (or, if the Sixth Judicial Circuit, Oakland County, Michigan lacks jurisdiction over any such action or proceeding, then another state court of the State of Michigan, or if no state court of the State of Michigan has jurisdiction over any such action or proceeding, then the United Stated District Court for the Eastern District of Michigan) or (y) the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over any such action or proceeding, then the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware lacks jurisdiction then the United States District Court for the District of Delaware). If a stockholder nevertheless seeks to bring a claim (the nature of which is covered by the exclusive forum provisions of the Proposed Charter) in a venue other than those designated in such provisions, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of the Proposed Charter. This may require significant additional costs associated with challenging venue in such other jurisdictions and there can be no assurance that the exclusive forum provisions of the Proposed Charter will be enforced by a court in those other jurisdictions.

Rule 144 and Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

In general, Rule 144 of the Securities Act, which we refer to as “Rule 144”, permits the resale of restricted securities without registration under the Securities Act if certain conditions are met. Rule 144 is not available for the resale of restricted securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company, including us. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met at the time of such resale:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

We anticipate that following the consummation of the Business Combination, we will no longer be a shell company, and as long as the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of our restricted securities.

If the above conditions have been met and Rule 144 is available, a person who has beneficially owned restricted shares of our Common Stock or warrants for at least one year would be entitled to sell their securities pursuant to Rule 144, provided that such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale. If such persons are our affiliates at the time of, or at any time during the three months preceding, a sale, such persons would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of shares of Common Stock or warrants, as applicable, then outstanding; or

•	the average weekly reported trading volume of the Common Stock or warrants, as applicable, during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by affiliates under Rule 144, when available, will also limited by manner of sale provisions and notice requirements.

As of the date of this proxy statement, we had 53,125,000 shares of Common Stock outstanding. Of these shares, 42,500,000 shares sold in our IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the 10,625,000 Founder Shares owned by our Initial Stockholders are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering. If the Business Combination is approved, the shares of our Common Stock we issue to the Private Placement Investors pursuant to the Subscription Agreements will be restricted securities for purposes of Rule 144.

As of the date of this proxy statement, there are 15,875,000 warrants of the Company outstanding, consisting of 10,625,000 Public Warrants originally sold as part of the units issued in the Company’s IPO and 5,250,000 Private Placement Warrants that were sold by the Company to our Sponsor in a private sale prior to the Company’s IPO. Each warrant is exercisable for one share of our Class A Stock, in accordance with the terms of the Warrant Agreement governing the warrants. Of these warrants, 10,625,000 are Public Warrants and are freely tradable, except for any warrants purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. In addition, we will be obligated to file no later than 15 business days after the closing of the Business Combination a registration statement under the Securities Act covering the 10,625,000 shares of our Class A Stock that may be issued upon the exercise of the Public Warrants, and cause such registration statement to become effective and maintain the effectiveness of such registration statement until the expiration of the warrants.

We expect Rule 144 to be available for the resale of the above noted restricted securities as long as the conditions set forth in the exceptions listed above are satisfied following the Business Combination.

Registration Rights

At the closing of the Business Combination, the Company will enter into the Registration Rights Agreement, substantially in the form attached as Annex E to this proxy statement, with the Restricted Stockholders. Pursuant to the terms of the Registration Rights Agreement, (i) any outstanding share of Class A Stock or any other equity security (including the Private Placement Warrants and including shares of Class A Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Restricted Stockholder as of the date of the Registration Rights Agreement or thereafter acquired by a Restricted Stockholder upon conversion of the Class F Stock issued upon exercise of any Private Placement Warrants and upon conversion of any Class B Stock that SFS Corp. may receive in future UWM Unit Exchanges and (ii) any other equity security of the Company issued or issuable with respect to any such share of Class A Stock by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise will be entitled to registration rights.

Our Initial Stockholders entered into letter agreements pursuant to which they agreed to restrictions on the transfer of their securities issued in the Company’s IPO, which (i) in the case of the Class F Stock is 180 days after the completion of the Business Combination, and (ii) in the case of the Private Placement Warrants and the respective Class A Stock underlying the Private Placement Warrants is 30 days after the completion of the Business Combination.

Pursuant to the terms of the Registration Rights Agreement, SFS Corp. has agreed to be bound by restrictions on the transfer of its Class A Stock acquired pursuant to the Business Combination Agreement for 180 days after the completion of the Business Combination.

The foregoing summary of the Registration Rights Agreement is not complete and is qualified in its entirety by reference to the complete text of the Registration Rights Agreement as set forth in Annex E.

Listing of Securities

We intend to apply to list our Class A Stock and Public Warrants on the NYSE under the symbols “UWMC” and “UWMCW,” respectively, upon the closing of the Business Combination.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information known to the Company regarding (i) the actual beneficial ownership of our Common Stock as of the record date (pre-Business Combination) and (ii) expected beneficial ownership of our Common Stock immediately following consummation of the Business Combination (post-Business Combination), assuming that no Public Shares of the Company are redeemed, and alternatively the maximum number of shares of the Company are redeemed, by:

•	each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of our Common Stock;

•	each of our current officers and directors;

•	each person who will become a named officer or director of the Post-Combination Company; and

•	all officers and directors of the Company, as a group, and of the Post-Combination Company, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Except as described in the footnotes below and subject to applicable community property laws and similar laws, we believe that each person listed above has sole voting and investment power with respect to such shares.

The beneficial ownership of our Common Stock pre-Business Combination is based on 53,125,000 shares of Common Stock (including Founder Shares) issued and outstanding as of September 30, 2020.

The expected beneficial ownership of shares of our Common Stock post-Business Combination, assuming none of our Public Shares are redeemed, has been determined based upon the following: (i) no Company stockholder has exercised their redemption rights to receive cash from the Trust Account in exchange for their shares of Class A Stock and we have not issued any additional shares of our Class A Stock; (ii) approximately 50,000,000 shares of Class A Stock have been issued in conjunction with the Private Placement; and (iii) approximately 1,502,042,686 shares of Class D Stock have been issued to SFS Corp. as part of the Voting Stock Consideration.

The expected beneficial ownership of shares of our Common Stock post-Business Combination assuming approximately 21,300,000 Public Shares have been redeemed has been determined based on the following: (i) Company stockholders (other than the stockholders listed in the table below) have exercised their redemption rights with respect to approximately 21,300,000 shares of our Class A Stock; (ii) approximately 50,000,000 shares of Class A Stock have been issued in conjunction with the Private Placement; and (iii) approximately 1,523,324,999 shares of Class D Stock have been issued to SFS Corp. as part of the Voting Stock Consideration.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of Common Stock or Common Stock beneficially owned by them.

			Class A Stock Beneficially Owned(1)				Class D Stock Beneficially Owned(1)				% of Total Voting Power
			After the Business Combination				After the Business Combination
	Before the Business Combination		Assuming No Redemption		Assuming Redemption of 21.3 Million Shares of Class A Stock		Assuming No Redemption		Assuming Redemption of 21.3 Million Shares of Class A Stock
Name and Address of Beneficial Owners(2)	Number of Shares	%	Number of Shares	%	Number of Shares	%	Number of Shares	%	Number of Shares	%	Before the Business Combination	After the Business Combination
Directors and Named Executive Officers of the Company
Gores Sponsor IV, LLC(3)(4)	10,550,000	19.9	25,010,000	1.6	25,010,000	1.6	—	*	—	*	19.9	5.1
Alec Gores(3)(4)	10,550,000	19.9	25,010,000	1.6	25,010,000	1.6	—	*	—	*	19.9	5.1
Mark Stone	—	*	—	*	—	*	—	*	—	*	*	*
Andrew McBride	—	*	—	*	—	*	—	*	—	*	*	*
Randall Bort(3)	25,000	*	25,000	*	25,000	*	—	*	—	*	*	*
William Patton(3)	25,000	*	25,000	*	25,000	*	—	*	—	*	*	*
Jeffrey Rea(3)	25,000	*	25,000	*	25,000	*	—	*	—	*	*	*
All directors and executive officers as a group (6 individuals)	10,625,000	20.0	25,085,000	1.6	25,085,000	1.6	—	*	—	*	20.0	5.1
Five Percent Holders
Governors Lane Master Fund LP(5)	2,500,000	5.9	2,500,000	*	2,500,000	*	—	*	—	*	4.7	*
Integrated Core Strategies (US) LLC(6)	2,491,800	5.9	2,491,800	*	2,491,800	*	—	*	—	*	4.7	*
SFS Corp.(7)	—	*	1,502,042,686	93.6	1,523,324,999	94.9	1,502,042,686	100.0	1,523,324,999	100.0	*	79.0	(10)
The Phoenix Holdings Ltd.(8)	2,826,692	6.7	2,826,692	*	2,826,692	*	—	*	—	*	5.3	*
Directors and Named Executive Officers of the Post-Combination Company After Consummation of the Business Combination
Mat Ishbia(9)	—	*	1,502,042,686	93.6	1,523,324,999	94.9	1,502,042,686	100.0	1,523,324,999	100.0	*	79.0	(10)
Tim Forrester	—	*	—	*	—	*	—	*	—	*	*	*
Alex Elezaj	—	*	—	*	—	*	—	*	—	*	*	*
Laura Lawson	—	*	—	*	—	*	—	*	—	*	*	*
Melinda Wilner	—	*	—	*	—	*	—	*	—	*	*	*
Jeff Ishbia(9)	—	*	1,502,042,686	93.6	1,523,324,999	94.9	1,502,042,686	100.0	1,523,324,999	100.0	*	79.0	(10)

			Class A Stock Beneficially Owned(1)				Class D Stock Beneficially Owned(1)				% of Total Voting Power
			After the Business Combination				After the Business Combination
	Before the Business Combination		Assuming No Redemption		Assuming Redemption of 21.3 Million Shares of Class A Stock		Assuming No Redemption		Assuming Redemption of 21.3 Million Shares of Class A Stock
Name and Address of Beneficial Owners(2)	Number of Shares	%	Number of Shares	%	Number of Shares	%	Number of Shares	%	Number of Shares	%	Before the Business Combination	After the Business Combination
Justin Ishbia(11)	—	*	—	*	—	*	—	*	—	*	*	*
Kelly Czubak	—	*	—	*	—	*	—	*	—	*	*	*
Isiah Thomas	—	*	—	*	—	*	—	*	—	*	*	*
Robert Verdun	25,000	*	25,000	*	25,000	*	—	*	—	*	*	*
All Directors and Executive Officers of the Post-Combination Company as a Group (10 individuals)	25,000	*	1,502,067,686	93.6	1,523,349,999	94.9	1,502,067,686	100.0	1,523,349,999	100.0	*	79.0

*	Less than one percent.
(1)

Holders of Class B Stock and holders of Class D Stock will each have ten votes per share of Class B Stock and Class D Stock (as compared with holders of Class A Stock and holders of Class C Stock, who will each have one vote per share of Class A Stock and Class C Stock, respectively) and consequently have a greater ability to control the outcome of matters requiring stockholder approval, even when the holders of Class B Stock and Class D Stock own significantly less than a majority of the outstanding shares of Common Stock. For more information, please see the section entitled “Description of Securities.” No shares of Class B Stock or Class C Stock will be outstanding following the consummation of the Business Combination.

(2)

This table is based on 53,125,000 shares of Common Stock outstanding as of December 15, 2020. Beneficial ownership is determined in accordance with the rules of the SEC. Except as described in the footnotes below and subject to applicable community property laws and similar laws, we believe that each person listed above has sole voting and investment power with respect to such shares. Unless otherwise indicated, the business address of each of the entities, directors and executives of the Company before the consummation of the Business Combination in this table is 9800 Wilshire Blvd., Beverly Hills, California, 90212. The business address of SFS Corp. and the executive officers and directors of the Post-Combination Company in this table is c/o UWM Corp., 585 South Blvd E, Pontiac, Michigan, 48341.

(3)

Represents Founder Shares which are automatically convertible into shares of Class A Stock at the time of our Business Combination on a one-for-one basis, subject to adjustment. Percentage ownership assumes all shares are converted to Class A Stock.

(4)

Represents shares held by our Sponsor, including 14,460,000 shares of Class A Stock that our Sponsor has committed to purchase (with the right to syndicate) in the Private Placement, which is controlled indirectly by Mr. Gores. Mr. Gores may be deemed to beneficially own 10,550,000 Founder Shares and 14,460,000 shares of Class A Stock that our Sponsor has committed to purchase (with the right to syndicate) in the Private Placement, and ultimately exercises voting and dispositive power of the securities held by our Sponsor. Voting and disposition decisions with respect to such securities are made by Mr. Gores. Mr. Gores disclaims beneficial ownership of these securities except to the extent of any pecuniary interest therein.

(5)	According to Schedule 13G filed on February 7, 2020. The business address of Governors Lane Master Fund LP is 510 Madison Avenue, 11th Floor, New York, NY 10022.
(6)	According to Schedule 13G filed on January 31, 2020. The business address of Integrated Core Strategies (US) LLC is 666 Fifth Avenue, New York, New York 10103.
(7)

With respect to the Class A Stock beneficially owned, assumes that (a) all UWM Class B Common Units (together with the stapled shares of Class D Stock) have been exchanged in UWM Unit Exchanges for shares of Class B Stock and (b) all shares of Class B Stock have been converted into shares of Class A Stock. With respect to the Class D Stock beneficially owned, assumes that all UWM Class B Common Units (together with the stapled shares of Class D Stock) have been exchanged in UWM Unit Exchanges for shares of Class B Stock on a one-for-one basis. Mat Ishbia and Jeff Ishbia may be deemed to beneficially own the Class A Stock and Class D Stock and exercise voting and dispositive power of the securities held by SFS Corp.

(8)	Based solely on a Schedule 13G filed October 20, 2020. The business address of The Phoenix Holdings Ltd. is Derech Hashalom 53, Givataim, 53454, Israel.
(9)

Represents shares of Class A and Class D stock beneficially owned by SFS Corp. Mat Ishbia and Jeff Ishbia may be deemed to beneficially own the Class A Stock and Class D Stock and exercise voting and dispositive power of the securities held by SFS Corp.

(10)	Without the Voting Limitation, SFS Corp. would have 99% of the total voting power of the Common Stock of the Post-Combination Company.
(11)	Justin Ishbia is the beneficiary of trusts that hold a 25% pecuniary non-voting interest in SFS Corp.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The Company’s Related Party Transactions

Founder Shares

On July 16, 2019, our Sponsor purchased 11,500,000 shares of Class F common stock (the “Founder Shares”) for an aggregate purchase price of $25,000, or approximately $0.002 per share. Subsequently, our Sponsor transferred an aggregate of 75,000 Founder Shares to the Company’s independent directors (together with the Sponsor, the “Initial Stockholders”). On March 9, 2020, the Sponsor forfeited 875,000 Founder Shares following the expiration of the unexercised portion of underwriter’s over-allotment option, so that the Founder Shares held by the Initial Stockholders would represent 20.0% of the outstanding shares of Common Stock following completion of the IPO.

Transfer Restrictions—With certain limited exceptions, the Founder Shares will not be transferable, assignable or salable by our Sponsor until 180 days after the completion of an initial business combination.

Rights—The Founder Shares are identical to the shares of Class A Stock included in the Public Units, except that: (i) the Founder Shares are subject to certain transfer restrictions, as described above; (ii) our Initial Stockholders, officers and directors have entered into a letter agreement with us, pursuant to which they have agreed (a) to waive their redemption rights with respect to their shares of Common Stock in connection with the completion of an initial business combination, and (b) to waive their rights to liquidating distributions from the Trust Account with respect to their Founder Shares if we fail to complete an initial business combination by January 28, 2022 (although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if we fail to complete our initial business combination within such time period);] and (iii) the Founder Shares are convertible into shares of Class A Stock at any time at the option of the holder and automatically convert into shares of Class A Stock at the time of the Business Combination, as described in the Company’s current certificate of incorporation.

Voting—Our Initial Stockholders have agreed to vote their shares of Common Stock in favor of the Business Combination.

Redemption—Our Initial Stockholders have agreed to waive their redemption rights with respect to their shares of Common Stock in connection with the consummation of our initial business combination. Additionally, our Initial Stockholders have agreed to waive their redemption rights with respect to their Founder Shares if we fail to consummate our initial business combination by January 28, 2022, although they will be entitled to redemption rights upon liquidation with respect to any Public Shares they may own.

Private Placement Warrants

On the IPO Closing Date, our Sponsor purchased 5,250,000 Private Placement Warrants at a price of $2.00 per warrant, or $10,500,000. Each Private Placement Warrant entitles the holder to purchase one share of Class A Stock at an exercise price of $11.50 per share of Class A Stock. The Private Placement Warrants may not be redeemed by the Company so long as they are held by our Sponsor or its permitted transferees. If any Private Placement Warrants are transferred to holders other than our Sponsor or its permitted transferees, such Private Placement Warrants will be redeemable by the Company and exercisable by the holders on the same basis as the warrants included in the Public Units sold in the IPO. Our Sponsor and its permitted transferees have the option to exercise the Private Placement Warrants on a physical (cash) or net share (cashless) basis.

The Initial Stockholders have agreed, subject to certain limited exceptions, not to transfer, assign or sell any Private Placement Warrants and the Class A Stock underlying such Private Placement Warrants until 30 days after the completion of our initial business combination.

If we do not complete an initial business combination by January 28, 2022, the proceeds of the sale of the Private Placement Warrants will be used to fund the redemption of our Class A Stock, subject to the requirements of applicable law, and the Private Placement Warrants will expire worthless.

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants issued upon conversion of working capital loans, if any, have registration rights (in the case of the Founder Shares, only after conversion of such shares to Class A stock) pursuant to a registration rights agreement entered into by the Company, the Sponsor and the other security holders named therein on January 23, 2020. These holders will also have certain demand and “piggy back” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

At the closing of the Business Combination, the Company will enter into the Registration Rights Agreement, substantially in the form attached as Annex E to this proxy statement, with the Restricted Stockholders, which will replace the existing registration rights agreement. Pursuant to the Registration Rights Agreement, the Restricted Stockholders and their permitted transferees will be entitled to certain registration rights. These holders will also have certain demand and “piggy back” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements, subject to certain exceptions. For more information about the Registration Rights Agreement, please see the section entitled “Proposal No. 1—Approval of the Business Combination.”

Related Party Notes

On July 16, 2019, our Sponsor loaned us an aggregate of $150,000 by the issuance of an unsecured promissory note for $300,000 to cover expenses related to the IPO. On December 31, 2019, the outstanding balance on the loan was $150,000. On January 25, 2019, our Sponsor loaned us an additional $150,000 to cover expenses related to the IPO. These Notes were non-interest bearing and payable on the earlier of June 30, 2020 or the completion of the IPO. These Notes were repaid in full upon the completion of the IPO.

We may pay our Sponsor, or any of our existing officers or directors, or any entity with which they are affiliated, a finder’s fee, consulting fee or other compensation in connection with identifying, investigation and completing our initial business combination. These individuals will also be reimbursed for any out of pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable initial business combinations. Our audit committee will review on a quarterly basis all payments that were made to our Sponsor, officers, directors or our or their affiliates and will determine which fees and expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on payments that may be made to our Sponsor, officers, directors or any of their respective affiliates.

In addition, in order to finance transaction costs in connection with our initial business combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete an initial business combination, we would repay such loaned amounts. In the event that our initial business combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from the Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants at a price of $2.00 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants, including as to exercise price, exercisability and exercise period. The terms of such loans by our officers and directors, if any, have not been determined and no written agreements exist with respect to such loans. We do not expect to seek loans from parties other than our Sponsor or an affiliate of our Sponsor as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in the Trust Account.

After the completion of our Business Combination, directors or members of our management team who remain with us may be paid consulting or management fees from the combined company. For a discussion of our executive compensation arrangements after the closing of the Business Combination, please see the section entitled “Management After the Business Combination.”

Administrative Services Agreement

The Company entered into an administrative services agreement on January 23, 2020, pursuant to which it agreed to pay to an affiliate of the Sponsor $20,000 a month for office space, utilities and secretarial support. Services commenced on the date the securities were first listed on the NASDAQ Capital Market and will terminate upon the earlier of the consummation by the Company of an initial business combination or the liquidation of the Company.

For the period commencing January 23, 2020 through September 30, 2020 the Company has paid the affiliate $165,161.

Relationship with Sponsor

Our Sponsor is controlled indirectly by Mr. Alec Gores, one of our directors. Through his indirect ownership of our Sponsor, Mr. Gores may be deemed to beneficially own 10,550,000 Founder Shares and ultimately exercises voting and dispositive power of securities held by our Sponsor. Voting and disposition decisions with respect to such securities are made by Mr. Gores. Mr. Gores disclaims beneficial ownership of these securities, except to the extent of any pecuniary interest therein.

Mr. Gores is also the Founder, Chairman and Chief Executive Officer of The Gores Group, an affiliate of our Sponsor. Pursuant to an administrative services agreement entered into as of January 23, 2020, we have agreed to pay to The Gores Group $20,000 a month for office space, utilities and secretarial support. See “—Administrative Services Agreement.”

UWM Related Party Transactions

Office Space and Parking Leases

UWM’s corporate campus is located in buildings that are owned by entities controlled by Jeff Ishbia, UWM’s founder, and Mat Ishbia, its Chief Executive Officer. During the nine months ended September 30, 2020 and the years ended December 31, 2019 and 2018, UWM incurred $6.2 million, $8.1 million, and $7.8 million, respectively, in expenses relating to the lease of the office space and parking space. The term for the lease of the office space and parking space continues until December 31, 2037 and December 31, 2027, respectively.

On January 1, 2020, UWM entered into a lease agreement for the lease of an additional office space owned by an entity controlled by Jeff Ishbia. During the nine months ended September 30, 2020, UWM incurred approximately $2.7 million in expenses related to this new lease. The term for such lease is 15 years with two options to extend the term for five additional years each.

Legal Fees

During the nine months ended September 30, 2020, UWM incurred $0.5 million in legal fees for legal services provided by a law firm where Jeff Ishbia is a partner and certain other UWM team members work. During the years ended December 31, 2019 and 2018, UWM incurred $0.6 million annually for legal services and during the year ended December 31, 2017, UWM incurred $0.7 million for legal services.

Life Insurance Policy

UWM has purchased a split dollar life insurance policy for Justin Ishbia, who is a consultant of UWM and the son of Jeff Ishbia and brother of Mat Ishbia. During the nine months ended September 30, 2020 and the years ended December 31, 2019, 2018, and 2017, the premiums paid by UWM for the split dollar life insurance policy were $0.8 million, $0.8 million, $0.8 million, and $0.8 million, respectively. Pursuant to the terms of the split dollar life insurance policy in effect in 2019, in the case of the death of Justin Ishbia, UWM would be entitled to receive back all of the premiums previously paid and Justin Ishbia’s beneficiaries would receive the remainder of the stated value of the policy.

Travel

Since December 4, 2018, UWM has leased an aircraft owned by an entity controlled by Mat Ishbia. UWM uses the aircraft primarily to facilitate the travel of its executives for corporate purposes related to its business, including travel to and from its clients and regulators, which are located throughout the country, often times on extremely short notice. Approximately 90% of the use of such aircraft was for business purposes. In connection with such lease, UWM pays a monthly $40,000 rental fee. During the nine months ended September 30, 2020 and the year ended December 31, 2019, UWM incurred, $1.1 million and $1.8 million, respectively, which includes the monthly rental fee and expenses relating to the use of such aircraft. The lease has a one-year term which automatically renews for successive one-year terms unless terminated by the lessor.

Loan Appraisal Services

Since July 2017, UWM has incurred expenses relating to home appraisal contracting and review services provided by home appraisal management companies owned by Mat Ishbia and Justin Ishbia. During the nine months ended September 30, 2020 and the years ended December 31, 2019, 2018, and 2017, UWM incurred $0.3 million, $0.4 million, $0.4 million, and $0.4 million of such expenses, respectively. Each agreement with the home appraisal management companies is for an initial twelve month term which automatically renews for successive twelve month periods unless sooner terminated by UWM upon prior notice. Additionally, each such agreement is on substantially similar terms and conditions, including with regard to pricing, as UWM’s other agreements for such services.

Consulting/Other Services

Prior to the Business Combination, UWM was managed by a manager and did not have a board of directors. Prior to 2019 and during 2019, distributions by UWM to its holding company were primarily to pay tax and other financial obligations of its holding company. Consequently, Jeff Ishbia, UWM’s founder, who served as the UWM manager and Chairman of its advisory board was paid a salary and bonus based on the performance of UWM. For 2019, Jeff Ishbia’s salary was $0.4 million and his annual bonus was $3.0 million.

During the nine months ended September 30, 2020 and the years ended December 31, 2019, 2018, and 2017, UWM paid Justin Ishbia $45,000, $60,000, $60,000 and $60,000, respectively for services as a member of UWM’s advisory board.

Policies and Procedures for Related Party Transactions

As a private company, UWM does not have a formal written related party transaction policy. The Post-Combination Company will implement policies and procedures with respect to the approval of related party transactions in connection with the closing of the Business Combination.

PRICE RANGE OF SECURITIES AND DIVIDENDS

The Company

Price Range of the Company’s Securities

Our Public Units, each of which consists of one share of our Class A Stock, par value $0.0001 per share, and one-fourth of one Public Warrant, each whole Public Warrant entitling the holder thereof to purchase one share of our Class A Stock, began trading on Nasdaq under the symbol “GHIVU” on January 24, 2020. On March 13, 2020, we announced that the holders of our Public Units may elect to separately trade the Common Stock and Public Warrants included in the Public Units commencing on March 16, 2020 on Nasdaq under the symbols “GHIV” and “GHIVW,” respectively. Each Public Warrant entitles the holder to purchase one share of our Class A Stock at a price of $11.50 per share, subject to adjustments as described in our final prospectus dated January 23, 2020, which was filed with the SEC. Warrants may only be exercised for a whole number of shares of Class A Stock and will become exercisable 30 days after the completion of an initial business combination. Our Public Warrants will expire five years after the completion of an initial business combination or earlier upon redemption or liquidation as described in our prospectus.

The following table sets forth, for the calendar quarter indicated, the high and low sales prices per unit for Class A Stock and Public Warrants as reported on Nasdaq for the periods presented.

	Public Units (GHIVU)		Class A Stock (GHIV)		Public Warrants (GHIVW)
	High	Low	High	Low	High	Low
Fiscal 2020:
Quarter ended March 31, 2020(1)	$10.80	$9.42	$9.30	$9.30	N/A	N/A
Quarter ended June 30, 2020(2)	$10.65	$9.85	$10.34	$9.60	$1.80	$1.00
Quarter ended September 30, 2020	$12.10	$10.27	$11.39	$10.07	$3.24	$1.34

(1)	Beginning on January 24, 2020 with respect to GHIVU and March 16, 2020 with respect to GHIV.
(2)	Beginning March 16, 2020 with respect to GHIVW.

On September 22, 2020, the trading date before the public announcement of the Business Combination, the Company’s Public Units, Class A Stock and Public Warrants closed at $11.33, $10.81 and $2.20, respectively.

Dividend Policy of the Company

The Company has not paid any cash dividends on its Common Stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the Post-Combination Company’s Board at such time. Mat Ishbia, who controls SFS Corp. and will serve as Chairman of the Post-Combination Company’s Board following the consummation of the Business Combination, intends to recommend to the Post-Combination Company’s Board that the Post-Combination Company adopt a policy of paying a regular dividend of $0.40 per share as part of its capital allocation strategy following the consummation of the Business Combination. The payment of such cash dividends will be dependent upon the Company’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. In addition, the Board is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future.

INDEPENDENT REGISTERED ACCOUNTING FIRMS

Representatives of our independent registered accounting firm, KPMG, will be present at the annual meeting of the Company’s stockholders. The representatives will have the opportunity to make a statement if they so desire and they are expected to be available to respond to appropriate questions.

APPRAISAL RIGHTS

Appraisal rights are not available to holders of our shares of Common Stock in connection with the Business Combination.

HOUSEHOLDING INFORMATION

Unless we have received contrary instructions, we may send a single copy of this proxy statement to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if stockholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the stockholders should follow the instructions described below. Similarly, if an address is shared with another stockholder and together both of the stockholders would like to receive only a single set of our disclosure documents, the stockholders should follow these instructions:

•

If the shares are registered in the name of the stockholder, the stockholder should contact us at our offices at Gores Holdings IV, Inc., 9800 Wilshire Blvd., Beverly Hills, California 90212 or by telephone at (310) 209-3010, to inform us of his or her request; or

•	If a bank, broker or other nominee holds the shares, the stockholder should contact the bank, broker or other nominee directly.

TRANSFER AGENT AND REGISTRAR

The transfer agent for our securities is Continental Stock Transfer & Trust Company.

SUBMISSION OF STOCKHOLDER PROPOSALS

Our Board is aware of no other matter that may be brought before the Special Meeting. Under Delaware law, only business that is specified in the notice of Special Meeting to stockholders may be transacted at the Special Meeting.

FUTURE STOCKHOLDER PROPOSALS

We anticipate that the 2022 annual meeting of stockholders will be held no later than June 2022. For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the stockholders at our 2022 annual meeting of stockholders, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act and our bylaws. Such proposals must be received by the Company at its executive offices no later than August 20, 2021 in order to be considered for inclusion in the Company’s proxy materials for the 2022 annual meeting; provided, however, if the 2022 annual meeting will be held more than 30 days after the anniversary of the date of the Special Meeting, the Company will announce the date by which such proposals must be received by the Company in a current report on Form 8-K or in a quarterly report on Form 10-Q.

In addition, our bylaws provide notice procedures for stockholders to nominate a person as a director and to propose business to be considered by stockholders at a meeting. To be timely, a stockholder’s notice must be delivered to us at the principal executive offices of the Company not later than the close of business on the 90th nor earlier than the opening of business on the 120th day before the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within 45 days before or after such anniversary date, notice by the stockholder to be timely must be so received no earlier than the opening of business on the 120th day before the meeting and not later than the later of (i) the close of business on the 90th day before the meeting or (ii) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Company. Nominations and proposals also must satisfy other requirements set forth in the bylaws. The chairman of our Board may refuse to acknowledge the introduction of any stockholder proposal not made in compliance with the foregoing procedures.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read the Company’s SEC filings, including this proxy statement, over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC public reference room located at 100 F Street, N.E., Room 1580 Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

If you would like additional copies of this proxy statement or if you have questions about the Business Combination or the proposals to be presented at the Special Meeting, you should contact the Company at the following address and telephone number:

Gores Holdings IV, Inc.

9800 Wilshire Blvd.

Beverly Hills, California 90212

(310) 209-3010

Attention: Mark Stone

Email: mstone@gores.com

You may also obtain these documents by requesting them in writing or by telephone from the Company’s proxy solicitation agent at the following address and telephone number:

Morrow Sodali

470 West Avenue

Stamford, Connecticut 06902

Individuals, please call toll-free: (800) 662-5200

Banks and brokerage, please call: (203) 658-9400

Email: ghiv.info@investor.morrowsodali.com

If you are a stockholder of the Company and would like to request documents, please do so by January 12, 2021, in order to receive them before the Special Meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

All information contained in this proxy statement relating to the Company has been supplied by the Company, and all such information relating to UWM has been supplied by UWM. Information provided by either the Company or UWM does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement of the Company for the Special Meeting. We have not authorized anyone to give any information or make any representation about the Business Combination, the Company or UWM that is different from, or in addition to, that contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement speaks only as of the date of this proxy statement, unless the information specifically indicates that another date applies.

F-i

GORES HOLDINGS IV, INC.

BALANCE SHEETS

	September 30, 2020 (unaudited)	December 31, 2019 (audited)
CURRENT ASSETS:
Cash and cash equivalents	$222,372	$1,120
Deferred offering costs	—	411,374
Prepaid assets	250,861	—

Total current assets	473,233	412,494
Investments and cash held in Trust Account	425,323,144	—

Total assets	$425,796,377	$412,494

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accrued expenses, formation and offering costs	$3,237,605	$274,666
State franchise tax accrual	150,000	1,830
Income tax payable	114,395	—
Notes payable—related party	1,000,000	150,000

Total current liabilities	4,502,000	426,496
Deferred underwriting compensation	14,875,000	—

Total liabilities	$19,377,000	$426,496

Commitments and Contingencies:
Class A subject to possible redemption, 40,141,937 and -0- shares at September 30, 2020 and December 31, 2019, respectively (at redemption value of $10 per share)	401,419,370	—

Stockholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued or outstanding	—	—
Common stock
Class A common stock, $0.0001 par value; 200,000,000 shares authorized, 2,358,063 and -0- shares issued and outstanding (excluding 40,141,937 and -0- shares subject to possible redemption) at September 30, 2020 and December 31, 2019, respectively	236	—
Class F common stock, $0.0001 par value; 20,000,000 shares authorized, 10,625,000 and 11,500,000 shares issued and outstanding at September 30, 2020 and December 31, 2019, respectively	1,063	1,150
Additional paid-in-capital	9,918,588	23,850
Accumulated deficit	(4,919,880)	(39,002)

Total stockholders’ equity	5,000,007	(14,002)

Total liabilities and stockholders’ equity	$425,796,377	$412,494

See accompanying notes to the unaudited, interim financial statements.

GORES HOLDINGS IV, INC.

STATEMENT OF OPERATIONS

(Unaudited)

	Three Months Ended September 30, 2020	Three Months Ended September 30, 2019	Nine Months Ended September 30, 2020	For the Period from June 12, 2019 (inception) through September 30, 2019
Professional fees and other expenses	(5,338,410)	(20,514)	(5,709,435)	(20,514)
State franchise taxes, other than income tax	(50,000)	(717)	(150,000)	(717)

Net loss from operations	(5,388,410)	(21,231)	(5,859,435)	(21,231)
Other income - interest and dividend income	39,551	—	1,092,952	—

Loss before income taxes	$(5,348,859)	$(21,231)	$(4,766,483)	$(21,231)

Income tax expense	(287)	—	(114,395)	—

Net loss attributable to common shares	$(5,349,146)	$(21,231)	$(4,880,878)	$(21,231)

Net loss per ordinary share:
Class A ordinary shares - basic and diluted	$(0.10)	$—	$(0.09)	$—

Class F ordinary shares - basic and diluted	$(0.10)	$(0.00)	$(0.12)	$(0.00)

See accompanying notes to the unaudited, interim financial statements.

GORES HOLDINGS IV, INC.

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

(Unaudited)

	Three Months Ended September 30, 2019
	Class A Common Stock		Class F Common Stock		Additional Paid-In Capital	(Accumulated Deficit)	Stockholders’ Equity
	Shares	Amount	Shares	Amount
Beginning Balance at July 1, 2019	—	$—	—	$—	$—	$—	$—
Sale of Class F common stock to Sponsor in July 2019 at $.0001 par value	—	—	11,500,000	1,150	23,850	—	25,000
Net loss	—	—	—	—	—	(21,231)	(21,231)

Balance at September 30, 2019	—	$—	11,500,000	$1,150	$23,850	$(21,231)	$3,769

	For the Period from June 12, 2019 (inception) through September 30, 2019
	Class A Common Stock		Class F Common Stock		Additional Paid-In Capital	(Accumulated Deficit)	Stockholders’ Equity
	Shares	Amount	Shares	Amount
Balance at June 12, 2019 (inception)	—	$—	—	$—	$—	$—	$—
Sale of Class F common stock to Sponsor in July 2019 at $.0001 par value	—	—	11,500,000	1,150	23,850	—	25,000
Net loss	—	—	—	—	—	(21,231)	(21,231)

Balance at September 30, 2019	—	$—	11,500,000	$1,150	$23,850	$(21,231)	$3,769

	Three Months Ended September 30, 2020
	Class A Common Stock		Class F Common Stock		Additional Paid-In Capital	Retained Earnings/ (Accumulated Deficit)	Stockholders’ Equity
	Shares	Amount	Shares	Amount
Beginning Balance at July 1, 2020	1,823,148	$182	10,625,000	$1,063	$4,569,492	$429,266	$5,000,003
Class A common stock subject to possible redemption; 40,141,937 shares at a redemption price of $10.00	534,915	54	—	—	5,349,096	—	5,349,150
Net loss	—	—	—	—	—	(5,349,146)	(5,349,146)

Balance at September 30, 2020	2,358,063	$236	10,625,000	$1,063	$9,918,588	$(4,919,880)	$5,000,007

	Nine Months Ended September 30, 2020
	Class A Common Stock		Class F Common Stock		Additional Paid-In Capital	Retained Earnings (Accumulated Deficit)	Stockholders’ Equity
	Shares	Amount	Shares	Amount
Beginning Balance at January 1, 2020	—	$—	11,500,000	$1,150	$23,850	$(39,002)	$(14,002)
Proceeds from initial public offering of Units on January 28, 2020 at $10.00 per Unit	42,500,000	4,250	—	—	424,995,750	—	425,000,000
Sale of 5,250,000 Private Placement Warrants to Sponsor on January 27, 2020 at $2.00 per Private Placement Warrant	—	—	—	—	10,500,000	—	10,500,000
Underwriters discounts	—	—	—	—	(8,500,000)	—	(8,500,000)
Offering costs charged to additional paid-in capital	—	—	—	—	(810,743)	—	(810,743)
Deferred underwriting compensation	—	—	—	—	(14,875,000)	—	(14,875,000)
Forfeited Class F Common stock by Sponsor	—	—	(875,000)	(87)	87	—	—
Class A common stock subject to possible redemption; 40,141,937 shares at a redemption price of $10.00	(40,141,937)	(4,014)	—	—	(401,415,356)	—	(401,419,370)
Net loss	—	—	—	—	—	(4,880,878)	(4,880,878)

Balance at September 30, 2020	2,358,063	$236	10,625,000	$1,063	$9,918,588	$(4,919,880)	$5,000,007

See accompanying notes to the unaudited, interim financial statements

GORES HOLDINGS IV, INC.

STATEMENT OF CASH FLOWS

(Unaudited)

	For the Nine Months Ended September 30, 2020	For the Period from June 12, 2019 (inception) through September 30, 2019
Cash flows from operating activities:
Net loss	$(4,880,878)	(21,231)
Changes in state franchise tax accrual	148,170	717
Changes in prepaid assets	(250,861)	—
Changes in accrued expenses, formation and offering costs	3,374,313	(65,500)
Changes in income tax payable	114,395	—

Net cash used in operating activities	(1,494,861)	(86,014)

Cash flows from investing activities:
Cash deposited in Trust Account	(425,000,000)	—
Interest and dividends reinvested in the Trust Account	(323,144)	—

Net cash used in investing activities	(425,323,144)	—

Cash flows from financing activities:
Proceeds from sale of Units in initial public offering	425,000,000	—
Proceeds from sale of Private Placement Warrants to Sponsor	10,500,000	—
Proceeds from notes payable—related party	1,000,000	25,000
Repayment of notes payable—related party	(150,000)	150,000
Payment of underwriters’ discounts and commissions	(8,500,000)	—
Payment of accrued offering costs	(810,743)	—

Net cash provided by financing activities	427,039,257	175,000

Increase in cash	221,252	88,986
Cash at beginning of period	1,120	—

Cash at end of period	$222,372	88,986

Supplemental disclosure of non-cash financing activities:
Deferred underwriting compensation	$14,875,000	—
Cash paid for income and state franchise taxes	$1,830	—
Deferred offering costs charged to paid-in capital	$411,374	209,687

See accompanying notes to the unaudited, interim financial statements.

GORES HOLDINGS IV, INC.

NOTES TO THE UNAUDITED, INTERIM FINANCIAL STATEMENTS

1.	Organization and Business Operations

Organization and General

Gores Holdings IV, Inc. (the “Company”) was incorporated in Delaware on June 12, 2019. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar Business Combination with one or more businesses (the “Business Combination”). The Company has neither engaged in any operations nor generated any operating revenue to date. The Company’s Sponsor is Gores Holdings IV Sponsor, LLC, a Delaware limited liability company (the “Sponsor”). The Company has selected December 31st as its fiscal year-end.

At September 30, 2020, the Company had not commenced any operations. All activity for the period from June 12, 2019 (inception) through September 30, 2020 relates to the Company’s formation and initial public offering (“Public Offering”) described below, the identification and evaluation of prospective acquisition targets for a Business Combination and the entry into the Business Combination Agreement (as defined below) in connection with the Proposed Business Combination (as defined below) and transactions contemplated thereby. The Company completed the Public Offering on January 28, 2020 (the “IPO Closing Date”).

The Company will not generate any operating revenues until after the completion of the Business Combination, at the earliest. Subsequent to the Public Offering, the Company generates non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Public Offering and the sale of the Private Placement Warrants (as defined below) held in the Trust Account (as defined below).

Proposed United Wholesale Mortgage Business Combination

On September 22, 2020, Gores Holdings IV, Inc. (the “Company”) entered into a Business Combination Agreement (the “Business Combination Agreement”), by and among the Company, SFS Holding Corp., a Michigan corporation (“SFS Corp.”), United Shore Financial Services, LLC (d/b/a United Wholesale Mortgage), a Michigan limited liability company and a wholly-owned subsidiary of SFS Corp. (“UWM”), and UWM Holdings, LLC, a newly formed Delaware limited liability company and a wholly-owned subsidiary of SFS Corp. (“UWM LLC” and, together with SFS Corp. and UWM, the “UWM Entities.”). The transactions contemplated by the Business Combination Agreement will constitute a “Business Combination” within the meaning of the Company’s Amended and Restated Certificate of Incorporation. Such transactions are hereinafter referred to as the “Proposed Business Combination.”

Pursuant to the Business Combination Agreement, as described in more detail below, (a) SFS Corp. will contribute UWM into UWM LLC, (b) the Company will acquire Class A Common Units in UWM LLC (the “UWM Class A Common Units”) and SFS Corp. will acquire Class B Common Units in UWM LLC (the “UWM Class B Common Units”), and (c) the Company will issue to SFS Corp. shares of a new non-economic Class D common stock of the Company (the “Class D Common Stock”), which will entitle the holder to 10 votes per share. Following the consummation of the transactions contemplated by the Business Combination Agreement (the “Closing”), the Company will be organized in an “Up-C” structure in which all of the business of UWM will be held directly by UWM LLC and the Company’s only direct assets will consist of the UWM Class A Common Units. The Company is expected to own approximately 6% of the combined Common Units in UWM LLC and will control UWM LLC as the sole manager of UWM LLC in accordance with the terms of the amended and restated limited liability agreement of UWM LLC to be entered into in connection with the Closing. SFS Corp. is expected to retain approximately 94% of the combined Common Units in UWM LLC. Each UWM Class B Common Unit to be held by SFS Corp. may be exchanged, along with the stapled Class D Common Stock, for either, at the option of the Company,

GORES HOLDINGS IV, INC.

NOTES TO THE UNAUDITED, INTERIM FINANCIAL STATEMENTS

1.	Organization and Business Operations (Continued)

Proposed United Wholesale Mortgage Business Combination (Continued)

(a) cash or (b) one share of the Company’s Class B common stock, par value $0.0001 per share (the “Class B Common Stock”), which will be identical to the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”) except that it will entitle the holder to 10 votes per share. Each share of Class B Common Stock is convertible into one share of Class A Common Stock upon the transfer or assignment of such share from SFS Corp. to a non-affiliated third-party.

The Business Combination Agreement and the Proposed Business Combination were unanimously approved by the Board of Directors of the Company (the “Board”) on September 22, 2020.

At the Closing, a series of transactions will occur, including the following: (a) UWM LLC will issue to SFS Corp. a number of UWM Class B Common Units equal to the quotient of the Company Equity Value (as defined in the Business Combination Agreement) divided by $10.00, minus the number of outstanding Founder Shares (as defined below) as of immediately prior to Closing; (b) the Company will contribute to UWM LLC an amount in cash equal to the Closing Cash Consideration (as defined in the Business Combination Agreement), which is expected to be approximately $895,000,000 assuming no redemptions by the Company’s stockholders; (c) UWM LLC will issue to the Company the number of UWM Class A Common Units equal to the number of issued and outstanding shares of the Class A Common Stock as of immediately prior to the Closing; and (d) the Company will issue to SFS Corp. a number of shares of the Class D Common Stock equal to the number of UWM Class B Common Units issued by UWM LLC to SFS Corp. pursuant to clause (a) above.

In addition to the consideration to be paid at the Closing, SFS Corp. will be entitled to receive an additional number of earn-out shares from the Company, issuable in shares of Class D Common Stock and UWM Class B Common Units as provided in the Business Combination Agreement, if the price of the Company’s Class A Common Stock exceeds certain thresholds during the five-year period following the Closing. The maximum number of shares to be issued in connection with the earn-out will not exceed 6% of the Company Equity Value, divided by $10.00, assuming each of the price thresholds is achieved during the earn-out period.

Financing

Upon the closing of the Public Offering and the sale of the Private Placement Warrants, an aggregate of $425,000,000 was placed in a Trust Account with Continental Stock Transfer & Trust Company acting as trustee (the “Trust Account”).

The Company intends to finance a Business Combination with the net proceeds from its $425,000,000 Public Offering and its sale of $10,500,000 of Private Placement Warrants (See Note 3). The proposed financing for the Proposed Business Combination is discussed below under “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Proposed United Wholesale Mortgage Business Combination.”

Trust Account

Funds held in the Trust Account can be invested only in U.S. government treasury bills with a maturity of one hundred and eighty-five (185) days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, that invest only in direct U.S. government obligations. As of September 30, 2020, the Trust Account consisted of money market funds.

GORES HOLDINGS IV, INC.

NOTES TO THE UNAUDITED, INTERIM FINANCIAL STATEMENTS

1.	Organization and Business Operations (Continued)

Trust Account (Continued)

The Company’s amended and restated certificate of incorporation provides that, other than the withdrawal of interest to fund regulatory compliance requirements and other costs related thereto (a “Regulatory Withdrawal”), subject to an annual limit of $1,100,000, for a maximum 24 months and/or additional amounts necessary to pay franchise and income taxes, if any, none of the funds held in trust will be released until the earliest of: (i) the completion of the Business Combination; or (ii) the redemption of any public shares of common stock properly tendered in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of such public shares of common stock if the Company does not complete the Business Combination within 24 months from the closing of the Public Offering; or (iii) the redemption of 100% of the public shares of common stock if the Company is unable to complete a Business Combination within 24 months from the closing of the Public Offering, subject to the requirements of law and stock exchange rules.

Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds of the Public Offering are intended to be generally applied toward consummating a Business Combination. The Business Combination must be with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest income earned) at the time of the Company signing a definitive agreement in connection with the Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination.

As discussed above, the Company, entered into a definitive agreement for the Proposed Business Combination and intends to seek stockholder approval of the Proposed Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the Proposed Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest income but less taxes payable. The Company will complete the Proposed Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Proposed Business Combination. Currently, the Company will not redeem its public shares of common stock in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its public shares of common stock and the related Proposed Business Combination, and instead may search for an alternate Business Combination.

In connection with a Business Combination, the Company may alternatively provide stockholders with the opportunity to sell their shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest income but less taxes payable. The decision as to whether the Company will seek stockholder approval of the Business Combination or will allow stockholders to sell their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval, unless a vote is required by law or under the rules of the exchange where its securities are listed.

GORES HOLDINGS IV, INC.

NOTES TO THE UNAUDITED, INTERIM FINANCIAL STATEMENTS

1.	Organization and Business Operations (Continued)

Business Combination (Continued)

As a result of the foregoing redemption provisions, the public shares of common stock will be recorded at redemption amount and classified as temporary equity, in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity” (“ASC 480”) in subsequent periods.

The Company will have 24 months from the IPO Closing Date to complete the Business Combination. If the Company does not complete a Business Combination within this period of time, it shall (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the public shares of common stock for a per share pro rata portion of the Trust Account, including interest income, but less taxes payable (less up to $100,000 of such net interest income to pay dissolution expenses) and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of the Company’s net assets to its remaining stockholders, as part of its plan of dissolution and liquidation. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Unit in the Public Offering.

The Sponsor and the Company’s officers and directors have entered into a letter agreement with the Company, pursuant to which they waived their rights to participate in any redemption with respect to their Founder Shares (as defined below); however, if the Sponsor or any of the Company’s officers, directors or affiliates acquire public shares of common stock, they will be entitled to a pro rata share of the Trust Account in the event the Company does not complete a Business Combination within the required time period.

In connection with the Proposed Business Combination, the Sponsor and the Company’s officers and directors have also entered into a Waiver Agreement pursuant to which they have waived their rights to a conversion price adjustment with respect to any shares of common stock they may hold in connection with the consummation of the Proposed Business Combination. Currently, the Sponsor and the Company’s officers and directors own 20% of our issued and outstanding shares of common stock, including all the Founder Shares (as defined below).

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

GORES HOLDINGS IV, INC.

NOTES TO THE UNAUDITED, INTERIM FINANCIAL STATEMENTS

2.	Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (“SEC”), and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial position as of September 30, 2020 and the results of operations and cash flows for the periods presented. Operating results for the nine months ended September 30, 2020 are not necessarily indicative of results that may be expected for the full year or any other period. While the Company was formed on June 12, 2019, there were no transactions or operations between inception and June 30, 2019. Therefore, these financials statements do not include comparative statements to a full nine-month period. The accompanying unaudited financial statements should be read in conjunction with the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K filed with the SEC on March 27, 2020.

Net Income/(Loss) Per Common Share

The Company has two classes of shares, which are referred to as Class A Common Stock and Class F common stock (the “Founders Shares”). Net income/(loss) per common share is computed utilizing the two-class method. The two-class method is an earnings allocation formula that determines earnings per share separately for each class of common stock based on an allocation of undistributed earnings per the rights of each class. At September 30, 2020, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company under the treasury stock method. As a result, diluted net income/(loss) per common share is the same as basic net income/(loss) per common share for the period. The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net income/(loss) per share for each class of common stock:

	For the Three Months Ended September 30, 2020		For the Three Months Ended September 30, 2019		For the Nine Months Ended September 30, 2020		For the Period from June 12, 2019 (inception) through September 30, 2019
	Class A	Class F	Class A	Class F	Class A	Class F	Class A	Class F
Basic and diluted net loss per share:
Numerator:
Allocation of net loss	$(4,271,432)	$(1,077,714)	$—	$(21,231)	$(3,563,466)	$(1,317,412)	$—	$(21,231)

Denominator:
Weighted-average shares outstanding	42,500,000	10,625,000	—	11,500,000	38,313,750	10,842,175	—	11,500,000
Basic and diluted net loss per share	$(0.10)	$(0.10)	$—	$(0.00)	$(0.09)	$(0.12)	$—	$(0.00)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution as well as the Trust Account, which at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts.

GORES HOLDINGS IV, INC.

NOTES TO THE UNAUDITED, INTERIM FINANCIAL STATEMENTS

2.	Significant Accounting Policies (Continued)

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet.

Offering Costs

The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A — “Expenses of Offering.” Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to our Public Offering and were charged to stockholders’ equity upon the completion of our Public Offering. Accordingly, offering costs totaling $24,185,743 (including $23,375,000 in underwriter’s fees), and were charged to stockholders’ equity.

Redeemable Common Stock

As discussed in Note 3, all of the 42,500,000 Class A Common Stock sold as part of the Units in the Public Offering contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, if there is a stockholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated certificate of incorporation. In accordance with ASC 480, redemption provisions not solely within the control of the Company require common stock subject to redemption to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Although the Company did not specify a maximum redemption threshold, its charter provides that currently, the Company will not redeem its public shares in an amount that would cause its net tangible assets (stockholders’ equity) to be less than $5,000,001.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid in capital.

Accordingly, at September 30, 2020, 40,141,937 of the 42,500,000 public shares are classified outside of permanent equity at their redemption value.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax

GORES HOLDINGS IV, INC.

NOTES TO THE UNAUDITED, INTERIM FINANCIAL STATEMENTS

2.	Significant Accounting Policies (Continued)

Income Taxes (Continued)

rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

For those liabilities or benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax liabilities as income tax expense. No amounts were accrued for the payment of interest and penalties at September 30, 2020.

The Company may be subject to potential examination by U.S. federal, states or foreign jurisdiction authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income amounts in various tax jurisdictions and compliance with U.S. federal, states or foreign tax laws.

The Company is incorporated in the State of Delaware and is required to pay franchise taxes to the State of Delaware on an annual basis.

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. The Company continually monitors its positions with and the credit quality of the financial institutions with which it invests. Periodically, the Company may maintain balances in various operating accounts in excess of federally insured limits.

Investments and Cash Held in Trust Account

At September 30, 2020, the Company had $425,323,144 in the Trust Account which may be utilized for a Business Combination. At September 30, 2020, the Trust Account consisted of money market funds.

The Company’s amended and restated certificate of incorporation provides that, other than the withdrawal of interest to pay taxes, if any, none of the funds held in trust will be released until the earlier of: (i) the completion of the Business Combination; (ii) the redemption of any public shares of common stock properly tendered in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of such public shares of common stock if the Company does not complete the Business Combination within 24 months from the closing of the Public Offering; or (iii) the redemption of 100% of the public shares of common stock if the Company is unable to complete a Business Combination within 24 months from the closing of the Public Offering, subject to the requirements of law and stock exchange rules.

Recently issued accounting pronouncements not yet adopted

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements based on current operations of the Company. The impact of any recently issued accounting standards will be re-evaluated on a regular basis or if a business combination is completed where the impact could be material.

GORES HOLDINGS IV, INC.

NOTES TO THE UNAUDITED, INTERIM FINANCIAL STATEMENTS

2.	Significant Accounting Policies (Continued)

Going Concern Consideration

If the Company does not complete its Business Combination by January 28, 2022, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the common stock sold as part of the units in the Public Offering, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of franchise and income taxes payable and less up to $100,000 of such net interest which may be distributed to the Company to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s Board of Directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per unit in the Public Offering. In addition, if the Company fails to complete its Business Combination by January 28, 2022, there will be no redemption rights or liquidating distributions with respect to the warrants, which will expire worthless.

In addition, at September 30, 2020 and December 31, 2019, the Company had current liabilities of $4,502,000 and $426,496, respectively, and working capital of ($4,028,767) and ($14,002), respectively, largely due to amounts owed to professionals, consultants, advisors and others who worked on seeking a Business Combination or are working on the Proposed Business Combination, as the case may be, as described in Note 1 under “Proposed United Wholesale Mortgage Business Combination.” Such work is continuing after September 30, 2020 and amounts are continuing to accrue.

3.	Public Offering

Public Units

On January 28, 2020, the Company sold 42,500,000 units at a price of $10.00 per unit (the “Units”), including 2,500,000 Units as a result of the underwriter’s partial exercise of its over-allotment option, generating gross proceeds of $425,000,000. Each Unit consists of one share of the Class A Common Stock, $0.0001 par value, and one-fourth of one redeemable Class A Common Stock purchase warrant (the “Warrants”). Each Whole Warrant entitles the holder to purchase one share of Class A Common Stock for $11.50 per share. Each Warrant will become exercisable on the later of 30 days after the completion of the Business Combination or 12 months from the closing of the Public Offering and will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation. However, if the Company does not complete the Business Combination on or prior to the 24-month period allotted, the Warrants will expire at the end of such period. The Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and the Company. The Company did not register the shares of Class A Common Stock issuable upon exercise of the Warrants under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities law. Under the terms of the warrant agreement, the Company has agreed to use its best efforts to file a registration statement under the Securities Act within 15 business days following the completion of the Business Combination covering the shares of Class A Common Stock issuable upon exercise of the Warrants. The Company paid an upfront underwriting discount of 2.00% ($8,500,000) of the per Unit offering price to the

GORES HOLDINGS IV, INC.

NOTES TO THE UNAUDITED, INTERIM FINANCIAL STATEMENTS

3.	Public Offering (Continued)

Public Units (Continued)

underwriters at the closing of the Public Offering, with an additional fee (the “Deferred Discount”) of 3.50% ($14,875,000) of the per Unit offering price payable upon the Company’s completion of a Business Combination. The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes its Business Combination.

4.	Related Party Transactions

Founder Shares

On July 16, 2019, the Sponsor purchased 11,500,000 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.002 per share. Subsequently, the Sponsor transferred an aggregate of 75,000 Founder Shares to the Company’s independent directors (together with the Sponsor, the “Initial Stockholders”). On March 9, 2020, the Sponsor forfeited 875,000 Founder Shares following the expiration of the unexercised portion of underwriter’s over-allotment option, so that the Founder Shares held by the Initial Stockholders would represent 20.0% of the outstanding shares of common stock following completion of the Public Offering. The Founder Shares are identical to the common stock included in the Units sold in the Public Offering except that the Founder Shares will automatically convert into shares of Class A Common Stock at the time of the Business Combination on a one-for-one basis, subject to adjustment as described in the Company’s amended and restated certificate of incorporation.

The Initial Stockholders have entered into letter agreements with the Company, pursuant to which they waived their rights to participate in any redemption with respect to their Founder Shares; however, if the Sponsor or any of the Company’s officers, directors or affiliates acquire public shares of common stock, they will be entitled to a pro rata share of the Trust Account in the event the Company does not complete a Business Combination within the required time period.

Private Placement Warrants

The Sponsor purchased from the Company an aggregate of 5,250,000 warrants at a price of $2.00 per warrant (a purchase price of $10,500,000) in a private placement that occurred simultaneously with the Public Offering (the “Private Placement Warrants”). Each Private Placement Warrant entitles the holder to purchase one share of Class A Common Stock at $11.50 per share. A portion of the purchase price of the Private Placement Warrants was added to the proceeds from the Public Offering to be held in the Trust Account pending completion of a Business Combination.

The Private Placement Warrants have terms and provisions that are identical to those of the public warrants sold as part of the units in the Public Offering, except that the Private Placement Warrants may be physical (cash) or net share (cashless) settled and are not redeemable so long as they are held by the Sponsor or its permitted transferees.

If the Company does not complete a Business Combination, then the Private Placement Warrants proceeds will be part of the liquidation distribution to the public stockholders and the Private Placement Warrants will expire worthless. Pursuant to certain letter agreements entered into at the time of consummating our initial public offering, the Initial Stockholders, subject to certain limited exceptions, have agreed not to transfer, assign or sell any Private Placement Warrants and any Class A Stock underlying such Private Placement Warrants until 30 days after the consummation of a Business Combination.

GORES HOLDINGS IV, INC.

NOTES TO THE UNAUDITED, INTERIM FINANCIAL STATEMENTS

4.	Related Party Transactions (Continued)

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants issued upon conversion of working capital loans, if any, have registration rights (in the case of the Founder Shares, only after conversion of such shares to Class A Common Stock) pursuant to a registration rights agreement entered into by the Company, the Sponsor and the other security holders named therein on January 23, 2020. These holders will also have certain demand and “piggy back” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Sponsor Loan

On July 16, 2019, our Sponsor loaned us an aggregate of $150,000 by the issuance of an unsecured promissory note for $300,000 to cover expenses related to the Public Offering. On December 31, 2019, the outstanding balance on the loan was $150,000. On January 25, 2019, our Sponsor loaned us an additional $150,000 to cover expenses related to the Public Offering. These Notes were non-interest bearing and payable on the earlier of September 30, 2020 or the completion of the Public Offering. These Notes were repaid in full upon the completion of the Public Offering.

On September 29, 2020, the Sponsor made available to the Company a loan of up to $1,000,000 pursuant to a promissory note issued by the Company to the Sponsor. The proceeds from the note will be used for on-going operational expenses and certain other expenses in connection with the Proposed Business Combination. The note is unsecured, non-interest bearing and matures on the earlier of: (i) June 30, 2021 or (ii) the date on which the Company consummates the Proposed Business Combination. As of September 30, 2020, the amount advanced by Sponsor to the Company was $1,000,000.

Administrative Services Agreement

The Company entered into an administrative services agreement on January 23, 2020, pursuant to which it agreed to pay to an affiliate of the Sponsor $20,000 a month for office space, utilities and secretarial support. Services commenced on the date the securities were first listed on the NASDAQ Capital Market and will terminate upon the earlier of the consummation by the Company of a Business Combination or the liquidation of the Company.

For the period commencing January 23, 2020 through September 30, 2020 the Company has paid the affiliate $165,161.

5.	Deferred Underwriting Compensation

The Company is committed to pay a deferred underwriting discount totaling $14,875,000 or 3.50% of the gross offering proceeds of the Public Offering, to the underwriter upon the Company’s consummation of a Business Combination. The underwriter is not entitled to any interest accrued on the Deferred Discount, and no Deferred Discount is payable to the underwriter if there is no Business Combination.

6.	Income Taxes

Income tax expense during interim periods is based on applying an estimated annual effective income tax rate to year-to-date income, plus any significant unusual or infrequently occurring items which are recorded in the interim period. The Company’s effective tax rate is estimated to be 21%. The provision for income taxes for the nine months ended September 30, 2020 differs from the amount that would be provided by

GORES HOLDINGS IV, INC.

NOTES TO THE UNAUDITED, INTERIM FINANCIAL STATEMENTS

6.	Income Taxes (Continued)

applying the statutory U.S. federal income tax rate of 21% to pre-tax income primarily because of state income taxes.

The computation of the annual estimated effective tax rate at each interim period requires certain estimates and significant judgment including, but not limited to, the expected operating income for the year, projections of the proportion of income earned and taxed in various jurisdictions, permanent and temporary differences, and the likelihood of recovering deferred tax assets generated in the current year. The accounting estimates used to compute the provision for income taxes may change as new events occur, more experience is obtained, additional information becomes known or as the tax environment changes.

The Company has evaluated tax positions taken or expected to be taken in the course of preparing the financial statements to determine if the tax positions are “more likely than not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the “more likely than not” threshold would be recorded as a tax benefit or expense in the current year. The Company has concluded that there was no impact related to uncertain tax positions on the results of its operations for the period ended September 30, 2020. As of September 30, 2020, the Company has no accrued interest or penalties related to uncertain tax positions. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company’s conclusions regarding tax positions will be subject to review and may be adjusted at a later date based on factors including, but not limited to, ongoing analyses of tax laws, regulations, and interpretations thereof.

7.	Investments and cash held in Trust

As of September 30, 2020, investment securities in the Company’s Trust Account consist of $425,323,144 in money market funds.

8.	Fair Value Measurement

The Company complies with FASB ASC 820, Fair Value Measurements, for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually. ASC 820 determines fair value to be the price that would be received to sell an asset or would be paid to transfer a liability (i.e., the exit price) in an orderly transaction between market participants at the measurement date.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of September 30, 2020 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability:

Description	September 30, 2020	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Investments and cash held in Trust Account	425,323,144	425,323,144	—	—

Total	$425,323,144	$425,323,144	$—	$—

GORES HOLDINGS IV, INC.

NOTES TO THE UNAUDITED, INTERIM FINANCIAL STATEMENTS

9.	Stockholders’ Equity

Common Stock

The Company is authorized to issue 220,000,000 shares of common stock, consisting of 200,000,000 shares of Class A Common Stock, par value $0.0001 per share and 20,000,000 Founder Shares, par value $0.0001 per share. Holders of the Company’s common stock are entitled to one vote for each share of common stock and vote together as a single class. At September 30, 2020 and December 31, 2019, there were 42,500,000 and 0 shares of Class A Common Stock (inclusive of the 40,141,937 and 0 shares subject to redemption) and 10,625,000 and 11,500,000 shares of Founder Shares issued and outstanding, respectively.

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. At September 30, 2020, there were no shares of preferred stock issued and outstanding.

10.	Risk and Contingencies

Management is currently evaluating the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

11.	Subsequent Events

Management has performed an evaluation of subsequent events through the date of issuance of the condensed financial statements, noting no items which require adjustment or disclosure other than those set forth in the preceding notes to the condensed financial statements.

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors

Gores Holdings IV, Inc.:

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Gores Holdings IV, Inc. (the Company) as of December 31, 2019, the related statements of operations, changes in stockholder’s equity, and cash flows for the period from June 12, 2019 (inception) through December 31, 2019, and the related notes (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019, and the results of its operations and its cash flows for the period from June 12, 2019 (inception) through December 31, 2019, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ KPMG LLP

We have served as the Company’s auditor since 2019.

Denver, Colorado

March 27, 2020

GORES HOLDINGS IV, INC.

BALANCE SHEET

December 31, 2019

CURRENT ASSETS:
Cash and cash equivalents	$1,120
Deferred offering costs associated with proposed public offering	411,374

Total current assets	412,494

Total assets	$412,494

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Accrued expenses, formation and offering costs	$274,666
State franchise tax accrual	1,830
Notes and advances payable—related party	150,000

Total current liabilities	426,496

Total liabilities	$426,496

Commitments and Contingencies
Stockholder’s equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued or outstanding	—
Common stock
Class A common stock, $0.0001 par value; 200,000,000 shares authorized, no shares issued or outstanding	—
Class F common stock, $0.0001 par value; 20,000,000 shares authorized, 11,500,000 shares issued and outstanding	1,150
Additional paid-in-capital	23,850
Deficit accumulated	(39,002)

Total stockholder’s equity	(14,002)

Total liabilities and stockholder’s equity	$412,494

See accompanying notes to financial statements.

GORES HOLDINGS IV, INC.

STATEMENT OF OPERATIONS

For the Period from June 12, 2019 (inception) to December 31, 2019

Professional fees and other expenses	$(37,172)
State franchise taxes, other than income tax	(1,830)

Loss from operations	(39,002)

Net loss	$(39,002)

Weighted average common shares outstanding	11,500,000
Basic and diluted

Net loss per common share:	$(0.00)
Basic and diluted

See accompanying notes to financial statements.

GORES HOLDINGS IV, INC.

STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY

For the period from June 12, 2019 (inception) to December 31, 2019

	Class A common Stock		Class F common Stock		Additional Paid-in Capital	Deficit Accumulated	Stockholder’s Equity
	Shares	Amount	Shares	Amount
Balance at June 12, 2019 (inception)	—	$—	—	$—	$—	$—	$—
Sale of Class F common stock to Sponsor in June 2019	—	—	11,500,000	1,150	23,850	—	25,000
Net loss	—	—	—	—	—	(39,002)	(39,002)

Balance at December 31, 2019	—	$—	11,500,000	$1,150	$23,850	$(39,002)	$(14,002)

See accompanying notes to financial statements.

GORES HOLDINGS IV, INC.

STATEMENT OF CASH FLOWS

For the period from June 12, 2019 (inception) to December 31, 2019

Cash flows from operating activities:
Net loss	$(39,002)
Changes in state franchise tax accrual	1,830
Changes in deferred offering costs associated with proposed public offering	(411,374)
Changes in accrued expenses, formation and offering costs	274,666

Net cash used by operating activities	(173,880)

Cash flows from financing activities:
Proceeds from notes and advances payable—related party	150,000
Proceeds from sale of Class F common stock to Sponsor	25,000

Net cash provided by financing activities	175,000

Increase in cash	1,120
Cash at beginning of period	—

Cash at end of period	$1,120

Supplemental disclosure of non-cash financing activities:
Deferred underwriting compensation	$—
Offering costs included in accrued expenses	$270,666

See accompanying notes to financial statements.

GORES HOLDINGS IV, INC.

NOTES TO FINANCIAL STATEMENTS

1.	Organization and Business Operations

Organization and General

Gores Holdings IV, Inc. (the “Company”) was incorporated in Delaware on June 12, 2019. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar Business Combination with one or more businesses (the “Business Combination”). The Company has neither engaged in any operations nor generated any revenue to date. The Company’s management has broad discretion with respect to the Business Combination, but intends to focus our search for a target business in the consumer products and services industries. The Company’s Sponsor is Gores Sponsor IV, LLC, a Delaware limited liability company (the “Sponsor”). The Company has selected December 31 as its fiscal year-end.

At December 31, 2019, the Company had not commenced any operations. All activity for the period from June 12, 2019 (inception) through December 31, 2019 relates to the Company’s formation and initial public offering (“Public Offering”) described below. The Company completed the Public Offering on January 28, 2020. The Company will not generate any operating revenues until after the completion of its Business Combination, at the earliest. Subsequent to the Public Offering, the Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the Public Offering and the sale of the Private Placement Warrants (as defined below) held in the Trust Account (as defined below).

Financing

Upon the closing of the Public Offering and the sale of the Private Placement Warrants, an aggregate of $425,000,000 was placed in a Trust Account with Continental Stock Transfer & Trust Company (the “Trust Account”) acting as Trustee.

The Company intends to finance a Business Combination with the net proceeds from its $425,000,000 Public Offering and its sale of $10,500,000 of Private Placement Warrants.

Trust Account

Funds held in the Trust Account can be invested only in U.S. government treasury bills with a maturity of one hundred and eighty-five (185) days or less or in money market funds meeting certain conditions under Rule 2a 7 under the Investment Company Act of 1940, as amended, that invest only in direct U.S. government obligations. The Trust Account was not open as of December 31, 2019.

The Company’s amended and restated certificate of incorporation provides that, other than the withdrawal of interest to fund our working capital requirements plus additional amounts released to us to fund our regulatory compliance requirements and other costs related thereto (a “Regulatory Withdrawal”), subject to an annual limit of $1,100,000 for a maximum 24 months and/or additional amounts necessary to pay franchise and income taxes, if any, none of the funds held in trust will be released until the earliest of: (i) the completion of the Business Combination; or (ii) the redemption of any public shares of common stock properly tendered in connection with a stockholder vote to amend the Company’s amended and restated certificate of incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of such public shares of common stock if the Company does not complete the Business Combination within 24 months from the IPO Closing Date; or (iii) the redemption of 100% of the public shares of common stock if the Company is unable to complete a Business Combination within 24 months from the IPO Closing Date, subject to the requirements of law and stock exchange rules.

GORES HOLDINGS IV, INC.

NOTES TO FINANCIAL STATEMENTS

1.	Organization and Business Operations (Continued)

Going Concern Consideration

If the Company does not complete its Business Combination by January 28, 2022, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the common stock sold as part of the units in the Public Offering, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (which interest shall be net of franchise and income taxes payable and less up to $100,000 of such net interest which may be distributed to the Company to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s Board of Directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Business combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds of the Public Offering are intended to be generally applied toward consummating a Business Combination. The Business Combination must be with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest income earned) at the time of the Company signing a definitive agreement in connection with the Business Combination. Furthermore, there is no assurance that the Company will be able to successfully effect a Business Combination.

The Company, after signing a definitive agreement for a Business Combination, will either (i) seek stockholder approval of the Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest income but less taxes payable, or (ii) provide stockholders with the opportunity to sell their shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest income but less taxes payable. The decision as to whether the Company will seek stockholder approval of the Business Combination or will allow stockholders to sell their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval, unless a vote is required by law or under NASDAQ rules. If the Company seeks stockholder approval, it will complete its Business Combination only if a majority of the outstanding shares of Common Stock voted are voted in favor of the Business Combination. Currently, the Company will not redeem its public shares of Common Stock in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its public shares of Common Stock and the related Business Combination, and instead may search for an alternate Business Combination.

As a result of the foregoing redemption provisions, the public shares of Common Stock will be recorded at redemption amount and classified as temporary equity, in accordance with Financial Accounting Standards

GORES HOLDINGS IV, INC.

NOTES TO FINANCIAL STATEMENTS

1.	Organization and Business Operations (Continued)

Business combination (Continued)

Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity” (“ASC 480”) in subsequent periods.

The Company will have 24 months from the IPO Closing Date to complete its Business Combination. If the Company does not complete a Business Combination within this period of time, it shall (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the public shares of Common Stock for a per share pro rata portion of the Trust Account, including interest income, but less taxes payable (less up to $100,000 of such net interest income to pay dissolution expenses) and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of the Company’s net assets to its remaining stockholders, as part of its plan of dissolution and liquidation. The Sponsor and the Company’s officers and directors have entered into a letter agreement with the Company, pursuant to which they waived their rights to participate in any redemption with respect to their Founder Shares (as defined below); however, if the Sponsor or any of the Company’s officers, directors or affiliates acquire public shares of Common Stock, they will be entitled to a pro rata share of the Trust Account in the event the Company does not complete a Business Combination within the required time period.

In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Unit in the Public Offering.

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

2.	Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (“SEC”), and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial position as of December 31, 2019 and the results of operations and cash flows for the period presented.

GORES HOLDINGS IV, INC.

NOTES TO FINANCIAL STATEMENTS

2.	Significant Accounting Policies (Continued)

Net Loss Per Common Share

Net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding during the period, plus to the extent dilutive the incremental number of shares of Common Stock to be issued in connection with the conversion of Class F common stock or to settle warrants, as calculated using the treasury stock method. At December 31, 2019, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into Common Stock and then share in the earnings of the Company under the treasury stock method. As a result, diluted net loss per common share is the same as basic net loss per common share for the period.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution as well as the Trust Account, which at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet.

Offering Costs

The Company complies with the requirements of the Accounting Standards Codification (the “ASC”) 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A—“Expenses of Offering.” Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to our Public Offering and were charged to stockholder’s equity upon the completion of our Public Offering. Accordingly, at December 31, 2019, offering costs totaling approximately $411,374 have been deferred, but have not been charged to stockholder’s equity as the Public Offering had not closed.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

GORES HOLDINGS IV, INC.

NOTES TO FINANCIAL STATEMENTS

2.	Significant Accounting Policies (Continued)

Income Taxes (Continued)

For those liabilities or benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to uncertain tax positions as income tax expense. At December 31, 2019, management has not identified any uncertain tax positions that are not more likely than not to be sustained.

The Company may be subject to potential examination by U.S. federal, states or foreign jurisdiction authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income amounts various tax jurisdictions and compliance with U.S. federal, states or foreign tax laws.

The Company is incorporated in the State of Delaware and is required to pay franchise taxes to the State of Delaware on an annual basis.

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents. The Company continually monitors its positions with and the credit quality of the financial institutions with which it invests. Periodically, the Company may maintain balances in various operating accounts in excess of federally insured limits.

Recently issued accounting pronouncements not yet adopted

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements based on current operations of the Company. The impact of any recently issued accounting standards will be re-evaluated on a regular basis or if a Business Combination is completed where the impact could be material.

3.	Public Offering

Public Units

On January 28, 2020, the Company sold 42,500,000 units at a price of $10.00 per unit (the “Units”), including 2,500,000 Units as a result of the underwriter’s partial exercise of their over-allotment option, generating gross proceeds of $425,000,000. Each Unit consists of one share of the Company’s Class A common stock, $0.0001 par value, and one-fourth of one redeemable Class A common stock purchase warrant (the “Warrants”). Each Whole Warrant entitles the holder to purchase one share of Class A common stock for $11.50 per share. Each Warrant will become exercisable on the later of 30 days after the completion of the Business Combination or 12 months from the closing of the Public Offering and will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation. However, if the Company does not complete the Business Combination on or prior to the 24-month period allotted to complete the Business Combination, the Warrants will expire at the end of such period. The Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and the Company. The Company did not register the shares of Common Stock issuable upon exercise of the Warrants under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities law. Under the terms of the warrant agreement, the Company has agreed to use its best efforts to file a registration statement under the Securities Act following the completion of the Business Combination covering the shares of Common Stock issuable upon exercise of

GORES HOLDINGS IV, INC.

NOTES TO FINANCIAL STATEMENTS

3.	Public Offering (Continued)

Public Units (Continued)

the Warrants. The Company paid an upfront underwriting discount of 2.00% ($8,500,000) of the per Unit offering price to the underwriters at the closing of the Public Offering, with an additional fee (the “Deferred Discount”) of 3.50% ($14,875,000) of the per Unit offering price payable upon the Company’s completion of a Business Combination. The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes its Business Combination.

4.	Related Party Transactions

Founder Shares

On July 16, 2019, the Sponsor purchased 11,500,000 shares of Class F common stock (the “Founder Shares”) for an aggregate purchase price of $25,000, or approximately $0.002 per share. Subsequently, the Sponsor transferred an aggregate of 75,000 Founder Shares to the Company’s independent directors (together with the Sponsor, the “Initial Stockholders”). On March 9, 2020, the Sponsor forfeited 875,000 Founder Shares following the expiration of the unexercised portion of underwriter’s over-allotment option, so that the Founder Shares held by the Initial Stockholders would represent 20.0% of the outstanding shares of Common Stock following completion of the Public Offering. The Founder Shares are identical to the Common Stock included in the Units sold in the Public Offering except that the Founder Shares will automatically convert into shares of Class A common stock at the time of the Business Combination on a one-for-one basis, subject to adjustment as described in the Company’s amended and restated certificate of incorporation.

Private Placement Warrants

The Sponsor purchased from the Company an aggregate of 5,250,000 warrants at a price of $2.00 per warrant (a purchase price of $10,500,000) in a private placement that occurred simultaneously with the Public Offering (the “Private Placement Warrants”). Each Private Placement Warrant entitles the holder to purchase one share of Class A common stock at $11.50 per share. A portion of the purchase price of the Private Placement Warrants was added to the proceeds from the Public Offering to be held in the Trust Account pending completion of the Business Combination.

The Private Placement Warrants have terms and provisions that are identical to those of the Warrants sold as part of the Units in the Public Offering, except that the Private Placement Warrants may be physical (cash) or net share (cashless) settled and are not redeemable so long as they are held by the Sponsor or its permitted transferees.

If the Company does not complete a Business Combination, then the Private Placement Warrants proceeds will be part of the liquidation distribution to the public stockholders and the Private Placement Warrants will expire worthless.

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants issued upon conversion of working capital loans, if any, have registration rights (in the case of the Founder Shares, only after conversion of such shares to common shares) pursuant to a registration rights agreement entered into by the Company, the Sponsor and the other security holders named therein on January 23, 2020. These holders will also have certain demand and “piggy back” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

GORES HOLDINGS IV, INC.

NOTES TO FINANCIAL STATEMENTS

4.	Related Party Transactions (Continued)

Sponsor Loan

On July 16, 2019, our Sponsor loaned us an aggregate of $150,000 by the issuance of an unsecured promissory note for $300,000 to cover expenses related to the Public Offering. On December 31, 2019, the outstanding balance on the loan was $150,000. On January 25, 2019, our Sponsor loaned us an additional $150,000 to cover expenses related to the Public Offering. These Notes were non-interest bearing and payable on the earlier of June 30, 2020 or the completion of the Public Offering. These Notes were repaid in full upon the completion of the Public Offering.

Administrative Service Agreement

The Company entered into an administrative services agreement on January 23, 2020, pursuant to which it agreed to pay to an affiliate of the Sponsor $20,000 a month for office space, utilities and secretarial support. Services commenced on the date the securities were first listed on the NASDAQ Capital Market and will terminate upon the earlier of the consummation by the Company of a Business Combination or the liquidation of the Company. No fee was paid from the period of June 12, 2019 through December 31, 2019.

5.	Income Taxes

Effective Tax Rate Reconciliation

A reconciliation of the statutory federal income tax expense to the income tax expense from continuing operations provided at December 31, 2019 as follows:

Year Ended December 31, 2019
Income tax expense at the federal statutory rate	$(8,191)
State income taxes—net of federal income tax benefits	(1,426)
Change in valuation allowance	9,617

Total income tax expense (benefit)	$—

Components of the Company’s deferred tax asset at December 31, 2019 are as follows:

Net operating loss	9,617
Valuation allowance	(9,617)
—

The Company established a valuation allowance of $9,617 as of December 31, 2019, which fully offsets the deferred tax asset as of December 31, 2019 of $9,617. The deferred tax asset results from applying an effective combined federal and state tax rate of 24.66 to net operating loss of $39,002 as of December 31, 2019. The Company’s net operating losses will expire beginning 2040.

The Company has evaluated tax positions taken or expected to be taken in the course of preparing the financial statements to determine if the tax positions are “more likely than not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the “more likely than not” threshold would be recorded as a tax benefit or expense in the current year. The Company has concluded that there was no impact related to uncertain tax positions on the results of its operations for the period ended December 31, 2019. As of December 31, 2019, the Company has no accrued interest or penalties related to uncertain tax positions. The Company is currently not aware of any issues under review that could result in significant

GORES HOLDINGS IV, INC.

NOTES TO FINANCIAL STATEMENTS

5.	Income Taxes (Continued)

Effective Tax Rate Reconciliation (Continued)

payments, accruals or material deviation from its position. The Company’s conclusions regarding tax positions will be subject to review and may be adjusted at a later date based on factors including, but not limited to, ongoing analyses of tax laws, regulations, and interpretations thereof.

6.	Stockholder’s Equity

Common Stock

The Company is authorized to issue 220,000,000 shares of common stock, consisting of 200,000,000 shares of Class A common stock, par value $0.0001 per share and 20,000,000 shares of Class F common stock, par value $0.0001 per share. Holders of the Company’s Common Stock are entitled to one vote for each share of Common Stock and vote together as a single class. At December 31, 2019, there were no shares of Class A common stock and 11,500,000 shares of Class F common stock issued and outstanding.

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. At December 31, 2019, there were no shares of preferred stock issued and outstanding.

7.	Subsequent Events

In March 2020, the World Health Organization declared the outbreak of a novel coronavirus (COVID-19) as a pandemic, which continues to spread throughout the United States. The spread of COVID-19 has caused significant volatility in U.S. and international markets. There is significant uncertainty around the breadth and duration of business disruptions related to COVID-19, as well as its impact on the U.S. and international economies and, as such, the Company is unable to determine if it will have a material impact to its operations.

UNITED SHORE FINANCIAL SERVICES, LLC

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except unit data)

	September 30, 2020	December 31, 2019
	(Unaudited)
ASSETS
Cash and cash equivalents	$755,795	$133,283
Mortgage loans at fair value	5,215,196	5,446,310
Accounts receivable, net	246,862	163,473
Derivative assets	51,053	24,689
Mortgage servicing rights, net	1,411,272	731,353
Premises and equipment, net	51,548	55,950
Operating lease right-of-use asset, net (includes $96,622 and $73,185 with related parties)	109,680	79,485
Other assets	66,397	19,551

TOTAL ASSETS	$7,907,803	$6,654,094

LIABILITIES AND MEMBER’S EQUITY
Accounts payable and accrued expenses	$462,074	$282,995
Warehouse lines of credit	4,913,206	5,189,587
Derivative liabilities	41,498	22,409
Operating lines of credit	320,300	376,000
Equipment note payable	25,925	30,000
Operating lease liability (includes $108,800 and $85,480 with related parties)	122,439	91,780

Total liabilities	5,885,442	5,992,771

Commitments and contingencies (Note H)	—	—

Member’s equity:
Membership units (no par); one unit authorized, issued and outstanding at September 30, 2020 and December 31, 2019	—	—
Additional paid-in capital	24,839	24,839
Retained earnings	1,997,522	636,484

Total member’s equity	2,022,361	661,323

TOTAL LIABILITIES AND MEMBER’S EQUITY	$7,907,803	$6,654,094

The accompanying notes are an integral part of these condensed consolidated financial statements.

UNITED SHORE FINANCIAL SERVICES, LLC

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except unit data)

	Three months ended September 30		Nine months ended September 30,
	2020	2019	2020	2019
REVENUE
Loan production income	$1,723,981	$386,034	$2,884,162	$692,787
Loan servicing income	70,503	22,424	182,656	64,264
(Loss) gain on sale of mortgage servicing rights	(324)	(32,584)	(65,821)	12,797
Interest income	40,041	41,124	119,308	113,616

Total revenue	1,834,201	416,998	3,120,305	883,464

EXPENSES
Salaries, commissions and benefits	206,174	91,867	462,706	252,756
Direct loan production costs	16,685	8,908	39,864	25,238
Professional services	5,411	3,729	10,821	12,608
Occupancy and equipment	15,834	10,055	41,317	28,666
Marketing, travel, and entertainment	3,572	5,979	13,826	16,020
Depreciation and amortization of premises and equipment	2,749	2,491	8,071	6,787
Other general and administrative	7,275	2,846	18,784	8,316
Servicing costs	15,320	6,097	41,286	21,382
Amortization, impairment and pay-offs of mortgage servicing rights	68,928	46,072	357,728	126,411
Interest expense	40,620	40,967	113,683	119,081

Total expenses	382,568	219,011	1,108,086	617,265

EARNINGS BEFORE INCOME TAXES	1,451,633	197,987	2,012,219	266,199

PROVISION FOR INCOME TAXES	750	—	1,500	—

NET INCOME	$1,450,883	$197,987	$2,010,719	$266,199

Basic income per unit:	$1,450,883	$197,987	$2,010,719	$266,199
Units used to determine basic income per unit:	1	1	1	1
Distributions per unit	$949,504	$24,998	$949,681	$12,930

The accompanying notes are an integral part of these condensed consolidated financial statements.

UNITED SHORE FINANCIAL SERVICES, LLC

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN MEMBER’S EQUITY (UNAUDITED)

(in thousands)

	Member’s Equity	Additional Paid-in Capital	Retained Earnings	Total
Three months ended September 30, 2020 and 2019
Balance, July 1, 2020	$—	$24,839	$1,443,312	$1,468,151
Member contributions	—	—	52,831	52,831
Member distributions	—	—	(949,504)	(949,504)
Net income	—	—	1,450,883	1,450,883

Balance, September 30, 2020	$—	$24,839	$1,997,522	$2,022,361

Balance, July 1, 2019	$—	$24,839	$374,492	$399,331
Member distributions	—	—	(24,998)	(24,998)
Net income	—	—	197,987	197,987

Balance, September 30, 2019	$—	$24,839	$547,481	$572,320

The accompanying notes are an integral part of these condensed consolidated financial statements.

	Member’s Equity	Additional Paid-in Capital	Retained Earnings	Total
Nine months ended September 30, 2020 and 2019
Balance, January 1, 2020	$—	$24,839	$636,484	$661,323
Member contributions	—	—	300,000	300,000
Member distributions	—	—	(949,681)	(949,681)
Net income	—	—	2,010,719	2,010,719

Balance, September 30, 2020	$—	$24,839	$1,997,522	$2,022,361

Balance, January 1, 2019	$—	$24,839	$294,212	$319,051
Member distributions	—	—	(12,930)	(12,930)
Net income	—	—	266,199	266,199

Balance, September 30, 2019	$—	$24,839	$547,481	$572,320

The accompanying notes are an integral part of these condensed consolidated financial statements.

UNITED SHORE FINANCIAL SERVICES, LLC

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	For the nine months ended September 30,
	2020	2019
Net income	$2,010,719	$266,199
Adjustments to reconcile net income to net cash used in operating activities:
Loss (gain) on sale of mortgage servicing rights	65,821	(12,797)
Reserve for representations and warranties	25,574	12,772
Capitalization of mortgage servicing rights	(1,335,654)	(797,425)
Amortization and pay-offs of mortgage servicing rights	325,566	64,221
Impairment on mortgage servicing rights	32,162	62,190
Depreciation and amortization of premises and equipment	8,071	6,787
Noncash lease expense	5,779	1,900
(Increase) decrease in:
Mortgage loans at fair value	231,114	(1,711,937)
Accounts receivable, net	(66,203)	5,185
Derivative assets	(26,364)	(19,102)
Other assets	(162,305)	(6,471)
Increase (decrease) in:
Accounts payable and accrued expenses	256,789	5,953
Derivative liabilities	19,089	8,744

Net cash provided by (used in) operating activities	1,390,158	(2,113,781)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of premises and equipment, net	(3,669)	(15,130)
Proceeds from sale of mortgage servicing rights	217,786	571,010

Net cash provided by investing activities	214,117	555,880

CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings (repayments) borrowings under warehouse lines of credit	(276,382)	1,674,697
Borrowings under operating lines of credit	456,895	449,321
Repayments under operating lines of credit	(512,595)	(344,418)
Member contributions	300,000	—
Member distributions	(949,681)	(12,930)

Net cash (used in) provided by financing activities	(981,763)	1,766,670

INCREASE IN CASH AND CASH EQUIVALENTS	622,512	208,769

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	133,283	42,113

CASH AND CASH EQUIVALENTS, END OF PERIOD	$755,795	$250,882

SUPPLEMENTAL INFORMATION
Cash paid for interest	$117,432	$115,193

The accompanying notes are an integral part of these condensed consolidated financial statements.

UNITED SHORE FINANCIAL SERVICES, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

A.	ORGANIZATION, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

United Shore Financial Services, LLC (the “Company”) was organized under the laws of the State of Michigan. The Company was incorporated on July 16, 1986, primarily doing business as United Wholesale Mortgage. The Company engages in the origination, sale and servicing of residential mortgage loans. The Company is based in Michigan but originates and services loans throughout the United States. The Company is approved as a Title II, non-supervised direct endorsement mortgagee with the United States Department of Housing and Urban Development (or “HUD”). In addition, the Company is an approved issuer with the Government National Mortgage Association (or “Ginnie Mae”), as well as an approved seller and servicer with the Federal National Mortgage Association (or “Fannie Mae”) and Federal Home Loan Mortgage Corporation (or “Freddie Mac”).

On September 15, 2020, the Company amended and restated its operating agreement to reflect SFS Holding Corp. as the sole member of the Company with one unit authorized, issued and outstanding. Historical unit and per unit amounts have been retrospectively adjusted to give effect to this change from 80,000 units authorized, issued and outstanding to the single unit.

On September 22, 2020 the Company and Gores Holdings IV, Inc., a special purpose acquisition company sponsored by an affiliate of The Gores Group, LLC, entered into a definitive agreement with respect to a business combination. Upon completion of the proposed transaction, the Company’s current owner will retain approximately 94% ownership of the combined company which will operate under the United Wholesale Mortgage name. Class A common stock of the combined company will be listed on Nasdaq under the new ticker symbol “UWMC.” The proposed business combination is expected to close in the fourth quarter of 2020, subject to customary closing conditions, including the receipt of regulatory approvals, and approval of the stockholders of Gores Holdings IV.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. As of September 30, 2020 and December 31, 2019, the Company had two subsidiaries both of which were special purpose entities that were formed and operate solely in connection with securitized warehouse facilities used by the Company in its operations. All significant intercompany balances and transactions have been eliminated.

These condensed consolidated financial statements do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America (or “GAAP”) for a full year presentation and certain disclosures have been condensed or omitted. These interim condensed consolidated financial statements are unaudited and include, in the Company’s opinion, all adjustments necessary for a fair statement of the results for the periods indicated, which are not necessarily indicative of results which may be expected for the full year. The December 31, 2019 condensed consolidated balance sheet data was derived from audited consolidated financial statements but does not include all disclosures required by GAAP for complete financial statements. These condensed consolidated financial statements and notes should be read in conjunction with the audited consolidated financial statements and footnotes thereto as of and for the year ended December 31, 2019.

Use of Estimates

The preparation of condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and

UNITED SHORE FINANCIAL SERVICES, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

A.	ORGANIZATION, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(Continued)

disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. The most sensitive accounting estimates affecting the condensed consolidated financial statements are the valuations of mortgage loans at fair value, mortgage servicing rights (or “MSRs”), derivative assets and liabilities, and the determination of the representations and warranties reserve.

Cash and Cash Equivalents

The Company considers cash and temporary investments with original maturities of three months or less to be cash and cash equivalents. The Company typically maintains cash balances in financial institutions in excess of Federal Deposit Insurance Corporation limits. The Company evaluates the creditworthiness of these financial institutions in determining the risk associated with these balances.

Mortgage Loans at Fair Value and Revenue Recognition

Mortgage loans are recorded at estimated fair value. Fair value of mortgage loans is estimated using observable market information including pricing from current cash commitments from government sponsored enterprises, recent market commitment prices, or broker quotes, as if the loans were to be sold currently into the secondary market.

A majority of the gains from mortgage loan originations are recognized when the loan is originated and it is the primary revenue recognition event as the loans are recorded at fair value. Loan origination fees are recognized as income at the time the loans are funded. Interest income is accrued at the contractual rate, unless collectability is uncertain. Loan production income also includes the unrealized gains and losses associated with the changes in the fair value of mortgage loans at fair value, the realized and unrealized gains and losses from derivative assets and liabilities and the capitalization of MSRs.

Loans are considered to be sold when the Company surrenders control over the financial assets. Control is considered to have been surrendered when the transferred assets have been isolated from the Company, beyond the reach of the Company and its creditors; the purchaser obtains the right free of conditions that constrain it from taking advantage of that right to pledge or exchange the transferred assets; and the Company does not maintain effective control over the transferred assets through an agreement that entitles or obligates the Company to repurchase or redeem the transferred assets before their maturity. The Company typically considers the above criteria to have been met when transferring title to another party where no substantive repurchase rights or obligations exist.

Derivatives

Derivatives are recognized as assets or liabilities on the condensed consolidated balance sheets and measured at fair value with changes recorded within the condensed consolidated statements of operations in the period in which they occur. The Company enters into derivative instruments to reduce its risk exposure to fluctuations in interest rates. The Company accounts for derivative instruments as free-standing derivative instruments and does not designate any for hedge accounting.

Interest rate lock commitments (or “IRLCs”) on mortgage loans to be originated or purchased which are intended to be sold are considered to be derivatives with changes in fair value recorded in the condensed consolidated statements of operations as part of loan production income. Fair value is estimated primarily

UNITED SHORE FINANCIAL SERVICES, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

A.	ORGANIZATION, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(Continued)

Derivatives (Continued)

based on relative changes in interest rates for the underlying mortgages to be originated or purchased. Fair value estimates also take into account the probability that loan commitments may not be exercised by customers.

Mortgage Servicing Rights and Revenue Recognition—Sale of MSRs

MSRs are initially recorded at estimated fair value. To determine the fair value of the servicing right created, the Company uses third party estimates of fair value at the time of origination. Subsequent fair value (measured for subsequent impairment purposes) is estimated using a third party broker based upon a valuation model that calculates the estimated present value of future cash flows. The valuation model incorporates market assumptions of the estimated market prepayment speeds, discount rate, cost to service, float value, ancillary income, inflation, and delinquency and default rates.

MSRs are amortized in proportion to the estimated future net servicing revenue. MSRs are periodically evaluated for impairment. For this purpose, the Company stratifies its MSRs based on interest rate. Changes in the estimates used to value MSRs could materially change the estimated fair value and any valuation allowances required. Management records a valuation allowance when the fair value of the mortgage servicing asset strata is less than its amortized book value. Valuation allowances are recorded as a temporary impairment to the affected strata effectively reducing recorded MSRs and incurring a charge to operations. Valuation recoveries are recorded in subsequent periods of occurrence. When a mortgage prepays, the Company permanently reduces the associated MSR in the period with a charge to operations.

Sales of MSRs are recognized when the risks and rewards of ownership have been transferred to a buyer, and a substantive down payment received. Also, any risks retained by the Company are to be reasonably quantifiable to be eligible for sale accounting.

Representations and Warranties Reserve

Loans sold to investors which the Company believes met investor and agency underwriting guidelines at the time of sale may be subject to repurchase in the event of specific default by the borrower or subsequent discovery that underwriting or documentation standards were not explicitly satisfied. The Company may, upon mutual agreement, indemnify the investor against future losses on such loans or be subject to other guaranty requirements and subject to loss. The Company initially records its exposure under such guarantees at estimated fair value upon the sale of the related loan, within accounts payable and accrued expenses, as well as within loan production income, and continues to evaluate its on-going exposures in subsequent periods. The reserve is estimated based on the Company’s assessment of its contingent and non-contingent obligations, including expected losses, expected frequency, the overall potential remaining exposure, as well as an estimate for a market participant’s potential readiness to stand by to perform on such obligations.

UNITED SHORE FINANCIAL SERVICES, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

A.	ORGANIZATION, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(Continued)

Representations and Warranties Reserve (Continued)

The activity of the representations and warranties reserve was as follows (in thousands):

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
Balance, beginning of period	$53,296	$42,481	$46,322	$33,000
Reserve charged to operations	10,858	5,999	25,574	12,772
Losses realized, net	(1,033)	(4,118)	(8,775)	(1,410)

Balance, end of period	$63,121	$44,362	$63,121	$44,362

Risks and Uncertainties

The Company encounters certain economic and regulatory risks inherent in the consumer finance business. Economic risks include interest rate risk and credit risks. The Company is subject to interest rate risk to the extent that in a rising interest rate environment, the Company may experience a decrease in loan production, as well as decreases in the value of mortgage loans at fair value and in commitments to originate loans, which may negatively impact the Company’s operations. Credit risk is the risk of default that may result from the borrowers’ inability or unwillingness to make contractually required payments during the period in which mortgage loans are being held at fair value or subsequently under any representation and warranty provisions within the Company’s sale agreements. The Company is subject to substantial regulation as it directly provides financing to consumers acquiring residential real estate.

The Company sells loans to investors without specific recourse. As such, the investors have assumed the risk of loss of default by the borrower. However, the Company is usually required by these investors to make certain standard representations and warranties relating to credit information, loan documentation and collateral. To the extent that the Company does not comply with such representations, or there are early payment defaults, the Company may be required to repurchase the loans or indemnify these investors for any losses from borrower defaults. In addition, if loans pay-off within a specified time frame, the Company may be required to refund a portion of the sales proceeds to the investors.

Reclassifications

Certain reclassifications have been made to prior year balances to conform to the current year financial statement presentation

Recently Adopted Accounting Pronouncements

In March 2020, the Financial Accounting Standards Board (“FASB”) issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting which provides practical expedients to address existing guidance on contract modifications due to the expected market transition from the London Inter-bank Offered Rate (“LIBOR”) and other interbank offered rates to alternative reference rates, such as the Secured Overnight Financing Rate. The ASU was effective upon issuance on a prospective basis beginning January 1, 2020 and may be elected over time as reference rate activities occur. The Company will evaluate debt and other contracts that are modified in the future to ensure they are eligible for modification relief and apply the practical expedients as needed.

UNITED SHORE FINANCIAL SERVICES, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

A.	ORGANIZATION, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(Continued)

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, as amended, which amends the guidance for recognizing credit losses on financial instruments measured at amortized cost including receivables. The ASU requires measurement and recognition of expected versus incurred credit losses using a lifetime credit loss measurement approach. Substantially all of the Company’s financial assets are measured at fair value and are therefore not subject to the guidance; however, the Company determined that receivables and Ginnie Mae early buyout loans are within the scope of the ASU. Ginnie Mae early buyout loans are insured by the Federal Housing Administration (or “FHA”) or guaranteed by the Department of Veterans Affairs (or “VA”) which limits the Company’s exposure to potential credit-related losses to an immaterial amount. Further, the estimated credit-related losses of the Company’s receivables are also immaterial due to the short-term nature of the assets. Servicing advances are generally expected to be fully reimbursed under the terms of the servicing agreements. The guidance is effective January 1, 2020. The adoption did not have a material impact on the Company’s consolidated financial statements.

In August 2018, the FASB issued an ASU that further that removes, modifies or adds certain disclosure requirements for fair value measurements. The guidance is effective January 1, 2020. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

In March 2020, the FASB issued ASU No. 2020-03, Codification Improvements to Financial Instruments (or “ASU 2020-03”). ASU 2020-03 improves and clarifies various financial instruments topics to increase shareholder awareness and make the standards easier to understand and apply by eliminating inconsistencies and providing clarifications. The Company adopted ASU 2020-03 upon issuance, with no material effect on the Company’s consolidated financial position, results of operations or cash flows.

B.	MORTGAGE LOANS AT FAIR VALUE

Mortgage loans at fair value consist of the following (in thousands):

	September 30, 2020	December 31, 2019
Mortgage loans, unpaid principal balance	$5,009,892	$5,309,394
Premiums paid on mortgage loans	51,288	88,913
Fair value adjustment	154,016	48,003

	$5,215,196	$5,446,310

UNITED SHORE FINANCIAL SERVICES, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

C.	DERIVATIVES

The Company enters into interest rate lock commitments (IRLCs) to originate residential mortgage loans, at specified interest rates and terms within a specified period of time, with customers who have applied for a loan and meet certain credit and underwriting criteria. To determine the fair value of the IRLCs, each loan is evaluated based upon its stage in the application, approval and origination process for its likelihood of consummating the transaction (or “pullthrough”). Pullthrough is estimated based on changes in market conditions, loan stage, and actual borrower behavior using a historical analysis of IRLC closing rates. Generally, the further into the process the more likely the IRLC is to become a loan. The blended average pullthrough rate was 87% and 81%, for the nine months ended September 30, 2020 and 2019, respectively. The Company uses forward mortgage backed security contracts, which are known as forward loan sale commitments (or FLSCs), to economically hedge the IRLCs.

The following summarizes derivative instruments (in thousands):

	September 30, 2020			December 31, 2019
	Fair Value	Notional Amount		Fair Value	Notional Amount
IRLCs, net	$44,192	$12,679,184	(a)	$16,786	$6,727,739	(a)
FLSCs, net	(34,637)	16,395,549		(14,506)	10,674,680

Total	$9,555			$2,280

(a)	Pullthrough rate adjusted

D.	MORTGAGE SERVICING RIGHTS, NET

The following summarizes the activity of MSRs (in thousands):

	Three months ended September 30, 2020	Three months ended September 30, 2019	Nine months ended September 30, 2020	Nine months ended September 30, 2019
Balance, beginning of period	$924,260	$289,221	$731,353	$368,117
Additions	567,963	307,596	1,335,654	797,425
Amortization	(72,152)	(20,969)	(172,440)	(46,709)
Loans paid in full	(81,295)	(3,276)	(153,126)	(17,512)
Sales	(12,023)	(50,201)	(298,007)	(538,587)
Recovery (impairment)	84,519	(21,827)	(32,162)	(62,190)

Balance, end of period	$1,411,272	$500,544	$1,411,272	$500,544

The unpaid principal balance of mortgage loans serviced approximated $153.1 billion and $52.3 billion at September 30, 2020 and 2019, respectively. Conforming conventional loans serviced by the Company have previously been sold to Fannie Mae and Freddie Mac on a non-recourse basis, whereby foreclosure losses are generally the responsibility of Fannie Mae and Freddie Mac, and not the Company. Loans serviced for Ginnie Mae are insured by the FHA, guaranteed by the VA, or insured by other applicable government programs. While the above guarantees and insurance are the responsibility of those parties, the Company is still subject to potential losses related to its servicing of these loans. Those estimated losses are incorporated into the valuation of MSRs.

UNITED SHORE FINANCIAL SERVICES, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

D.	MORTGAGE SERVICING RIGHTS, NET

(Continued)

The key unobservable inputs used in determining the fair value of the Company’s MSRs were as follows at September 30, 2020 and December 31, 2019:

	At September 30, 2020	At December 31, 2019
Discount rates	9.01% – 14.52%	9.0% – 14.5%
Annual prepayment speeds	8.1% – 39.5%	8.2% – 30.8%
Cost of servicing	$90 – $151	$90 – $138

The Company views these unobservable inputs as the most critical in assessing the fair value of its MSRs, which had an estimated fair value of approximately $1.426 billion and $744 million at September 30, 2020 and December 31, 2019, respectively.

The hypothetical effect of an adverse change in these key assumptions would result in a decrease in fair values as follows at September 30, 2020 and December 31, 2019 (in thousands):

	At September 30, 2020	At December 31, 2019
Discount rate:
Effect on value—10% adverse change	$(47,034)	$(25,580)
Effect on value—20% adverse change	$(90,944)	$(49,396)
Prepayment speeds:
Effect on value—10% adverse change	$(70,924)	$(34,208)
Effect on value—20% adverse change	$(136,790)	$(65,744)
Cost of servicing:
Effect on value—10% adverse change	$(18,388)	$(8,879)
Effect on value—20% adverse change	$(36,776)	$(17,759)

These sensitivities are hypothetical and should be used with caution. As the table demonstrates, the Company’s methodology for estimating the fair value of MSRs is highly sensitive to changes in assumptions. For example, actual prepayment experience may differ and any difference may have a material effect on MSR fair value. Changes in fair value resulting from changes in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, in this table, the effect of a variation in a particular assumption of the fair value of the MSRs is calculated without changing any other assumption; in reality, changes in one factor may be associated with changes in another (for example, decreases in market interest rates may indicate higher prepayments; however, this may be partially offset by lower prepayments due to other factors such as a borrower’s diminished opportunity to refinance), which may magnify or counteract the sensitivities. Thus, any measurement of MSR fair value is limited by the conditions existing and assumptions made as of a particular point in time. Those assumptions may not be appropriate if they are applied to a different point in time.

UNITED SHORE FINANCIAL SERVICES, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

E.	OPERATING LINES OF CREDIT

The Company had the following lines of credit with financial institutions at September 30, 2020 and at December 31, 2019 (in thousands):

	At September 30, 2020	At December 31, 2019
$400 million line of credit agreement expiring December 31, 2022. Interest at variable rates based on a spread to the one month LIBOR rate. Line is collateralized by MSRs.	$320,300	$251,000

$125 million line of credit agreement expired on September 14, 2020. Interest at variable rates based on a spread to the one month LIBOR rate. Line is collateralized by MSRs and is a sublimit of the $400 million repurchase agreement disclosed in Note F.	—	125,000

	$320,300	$376,000

F.	WAREHOUSE LINES OF CREDIT

The Company had the following warehouse lines of credit with financial institutions as of September 30, 2020 and as of December 31, 2019 (in thousands):

Warehouse Lines of Credit	Expiration Date	At September 30, 2020	At December 31, 2019
$250 Million	11/17/2020	$69,031	$355,540
$200 Million(2)	12/24/2020	118,282	150,229
$1.5 Billion	1/11/2021	776,789	510,954
$1.0 Billion	1/11/2021	510,672	513,645
$800 Million	3/5/2021	696,218	314,728
$2.0 Billion	5/7/2021	1,065,434	1,384,903
$150 Million	5/25/2021	105,831	133,196
$400 Million	6/23/2021	150,562	436,437
$2.0 Billion	7/1/2021	994,042	800,764
$200 Million	7/7/2021	176,064	156,632
$500 Million	7/23/2021	116,537	—
$750 Million	9/7/2021	1,586	—
$150 Million	9/19/2021	79,281	106,256
$400 Million(1)	9/23/2021	—	240,620
$250 Million	No expiration	52,877	85,683
$100 Million(3)	1/11/2021	—	—
$150 Million	No expiration	—	—
$300 Million(3)	12/31/2020	—	—

		$4,913,206	$5,189,587

(1)	Line had a $125 million MSR sublimit as disclosed in Note E.

(2)	Line had a $55 million MSR sublimit that was closed during the year ended December 31, 2019.

(3)	Line had zero borrowing capacity at September 30, 2020.

All interest rates are variable based on a spread to the one-month LIBOR rate.

UNITED SHORE FINANCIAL SERVICES, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

F.	WAREHOUSE LINES OF CREDIT

(Continued)

As of September 30, 2020, the Company had pledged mortgage loans at fair value as collateral under the above warehouse lines of credit. The above agreements also contain covenants which include certain financial requirements, including maintenance of minimum tangible net worth, minimum liquidity, maximum debt to net worth ratio, net income, and limitations on additional debt, as defined in the agreements. The Company was in compliance with all debt covenants as of September 30, 2020.

G.	EQUIPMENT NOTE PAYABLE

During 2019, the Company entered into a note payable, secured by equipment, with a financial institution with monthly payments of $0.5 million beginning January 1, 2020. Interest accrues at 5.99% per annum. The note matures December 2024. The balance outstanding was $25.9 million at September 30, 2020.

H.	COMMITMENTS AND CONTINGENCIES

Commitments to Originate Loans

As of September 30, 2020, the Company had approximately $14.0 billion in notional amounts of IRLCs, whereby a potential borrower has agreed to interest rates and pricing of a potential loan. These contracts potentially expose the Company to interest rate or pricing risk and are economically hedged with forward mortgage backed security contracts (FLSCs). Additionally, as of September 30, 2020, the Company had agreed to extend credit to potential borrowers for approximately $17.7 billion. These contracts represent off balance sheet credit risk where the Company may be required to extend credit to these borrowers based on the prevailing interest rates and prices at the time of execution.

Leases

The Company has lease arrangements related to its corporate headquarters and equipment. The Company’s operating lease agreements have remaining terms ranging from 3 year to 17 years. Certain of the operating lease agreements have renewal options of five years.

Total lease expense under all operating leases amounted to $4.3 million and $2.0 million for the three months ended September 30, 2020 and 2019, respectively and $11.4 million and $5.9 million for the nine months ended September 30, 2020 and 2019, respectively. Lease expense paid to a related party was $3.3 million and $2.6 million for the three months ended September 30, 2020 and 2019, respectively and $10.0 million and $7.6 million for the nine months ended September 30, 2020 and 2019, respectively.

Supplemental cash flow information related to leases was as follows (in thousands):

	Nine months ended
	September 30, 2020	September 30, 2019
Cash paid for operating leases	$12,091	$5,683
Operating lease right-of-use assets recognized for new operating leases	$37,026	$—

UNITED SHORE FINANCIAL SERVICES, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

H.	COMMITMENTS AND CONTINGENCIES

(Continued)

Additional supplemental information related to leases was as follows:

	September 30, 2020	December 31, 2019
Weighted average remaining lease term of operating leases	14.1 years	16 years
Weighted average discount rate of operating leases	6%	6%

The maturities of the Company’s operating lease liabilities are summarized below (in thousands):

As of September 30,	Amounts
2021	18,006
2022	18,216
2023	13,785
2024	10,695
2025	10,708
Thereafter	123,020

Total lease payments	194,430
Less imputed interest	(71,991)

Total	$122,439

Regulatory Net Worth Requirements

In accordance with the regulatory requirements of HUD, governing non-supervised, direct endorsement mortgagees, the Company is required to maintain a net worth (as defined by HUD) of $2,500,000. At September 30, 2020, the Company exceeded the regulatory net worth requirement.

In accordance with the regulatory requirements of Ginnie Mae, governing issuers of Ginnie Mae securities, the Company is required to maintain a net worth (as defined by Ginnie Mae) of $423.6 million. At September 30, 2020, the Company exceeded the regulatory net worth requirement.

Guarantee of SFS Holding Corp. 2020 Senior Secured Notes

On May 15, 2020, SFS Holding Corp., the Company’s member, issued and sold $200 million in aggregate principal amount of senior secured notes and on June 15, 2020 and July 15, 2020, SFS Holding Corp. issued and sold an additional aggregate $100 million in principal amount of senior secured notes (collectively, the “SFS Notes”) and has the ability to issue up to an additional $200 million in principal amount of senior secured notes on the same terms. The Company has guaranteed the SFS Notes.

The SFS Notes mature on May 15, 2025 and bear interest at a rate of 15.50% per annum. Interest on the SFS Notes is payable quarterly commencing on September 30, 2020. The Note Purchase Agreement governing the SFS Notes contains certain covenants limiting SFS Holding Corp.’s ability and the Company’s ability to, among other things, incur or guarantee additional indebtedness, create liens, make certain investments, pay dividends on or make payments in respect of capital stock, consolidate or merge with other companies, sell certain assets, enter into transactions with affiliates, and engage in any business other than its current lines of business, except as permitted by the Note Purchase Agreement. Failure to comply with these covenants could result in a default under the Note Purchase Agreement unless a waiver of default is obtained. The Note Purchase Agreement governing the SFS Notes also contains customary events of default.

UNITED SHORE FINANCIAL SERVICES, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

H.	COMMITMENTS AND CONTINGENCIES

(Continued)

In connection with the offering of the SFS Notes, pursuant to the Pledge and Security Agreement, dated May 15, 2020, by and between SFS Holding Corp., as grantor, in favor of the collateral agent, SFS Holding Corp. granted the collateral agent a security interest in all of SFS Holding Corp.’s assets, including accounts (other than excluded accounts), chattel paper, commercial tort claims, deposit accounts (other than excluded accounts), documents, general intangibles (including all payment intangibles, intellectual property, and licenses), goods, instruments (including promissory notes), investment property, letter-of-credit rights, the equity interests of the Company held by SFS Holding Corp., pledged interests, supporting obligations, and all other tangible and intangible personal property of SFS Holding Corp. and all proceeds of any of the above. In addition, SFS Holding Corp. agreed to use its reasonable best efforts to obtain security over all or a portion of the Company’s assets as additional collateral upon obtaining the necessary consents, by which we would grant a security interest on a first lien basis on all unencumbered assets and a security interest on a junior lien basis for any assets subject to liens.

SFS Holding Corp. repaid and terminated the SFS Notes in full on September 16, 2020.

I.	FAIR VALUE MEASUREMENTS

Financial Instruments—Assets and Liabilities Measured at Fair Value on a Recurring Basis

The following are the major categories of financial assets and liabilities measured at fair value on a recurring basis (in thousands):

	September 30, 2020
Description	Level 1	Level 2	Level 3	Total
Mortgage loans at fair value	$—	$5,215,196	$—	$5,215,196
IRLCs	—	—	44,192	44,192
FLSCs	—	(34,637)	—	(34,637)

Total	$—	$5,180,559	$44,192	$5,224,751

	December 31, 2019
Description	Level 1	Level 2	Level 3	Total
Mortgage loans at fair value	$ —	$5,446,310	$—	$5,446,310
IRLCs	—	—	16,786	16,786
FLSCs	—	(14,506)	—	(14,506)

Total	$—	$5,431,804	$16,786	$5,448,590

As of September 30, 2020 and December 31, 2019, mortgage loans at fair value included fair value adjustments of $154.0 million and $48.0 million respectively. These fair value adjustments include the relative changes in the values of closed loans from the original pricing of the prospective loan (while it was an IRLC) to period end, subsequent market interest rate movements, and includes gain margin for the recorded loans based on external market indications of fair value.

Derivative assets and liabilities solely represent fair value of adjustments for the contracts based upon their original contract dates relative to the period end pricing for the contracts. The derivative contracts that the Company enters into are initially recorded at zero value as they are entered into at market prices on the date of execution. Subsequent changes in market conditions, primarily interest rates, drive the value of the

UNITED SHORE FINANCIAL SERVICES, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

I.	FAIR VALUE MEASUREMENTS

(Continued)

Company’s derivative contracts and such fair value adjustments represent the respective derivative assets and liabilities.

Refer to Note D for disclosure of qualitative and quantitative information related to the key unobservable inputs used in determining the fair value of the Company’s MSRs on a non-recurring basis, measured for purposes of evaluating subsequent impairment after initial recognition.

Level 3 Issuances and Transfers

The Company issues IRLCs which are considered derivatives. If the contract converts to a loan, the implied value, which is solely based upon interest rate changes, is incorporated in the basis of the fair value of the loan. If the IRLC does not convert to a loan, the basis is reduced to zero as the contract has no continuing value. The Company does not track the basis of the individual IRLCs that convert to a loan, as that amount has no relevance to the presented condensed consolidated financial statements.

Transfers into and out of Level 3 specific to the Company’s IRLC asset are equivalent to the net change in unrealized gain of approximately $27.4 million for the nine months ended September 30, 2020.

Due to their nature and respective terms, the carrying value of cash and cash equivalents, receivables, payables, note payable and warehouse and operating lines of credit approximate their fair value as of September 30, 2020 and December 31, 2019, respectively.

J.	RELATED PARTY TRANSACTIONS

During the nine months ended September 30, 2020 and September 30, 2019, the Company incurred approximately $11.3 million and $8.4 million, respectively, in expenses with various companies related through common ownership. The Company incurred expenses of approximately $10.0 million in rent, $0.5 million in legal fees, $0.3 million primarily related to direct origination costs and $0.5 million in other general and administrative expenses for the nine months ended September 30, 2020. The Company incurred expenses of approximately $7.6 million in rent, $0.5 million in legal fees, $0.3 million primarily related to direct origination costs and $0.1 million in other general and administrative expenses for the nine months ended September 30, 2019.

K.	SUBSEQUENT EVENTS

The Company is closely monitoring the public health response and economic impacts of COVID-19. There is significant uncertainty related to the economic outcomes from this global pandemic, including the response of the federal, state and local governments as well as regulators such as the Federal Housing Finance Agency (or “FHFA”).

The Company believes that its strong balance sheet and access to capital provides it with liquidity for continued growth amid the significant volatility. This is evidenced by the Company’s loan origination volume which increased 68.6% for the nine months ended September 30, 2020 as compared to the prior year period, and increased 81.0% for the three months ended September 30, 2020 as compared to the prior year period.

On November 3, 2020, the Company issued $800.0 million in aggregate principal amount of senior unsecured notes due November 15, 2025 (the “Senior Notes”). The Senior Notes accrue interest at a rate of

UNITED SHORE FINANCIAL SERVICES, LLC

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

K.	SUBSEQUENT EVENTS

(Continued)

5.500% per annum. Interest on the Senior Notes is due semi-annually on May 15 and November 15 of each year, beginning on May 15, 2021. The Company intends to (1) use approximately $500.0 million of the net proceeds from the offering of Senior Notes for general corporate purposes to fund future growth and (2) distribute the remainder to SFS Holding Corp., the Company’s member, for tax distributions.

On or after November 15, 2022, the Company may, at its option, redeem the Senior Notes in whole or in part during the twelve-month period beginning on the following dates at the following redemption prices: November 15, 2022 at 102.750%, November 15, 2023 at 101.375%, or November 15, 2024 until maturity at 100.000%, of the principal amount of the Senior Notes to be redeemed on the redemption date plus accrued and unpaid interest. Prior to November 15, 2022, the Company may, at its option, redeem up to 40% of the aggregate principal amount of the Senior Notes originally issued at a redemption price of 105.500% of the principal amount of the Senior Notes to be redeemed on the redemption date plus accrued and unpaid interest with the net proceeds of certain equity offerings. In addition, the Company may, at its option, redeem the Senior Notes prior to November 15, 2022 at a price equal to 100% of the principal amount redeemed plus a “make-whole” premium, plus accrued and unpaid interest.

The indenture governing the Senior Notes contains customary covenants, subject to a number of exceptions and qualifications, including restrictions on the ability of the Company to (1) incur additional non-funding indebtedness unless either (y) the Fixed Charge Coverage Ratio (as defined in the indenture) is no less than 3.0 to 1.0 or (z) the Debt-to-Equity Ratio (as defined in the indenture) does not exceed 2.0 to 1.0, (2) merge, consolidate or sell assets, (3) make restricted payments, including distributions, (4) enter into transactions with affiliates, (5) enter into sale and leaseback transactions and (6) incur liens securing indebtedness.

Management has evaluated subsequent events through November 3, 2020, the date on which the condensed consolidated financial statements were available to be issued.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Owner

United Shore Financial Services, LLC

Pontiac, Michigan

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of United Shore Financial Services, LLC (the “Company”), as of December 31, 2019 and 2018, the related consolidated statements of operations, changes in member’s equity and cash flows for each of the two years in the period ended December 31, 2019, and the related notes (collectively, referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2019, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatements, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Richey, May and Co., LLP

We have served as the Company’s auditor since 2012.

Englewood, Colorado

September 25, 2020

UNITED SHORE FINANCIAL SERVICES, LLC

CONSOLIDATED BALANCE SHEETS

(in thousands, except unit data)

	December 31,
	2019	2018
ASSETS
Cash and cash equivalents	$133,283	$42,113
Mortgage loans at fair value	5,446,310	2,517,760
Accounts receivable, net	163,473	75,430
Derivative assets	24,689	17,595
Mortgage servicing rights, net	731,353	368,117
Premises and equipment, net	55,950	48,580
Operating lease right-of-use asset, net (includes $73,185 with related parties)	79,485	—
Other assets	19,551	10,500

TOTAL ASSETS	$6,654,094	$3,080,095

LIABILITIES AND MEMBER’S EQUITY
Accounts payable and accrued expenses	$282,995	$219,095
Warehouse lines of credit	5,189,587	2,352,899
Derivative liabilities	22,409	28,954
Operating lines of credit	376,000	160,096
Equipment note payable	30,000	—
Operating lease liability (includes $85,480 with related parties)	91,780	—

Total liabilities	5,992,771	2,761,044

Commitments and contingencies (Note K)	—	—

Member’s equity:
Membership units (no par); 80,000 units authorized, issued and outstanding at December 31, 2019 and 2018	—	—
Additional paid-in capital	24,839	24,839
Retained earnings	636,484	294,212

Total member’s equity	661,323	319,051

TOTAL LIABILITIES AND MEMBER’S EQUITY	$6,654,094	$3,080,095

The accompanying notes are an integral part of these consolidated financial statements.

UNITED SHORE FINANCIAL SERVICES, LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except unit and per unit data)

	Years Ended December 31,
	2019	2018
REVENUE
Loan production income	$1,043,483	$334,197
Loan servicing income	102,288	82,952
(Loss) gain on sale of mortgage servicing rights	(22,480)	91,130
Interest income	155,129	85,018

Total revenue	1,278,420	593,297

EXPENSES
Salaries, commissions and benefits	372,172	233,125
Direct loan production costs	34,434	24,817
Professional services	37,785	13,943
Occupancy and equipment	40,095	27,018
Marketing, travel, and entertainment	23,433	14,742
Depreciation and amortization of premises and equipment	9,405	5,456
Other general and administrative	13,196	21,372
Servicing costs	30,936	18,458
Amortization, impairment and pay-offs of mortgage servicing rights	137,776	57,406
Interest expense	164,131	85,587

Total expenses	863,363	501,924

EARNINGS BEFORE INCOME TAXES	415,057	91,373

PROVISION FOR INCOME TAXES	—	57

NET INCOME	$415,057	$91,316

Basic income per common unit:	$5,188	$1,141
Units used to determine basic income per unit:	80,000	80,000
Distributions per unit	$909.81	$67.16

The accompanying notes are an integral part of these consolidated financial statements.

UNITED SHORE FINANCIAL SERVICES, LLC

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBER’S EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2019 AND 2018

(in thousands, except unit data)

	Member’s Equity		Additional Paid-in Capital	Retained Earnings	Total
	Units	Amount
Balance, December 31, 2017	80,000	$—	$24,839	$208,269	$233,108
Distributions				(5,373)	(5,373)
Net income				91,316	91,316

Balance, December 31, 2018	80,000	—	24,839	294,212	319,051
Distributions				(72,785)	(72,785)
Net income				415,057	415,057

Ending Balance, December 31, 2019	80,000	$—	$24,839	$636,484	$661,323

The accompanying notes are an integral part of these consolidated financial statements.

UNITED SHORE FINANCIAL SERVICES, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$415,057	$91,316
Adjustments to reconcile net income to net cash used in operating activities:
Loss (gain) on sale of mortgage servicing rights	22,480	(91,130)
Reserve for representations and warranties	19,153	10,327
Capitalization of mortgage servicing rights	(1,126,965)	(349,413)
Amortization and pay-offs of mortgage servicing rights	117,217	57,406
Impairment on mortgage servicing rights, net	20,559	—
Depreciation and amortization of premises and equipment	9,405	5,456
Amortization of right-of-use assets	2,520	—
Increase in:
Mortgage loans at fair value	(2,928,550)	(675,063)
Accounts receivable, net	(4,907)	(35,300)
Derivative assets	(7,094)	(11,817)
Other assets	(9,051)	(3,407)
Increase (decrease) in:
Accounts payable and accrued expenses	(19,291)	56,895
Derivative liabilities	(6,545)	18,557

Net cash used in operating activities	(3,496,012)	(926,173)

CASH FLOW FROM INVESTING ACTIVITIES
Purchases of premises and equipment, net	(16,775)	(53,274)
Proceeds from sale of mortgage servicing rights	594,150	224,012

Net cash provided by investing activities	577,375	170,738

CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings under warehouse lines of credit	2,836,688	639,145
Borrowings under equipment note payable	30,000	—
Borrowings under operating lines of credit	798,321	407,900
Repayments under operating lines of credit	(582,417)	(312,804)
Member distributions	(72,785)	(5,373)

Net cash provided by financing activities	3,009,807	728,868

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	91,170	(26,567)
CASH AND CASH EQUIVALENTS, BEGINNING OF THE YEAR	42,113	68,680

CASH AND CASH EQUIVALENTS, END OF YEAR	$133,283	$42,113

SUPPLEMENTAL INFORMATION
Cash paid for interest	$157,813	$83,780

The accompanying notes are an integral part of these consolidated financial statements.

UNITED SHORE FINANCIAL SERVICES, LLC

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2019 AND 2018

A.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

United Shore Financial Services, LLC (the “Company”) was organized under the laws of the State of Michigan. The Company was incorporated on July 16, 1986, primarily doing business as United Wholesale Mortgage. The Company engages in the origination, sale and servicing of residential mortgage loans. The Company is based in Michigan but originates and services loans throughout the United States. The Company is approved as a Title II, non-supervised direct endorsement mortgagee with the United States Department of Housing and Urban Development (or “HUD”). In addition, the Company is an approved issuer with the Government National Mortgage Association (or “Ginnie Mae”), as well as an approved seller and servicer with the Federal National Mortgage Association (or “Fannie Mae”) and Federal Home Loan Mortgage Corporation (or “Freddie Mac”).

Basis of Presentation

The consolidated financial statements of the Company have been prepared in conformity with accounting principles generally accepted in the United States of America (or “GAAP”).

Principles of Consolidation

The Company’s consolidated financial statements include the accounts of the Company and its two wholly-owned subsidiaries both of which were special purpose entities that were formed and operate solely in connection with securitized warehouse facilities used by the Company in its operations. All significant intercompany balances and transactions have been eliminated.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The most sensitive accounting estimates affecting the consolidated financial statements are the valuations of mortgage loans at fair value, mortgage servicing rights (or “MSRs”), derivative assets and liabilities, and the determination of the representations and warranties reserve.

Cash and Cash Equivalents

For cash flow purposes, the Company considers cash and temporary investments with original maturities of three months or less, to be cash and cash equivalents. The Company typically maintains balances in financial institutions in excess of Federal Deposit Insurance Corporation limits. The Company evaluates the creditworthiness of these financial institutions in determining the risk associated with these balances.

Mortgage Loans at Fair Value and Revenue Recognition

Mortgage loans are recorded at estimated fair value. Fair value of mortgage loans is estimated using observable market information including pricing from current cash commitments from government sponsored enterprises, recent market commitment prices, or broker quotes, as if the loans were to be sold currently into the secondary market.

UNITED SHORE FINANCIAL SERVICES, LLC

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2019 AND 2018

A.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(Continued)

Mortgage Loans at Fair Value and Revenue Recognition (Continued)

A majority of the gains from mortgage loan originations are recognized when the loan is originated and it is the primary revenue recognition event as the loans are recorded at fair value. Loan origination fees are recognized as income at the time the loans are funded. Interest income is accrued, at the contractual rate, unless collectability is uncertain. Loan production income also includes the unrealized gains and losses associated with the changes in the fair value of mortgage loans at fair value, the realized and unrealized gains and losses from derivative assets and liabilities and the capitalization of MSRs.

Loans are considered to be sold when the Company surrenders control over the financial assets. Control is considered to have been surrendered when the transferred assets have been isolated from the Company, beyond the reach of the Company and its creditors; the purchaser obtains the right free of conditions that constrain it from taking advantage of that right to pledge or exchange the transferred assets; and the Company does not maintain effective control over the transferred assets through an agreement that entitles or obligates the Company to repurchase or redeem the transferred assets before their maturity. The Company typically considers the above criteria to have been met when transferring title to another party where no substantive repurchase rights or obligations exist.

Derivatives

Derivatives are recognized as assets or liabilities on the consolidated balance sheets and measured at fair value with changes recorded within the consolidated statements of operations in the period in which they occur. The Company enters into derivative instruments to reduce its risk exposure to fluctuations in interest rates. The Company accounts for derivative instruments as free-standing derivative instruments and does not designate any for hedge accounting.

Interest rate lock commitments (or “IRLCs”) on mortgage loans to be originated or purchased which are intended to be sold are considered to be freestanding derivatives with changes in fair value recorded on the consolidated statements of operations as part of loan production income. Fair value is estimated primarily based upon relative changes in interest rates for the underlying mortgages to be originated or purchased. Fair value estimates also take into account the probability that loan commitments may not be expected to be exercised by customers.

Loan Origination Fees and Expenses

Loan origination fees represent revenue earned from loan production and are included in loan production income on the consolidated statements of operations. Loan origination fees generally represent flat, per-loan fee amounts and are recognized as revenue at the time the loans are funded. Loan origination expenses are charged to operations as incurred and are included in direct loan production costs on the consolidated statements of operations.

Interest Income

Interest income on mortgage loans at fair value is accrued based upon the principal amount outstanding and contractual interest rates. Income recognition is discontinued when loans become 90 days delinquent or when in management’s opinion, the collectability of principal and interest becomes doubtful and the specific loan is put on nonaccrual status.

UNITED SHORE FINANCIAL SERVICES, LLC

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2019 AND 2018

A.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(Continued)

Loan Servicing Income

Loan servicing income represents revenue earned for servicing loans for various investors. The loan servicing income is based on a contractual percentage of the outstanding principal balance and is recognized into revenue as the related mortgage payments are received by the Company’s subservicer. Loan servicing expenses are charged to operations as incurred.

Servicing Advances

Servicing advances represent advances on behalf of customers and investors to cover delinquent balances for property taxes, insurance premiums and other out-of-pocket costs. Advances are made in accordance with the servicing agreements and are recoverable upon liquidation. The Company periodically evaluates the advances for collectability and amounts are written-off when they are deemed uncollectible. Management has determined that certain amounts are not fully collectible and has recorded an allowance of approximately $125 thousand and $22 thousand at December 31, 2019 and 2018, respectively. Servicing advances are included in accounts receivable, net on the consolidated balance sheets.

Premises and Equipment, Net

Premises and equipment is recorded at cost and depreciated or amortized using the straight line method over the estimated useful lives of the assets. The following is a summary of premises and equipment, net at December 31 (in thousands):

	Useful lives (years)	2019	2018
Furniture and equipment	3 - 10	$17,976	$12,867
Computer software	1 - 3	1,480	1,185
Leasehold improvements	(a)	50,633	39,262
Accumulated depreciation and amortization		(14,139)	(4,734)

Premises and equipment, net		$55,950	$48,580

(a) Amortized over the shorter of the related lease term or the estimated useful life of the assets.

Mortgage Servicing Rights and Revenue Recognition - Sale of MSRs

MSRs are initially recorded at estimated fair value. To determine the fair value of the servicing right created, the Company uses third party estimates of fair value at the time of origination. Subsequent fair value is estimated using a third party broker based upon a valuation model that calculates the estimated present value of future cash flows. The valuation model incorporates assumptions that we believe market participants would use in acquiring the MSRs including market estimates of the estimated market prepayment speeds, discount rate, cost to service, float value, ancillary income, inflation, and delinquency and default rates.

MSRs are amortized in proportion to the estimated future net servicing revenue. MSRs are periodically evaluated for impairment. For this purpose, the Company stratifies its MSRs based on interest rate.

UNITED SHORE FINANCIAL SERVICES, LLC

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2019 AND 2018

A.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(Continued)

Changes in the estimates used to value MSRs could materially change the estimated fair value and any valuation allowances required. Management records a valuation allowance when the fair value of the mortgage servicing asset strata is less than its amortized book value. Valuation allowances are recorded as a temporary impairment to the affected strata effectively reducing recorded MSRs and incurring a charge to operations. Valuation allowance recoveries are recorded in subsequent periods of occurrence. When a mortgage loan prepays, the Company permanently reduces the associated MSR in the period with a charge to operations.

Sales of MSRs are recognized when the risks and rewards of ownership have been transferred to a buyer, and a substantive down payment received. Also, any risks retained by the Company are to be reasonably quantifiable to be eligible for sale.

Loans Eligible for Repurchase from Ginnie Mae

When the Company has the unilateral right to repurchase Ginnie Mae pool loans it has previously sold (generally loans that are more than 90 days past due) and the call option results in a more than trivial benefit to the Company, the previously sold assets are required to be re-recognized on the consolidated balance sheets. The recognition of previously sold loans does not impact the accounting for the previously recognized MSRs. At December 31, 2019, the Company had recorded such Ginnie Mae pools in loans at fair value totaling $21.7 million, which is recorded at fair value of $18.4 million, with a related purchase liability equal to the gross amount of the loan. The Company repurchased Ginnie Mae delinquent or defaulted mortgage loans in the amount of $10.9 million during the year ended December 31, 2019. At December 31, 2018, the Company had recorded such Ginnie Mae pools in loans at fair value totaling $20.5 million, which is recorded at fair value of $17.4 million, with a related purchase liability equal to the gross amount of the loan. The Company repurchased Ginnie Mae delinquent or defaulted mortgage loans in the amount of $5.8 million during the year ended December 31, 2018.

Real Estate Owned

At the time of foreclosure, real estate owned is recorded at the lower of the Company’s cost or the asset’s fair value less costs to sell. After foreclosure, these assets are carried at the lower of their new cost basis or fair value less cost to sell. Costs incurred in maintaining the foreclosed real estate and subsequent write-downs to reflect declines in the fair value are expensed as incurred. The Company had no real estate owned at December 31, 2019 and 2018.

Representations and Warranties Reserve

Loans sold to investors which the Company believes met investor and agency underwriting guidelines at the time of sale may be subject to repurchase in the event of specific default by the borrower or subsequent discovery that underwriting or documentation standards were not explicitly satisfied. The Company may, upon mutual agreement, indemnify the investor against future losses on such loans or be subject to other guaranty requirements and subject to loss. The Company initially records its exposure under such guaranties at estimated fair value upon the sale of the related loan, within accounts payable and accrued expenses, as well as within loan production income, and continues to evaluate its on-going exposures in subsequent periods. The reserve is estimated based on the Company’s assessment of its contingent and non-contingent obligations, including expected losses, expected frequency, the overall potential remaining exposure, as well as an estimate for a market participant’s potential readiness to stand by to perform on such obligations.

UNITED SHORE FINANCIAL SERVICES, LLC

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2019 AND 2018

A.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(Continued)

The reserve is included in accounts payable and accrued expenses on the consolidated balance sheets. The reserve charged to operations is included in loan production income on the consolidated statements of operations. The activity of the representations and warranties reserve is as follows for the years ended December 31 (in thousands):

	2019	2018
Balance, beginning of year	$32,999	$31,200
Reserve charged to operations	19,153	10,327
Losses realized	(5,830)	(8,528)

Balance, end of year	$46,322	$32,999

Escrow and Fiduciary Funds

The Company maintains segregated bank accounts in trust for investors and escrow balances for mortgagors. The balances of these accounts amounted to $374.3 million and $197.4 million at December 31, 2019 and 2018, respectively, and are excluded from the consolidated balance sheets.

Advertising and Marketing

Advertising and marketing is expensed as incurred and amounted to $5.6 million and $3.8 million for the years ended December 31, 2019 and 2018, respectively, and is included in marketing, travel, and entertainment expenses on the consolidated statements of operations.

Income Taxes

The Company has elected to be taxed as a partnership for income tax purposes. Accordingly, taxable income or loss of the Company is reported on the income tax returns of the member and no provision for federal income taxes has been recorded in the accompanying consolidated financial statements. The Company is subject to certain state income taxes which are included on the consolidated statements of operations.

Basic Earnings Per Unit

The Company calculates basic earnings per unit using 80,000 units, which is the capital structure of the Company.

Operating Segments

The Company operates as one segment. Operating segments are defined as components of an enterprise for which separate financial information is regularly evaluated by the chief operating decision maker (or “CODM”), which is the Company’s chief executive officer, in deciding how to allocate resources and assess performance. The Company’s CODM evaluates the Company’s financial information on a consolidated basis.

UNITED SHORE FINANCIAL SERVICES, LLC

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2019 AND 2018

A.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(Continued)

Contingencies

The Company evaluates contingencies based on information currently available and establishes an accrual for those matters when a loss contingency is considered probable and the related amount is reasonably estimable. For matters where a loss is believed to be reasonably possible but not probable, no accrual is established by the nature of the loss contingency and an estimate of the reasonably possible range of loss in excess of amount accrued, when such estimate can be made, is disclosed. In deriving an estimate, the Company is required to make assumptions about matters that are, by their nature, highly uncertain. The assessment of loss contingencies involves the use of critical estimates, assumptions and judgments. It is not possible to predict or determine the outcome of all loss contingences. Accruals are periodically reviewed and may be adjusted as circumstances change.

Risks and Uncertainties

The Company encounters certain economic and regulatory risks inherent in the consumer finance business. Economic risks include interest rate risk and credit risk. The Company is subject to interest rate risk to the extent that in a rising interest rate environment, the Company may experience a decrease in loan production, as well as decreases in the value of mortgage loans at fair value and in commitments to originate loans, which may negatively impact the Company’s operations. Credit risk is the risk of default that may result from the borrowers’ inability or unwillingness to make contractually required payments during the period in which mortgage loans are being held at fair value or subsequently under any representation and warranty provisions within the Company’s sale agreements. The Company is subject to substantial regulation as it directly provides financing to consumers acquiring residential real estate.

The Company sells loans to investors without specific recourse. As such, the investors have assumed the risk of loss or default by the borrower. However, the Company is usually required by these investors to make certain standard representations and warranties relating to credit information, loan documentation and collateral. To the extent that the Company does not comply with such representations, or there are early payment defaults, the Company may be required to repurchase the loans or indemnify these investors for any losses from borrower defaults. In addition, if loans pay-off within a specified time frame, the Company may be required to refund a portion of the sales proceeds to the investors.

The Company’s business requires substantial cash to support its operating activities. As a result, the Company is dependent on its warehouse lines of credit, and other lending facilities to finance its continued operations. If the Company’s principal lenders decided to terminate or not to renew any of these credit facilities with the Company, the loss of borrowing capacity could have a material adverse impact on the Company’s consolidated financial statements unless the Company timely found suitable alternate financing sources. Similarly, the Company sells a majority of its loans using government sponsored agencies and their respective programs. Any curtailment of the Company’s access to sell loans using these programs could have a material adverse impact on the Company’s consolidated financial statements, unless the Company found suitable loan sales alternatives.

UNITED SHORE FINANCIAL SERVICES, LLC

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2019 AND 2018

A.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(Continued)

Recently Issued Accounting Pronouncements

Adoption of Recent Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (or “ASU”) 2016-02, Leases (Topic 842), as amended, which requires recognition of right-of-use assets and lease liabilities by lessees for most leases and to provide enhanced disclosures. The Company adopted the ASU effective January 1, 2019 on a modified retrospective basis and did not restate comparative periods. The Company elected the transition relief package of practical expedients permitted under the transition guidance, which allows the Company to carryforward historical lease classification, assessments on whether a contract is or contains a lease, and initial direct costs, if any, for any lease that existed prior to adoption of the new standard. The Company also elected the practical expedient that permits the Company to account for each separate lease component of a contract and its associated non-lease components as a single lease component. The discount rate used is the Company’s incremental borrowing rate, which is the rate the Company would have to borrow on a collateralized basis over a similar term, and amount equal to the lease payments, in a similar economic environment. As a result of adopting the ASU, the Company recognized a $76.0 million right-of-use (or “ROU”) asset and an $88.0 million lease liability, as of January 1, 2019. Refer to Note K for further information.

In May 2014, the FASB issued new revenue recognition guidance that supersedes most industry-specific guidance but does exclude financial instruments. The Company adopted the guidance beginning January 1, 2018 and concluded that its revenue streams are not within the scope of the standard because the standard does not apply to revenue on contracts accounted for under the transfers and servicing of financial assets or financial instrument standards. Therefore, the revenue recognition for these contracts remained unchanged.

In January 2016, the FASB issued an ASU that amends the guidance on the classification and measurement of financial instruments. Among other things, the ASU amends certain disclosure requirements associated with the fair value of financial instruments. This Company adopted the guidance beginning January 1, 2018. The adoption did not have a significant impact on the Company’s consolidated financial statements.

Future Adoption of New Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, as amended, which amends the guidance for recognizing credit losses on financial instruments measured at amortized cost including receivables. The ASU requires measurement and recognition of expected versus incurred credit losses using a lifetime credit loss measurement approach. Significantly all of the Company’s financial assets are measured at fair value and are therefore not subject to the guidance; however, the Company determined that receivables and Ginnie Mae early buyout loans are within the scope of the ASU. Ginnie Mae early buyout loans are insured by the Federal Housing Administration (or “FHA”) or guaranteed by the Department of Veterans Affairs (or “VA”) which limits the Company’s exposure to potential credit-related losses to an immaterial amount. Further, the estimated credit-related losses of the Company’s receivables are also immaterial due to the short-term nature of the assets. Servicing advances are generally expected to be fully reimbursed under the terms of the servicing agreements. The guidance is effective January 1, 2020. The adoption will not have a material impact on the Company’s consolidated financial statements.

UNITED SHORE FINANCIAL SERVICES, LLC

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2019 AND 2018

A.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(Continued)

In August 2018, the FASB issued an ASU that further removes, modifies or adds certain disclosure requirements for fair value measurements. The guidance is effective January 1, 2020. The adoption will not have a material impact on the Company’s consolidated financial statements.

B.	MORTGAGE LOANS AT FAIR VALUE

Mortgage loans at fair value consist of the following at December 31 (in thousands):

	2019	2018
Mortgage loans, unpaid principal balance	$5,309,394	$2,445,123
Premiums paid on mortgage loans	88,913	47,898
Fair value adjustment	48,003	24,739

	$5,446,310	$2,517,760

C.	DERIVATIVES

The Company enters into commitments (IRLCs) to originate residential mortgage loans, at specified interest rates and terms within a specified period of time, with customers who have applied for a loan and meet certain credit and underwriting criteria. To determine the fair value of the IRLCs, each loan is evaluated based upon its stage in the application, approval and origination process for its likelihood of consummating the transaction (or “pullthrough”). Pullthrough is estimated on changes in market conditions, loan stage, and actual borrower behavior using a historical analysis of IRLC closing rates. Most times, the further into the process the more likely the IRLC is to become a loan. The blended average pullthrough rate was 81.06% and 79.15%, for the years ended December 31, 2019 and 2018, respectively. The Company uses forward mortgage backed security contracts, which are also known as forward loan sale commitments (or “FLSCs”), to economically hedge the IRLCs.

The following summarizes derivative instruments at December 31 (in thousands):

	2019			2018
	Fair Value	Notional Amount		Fair Value	Notional Amount
IRLCs	$16,786	$6,727,739	(a)	$16,754	$2,624,201	(a)
FLSCs	(14,506)	10,674,680		(28,113)	4,557,785

Total	$2,280			$(11,359)

(a)	Pullthrough rate adjusted

UNITED SHORE FINANCIAL SERVICES, LLC

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2019 AND 2018

D.	ACCOUNTS RECEIVABLE, NET

The following summarizes accounts receivable at December 31 (in thousands):

	2019	2018
Investor receivables	$104,303	$41,622
Servicing fees	23,113	19,146
Due from title companies	16,729	6,435
Servicing advances	9,004	7,845
Pair-offs receivable	6,317	24
Warehouse—after deadline funding	4,020	337
Notes receivable—related party	245	43
Allowance for doubtful accounts	(258)	(22)

	$163,473	$75,430

The Company periodically evaluates the carrying value of accounts receivable balances with delinquent receivables being written-off based on specific credit evaluations and circumstances of the debtor.

E.	MORTGAGE SERVICING RIGHTS, NET

The following summarizes the activity of MSRs for the years ended December 31 (in thousands):

	2019	2018
Balance, beginning of year	$368,117	$207,521
Additions	1,126,965	349,413
Amortization	(80,280)	(45,231)
Loans paid in full	(36,937)	(12,175)
Sales	(625,953)	(131,411)
Impairment adjustment	(20,559)	—

Balance, end of year	$731,353	$368,117

The unpaid principal balance of mortgage loans serviced approximated $72.6 billion and $43.0 billion at December 31, 2019 and 2018, respectively. Conforming conventional loans serviced by the Company have previously been sold to Fannie Mae and Freddie Mac on a non-recourse basis, whereby foreclosure losses are generally the responsibility of Fannie Mae and Freddie Mac, and not the Company. Loans serviced for Ginnie Mae are insured by the FHA, guaranteed by the VA, or insured by other applicable government programs. While the above guarantees and insurance are the responsibility of those parties, the Company is still subject to potential losses related to its servicing of these loans. Those estimated losses are incorporated into the valuation of MSRs.

The key unobservable inputs used in determining the fair value of the Company’s MSRs are as follows at December 31:

	2019	2018
Discount rates	9.0% - 14.5%	9.0% - 10.8%
Annual prepayment speeds	8.2% - 30.8%	8.6% - 24.7%
Cost of servicing	$90 - $138	$91 - $117

UNITED SHORE FINANCIAL SERVICES, LLC

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2019 AND 2018

E.	MORTGAGE SERVICING RIGHTS, NET (Continued)

The Company views these unobservable inputs as the most critical in assessing the fair value of its MSRs, which had an estimated fair value of approximately $744 million and $431 million at December 31, 2019 and 2018, respectively.

The hypothetical effect of an adverse change in these key assumptions would result in a decrease in fair values as follows at December 31 (in thousands):

	2019	2018
Discount rate:
Effect on value - 10% adverse change	$(25,580)	$(15,328)
Effect on value - 20% adverse change	$(49,397)	$(29,598)
Prepayment speeds:
Effect on value - 10% adverse change	$(34,208)	$(19,975)
Effect on value - 20% adverse change	$(65,745)	$(38,287)
Cost of servicing:
Effect on value - 10% adverse change	$(8,880)	$(6,213)
Effect on value - 20% adverse change	$(17,760)	$(12,426)

These sensitivities are hypothetical and should be used with caution. As the table demonstrates, the Company’s methodology for estimating the fair value of MSRs is highly sensitive to changes in assumptions. For example, actual prepayment experience may differ and any difference may have a material effect on MSR fair value. Changes in fair value resulting from changes in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, in this table, the effect of a variation in a particular assumption on the fair value of the MSRs is calculated without changing any other assumption; in reality, changes in one factor may be associated with changes in another (for example, decreases in market interest rates may indicate higher prepayments; however, this may be partially offset by lower prepayments due to other factors such as a borrower’s diminished opportunity to refinance), which may magnify or counteract the sensitivities. Thus, any measurement of MSR fair value is limited by the conditions existing and assumptions made as of a particular point in time. Those assumptions may not be appropriate if they are applied to a different point in time.

The following table summarizes the Company’s estimated future MSR amortization expense (in thousands) based upon the existing MSR asset. These estimates are based on existing asset balances, the current interest rate environment, and prepayment speeds as of December 31, 2019. The actual amortization expense the Company recognizes in any given period may be significantly different depending upon retention or sale activities, changes in interest rates, prepayment speeds, market conditions, or circumstances that indicate the carrying amount of an asset may not be recoverable.

Year Ending December 31,	Amounts
2020	$115,617
2021	99,369
2022	85,269
2023	73,042
2024	62,448
Thereafter	316,167

$751,912

UNITED SHORE FINANCIAL SERVICES, LLC

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2019 AND 2018

F.	LINES OF CREDIT

The Company has the following lines of credit with financial institutions at December 31 (in thousands):

	2019	2018
$400 million line of credit agreement expiring December 31, 2022. Interest at variable rates based on a spread to the one month LIBOR rate. Line is collateralized by MSRs.	$251,000	$—

$125 million line of credit agreement which was closed during 2020. Interest at variable rates based on a spread to the one month LIBOR rate. Line is collateralized by MSRs and is a sublimit of the $400 million repurchase agreement disclosed in Note G.	125,000	65,000

$125 million line of credit agreement which closed during the year ended December 31, 2019. Interest was at variable rates based on a spread to the one month LIBOR rate. Line was collateralized by MSRs.	—	70,096

$25 million line of credit agreement which was closed during the year ended December 31, 2019. Interest was at 6%.	—	25,000

$55 million line of credit agreement that was closed during the year ended December 31, 2019. Interest was at variable rates based on a spread to the one month LIBOR rate. Line was collateralized by MSRs and was a sublimit of the $200 million repurchase agreement disclosed in Note G.	—	—

$75 million unsecured line of credit agreement with an officer of the Company. Interest is at 4% and the line of credit is due on demand.	—	—

	$376,000	$160,096

UNITED SHORE FINANCIAL SERVICES, LLC

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2019 AND 2018

G.	WAREHOUSE LINES OF CREDIT

The Company has the following warehouse lines of credit with financial institutions at December 31 (in thousands):

Warehouse Lines of Credit	Expiration Date	2019	2018
$600 Million	6/23/2021	$436,437	$298,513
$150 Million	5/25/2021	133,196	114,597
$1 Billion	7/7/2021	800,764	214,444
$200 Million	7/7/2021	156,632	150,832
$400 Million*	9/14/2020	240,620	138,112
$150 Million	9/19/2020	106,256	52,945
$400 Million	11/17/2020	355,540	252,855
$200 Million**	12/24/2020	150,229	126,447
$600 Million	1/11/2021	510,954	426,722
$600 Million	1/11/2021	513,645	318,878
$400 Million	3/5/2021	314,728	—
$250 Million	No expiration	85,683	81,019
$100 Million	12/31/2020	—	177,535
$1.5 Billion	5/7/2021	1,384,903	—
$300 Million	No expiration	—	—
$150 Million	No expiration	—	—

		$5,189,587	$2,352,899

*	Line has a $125 million MSR sublimit as disclosed in Note F.
**	Line had a $55 million MSR sublimit that was closed during the year ended December 31, 2019.

All interest rates are variable based on a spread to the one month LIBOR rate.

As of December 31, 2019 and 2018, the Company had pledged mortgage loans at fair value as collateral under the above warehouse lines of credit. The above agreements also contain covenants which include certain financial requirements, including maintenance of minimum tangible net worth, minimum liquidity, maximum debt to net worth ratio, net income, and limitations on additional debt, as defined in the agreements. The Company was in compliance with all debt covenants as of December 31, 2019.

UNITED SHORE FINANCIAL SERVICES, LLC

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2019 AND 2018

H.	EQUIPMENT NOTE PAYABLE

During the year ended December 31, 2019, the Company entered into a note payable secured by certain equipment, with a financial institution with monthly payments of $0.5 million beginning January 1, 2020. Interest accrues at 5.99% per annum and matures in December 2024. The balance outstanding under the equipment note payable was $30.0 million at December 31, 2019.

Annual maturities of equipment note payable are as follows as of December 31, 2019 (in thousands):

Year Ending December 31,	Amounts
2020	$6,000
2021	6,000
2022	6,000
2023	6,000
2024	6,000

$30,000

I.	SELF INSURANCE PLAN

The Company has engaged an insurance company to provide administrative services for the Company’s self-funded insurance plan. The Company maintains a reserve for incurred but not reported medical claims. The Company has a stop loss policy with the insurance company which limits the Company’s exposure both in the aggregate and on an individual basis. The Company incurred medical expenses totaling $14.6 million and $10.5 million for the years ended December 31, 2019 and 2018, respectively.

J.	EMPLOYEE BENEFIT PLAN

The Company has a 401(k) plan covering substantially all employees. Employees may contribute amounts as allowable by Internal Revenue Service and plan limitations. The Company may make discretionary matching and non-elective contributions. The Company contributed $2.7 million and $1.5 million to the plan during the years ended December 31, 2019 and 2018, respectively.

K.	COMMITMENTS AND CONTINGENCIES

Commitments to Originate Loans

As of December 31, 2019 and 2018, the Company had approximately $8.3 million and $3.3 million, respectively, in notional amounts of interest rate lock commitments, whereby a potential borrower has agreed to interest rates and pricing of a potential loan. These contracts potentially expose the Company to interest rate or pricing risk and are economically hedged with forward mortgage backed security contracts (FLSCs), as described in Note C. Additionally, as of December 31, 2019 and 2018, the Company had agreed to extend credit to potential borrowers for approximately $7.5 million and $3.5 million, respectively. These contracts represent off balance sheet credit risk where the Company may be required to extend credit to these borrowers based on the prevailing interest rates and prices at the time of execution.

Leases

The Company determines if an arrangement is a lease at inception. The Company capitalizes operating lease obligations with initial terms in excess of 12 months as operating lease right-of-use assets with

UNITED SHORE FINANCIAL SERVICES, LLC

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2019 AND 2018

K.	COMMITMENTS AND CONTINGENCIES (Continued)

Leases (Continued)

corresponding operating lease liabilities on the consolidated balance sheets. Operating lease right-of-use assets represent the Company’s right to use an underlying asset for the lease term, and operating lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease right-of-use assets and liabilities are recognized at the commencement date based on the present value of lease payments over the lease term. Additionally, operating lease right-of-use assets are adjusted for lease incentives, prepaid lease payments and initial direct costs. Operating lease expense is recognized on the straight-line basis over the lease term and is recorded in occupancy and equipment expenses on the consolidated statements of operations.

The Company’s lease agreements include both lease and non-lease components such as real estate taxes, insurance and common area maintenance. Lease and non-lease components are generally accounted for as a single component to the extent that the costs are fixed. To the extent that the non-lease components are not fixed, these costs are treated as variable lease costs and expensed as incurred.

Substantially all of the Company’s lease arrangements relate to its corporate headquarters. The Company’s operating lease agreements have remaining terms ranging from 15 year to 17 years. Certain of the operating lease agreements have renewal options of five years. For purposes of calculating operating lease liabilities, the lease term includes options to extend or terminate the lease when it is reasonably certain that the Company will exercise the option.

In determining the present value of lease payments, the Company uses incremental borrowing rates based on information available at the lease commencement date. The incremental borrowing rate is the rate of interest that a lessee would have to pay to borrow on a collateralized basis over a similar term an amount equal to the lease payments in a similar economic environment. The Company’s incremental borrowing rate is estimated by referencing the Company’s collateralized borrowings.

The Company’s leases do not contain any material residual value guarantees or material restrictive covenants.

Total rent expense under all operating leases amounted to $9.5 million, of which $8.6 million was to a related party, for the year ended December 31, 2019.

Supplemental cash flow information related to leases was as follows at December 31 (in thousands):

2019
Cash paid for operating leases	$8,000
Operating lease right-of use assets recognized upon adoption of ASU 2016-02	$76,000
Operating lease right-of-use assets recognized for new operating leases	$6,300

Additional supplemental information related to leases was follows:

2019
Weighted average remaining lease term of operating leases	16 years
Weighted average discount rate of operating leases	6%

UNITED SHORE FINANCIAL SERVICES, LLC

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2019 AND 2018

K.	COMMITMENTS AND CONTINGENCIES (Continued)

The maturities of the Company’s operating lease liabilities at December 31, 2019 are summarized below (in thousands):

Year Ending December 31,	Amounts
2020	$11,543
2021	11,134
2022	10,669
2023	7,894
2024	7,894
Thereafter	106,661

Total lease payments	155,795
Less imputed interest	(64,015)

$91,780

Subsequent to December 31, 2019, the Company had entered into additional operating leases for its corporate headquarters and equipment that resulted in future lease commitments of approximately $60 million through 2035. These operating leases commenced during January 2020 with leases terms between three and 15 years.

Disclosures Related to Periods Prior to Adoption of ASC 842

Rent expense under operating leases for the year ended December 2018 was $11.5 million, of which $10.9 million was to a related party.

Future minimum rental payments under long-term leases are as follows at December 31, 2018 (in thousands):

Year Ending December 31,	Amounts
2020	$8,678
2021	7,930
2022	7,878
2023	7,853
2024	7,853
Thereafter	109,448

$149,640

Litigation

From time to time the Company may become involved in legal proceedings or be subject to claims arising in the ordinary course of business. Although the results of litigation and claims cannot be predicted with certainty, the Company believes that the final outcome of these ordinary course matters will not have a material adverse effect on its business, operating results, financial condition or cash flows. Regardless of the outcome, litigation can have an adverse impact on the Company because of defense and settlement costs, diversion of management resources and other factors. The Company is not currently a party to any litigation of a material nature.

UNITED SHORE FINANCIAL SERVICES, LLC

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2019 AND 2018

K.	COMMITMENTS AND CONTINGENCIES (Continued)

Regulatory Net Worth Requirements

In accordance with the regulatory requirements of HUD, governing non-supervised, direct endorsement mortgagees, the Company is required to maintain a net worth (as defined by HUD) of $2.5 million. At December 31, 2019, the Company exceeded the regulatory net worth requirement.

In accordance with the regulatory requirements of Ginnie Mae, governing issuers of Ginnie Mae securities, the Company is required to maintain a net worth (as defined by Ginnie Mae) of $78.6 million. At December 31, 2019, the Company exceeded the regulatory net worth requirement.

L.    FAIR VALUE MEASUREMENTS

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The following are the major categories of financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2019 (in thousands):

Description	Level 1	Level 2	Level 3	Total
Mortgage loans at fair value	$—	$5,446,310	$—	$5,446,310
IRLCs	—	—	16,786	16,786
FLSCs	—	(14,506)	—	(14,506)

Total	$—	$5,431,804	$16,786	$5,448,590

The following are the major categories of financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2018 (in thousands):

Description	Level 1	Level 2	Level 3	Total
Mortgage loans at fair value	$—	$2,517,760	$—	$2,517,760
IRLCs	—	—	16,754	16,754
FLSCs	—	(28,113)	—	(28,113)

Total	$—	$2,489,647	$16,754	$2,506,401

As of December 31, 2019 and 2018, mortgage loans at fair value included fair value adjustments of $48.0 million and $24.7 million, respectively. These fair value adjustments include the relative changes in the loan values from the original pricing of the prospective loan (while it was an IRLC) to period end, subsequent market interest rate movements, and includes gain margin for the recorded loans based on external market indications of fair value.

As of December 31, 2019 and 2018, derivative assets and liabilities solely represent fair value adjustments for the contracts based upon their original contract dates relative to the period end pricing for the contracts. The derivative contracts that the Company enters into are initially recorded at zero value as they are entered into at market prices on the date of execution. Subsequent changes in market conditions, primarily interest rates, drive the value of the Company’s derivative contracts and such fair value adjustments represent the respective derivative assets and liabilities.

UNITED SHORE FINANCIAL SERVICES, LLC

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2019 AND 2018

L.	FAIR VALUE MEASUREMENTS (Continued)

Level 3 Issuances and Transfers

The Company issues IRLCs which are scoped in as derivatives. If the contract converts to a loan, the implied value, which is solely based upon interest rate changes, is incorporated into the basis of the fair value of the loan. If the IRLC does not convert to a loan, the basis is reduced to zero as the contract has no continuing value. The Company does not track the basis of the individual IRLCs that convert to a loan, as that amount has no relevance to the presented consolidated financial statements.

Transfers into and out of Level 3 specific to the Company’s IRLC asset are equivalent to the net change in unrealized gain of approximately $30 thousand for the year ended December 31, 2019.

Due to their nature and respective terms, the carrying value of cash and cash equivalents, receivables, payables, note payable and warehouse and operating lines of credit approximate their fair value at December 31, 2019 and 2018.

M.	RELATED PARTY TRANSACTIONS

For the years ended December 31, 2019 and 2018, the Company incurred approximately $11.2 million and $12.1 million, respectively, in expenses with various companies related through common ownership. The Company incurred expenses of approximately $8.6 million in rent, $0.6 million in legal fees, $0.4 million primarily related to direct origination costs and $1.6 million in other general and administrative expenses for the year ended December 31, 2019. The Company incurred expenses of approximately $11 million in rent, $0.6 million in legal fees and $0.5 million primarily related to direct origination costs for the year ended December 31, 2018.

N.	SUBSEQUENT EVENTS

The Company entered into various agreements to sell a total of approximately $24.5 billion of its $72.6 billion in unpaid principal balance of MSRs for cash throughout February and March 2020.

On May 15, 2020, SFS Holding Corp, the Company’s sole member, issued and sold $200 million in aggregate principal amount of senior secured notes and on June 15, 2020 and July 15, 2020, the SFS Holding Corp. issued and sold an additional aggregate $100 million in principal amount of senior secured notes (collectively, the “Senior Notes”) and has the ability to issue up to an additional $200 million in principal amount of senior secured notes on the same terms. The Senior Notes mature on May 15, 2025, and bear interest at a rate of 15.50% per annum. Interest on the Senior Notes is payable quarterly commencing on September 30, 2020. SFS Holding Corp.’s obligations under the Senior Notes are guaranteed by the Company and secured by substantially all of the Company’s assets subject to certain exceptions. SFS Holding Corp. repaid and terminated the Senior Notes in full on September 16, 2020.

During February and through April 16, 2020, the Covid-19 Virus, spread throughout the United States. In partial response to this, in March of 2020, Federal, state and local governments mandated a variety of policies which resulted in a substantial decrease in economic activity and extreme volatility in the financial markets. Much of the volatility in the financial markets stemmed from the Federal Reserve’s unprecedented participation in buying Treasury securities and MBS. The current phase of Quantitative Easing includes a commitment of unlimited buying of MBS in an attempt to stabilize the financial markets. The immediate impact and expected duration of their participation has driven prices on low coupon MBS to extraordinary levels. The Company and independent mortgage bankers in general, have been presented with severe challenges to maintain liquidity due to margin call requirements on forward sales of MBS. The extent and

UNITED SHORE FINANCIAL SERVICES, LLC

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2019 AND 2018

N.	SUBSEQUENT EVENTS (Continued)

duration of the impact of the government polices referred to above on the domestic housing market, employment levels and general economic activity cannot be predicted at this time. Additionally, Congress has passed legislation to permit individual consumers who assert they have been affected by the Covid-19 Virus, potential options of forbearance on making monthly mortgage payments. This program could have a material effect on mortgage servicers including the Company, as advances to securities holders may be required under various MBS programs in which the Company participates, even if the borrower does not make payments. The Company is currently evaluating the potential impact of the legislation and while it has partially mitigated the potential impact due to how we participate in MBS programs, we still may be at risk for significant advances to MBS holders. These advances may significantly impact the Company’s liquidity and financial position. Congress and other Federal agencies have proposed programs which may support financing of such advances, but the ability to use those programs is uncertain until proposals are finalized.

On September 22, 2020 the Company and Gores Holdings IV, Inc., a special purpose acquisition company sponsored by an affiliate of The Gores Group, LLC, entered into a definitive agreement with respect to a business combination. Upon completion of the proposed transaction, the Company’s current owners will retain approximately 94% ownership of the combined company which will operate under the United Wholesale Mortgage name. Class A common stock of the combined company will be listed on NASDAQ under the new ticker symbol “UWMC.” The proposed business combination is expected to close in the fourth quarter of 2020, subject to customary closing conditions, including the receipt of regulatory approvals, and approval of the stockholders of Gores Holdings IV.

Management has evaluated subsequent events through September 30, 2020, the date on which the consolidated financial statements were available to be issued.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Owner

United Shore Financial Services, LLC

Pontiac, Michigan

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of United Shore Financial Services, LLC (the “Company”), as of December 31, 2018 and 2017, the related consolidated statements of operations, changes in member’s equity and cash flows for each of the two years in the period ended December 31, 2018, and the related notes (collectively, referred to as the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2018, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatements, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Richey, May and Co., LLP

We have served as the Company’s auditor since 2012.

Englewood, Colorado

September 25, 2020

UNITED SHORE FINANCIAL SERVICES, LLC

CONSOLIDATED BALANCE SHEETS

(in thousands, except unit data)

	December 31,
	2018	2017
ASSETS
Cash and cash equivalents	$42,113	$68,680
Mortgage loans at fair value, net	2,517,760	1,842,697
Accounts receivable, net	75,430	39,568
Derivative assets	17,595	5,778
Premises and equipment, net	48,580	763
Mortgage servicing rights, net	368,117	207,521
Other assets	10,500	7,093

TOTAL ASSETS	$3,080,095	$2,172,100

LIABILITIES AND MEMBER’S EQUITY
Accounts payable and accrued expenses	$219,095	$149,840
Warehouse lines of credit	2,352,899	1,713,755
Derivative liabilities	28,954	10,397
Operating lines of credit	160,096	65,000

Total liabilities	2,761,044	1,938,992

Commitments and contingencies (Note J)	—	—

Member’s equity:
Membership units (no par); 80,000 units authorized, issued and outstanding at December 31, 2018 and 2017	—	—
Additional paid-in capital	24,839	24,839
Retained earnings	294,212	208,269

Total member’s equity	319,051	233,108

TOTAL LIABILITIES AND MEMBER’S EQUITY	$3,080,095	$2,172,100

The accompanying notes are an integral part of these consolidated financial statements.

UNITED SHORE FINANCIAL SERVICES, LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except unit and per unit data)

	Years Ended December 31,
	2018	2017
REVENUE
Loan production income	$334,197	$337,385
Loan servicing income	82,952	57,291
Gain on sale of mortgage servicing rights	91,130	39,695
Interest income	85,018	60,939

Total revenue	593,297	495,310

EXPENSES
Salaries, commissions and benefits	233,125	176,037
Direct loan production costs	24,817	18,200
Professional services	13,943	10,939
Occupancy and equipment	27,018	14,737
Marketing, travel, and entertainment	14,742	9,494
Depreciation and amortization of premises and equipment	5,456	11,130
Other general and administrative	21,372	33,132
Servicing costs	18,458	13,128
Amortization, impairment and pay-offs of mortgage servicing rights	57,406	40,412
Interest expense	85,587	53,137

Total expenses	501,924	380,346

EARNINGS BEFORE INCOME TAXES	91,373	114,964

PROVISION FOR INCOME TAXES	57	363

NET INCOME	$91,316	$114,601

Basic income per unit:	$1,141	$1,433
Units used to determine basic income per unit:	80,000	80,000
Distributions per unit	$67.16	$1,118,05

The accompanying notes are an integral part of these consolidated financial statements.

UNITED SHORE FINANCIAL SERVICES, LLC

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBER’S EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

(in thousands, except unit data)

	Member’s Equity		Additional Paid-in Capital	Retained Earnings	Total
	Units	Amount
Balance, December 31, 2016	80,000	$—	$24,839	$183,112	$207,951
Distributions				(89,444)	(89,444)
Net income				114,601	114,601

Balance, December 31, 2017	80,000	—	24,839	208,269	233,108
Distributions				(5,373)	(5,373)
Net income				91,316	91,316

Ending Balance, December 31, 2018	80,000	$—	$24,839	$294,212	$319,051

The accompanying notes are an integral part of these consolidated financial statements.

UNITED SHORE FINANCIAL SERVICES, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$91,316	$114,601
Non-cash items:
Gain on sale of mortgage servicing rights	(91,130)	(39,695)
Reserve for representations and warranties	10,327	11,811
Capitalization of mortgage servicing rights	(349,413)	(227,102)
Amortization and pay-offs of mortgage servicing rights	57,406	40,412
Depreciation and amortization of premises and equipment	5,456	11,130
(Increase) decrease in:
Mortgage loans at fair value	(675,063)	(653,487)
Accounts receivable, net	(35,300)	(13,361)
Derivative assets	(11,817)	5,911
Other assets	(3,407)	(4,548)
Increase (decrease) in:
Accounts payable and accrued expenses	56,895	(1,836)
Derivative liabilities	18,557	1,524

Net cash used in operating activities	(926,173)	(754,640)

CASH FLOW FROM INVESTING ACTIVITIES
Purchases of premises and equipment, net	(53,274)	(164)
Proceeds from sale of mortgage servicing rights	224,012	203,254

Net cash provided by investing activities	170,738	203,090

CASH FLOWS FROM FINANCING ACTIVITIES
Net borrowings under warehouse lines of credit	639,145	658,552
Borrowings under operating lines of credit	407,900	146,000
Repayments under operating lines of credit	(312,804)	(153,000)
Member distributions	(5,373)	(89,444)

Net cash provided by financing activities	728,868	562,108

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(26,567)	10,558

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	68,680	58,122

CASH AND CASH EQUIVALENTS, END OF YEAR	$42,113	$68,680

SUPPLEMENTAL INFORMATION
Cash paid for interest	$83,780	$52,156

The accompanying notes are an integral part of these consolidated financial statements.

UNITED SHORE FINANCIAL SERVICES, LLC

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2018 AND 2017

A.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

United Shore Financial Services, LLC (the “Company”) was organized under the laws of the State of Michigan. The Company was incorporated on July 16, 1986, primarily doing business as United Wholesale Mortgage. The Company engages in the origination, sale and servicing of residential mortgage loans. The Company is based in Michigan but originates and services loans throughout the United States. The Company is approved as a Title II, non-supervised direct endorsement mortgagee with the United States Department of Housing and Urban Development (or “HUD”). In addition, the Company is an approved issuer with the Government National Mortgage Association (or “Ginnie Mae”), as well as an approved seller and servicer with the Federal National Mortgage Association (or “Fannie Mae”) and Federal Home Loan Mortgage Corporation (or “Freddie Mac”).

Basis of Presentation

The consolidated financial statements of the Company have been prepared in conformity with accounting principles generally accepted in the United States of America (or “GAAP).

Principles of Consolidation

The Company’s consolidated financial statements include the accounts of the Company and its two wholly-owned subsidiaries both of which were special purpose entities that were formed and operate solely in connection with securitized warehouse facilities used by the Company in its operations. All significant intercompany balances and transactions have been eliminated.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The most sensitive accounting estimates affecting the consolidated financial statements are the valuations of mortgage loans at fair value, mortgage servicing rights (or “MSRs”), and derivative assets and liabilities; and the determination of the representations and warranties reserve.

Cash and Cash Equivalents

For cash flow purposes, the Company considers cash and temporary investments with original maturities of three months or less, to be cash and cash equivalents. The Company typically maintains balances in financial institutions in excess of Federal Deposit Insurance Corporation limits. The Company evaluates the creditworthiness of these financial institutions in determining the risk associated with these balances.

Mortgage Loans at Fair Value and Revenue Recognition

Mortgage loans are recorded at estimated fair value. Fair value of mortgage loans is estimated using observable market information including pricing from current cash commitments from government sponsored enterprises, recent market commitment prices, or broker quotes, as if the loans were to be sold currently into the secondary market.

UNITED SHORE FINANCIAL SERVICES, LLC

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2018 AND 2017

A.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(Continued)

Mortgage Loans at Fair Value and Revenue Recognition (Continued)

A majority of the gains from the mortgage loan originations are recognized when the loan is originated as it is the primary revenue recognition event as the loans are recorded at fair value. Loan origination fees are recognized as income at the time the loans are funded. Interest income is accrued, at the contractual rate, unless collectability is uncertain. Loan production income also includes the unrealized gains and losses associated with the changes in the fair value of mortgage loans at fair value, the realized and unrealized gains and losses from derivative assets and liabilities and the capitalization of MSRs.

Loans are considered to be sold when the Company surrenders control over the financial assets. Control is considered to have been surrendered when the transferred assets have been isolated from the Company, beyond the reach of the Company and its creditors; the purchaser obtains the right free of conditions that constrain it from taking advantage of that right to pledge or exchange the transferred assets; and the Company does not maintain effective control over the transferred assets through an agreement that entitles or obligates the Company to repurchase or redeem the transferred assets before their maturity. The Company typically considers the above criteria to have been met when transferring title to another party where no substantive repurchase rights or obligations exist.

Derivatives

Derivatives are recognized as assets or liabilities on the consolidated balance sheets and measured at fair value with changes recorded within the consolidated statements of operations in the period in which they occur. The Company enters into derivative instruments to reduce its risk exposure to fluctuations in interest rates. The Company accounts for derivative instruments as free-standing derivative instruments and does not designate any for hedge accounting.

Interest rate lock commitments (or “IRLCs”) on mortgage loans to be originated or purchased which are intended to be sold are considered to be derivatives with changes in fair value recorded on the consolidated statements of operations as part of loan production income. Fair value is estimated primarily based upon relative changes in interest rates for the underlying mortgages to be originated or purchased. Fair value estimates also take into account the probability that loan commitments may not be expected to be exercised by customers.

Loan Origination Fees and Expenses

Loan origination fees represent revenue earned from loan production and are included in loan production income on the consolidated statements of operations. Loan origination fees generally represent flat, per-loan fee amounts and are recognized as revenue at the time the loans are funded. Loan origination expenses are charged to operations as incurred and are included in direct loan productions costs on the consolidated statements of operations.

Interest Income

Interest income on mortgage loans at fair value is accrued based upon the principal amount outstanding and contractual interest rates. Income recognition is discontinued when loans become 90 days delinquent or when in management’s opinion, the collectability of principal and interest becomes doubtful and the specific loan is put on nonaccrual status.

UNITED SHORE FINANCIAL SERVICES, LLC

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2018 AND 2017

A.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(Continued)

Loan Servicing Income

Loan servicing income represents revenue earned for servicing loans for various investors. The loan servicing income is based on a contractual percentage of the outstanding principal balance and is recognized into revenue as the related mortgage payments are received by the Company’s subservicer. Loan servicing expenses are charged to operations as incurred.

Servicing Advances

Servicing advances represent advances on behalf of customers and investors to cover delinquent balances for property taxes, insurance premiums and other out-of-pocket costs. Advances are made in accordance with the servicing agreements and are recoverable upon liquidation. The Company periodically evaluates the advances for collectability and amounts are written-off when they are deemed uncollectible. Management has determined that certain amounts are not fully collectible and has recorded an allowance at December 31, 2018 of approximately $22 thousand. No allowance was recorded at December 31, 2017. Servicing advances are included in accounts receivable, net on the consolidated balance sheets.

Premises and Equipment, Net

Premises and equipment is recorded at cost and depreciated using the straight line method over the estimated useful lives of the assets. The following is a summary of premises and equipment at December 31 (in thousands):

	Useful lives (years)		2018	2017
Furniture and equipment	3 -10		$12,867	$9,195
Computer software	1-3		1,185	3,351
Leasehold improvements	(a	)	39,262	11,615
Accumulated depreciation and amortization			(4,734)	(23,398)

Premises and equipment, net			$48,580	$763

(a)	Amortized over the shorter of the related lease term or the estimated useful life of the assets.

Mortgage Servicing Rights and Revenue Recognition—Sale of MSRs

MSRs are initially recorded at estimated fair value. To determine the fair value of the servicing right created, the Company uses third party estimates of fair value at the time of origination. Subsequent fair value is estimated using a third party broker based upon a valuation model that calculates the estimated present value of future cash flows. The valuation model incorporates assumptions that we believe market participants would use in acquiring the MSRs including market estimates of the estimated market prepayment speeds, discount rate, cost to service, float value, ancillary income, inflation, and delinquency and default rates.

UNITED SHORE FINANCIAL SERVICES, LLC

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2018 AND 2017

A.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(Continued)

Mortgage Servicing Rights and Revenue Recognition—Sale of MSRs (Continued)

MSRs are amortized in proportion to the estimated future net servicing revenue. MSRs are periodically evaluated for impairment. For this purpose, the Company stratifies its MSRs based on interest rate. Changes in the estimates used to value MSRs could materially change the estimated fair value and any valuation allowances required. Management records a valuation allowance when the fair value of the mortgage servicing asset strata is less than its amortized book value. Valuation allowances are recorded as a temporary impairment to the affected strata effectively reducing recorded MSRs and incurring a charge to operations. Valuation allowance recoveries are recorded in subsequent periods of occurrence. When a mortgage loan prepays, the Company permanently reduces the associated MSR in the period with a charge to operations.

Sales of MSRs are recognized when the risks and rewards of ownership have been transferred to a buyer, and a substantive down payment received. Also, any risks retained by the Company are to be reasonably quantifiable to be eligible for sale.

Loans Eligible for Repurchase from Ginnie Mae

When the Company has the unilateral right to repurchase Ginnie Mae pool loans it has previously sold (generally loans that are more than 90 days past due) and the call option results in a more than trivial benefit to the Company, the previously sold assets are required to be re-recognized on the consolidated balance sheets. The recognition of previously sold loans does not impact the accounting for the previously recognized MSRs. At December 31, 2018, the Company had recorded such Ginnie Mae pools in loans at fair value totaling $20.5 million which is recorded at fair value of $17.4 million, with a related purchase liability equal to the gross amount of the loan. The Company repurchased Ginnie Mae delinquent or defaulted mortgage loans in the amount of $5.8 million during the year ended December 31, 2018. At December 31, 2017, the Company had recorded such Ginnie Mae pools in loans at fair value totaling $12.2 million, which is recorded at fair value of $10.4 million, with a related purchase liability equal to the gross amount of the loan. The Company repurchased Ginnie Mae delinquent or defaulted mortgage loans in the amount of $1.8 million during the year ended December 31, 2017.

Real Estate Owned

At the time of foreclosure, real estate owned is recorded at the lower of the Company’s cost or the asset’s fair value less costs to sell. After foreclosure, these assets are carried at the lower of their new cost basis or fair value less cost to sell. Costs incurred in maintaining the foreclosed real estate and subsequent write-downs to reflect declines in the fair value are expensed as incurred. The Company had no real estate owned at December 31, 2018 and 2017.

Representations and Warranties Reserve

Loans sold to investors which the Company believes met investor and agency underwriting guidelines at the time of sale may be subject to repurchase in the event of specific default by the borrower or subsequent discovery that underwriting or documentation standards were not explicitly satisfied. The Company may, upon mutual agreement, indemnify the investor against future losses on such loans or be subject to other guaranty requirements and subject to loss. The Company initially records its exposure under such guaranties

UNITED SHORE FINANCIAL SERVICES, LLC

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2018 AND 2017

A.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(Continued)

at estimated fair value upon the sale of the related loan, within accounts payable and accrued expenses, as well as within loan production income, and continues to evaluate its on-going exposures in subsequent periods. The reserve is estimated based on the Company’s assessment of its contingent and non-contingent obligations, including expected losses, expected frequency, the overall potential remaining exposure, as well as an estimate for a market participant’s potential readiness to stand by to perform on such obligations.

The reserve is included in accounts payable and accrued expenses within the consolidated balance sheets. The reserve charged to operations is included in loan production income on the consolidated statements of operations. The activity of the representations and warranties reserve is as follows for the years ended December 31 (in thousands):

	2018	2017
Balance, beginning of year	$31,200	$20,238
Reserve charged to operations	10,327	11,811
Losses realized	(8,528)	(849)

Balance, end of year	$32,999	$31,200

Escrow and Fiduciary Funds

The Company maintains segregated bank accounts in trust for investors and escrow balances for mortgagors. The balances of these accounts amounted to $197.4 million and $199.9 million at December 31, 2018 and 2017, respectively, and are excluded from the consolidated balance sheets.

Advertising and Marketing

Advertising and marketing is expensed as incurred and amounted to $3.8 million and $3.4 million for the years ended December 31, 2018 and 2017, respectively, and is included in marketing, travel, and entertainment expenses on the consolidated statements of operations.

Income Taxes

The Company has elected to be taxed as a partnership for income tax purposes. Accordingly, taxable income or loss of the Company is reported on the income tax returns of the member and no provision for federal income taxes has been recorded in the accompanying consolidated financial statements. The Company is subject to certain state income taxes which are included on the consolidated statements of operations.

Basic Earnings Per Unit

The Company calculates basic earnings per unit using 80,000 units, which is the capital structure of the Company.

UNITED SHORE FINANCIAL SERVICES, LLC

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2018 AND 2017

A.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(Continued)

Operating Segments

The Company operates as one segment. Operating segments are defined as components of an enterprise for which separate financial information is regularly evaluated by the chief operating decision maker (or “CODM”), which is the Company’s chief executive officer, in deciding how to allocate resources and assess performance. The Company’s CODM evaluates the Company’s financial information on a consolidated basis.

Contingencies

The Company evaluates contingencies based on information currently available and establishes accrual for those matters when a loss contingency is considered probable and the related amount is reasonably estimable. For matters where a loss is believed to be reasonably possible but not probable, no accrual is established by the nature of the loss contingency and an estimate of the reasonably possible range of loss in excess of amount accrued, when such estimate can be made, is disclosed. In deriving an estimate, the Company is required to make assumptions about matters that are, by their nature, highly uncertain. The assessment of loss contingencies involves the use of critical estimates, assumptions and judgments. It is not possible to predict or determine the outcome of all loss contingences. Accruals are periodically reviewed and may be adjusted as circumstances change.

Risks and Uncertainties

The Company encounters certain economic and regulatory risks inherent in the consumer finance business. Economic risks include interest rate risk and credit risk. The Company is subject to interest rate risk to the extent that in a rising interest rate environment, the Company may experience a decrease in loan production, as well as decreases in the value of mortgage loans at fair value and in commitments to originate loans, which may negatively impact the Company’s operations. Credit risk is the risk of default that may result from the borrowers’ inability or unwillingness to make contractually required payments during the period in which mortgage loans are being held at fair value or subsequently under any representation and warranty provisions within the Company’s sale agreements. The Company is subject to substantial regulation as it directly provides financing to consumers acquiring residential real estate.

The Company sells loans to investors without specific recourse. As such, the investors have assumed the risk of loss or default by the borrower. However, the Company is usually required by these investors to make certain standard representations and warranties relating to credit information, loan documentation and collateral. To the extent that the Company does not comply with such representations, or there are early payment defaults, the Company may be required to repurchase the loans or indemnify these investors for any losses from borrower defaults. In addition, if loans pay-off within a specified time frame, the Company may be required to refund a portion of the sales proceeds to the investors.

The Company’s business requires substantial cash to support its operating activities. As a result, the Company is dependent on its warehouse lines of credit, and other lending facilities to finance its continued operations. If the Company’s principal lenders decided to terminate or not to renew any of these credit facilities with the Company, the loss of borrowing capacity could have a material adverse impact on the Company’s consolidated financial statements unless the Company found suitable alternate financing sources. Similarly, the Company sells a majority of its loans using government sponsored agencies and their

UNITED SHORE FINANCIAL SERVICES, LLC

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2018 AND 2017

A.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(Continued)

respective programs. Any curtailment of the Company’s access to sell loans using these programs could have a material adverse impact on the Company’s consolidated financial statements, unless the Company found suitable loan sales alternatives.

Recently Issued Accounting Pronouncements

Adoption of Recent Accounting Pronouncements

In February 2016, the Financial Accounting Standards Board (or “FASB”) issued Accounting Standards Update (or “ASU”) 2016-02, Leases (Topic 842), as amended, which requires recognition of right-of-use assets and lease liabilities by lessees for most leases and to provide enhanced disclosures. The Company adopted the ASU effective January 1, 2019 on a modified retrospective basis and did not restate comparative periods. The Company elected the transition relief package of practical expedients permitted under the transition guidance, which allows the Company to carryforward historical lease classification, assessments on whether a contract is or contains a lease, and initial direct costs, if any, for any lease that existed prior to adoption of the new standard. The Company also elected the practical expedient that permits the Company to account for each separate lease component of a contract and its associated non-lease components as a single lease component. The discount rate used is the Company’s incremental borrowing rate which is the rate the Company would have to borrow on a collateralized basis over a similar term and amount equal to the lease payments, in a similar economic environment. As a result of adopting this ASU, the Company recognized a $76.0 million right-of-use (or “ROU”) asset and an $88.0 million lease liability, as of January 1, 2019. Refer to Note J for further information.

In May 2014, the FASB issued new revenue recognition guidance that supersedes most industry-specific guidance but does exclude financial instruments. The Company adopted the guidance beginning January 1, 2018 and concluded that its revenue streams are not within the scope of the standard because the standard does not apply to revenue on contracts accounted for under the transfers and servicing of financial assets or financial instrument standards. Therefore, the revenue recognition for these contracts remained unchanged.

In January 2016, the FASB issued an ASU that amends the guidance on the classification and measurement of financial instruments. Among other things, the ASU amends certain disclosure requirements associated with the fair value of financial instruments. This Company adopted the guidance beginning January 1, 2018. The adoption did not have a significant impact on the Company’s consolidated financial statements.

Future Adoption of New Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, as amended, which amends the guidance for recognizing credit losses on financial instruments measured at amortized cost including receivables. The ASU requires measurement and recognition of expected versus incurred credit losses using a lifetime credit loss measurement approach. Significantly all of the Company’s financial assets are measured at fair value and are therefore not subject to the guidance; however, the Company determined that receivables and Ginnie Mae early buyout loans are within the scope of the ASU. Ginnie Mae early buyout loans are insured by the Federal Housing Administration (or “FHA”) or guaranteed by the Department of Veterans Affairs (or “VA”) which limits the Company’s exposure to potential credit-related losses to an immaterial amount. Further, the estimated credit-related losses of the Company’s receivables are also immaterial due to the

UNITED SHORE FINANCIAL SERVICES, LLC

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2018 AND 2017

A.	ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(Continued)

short-term nature of the assets. Servicing advances are generally expected to be fully reimbursed under the terms of the servicing agreements. The guidance is effective January 1, 2020. The adoption will not have a material impact on the Company’s consolidated financial statements.

In August 2018, the FASB issued an ASU that further removes, modifies or adds certain disclosure requirements for fair value measurements. The guidance is effective January 1, 2020. The adoption will not have a material impact on the Company’s consolidated financial statements.

B.	MORTGAGE LOANS AT FAIR VALUE

Mortgage loans at fair value consist of the following at December 31 (in thousands):

	2018	2017
Mortgage loans, unpaid principal balance	$2,445,123	$1,790,945
Premiums paid on mortgage loans	47,898	34,450
Fair value adjustment	24,739	17,302

	$2,517,760	$1,842,697

C.	DERIVATIVES

The Company enters into commitments to originate residential mortgage loans, at specified interest rates and terms within a specified period of time, with customers who have applied for a loan and meet certain credit and underwriting criteria which are called IRLCs. To determine the fair value of the IRLCs, each loan is evaluated based upon its stage in the application, approval and origination process for its likelihood of consummating the transaction (“pullthrough”). Pullthrough is estimated on changes in market conditions, loan stage, and actual borrower behavior using a historical analysis of IRLC closing rates. Most times, the further into the process the more likely the IRLC is to become a loan. The blended average pullthrough rate was 79.15% and 83.20% for the years ended December 31, 2018 and 2017, respectively. The Company uses forward mortgage backed security contracts, which are also known as forward loan sale commitments (or “FLSCs”) to economically hedge the IRLCs.

The following summarizes derivative instruments at December 31 (in thousands):

	2018			2017
	Fair Value	Notional Amount		Fair Value	Notional Amount
IRLCs	$16,754	$2,624,201	(a)	$3,586	$2,035,713	(a)
FLSCs	(28,113)	4,557,785		(8,205)	3,556,233

	$(11,359)			$(4,619)

(a)	Pullthrough rate adjusted

UNITED SHORE FINANCIAL SERVICES, LLC

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2018 AND 2017

D.	ACCOUNTS RECEIVABLE, NET

The following summarizes accounts receivable at December 31 (in thousands):

	2018	2017
Investor receivables	$41,622	$17,358
Servicing fees	19,146	6,285
Servicing advances	7,845	5,166
Due from title companies	6,435	4,299
Warehouse-after deadline funding	337	4,762
Pair-offs receivable	24	1,748
Other, net	43	31
Allowance for doubtful accounts	(22)	(81)

	$75,430	$39,568

The Company periodically evaluates the carrying value of accounts receivable balances with delinquent receivables being written-off based on specific credit evaluations and circumstances of the debtor.

E.	MORTGAGE SERVICING RIGHTS

The following summarizes the activity of MSRs for the years ended December 31 (in thousands):

	2018	2017
Balance, beginning of year	$207,521	$177,032
Additions	349,413	227,102
Amortization	(45,231)	(29,236)
Loans paid in full	(12,175)	(11,177)
Sales	(131,411)	(156,200)

Balance, end of year	$368,117	$207,521

The unpaid principal balance of mortgage loans serviced approximated $43.0 billion and $26.3 billion at December 31, 2018 and 2017, respectively. Conforming conventional loans serviced by the Company have previously been sold to Fannie Mae and Freddie Mac on a non-recourse basis, whereby foreclosure losses are generally the responsibility Fannie Mae and Freddie Mac, and not the Company. Loans serviced for Ginnie Mae are insured by the FHA, guaranteed by the VA, or insured by other applicable government programs. While the above guarantees and insurance are the responsibility of those parties, the Company is still subject to potential losses related to its servicing of these loans. Those estimated losses are incorporated into the valuation of MSRs.

The key assumptions used in determining the fair value of the Company’s MSRs are as follows at December 31:

	2018	2017
Discount rates	9.0% to 10.8%	9.0% to 10.7%
Annual prepayment speeds	8.2% to 24.7%	8.6% to 22.4%
Cost of servicing	$91 to $117	$91 to $112

UNITED SHORE FINANCIAL SERVICES, LLC

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2018 AND 2017

E.	MORTGAGE SERVICING RIGHTS (Continued)

The Company views these assumptions as the most critical in assessing the fair value of its MSRs, which had an estimated fair value of approximately $431 million and $269 million at December 31, 2018 and 2017, respectively.

The hypothetical effect of an adverse change in these key assumptions would result in a decrease in fair values as follows at December 31 (in thousands):

	2018	2017
Discount rate:
Effect on value—10% adverse change	$(15,328)	$(9,692)
Effect on value—20% adverse change	$(29,598)	$(18,715)
Prepayment speeds:
Effect on value—10% adverse change	$(19,975)	$(11,515)
Effect on value—20% adverse change	$(38,287)	$(22,153)
Cost of servicing:
Effect on value—10% adverse change	$(6,213)	$(4,080)
Effect on value—20% adverse change	$(12,426)	$(8,159)

These sensitivities are hypothetical and should be used with caution. As the table demonstrates, the Company’s methodology for estimating the fair value of MSRs is highly sensitive to changes in assumptions. For example, actual prepayment experience may differ and any difference may have a material effect on MSR fair value. Changes in fair value resulting from changes in assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. Also, in this table, the effect of a variation in a particular assumption on the fair value of the MSRs is calculated without changing any other assumption; in reality, changes in one factor may be associated with changes in another (for example, decreases in market interest rates may indicate higher prepayments; however, this may be partially offset by lower prepayments due to other factors such as a borrower’s diminished opportunity to refinance), which may magnify or counteract the sensitivities. Thus, any measurement of MSR fair value is limited by the conditions existing and assumptions made as of a particular point in time. Those assumptions may not be appropriate if they are applied to a different point in time.

The following table summarizes the Company’s estimated future MSR amortization expense (in thousands) based upon the existing MSR asset. These estimates are based on existing asset balances, the current interest rate environment, and prepayment speeds as of December 31, 2018. The actual amortization expense the Company recognizes in any given period may be significantly different depending upon acquisition or sale activities, changes in interest rates, prepayment speeds, market conditions, or circumstances that indicate the carrying amount of an asset may not be recoverable.

Year Ending December 31,	Amounts
2019	$60,957
2020	52,023
2021	44,298
2022	37,625
2023	31,866
Thereafter	141,348

$368,117

UNITED SHORE FINANCIAL SERVICES, LLC

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2018 AND 2017

F.	LINES OF CREDIT

The Company has the following lines of credit with financial institutions at December 31 (in thousands):

	2018	2017
$55 million line of credit agreement that expired on March 29, 2019. Interest was at variable rates based on a spread to the one month LIBOR rate. Line was collateralized by MSRs and is a sublimit of the $200 million repurchase agreement disclosed in Note G.	$—	$20,000

$100 million line of credit agreement expiring on July 9, 2019. Interest at variable rates based on a spread to the one month LIBOR rate. Line is collateralized by MSRs and is a sublimit of the $225 million repurchase agreement disclosed in Note G. Line was increased to $125 million and subsequently closed during 2020.	65,000	35,000

$25 million line of credit agreement that expired on September 19, 2019. Interest at 6%.	25,000	10,000

$125 million line of credit agreement that was closed during 2019. Interest at variable rates based on a spread to the one month LIBOR rate. Line is collateralized by MSRs.	70,096	—

	$160,096	$65,000

G.	WAREHOUSE LINES OF CREDIT

The Company has the following warehouse lines of credit with financial institutions at December 31 (in thousands):

Warehouse Lines of Credit	Expiration Date	2018	2017
$600 million	3/27/2019	$298,513	$281,864
$175 million	3/29/2019	150,832	—
$125 million	6/3/2019	114,597	88,731
$300 million	6/6/2019	214,444	224,701
$225 million*	7/8/2019	138,112	113,354
$90 million	9/19/2019	52,945	51,431
$300 million	11/26/2019	252,855	111,501
$500 million	12/13/2019	426,722	299,050
$200 million**	12/27/2019	126,447	66,274
$500 million	1/13/2020	318,878	358,269
$250 million	12/31/2019	177,535	—
$500 million	No expiration	—	—
$150 million	1/30/2020	81,019	118,580

		$2,352,899	$1,713,755

*	Line has a $100 million MSR sublimit as disclosed in Note F.
**	Line had a $55 million MSR sublimit as disclosed in Note F.

All interest rates are variable based on a spread to the one month LIBOR.

UNITED SHORE FINANCIAL SERVICES, LLC

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2018 AND 2017

G.	WAREHOUSE LINES OF CREDIT (Continued)

As of December 31, 2018 and 2017, the Company had pledged mortgage loans at fair value as collateral under the above warehouse lines of credit. The above agreements also contain covenants which include certain financial requirements, including maintenance of minimum tangible net worth, minimum liquidity, maximum debt to net worth ratio, net income, and limitations on additional debt, as defined in the agreements. The Company was in compliance with all debt covenants as of December 31, 2018.

H.	SELF INSURANCE PLAN

The Company has engaged an insurance company to provide administrative services for the Company’s self-funded insurance plan. The Company maintains a reserve for incurred but not reported medical claims. The Company has a stop loss policy with the insurance company which limits the Company’s exposure both in the aggregate and on an individual basis. The Company incurred medical expenses totaling $10.5 million and $8.0 million for the years ended December 31, 2018 and 2017, respectively.

I.	EMPLOYEE BENEFIT PLAN

The Company has a 401(k) plan covering substantially all employees. Employees may contribute amounts as allowable by Internal Revenue Service and plan limitations. The Company may make discretionary matching and non-elective contributions. The Company contributed $1.5 million and $1.0 million to the plan during the years ended December 31, 2018 and 2017, respectively.

J.	COMMITMENTS AND CONTINGENCIES

Commitments to Originate Loans

As of December 31, 2018 and 2017, the Company had approximately $3.3 billion and $2.4 billion, respectively, in notional amounts of interest rate lock commitments, whereby a potential borrower has agreed to interest rates and pricing of a potential loan. These contracts potentially expose the Company to interest rate or pricing risk and are economically hedged with forward mortgage backed security contracts, as described in Note C. Additionally, as of December 31, 2018 and 2017, the Company had agreed to extend credit to potential borrowers for approximately $3.5 billion and $2.7 billion, respectively. These contracts represent off balance sheet credit risk where the Company may be required to extend credit to these borrowers based on the prevailing interest rates and prices at the time of execution.

Contingent Obligation

The Company’s sole member acquired and redeemed the membership interests of a former minority interest holder in June 2016. The sole member is required to make varying annual remaining payments totaling $37.5 million to its former minority partner over the subsequent six years. The investment in, and ownership of the Company constitutes a majority of the sole member’s assets. The sole member depends upon the Company’s distributions to satisfy its obligation to the former minority interest holder.

Leases

The Company leases office space and equipment under lease arrangements expiring through December 31, 2037. Total rent expense under all operating leases amounted to $11.5 million, of which $10.9 million was

UNITED SHORE FINANCIAL SERVICES, LLC

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2018 AND 2017

J.	COMMITMENTS AND CONTINGENCIES (Continued)

to a related party, for the year ended December 31, 2018. Total rent expense under all operating leases amounted to $5.3 million, of which $4.7 million was to a related party, for the year ended December 31, 2017. At January 1, 2028, the minimum rent pursuant to the lease will be adjusted to the then fair market rent, as defined. In no event shall the fair market rent be less than the base rent in the initial ten year period.

Future minimum rental payments under long-term leases are as follows at December 31, 2018 (in thousands):

Year Ending December 31,	Amounts
2019	$8,678
2020	7,930
2021	7,878
2022	7,853
2023	7,853
Thereafter	109,448

$149,640

Litigation

From time to time the Company may become involved in legal proceedings or be subject to claims arising in the ordinary course of business. Although the results of litigation and claims cannot be predicted with certainty, the Company believes that the final outcome of these ordinary course matters will not have a material adverse effect on its business, operating results, financial condition or cash flows. Regardless of the outcome, litigation can have an adverse impact on the Company because of defense and settlement costs, diversion of management resources and other factors. The Company is not currently a party to any litigation of a material nature.

Regulatory Net Worth Requirements

In accordance with the regulatory requirements of HUD, governing non-supervised, direct endorsement mortgagees, the Company is required to maintain a net worth (as defined by HUD) of $2.5 million. At December 31, 2018, the Company exceeded the regulatory net worth requirement.

In accordance with the regulatory requirements of Ginnie Mae, governing issuers of Ginnie Mae securities, the Company is required to maintain a net worth (as defined by Ginnie Mae) of $29.3 million. At December 31, 2018, the Company exceeded the regulatory net worth requirement.

UNITED SHORE FINANCIAL SERVICES, LLC

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2018 AND 2017

K.	FAIR VALUE MEASUREMENTS

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The following are the major categories of financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2018 (in thousands):

Description	Level 1	Level 2	Level 3	Total
Mortgage loans at fair value	$—	$2,517,760	$—	$2,517,760
IRLCs	—	—	16,754	16,754
FLSCs	—	(28,113)	—	(28,113)

Total	$—	$2,489,647	$16,754	$2,506,401

The following are the major categories of financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2017 (in thousands):

Description	Level 1	Level 2	Level 3	Total
Mortgage loans at fair value	$—	$1,842,697	$—	$1,842,697
IRLCs	—	—	3,586	3,586
FLSCs	—	(8,205)	—	(8,205)

Total	$—	$1,834,492	$3,586	$1,838,078

As of December 31, 2018 and 2017, mortgage loans at fair value included fair value adjustments of $24.7 million and $17.3 million, respectively. These fair value adjustments include the relative changes in the loan values from the original pricing of the prospective loan (while it was an IRLC) to period end, subsequent market interest rate movements, and includes gain margin for the recorded loans based on external market indications of fair value.

As of December 31, 2018 and 2017, derivative assets and liabilities solely represent fair value adjustments for the contracts based upon their original contract dates relative to the period end pricing for the contracts. The derivative contracts that the Company enters into are initially recorded at zero value as they are entered into at market prices on the date of execution. Subsequent changes in market conditions, primarily interest rates, drive the value of the Company’s derivative contracts and such fair value adjustments represent the respective derivative assets and liabilities.

Level 3 Issuances and Transfers

The Company issues IRLCs which are scoped in as derivatives. At issuance each contract has a zero value. If the contract converts to a loan, the implied value, which is solely based upon interest rate changes, is incorporated into the basis of the fair value of the loan. If the IRLC does not convert to a loan, the basis is reduced to zero as the contract has no continuing value. The Company does not track the basis of the individual IRLCs that convert to a loan, as that amount has no relevance to the presented consolidated financial statements.

Transfers into and out of Level 3 specific to the Company’s IRLC asset are equivalent to the net change in unrealized gain of $13 million for the year ended December 31, 2018.

UNITED SHORE FINANCIAL SERVICES, LLC

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2018 AND 2017

K.	FAIR VALUE MEASUREMENTS (Continued)

Due to their nature and respective terms, the carrying value of cash and cash equivalents, receivables, payables, and warehouse and operating lines of credit approximate their fair value at December 31, 2018 and 2017.

L.	RELATED PARTY TRANSACTIONS

For the years ended December 31, 2018 and 2017, the Company incurred approximately $12.1 million and $6.1 million, respectively, in expenses with various companies related through common ownership. The Company incurred expenses of approximately $11 million in rent, $.6 million in legal fees and $.5 million primarily related to direct origination costs for the year ended December 31, 2018. The Company incurred expenses of approximately $4.7 million in rent, $.7 million in legal fees and $.7 million primarily related to direct origination costs for the year ended December 31, 2017.

M.	SUBSEQUENT EVENTS

The Company consummated an MSR sale in 2019 for UPB of $13.2 billion. The transaction was initiated in 2018.

Management has evaluated subsequent events through September 30, 2020, the date on which the consolidated financial statements were available to be issued.

Annex A

BUSINESS COMBINATION AGREEMENT

by and among

GORES HOLDINGS IV, INC.,

UNITED SHORE FINANCIAL SERVICES, LLC

UWM HOLDINGS, LLC

and

SFS HOLDING CORP.

dated as of September 22, 2020

A-i

A-ii

Page
Section 8.2	Modification or Amendment	A-60
Section 8.3	Extension; Waiver	A-60
Section 8.4	Notices	A-61
Section 8.5	Entire Agreement	A-61
Section 8.6	Assignment	A-61
Section 8.7	Counterparts	A-62
Section 8.8	No Third-Party Beneficiaries	A-62
Section 8.9	Governing Law	A-62
Section 8.10	Jurisdiction	A-62
Section 8.11	WAIVER OF TRIAL BY JURY	A-62
Section 8.12	Severability	A-62
Section 8.13	Fees and Expenses	A-63
Section 8.14	Specific Performance	A-63
Section 8.15	Non-Recourse	A-63

Exhibit A – GHIV Second A&R Certificate of Incorporation
Exhibit B – GHIV A&R Bylaws
Exhibit C – UWM A&R LLCA
Exhibit D – Registration Rights and Lock-Up Agreement
Exhibit E – Subscription Agreement
Exhibit F – Tax Receivable Agreement
Exhibit G – Directors and Officers of GHIV

A-iii

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of September 22, 2020, by and among Gores Holdings IV, Inc., a Delaware corporation (“GHIV”), United Shore Financial Services, LLC d/b/a United Wholesale Mortgage, a Michigan limited liability company (the “Company”), UWM Holdings, LLC, a Delaware limited liability company (“UWM LLC”), and SFS Holding Corp., a Michigan corporation (“SFS Corp.”). GHIV, the Company, UWM LLC, and SFS Corp. are referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, GHIV is a blank check company incorporated for the purpose of effecting a Business Combination;

WHEREAS, the Company is a non-bank residential mortgage lender, originating mortgage loans exclusively through the wholesale mortgage lending channel (the “Business”);

WHEREAS, SFS Corp. owns all of the issued and outstanding membership interests in the Company;

WHEREAS, prior to the date of this Agreement, SFS Corp. formed UWM LLC (the “UWM LLC Formation”) and owns all of the issued and outstanding membership interests in UWM LLC;

WHEREAS, prior to the Closing, SFS Corp. will contribute all of the membership interests in the Company to UWM LLC (the “Contribution”);

WHEREAS, prior to the Closing, GHIV will, (a) subject to obtaining the GHIV Required Stockholder Approval, adopt the Second Amended and Restated Certificate of Incorporation in the form attached hereto as Exhibit A (the “GHIV Second A&R Certificate of Incorporation”), to provide for, among other things, (i) the authorization of a mutually agreed number of shares of GHIV Class A Common Stock, par value $0.0001 per share (“GHIV Class A Common Stock”), (ii) the creation of a new class of GHIV Class B Common Stock, par value $0.0001 per share (the “GHIV Class B Common Stock”), and the authorization of a mutually agreed number of shares of GHIV Class B Common Stock, which will be substantially identical to the GHIV Class A Common Stock, but will have voting rights equal to ten (10) votes per share, (iii) the creation of a new class of GHIV Class C Common Stock, no par value (the “GHIV Class C Common Stock”), and the authorization of a mutually agreed upon number of shares of GHIV Class C Common Stock, which will have no economic interest and will have voting rights equal to one (1) vote per share, (iv) the creation of a new class of GHIV Class D Common Stock, no par value (the “GHIV Class D Common Stock”), and the authorization of a mutually agreed number of shares of GHIV Class D Common Stock, which will be substantially identical to the GHIV Class C Common Stock, but will have voting rights equal to ten (10) votes per share, (v) the elimination of the GHIV Class F Common Stock, par value $0.0001 per share (the “GHIV Class F Common Stock”), and (vi) the elimination of provisions relating to GHIV being a special purpose acquisition corporation, and (b) adopt the Amended and Restated Bylaws of GHIV in the form attached hereto as Exhibit B (the “GHIV A&R Bylaws”);

WHEREAS, the Parties intend that, effective as of the Closing, SFS Corp., as the initial member of UWM LLC, will enter into the Amended and Restated Limited Liability Company Agreement in the form attached hereto as Exhibit C (the “UWM A&R LLCA”), to provide for, among other things, the authorization of the UWM Common Units and the issuance to SFS Corp. of a number of UWM Class B Common Units equal to the Equity Interest Consideration, free and clear of all Liens (other than Securities Liens);

WHEREAS, the Parties intend that, effective as of the Closing, UWM LLC, as sole member of the Company, will adopt an Amended and Restated Operating Agreement for the Company in a form to be mutually agreed upon by the Parties (the “Company A&R OA”);

WHEREAS, at the Closing (a) GHIV will contribute to UWM LLC an amount in cash equal to the Closing Cash Consideration, (b) UWM LLC will issue to GHIV such number of UWM Class A Common Units as shall be equal to the number of issued and outstanding shares of GHIV Class A Common Stock as of immediately prior to the Closing (after giving effect to the GHIV Stock Redemption, the conversion of shares of GHIV Class F Common Stock into shares of GHIV Class A Common Stock and the issuance of shares of GHIV Class A Common Stock pursuant to the Subscription Agreements), and GHIV will execute and deliver a counterpart signature page to the UWM A&R LLCA, (c) GHIV will issue to SFS Corp. a number of shares of GHIV Class D Common Stock equal to the Voting Stock Consideration, in each case, in accordance with Article II below, and (d) UWM LLC will thereafter be treated as a partnership for U.S. federal income tax purposes (collectively, the “GHIV Contribution”);

WHEREAS, GHIV, the Sponsor, SFS Corp. and certain other parties thereto will, concurrently with the Closing, enter into a registration rights and lock-up agreement, substantially in the form attached hereto as Exhibit D (the “Registration Rights and Lock-Up Agreement”);

WHEREAS, contemporaneously with the execution of this Agreement, certain investors have entered into subscription agreements in substantially the form attached hereto as Exhibit E (collectively, the “Subscription Agreements”), pursuant to which, at Closing, such investors have agreed, subject to the terms and conditions set forth therein, to subscribe for and purchase GHIV Class A Common Stock at a purchase price of $10.00 per share, for an aggregate cash amount of $500,000,000; and

WHEREAS, each of the Parties intends that, for U.S. federal income tax purposes and applicable state and local Tax purposes, the transactions described above are treated in accordance with Section 5.12(e).

NOW, THEREFORE, in consideration of the foregoing, and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Capitalized terms used in this Agreement have the meanings set forth below.

“Acquisition Proposal” means any Contract, proposal, offer or indication of interest in any form, written or oral, (other than any Contract, proposal, offer or indication of interest made or submitted by GHIV or its Affiliates and other than the Transactions) with respect to any transaction or series of transactions involving:

(a) any merger, exchange, consolidation, business combination, issuance of securities, amalgamation, share exchange, acquisition of securities, reorganization, recapitalization, takeover offer, tender offer, exchange offer or other similar transaction: (i) in which SFS Corp., the Company or any of the Company Subsidiaries is a constituent corporation and which would result in a third party beneficially owning twenty percent (20%) or more of any class of equity securities or membership interests of SFS Corp. or the Company; (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than twenty percent (20%) of the outstanding securities of any class of equity securities or membership interests of SFS Corp. or the Company; or (iii) in which SFS Corp., the Company or any of the Company Subsidiaries issues securities or membership interests representing more than twenty percent (20%) of the outstanding securities of any class of equity securities or membership interests of SFS Corp., the Company or any of the Company Subsidiaries;

(b) any sale, lease, exchange, transfer, license, acquisition or disposition of any assets (including the capital stock of, or other equity interests in, any of the Company Subsidiaries) that constitute or account for twenty-five percent (25%) or more of the consolidated net revenues or consolidated net income (measured based on the twelve (12) months prior to the date of determination) or consolidated assets (measured based on the twelve (12) months prior to the date of determination) of SFS Corp., the Company and the Company Subsidiaries, taken as a whole; or

(c) any liquidation or dissolution of (i) SFS Corp. or the Company or (ii) any Company Subsidiaries that constitute or account for twenty-five percent (25%) or more of the consolidated net revenues or consolidated net income (measured based on the twelve (12) months prior to the date of determination) of SFS Corp., the Company and the Company Subsidiaries, taken as a whole.

“Action” means any action, claim, suit, charge, litigation, arbitration, demand, investigation, inquiry, notice of violation (which for the avoidance of doubt excludes any comments or areas of improvements received from an Agency or Regulating Agency during or in connection with an ordinary course audit or examination by such Agency or Regulating Agency) or citation received, or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Authority, mediator or arbitrator.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by, or under common control with, such specified Person; provided, that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax law).

“Agency” means the FHA, the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation, the Government National Mortgage Association, HUD, the USDA, the VA.

“Agency Guides” means the Fannie Mae Single Family Selling Guide, the Fannie Mae Single Family Servicing Guide, the Freddie Mac Single Family Seller/Servicer Guide, the Ginnie Mae Mortgage Backed Securities Guide and any other guide issued by any Agency.

“Agreement” has the meaning set forth in the Preamble.

“Alternate Business Combination” means, with respect to GHIV, any Business Combination other than the Transactions.

“Amendment Proposal” has the meaning set forth in Section 5.5.

“Ancillary Agreements” means the Registration Rights and Lock-Up Agreement, the UWM A&R LLCA, the Tax Receivable Agreement, the GHIV Second A&R Certificate of Incorporation, the GHIV A&R Bylaws, the Subscription Agreements and all other agreements, certificates and instruments executed and delivered by the Parties in connection with the Transactions.

“Applicable Requirements” means (a) the responsibilities and obligations of the Company relating to any Mortgage Loan set forth in any Servicing Agreement, mortgage broker agreement, loan correspondent agreement, mortgage loan purchase or sale Contract, or other Contract between the Company, on the one hand, and any third party originator, loan correspondent, loan seller, Agency, Investor or Insurer, on the other hand, (b) the applicable Credit Policies, guidelines and handbooks of the Company and all applicable guidelines, handbooks and other published written requirements of any Investor, Agency or Insurer with respect to the origination, funding, sale or Servicing of Mortgage Loans by the Company, (c) the applicable terms and provisions of the Mortgage Loans and (d) the applicable terms and provisions of the Warehouse Lines.

“Approval Requirement” has the meaning set forth in Section 5.21.

“Available Cash” means the amount equal to, as of the Reference Time, (a) the amount of immediately available funds contained in the Trust Account available for release to GHIV, plus (b) the net amount of immediately available funds held by GHIV pursuant to the Subscription Agreements, plus (c) all funds held by GHIV outside of the Trust Account and immediately available to GHIV.

“Balance Sheet Date” means June 30, 2020.

“Bankruptcy and Equity Exceptions” has the meaning set forth in Section 3.2.

“Business” has the meaning set forth in the Recitals.

“Business Combination” means, with respect to any Party, any merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

“Business Combination Proposal” has the meaning set forth in Section 5.5.

“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York, the State of Delaware or the State of Michigan are authorized or required by Law to be closed.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, as signed into law by the President of the United States on March 27, 2020.

“Change” or “Changes” has the meaning set forth in the definition of “Company Material Adverse Effect.”

“Change in Recommendation” has the meaning set forth in Section 5.4(c).

“Change of Control” has the meaning set forth in Section 2.5(c).

“Closing” has the meaning set forth in Section 2.2.

“Closing Cash” means an amount equal to (a) consolidated unrestricted free cash and cash equivalents of UWM LLC, the Company and the Company Subsidiaries as of the Reference Time, plus (b) Available Cash, minus (c) the aggregate amount of Transaction Expenses of GHIV incurred and unpaid as of immediately prior to the Closing.

“Closing Cash Consideration” means an amount equal to the Available Cash minus the aggregate amount of Transaction Expenses of GHIV incurred and unpaid as of immediately prior to the Closing minus such amount, if any, as may be mutually agreed upon by the Parties.

“Closing Cash Target” means an amount of Closing Cash equal to $1,400,000,000; provided, however, that if the Company or a Company Subsidiary issues unsecured senior notes prior to the Reference Time in an aggregate principal amount for all such notes in excess of $1,200,000,000, the Closing Cash Target shall be increased on a dollar for dollar basis in an amount equal to such excess.

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Form 8- K” has the meaning set forth in Section 5.8(b).

“Closing Press Release” has the meaning set forth in Section 5.8(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Preamble.

“Company A&R OA” has the meaning set forth in the Recitals.

“Company Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA) and each other employment, consulting, bonus, deferred compensation, incentive compensation, equity, phantom-equity, or equity-based award, retention, relocation, vacation, change in control, transaction bonus, salary continuation, severance or termination pay, hospitalization, medical, dental, vision, life insurance, disability or sick leave benefit, profit-sharing, pension or retirement or other fringe benefit or compensatory plan, program, agreement or arrangement, whether or not in writing and whether or not funded, in each case (a) that is maintained, sponsored, or contributed to, or is required to be maintained, sponsored, or contributed to, by the Company in respect of any current or former directors, officers, consultants or employees of the Company or (b) to which the Company has any current or contingent liability.

“Company Disclosure Schedules” means the Disclosure Schedules delivered by the Company concurrently with the execution and delivery of this Agreement.

“Company Equity Value” means $16,052,000,000 minus (a) Available Cash, minus (b) an amount, if any, by which Closing Cash is less than the Closing Cash Target, plus (c) an amount, if any, by which Closing Cash exceeds the Closing Cash Target, which for purposes of clause (c) shall not exceed $200,000,000.

“Company Intellectual Property Rights” has the meaning set forth in Section 3.16(a).

“Company Material Adverse Effect” means any change, effect, condition or development (each a “Change,” and collectively, “Changes”) that, individually or in the aggregate with all other Changes, is or would reasonably be expected to be materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of SFS Corp., the Company and the Company Subsidiaries, taken as a whole; provided, however, that in no event will any adverse Change attributable to any of the following be deemed, either alone or in combination, to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (a) operating, business, regulatory or other conditions (financial or otherwise) generally effecting the industries in which SFS Corp., the Company or the Company Subsidiaries operate; (b) general economic conditions, including changes in the credit, securities, currency, banking, exchange, debt, financial or capital markets (including changes in interest or exchange rates), in each case, in the United States or anywhere else in the world, including any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world; (c) any stoppage or shutdown of any Governmental Authority (including any default by a Governmental Authority or delays in payments or delays or failures to act by any Governmental Authority), or any continuation of any such stoppage or shutdown; (d) the announcement or pendency or consummation of the Transactions (including the identity of GHIV or any communication by GHIV or any of its Affiliates regarding its plans or intentions with respect to the Business, and in each case, including the impact thereof on relationships with customers, suppliers, distributors, partners or employees or others having relationships with SFS Corp., the Company or any Company Subsidiary); (e) changes in GAAP (or the interpretation thereof) or other accounting requirements or principles, as applied to the Company or otherwise, or any changes in applicable Laws, in each case, after the date of this Agreement; (f) the failure of SFS Corp., the Company or any Company Subsidiary to meet or achieve the results set forth in any internal or published budget, plan, projection, prediction or forecast (it being understood that the underlying facts giving rise to such failure may be taken into account); (g) global, national or regional political, financial, economic or business conditions, including a presidential election, hostilities, acts of war, sabotage or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway; (h) effects arising from or relating to epidemics, pandemics, or disease outbreaks, including COVID-19 or any COVID-19 Measures; and (i) hurricanes, earthquakes, floods, tsunamis, tornadoes, mudslides, wild fires, or other natural disasters and other force majeure events in the United States or any other country or region in the world, except, in each case of any of the foregoing clauses (a), (b), (c), (d), (e), (g) and (h), to the extent that such condition has a materially disproportionate effect on SFS Corp., the Company and the Company Subsidiaries, taken as a whole, relative to other companies in the industries in which SFS Corp., the Company and the Company Subsidiaries operate.

“Company Permits” has the meaning set forth in Section 3.10(b).

“Company Software” means all Software owned or purported to be owned by, or developed by or for, the Company or any of the Company Subsidiaries.

“Completed Repurchase Obligations” has the meaning set forth in Section 3.22(d).

“Contaminants” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing or that without user intent will cause, any of the following functions: (a) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, any Software, hardware or device (including any computer, tablet computer, handheld device, disk or storage device); (b) damaging or destroying any data or file without the user’s consent; or (c) sending information to the Company, any of the Company Subsidiaries or any other Person without the user’s consent.

“Contribution” has the meaning set forth in the Recitals.

“Company Subsidiary” has the meaning set forth in Section 3.4.

“Contingent Consideration” has the meaning set forth in Section 2.5(a)(iv).

“Contract” means contract, agreement, indenture, note, bond, loan or credit agreement, instrument, lease, commitment, mortgage, deed of trust, license, power of attorney, guaranty or other arrangement or obligation, whether written or oral, in each case, as amended and supplemented from time to time and including all schedules, annexes and exhibits thereto.

“COTS Software Contracts” has the meaning set forth in Section 3.11(a)(vii).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down (including, the shutdown of air cargo routes, shut down of foodservice or certain business activities), closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Authority, including with respect to the United States, the Centers for Disease Control and Prevention and the World Health Organization (whether prior to or following the date of this Agreement), in each case, in connection with or in response to COVID-19, including the CARES Act and Families First Act.

“Credit Policies” means any Agency or other Investor policies and procedures to which the Company is subject as such relate to the extension of credit with respect to the Mortgage Loans in effect at the time each Mortgage Loan was originated.

“Custodial Account” means all funds held or controlled by or on behalf of the Company with respect to any Mortgage Loan, including all principal and interest funds and any other funds due, buydown funds, suspense funds, funds for the payment of Taxes, assessments, insurance premiums, ground rents and similar charges, funds for the payment of bankruptcy and fraud coverage, funds from hazard insurance loss drafts and other mortgage escrow and impound amounts (including interest thereon for the benefit of mortgagors, if applicable).

“Disclosing Party” has the meaning set forth in Section 5.6.

“Disclosure Schedules” means the Company Disclosure Schedules and the GHIV Disclosure Schedules.

“D&O Indemnification Agreements” has the meaning set forth in Section 5.10(a).

“Earn Out Period” has the meaning set forth in Section 2.5(a).

“Equity Interest Consideration” means a number of UWM Class B Common Units equal to (a) the quotient of the Company Equity Value divided by $10.00, minus (b) the number of outstanding shares of GHIV Class F Common Stock as of immediately prior to the Closing.

“Equity Pool” has the meaning set forth in Section 5.14.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity (whether or not incorporated) which together with the Company would be treated as a “single employer” under Section 414(b), (c), (m), or (o) of the Code.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Existing Credit Facilities” means (a) the Warehouse Lines, (b) the GS FHLMC and GNMA Facility, and (c) the Huntington Equipment Term Loan, in each case, as in effect as of the date of this Agreement and as the same may be amended, supplemented or modified from time to time in the Ordinary Course of Business prior to the Closing.

“Families First Act” means the Families First Coronavirus Response Act, as signed into law by the President of the United States on March 18, 2020.

“Federal Securities Laws” means the Exchange Act, the Securities Act and the rules and regulations promulgated thereunder.

“FHA” means the U.S. Federal Housing Administration.

“Financial Statements” has the meaning set forth in Section 3.7(b).

“First Level Contingent Consideration” has the meaning set forth in Section 2.5(a)(i).

“First Triggering Event” has the meaning set forth in Section 2.5(a)(i).

“Fourth Level Contingent Consideration” has the meaning set forth in Section 2.5(a)(iv).

“Fourth Triggering Event” has the meaning set forth in Section 2.5(a)(iv).

“Fully Diluted Basis” means the number of shares of GHIV Common Stock issued and outstanding at Closing and any shares reserved for issuance under the Private Placement Warrants and the Public Warrants.

“Funding Indebtedness” means any Indebtedness of the Company and the Company Subsidiaries incurred in the Ordinary Course of Business under (a) the Existing Credit Facilities, (b) Replacement Facilities or (c) Servicing Advance Funding Facilities.

“GAAP” means United States generally accepted accounting principles, as in effect on the date of this Agreement.

“GHIV” has the meaning set forth in the Preamble.

“GHIV A&R Bylaws” has the meaning set forth in the Recitals.

“GHIV Board” means the board of directors of GHIV.

“GHIV Board Recommendation” has the meaning set forth in Section 5.4(c).

“GHIV Class A Common Stock” has the meaning set forth in the Recitals.

“GHIV Class B Common Stock” has the meaning set forth in the Recitals.

“GHIV Class C Common Stock” has the meaning set forth in the Recitals.

“GHIV Class D Common Stock” has the meaning set forth in the Recitals.

“GHIV Class F Common Stock” has the meaning set forth in the Recitals.

“GHIV Common Stock” means, collectively, (a) prior to the Closing, the GHIV Class A Common Stock and the GHIV Class F Common Stock, and (b) from and after the Closing, (i) the GHIV Class A Common Stock (which, for the avoidance of doubt, will include all shares of GHIV Class A Common Stock that will be issued upon conversion of shares of GHIV Class F Common Stock in connection with the Closing pursuant to the GHIV Organizational Documents), (ii) the GHIV Class B Common Stock, (iii) the GHIV Class C Common Stock and (iv) the GHIV Class D Common Stock.

“GHIV Common Stockholders” means the holders of GHIV Common Stock.

“GHIV Contribution” has the meaning set forth in Recitals.

“GHIV Disclosure Schedules” means the Disclosure Schedules delivered by GHIV concurrently with the execution and delivery of this Agreement.

“GHIV Financial Statements” has the meaning set forth in Section 4.6(a).

“GHIV Intervening Event” means an event, fact, development, circumstance or occurrence that is materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of SFS Corp., the Company and the Company Subsidiaries, taken as a whole (but specifically excluding any (a) Contract, proposal, offer or indication of interest in any form, written or oral, relating any Business Combination with respect to GHIV, (b) changes in the general economy, capital markets or any declines or improvements in financial markets and (c) effects arising from or relating to epidemics, pandemics, or disease outbreaks, including COVID-19 or any COVID-19 Measures) and that was not known by and was not reasonably foreseeable to the GHIV Board as of the date of this Agreement, and that becomes known to the GHIV Board after the date of this Agreement.

“GHIV Intervening Event Notice” has the meaning set forth in Section 5.4(d).

“GHIV Intervening Event Notice Period” has the meaning set forth in Section 5.4(d).

“GHIV Material Adverse Effect” means any Change that, individually or in the aggregate with all other Changes, is or is reasonably likely to (a) be materially adverse to the business, condition (financial or otherwise), assets, liabilities, business plans or results of operations of GHIV or (b) prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay GHIV from performing its obligations under this Agreement; provided, however, that that in no event will any changes in general economic conditions or changes in securities markets in general be taken into account in determining whether there has been or will be, a GHIV Material Adverse Effect.

“GHIV Material Contracts” has the meaning set forth in Section 4.12.

“GHIV Organizational Documents” means the Organizational Documents of GHIV.

“GHIV Preferred Stock” means GHIV’s preferred stock, par value $0.0001 per share.

“GHIV Proxy Statement” has the meaning set forth in Section 5.4(a).

“GHIV Record Date” means the record date established by the GHIV Board and used for determining the GHIV Common Stockholders entitled to vote at the Special Meeting.

“GHIV Required Stockholder Approval” means, collectively, the approval at the Special Meeting of the Business Combination Proposal, the Nasdaq Proposal and the Amendment Proposal.

“GHIV Second A&R Certificate of Incorporation” has the meaning set forth in the Recitals.

“GHIV Stock Redemption” means the election of an eligible holder of GHIV Class A Common Stock (as determined in accordance with the GHIV Organizational Documents and the Trust Agreement) to redeem all or a portion of such holder’s shares of GHIV Class A Common Stock, at the per-share price, payable in cash, equal to such holder’s pro rata share of the Trust Account (as determined in accordance with the GHIV Organizational Documents and the Trust Agreement) in connection with the GHIV Stockholder Approval.

“GHIV Stockholder Approval” has the meaning set forth in Section 4.2(b).

“GHIV VWAP” means, for each trading day, the daily volume weighted average price (based on such trading day) of the GHIV Class A Common Stock on the Trading Market as reported by Bloomberg Financial L.P. using the AQR function.

“GHIV Unit” means one share of GHIV Class A Common Stock and one-fourth of one Public Warrant.

“Government Official” means any official or employee of any Governmental Authority, as well as any person acting in an official capacity for or on behalf of any such entity or for or on behalf of any such entity.

“Governmental Authority” means any of the following: (a) the United States of America or any other country; (b) any state, commonwealth, province, territory or possession of any of the foregoing and any political subdivision thereof (including counties and municipalities); and (c) any agency (including any Regulating Agency), authority or instrumentality of any of the foregoing or any arbitrator or panel of arbitrators.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by any Governmental Authority.

“GS FHLMC and GNMA Facility” means that certain Credit Agreement, dated as of December 19, 2019, by and among Goldman Sachs Bank USA, the other lenders party thereto and the Company.

“Hedging Instruments” has the meaning set forth in Section 3.22(h).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“HUD” means the U.S. Department of Housing and Urban Development.

“Huntington Equipment Term Loan” means that certain Master Equipment Lease Agreement, dated as of October 22, 2019, by and between the Company and Huntington Technology Finance, Inc.

“Indebtedness” means, with respect to any Person, without duplication, all obligations (including, as applicable, in respect of outstanding principal and accrued and unpaid interest, fees, penalties, premiums and any other fees, expenses or breakage costs) by such Person (a) for borrowed money (including deposits or advances of any kind to such Person) or any guarantees thereof, (b) evidenced by bonds, debentures, notes or similar instruments, (c) for capitalized leases, synthetic lease obligations (or lease obligations that should have been on the books and records or financial statements of such Person as categorized or synthetic lease obligations in accordance with GAAP) or to pay the deferred and unpaid purchase price of property or equipment, (d) pursuant to securitization or factoring programs or arrangements, (e) net cash payment obligations of such Person under swaps, options, derivatives and other hedging Contracts or arrangements that will be payable upon termination thereof (assuming termination on the date of determination), (f) letters of credit, bank guarantees, bankers’ acceptances, performance bonds, surety bonds or similar obligations and other similar Contracts or arrangements entered into by or on behalf of such Person to the extent they have been drawn upon or any guarantees or commitment to reimburse for such instruments, to the extent drawn on, (g) for all Indebtedness secured by a Lien on property or assets owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (h) for the repurchase of equity interests of the Company or any Company Subsidiaries, and (i) for all guarantees (or arrangements having the economic effect of a guarantee) of such Person of any Indebtedness of any other Person described in clauses (a) through (h) of this sentence.

“Incentive Plan Proposal” has the meaning set forth in Section 5.5.

“Indemnified Persons” has the meaning set forth in Section 5.10(a).

“Insider Letters” has the meaning set forth in Section 5.21.

“Insiders” has the meaning set forth in Section 5.21.

“Insurer” means any Person or Agency that insures or guarantees all or any portion of the risk of loss on any Mortgage Loan or the real property to which such Mortgage Loan relates, in each case duly authorized and licensed in such state to transact the applicable insurance business and to write the insurance provided by the insurance policy issued by it.

“Intellectual Property” means all worldwide intellectual property and worldwide rights, title and interest therein and thereto, whether protected, created or arising under the laws of the United States or any other jurisdiction, including (a) patents, industrial designs, utility models and applications for any of the foregoing, including all provisionals, continuations, continuations-in-part, divisions, reissues, renewals, substitutions, re-examinations and extensions thereof (collectively, “Patents”), (b) trademarks, service marks, certification marks, logos, trade dress, trade names, service names, corporate names, social media accounts and other source or business identifiers, whether registered or unregistered, all registrations and applications for any of the foregoing, all renewals and extensions thereof and all common law rights in and goodwill associated with any of the foregoing (collectively, “Trademarks”), (c) Internet domain names, (d) works of authorship (including Software, websites, and content), copyrights, mask work rights, other copyrightable works, database rights and design rights, whether registered or unregistered, registrations and applications for any of the foregoing, reversions, renewals and extensions thereof and all moral rights associated with any of the foregoing (collectively, “Copyrights”), (e) trade secrets and other proprietary or confidential information, including proprietary Software source code (collectively, “Trade Secrets”), and (f) any rights recognized under applicable Law that are equivalent or similar to any of the foregoing, including proprietary rights in inventions (whether or not patentable), invention disclosures, discoveries, ideas, technology, creations, procedures, know-how, methods, processes and techniques, and all other issuances, registrations and applications for issuance or registration of any of the foregoing.

“Interim Financial Statements” has the meaning set forth in Section 3.7(b).

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investor” means any Agency, private investor, trust or other Person who owns or holds or is committed to purchase or acquire Mortgage Loans, any interest therein or any Mortgage Servicing Rights with respect thereto, or to the extent any Mortgage Loans are pooled into mortgage-backed securities, partial interests in such mortgage-backed securities backed by such Mortgage Loans, excluding any Warehouse Lender.

“Investor Agreement” means any Contract between the Company or any of its Affiliates and any Investor for the purchase or acquisition of any Mortgage Loans, any interest therein or any Mortgage Servicing Rights with respect thereto, or to the extent any Mortgage Loans are pooled into mortgage-backed securities, partial interests in such mortgage-backed securities backed by such Mortgage Loans.

“IT Systems” means all information technology, computer, computer systems, communication systems software, firmware, hardware, networks, servers, interfaces, platforms, related systems, databases, websites and equipment used, owned, leased or licensed by or on behalf of the Company or any of the Company Subsidiaries.

“Knowledge of the Company,” or similar phrases, means the actual knowledge of each of Mathew R. Ishbia, Timothy Forrester, Alex Elezaj, Melinda Wilner and Matt Roslin, in each case after reasonable inquiry of each such Person’s direct reports with respect to the applicable subject matter.

“Law” means any common law, statutes, rules, codes, regulations, ordinances, restrictions, injunctions, judgments, directives, decrees, determinations or orders (including Governmental Orders) of, or issued by, a Governmental Authority, including any Mortgage Loan Regulation.

“Lease” has the meaning set forth in Section 3.12(b).

“Liabilities” means any and all indebtedness, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable.

“Licensed IP” has the meaning set forth in Section 3.16(a).

“Lien” means any mortgage, pledge, hypothecation, easement, security interest, charge, claim, license, option, conditional sale or other title retention agreement, lien or other encumbrance or right of any third party, or any agreement to create any of the foregoing.

“Material Contracts” has the meaning set forth in Section 3.11(a).

“Minimum Cash Balance” means an amount equal to $712,500,000.

“Mortgage Loan” means each residential mortgage loan, or line of credit originated in whole or in part, acquired, sold or otherwise held by the Company or any Company Subsidiary at any time, including all of the Company’s or any Company Subsidiary’s rights, title and interest in and to such Mortgage Loan, Mortgage Servicing Rights, the related mortgage note, all mortgage loan documents, the mortgage file, credit file and Servicing file, collateral and all other material and information collected by the Company or any Company Subsidiary in connection with such Mortgage Loan.

“Mortgage Loan Regulations” means applicable federal, state and local Laws applicable to the origination, funding, sale, securitization or Servicing of Mortgage Loans, including Laws relating to real estate settlement procedures, consumer credit protection, truth-in-lending, usury limitations, fair housing, false claims, collection practices, equal credit opportunity and adjustable rate mortgages, and applicable Orders with respect to the Company pertaining to Mortgage Loans.

“Mortgage Servicing Rights” means, with respect to a mortgage loan, the right or rights to Service such mortgage loan, receive compensation therefor, and the duties and obligations associated therewith.

“Nasdaq” means the Nasdaq Capital Market, the Nasdaq Global Market or the Nasdaq Global Select Market, as may be applicable.

“Nasdaq Proposal” has the meaning set forth in Section 5.5.

“New Stock Incentive Plan” means an equity incentive plan mutually agreeable to the Company and GHIV.

“Non-Redemption Requirement” has the meaning set forth in Section 5.21.

“Nondisclosure Agreement” means that certain Nondisclosure Agreement, dated as of April 14, 2020, by and between the Company and GHIV.

“Notice” has the meaning set forth in Section 8.4.

“Open Source Software” means any Software that is subject to or licensed, provided or distributed under any license meeting the Open Source Definition (as promulgated by the Open Source Initiative as of the date of this Agreement) or the Free Software Definition (as promulgated by the Free Software Foundation as of the date of this Agreement) or any similar license for “free,” “publicly available” or “open source” Software, including the GNU General Public License, the Lesser GNU General Public License, the Apache License, the BSD License, Mozilla Public License (MPL), the MIT License or any other license that includes similar terms.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice of the Company, the Company Subsidiaries, SFS Corp. or the Business, as applicable.

“Organizational Documents” means: (a) in the case of a person that is a corporation or a company, its articles or certificate of incorporation and its bylaws, memorandum of association, articles of association, regulations or similar governing instruments required by the Laws of its jurisdiction of formation or organization; (b) in the case of a person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the Laws of its jurisdiction of organization.

“Outside Date” has the meaning set forth in Section 7.1(d).

“Owned IP” has the meaning set forth in Section 3.16(a).

“Party” and “Parties” has the meaning set forth in the Preamble.

“PCAOB” means the United States Public Company Accounting Oversight Board.

“PCAOB Audited Financials” has the meaning set forth in Section 5.3.

“Permits” means all permits, licenses (including all mortgage banker, mortgage lender, mortgage company, mortgage servicer, mortgage broker, mortgage loan originator and similar licenses), franchises, grants, easements, variances, exceptions, certificates of authority, authorizations, approvals, registrations, clearances, accreditations and other similar consents issued or granted by or obtained from a Governmental Authority or the National Mortgage Licensing System.

“Permitted Hedging Arrangements” has the meaning set forth in Section 5.1(b)(xi).

“Permitted Liens” means (a) warehousemen’s, mechanic’s, materialmen’s, carriers’, repairers’, builders’, suppliers’, construction and other Liens arising or incurred in the Ordinary Course of Business for amounts that are not yet delinquent or are being contested in good faith, (b) Liens for Taxes, assessments, utilities or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Financial Statements in accordance with GAAP, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way, servitudes, restrictive covenants, reciprocal agreements, cost-sharing agreements and similar restrictions affecting title to the real property and other title defects), in each case, that do not secure Indebtedness and have a de minimis effect on the value or marketability of such real property, (d) Liens incurred in the Ordinary Course of Business securing Funding Indebtedness, (e) Liens granted to any lender at the Closing to secure or otherwise under the documentation for any financing by GHIV of the Transactions, (f) zoning, building codes and other land use Laws, by-laws, regulations and ordinances regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property, (g) any right, interest, Lien or title of a lessor or sublessor under any lease or other similar agreement or in the property being leased, (h) development agreements, subdivision agreements, site plan control agreements, servicing agreements and other similar agreements with any Governmental Authority or utility company affecting the development, servicing use or operation of any real property and any Liens in respect of security given to any Governmental Authority or utility company in connection therewith, (i) non-exclusive licenses of Intellectual Property entered in the Ordinary Course of Business, (j) purchase money Liens and Liens securing rental payments under capital lease arrangements entered into in the Ordinary Course of Business, (k) restrictions in joint venture agreements on the applicable joint venture existing on the date hereof granting Liens on its assets or the equity interests of such joint venture, (l) Liens incurred or pledges or deposits made in the Ordinary Course of Business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefit, and (m) such other Liens which arise in the Ordinary Course of Business that, taken as a whole, are not material in amount and do not materially impair the value or the continued use and operation of the Business.

“Person” means any individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means, in addition to any definition for any similar term (e.g., “personal data” or “personally identifiable information” or “PII”) provided by applicable Law, or by the Company or any of the Company Subsidiaries in any of their privacy policies, notices or contracts, all information that identifies, could be used to identify or is otherwise associated with an individual person or device, whether or not such information is associated with an identified individual, including (a) name, physical address, telephone number, email address, financial information, financial account number or government-issued identifier, (b) any data regarding an individual’s activities online or on a mobile device or application and (c) Internet Protocol addresses, device identifiers or other persistent identifiers. Personal Information may relate to any individual, including a current, prospective, or former customer, end user or employee of any Person, and includes information in any form or media, whether paper, electronic, or otherwise.

“Personnel IP Contracts” has the meaning set forth in Section 3.16(d).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Privacy Laws” means any and all applicable Laws, legal requirements and self-regulatory guidelines (including of any applicable foreign jurisdiction) relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security (both technical and physical), disposal, destruction, disclosure or transfer (including cross-border) of Personal Information, including, as applicable, the Federal Trade Commission Act, California Consumer Privacy Act (CCPA), Payment Card Industry Data Security Standard (PCI-DSS), Gramm-Leach-Bliley Act (GLBA) and other Laws applicable to the collection and securing of Personal Information by financial institutions, Fair Credit Reporting Act (FCRA), Regulation 2016/679/EU (General Data Protection Regulation) (GDPR), and any and all applicable Laws relating to breach notification in connection with Personal Information.

“Private Placement Warrants” has the meaning set forth in Section 4.5(a).

“Public Warrants” has the meaning set forth in Section 4.5(a).

“Redemption Amount” means any amounts paid to GHIV Common Stockholders in connection with the GHIV Stock Redemption.

“Reference Time” means 5:00 p.m., Eastern Time, on the Business Day immediately prior to the Closing Date.

“Regulating Agency” means any state agency or other Governmental Authority (such as the Consumer Financial Protection Bureau) with authority to regulate the activities of the Company relating to the origination or Servicing of Mortgage Loans or to determine the Servicing requirements with regard to mortgage loan origination, funding, Servicing or master servicing.

“Required Regulatory Action” has the meaning set forth in Section 5.7(a).

“Registered IP” has the meaning set forth in Section 3.16(a).

“Registration Rights and Lock-Up Agreement” has the meaning set forth in the Recitals.

“Replacement Facility” has the meaning set forth in Section 5.1(b)(xi).

“Representatives” means, with respect to any Person, such Person’s Affiliates and its and their respective directors, officers, employees, managers, members, stockholders, partners, incorporators, trustees, counsel, financial advisors, auditors and other agents or authorized representatives.

“Repurchase Obligations” means all Liabilities, including repurchase, indemnification, make-whole or similar obligations, relating to any Mortgage Loans originated, funded, sold, transferred, assigned, conveyed, Serviced or acquired by the Company at any time on or prior to the date hereof, including pursuant to any Contract with, or breach of Contract or other act or omission of, any broker, correspondent or other Person, which, for avoidance of doubt, shall not in any case include any obligation of the Company to purchase or repurchase a Mortgage Loan pursuant to a Warehouse Line.

“SEC” the United States Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 4.6(a).

“Second Level Contingent Consideration” has the meaning set forth in Section 2.5(a)(ii).

“Second Triggering Event” has the meaning set forth in Section 2.5(a)(ii).

“Securities Act” means the United States Securities Act of 1933, as amended.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“Securities Liens” means Liens arising out of, under or in connection with (a) applicable Federal Securities Laws and, state and local Securities Laws and (b) restrictions on transfer, hypothecation or similar actions contained in any Organizational Documents.

“Servicing” (and corollary terms such as “Service” or “Serviced”) means the responsibilities with respect to servicing and administration of Mortgage Loans under applicable Laws or other Applicable Requirements, whether performed as a servicer, subservicer or interim servicer, including all collection activities related thereto.

“Servicing Advance” means, with respect to a mortgage loan, as applicable, (a) all customary, reasonable and necessary “out of pocket” costs and expenses (including reasonable attorney’s fees and disbursements) incurred in the performance by the Company, any of the Company Subsidiaries or any subservicers of the servicing obligations under the applicable Servicing Agreement, including property taxes and insurance premiums advanced on behalf of the mortgagor and property preservation, property inspection, valuation fees, attorney fees and other default related expenses and (b) principal and interest advances and other payments required to be made with respect to delinquent mortgage loans under the applicable Servicing Agreement.

“Servicing Advance Funding Facilities” has the meaning set forth in Section 5.1(b)(xi).

“Servicing Agreement” means any Contract, including the Agency Guides, whereby the Company has agreed to Service any Mortgage Loan on behalf of a third Person (including any Agency) or designate such duties to an approved subservicer under a Subservicing Agreement, excluding in all cases any Warehouse Lines and Investor Agreements.

“Servicing Policies” means any Agency or other Investor policies and procedures to which the Company is subject as such relate to the Servicing of Mortgage Loans in effect during the time the Mortgage Loans were Serviced by the Company or the Company Subsidiaries (either directly or through a subservicing arrangement).

“SFS Corp.” has the meaning set forth in the Preamble.

“SFS Reorganization” means the Contribution, the entering into by SFS Corp. of the UWM A&R LLCA, and the entering into by UWM LLC of the Company A&R OA.

“SFS Reorganization Documents” means those documents, instruments and agreements entered into in connection with the SFS Reorganization.

“Software” means all (a) computer software, mobile applications and programs, including source code and object code, (b) databases and compilations, including any data and collections of data, whether machine readable or otherwise, (c) all files, scripts, application programming interfaces, manuals, design notes, programmers’ notes, architecture, algorithms, descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, report formats, firmware, development tools, templates, comments, user interfaces, menus, buttons and icons, and other items and documentation related thereto or associated therewith, and (d) any derivative works, foreign language versions, fixes, upgrades, updates, enhancements, new versions, previous versions, new releases and previous releases thereof; and all media and other tangible property necessary for the delivery or transfer thereof.

“Special Meeting” has the meaning set forth in Section 5.5.

“Sponsor” means GHIV Sponsor IV LLC.

“Straddle Period” means a taxable period that begins before (but does not end on or before) the Closing Date.

“Subscription Agreements” has the meaning set forth in the Recitals.

“Subservicing Agreement” means any Contract whereby the Company or any Company Subsidiary has a Contract with a Person other than the Company or any Company Subsidiary to subservice or otherwise Service any Mortgage Loans on behalf of the Company or any Company Subsidiary.

“Subsidiary” with respect to any Person, means any corporation, limited liability company, limited partnership, partnership, trust or other entity with respect to which such Person has the power, directly or indirectly through one or more intermediaries, to vote or direct the voting of sufficient securities or interests to elect a majority of the directors or management committee or similar governing body.

“Surviving Provisions” has the meaning set forth in Section 7.2.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, real property, personal property, capital stock, escheat or unclaimed property, customs duties, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax of any kind, including any interest, penalties or additions to tax in respect of the foregoing.

“Tax Matter” has the meaning set forth in Section 5.12(b).

“Tax Receivable Agreement” means the Tax Receivable Agreement in the form attached hereto as Exhibit F.

“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Authority or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws or administrative requirements relating to any Tax.

“Terminating Company Breach” has the meaning set forth in Section 7.1(b).

“Terminating GHIV Breach” has the meaning set forth in Section 7.1(c).

“Third Level Contingent Consideration” has the meaning set forth in Section 2.5(a)(iii).

“Third Triggering Event” has the meaning set forth in Section 2.5(a)(iii).

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property”.

“Trading Market” means Nasdaq or such other stock market on which the GHIV Class A Common Stock shall be trading at the time of determination of GHIV VWAP.

“Transaction Expenses” means the fees, costs and expenses incurred, accrued, paid or payable by GHIV, SFS Corp., UWM LLC, the Company or any of the Company Subsidiaries, as the case may be, in connection with the Transactions (including the SFS Reorganization), including any financing fees, legal, accounting, financial advisory, investment banking, underwriting (including deferred underwriting fees) and other advisory, transaction or consulting fees, costs and expenses.

“Transaction Proposals” has the meaning set forth in Section 5.5.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements.

“Triggering Events” has the meaning set forth in Section 2.5(a)(iv).

“Trust Account” has the meaning set forth in Section 4.9.

“Trust Agreement” has the meaning set forth in Section 4.9.

“Trustee” has the meaning set forth in Section 4.9.

“USDA” means the United States Department of Agriculture.

“UWM A&R LLCA” has the meaning set forth in the Recitals.

“UWM Class A Common Units” means units of membership interests in UWM LLC designated in the UWM A&R LLCA as “Class A Common Units”.

“UWM Class B Common Units” means units of membership interests in UWM LLC designated in the UWM A&R LLCA as “Class B Common Units”.

“UWM Common Units” means units of membership interests in UWM LLC designated in the UWM A&R LLCA as “Common Units”.

“UWM LLC Formation” has the meaning set forth in the Recitals.

“UWM LLC” has the meaning set forth in Preamble.

“VA” has the meaning set forth in Section 3.10(c).

“Voting A Common Stock” has the meaning set forth in Section 3.6(a).

“Voting B Common Stock” has the meaning set forth in Section 3.6(a).

“Voting Stock Consideration” means a number of shares of GHIV Class D Common Stock equal to the number of UWM Class B Common Units contained in the Equity Interest Consideration.

“Warehouse Lender” means a financial institution that provides a Warehouse Line to the Company Subsidiaries.

“Warehouse Line” means warehouse lines of credit, repurchase agreements and indebtedness secured by mortgage loans and related assets in the ordinary course of the Company’s mortgage lending business and which, for avoidance of doubt, shall not include any term loan or credit agreement of the Company or the Company Subsidiaries that is available to the Company or the Company Subsidiaries to finance aspects of their operations or capital expenditures more generally outside of the funding, purchase and sale of Mortgage Loans.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Year-End Financial Statements” has the meaning set forth in Section 3.7(a).

Section 1.2 Construction. The Parties have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumptions or burdens of proof shall arise favoring any Party by virtue of the authorship of any of the provisions of this Agreement. The section headings contained in this Agreement are inserted for convenience or reference only and shall not affect in any way the meaning or interpretation of this Agreement. Further, in this Agreement:

(a)    References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.

(b)    The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)    Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all.”

(d)    Unless otherwise specified, any reference to any reference to a statute or other Law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time.

(e)    Any reference to a numbered schedule in this Agreement shall correspond to the same-numbered section of the applicable Disclosure Schedule. Any reference in a schedule contained in any Disclosure Schedule shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the applicable representations and warranties that are contained in the section or subsection of this Agreement that corresponds to such schedule and any other representations and warranties contained in this Agreement to which the relevance of such item thereto is reasonably apparent on the face of such disclosure without reference to additional documents or information. Notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in a schedule to any Disclosure Schedule as an exception to (or, as applicable, a disclosure for purposes of) a representation or warranty (or applicable covenants) shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item would have a Company Material Adverse Effect or GHIV Material Adverse Effect, as applicable, or establish any standard of materiality to define further the meaning of such terms for purposes of this Agreement. Any capitalized terms used in any Disclosure Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement.

(f)    If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(g)    References to “$” or Dollars means United States Dollars.

(h)    Captions are not a part of this Agreement, but are included for convenience, only.

(i)    Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.

(j)    References herein to any Agency, Regulating Agency or other Governmental Authority shall be deemed to include any successor to such Agency, Regulating Agency or other Governmental Authority.

ARTICLE II

PURCHASE AND SALE TRANSACTIONS

Section 2.1 Consideration and Issuances. On the terms and subject to the conditions set forth in this Agreement:

(a) Prior to the Closing, SFS Corp. and UWM LLC shall undertake the SFS Reorganization in accordance with Section 5.16;

(b)    Immediately prior to the Closing, GHIV shall, subject to obtaining the GHIV Required Stockholder Approval, file, or cause to be filed, the GHIV Second A&R Certificate of Incorporation with the Secretary of State of the State of Delaware, effective upon filing or at such other time as may be mutually agreed by the Parties, and adopt, or cause the adoption of, the GHIV A&R Bylaws;

(c)    Effective as of the Closing, SFS Corp., as sole member of UWM LLC, shall enter into the UWM A&R LLCA, to provide for, among other things, admission of GHIV as a member of UWM LLC and the authorization of the Equity Interest Consideration to SFS Corp. and the issuance of the UWM Class A Common Units to GHIV as contemplated by Section 2.1(d); and

(d)    At the Closing: (i) UWM LLC shall issue to SFS Corp. a number of UWM Class B Common Units equal to the Equity Interest Consideration, free and clear of all Liens (other than Securities Liens); (ii) GHIV shall contribute to UWM LLC, and UWM LLC shall accept, an amount in cash equal to the Closing Cash Consideration; (iii) UWM LLC shall issue to GHIV, and GHIV shall accept, such number of UWM Class A Common Units as shall be equal to the number of issued and outstanding shares of GHIV Class A Common Stock as of immediately prior to the Closing (after giving effect to the GHIV Stock Redemption, if any, the conversion of shares of GHIV Class F Common Stock into shares of GHIV Class A Common Stock and the issuance of shares of GHIV Class A Common Stock pursuant to the Subscription Agreements), free and clear of all Liens (other than Securities Liens); and (iv) GHIV shall issue to SFS Corp., and SFS Corp. shall accept, a number of shares of GHIV Class D Common Stock equal to the Voting Stock Consideration, free and clear of all Liens (other than Securities Liens). In addition to the Equity Interest Consideration, SFS Corp. shall, subject to the terms and conditions of Section 2.5, have the right to receive the applicable portion of the Contingent Consideration, if any, when and as earned, if at all, as provided by Section 2.5 as additional consideration for the Transactions, free and clear of all Liens (other than Securities Liens).

Section 2.2 Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Transactions (the “Closing”) shall take place remotely by electronic exchange of executed documents, commencing at 10:00 a.m., Eastern Time, on the date that is three (3) Business Days after the date on which all conditions set forth in Article VI shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as GHIV and SFS Corp. may mutually agree. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.”

Section 2.3 Deliveries at Closing.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, UWM LLC or SFS Corp., as applicable, shall deliver to GHIV:

(i)    a counterpart to the UWM A&R LLCA, including a capitalization schedule evidencing the Equity Interest Consideration issued to SFS Corp. and the number UWM Class B Common Units issued to GHIV pursuant to Section 2.1(d), duly executed by SFS Corp.;

(ii)    a counterpart to the Tax Receivable Agreement, duly executed by SFS Corp.;

(iii)    a counterpart to the Registration Rights and Lock-Up Agreement, duly executed by SFS Corp.;

(iv)    certificates of good standing (or equivalent document) each dated not more than five (5) Business Days prior to the Closing Date for (A) UWM LLC, issued by the Secretary of State of Delaware, and (B) the Company, issued by the Secretary of State of Michigan;

(v)    a certificate, signed by an officer of the Company, certifying to the amount of consolidated unrestricted free cash and cash equivalents of UWM LLC, the Company and the Company Subsidiaries as of the Reference Time, following the completion of the distributions contemplated in Section 5.19 and the payment of all Transaction Expenses incurred by SFS Corp., UWM LLC, the Company and the Company Subsidiaries; and

(vi)    an IRS Form W-9 or an affidavit and certification as to SFS Corp.’s non-foreign status complying with the requirements of Treasury Regulation section 1.1445-2(b)(2)(iv).

(b)    Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, GHIV shall deliver to UWM LLC:

(i)    a certificate, signed by an officer of GHIV, certifying (A) that the GHIV Required Stockholder Approval has been obtained and remains in full force and effect, (B) the number of shares of GHIV Class A Common Stock included in the GHIV Stock Redemption, if any, and (C) the amount of Available Cash;

(ii)    evidence from the Secretary of State of the State of Delaware of the filing of the GHIV Second A&R Certificate of Incorporation with the Secretary of State of the State of Delaware and of the adoption of the GHIV A&R Bylaws;

(iii)    evidence of shares representing the number of GHIV Class D Common Stock equal to the Voting Stock Consideration issued in the name of SFS Corp.;

(iv)    an amount equal to the Closing Cash Consideration, in immediately available funds, to an account specified by UWM LLC no later than two (2) Business Days prior to the Closing Date;

(v)     a counterpart to the Tax Receivable Agreement, duly executed by GHIV;

(vi)    a counterpart to the UWM A&R LLCA;

(vii)    counterparts to the Registration Rights and Lock-Up Agreement, duly executed by GHIV, the Sponsor and certain other parties thereto;

(viii)    a certificate of good standing (or equivalent document) dated not more than five (5) Business Days prior to the Closing Date for GHIV, issued by the Secretary of State of Delaware; and

(ix)    a certificate, signed by an officer of GHIV, certifying to the aggregate amount of Transaction Expenses of GHIV incurred and unpaid as of immediately prior to the Closing.

Section 2.4 Withholding Rights. GHIV shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement, any amounts that are required to be withheld or deducted with respect to such consideration under the Code, Treasury Regulations or any applicable provisions of state, local or non-U.S. Tax Law. GHIV shall use commercially reasonable efforts to provide at least five (5) days advance written notice of it is intention to make such deduction or withholding and shall cooperate in good faith with each applicable Person to establish such Person’s right to a reduction of or relief from such deduction or withholding. To the extent that amounts are so withheld and timely remitted to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.5 Contingent Consideration.

(a) Following the Closing, in addition to the consideration to be received pursuant to Section 2.1, and until the date and until the date that is five (5) years after the Closing Date (the “Earn Out Period”), as additional consideration for the Transaction, UWM LLC and GHIV shall issue, upon the occurrence of any Triggering Event, additional UWM Class B Common Units and GHIV Class D Common Stock, if any, to SFS Corp. as follows:

(i) a number of UWM Class B Common Units and shares of GHIV Class D Common Stock, in each case equal to (A) one and one-half percent (1.5%) of the Company Equity Value, divided by (B) $10.00 (the “First Level Contingent Consideration”), if the GHIV VWAP is greater than or equal to $13.00 over any ten (10) trading days within any thirty (30) trading day period (the “First Triggering Event”);

(ii)    a number of UWM Class B Common Units and shares of GHIV Class D Common Stock, in each case equal to (A) one and one-half percent (1.5%) of the Company Equity Value, divided by (B) $10.00 (the “Second Level Contingent Consideration”), if the GHIV VWAP is greater than or equal to $15.00 over any ten (10) trading days within any thirty (30) trading day period (the “Second Triggering Event”);

(iii)    a number of UWM Class B Common Units and shares of GHIV Class D Common Stock, in each case equal to (A) one and one-half percent (1.5%) of the Company Equity Value, divided by (B) $10.00 (the “Third Level Contingent Consideration”), if the GHIV VWAP is greater than or equal to $17.00 over any ten (10) trading days within any thirty (30) trading day period (the “Third Triggering Event”); and

(iv)    a number of UWM Class B Common Units and shares of GHIV Class D Common Stock, in each case equal to (A) one and one-half percent (1.5%) of the Company Equity Value, divided by (B) $10.00 (the “Fourth Level Contingent Consideration” and, together with the First Level Contingent Consideration, the Second Level Contingent Consideration and the Third Level Contingent Consideration, the “Contingent Consideration”) if the GHIV VWAP is greater than or equal to $19.00 over any ten (10) trading days within any thirty (30)    trading day period (the “Fourth Triggering Event” and, together with the First Triggering Event, the Second Triggering Event and the Third Triggering Event, the “Triggering Events”).

(b)    Subject to Section 2.5(a), within five (5) Business Days after the occurrence of a Triggering Event, if at all, UWM LLC and GHIV shall issue or cause to be issued the applicable Contingent Consideration to SFS Corp.; provided, however, that each Triggering Event shall only occur once, if at all, and in no event shall SFS Corp. be entitled to receive more than an aggregate number of UWM Class B Common Units and shares of GHIV Class D Common Stock, in each case equal to (A) six percent (6%) of the Company Equity Value, divided by (B) $10.00 in connection with the Contingent Consideration.

(c)    If a Change of Control of GHIV occurs during the Earn Out Period that will result in the holders of GHIV receiving a per share price equal to or in excess of any applicable GHIV VWAP required in connection with any Triggering Event, then, immediately prior to the consummation of such Change of Control and subject to Section 2.5(b), (i) any Triggering Event that has not been previously satisfied shall be deemed to be satisfied and (ii) UWM LLC and GHIV shall issue or cause to be issued the applicable Contingent Consideration to SFS Corp. For the purposes of this Agreement, a “Change of Control” shall have been deemed to occur with respect to GHIV upon:

(i)    a sale, lease, license or other disposition, in a single transaction or a series of related transactions, of fifty percent (50%) or more of the assets of GHIV and its Subsidiaries, taken as a whole;

(ii)    a merger, consolidation or other Business Combination of GHIV resulting in any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the

Closing Date) acquiring at least fifty percent (50%) of the combined voting power of the then outstanding securities of GHIV or the surviving Person outstanding immediately after such combination; or

(iii)    any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) obtaining beneficial ownership (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of the voting stock of GHIV representing more than fifty percent (50%) of the voting power of the capital stock of GHIV entitled to vote for the election of directors of GHIV.

(d)    The Contingent Consideration and the GHIV VWAP shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into GHIV Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to GHIV Common Stock, occurring on or after the date hereof and prior to the time any such Contingent Consideration is delivered to SFS Corp., if any.

(e)    UWM LLC shall, at all times, keep available for issuance a sufficient number of unissued UWM Class B Common Units to permit UWM LLC to satisfy its issuance obligations set forth in this Section 2.5 and shall take all actions required to increase the authorized number of UWM Class B Common Units if at any time there shall be insufficient unissued UWM Class B Common Units to permit such reservation. UWM LLC shall take such reasonable actions as are requested by SFS Corp. to evidence the issuances pursuant to this Section 2.5 and, if requested, through the delivery of duly and validly executed certificates or instruments representing the applicable portion of the Contingent Consideration.

(f)    GHIV shall, at all times, keep available for issuance a sufficient number of unissued GHIV Class D Common Stock to permit GHIV to satisfy its issuance obligations set forth in this Section 2.5 and shall take all actions required to increase the authorized number of GHIV Class D Common Stock if at any time there shall be insufficient unissued GHIV Class D Common Stock to permit such reservation. GHIV shall take such reasonable actions as are requested by SFS Corp. to evidence the issuances pursuant to this Section 2.5 and, if requested, through the delivery of duly and validly executed certificates or instruments representing the applicable portion of the Contingent Consideration.

Section 2.6 Directors and Officers. Pursuant to the GHIV Second A&R Certificate of Incorporation and GHIV A&R Bylaws, at the Closing, GHIV shall have a classified board initially comprised of seven (7) members. The Parties shall cause the GHIV Board and the officers of GHIV as of immediately following the Closing to include the individuals set forth on Exhibit G and such other individuals to be identified by SFS Corp., each to hold office until his or her successors are duly elected and qualified. The GHIV Board shall cause GHIV to avail itself of the exemptions available to “controlled companies” listed on Nasdaq, including with respect to board independence and committee composition.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SFS CORP., UWM LLC AND THE COMPANY

Except as set forth in the Company Disclosure Schedules, SFS Corp. UWM LLC and the Company represent and warrant to GHIV as follows as of the date of this Agreement and as of the Closing Date (provided that representations that by their terms speak specifically as of the date of this Agreement or another date, shall be deemed given as of such date):

Section 3.1 Organization and Authority.

(a)    The Company is a limited liability company, duly formed, validly existing and in good standing under the Laws of the State of Michigan and has all requisite limited liability company power and authority to own, lease or operate its assets and to conduct the Business. The copies of the Organizational Documents of the Company previously made available to GHIV and its Representatives are true, accurate and complete and are in effect as of the date of this Agreement. The Company is duly licensed or qualified and in good standing in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified has not had a Company Material Adverse Effect.

(b)    SFS Corp. is a corporation, duly incorporated, validly existing and in good standing under the Laws of the State of Michigan and has all requisite corporate power and authority to own, lease or operate its assets and to conduct its business as it is now being conducted.

(c)    UWM LLC is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite entity power and authority to own, lease or operate its assets and to conduct its business as it is now being conducted.

Section 3.2 Authorization and Enforceability. As of the date of this Agreement, each of UWM LLC, SFS Corp. and the Company has (as relates to this Agreement), or will have as of the Closing (as relates to each Ancillary Agreement), all requisite corporate or entity power and authority to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party, and to consummate the Transactions. The execution, delivery and performance by each of UWM LLC, SFS Corp. and the Company of this Agreement and each Ancillary Agreement to which it is a party and the consummation of the Transactions have been (as relates to this Agreement) or will be (as relates to the Ancillary Agreements) validly authorized and approved by all requisite entity, stockholder, shareholder and member action and no other proceeding on the part of UWM LLC, SFS Corp., the Company or any of their respective stockholders, shareholders or members is necessary to authorize this Agreement or any Ancillary Agreement to which it is or will be a party. This Agreement has been duly and validly executed and delivered by each of UWM LLC, SFS Corp. and the Company, and assuming due authorization and execution by each other Party, this Agreement constitutes a legal, valid and binding obligation of UWM LLC, SFS Corp. and the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (the “Bankruptcy and Equity Exceptions”). Each Ancillary Agreement to be executed by UWM LLC, SFS Corp. or the Company, as applicable, at or prior to the Closing will be, when executed and delivered by such Person, duly and validly executed and delivered, and assuming due authorization and execution by each other Party and the consummation of the Closing, will constitute a legal, valid and binding obligation of such entity, enforceable against such entity, in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

Section 3.3 Noncontravention. The execution, delivery and performance of this Agreement by UWM LLC, SFS Corp. and the Company and the consummation of the Transactions do not and will not (a) conflict with or violate any provision, or result in the breach, of the Organizational Documents of UWM LLC, SFS Corp. or the Company, (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to UWM LLC, SFS Corp. or the Company, or any of their respective properties or assets, (c) violate, conflict with, result in a breach of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in a right of termination, cancellation, modification, acceleration or amendment under, any of the terms, conditions or provisions of any Material Contract, or (d) result in the creation of any Lien upon any of the material properties or assets of the Company (other than Securities Liens), except in the case of clauses (b), (c) and (d), where any such violation, conflict, breach or default would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

Section 3.4 Subsidiaries. A true, correct and complete list of all the Subsidiaries of the Company (each, a “Company Subsidiary”), together with the jurisdiction of organization or incorporation of each Company Subsidiary and a description of the capitalization of each such Company Subsidiary and the names of the record owners of all securities and other equity interests in each Company Subsidiary, in each case, as of the date hereof, is set forth on Schedule 3.4 of the Company Disclosure Schedule. Each Company Subsidiary has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization and has the requisite corporate or entity power and authority to own, lease or operate its assets and to conduct its business as it is now being conducted, except where the failure to have such power and authority would not have a Company Material Adverse Effect. Each Company Subsidiary is duly qualified or licensed as a foreign limited liability company or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have a Company Material Adverse Effect. The Organizational Documents of each Company Subsidiary have been made available by the Company to GHIV and are true, correct and complete and are in effect as of the date of this Agreement. Other than the Company Subsidiaries, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any such Person. Other than the Company, SFS Corp. does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Person.

Section 3.5 Governmental Authorities; Consents. The execution, delivery and performance of this Agreement by UWM LLC, SFS Corp. and the Company does not, and the consummation or performance of the Transactions by UWM LLC, SFS Corp. and the Company will not, require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Authority, except (a) for applicable requirements, if any, of the Exchange Act, Securities Laws and state takeover laws, and (b) such consents, approvals, authorizations, permissions, filings or notifications which, if not made or obtained, would not reasonably be expected to be material to the Company and Company Subsidiaries, taken as a whole, or to prevent consummation of the Transactions.

Section 3.6 Capitalization.

(a)    The authorized capital stock of SFS Corp. consists of shares of common stock (“Common Stock”), of which 10,000 shares have been designated Voting A Common Stock (“Voting A Common Stock”) and 90,000 shares have been designated Non-Voting B Common Stock (“Non-Voting B Common Stock”). As of the date of this Agreement, there are (i) 1,812.80 shares of Voting A Common Stock issued and outstanding and (ii) 16,443.50 shares of Non-Voting B Common Stock issued and outstanding, all of which are held by the Persons set forth on Schedule 3.6(a) of the Company Disclosure Schedule. As of the date of this Agreement, SFS Corp. is the record and beneficial owner of all of the outstanding membership interests in the Company and UWM LLC, in each case free and clear of Liens other than Permitted Liens and Securities Liens. After giving effect to the SFS Reorganization and as of immediately prior to the Closing, UWM LLC will own all of the equity interests in the Company, free and clear of Liens other than Permitted Liens and Securities Liens.

(b)    As of the date of this Agreement, all of the issued and outstanding shares of capital stock of SFS Corp. were, and as of the Closing Date all of the issued and outstanding membership interests in UWM LLC will be, (i) duly authorized and validly issued, (ii) issued in compliance in all material respects with applicable Law, and (iii) not issued in breach or violation of any preemptive rights or Contract. There are no outstanding options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other Contracts or commitments that would require SFS Corp. or UWM LLC to issue, sell or otherwise cause to become outstanding any of its capital stock or other equity securities. There are no outstanding or authorized stock appreciation, phantom stock, profit interests, incentive units or similar rights with respect to the capital stock or other equity securities of SFS Corp. or UWM LLC. Other than the Organizational Documents of SFS Corp. or UWM LLC, there are no voting trusts, equityholder agreements, proxies or other agreements, understandings or obligations in effect with respect to the voting, transfer or sale, issuance, redemption, repurchase or registration of any capital stock or other equity securities of SFS Corp. or UWM LLC, as of the Closing Date.

(c)    All of the issued and outstanding membership interests in the Company (i) have been duly authorized and validly issued, (ii) were issued in compliance in all material respects with applicable Law, and (iii) were not issued in breach or violation of any preemptive rights or Contract. There are no outstanding options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other Contracts or commitments that would require the Company to issue, sell or otherwise cause to become outstanding any of its equity securities. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the equity securities of the Company. Other than the Organizational Documents of the Company, there are no voting trusts, equityholder agreements, proxies or other agreements, understandings or obligations in effect with respect to the voting, transfer or sale, issuance, redemption, repurchase or registration of any equity securities of the Company.

Section 3.7 Financial Statements.

(a)    Set forth on Schedule 3.7(a) of the Company Disclosure Schedule are true, correct and complete copies of the audited balance sheets and statements of income (loss) and cash flows of the Company as of and for the twelve (12) months ended December 31, 2019 and 2018 (collectively, the “Year-End Financial Statements”), together with all related notes and schedules thereto, prepared in accordance with GAAP applied on a consistent basis throughout the covered periods (except as may be indicated in the notes thereto), accompanied by an unqualified report of the Company’s independent auditor with respect thereto.

(b)    Set forth on Schedule 3.7(b) of the Company Disclosure Schedule are true, correct and complete drafts of the unaudited balance sheets and statements of income (loss) and cash flows of the Company as of and for the six (6) months ended June 30, 2020 (the “Interim Financial Statements” and, together with the Year-End Financial Statements, the “Financial Statements”), prepared in accordance with GAAP applied on a consistent basis throughout the covered periods (except for the omission of footnotes and subject to year-end adjustments).

(c)    The Financial Statements fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries for the periods indicated in such Financial Statements and were derived from, and accurately reflect in all material respects, the books and records of the Company and the Company Subsidiaries, in all cases except as may be indicated in the notes to the Financial Statements.

(d)    The Company maintains a system of internal accounting controls that are designed to provide reasonable assurance regarding the reliability of the financial reporting and the preparation of the financial statements of the Company and the Company Subsidiaries for external purposes in conformity with GAAP. To the Knowledge of the Company, the Company has not identified, or received any written notice alleging, any fraud, whether or not material, that involves the management or other employees of the Company that have a significant role in the Company’s internal control over financial reporting.

(e)    There are no outstanding loans or other extensions of credit made by the Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

Section 3.8 Undisclosed Liabilities. There is no liability, debt or obligation against SFS Corp., the Company or any Company Subsidiary that would be required to be set forth or reserved for on a consolidated balance sheet prepared in accordance with GAAP consistently applied and in accordance with past practice, except for liabilities and obligations (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto (if any), (b) that have arisen since the date of the most recent balance sheet included in the Interim Financial Statements in the Ordinary Course of Business, (c) for future performance under any Contract to which the Company or any Company Subsidiary is a party or (d) which would not have a Company Material Adverse Effect.

Section 3.9 Actions.

(a) As of the date of this Agreement, (i) there are no pending or, to the Knowledge of the Company, threatened, Actions against SFS Corp., the Company or any Company Subsidiary, or, to the Knowledge of the Company, any of their respective directors or officers (with regard to their actions in their capacities as such), and (ii) neither SFS Corp., the Company nor any Company Subsidiary or, to the Knowledge of the Company, their respective properties or assets is subject to any continuing Governmental Order, except in the case of clauses (i) and (ii), as would not be material to SFS Corp., the Company and the Company Subsidiaries, taken as a whole. Except as would not be material to SFS Corp., the Company and the Company Subsidiaries, taken as a whole, there is no pending or, to the Knowledge of the Company, threatened, audit, examination or investigation by any Governmental Authority (other than ordinary course audits or examinations by an Agency or Regulating Agency) against SFS Corp., the Company or any Company Subsidiary, or, to the Knowledge of the Company, any of the directors or officers (with regard to their actions in their capacities as such) of SFS Corp., the Company or any Company Subsidiary. As of the date of this Agreement, there is no (A) pending or threatened Action by SFS Corp., the Company or any Company Subsidiary against any third party, except as would not be material to the Company and the Company Subsidiaries, taken as a whole, or (B) settlement agreement or similar agreement that imposes any material ongoing obligation or restriction on SFS Corp., the Company or any Company Subsidiary.

(b)    Without in any way limiting the foregoing, except as would not be material to SFS Corp., the Company and the Company Subsidiaries, taken as a whole, since September 1, 2018 there have been no Actions against, or Governmental Orders entered, issued or outstanding with respect to, the Company or any Company Subsidiary relating to (i) any failure to comply with Applicable Requirements in connection with the underwriting, origination, funding, Servicing or sale of any Mortgage Loan, (ii) the rescission of any insurance or guaranty Contract of the Company, or (iii) the payment by the Company of a penalty or fine to any Governmental Authority, Investor or Insurer relating to or arising out of the underwriting, origination, funding or sale of any Mortgage Loan. None of the Company nor any Company Subsidiary is (or since September 1, 2018 has been) a party to or is subject to any suspension, debarment, or extraordinary supervisory letter from any Investor, Insurer, Agency, Regulating Agency or any other Governmental Authority charged with the supervision or regulation of residential mortgage lenders or the supervision or regulation of the Company, any Company Subsidiary or employees of any of them. To the Knowledge of the Company, no current or former officer or other current employee of the Company or any Company Subsidiary has been indicted, arraigned, or convicted (or currently is under investigation) for any criminal offenses or any fraudulent activity related to the origination, servicing, or sale of Mortgage Loans or the conduct of the Business.

(c)    Since September 1, 2018, neither the Company nor any Company Subsidiary has conducted any internal investigation for which outside counsel was engaged concerning any alleged material violation of any Permits or applicable Law by the Company, any Company Subsidiary or any of their respective Affiliates, employees, officers, directors or agents (regardless of the outcome of such investigation).

Section 3.10 Compliance with Laws and Applicable Requirements; Permits.

(a) Except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, be material to SFS Corp., the Company and the Company Subsidiaries, taken as a whole, SFS Corp., the Company and each Company Subsidiary is, and since September 1, 2018, has been in compliance with all applicable Laws and Applicable Requirements. Except for any sanctions, fines or penalties that would not, individually or in the aggregate, be material to SFS Corp., the Company and the Company Subsidiaries, taken as a whole, since September 1, 2018, the Company has not been sanctioned, fined or penalized for any violation of or failure to comply with any applicable Law. To the Knowledge of the Company, neither SFS Corp., the Company nor the Company Subsidiaries has received any written notice from any Governmental Authority alleging a violation of any applicable Law by SFS Corp., the Company nor the Company Subsidiaries at any time since September 1, 2018, which violation, individually or in the aggregate, would be material to SFS Corp., the Company and the Company Subsidiaries, taken as a whole.

(b)    Each of the Company and the Company Subsidiaries is in possession of all Permits necessary for the Company or such Company Subsidiary, as applicable, to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”) in compliance with all applicable

Laws, except where the failure to have such Company Permits would not be material to SFS Corp., the Company and the Company Subsidiaries, taken as a whole. All such Company Permits are valid and in full force and effect. There are no proceedings pending, or to the Knowledge of the Company, threatened that seek the revocation, cancellation, suspension or adverse modification of any Company Permit, in each case which revocation, cancellation, suspension or adverse modification would, individually or in the aggregate, be material to SFS Corp., the Company and the Company Subsidiaries, taken as a whole.

(c)    To the extent required by Applicable Requirements and except as would not be material to SFS Corp., the Company and the Company Subsidiaries, taken as a whole, the Company is approved by and is in good standing to originate and/or service, as applicable: (i) as a supervised mortgagee by the HUD with respect to Title I FHA mortgage loans; (ii) as a GNMA I and II Issuer by the Government National Mortgage Association; (iii) by the U.S. Department of Veteran’s Affairs (“VA”) with respect to VA loans; and (iv) as a seller/servicer by the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation with respect to conventional residential mortgage loans. Except as would not be material to SFS Corp., the Company and the Company Subsidiaries, taken as a whole, the Company has complied with all requirements in connection with such Permits and such Permits are in full force and effect and no suspension or cancellation of any of them has been threatened. The Company has not received any written notice or other written communication from any Governmental Authority identified in this Section 3.10(c) that such Governmental Authority intends to terminate or restrict the Company’s status as an approved participant in its programs involving the businesses for which the Company is as of the date hereof registered, approved or authorized. The Company is properly licensed and qualified to do business and in good standing in each jurisdiction in which such licensing and qualification is necessary to act under any Servicing Agreement and applicable Law, and qualified to act under each Servicing Agreement, except for such failures to be so qualified or licensed and in good standing that would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(d)    Except as would not be material to SFS Corp., the Company and the Company Subsidiaries, taken as a whole, all Custodial Accounts required to be maintained by the Company, or that are or have been maintained by or on behalf of the Company by any subservicer or other Person, are and, since September 1, 2018, have been, maintained in accordance with Applicable Requirements in all material respects, including Insurer requirements.

Section 3.11 Material Contracts.

(a) Schedule 3.11(a) of the Company Disclosure Schedule contains a true, accurate and complete list, as of the date of this Agreement, of each of the following Contracts to which the Company or any Company Subsidiary is a party or otherwise bound (such Contracts required to be set forth on Schedule 3.11(a) of the Company Disclosure Schedule, collectively, the “Material Contracts”):

(i)    each Contract evidencing outstanding Indebtedness of the Company or any Company Subsidiary (including any Warehouse Line and any other Contract evidencing Funding Indebtedness), in each case in an aggregate amount thereunder in excess of $100,000,000;

(ii)    any Contract with a third party establishing any joint venture, partnership, strategic alliance or other collaboration (which includes the sharing of the Company’s revenues or profits);

(iii)    each Contract entered into on or after September 1, 2018 that involves the acquisition or disposition of capital stock or other equity interests of another Person, whether by merger, consolidation or otherwise;

(iv) each Subservicing Agreement;

(v)    any Contract that contains an existing obligation (contingent or otherwise) to pay any amounts in respect of indemnification obligations, purchase price adjustment, earn-outs, backend payment or similar obligation, in all cases in connection with any completed acquisition or disposition by the Company;

(vi)    each Contract that prohibits the Company or any Company Subsidiary from engaging in any line of business or competing with any Person or in any geographic area;

(vii)    each Contract pursuant to which (A) any right, license, permission, consent or covenant not to sue with respect to any Intellectual Property is granted to the Company or any of the Company Subsidiaries by any third party or (B) any right, license, permission, consent or covenant not to sue with respect to any Owned IP (or any Licensed IP exclusively licensed to the Company or any of the Company Subsidiaries) is granted by the Company or any of the Company Subsidiaries to any third party, in each case (A) and (B), other than (1) Contracts for any “off-the-shelf”, “shrink-wrap” or “click-wrap” Software that is generally commercially available on standard and unmodified terms for an aggregate fee, royalty or other consideration of no more than $100,000 (“COTS Software Contracts”), (2) Contracts for any Open Source Software, (3) Personnel IP Contracts; and (4) Contracts entered in the Ordinary Course of Business in which Company or any of the Company Subsidiaries provide non-exclusive licenses to third parties to use any Owned IP that is not material to the Company or any of the Company Subsidiaries;

(viii)    each Contract providing for the invention, creation, conception or other development of any Intellectual Property (A) by the Company or any of the Company Subsidiaries for any third party, (B) by any third party for the Company or any of the Company Subsidiaries (other than any Personnel IP Contracts or COTS Software Contracts) or (C) jointly by the Company or any of the Company Subsidiaries and any third party;

(ix)    each Contract providing for the assignment or transfer of any ownership interest in any Intellectual Property by (A) the Company or any of the Company Subsidiaries to any third party or (B) any third party to the Company or any of the Company Subsidiaries (other than any Personnel IP Contracts or COTS Software Contracts);

(x)    any Contract (other than those made in the ordinary course of business) providing for: (A) the grant of any preferential rights to purchase or lease any asset of the Company or any Company Subsidiary; or (B) any right (exclusive or non-exclusive) to sell or distribute any material product or service of the Company or any Company Subsidiary;

(xi)    each Contract with an employee or individual consultant of the Company or a Company Subsidiary that provides for annual compensation in excess of $350,000, other than at will agreements that can be terminated at any time for any legal reason without material severance or similar liability to the Company or any Company Subsidiary;

(xii)    each Contract that limits, or purports to limit, in any material respect the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time or Contracts that limit the ability of the Company or any Company Subsidiary from soliciting customers or employees in a manner that is material to the Company and the Company Subsidiaries, taken as a whole;

(xiii)    each Investor Agreement pursuant to which the Company has sold an aggregate of more than 5% of the aggregate amount of Mortgage Loans sold since September 1, 2019; and

(xiv)    each Servicing Agreement pursuant to which the Company has Serviced an aggregate of more than 5% of the aggregate amount of Mortgage Loans sold since September 1, 2019.

(b)    (i) Each Material Contract is a legal, valid and binding obligation of the Company or a Company Subsidiary and, to the Knowledge of the Company, the other parties thereto; (ii) neither the Company nor any Company Subsidiary is in breach or violation of, or default under, any Material Contract, nor has any Material Contract been canceled by the other party; (iii) to the Knowledge of the Company, no other party is (with or without notice or lapse of time or both) in breach or violation of, or default under, any Material Contract (except, in the cases of clauses (ii) and (iii), any breach, violation, default or cancellation which, individually or in the aggregate, would not be reasonably likely to be material to the Company and the

Company Subsidiaries, taken as a whole; and (iv) since September 1, 2018, neither the Company nor any Company Subsidiary has received any written claim of material default or material breach under any Material Contract which default or breach has not been waived or otherwise remedied as of the date of this Agreement. Except with respect to the Warehouse Lines, the Company has made available to GHIV true, correct and complete copies of all Material Contracts, including any and all exhibits, schedules and amendments thereto. With respect to the Warehouse Lines, the Company has made available to GHIV accurate summaries thereof.

(c)    Except for its Organizational Documents and the Contracts set forth on Schedule 3.11(c) of the Company Disclosure Schedule, SFS Corp., is not a party to, or otherwise bound by, any Contract that is currently in effect other than Contracts between the shareholders of SFS Corp.

Section 3.12 Real Property.

(a)    Neither SFS Corp., the Company nor any Company Subsidiary owns any real property or has ever owned any real property. SFS Corp. does not lease or sublease any real property.

(b)    Schedule 3.12(b) of the Company Disclosure Schedule lists each parcel of real property currently leased or subleased by the Company or any Company Subsidiary, and each lease or sublease with respect thereto (collectively, the “Leases”). True, correct and complete copies of all Leases have been made available to GHIV. All such current Leases are in full force and effect, are valid and effective in accordance with their respective terms, subject to the Bankruptcy and Equity Exceptions, and there is not, under any of such Leases, any existing default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any Company Subsidiary or, to the Knowledge of the Company, by the other party to such Lease or sublease, in each case except as would not individually or in the aggregate reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. Neither the Company nor any Company Subsidiary has received written notice of material default or breach under any Real Estate Lease Document which has not been cured.

Section 3.13 Employee Benefits.

(a) Schedule 3.13(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a complete list of all Company Benefit Plans. With respect to each Company Benefit Plan, the Company has made available to GHIV a current, true, accurate and complete copy of each such Company Benefit Plan (or if no such copy exists, a written description of the material terms thereof) and, to the extent applicable, (i) any amendments, (ii) the most recent summary plan description as well as any summary of material modifications thereof, (iii) trust agreement or other funding instrument, (iv) the Form 5500s and attachments, audited financial statements and non-discrimination testing results, in each case and as applicable, for the past three (3) plan years, and (v) any material non-routine written communications with respect to any Company Benefit Plan from any Governmental Authority during the past three (3) years.

(b)    Except as would not be material to SFS Corp., the Company and the Company Subsidiaries, taken as a whole, all contributions and/or payments owed by the Company under the terms of any Company Benefit Plan have been timely accrued for or paid in full when and as required to be paid.

(c)    Except as would not be material to SFS Corp., the Company and the Company Subsidiaries, taken as a whole, (i) each Company Benefit Plan has been established, maintained, administered and operated in accordance with its terms and in compliance with the applicable terms of ERISA, the Code, and any other applicable Law, and (ii) each required material report with respect to a Company Benefit Plan (including Form 5500 annual reports) have been (to the extent required) timely filed with the Internal Revenue Service, the United States Department of Labor, or other Governmental Authority.

(d)    Except as would not be material to SFS Corp., the Company and the Company Subsidiaries, taken as a whole, each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received, or is based on a form of plan that has received, a favorable determination or opinion letter from the

Internal Revenue Service, and nothing has occurred, whether by action or failure to act, that could be expected to cause such determination letter to be revoked or result in disqualification of the plan.

(e)    Neither the Company nor any of its ERISA Affiliates has not within the past six (6) years (i) contributed to, maintained, participated in, or has been obligated to contribute to, maintain, or participate in, or has otherwise ever had any liability (contingent or otherwise) with respect to, any plan that is subject to Title IV of ERISA, or (ii) maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or liability (including any contingent liability) under, any multiemployer plan (within the meaning of Section 3(37) of ERISA). Except as required by Section 4980B of the Code, Part 6 of Title I of ERISA or other applicable Law, no Company Benefit Plan provides for any benefits or coverage in the nature of health or death benefits following retirement or other termination to any current or former director, employee or independent contractor of the Company or any Company Subsidiary (or any dependent or beneficiary thereof). No Company Benefit Plan provides for the gross-up of any Taxes imposed by Sections 4999 or 409A of the Code or otherwise.

(f)    With respect to any Company Benefit Plan, including any assets of any such Company Benefit Plan or any fiduciary to any such Company Benefit Plan, except as would not be material to SFS Corp., the Company and the Company Subsidiaries, taken as a whole, (i) no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened, (ii) no administrative investigation, audit or other administrative proceeding by the United States Department of Labor, the Internal Revenue Service or other Governmental Authority is pending, or, to the Knowledge of the Company, threatened and (iii) there has been no non-exempt “prohibited transaction” (and none would reasonably be expected to occur as a result of any of the Transactions) within the meaning of Section 4975(c) of the Code or Section 406 of ERISA involving the assets of any Company Benefit Plan.

(g)    Neither the execution, delivery or performance of this Agreement nor the consummation of the Transactions (either alone or in combination with another event) will: (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) or benefit becoming due to any current or former director, officer, employee or independent contractor of the Company or any Company Subsidiary, or any funding of benefits under any Company Benefit Plan; (ii) increase any amount of compensation or benefits otherwise payable to any current or former director, officer, employee or independent contractor of the Company or any Company Subsidiary; (iii) result in the acceleration, vesting or creation of any rights of any current or former director, officer, employee or independent contractor of the Company or any Company Subsidiary to payments or benefits or any loan forgiveness; (iv) result in any new obligation pursuant to any of the Company Benefit Plans; or (v) result in the payment of any amount that would not be deductible by reason of Section 280G of the Code or that would be subject to an excise tax under Section 4999 of the Code.

(h)    As of the date of this Agreement, no material action has been taken or is expected to be taken by the Company or any Company Subsidiary in respect of any current or former employee or independent contractor of the Company or any Company Subsidiary or such individuals’ compensation or benefits, in each case, in response to the COVID-19 pandemic.

Section 3.14 Labor and Employment.

(a)    Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or other Contract with a union or other labor organization, and, to the Knowledge of the Company, there is no union organizing effort pending or threatened against the Company or any Company Subsidiary with respect to any employees. There is no strike, slowdown, work stoppage or lockout or, to the Knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Company Subsidiary.

(b)    Except as would not have a Company Material Adverse Effect, the Company and each Company Subsidiary is and has been since September 1, 2018 in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees, independent contractors and consultants, including all such Laws relating to wages, hours, the WARN Act and any similar state or local “mass layoff” or “plant closing” Law, collective bargaining, discrimination, civil rights, safety and health, workers’ compensation and the collection and payment of withholding and/or social security taxes and any similar tax.

(c)    There are no Actions against the Company or any Company Subsidiary pending, or to the Knowledge of the Company, threatened to be brought or filed, (i) in connection with the Company’s or any Company Subsidiary’s employment or termination of employment or failure to employ any individual, or (ii) in connection with services rendered to the Company or any Company Subsidiary by any consultant or independent contractor.

(d)    Since the enactment of the WARN Act, neither the Company nor any of the Company Subsidiaries has effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any Company Subsidiary; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any Company Subsidiary; and neither the Company nor any Company Subsidiary has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law.

(e) SFS Corp. does not have any employees.

Section 3.15 Taxes.

(a)    UWM LLC, the Company and each of the Company Subsidiaries: (i) have duly and timely filed (taking into account any extension of time within which to file) all income and other material Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) have timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that the Company or any of its Company Subsidiaries are otherwise obligated to pay (whether or not such Taxes have been reported on any Tax Returns), except with respect to Taxes that are being contested in good faith; (iii) with respect to all income and other material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (iv) do not have any deficiency, audit, examination, investigation or other proceeding in respect of Taxes or Tax matters pending or threatened in writing, for a Tax period which the statute of limitations for assessments remains open; and (v) have made full and adequate provision in its books and records and Financial Statements for all Taxes which are not yet due and payable and made estimated Tax payments sufficient to avoid any underpayment penalties.

(b)    Neither UWM LLC, the Company nor any of the Company Subsidiaries is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar Contract or arrangement (including any Contract or arrangement providing for the sharing or ceding of credits or losses).

(c)    Each of UWM LLC, the Company and the Company Subsidiaries has withheld and paid to the appropriate Tax authority all material amounts of Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable Law, rules and regulations relating to the payment and withholding of Taxes, including all material reporting and record keeping requirements related thereto.

(d)    Neither UWM LLC, the Company nor any of the Company Subsidiaries has been a member of an Affiliated Group filing a consolidated, combined or unitary United States federal, state, local or foreign income Tax Return.

(e)    Neither UWM LLC, the Company nor any of the Company Subsidiaries has any material liability for the Taxes of any person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

(f)    Neither UWM LLC, the Company nor any of the Company Subsidiaries has any request for a ruling in respect of Taxes pending between SFS Corp., UWM LLC, the Company or any their respective Subsidiaries and any Tax authority.

(g)    Neither UWM LLC, the Company nor any of the Company Subsidiaries has in any year for which the applicable statute of limitations remains open distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(h)    Neither UWM LLC, the Company nor any of the Company Subsidiaries is, or has been a party to, or a promoter of, a “listed transaction” within the meaning of Treasury Regulations Section 1.6011- 4(b).

(i)    There are no material Tax Liens upon any assets of UWM LLC, the Company or any of the Company Subsidiaries, except for Permitted Liens.

(j)    At all times since the UWM LLC Formation, UWM LLC has been a disregarded entity for U.S. federal income tax purposes (provided that UWM LLC will become a partnership for U.S. federal income tax purposes upon the GHIV Contribution).

(k)    For purposes of this Section 3.15, any reference to the Company or any of the Company Subsidiaries shall be deemed to include any Person that merged with or was liquidated or converted into the Company or its Subsidiary, as applicable.

Notwithstanding anything in this Agreement to the contrary, this Section 3.15, Section 5.15, and Section 3.13 (insofar as it relates to Taxes) are the sole representations made by SFS Corp., UWM LLC and each of its Subsidiaries with respect to Taxes.

Section 3.16 Intellectual Property.

(a)    Schedule 3.16(a) of the Company Disclosure Schedule contains a true, correct and complete list of all of the following that are owned or purported to be owned by the Company and the Company Subsidiaries (specifying for each item, (i) the owner, (ii) the jurisdiction in which such item has been issued, registered or filed, and (iii) the issuance, registration or application number): (A) issued Patents and Patent applications; (B) Trademark registrations and applications for Trademark registration (other than state Trademark registrations and applications for state Trademark registration, in each case, for any Trademark that is not material to the Company or any of the Company Subsidiaries); (C) Copyright registrations and applications for Copyright registration; (D) Internet domain names (the Company Intellectual Property Rights identified or required to be identified in Schedule 3.16(a)(A) through (D) of the Company Disclosure Schedule collectively, the “Registered IP”); and (E) material unregistered Trademarks. All Registered IP is subsisting and, to the Knowledge of the Company, valid and enforceable. The Company or one of the Company Subsidiaries has the right to use pursuant to a valid written license all Intellectual Property, other than Intellectual Property that is owned or purported to be owned by the Company or any of the Company Subsidiaries (the “Owned IP”), practiced by or used or held for use in the operation of the Business as currently conducted (the “Licensed IP”) (collectively with the Owned IP, the “Company Intellectual Property Rights”). The Company Intellectual Property Rights constitute all of the Intellectual Property used in, held for use in or necessary for the operation of the Business. The Company or one of the Company Subsidiaries solely and exclusively owns all right, title and interest in and to all Owned IP, free and clear of all Liens (other than Permitted Liens).

(b)    No loss or expiration of any of the Registered IP is threatened or, other than upon the expiration of its statutory term in the ordinary course, pending. The Company and each of its applicable Company Subsidiaries have taken commercially reasonable actions to maintain and protect the secrecy and confidentiality and value of the Trade Secrets included in the Company Intellectual Property Rights and Trade Secrets owned by any Person with respect to which the Company or any of the Company Subsidiaries has a confidentiality obligation. No material Trade Secret included in the Company Intellectual Property

Rights has been authorized to be disclosed or, to the Knowledge of the Company, has been actually disclosed to any Person other than pursuant to a written confidentiality agreement restricting the disclosure and use thereof.

(c)    (i) There are no claims against the Company or any of the Company Subsidiaries that are presently pending, or to the Knowledge of the Company threatened, (A) contesting the validity, use, ownership or enforceability of any of the Company Intellectual Property Rights, (B) alleging any infringement, misappropriation or other violation of any Intellectual Property rights of other Person, or (C) inviting the Company or any of the Company Subsidiaries to take a license under any Intellectual Property rights; (ii) the operation of each of the Company’s and the Company Subsidiaries’ respective businesses as currently conducted (including any product, services or Software of the Company or any of the Company Subsidiaries) do not infringe, misappropriate (or result from the misappropriation of) or otherwise violate, and have not in the prior six (6) year period infringed, misappropriated (or resulted from the misappropriation of) or otherwise violated, (A) to the Knowledge of the Company, any Patent of any other Person or (B) any other Intellectual Property of any other Person; (iii) to the Knowledge of the Company, no third party has infringed, misappropriated or otherwise violated any Owned IP or Licensed IP exclusively licensed to the Company or any of the Company Subsidiaries; and (iv) each of the Company, the Company Subsidiaries and, to the Knowledge of the Company, each counterparty is in material compliance with each license pursuant to which the Company or any of the Company Subsidiaries has granted or has been granted a license to any material Intellectual Property.

(d)    The Company and the Company Subsidiaries have entered into valid and enforceable written Contracts with all past and current employees, contractors and consultants who have been employed, engaged or otherwise retained at any time by the Company or any of the Company Subsidiaries and who have contributed or will contribute to the discovery, conception, development, creation, or reduction to practice of any material Intellectual Property for or on behalf of the Company or the applicable Company Subsidiary or otherwise within the scope of such employment, engagement or retention, pursuant to which such Persons effectively and validly assign to the Company or the applicable Company Subsidiary all their respective right, title, and interest in and to all such Intellectual Property (to the extent such rights did not otherwise vest with the Company or the applicable Company Subsidiary under applicable Law) (collectively, the “Personnel IP Contracts”). To the Knowledge of the Company, all Personnel IP Contracts are in full force and effect and have not suffered a material default or breach.

(e)    The Company and the Company Subsidiaries have taken and take commercially reasonable steps to maintain and protect the performance, confidentiality, integrity and security of the IT Systems (and all Software, information and data stored or contained therein or transmitted thereby). The IT Systems are adequate and sufficient (including with respect to working condition and capacity) for the operation of the Business. To the Knowledge of the Company, there have been no security breaches or unauthorized use, access or intrusions of any IT Systems, in each case, that would reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(f)    To the Knowledge of the Company, the Company and the Company Subsidiaries have complied and do comply all license terms applicable to any Open Source Software that is or has been included, incorporated or embedded in, linked to, combined or distributed with, or used in the delivery or provision of any Company Software, except as would not be material to SFS Corp., the Company and the Company Subsidiaries, taken as a whole. No Open Source Software is or has been included, incorporated or embedded in, linked to, combined or distributed with or used in the delivery or provision of any Company Software, in each case, in a manner that subjects any Company Software to any Copyleft License.

(g)    None of the source code or related source materials for any Company Software has been licensed or, to the Knowledge of the Company, provided to or used or accessed by, any Person other than employees, consultants or contractors of the Company or one of the Company Subsidiaries who have entered into written confidentiality Contracts with respect to such source code or related source materials. None of the Company or any of the Company Subsidiaries is a party to any source code escrow Contract or any other

Contract (or a party to any Contract obligating the Company or any of the Company Subsidiaries to enter into a source code escrow Contract or other Contract) requiring the deposit of any source code or related source materials for any Company Software.

(h)    The Company and the Company Subsidiaries have implemented industry standard tools to identify and mitigate against the likelihood that the Company Software contains any Contaminant or other Software routines or hardware components designed to permit unauthorized access to or disable, erase or otherwise harm Software, hardware or data. To the Knowledge of the Company, the Company Software is free from any material Contaminants.

Section 3.17 Privacy.

(a)    The Company, each of the Company Subsidiaries and, to the Knowledge of the Company, any Person acting for or on the behalf of the Company or any of the Company Subsidiaries have at all times materially complied with (i) all applicable Privacy Laws, (ii) all privacy policies and notices of the Company or any of the Company Subsidiaries regarding Personal Information and (iii) all contractual obligations of the Company and any of the Company Subsidiaries concerning Personal Information.

(b)    The Company and the Company Subsidiaries have (i) implemented and at all times maintained commercially reasonable technical and organizational safeguards, which safeguards are at least consistent with practices of similar businesses in the industry in which the Company and the Company Subsidiaries operate, to protect Personal Information and other confidential data in their possession or under their control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure, and (ii) required all third-party service providers, outsourcers, processors or other third parties who process, store or otherwise handle Personal Information for or on behalf of the Company or any of the Company Subsidiaries to agree in writing to comply with applicable Privacy Laws and to maintain the privacy and confidentiality of Personal Information and to protect and secure Personal Information. To the Knowledge of the Company, any third party who has provided Personal Information to the Company or to any of the Company Subsidiaries has done so in material compliance with applicable Privacy Laws, including providing any notice and obtaining any consent required.

(c)    To the Knowledge of the Company, neither the Company nor any of the Company Subsidiaries has since September 1, 2018 in each case, that would reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, (i) experienced any breaches, data security incidents, misuse of or unauthorized access to or disclosure of any Personal Information in the possession or control of the Company or any of the Company Subsidiaries or collected, used or processed by or on behalf of the Company or any of the Company Subsidiaries, (ii) provided or been required to provide any notices to any Person in connection with a unauthorized disclosure of Personal Information or (iii) been subject to or received notice of any audits, proceedings, charges, claims, inquiries or investigations by any Governmental Authority or any other Person regarding the collection, dissemination, storage or use of Personal Information or the violation of any applicable Privacy Laws, privacy policies or contractual commitments with respect to Personal Information. The Company and the Company Subsidiaries have conducted commercially reasonable privacy and data security testing or audits at reasonable and appropriate intervals and have resolved or remediated any material privacy or data security issues or vulnerabilities identified. None of the Company, any of the Company Subsidiaries or any third party acting at the direction or authorization of the Company or any of the Company Subsidiaries has paid (A) any perpetrator of any data breach incident or cyber-attack or (B) any third party with actual or alleged information about a data breach incident or cyber-attack, pursuant to a request for payment from or on behalf of such perpetrator or other third party.

(d)    Except for the rights of individuals to opt-out of or otherwise change their preferences with respect to the sharing and use of their Personal Information pursuant to applicable Privacy Laws and/or the privacy policies of the Company or any of the Company Subsidiaries, neither the Company nor any of the Company Subsidiaries is, in any material respect, subject to any contractual requirements or other legal obligations that, following the Closing, would prohibit GHIV, Company or any of the Company Subsidiaries from receiving, accessing, storing or using Personal Information in the manner in which the Company and the Company Subsidiaries received, accessed, stored and used such Personal Information prior to the Closing. The execution, delivery and performance of this Agreement complies in all material respects with all applicable Privacy Laws and with the privacy policies and applicable contractual obligations of each of the Company and the Company Subsidiaries.

Section 3.18 Insurance. Schedule 3.18 of the Company Disclosure Schedule contains a list of all material policies or programs of self-insurance of property, fire and casualty, product liability, workers’ compensation and other forms of insurance held by, or for the benefit of, the Company or any Company Subsidiary as of the date of this Agreement. True, correct and complete copies or comprehensive summaries of such insurance policies have been made available to GHIV. There have not been any material claims pending against the insurance policies where the Company or any Company Subsidiary is named as an insured party currently in effect. All premiums due and payable with respect to such policies have been fully paid. To the Knowledge of the Company, as of the date of this Agreement the Company has not received any threatened termination of any such insurance policies. All such insurance policies are in full force and effect and the Company has not received from any of its insurance carriers any written notice of cancellation or nonrenewal of any such insurance policies where the Company or any Company Subsidiary is named as an insured party. With respect to each such insurance policy to which the Company is a beneficiary, the policy is legal, valid, binding and enforceable against the Company or the applicable Company Subsidiary in accordance with its terms and, except for policies that have expired under their terms in the ordinary course.

Section 3.19 Absence of Changes. Except for actions and omissions taken as a result of COVID-19 and COVID-19 Measures, since the Balance Sheet Date through the date hereof, (a) the Company and the Company Subsidiaries have operated the Business in the Ordinary Course of Business in all material respects, (b) there has not been any Change relating to the Company and the Company Subsidiaries that has resulted in, or would reasonably be expected to result in, a Company Material Adverse Effect, (c) none of the Company nor any of the Company Subsidiaries has (i) sold, assigned, transferred, licensed, sublicensed, covenanted not to sue with respect to or otherwise disposed of any Owned IP (other than non-exclusive licenses to Owned IP granted in the Ordinary Course of Business) or (ii) abandoned, cancelled, failed to maintain or prosecute or permitted to lapse or expire any Registered IP, and (d) neither SFS Corp., the Company nor any Company Subsidiary has taken any action that, if taken subsequent to the execution of this Agreement and on or prior to the Closing Date, would require the consent of GHIV under Section 5.1 if such action had been taken after the date of this Agreement, other than, in each case, any action taken in connection with any document or agreement entered into pursuant to the terms of this Agreement (including the SFS Reorganization Documents).

Section 3.20 Interested Party Transactions. No director, manager, officer or Affiliate of the Company or any Company Subsidiary is a party to any Contract with the Company or any Company Subsidiary (other than (a) the payment of compensation and provision of benefits to, and the entering into of compensatory arrangements, benefit plans and similar transactions, agreements or Contracts with, or with respect to, officers, managers, employees and independent contractors of the Company or any Company Subsidiary, including equity compensation, (b) Contracts in connection with any such manager’s, officer’s or Affiliate’s direct or indirect ownership of equity interests in the Company or any Company Subsidiary (or any securities that are convertible into, or exercisable or exchangeable for, any such equity interests), including distributions by the Company upon its equity interests, or (c) as otherwise contemplated by this Agreement).

Section 3.21 Certain Business Practices; Sanctions.

(a)    None of the Company, any Company Subsidiary or any of their respective directors, managers, officers or, to the Knowledge of the Company, employees, agents or any other Person acting for or on behalf of the Company or any Company Subsidiary has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment to foreign or domestic Government Officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any payment in the nature of criminal bribery or (iv) otherwise violated any provision of any applicable Law relating to bribery, corruption, or money laundering.

(b)    None of the Company, any Company Subsidiary or any of their respective directors, managers, officers or, to the Knowledge of the Company, employees, agents or any other Person acting for or on behalf of the Company or any Company Subsidiary (i) is a Person with whom transactions are prohibited or limited under any Laws relating to economic sanctions, including those administered by the U.S. government (including the Department of the Treasury’s Office of Foreign Assets Control, the Department of State, or the Department of Commerce), the United Nations Security Council, the European Union, or Her Majesty’s Treasury, or (ii) has violated any Law relating to economic sanctions within the last five (5) years.

Section 3.22 Mortgage Loans.

(a)    The Credit Policies and Servicing Policies have been designed to comply in all material respects with the applicable Agency Guides, applicable Law and Applicable Requirements. The Company has endeavored to follow all such Credit Policies and Servicing Policies, and any failures to do so would not be material to SFS Corp., the Company and the Company Subsidiaries, taken as a whole. The Company has made true and correct copies of all of its Credit Policies and Servicing Policies and that of each Company Subsidiary, in each case which are material to SFS Corp., the Company and the Company Subsidiaries, taken as a whole, available to GHIV prior to the date hereof.

(b)    Since September 1, 2018 there have been no Actions against the Company relating to (i) any failure to comply with the Applicable Requirements in connection with the underwriting, origination, Servicing or sale of any Mortgage Loan, or (ii) the rescission of any insurance or guaranty Contract of the Company, other than ordinary course Actions that would not be material to SFS Corp., the Company and the Company Subsidiaries, taken as a whole.

(c)    Except as would not be material to SFS Corp., the Company and the Company Subsidiaries, taken as a whole, the Company is a member in good standing of the Mortgage Electronic Registration Systems, Incorporated system.

(d)    Since September 1, 2019, (i) the aggregate outstanding principal amount of Mortgage Loans that the Company or any of the Company Subsidiaries has repurchased from any Persons pursuant to any Repurchase Obligation, together with all amounts otherwise paid to any other Persons due to a breach or claimed breach of any representation or warranty made by the Company in order to satisfy any Repurchase Obligations to any other Persons (all such amounts for the applicable period collectively, “Completed Repurchase Obligations”), is not material to the financial results of the Company and the Company Subsidiaries, taken as a whole, and (ii) the Company has not received notices that it is in breach of any representation or warranty made by Company or a Company Subsidiary in connection with the sale, transfer, assignment or conveyance of any Mortgage Loan, or received any requests, notices or demands for the repurchase, indemnification, exercise of a make-whole obligation or similar right with respect to any Mortgage Loan or associated Repurchase Obligation, with respect to Mortgage Loans which would be material to the financial results of the Company and the Company Subsidiaries, taken as a whole. Without in any way limiting the foregoing, the Completed Repurchase Obligations with respect to Mortgage Loans originated during the eighteen (18)-month period from January 1, 2019 through June 30, 2020 equals less than the percentage indicated on Schedule 3.22(d) to the Company Disclosure Schedule of the aggregate original principal amount of all Mortgage Loan originations during such eighteen (18)-month period. Except for obligations arising under the Company’s Warehouse Lines, Investor Agreements, Servicing Agreements or sales of Mortgage Servicing Rights, neither the Company nor any of the Company Subsidiaries is a party to any Contract pursuant to which the Company or a Company Subsidiary may have any Repurchase Obligations with respect to any Mortgage Loans.

(e)    The Credit Policies of the Company and the Company Subsidiaries are designed to ensure that each Mortgage Loan approved is eligible for sale to, or insurance by, the applicable Investor or Insurer upon such sale or issuance of insurance, except for any Mortgage Loan as to which the ineligibility for such sale or issuance of insurance would not be the contractual or legal responsibility of the Company under Applicable Requirements. The Company has endeavored to follow all such Credit Policies, and any failures to do so would not be material to SFS Corp., the Company and the Company Subsidiaries, taken as a whole.

(f)    The Company’s compensation policies and procedures with respect to compensation paid or other incentives made available by the Company to any third party (including, as applicable, a broker or correspondent lender) in connection with any Mortgage Loans are designed to comply with applicable Law and Applicable Requirements. Any deviations from such policies and procedures, individually or in the aggregate, have not and are not expected to have a Company Material Adverse Effect.

(g)    All sales, assignments, conveyances, assignments, purchases, assumptions and related transfers of any Mortgage Loan or Servicing Rights by or to the Company, including any related transfers of Servicing or Servicing Rights, were effected in compliance with all Applicable Requirements at such time, except as would not result in a Company Material Adverse Effect. Except as would not be material to SFS Corp., the Company and the Company Subsidiaries, taken as a whole, the Company and the Company Subsidiaries timely obtained all necessary Regulating Agency consents or other required Governmental Approvals in connection with the sale of any Servicing Rights.

(h)    Since September 1, 2018, all of the Company’s and Company Subsidiaries’ mortgage backed securities and forward contracts (“Hedging Instruments”) were entered into in accordance in all material respects with all Applicable Requirements.

(i)    The Company and the Company Subsidiaries have designed policies and procedures with respect to the REO properties owned by the Company Subsidiaries and are managed and operated in accordance in all material respects with all applicable Law and Applicable Requirements. Any deviations from such policies and procedures, individually or in the aggregate, have not and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.23 Proxy Statement. The information supplied by UWM LLC, SFS Corp. and the Company for inclusion in the GHIV Proxy Statement will not, at (a) the time the definitive GHIV Proxy Statement is filed with the SEC, (b) the time the GHIV Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the GHIV Common Stockholders and (c) the time of the Special Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.24 No Brokers’ Fees. Except for Goldman, Sachs & Co. (whose fees shall be the sole responsibility of the Company), no broker, finder, investment banker or other Person acting on behalf of SFS Corp. or the Company is, or shall be, entitled to any brokerage fee, finders’ fee or other commission in connection with this Agreement or the Transactions based upon arrangements made by SFS Corp. or the Company or any of their respective Affiliates.

Section 3.25 UWM LLC Activities. Since the UWM LLC Formation, UWM LLC has not engaged in any business activities or conducted any operations, other than as contemplated by the SFS Reorganization or as otherwise contemplated by this Agreement.

Section 3.26 SFS Corp. Activities. Since its formation, SFS Corp. has not engaged in any business activities or conducted any operations, other than as set forth on Schedule 3.26 of the Company Disclosure Schedule or as contemplated by the SFS Reorganization.

Section 3.27 NO ADDITIONAL REPRESENTATIONS AND WARRANTIES.

(a)    NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY OR OTHERWISE CONTAINED IN THE COMPANY DISCLOSURE SCHEDULE, EXCEPT FOR THE

REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY SFS CORP. AND THE COMPANY IN THIS ARTICLE III, NONE OF UWM LLC, SFS CORP., THE COMPANY OR ANY COMPANY SUBSIDIARY OR AFFILIATE THEREOF NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO UWM LLC, SFS CORP., THE COMPANY AND THE COMPANY SUBSIDIARIES OR ANY OTHER PERSON OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO GHIV OR ANY OF ITS RESPECTIVE AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY SFS CORP. AND THE COMPANY IN THIS ARTICLE III, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY THE COMPANY.

(b) WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NONE OF UWM LLC, SFS CORP., THE COMPANY, THE SHAREHOLDERS OF THE FOREGOING NOR THEIR RESPECTIVE AFFILIATES, NOR ANY REPRESENTATIVE OF THE FOREGOING, HAS MADE, AND NONE OF THEM SHALL BE DEEMED TO HAVE MADE, ANY REPRESENTATIONS OR WARRANTIES IN THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE COMPANY AND THE COMPANY SUBSIDIARIES THAT HAVE BEEN MADE AVAILABLE TO GHIV, INCLUDING DUE DILIGENCE MATERIALS, OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF SFS CORP., THE COMPANY AND THE COMPANY SUBSIDIARIES BY THE MANAGEMENT OF THE COMPANY AND THE COMPANY SUBSIDIARIES OR OTHERS IN CONNECTION WITH THE TRANSACTIONS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY GHIV IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS. IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY SFS CORP., THE COMPANY OR THE COMPANY SUBSIDIARIES AND THEIR REPRESENTATIVES, ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF SFS CORP., THE COMPANY OR ANY COMPANY SUBSIDIARY, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY GHIV IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS.

Section 3.28 No Outside Reliance. Notwithstanding anything contained in this Article III or any other provision hereof, SFS Corp., UWM LLC and the Company acknowledges and agrees that GHIV nor any of its direct or indirect equityholders, Affiliates, agents or Representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given in Article IV, including any implied representation or warranty as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of GHIV, and SFS Corp., UWM LLC and the Company specifically disclaim that it is relying upon or has relied upon any statement, representation or warranty (written or oral, express or implied) beyond those expressly given in Article IV that may have been made by any Person, and acknowledges and agrees that GHIV and its direct and indirect equityholders, Representatives and Affiliates, as applicable, have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person. SFS Corp. and the Company further acknowledge and agree that they have conducted their own independent review and analysis of GHIV and, based thereon, have formed an independent judgment concerning the business, operations, assets, condition and prospects of GHIV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

GHIV

Except as set forth on the GHIV Disclosure Schedules or in the SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SEC Reports, but excluding disclosures referred to in “Forward Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward looking statements), GHIV represents and warrants as follows as of the date of this Agreement and as of the Closing Date (provided that representations that by their terms speak specifically as of the date of this Agreement or another date, shall be deemed given as of such date):

Section 4.1 Organization and Authority. GHIV (a) is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and (b) has all requisite corporate power and authority to own, lease or operate its assets and to conduct its business as it is now being conducted, except where the failure to have such power and authority would not have a GHIV Material Adverse Effect. The copies of the Organizational Documents of GHIV previously made available to the Company and its Representatives are true, accurate and complete and are in effect as of the date of this Agreement. GHIV is duly licensed or qualified and in good standing in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not had a GHIV Material Adverse Effect.

Section 4.2 Authorization and Enforceability.

(a)    GHIV has all requisite corporate power and authority to execute, deliver and perform this Agreement and, upon receipt of the GHIV Stockholder Approval, to consummate the Transactions. At the Closing, GHIV will have full corporate power and authority to enter into and perform its obligations under each other agreement, document or certificate to be executed by GHIV at the Closing and to consummate the Transactions. The execution, delivery and performance of this Agreement and each Ancillary Agreement in effect as of the date of this Agreement and the consummation of the Transactions have been duly and validly authorized and approved by the GHIV Board and, except for approval by the holders of a majority of the shares of GHIV Common Stock that are voted at the Special Meeting, no other proceeding on the part of GHIV is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by GHIV and assuming due authorization and execution by each other Party hereto, this Agreement constitutes a legal, valid and binding obligation of GHIV, enforceable against GHIV in accordance with its terms, subject to the Bankruptcy and Equity Exceptions. Each Ancillary Agreement to be executed by GHIV at the Closing will be, when executed and delivered by GHIV, duly and validly executed and delivered, and assuming due authorization and execution by each other Party and consummation of the Closing, will constitute a legal, valid and binding obligation of GHIV, enforceable against GHIV, in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

(b)    Assuming a quorum is present at the Special Meeting, (i) approval of each of the (A) Business Combination Proposal, (B) Nasdaq Proposal and (C) Incentive Plan Proposal requires the affirmative vote of a majority of the votes cast by GHIV Common Stockholders at the Special Meeting entitled to vote at the Special Meeting and (ii) approval of the Amendment Proposal requires the affirmative vote of a majority of the outstanding shares of GHIV Common Stock entitled to vote at the Special Meeting (such approvals collectively, together with the approvals required for each other Transaction Proposal, the “GHIV Stockholder Approval”).

(c)    At a meeting duly called and held on or prior to the date hereof, the GHIV Board unanimously: (i) determined that this Agreement and the Transactions are fair to and in the best interests of GHIV Common Stockholders; (ii) determined that the fair market value of the Company is equal to at least eighty percent (80)% of the amount held in the Trust Account (excluding any deferred underwriting commissions and Taxes payable on interest earned on the Trust Account) as of the date of this Agreement; (iii) approved the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is or will be a party and the consummation of the Transactions; (iv) approved the Transactions as a Business Combination; and (v) resolved to recommend to the GHIV Common Stockholders the approval of the Transactions and each of the Transaction Proposals.

Section 4.3 Noncontravention. The execution, delivery and performance of this Agreement by GHIV and, upon receipt of GHIV Stockholder Approval, the consummation of the Transactions do not and will not (a) conflict with or violate any provision of, or result in the breach of the GHIV Organizational Documents, (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to GHIV or any of their its properties or assets, (c) violate, conflict with, result in a breach of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in a right of termination, cancellation, modification, acceleration or amendment under, any of the terms, conditions or provisions of any of the terms, conditions or provisions of any Contract to which GHIV is a party or by which GHIV or any of its assets or properties may be bound or affected, or (d) result in the creation of any Lien upon any of the properties or assets of GHIV, except (in the case of clauses (b), (c) or (d)  above) for such violations, conflicts, breaches or defaults which would not have a GHIV Material Adverse Effect.

Section 4.4 Governmental Authorities; Consents. The execution and delivery of this Agreement by GHIV does not, and the performance of this Agreement by GHIV will not, require any material consent, approval or Permit of, or filing with or notification to, any Governmental Authority, except (a) for applicable requirements, if any, of the Exchange Act, Securities Laws and state takeover laws and (b) such consents, approvals, authorizations, permissions, filings or notifications which, if not made or obtained, would not have a GHIV Material Adverse Effect.

Section 4.5 Capitalization.

(a)    The authorized capital stock of GHIV consists of (i) 200,000,000 shares of GHIV Class A Common Stock, (ii) 20,000,000 shares of GHIV Class F Common Stock and (iii) 1,000,000 shares of GHIV Preferred Stock. As of the date of this Agreement, there are (A) 42,500,000 shares of GHIV Class A Common Stock issued and outstanding, (B) 10,625,000 shares of GHIV Class F Common Stock issued and outstanding, (C) no shares of GHIV Preferred Stock issued and outstanding, (D) warrants to purchase 10,624,991 shares of GHIV Class A Common Stock at a price of $11.50 per share (the “Public Warrants”), and (E) warrants to purchase 5,250,000 shares of GHIV Class A Common Stock at a price of $11.50 per share (the “Private Placement Warrants”). Except pursuant to the Subscription Agreements, there are no other shares of common stock, preferred stock or other equity interests of GHIV authorized, reserved, issued (or planned to be issued) or outstanding.

(b)    All of the outstanding shares of GHIV capital stock (including, but not limited to, any preferred stock, the Public Warrants and the Private Placement Warrants) have been duly authorized and are validly issued, fully paid and non-assessable and have been issued in accordance with all applicable Securities laws. The Voting Stock Consideration to be issued at Closing in accordance with this Agreement, when issued, will be duly authorized, validly issued, fully paid and non-assessable, free and clear of any preemptive rights and all Liens, other than Permitted Liens and Securities Liens, and in compliance with all applicable Securities Laws and other applicable Laws and without contravention of any other Person’s rights therein or with respect thereto. GHIV does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the stockholders of GHIV on any matter. No issued and outstanding shares of any of the capital stock of GHIV are held in treasury.

(c)    Except for the Subscription Agreements and pursuant to the Private Placement Warrants and Public Warrants, there are no outstanding options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other Contracts or commitments that would require GHIV to issue, sell or otherwise cause to become outstanding any of its equity securities. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the equity securities of GHIV. There are no voting trusts or other agreements or understandings to which GHIV is a party with respect to the voting of the capital stock or other equity interests of GHIV.

(d)    GHIV does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in any corporation, partnership, joint venture, business association or other Person.

Section 4.6 SEC Reports; Financial Statements.

(a)    GHIV has timely filed or furnished, as applicable, all required registration statements, reports, schedules, forms, statements and other documents, including any exhibits thereto, required to be filed by it with the SEC since January 23, 2020 (collectively, as they have been amended since the time of their filing and including all exhibits or schedules thereto and any other information incorporated therein, the “SEC Reports”). GHIV has furnished to the Company true and correct copies of all amendments and modifications that have not been filed by GHIV with the SEC to all agreements, documents and other instruments that were previously filed by GHIV with the SEC and are currently in effect. Each of the SEC Reports at the time of its filing or being furnished complied, or if not yet filed or furnished, will comply or, if amended, complied as of the date of the most recent amendment, in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002 and any rules and regulations promulgated thereunder applicable to the SEC Reports in effect as of the respective dates thereof. None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SEC Reports. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports (the “GHIV Financial Statements”) complied or will comply, as the case may be, as to form in all material respects with the published rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof with respect thereto, were prepared or will be prepared, as the case may be, in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position, results of operations and cash flows of GHIV as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

(b)    GHIV has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act) that are designed to ensure that material information relating to GHIV is made known to GHIV’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To GHIV’s knowledge, such disclosure controls and procedures are effective in timely alerting GHIV’s principal executive officer and principal financial officer to material information required to be included in GHIV’s periodic reports required under the Exchange Act.

(c)    GHIV has established and maintained a system of internal controls and, to GHIV’s knowledge, such internal controls are sufficient to provide reasonable assurance regarding the reliability of GHIV’s financial reporting and the preparation of the GHIV Financial Statements for external purposes in accordance with GAAP.

(d)    To the knowledge of GHIV, each director and executive officer of GHIV has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder.

Section 4.7 Actions. Except as would not have a GHIV Material Adverse Effect (a) there are no pending or, to the knowledge of GHIV, threatened, Actions against GHIV, and (b) GHIV is not subject to any continuing Governmental Order.

Section 4.8 Compliance with Laws; Permits. Except as would not have a GHIV Material Adverse Effect, GHIV is, and since January 1, 2020, has been, in compliance with all applicable Laws. GHIV is in possession of all Permits necessary for GHIV to own, lease and operate its properties or to carry on its business as it is now being conducted, except where failure to have such Permits would not be material to SFS Corp., the Company and the Company Subsidiaries, taken as a whole.

Section 4.9 Financial Ability; Trust Account. There is at least $425,000,000 (less, as of the Closing, the Redemption Amount payable to the holders of GHIV Class A Common Stock who have validly exercised their right to receive payment pursuant to the GHIV Stock Redemption, if any) invested in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, acting as trustee (the “Trustee”), pursuant to that certain Investment Management Trust Agreement, dated January 23, 2020, by and between GHIV and the Trustee (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released, except in accordance with the Trust Agreement and GHIV Organizational Documents. Amounts in the Trust Account are invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of one hundred and eighty-five (185) days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. GHIV has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred that, with due notice or lapse of time or both, would constitute such a default thereunder. There are no claims or proceedings pending with respect to the Trust Account. Since January 23, 2020, GHIV has not released any money from the Trust Account except as permitted pursuant to the Trust Agreement and the GHIV Organizational Documents. As of the Closing, the obligations of GHIV to dissolve or liquidate pursuant to the GHIV Organizational Documents shall terminate, and as of the Closing, GHIV shall have no obligation whatsoever pursuant to the GHIV Organizational Documents to dissolve and liquidate the assets of GHIV by reason of the consummation of the Transactions. The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate or that would entitle any Person (other than pursuant to a GHIV Stock Redemption, if any) to any portion of the proceeds in the Trust Account. There are no proceedings pending with or, to the knowledge of GHIV, threatened by any Governmental Authority with respect to the Trust Account.

Section 4.10 No Brokers’ Fees. Except for Moelis & Company LLC, Morgan Stanley & Co. LLC and Deutsche Bank Securities Inc. (whose fees shall be the sole responsibility of GHIV), no broker, finder, investment banker or other Person acting on behalf of GHIV or any of its Affiliates is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by GHIV or any of its Affiliates.

Section 4.11 Business Activities. Since its incorporation, GHIV has not conducted any business activities other than activities directed toward completing a Business Combination. Except as set forth in the GHIV Organizational Documents, there is no agreement, commitment or Governmental Order binding upon GHIV or to which GHIV is a party that has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of GHIV, other than such effects which have had a GHIV Material Adverse Effect.

Section 4.12 Material Contracts. The SEC Reports include true, correct and complete copies of each “material contract” (as such term is defined in Regulation S-K of the SEC) to which GHIV is party (the “GHIV Material Contracts”). Each GHIV Material Contract is in full force and effect and, to the knowledge of GHIV, is valid and binding upon and enforceable against each of the parties thereto, except insofar as enforceability may be limited by the Bankruptcy and Equity Exceptions. True, correct and complete copies of all GHIV Material Contracts have been made available to the Company.

Section 4.13 Employees. Other than as described in the SEC Reports, GHIV has never had any employees. Other than reimbursement of any out-of-pocket expenses incurred by GHIV’s officers and directors in connection with activities on GHIV’s behalf in an aggregate amount not in excess of the amount of cash held by GHIV outside of the Trust Account, GHIV has no unsatisfied material liability with respect to any employee. GHIV does not currently maintain or have any direct liability under any benefit plan, and neither the execution and delivery of this Agreement or the other Ancillary Agreements nor the consummation of the Transactions will (a) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer or employee of GHIV, or (b) result in the acceleration of the time of payment or vesting of any such benefits.

Section 4.14 Undisclosed Liabilities; Transaction Expenses.

(a)    There is no liability, debt or obligation of any nature (whether accrued, absolute, contingent or otherwise) against GHIV, except for liabilities and obligations: (i) provided for, or otherwise reflected or reserved for, in the financial statements and notes contained or incorporated by reference in the SEC Reports (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to GHIV); or (ii) that have arisen since the date of GHIV’s balance sheet for the quarterly period ended June 30, 2020 in the ordinary course of the operation of business of GHIV (other than any such liabilities as are not and would not be, in the aggregate, material to GHIV).

(b)    Schedule 4.14(b) of the GHIV Disclosure Schedule sets forth a good faith estimate of the Transactions Expenses of GHIV (i) as of the date of this Agreement and (ii) as of the Closing.

Section 4.15 Listing. The GHIV Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and listed on Nasdaq under the symbol “GHIV”. The Public Warrants are listed on Nasdaq under the symbol “GHIVW”. The GHIV Units are listed on Nasdaq under the symbol “GHIVU”. GHIV has not received any oral or written notice that the GHIV Class A Common Stock, the Public Warrants or the GHIV Units are ineligible or will become ineligible for listing on Nasdaq nor that the GHIV Class A Common Stock, Public Warrants or GHIV Units do not meet all requirements for the continuation of such listing. GHIV has not taken any action that is intended to terminate the registration of the GHIV Class A Common Stock, Public Warrants or GHIV Units under the Exchange Act. GHIV satisfies all of the requirements for the continued listing of the GHIV Class A Common Stock, Public Warrants and GHIV Units on Nasdaq. GHIV is in material compliance with all applicable Nasdaq listing and corporate governance rules.

Section 4.16 Investment Company. GHIV is not an “investment company” within the meaning of the Investment Company Act.

Section 4.17 Taxes.

(a)    GHIV (i) has duly and timely filed (taking into account any extension of time within which to file) all income and other material Tax Returns required to be filed by it as of the date hereof and all such filed Tax Returns are complete and accurate in all material respects; (ii) has timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that it is otherwise obligated to pay (whether or not such Taxes have been reported on any Tax Returns), except with respect to Taxes that are being contested in good faith; (iii) with respect to all income and other material Tax Returns filed by or with respect to it, has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; (iv) does not have any deficiency, audit, examination, investigation or other proceeding in respect of Taxes or Tax matters pending or threatened in writing, for a Tax period which the statute of limitations for assessments remains open; and (v) has made full and adequate provision in its books and records and Financial Statements for all Taxes which are not yet due and payable and made estimated Tax payments sufficient to avoid any underpayment penalties.

(b)    GHIV is not a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar Contract or arrangement (including any Contract or arrangement providing for the sharing or ceding of credits or losses).

(c)    GHIV has withheld and paid to the appropriate Tax authority all material amounts of Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable Law, rules and regulations relating to the payment and withholding of Taxes, including all material reporting and record keeping requirements related thereto.

(d)    GHIV has not been a member of an Affiliated Group filing a consolidated, combined or unitary United States federal, state, local or foreign income Tax Return.

(e)    GHIV does not have any material liability for the Taxes of any person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

(f)    GHIV does not have any request for a ruling in respect of Taxes pending with any Tax authority.

(g)    GHIV has not in any year for which the applicable statute of limitations remains open distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(h)    GHIV has not been a party to, or a promoter of, a “listed transaction” within the meaning of Treasury Regulations Section 1.6011- 4(b).

(i)    There are no material Tax Liens upon any assets of GHIV except for Permitted Liens.

(j)    GHIV is, and has been at all times since its formation, a C corporation for U.S. federal income tax purposes.

(k)    For purposes of this Section 4.17, any reference to GHIV shall be deemed to include any Person that merged with or was liquidated or converted into GHIV, as applicable.

Notwithstanding anything in this Agreement to the contrary, the representations in this Section 4.17 are the sole representations made by GHIV with respect to Taxes.

Section 4.18 Proxy Statement. The information supplied by GHIV for inclusion in the GHIV Proxy Statement will not, at (a) the time the definitive GHIV Proxy Statement is filed with the SEC, (b) the time the GHIV Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the GHIV Common Stockholders and (c) the time of the Special Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.19 No GHIV Material Adverse Effect. Since June 30, 2020, there has not been any Change relating to GHIV that has resulted in a GHIV Material Adverse Effect.

Section 4.20 NO ADDITIONAL REPRESENTATIONS AND WARRANTIES.

(a)    NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY GHIV IN THIS ARTICLE IV, NEITHER GHIV NOR ANY AFFILIATE THEREOF MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO GHIV OR ITS BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO SFS CORP., THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION WITH RESPECT TO

ANY ONE OR MORE OF THE FOREGOING. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY GHIV IN THIS ARTICLE IV, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY GHIV.

(b)    WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NEITHER GHIV NOR ITS AFFILIATES, NOR ANY REPRESENTATIVE OF THE FOREGOING, HAS MADE, AND NONE OF THEM SHALL BE DEEMED TO HAVE MADE, ANY REPRESENTATIONS OR WARRANTIES IN THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF GHIV THAT HAVE BEEN MADE AVAILABLE TO SFS CORP. OR THE COMPANY, INCLUDING DUE DILIGENCE MATERIALS, OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF GHIV BY THE MANAGEMENT OF GHIV OR OTHERS IN CONNECTION WITH THE TRANSACTIONS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY SFS CORP. OR THE COMPANY IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS. IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY GHIV AND ITS REPRESENTATIVES, ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF GHIV, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY SFS CORP. OR THE COMPANY IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS.

Section 4.21 No Outside Reliance. Notwithstanding anything contained in this Article IV or any other provision hereof, GHIV acknowledges and agrees that none of UWM LLC, SFS Corp., the Company or any of their respective direct or indirect equityholders, Affiliates, agents or Representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given in Article III or the Ancillary Agreements, including any implied representation or warranty as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of SFS Corp., the Company or the Company Subsidiaries, and GHIV specifically disclaims that it is relying upon or has relied upon any statement, representation or warranty (written or oral, express or implied) beyond those expressly given in Article III or the Ancillary Agreements that may have been made by any Person, and acknowledges and agrees that UWM LLC, SFS Corp., the Company and their respective direct and indirect equityholders, Representatives and Affiliates, as applicable, have specifically disclaimed and do hereby specifically disclaim any such other representation or warranty made by any Person. GHIV further acknowledges and agrees that it has conducted its own independent review and analysis of SFS Corp., the Company and the Company Subsidiaries and, based thereon, has formed an independent judgment concerning the business, operations, assets, condition and prospects of SFS Corp., the Company and the Company Subsidiaries.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business by SFS Corp. and the Company. SFS Corp., UWM LLC and the Company each agree that, during the period commencing on the date of this Agreement and ending as of the earlier of the Closing and the termination of this Agreement in accordance with Article VIII, each of SFS Corp., the Company and the Company Subsidiaries shall, except as otherwise required or permitted by this Agreement (including by the SFS Reorganization or any Ancillary Agreement), consented to in advance in writing by GHIV, which consent shall not be unreasonably withheld, conditioned or delayed, required by or in response to any Law,

Governmental Order or other directive by a Governmental Authority (including any COVID-19 Measures), or set forth on Schedule 5.1 of the Company Disclosure Schedule:

(a)    use commercially reasonable efforts to conduct its business in the Ordinary Course of Business in all material respects; provided, that, in the case of actions that are taken (or omitted to be taken) reasonably in response to an emergency or urgent condition or conditions arising from COVID-19 or legal requirements related to COVID-19, the Company and the Company Subsidiaries shall not be deemed to be acting Outside of the Ordinary Course of Business, so long as such actions or omissions are reasonably designed to protect the health or welfare of the Company’s employees, directors, officers or agents or to meet legal requirements;

(b)    not, directly or indirectly, effect any of the following:

(i)    make any change in or amendment to its Organizational Documents, or authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding up of the Company or any Company Subsidiary (other than as contemplated in connection with the SFS Reorganization);

(ii)    other than (A) in the Ordinary Course of Business in connection with any Funding Indebtedness, or (B) in connection with the SFS Reorganization, form or establish a Subsidiary;

(iii)    (A) make, declare or pay any dividend or distribution to any equityholder (other than tax distributions to its members in accordance with its Organizational Documents and the distributions contemplated by Section 5.19), (B) effect any recapitalization, reclassification, split or other change in its capitalization or (C) authorize for issuance, issue, sell, transfer, pledge, encumber, dispose of or deliver any additional shares of its capital stock or securities convertible into or exchangeable for shares of its capital stock or voting interests, or issue, sell, transfer, pledge, encumber or grant any right, option or other commitment for the issuance of shares of its capital stock, or split, combine or reclassify any shares of its capital stock;

(iv)    amend, modify or consent to the termination of any Material Contract, except in the Ordinary Course of Business;

(v)    make, change or rescind any Tax election or, except as may be required by applicable Law or GAAP, make any material change in its financial or Tax accounting methods, principles or practices (or change an annual accounting period);

(vi)    grant any right, license, sublicense or covenant not to sue with respect to, or sell, assign, transfer or otherwise dispose of, any Owned IP, other than to grant non-exclusive licenses to any Owned IP in the Ordinary Course of Business;

(vii)    abandon, cancel, fail to maintain or prosecute, or permit to lapse or expire any Registered IP;

(viii)    (A) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof or Person, or (B) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization (other than the Transactions, including the SFS Reorganization);

(ix)    engage in any material new line of business;

(x)    (A) materially increase the aggregate cost of compensation and benefits provided to employees, directors or independent contractors of the Company or the Company Subsidiaries; (B) adopt, enter into, or amend any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters); or (C) terminate (other than for cause) any director or executive officer of the Company, or give notice of any such action; or (D) grant any equity or equity-based compensation awards;

(xi)    incur any Indebtedness or issue any warrants or other rights to acquire any Indebtedness, except (A) borrowings in the Ordinary Course of Business solely to fund the ongoing Business operations of the Company and the Company Subsidiaries (1) under the Existing Credit Facilities and (2) under any similar facility or similar facilities amending, increasing or replacing the Existing Credit Facilities (any such facility, a “Replacement Facility”); provided that no such Replacement Facility may be secured by any assets other than those that secured such Existing Credit Facilities, (B) intercompany Indebtedness in the Ordinary Course of Business among the Company and the Company Subsidiaries, (C)(1) to the extent not drawn upon and payments are not triggered thereby, letters of credit, bank guarantees, security or performance bonds or similar credit support instruments and (2) overdraft facilities or cash management programs, in each case issued, made and entered into in the Ordinary Course of Business, (D) hedging arrangements entered into in the Ordinary Course of Business, in each case, in compliance with the hedging strategy of the Company in effect on the date of this Agreement and not for speculative purposes (this subclause (D), “Permitted Hedging Arrangements”), (E) borrowings in the Ordinary Course of Business in connection with any funding arrangement with a lender, lenders or an indenture trustee, acting on behalf of noteholders, for the sole purpose of funding Servicing Advances (and related fees and expenses) that are secured solely by the right to be reimbursed for Servicing Advances made by the Company or any of the Company Subsidiaries under a Servicing Agreement under which financing advances are made to the Company or such Company Subsidiary based on such advance reimbursement rights and which, in each case, provides recourse solely to the Servicing Advances to which such advance reimbursement rights relate and not to the Company or such Company Subsidiary generally (other than with respect to customary “bad boy” remedies for breaches of representations and warranties and indemnities) (“Servicing Advance Funding Facilities”) or (F) unsecured senior notes issued by the Company or a Company Subsidiary in an aggregate principal amount for all such notes not to exceed $1,500,000,000;

(xii)    incur any Liens other than Permitted Liens; or

(xiii)    enter into any binding agreement or otherwise making a binding commitment to take any of the foregoing actions.

GHIV acknowledges and agrees that: (x) nothing contained in this Agreement, including the restrictions set forth in this Section 5.1, shall give GHIV, directly or indirectly, the right to control or direct the operations of SFS Corp., the Company or any Company Subsidiary prior to the Closing, and (y) prior to the Closing, SFS Corp., the Company and the Company Subsidiaries shall exercise, subject to the terms and conditions of this Agreement, including this Section 5.1, complete control and supervision over its operations.

Section 5.2    Conduct of Business by GHIV. GHIV agrees that, during the period commencing on the date of this Agreement and ending as of the earlier of the Closing and the termination of this Agreement in accordance with Article VIII, GHIV shall not, directly or indirectly, (a) take any action that would reasonably be likely to prevent or materially delay the consummation of the Transactions, or (b) take any of the following actions without the prior written consent of SFS Corp. and UWM LLC, which consent shall not be unreasonably withheld, conditioned or delayed: (i) incur any Indebtedness; or (ii) any action that would violate Section 5.1(b) if such actions were taken by the Company or any Company Subsidiary. Notwithstanding the foregoing, GHIV may issue shares of GHIV Class A Common Stock pursuant to the Subscription Agreements without the consent of the Company in accordance with the terms thereof. Neither GHIV nor any of its Affiliates or Representatives shall enter into any Contract with respect to any equity interest or other securities of GHIV or any of its Affiliates (including SFS Corp., UWM LLC, the Company or any Company Subsidiary) without the Company’s prior written consent, which may be granted or withheld in the Company’s sole discretion. Without limiting the generality of the foregoing, GHIV shall not make nor agree to any amendments, changes, modifications or waivers to any of the Subscription Agreements without the prior written consent of the Company, which consent may be granted or withheld in the Company’s sole discretion.

Section 5.3    Financial Statements and Related Information. As promptly as practicable following the date of this Agreement (but in any event no later than September 30, 2020), SFS Corp. shall provide to GHIV (a) the audited consolidated balance sheet of SFS Corp. as of December 31, 2017, December 31, 2018 and December 31, 2019, and the related audited consolidated statements of income and comprehensive loss, cash flows and stockholders’ equity of SFS Corp. for such years prepared in accordance with (i) GAAP applied on a consistent basis throughout the covered periods and (ii) Regulation S-X, each audited in accordance with the auditing standards of the PCAOB (collectively, the “PCAOB Audited Financials”) and (b) the unaudited consolidated balance sheet of SFS Corp., and the related unaudited consolidated statements of income and comprehensive loss, cash flows and stockholders’ equity, prepared in accordance with (i) GAAP applied on a consistent basis throughout the covered periods and (ii) Regulation S-X that have been reviewed by SFS Corp.’s independent auditor in accordance with PCAOB Auditing Standard 4105, for each fiscal quarter of SFS Corp. between January 1, 2020 and June 30, 2020 (and the comparable period in the prior year).

Section 5.4    Proxy Solicitation; Proxy Statement; Other Actions.

(a)    As promptly as practicable following the date of this Agreement, GHIV, SFS Corp. and the Company shall prepare, and GHIV shall file with the SEC, the proxy statement (as amended or supplemented from time to time, the “GHIV Proxy Statement”) to be sent to the GHIV Common Stockholders soliciting proxies from such GHIV Common Stockholders to obtain the GHIV Stockholder Approval at the Special Meeting, which shall comply as to form, in all material respects, with all applicable Federal Securities Laws. Each of SFS Corp. and the Company shall cause its officers and employees to be reasonably available to GHIV and its counsel in connection with the drafting of the GHIV Proxy Statement and responding in a timely manner to comments on the GHIV Proxy Statement from the SEC. Each of SFS Corp. and the Company agrees to promptly provide GHIV with all information concerning the Business and the management, operations and financial condition of UWM LLC, SFS Corp. and the Company, in each case, reasonably requested by GHIV for inclusion in the GHIV Proxy Statement. Without limiting the generality of the foregoing, SFS Corp. and the Company shall reasonably cooperate with GHIV in connection with GHIV’s preparation for inclusion in the GHIV Proxy Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to the extent such pro forma financial statements are required by Federal Securities Laws. GHIV, SFS Corp. and the Company each shall use their commercially reasonable efforts to cause the GHIV Proxy Statement to become cleared of all comments from the SEC as promptly as practicable. As promptly as practicable after the GHIV Proxy Statement is cleared of all comments from the SEC, GHIV shall use its commercially reasonable efforts to cause the GHIV Proxy Statement to be mailed to the GHIV Common Stockholders. SFS Corp., the Company and their legal counsel shall be given reasonable opportunity to review and comment on the GHIV Proxy Statement prior to the filing thereof with the SEC and GHIV shall give reasonable consideration to any such comments. GHIV shall promptly notify SFS Corp., the Company and their legal counsel upon the receipt of any comments received by GHIV or its legal counsel from the SEC or its staff with respect to the GHIV Proxy Statement, or any request from the SEC for amendments or supplements to the GHIV Proxy Statement, and shall promptly provide SFS Corp., the Company and their legal counsel with copies of all written correspondence between GHIV and its Representatives, on the one hand, and the SEC, on the other hand, or, if not in writing, a description of such communication. GHIV shall give SFS Corp., the Company and their legal counsel a reasonable opportunity to participate in preparing GHIV’s proposed response to comments received from the SEC or its staff and to promptly provide comments on any proposed response thereto, and GHIV shall give reasonable consideration to any such comments.

(b)    Each of GHIV and the Company will advise the other, promptly after it receives notice thereof, of the time when the GHIV Proxy Statement has cleared of all comments from the SEC or any supplement or amendment has been filed, of the issuance of any stop order, or of the suspension of the qualification of the GHIV Common Stock to be issued or issuable pursuant to this Agreement for offering or sale in any jurisdiction.

(c)    Subject to Section 5.4(d), GHIV, acting through the GHIV Board, shall include in the GHIV Proxy Statement the recommendation of the GHIV Board that the GHIV Common Stockholders vote in favor of each of the Transaction Proposals, as provided in Section 5.5 (such recommendation as to each Transaction Proposal, a “GHIV Board Recommendation”) and shall, consistent with the terms of this Agreement, otherwise use its commercially reasonable efforts to solicit proxies from its stockholders in favor of each of the Transaction Proposals. None of the GHIV Board or any committee thereof shall withdraw or modify, or propose publicly or by formal action of the GHIV Board to withdraw or modify, in a manner adverse to UWM LLC, SFS Corp. or the Company, any GHIV Board Recommendation.

(d)    Notwithstanding anything in this Section 5.4(d) to the contrary, if, at any time prior to obtaining the GHIV Stockholder Approval, the GHIV Board determines, in good faith, after consultation with its outside legal counsel and financial advisors, that a GHIV Intervening Event has occurred and that, as a result thereof, a failure to withdraw or modify a GHIV Board Recommendation would constitute a breach by the GHIV Board of its fiduciary obligations under applicable Law, then the GHIV Board may withdraw or modify such GHIV Board Recommendation; provided that GHIV shall not withdraw or modify such GHIV Board Recommendation unless (i) GHIV first delivers to SFS Corp. and the Company a written notice advising SFS Corp. and the Company that the GHIV Board proposes to take such action and containing the material facts underlying the GHIV Board’s determination that a GHIV Intervening Event has occurred and that a failure to withdraw or modify a GHIV Board Recommendation would constitute a breach by the GHIV Board of its fiduciary obligations under applicable Law (a “GHIV Intervening Event Notice”), and (ii) at or after 5:00 p.m. Eastern Time, on the fourth (4th) Business Day immediately following the day on which GHIV delivered the GHIV Intervening Event Notice (such period from the time the GHIV Intervening Event Notice is provided until 5:00 p.m. Eastern Time on the fourth (4th) Business Day immediately following the day on which GHIV delivered the GHIV Intervening Event Notice (it being understood that any material development with respect to a GHIV Intervening Event shall require a new notice, but with an additional three (3) Business Day (instead of four (4) Business Day) period from the date of such notice), the “GHIV Intervening Event Notice Period”), the GHIV Board reaffirms in good faith (after consultation with its outside legal counsel and financial advisors) that a failure to withdraw or modify such GHIV Board Recommendation would constitute a breach by the GHIV Board of its fiduciary obligations under applicable Law. If requested by SFS Corp. or the Company, GHIV shall, and shall use its reasonable best efforts to cause its Representatives to, during the GHIV Intervening Event Notice Period, engage in good faith negotiations with SFS Corp., the Company and their respective Representatives to make such adjustments in the terms and conditions of this Agreement so as to obviate the need for any withdrawal or modification of such GHIV Board Recommendation.

(e)    If, at any time prior to the Special Meeting, any event or circumstance should be discovered by GHIV which is required to be set forth in an amendment or a supplement to the GHIV Proxy Statement by the applicable requirements of the Federal Securities Laws, GHIV shall promptly inform SFS Corp. and the Company. All documents that GHIV is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material aspects with the applicable requirements of the Federal Securities Laws.

(f)    If, at any time prior to the Closing, any event or circumstance should be discovered by SFS Corp. or the Company which is required to be set forth in an amendment or a supplement to the GHIV Proxy Statement by the applicable requirements of the Federal Securities Laws, SFS Corp. and the Company (as applicable) shall promptly inform GHIV.

Section 5.5    GHIV Special Meeting. GHIV shall, as promptly as practicable after the date on which the GHIV Proxy Statement is cleared of all comments from the SEC, (a) establish the GHIV Record Date for, (b) give notice of and (c) convene and hold a special meeting of its stockholders (the “Special Meeting”) in accordance with the GHIV Organizational Documents and applicable Law, for the purposes of obtaining (i) approval of this Agreement, the Business Combination and the other Transactions (the “Business Combination Proposal”), (ii) approval of the issuance of shares of GHIV Class A Common Stock pursuant to the Subscription Agreements and shares of GHIV Class D Common Stock pursuant to Article II, if required under Nasdaq rules and regulations (the “Nasdaq Proposal”), (iii) adoption of the GHIV Second A&R Certificate of Incorporation

(the “Amendment Proposal”), (iv) approval of the adoption of the New Stock Incentive Plan (the “Incentive Plan Proposal”), (v) approval of any other proposals as reasonably agreed by GHIV and the Company to be necessary or appropriate in connection with the Transactions, and (vi) adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in clauses (i) through (vi), collectively, the “Transaction Proposals”). Notwithstanding anything to the contrary contained in this Agreement, GHIV shall be entitled to postpone or adjourn the Special Meeting (A) to ensure that any supplement or amendment to the GHIV Proxy Statement that the GHIV Board has determined in good faith is required by applicable Law be disclosed to GHIV Common Stockholders and for such supplement or amendment to be promptly disseminated to GHIV Common Stockholders prior to the Special Meeting, (B) if, as of the time for which the Special Meeting is originally scheduled (as set forth in the GHIV Proxy Statement), there are insufficient GHIV Common Stockholders to constitute a quorum necessary to conduct the business to be conducted at the Special Meeting, or (C) one or more times by no more than ten (10) Business Days in order to solicit additional proxies from GHIV Common Stockholders in favor of the adoption of the Transaction Proposals; provided, that in the event of a postponement or adjournment pursuant to clauses (A) or (B) above, the Special Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

Section 5.6    Access to Information. From time to time during the period commencing on the date of this Agreement and ending as of the earlier of the Closing and the termination of this Agreement in accordance with Article VIII, each of GHIV and the Company (each in such capacity, a “Disclosing Party”) shall (i) afford to the other Parties and their respective Representatives reasonable access, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of such Disclosing Party, to the officers, employees, agents, properties, offices and other facilities of the Disclosing Party and to the books and records thereof, and (ii) furnish promptly to the other Parties such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Disclosing Party as such other Party or its Representatives may reasonably request, in each case (A) subject to restrictions under applicable Law and any confidentiality obligations or similar restrictions that may be applicable to information furnished by third parties that may be in the possession of such Disclosing Party, and (B) except for any information that, in the good faith reasonable believe of the Disclosing Party, would result in the loss of attorney-client privilege or other privilege from disclosure. All information obtained by a Party pursuant to this Section 5.6 shall remain subject to the Nondisclosure Agreement prior to the Closing. No investigation pursuant to this Section 5.6 shall affect any representation or warranty in this Agreement of any Party or any condition to the obligations of any Party. Notwithstanding anything in this agreement to the contrary, each Party (and its Representatives) may consult any tax advisor regarding the tax treatment and tax structure of the Transactions and may disclose to any Person, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure.

Section 5.7    Commercially Reasonable Efforts; Required Regulatory Action.

(a)    Each of the Parties shall cooperate, and use its respective commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Transactions reasonably promptly after the date hereof, including providing any notices to any Person required in connection with the consummation of the Transactions, and obtaining any licenses, consents, waivers, approvals, authorizations, qualifications and Governmental Orders necessary to consummate the Transactions, including, for the avoidance of doubt, providing notice to, and/or obtaining the consent or prior approval of, the Governmental Authorities set forth on Schedule 3.5 of the Company Disclosure Schedule (each, a “Required Regulatory Action”), and to fulfill the conditions set forth in Article VI to the Parties’ obligations to consummate the Transactions; provided, that in no event shall any Party be required to pay any material fee, penalty or other consideration to obtain any license, Permit, consent, approval, authorization, qualification or waiver required under any Contract for the consummation of the Transactions (other than fees or expenses payable to the SEC in connection with the Transactions, including the GHIV Proxy Statement).

(b)    With respect to any Required Regulatory Action, without limiting the generality of the foregoing, each Party shall use its commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any Action, including any Action initiated by a Governmental Authority, and not withdraw a filing, or extend or consent to any extension of any applicable waiting period or enter into any agreement with a Governmental Authority to not consummate the Transactions, except with the prior written consent of the other Party; (ii) keep the other Parties promptly informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received from any other Person, in each case regarding any of the Transactions or a Required Regulatory Action; (iii) permit a Representative of the other Parties and their respective outside counsel to review any substantive communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority and to the extent permitted by such Governmental Authority, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, keep such Party promptly and reasonably apprised with respect thereto; and (v) permit the other Party to review in advance any proposed substantive written communications of any nature with a Governmental Authority in respect of any Required Regulatory Action, and consider any comments provided by the other Party in good faith, and provide the other Party with final copies thereof.

(c)    The Parties shall supply as promptly as reasonably practicable any additional information and documentary material that may be requested by a Governmental Authority pursuant to the foregoing (including a Required Regulatory Action) and to take all other actions necessary, proper or advisable to obtain any Required Regulatory Action as soon as practicable. No Party shall take any action that would reasonably be expected to adversely affect or materially delay obtaining any Required Regulatory Action. All filing fees and applicable Taxes in respect of any such filings made with a Governmental Authority in order to satisfy a Required Regulatory Action shall be paid by SFS Corp., UWM LLC, the Company or any of the Company Subsidiaries, as applicable.

Section 5.8    Publicity.

(a)    On the date of this Agreement, the Company and GHIV shall jointly issue a mutually agreeable press release announcing the execution of this Agreement, and GHIV shall prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement.

(b)    At least three (3) days prior to Closing, GHIV shall prepare, in consultation with the Company, a draft Current Report on Form 8-K in connection with and announcing the Closing, together with, or incorporating by reference, such information that is required to be disclosed with respect to the Transactions pursuant to Form 8-K (the “Closing Form 8-K”). Prior to the Closing, the Company and GHIV shall prepare a mutually agreeable press release announcing the consummation of the Transactions (“Closing Press Release”). Concurrently with the Closing, GHIV shall distribute the Closing Press Release, and as soon as practicable thereafter but in any event within four (4) Business Days after Closing, file the Closing Form 8-K with the SEC.

(c)    Without limitation to clauses (a) and (b) of this Section 5.8, none of the Parties shall and, each Party shall cause its Representatives not to, make or issue any public announcement or press release to the general public with respect to this Agreement or the Transactions without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that no such consent or prior notice shall be required in connection with any public announcement or press release the content of which is consistent with that of any prior or contemporaneous public announcement or press release by any Party in compliance with this Section 5.8. Notwithstanding anything else contained herein, nothing in this Section 5.8 shall limit any Party from: (a) making any announcements, statements or acknowledgments that such Party is required by applicable Law or the requirements of any national securities exchange to make, issue or release; provided, that, to the extent practicable, the Party making such announcement, statement or acknowledgment shall provide such announcement, statement or acknowledgment to the other Parties prior to release and consider in good faith any comments from such other Parties; (b) making internal announcements regarding this Agreement and the Transactions to its respective directors, officers, managers and employees without the consent of any other Party or making public statements regarding this Agreement and the Transactions containing information or events already publicly known other than as a result of a breach of this Section 5.8, or (c) communicating with third parties to the extent necessary for the purpose of seeking any third-party consent required in connection with the Transactions.

Section 5.9 Non-Solicitation.

(a)    During the period commencing on the date of this Agreement and ending as of the earlier of (i) termination of this Agreement in accordance with Article VIII, and (ii) the Closing, other than in connection with the Transactions, GHIV agrees that it shall not, and shall not authorize or (to the extent within its control) permit any of its directors, officers, employees, agents or Representatives acting on its behalf (including investment bankers, attorneys and accountants), to, directly or indirectly, (A) initiate, solicit, or knowingly facilitate the making of any offers or proposals related to, an Alternate Business Combination, (B) enter into, engage in or continue any discussions or negotiations with respect to an Alternate Business Combination with, or provide any non-public information, data or access to employees to, any Person that has made, or informs it that such Person is considering making, a proposal with respect to an Alternate Business Combination, (C) approve, endorse or recommend any Alternate Business Combination, or (D) enter into any agreement, letter of intent, memorandum of understanding, term sheet or other Contract relating to an Alternate Business Combination. GHIV shall promptly (and in no event later than twenty four (24) hours after becoming aware of such proposal, offer or request for information) notify the Company of any proposals, offers or requests for information made with respect to an Alternate Business Combination following GHIV’s awareness thereof and provide the Company a copy of such proposal, offer or request for information, if in writing. GHIV and its officers and directors shall, and shall instruct and cause its Representatives acting on its behalf to, immediately cease and terminate all discussions and negotiations with any Person that may be ongoing with respect to a possible Alternate Business Combination, other than with respect to the Transactions.

(b)    During the period commencing on the date of this Agreement and ending as of the earlier of (i) termination of this Agreement in accordance with Article VIII, and (ii) the Closing, other than in connection with the Transactions (including the SFS Reorganization) or as set forth on Schedule 5.9(b), each of UWM LLC, SFS Corp. and the Company agrees that it shall not, and shall cause the Company Subsidiaries not to, and shall not authorize or (to the extent within its control) permit any of their respective Representatives acting on their behalf (including investment bankers, attorneys and accountants) or on any Company Subsidiary’s behalf to, directly or indirectly, (A) initiate, solicit, or knowingly facilitate the making of any offers or proposals related to, an Acquisition Proposal, (B) enter into, engage in or continue any discussions or negotiations with respect to an Acquisition Proposal with, or provide any non-public information, data or access to employees to, any Person that has made, or informs it that such Person is considering making, an Acquisition Proposal, (C) approve, endorse or recommend any Acquisition Proposal, or (D) enter into any agreement, letter of intent, memorandum of understanding, term sheet or other Contract relating to an Acquisition Proposal. Each of UWM LLC, SFS Corp. and the Company shall promptly (and in no event later than twenty four (24) hours after becoming aware of such proposal, offer or request for information) notify GHIV of any proposals, offers or requests for information made with respect to an Acquisition Proposal following its awareness thereof and provide GHIV a copy of such proposal, offer or request for information, if in writing. Each of UWM LLC, SFS Corp. and the Company and their respective officers and directors shall, and shall instruct and cause their Representatives acting on their behalf to, immediately cease and terminate all discussions and negotiations with any Person that may be ongoing with respect to a possible Acquisition Proposal, other than with respect to the Transactions. Each of UWM LLC, SFS Corp. and the Company also agrees that within one Business Day of the execution of this Agreement, it shall request each Person (other than the Parties and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with such Person’s consideration of a Business Combination involving the Company to return or destroy all confidential information furnished to such Person by or on behalf of it or any of the Company Subsidiaries prior to the date hereof and terminate access to any physical or electronic data room maintained by it or on behalf of the Company or any of the Company Subsidiaries.

Section 5.10 Directors’ and Officers’ Indemnification.

(a)    From and after the Closing, GHIV shall, and shall cause UWM LLC, the Company and the Company Subsidiaries immediately following the Closing to, ensure that all rights to indemnification existing as of the date of this Agreement in favor of any director or officer who, at or prior to the Closing, was or is a director or officer of SFS Corp., the Company or any Company Subsidiary (collectively, with such individual’s heirs, executors or administrators, the “Indemnified Persons”) (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the Business) to the extent required by Law or as provided in the respective Organizational Documents of SFS Corp., the Company or any Company Subsidiary or the indemnification agreements set forth on Schedule 5.10 of the Company Disclosure Schedule (such indemnification agreements, the “D&O Indemnification Agreements”), shall survive and continue in full force and effect for a period of not less than six (6) years from the Closing Date and the D&O Indemnification Agreements and the provisions with respect to indemnification and limitations on liability set forth in such Organizational Documents shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights of the Indemnified Persons thereunder; provided, that in the event any claim or claims are asserted or made within such six (6) year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims.

(b)    From and after the Closing, GHIV shall, and shall cause UWM LLC, the Company and the Company Subsidiaries to, jointly and severally indemnify, defend and hold harmless, as set forth as of the date hereof in the Organizational Documents of SFS Corp., the Company and each Company Subsidiary and to the fullest extent permitted under applicable Law, all Indemnified Persons with respect to all acts and omissions arising out of such individuals’ services as officers, directors, employees or agents of SFS Corp., the Company and the Company Subsidiaries or as trustees or fiduciaries of any plan for the benefit of employees of SFS Corp., the Company and the Company Subsidiaries, occurring prior to the Closing, including the execution of this Agreement and the Transactions (whether such claims are asserted prior to, on or after the Closing). Without limitation of the foregoing, in the event any such Indemnified Person is or becomes involved, in any capacity, in any Action, proceeding or investigation in connection with any matter, including the Transactions, occurring prior to, on or after the Closing, GHIV, UWM LLC, the Company and the Company Subsidiaries, jointly and severally, from and after the Closing, shall pay, as incurred, such Indemnified Person’s legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. GHIV, UWM LLC, the Company and the Company Subsidiaries shall pay, within thirty (30) days after any request for advancement, all expenses, including attorneys’ fees, which may be incurred by any Indemnified Person in enforcing this Section 5.10 or any Action involving an Indemnified Person resulting from the Transactions subject to an undertaking by such Indemnified Person to return such advancement if such Indemnified Person is ultimately determined to not be entitled to indemnification hereunder.

(c)    In the event any of GHIV or, after the Closing, UWM LLC, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person, or (ii) transfers all or substantially all of its properties or assets to any Person, then, and in each case, proper provision shall be made so that the successors and assigns of GHIV or UWM LLC, as the case may be, honor the indemnification and other obligations set forth in this Section 5.10.

(d)    The obligations of GHIV, UWM LLC, the Company and the Company Subsidiaries under this Section 5.10 shall survive the Closing and shall not be terminated or modified in such a manner as to affect adversely any Indemnified Person to whom this Section 5.10 applies without the written consent of such affected Indemnified Person (it being expressly agreed that the Indemnified Persons to whom this Section 5.10 applies shall be third-party beneficiaries of this Section 5.10, each of whom may enforce the provisions of this Section 5.10).

(e)    Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any applicable Law, Contract or otherwise, including pursuant to any policy that is or has been in existence with respect to SFS Corp., the Company and the Company Subsidiaries or any of their directors or officers, it being understood and agreed that the indemnification provided for in this Section 5.10 is not prior to or in substitution for any such claims.

Section 5.11 Trust Account.

(a)    During the period commencing on the date of this Agreement and ending as of the earlier of the Closing and the termination of this Agreement in accordance with Article VIII, GHIV shall not amend the Trust Agreement, make any other agreement related to the Trust Account, or make any distribution of amounts held in the Trust Account except in accordance with the Trust Agreement and the GHIV Organizational Documents. Upon satisfaction or waiver of the conditions set forth in Article VI and provision of notice thereof to the Trustee (which notice GHIV shall provide to the Trustee in accordance with the terms of the Trust Agreement), (a) in accordance with and pursuant to the Trust Agreement, at the Closing, GHIV shall (i) cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (ii) use reasonable commercial efforts to cause the Trustee to (A) pay as and when due all amounts payable to GHIV Common Stockholders who shall have previously validly elected to redeem their shares of GHIV Class A Common Stock pursuant to the GHIV Organizational Documents, and (B) immediately thereafter, pay all remaining amounts then available in the Trust Account in accordance with this Agreement and the Trust Agreement, and (b) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

(b)    For and in consideration of GHIV entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, SFS Corp., the Company and UWM LLC agree that, notwithstanding any other provision contained in this Agreement, SFS Corp., the Company, UWM LLC and the Company Subsidiaries do not now have, and shall not at any time prior to the Closing have, any claim to, or make any claim against, the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between, SFS Corp., the Company, UWM LLC or the Company Subsidiaries, on the one hand, and GHIV, on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability. Notwithstanding any other provision contained in this Agreement, each of SFS Corp., the Company and UWM LLC hereby irrevocably waives any right, title, interest or claim it (or any Company Subsidiary) may have, now or in the future in or to the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, contracts or agreements with GHIV, and will not seek recourse against the Trust Account for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit or limit SFS Corp., the Company, UWM LLC or the Company Subsidiaries from (i) pursuing a claim against GHIV pursuant to this Agreement for specific performance or other equitable relief in connection with the Transactions or (ii) pursuing any claims that SFS Corp., the Company, UWM LLC or the Company Subsidiaries may have against GHIV’s assets or funds that are not held in the Trust Account. In the event that SFS Corp., the Company, UWM LLC or any Company Subsidiary commences any Action based upon, in connection with, relating to or arising out of any matter relating to GHIV, which Action seeks, in whole or in part, relief against the Trust Account in violation of the foregoing, GHIV shall be entitled to recover from SFS Corp., the Company, UWM LLC or the Company Subsidiaries the associated legal fees and costs in connection with any such Action, in the event GHIV prevails in such Action.

Section 5.12 Tax Matters.

(a)    Allocation of Taxes for Straddle Periods. For any Straddle Period, Taxes shall be treated as attributable to the Pre-Closing Tax Period in an amount equal to: (i) in the case of any gross receipts, income Taxes or similar Taxes, the portion of such Taxes allocable to the portion of the Straddle Period ending on or before the Closing Date, as determined on the basis of the deemed closing of the books and records of the Company at the end of the Closing Date and (ii) in the case of any Taxes other than gross receipts, income Taxes, or similar Taxes, the Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period from the beginning of the Straddle Period through and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period.

(b)    Cooperation; Tax Proceedings. Each of the Parties shall furnish or cause to be furnished to the other Parties, as promptly as practicable, such information and assistance reasonably requested relating to UWM LLC, the Company and the Company Subsidiaries as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other filings relating to Tax matters, for the preparation for any Tax audit and for the prosecution or defense of any suit or other proceeding relating to Tax matters. Such information and assistance shall be provided at the expense of the requesting Party. GHIV shall control any audit or other suit or proceeding of or with respect to the income Taxes of the Company for a Pre-Closing Tax Period (a “Tax Matter”). Any other Tax audit or other suit or proceeding shall be subject to the terms of the UWM A&R LLCA. GHIV shall promptly notify SFS Corp. upon learning of the initiation of any Tax Matter or any other inquiries, claims, or assessments relating to Taxes of any Pre-Closing Tax Period, and SFS Corp. shall promptly notify GHIV upon learning of the initiation of any Tax Matter or any other inquiries, claims, or assessments relating to Taxes of any Pre-Closing Tax Period. GHIV shall (i) keep SFS Corp. reasonably well informed with respect to the commencement, status and nature of any such Tax Matter, (ii) allow SFS Corp. to participate in any such proceeding, and (iii) allow SFS Corp. to make comments regarding the conduct of or positions taken in any such proceeding and (iv) shall not settle any such Tax Matter without the consent of SFS Corp. (such consent not to be unreasonably withheld, conditioned or delayed).

(c)    Tax Returns.

(i)    UWM LLC, the Company and the Company Subsidiaries shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by or with respect to them that are due on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date (taking into account any extensions). Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law). UWM LLC, the Company and the Company Subsidiaries shall provide GHIV with a copy of each such Tax Return at least ten (10) days prior to the date on which such Tax Return is due (taking into account applicable extensions) for GHIV’s review and shall consider any comments provided by GHIV to such Tax Return in good faith.

(ii)    GHIV shall prepare and timely file, or cause to be prepared and timely filed, all non-income Tax Returns required to be filed by or with respect to UWM LLC, the Company and the Company Subsidiaries after the Closing Date with respect to a Pre-Closing Tax Period, including any Straddle Period.

(iii)    SFS Corp. or its applicable Affiliate shall prepare and timely file, or cause to be prepared and timely filed, all income Tax Returns required to be filed by or with respect to UWM LLC, the Company or any Company Subsidiary after the Closing Date with respect to a Pre-Closing Tax Period ending on or before the Closing Date and shall timely pay, or cause to be timely paid, all income Taxes that are due and payable by or with respect to the Company or any Company Subsidiary after the Closing Date with respect to Pre-Closing Tax Periods. SFS Corp. shall provide the Company with a copy of each such Tax Return at least thirty (30) days prior to the date on which such Tax Return is due (taking into account applicable extensions) for the Company’s review and shall not file any such Tax Return without the consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed).

(d)    Transfer Taxes. Notwithstanding anything to the contrary contained herein, GHIV shall pay, or cause to be paid, all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions. UWM LLC shall, at its own expense, file, or cause to be filed, all necessary Tax Returns with respect to all such Taxes (to the extent permitted by applicable Law). For the avoidance of doubt, such Taxes shall not include Taxes imposed on or with respect to income (however denominated) or gain of any of the Parties.

(e)    Tax Treatment of the Transaction. The Parties agree and acknowledge that, for U.S. federal income Tax purposes and applicable state and local Tax purposes, (i) the UWM LLC Formation and SFS Reorganization shall be disregarded for federal income Tax purposes, (ii) the GHIV Contribution shall be treated as (A) the contribution by GHIV of capital in an amount of cash equal to the Closing Cash Consideration to UWM LLC, and (B) the contribution by SFS Corp. of all assets and liabilities of the Company to UWM LLC, in the case of each of (A) and (B), in exchange for partnership interests in UWM LLC in a transaction in which UWM LLC is converted from a disregarded entity to a partnership in accordance with Situation 2 under Revenue Ruling 99-5 and qualifying under Section 721(a) of the Code, and (iii) subject to the terms and conditions of Section 2.5, the receipt by SFS Corp. of UWM Class B Common Units pursuant to Section 2.5 of this Agreement, if applicable, shall be treated as the receipt of a partnership interest in exchange for the contribution of property under Section 721(a) of the Code. Unless otherwise required by a “determination” as defined in Section 1313(a) of the Code, the Parties further agree to file all U.S. federal, state, local and non-U.S. Tax Returns consistent with this Section  5.12(e) and shall not take any action before or after the Closing that is inconsistent with the foregoing treatment.

Section 5.13 Notification of Certain Matters. Each Party shall provide the other Parties with prompt written notice upon becoming aware of any event, fact or circumstance that would reasonably be expected to cause any of such Party’s conditions set forth in Article VI not to be satisfied. No such notice shall constitute an acknowledgment or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached. No notice pursuant to this Section 5.13 shall affect any representation or warranty in this Agreement of any Party or any condition to the obligations of any Party.

Section 5.14 New Stock Incentive Plan. The Parties shall cooperate to establish the New Stock Incentive Plan to be effective at the Closing, which shall provide for an aggregate share reserve thereunder (the “Equity Pool”) equal to five percent (5%) of the shares of GHIV Class A Common Stock on a Fully Diluted Basis. GHIV shall include a proposal in the GHIV Proxy Statement to approve the New Stock Incentive Plan.

Section 5.15 Nasdaq Matters. Prior to the Closing, GHIV shall apply for a mutually agreed upon new ticker symbol with the Nasdaq Stock Market that reflects the name “UWM Corporation” contingent on obtaining GHIV Required Stockholder Approval. GHIV shall use its reasonable best efforts to take all actions necessary to maintain its listing on Nasdaq. On or prior to the Closing, if GHIV receives any written notice from Nasdaq that GHIV has failed to meet the Nasdaq listing requirements as of the Closing for any reason, then GHIV shall provide prompt written notice to UWM LLC, including a copy of any written notice received from Nasdaq.

Section 5.16 Reorganization. Prior to the Closing, UWM LLC and SFS Corp. shall undertake the SFS Reorganization; provided that UWM LLC and SFS Corp. shall consult in good faith with GHIV, provide GHIV an opportunity to review and comment on SFS Reorganization Documents, and take into account all reasonable comments made by GHIV with respect to such SFS Reorganization Documents.

Section 5.17 GHIV Stock Redemption. At the Closing, GHIV shall use its commercially reasonable efforts to cause the Trustee to pay as and when due all amounts payable to eligible holders of GHIV Class A Common Stock who shall have validly elected to participate in the GHIV Stock Redemption, if any (and who have not rescinded such election), pursuant to the GHIV Organizational Documents and the Trust Agreement. Neither GHIV nor any Subsidiary or Representative of GHIV shall settle or agree to settle any such stockholder litigation or consent to the same without the prior written consent of SFS Corp., such consent not to be unreasonably withheld, conditioned or delayed.

Section 5.18 Stockholder Litigation. In the event that any stockholder litigation related to this Agreement, any Ancillary Agreement or the Transactions is brought, or, to the knowledge of GHIV, threatened in writing, against GHIV or the members of its board of directors prior to the Closing, GHIV shall promptly notify the other Parties of any such stockholder litigation and shall keep the other Parties reasonably informed with respect to the status thereof. Each of the Parties shall reasonably cooperate with the other in the defense or settlement of any such litigation, and each of the Parties shall give the other Parties the opportunity to consult with it regarding the defense and settlement of any such litigation and shall consider in good faith the advice of the other Parties with respect to any such litigation.

Section 5.19 Permitted Distributions. Notwithstanding anything herein to the contrary, prior to the Reference Time, the Company shall be permitted to make one or more distributions to SFS Corp. (or, following the Contribution, to UWM LLC for further distribution by UWM LLC to SFS Corp.), of all cash and cash equivalents held by the Company and its Subsidiaries; provided, that following any such distributions and after the payment of all Transaction Expenses incurred by SFS Corp., UWM LLC, the Company and the Company Subsidiaries, Closing Cash shall be equal to or greater than the Closing Cash Target as of the Reference Time.

Section 5.20 Section 16 Matters. Prior to the Closing, the GHIV Board, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 of the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of UWM Class B Common Units and shares of GHIV Class D Common Stock pursuant to this Agreement and the other agreements contemplated hereby, by any person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of GHIV following the Closing shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

Section 5.21 Insider Letters. Pursuant to those certain letter agreements, dated as of January 23, 2020 (collectively, the “Insider Letters”), entered into by and between GHIV and each of Alec Gores, Mark Stone, Andrew McBride, Randall Bort, Jeffrey Rea, William Patton (collectively, the “Insiders”) and the Sponsor, the Insiders and the Sponsor agreed to vote all of the shares of the capital stock of GHIV they hold to approve the Transaction Proposals at the Special Meeting (the “Approval Requirement”) and not to redeem such shares in connection with the Transactions (the “Non-Redemption Requirement”). GHIV hereby agrees to enforce the terms and conditions of the Insider Letters, including the Approval Requirement and the Non-Redemption Requirement, in connection with the consummation of the Transactions.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1 Conditions to Obligations of all Parties. The obligations of GHIV, UWM LLC, SFS Corp. and the Company to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such Parties:

(a)    No Governmental Order. There shall not be in force any Governmental Order or Law enjoining or prohibiting the consummation of the Transactions.

(b)    Requisite Votes. The GHIV Required Stockholder Approval shall have been obtained.

(c)    SFS Reorganization. The SFS Reorganization shall have been completed.

(d)    Certificate of Incorporation. The GHIV Second A&R Certificate of Incorporation shall have been filed with the Secretary of State of the State of Delaware and the GHIV A&R Bylaws shall have been adopted.

(e)    Consents. The consents, approvals and authorizations required to be obtained to consummate the Transactions set forth on Schedule 6.1(e) of the Company Disclosure Schedule shall have been obtained.

Section 6.2 Conditions to Obligations of GHIV. The obligations of GHIV to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by GHIV:

(a)    Representations and Warranties. Each of the representations and warranties of SFS Corp., UWM LLC and the Company contained in (i) Section 3.1 (Organization and Authority) (other than the last sentence of Section 3.1(a)), Section 3.2 (Authorization and Enforceability), Section 3.4 (Subsidiaries), Section 3.6 (Capitalization), and Section 3.24 (Brokers Fees), in each case, shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), (ii) Section 3.19(b) (No Company Material Adverse Event) shall be true and connect in all respects as of the Closing Date as though made on and as of the Closing Date, and (iii) contained in Article III (other than those representations and warranties described in Section 6.2(a)(i) and Section 6.2(a)(ii)) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, as it relates to such representations and warranties contained in Article III (other than those representations and warranties described in Section 6.2(a)(i) and Section 6.2(a)(ii)), where the failure to be true and correct would not have a Company Material Adverse Effect.

(b)    Performance of Obligations. Each of SFS Corp. and the Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c)    Officer’s Certificate. SFS Corp. shall have delivered to GHIV a certificate signed on behalf of SFS Corp. by an authorized officer of SFS Corp. to the effect that the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(d) as they relate to SFS Corp. and the Company have been satisfied.

(d)    No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.

(e)    Closing Deliverables. UWM LLC shall have delivered to GHIV the Closing deliverables set forth in Section 2.3(a).

Section 6.3 Conditions to Obligations of UWM LLC, SFS Corp. and the Company. The obligations of UWM LLC, SFS Corp. and the Company to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by SFS Corp.:

(a)    Representations and Warranties. The representations and warranties of GHIV contained in Article IV shall be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” or any similar limitation set forth therein) in all respects as of the Closing Date, as though made on and as of the Closing Date (except to the extent that any such representation and warranty is made of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failure of such representations and warranties to be true and correct would not have a GHIV Material Adverse Effect.

(b)    Performance of Obligations. GHIV shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c)    Officer’s Certificate. GHIV shall have delivered to SFS Corp. a certificate signed on behalf of GHIV by an authorized officer of GHIV to the effect that the conditions set forth in Section 6.3(a), Section 6.3(b) and Section 6.3(d) as they relate to GHIV have been satisfied.

(d)    No GHIV Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a GHIV Material Adverse Effect.

(e)    Minimum Cash Balance. After giving effect to the GHIV Stock Redemption, if any, the Available Cash shall equal or exceed the Minimum Cash Balance.

(f)    Closing Deliverables. GHIV shall have delivered to UWM LLC the Closing deliverables set forth in Section 2.3(b).

Section 6.4 Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Article VI to be satisfied to excuse such Party’s obligation to effect the Closing if such failure was caused by such Party’s breach of a covenant, agreement, representation or warranty of this Agreement by such Party.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the Transactions abandoned:

(a)    by written consent of GHIV, SFS Corp. and UWM LLC;

(b)    by written notice from GHIV to the Company if there has been a breach of any representation, warranty, covenant or other agreement made by SFS Corp., UWM LLC or the Company in this Agreement, or any such representation and warranty shall have become untrue or inaccurate after the date of this Agreement, in each case which breach, untruth or inaccuracy (i) would cause Section 6.2(a) or Section 6.2(b) not to be satisfied at the Closing Date (a “Terminating Company Breach”), and (ii) shall not have been cured within thirty (30) days after written notice from GHIV to the Company of such Terminating Company Breach, or which breach, untruth or inaccuracy, by its nature, cannot be cured prior to the Outside Date; provided, that GHIV has not waived such Terminating Company Breach and GHIV is not then in breach of any representation, warranty, covenant or agreement such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied;

(c)    by written notice from SFS Corp. and UWM LLC to GHIV if there has been a breach of any representation, warranty, covenant or other agreement made by GHIV in this Agreement, or any such representation and warranty shall have become untrue or inaccurate after the date of this Agreement, in each case which breach, untruth or inaccuracy (i) would cause Section 6.3(a) or Section 6.3(b) not to be satisfied as of the Closing Date (a “Terminating GHIV Breach”), and (ii) shall not have been cured within thirty (30) days after written notice from SFS Corp. of such Terminating GHIV Breach is delivered to GHIV, or which breach, untruth or inaccuracy, by its nature, cannot be cured prior to the Outside Date; provided, that the Company has not waived such Terminating GHIV Breach and the Company is not then in breach of any representation, warranty, covenant or agreement such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied;

(d)    by written notice from (i) SFS Corp. and UWM LLC or (ii) GHIV, if the Closing has not occurred on or prior to March 31, 2021 (the “Outside Date”); provided that the Outside Date shall automatically be extended without any further action by any Party until June 30, 2021 if (A) the GHIV Proxy Statement shall not have been mailed to the GHIV Common Stockholders by GHIV prior to February 1, 2021 or (B) the consents, approvals and authorizations required to be obtained to consummate the Transactions set forth on Schedule 6.1(e) of the Company Disclosure Schedule shall not have been obtained by March 31, 2021; provided, further, that this Agreement may not be terminated under this Section 7.1(d) by or on behalf of any Party that is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the primary cause of the failure of a condition set forth in Article VI to be satisfied on or prior to the Outside Date;

(e)    by written notice from either (i) SFS Corp. and UWM LLC or (ii) GHIV, if this Agreement shall fail to receive GHIV Required Stockholder Approval at the Special Meeting (subject to any adjournment or recess of the meeting);

(f)    by written notice from either (i) SFS Corp. and UWM LLC or (ii) GHIV, if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order, which has become final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions; and

(g)    by written notice from SFS Corp. and UWM LLC if the Available Cash would be less than the Minimum Cash Balance immediately following Closing.

Section 7.2 Effect of Termination. Except as set forth in this Section 7.2 or Section 8.14, in the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors or shareholders, other than liability of any Party for any fraud or intentional and willful breach of this Agreement by such Party occurring prior to such termination. The provisions Section 5.11 (Trust Account), this Section 7.2, Section 8.8 (No Third-Party Beneficiaries), Section 8.9 (Governing Law), Section 8.10 (Jurisdiction), Section 8.11 (Waiver of Trial by Jury), Section 8.13 (Fees and Expenses) and Section 8.1 (Non Survival of Representations, Warranties and Agreements) (collectively, the “Surviving Provisions”) and the Nondisclosure Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions that are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Non Survival of Representations, Warranties and Agreements. The representations, warranties, agreements and covenants in this Agreement shall terminate at the Closing, except that (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing shall survive the Closing as provided therein and then only with respect to any breaches occurring after the Closing, (b) the covenants and agreements in Sections 2.4, 2.5, 5.8, 5.10, 5.12 and 5.18 shall survive the Closing for such time as provided in such Sections, and (c) this Article VIII shall survive the Closing indefinitely. Effective as of the Closing, there are no remedies available to the Parties with respect to any breach of the representations, warranties, covenants or agreements of the parties to this Agreement, except, with respect to those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Closing, the remedies that may be available under Section 8.14.

Section 8.2 Modification or Amendment. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the shareholders of any of the Parties shall not restrict the ability of the board of directors (or comparable body) of any of the parties to terminate this Agreement in accordance with Section 7.1 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 8.2.

Section 8.3 Extension; Waiver. GHIV may (on behalf of itself) and the Company may (on behalf of itself, UWM LLC or SFS Corp.), at any time prior to the Closing, by action taken by its board of directors (or comparable body) or officers thereunto duly authorized: (a) extend the time for the performance of any of the obligations or other acts of the other Parties; (b) to the extent permitted by Law, waive any inaccuracies in the representations and warranties contained herein by any other Party or in any document, certificate or writing delivered pursuant hereto by such other Party; or (c) waive compliance with any of the terms or conditions of this

Agreement or agree to an amendment or modification to this Agreement in the manner contemplated by Section 8.2 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement. The failure or delay of any Party to this Agreement to exercise any of its rights under this Agreement shall impair such right or be construed as a waiver by such Party of such right.

Section 8.4 Notices. To be valid for purposes hereof, any notice, request, demand, waiver, consent, approval or other communication (any of the foregoing, a “Notice”) that is required or permitted hereunder shall be in writing. A Notice shall be deemed given only as follows: (a) on the date delivered personally or by email; (b) three (3) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or (c) one (1) Business Day following deposit with a nationally recognized overnight courier service for next day delivery, charges prepaid, and, in each case, addressed to the intended recipient as set forth below:

(a)	If to GHIV:

Gores Holdings IV, Inc.

9800 Wilshire Blvd.

Beverly Hills, CA 90212

Attention: Mark Stone

E-mail: mstone@gores.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

201 Redwood Shores Parkway

Redwood Shores, CA 94065

Attention:	Kyle C. Krpata

James R. Griffin

Email: kyle.krpata@weil.com / james.griffin@weil.com

(b)	If to SFS Corp., UWM LLC or (prior to the Closing) the Company:

585 South Blvd E.

Pontiac, Michigan 48341

Attention:	Matthew Roslin
E-mail:	mroslin@uwm.com

with a copy (which shall not constitute notice) to:

Greenberg Traurig, P.A.

333 SE 2nd Ave., Suite 4400

Miami, Florida 33131

Attention:	Alan I. Annex, Esq.
E-mail:	annexa@gtlaw.com

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by providing Notice to the other Parties.

Section 8.5 Entire Agreement. This Agreement (including the Disclosure Schedules and Exhibits and Schedules hereto) and the Ancillary Agreements constitute the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist among the Parties, except as expressly set forth in this Agreement or the Ancillary Agreements.

Section 8.6 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 8.6 shall be null and void ab initio. Notwithstanding the foregoing, SFS Corp. may (a) following the Closing, assign this Agreement or any part hereof to any acquirer of the equity or all or substantially all of the assets of SFS Corp. or any of its Affiliates (whether such sale is structured as a sale of stock, a sale of assets, a merger or otherwise) and (b) assign its rights, in whole or in part, to receive the Contingency Consideration to any Person or Persons.

Section 8.7 Counterparts. This Agreement may be executed in multiple counterparts, each of which when executed and delivered shall thereby be deemed to be an original and all of which taken together shall constitute one and the same instrument. Any Party may deliver signed counterparts of this Agreement to the other Parties by means of facsimile, portable document format (.PDF) signature or electronic transmission.

Section 8.8 No Third-Party Beneficiaries. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing, in the event the Closing occurs, the present and former officers and directors of the Company (and their successors, heirs and Representatives) are intended third-party beneficiaries of, and may enforce, Section 5.10.

Section 8.9 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 8.10 Jurisdiction. In any action or proceeding arising out of or relating to this Agreement or any of the Transactions: (a) each of the Parties hereby irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware); (b) each of the Parties irrevocably waives and agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (c) each of the Parties agrees that it will not bring any such action in any court other than the Court of Chancery of the State of Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case the United States District Court for the District of Delaware).

Section 8.11 WAIVER OF TRIAL BY JURY. TO THE EXTENT PERMITTED BY LAW, EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES (AND SHALL CAUSE ITS SUBSIDIARIES AND AFFILIATES TO WAIVE) THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY IN CONNECTION HEREWITH. EACH PARTY ACKNOWLEDGES THAT (A) THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE OTHER PARTIES TO ENTER INTO THIS AGREEMENT, AND (B) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER.

Section 8.12 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 8.13 Fees and Expenses. Except as otherwise provided in this Agreement, each Party shall bear its own expenses incurred in connection with this Agreement and the Transactions, whether or not the Transactions are consummated, including all fees of its legal counsel, financial advisers and accountants; provided, that UWM LLC or the Company shall be liable for and pay all Transaction Expenses of UWM LLC, SFS Corp. and the Company accruing prior to and through the Closing and all such Transaction Expenses shall be paid or provided for prior to the calculation of Closing Cash as of the Reference Time; provided, further, that the Transaction Expenses of GHIV shall not exceed $36,000,000. If this Agreement is terminated in accordance with Article VII, then SFS Corp. shall reimburse GHIV for all reasonable and documented Transaction Expenses relating to printing, filing and mailing the GHIV Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the GHIV Proxy Statement.

Section 8.14 Specific Performance. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any Party does not perform its obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Transactions) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, each without proof of damages, prior to the valid termination of this Agreement in accordance with Section 7.1, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it shall not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.14 shall not be required to provide any bond or other security in connection with any such injunction.

Section 8.15 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as Parties, and then only with respect to the specific obligations set forth herein with respect to such party. Except to the extent a named party to this Agreement (and then only to the extent of the specific obligations undertaken by such named party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of SFS Corp., the Company, UWM LLC or GHIV under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have each executed and delivered this Agreement as of the day and year first above written.

GORES HOLDINGS IV, INC.

By:	/s/ Mark Stone
	Name:	Mark Stone
	Title:	Chief Executive Officer and President

[Signature Page to Business Combination Agreement]

UNITED SHORE FINANCIAL SERVICES, LLC

By:	/s/ Mathew lshbia
Name: Mathew lshbia
Title: Manager

UWM HOLDINGS, LLC

By:	/s/ Mathew lshbia
Name: Mathew lshbia
Title: Manager

SFS HOLDING CORP.

By:	/s/ Mathew lshbia
Name: Mathew lshbia
Title: President

[Signature Page to Business Combination Agreement]

EXHIBIT A

GHIV Second A&R Certificate of Incorporation

[Attached as Annex B to this Proxy Statement]

EXHIBIT B

GHIV A&R Bylaws

[Attached as Annex C to this Proxy Statement]

EXHIBIT C

UWM A&R LLCA

EXHIBIT C

FINAL FORM

FIRST AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

UWM HOLDINGS, LLC

a Delaware limited liability company

Dated as of [●]

THE SECURITIES REPRESENTED BY THIS FIRST AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH SECURITIES MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN.

Exhibits
Exhibit A	–	Form of Joinder Agreement
Exhibit B	–	Form of Unit Certificate
Exhibit C	–	Officers
Exhibit D	–	Notice of Exchange

FIRST AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

UWM HOLDINGS, LLC

This FIRST AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (together with the Exhibits and Schedules attached hereto and as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), of UWM Holdings, LLC, a Delaware limited liability company (the “Company”), is entered into effective as of [●], by its Members (as defined below) and UWM Corporation, a Delaware corporation formerly known as “Gores Holdings IV, Inc.” (together with its successors and permitted assigns, the “Corporation”).

RECITALS

Capitalized terms used in these recitals without definition have the meanings set forth in Article I.

WHEREAS, the Company was formed as a Delaware limited liability company pursuant to and in accordance with the Delaware Act by the filing of the initial Certificate of Formation of the Company with the Secretary of State of the State of Delaware on September 18, 2020, and the entering into of the Limited Liability Company Agreement of the Company by SFS Holding Corp. (“SFS”), as the sole member of the Company, effective as of such date (the “Original Agreement”);

WHEREAS, pursuant to the Business Combination Agreement, dated as of September 22, 2020, by and among the Corporation, United Shore Financial Services, LLC, a Michigan limited liability company now known as “United Wholesale Mortgage, LLC”, SFS and the Company (the “BCA”), SFS and the Corporation are required to enter into this Agreement to provide for, among other things, the authorization of the Class A Common Units, the Class B Common Units and the Class C Common Units, the issuance to the Corporation of the Class A Common Units and the issuance to SFS of a number of Class B Common Units equal to the Equity Interest Consideration (as defined in the BCA); and

WHEREAS, the Members desire to amend and restate the Original Agreement as provided herein below, and the Members and the Corporation desire to enter into this Agreement and continue the Company as a limited liability company under the Delaware Act.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members and the Corporation, intending to be legally bound, hereby agree as follows:

ARTICLE I

Definitions

The following definitions shall be applied to the terms used in this Agreement for all purposes, unless otherwise clearly indicated to the contrary.

“Additional Member” has the meaning set forth in Section 12.02.

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(i) Credit to such Capital Account any amounts that such Member is deemed to be obligated to restore pursuant to the penultimate sentence in Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(ii) Debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Admission Date” has the meaning set forth in Section 10.06.

“Affiliate” (and, with a correlative meaning, “Affiliated”) means, with respect to a specified Person, each other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. As used in this definition and the definition of Majority Member, “control” (including with correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of voting securities or by contract or otherwise).

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Appraisers” has the meaning set forth in Section 15.02.

“Assignee” means a Person to whom a Company Interest has been Transferred in accordance with this Agreement but who has not been admitted as a Member pursuant to Article XII.

“Base Rate” means, on any date, a variable rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large U.S. money center banks.

“BCA” has the meaning set forth in the recitals to this Agreement.

“Book Value” means with respect to any property (other than money), such property’s adjusted basis for U.S. federal income tax purposes, except as follows:

(i) the initial Book Value of any such property contributed by a Member to the Company shall be the gross fair market value of such property, as reasonably determined by the Manager;

(ii) the Book Values of all such properties shall be adjusted to equal their respective gross fair market values (taking Section 7701(g) of the Code into account), as reasonably determined by the Manager, at the time of any Revaluation pursuant to Section 5.01(c);

(iii) the Book Value of any item of such properties distributed to any Member shall be adjusted to equal the gross fair market value (taking Section 7701(g) of the Code into account) of such property on the date of Distribution as reasonably determined by the Manager; and

(iv) the Book Values of such properties shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such properties pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (vi) of the definition of “Net Income” and “Net Loss” or Section 5.03(a)(vi); provided, however, that Book Values shall not be adjusted pursuant to this subparagraph (iv) to the extent that an adjustment pursuant to subparagraph (ii) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv). If the Book Value of such property has been determined or adjusted pursuant to subparagraph (i), (ii) or (iv), such Book Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Net Income and Net Loss.

“Business Combination” means the business combination transaction set forth in the BCA.

“Business Combination Date Capital Account Balance” means, with respect to any Member, the positive Capital Account balance of such Member as of immediately following the Business Combination, the amount or deemed value of which is set forth on the Schedule of Members.

“Business Day” means any day except a Saturday, a Sunday or a day on which the SEC or banks in the City of New York, the State of Delaware or the State of Michigan are authorized or required by Law to be closed.

“Capital Account” means the capital account established and maintained for each Member pursuant to Section 5.01.

“Capital Contribution” means, with respect to any Member, the amount of money and the initial Book Value of any property (other than money) contributed to the Company.

“Cash Exchange Payment” means an amount in U.S. dollars equal to the product of (a) the number of applicable Paired Interests multiplied by, (b) the sale price of Class A Common Stock in a private sale or the price to the public of Class A Common Stock in a public offering as set forth in Section 11.01.

“Certificate” means the initial Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware in accordance with the Delaware Act, as such Certificate of Formation has been or may be amended or amended and restated from time to time in accordance with the Delaware Act.

“Change of Control Transaction” means (a) a transaction in which a Person or Group acquires beneficial ownership of more than fifty percent (50%) of the outstanding Units, other than a transaction pursuant to which the holders of beneficial ownership of Units immediately prior to the transaction beneficially own, directly or indirectly, more than fifty percent (50%) of the Units or the equity of any successor, surviving entity or direct or indirect parent of the Company, in either case, immediately following the transaction or (b) a transaction in which the Company issues Units representing more than fifty percent (50%) of the then outstanding Units, in either case, whether by merger, other business combination or otherwise.

“Class A Common Stock” means shares of Class A Common Stock of the Corporation.

“Class A Common Units” means the Units designated as “Class A Common” Units pursuant to this Agreement.

“Class B Common Stock” means shares of Class B Common Stock of the Corporation.

“Class B Common Units” means the Units designated as “Class B Common” Units pursuant to this Agreement.

“Class C Common Stock” means shares of Class C Common Stock of the Corporation.

“Class C Common Units” means Units designated as “Class C Common” Units pursuant to this Agreement.

“Class C Paired Interest” means one Class C Common Unit (or other Unit into which such Class C Common Unit shall have been converted or exchange in accordance with this Agreement after the execution and delivery of this Agreement), together with one share of Class C Common Stock, subject adjustment pursuant to Section 11.03(a).

“Class D Common Stock” means shares of Class D Common Stock of the Corporation.

“Class D Paired Interest” means one Class B Common Unit (or other Unit into which such Class B Common Unit shall have been converted or exchanged in accordance with this Agreement after the execution and delivery of this Agreement), together with one share of Class D Common Stock, subject adjustment pursuant to Section 11.03(b).

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Common Stock” means the Class A Common Stock, the Class B Common Stock, the Class C Common Stock and the Class D Common Stock, collectively.

“Common Units” means the Units that are designated as “Common” Units pursuant to this Agreement and includes the Class A Common Units, the Class B Common Units and the Class C Common Units.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Interest” means, with respect to any Member or Assignee, such Member’s or Assignee’s, as applicable, entire limited liability company interest in the Company, including such Member’s or Assignee’s, as applicable, share of the profits and losses of the Company and such Member’s or Assignee’s right to receive Distributions of the Company’s assets.

“Company Minimum Gain” means “partnership minimum gain,” as defined in Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

“Corporate Charter” means the Amended and Restated Certificate of Incorporation of the Corporation, as the same may be amended or amended from time to time in accordance with applicable Law.

“Corporate Offer” has the meaning set forth in Section 11.04(a).

“Corporation” has the meaning set forth in the recitals to this Agreement, together with its successors and permitted assigns.

“Delaware Act” means the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101 et seq., as it may be amended from time to time, and any successor thereto.

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Book Value of an asset differs from its adjusted basis for U.S. federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount that bears the same ratio to such beginning Book Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for U.S. federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Book Value using any reasonable method selected by the Manager.

“Deliverable Common Stock” means (i) with respect to Class C Paired Interests, Class A Common Stock and (ii) with respect to Class D Paired Interests, Class B Common Stock.

“Disregarded Shares” has the meaning set forth in Section 3.03(a).

“Distribution” means each distribution made by the Company to a Member with respect to such Member’s Units, whether in cash, property or securities of the Company and whether by liquidating distribution or otherwise; provided, however, that none of the following shall be a Distribution: (a) any recapitalization that does not result in the distribution of cash or property to Members or any exchange of securities of the Company, and any dividend or subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units; or (b) any other payment made by the Company to a Member that is not properly treated as a “distribution” for purposes of Section 731, 732, or 733 or other applicable provisions of the Code.

“D&O Indemnitee” has the meaning set forth in Section 6.09(d).

“Economic Common Stock” means shares of Class A Common Stock and Class B Common Stock.

“Encumbrance” means any security interest, pledge, mortgage, lien or other material encumbrance, except for restrictions arising under applicable securities Laws.

“Equity Plan” means any option, stock, unit, stock unit, appreciation right, phantom equity or other equity or equity-based compensation plan, program, agreement or arrangement, in each case now or hereafter adopted by the Corporation.

“Equity Securities” means (a) Units or other equity interests in the Company or any Subsidiary of the Company (including other classes or series thereof having such relative rights, powers and duties as may from time to time be established by the Manager pursuant to the provisions of this Agreement, including rights, powers and/or duties senior to existing classes and series of Units and other equity interests in the Company or any Subsidiary of the Company), (b) other securities or interests (including evidences of indebtedness) convertible or exchangeable into Units or other equity interests in the Company or any Subsidiary of the Company, and (c) warrants, options or other rights to purchase or otherwise acquire Units or other equity interests in the Company or any Subsidiary of the Company.

“Event of Withdrawal” means the bankruptcy (as set forth in Sections 18-101(1) and Section 18-304 of the Delaware Act) or dissolution of a Member or the occurrence of any other event that terminates the continued membership of a Member in the Company. “Event of Withdrawal” shall not include an event that (a) terminates the existence of a Member for income tax purposes (including (i) a change in entity classification of a Member under Treasury Regulation Section 301.7701-3, (ii) a sale of assets by, or liquidation of, a Member pursuant to an election under Section 336 or 338 of the Code or (iii) merger, severance, or allocation within a trust or among sub-trusts of a trust that is a Member) but that (b) does not terminate the existence of such Member under applicable state Law (or, in the case of a trust that is a Member, does not terminate the trusteeship of the fiduciaries under such trust with respect to all the Company Interests of such trust that is a Member).

“Exchange” has the meaning set forth in Section 11.01.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.

Any reference herein to a specific section, rule or regulation of the Exchange Act shall be deemed to include any corresponding provisions of future Law.

“Exchange Agent” has the meaning set forth in Section 11.02(a).

“Exchange Date” means the second Business Day immediately following the receipt of the Notice of Exchange by the Corporation, unless otherwise set forth in the applicable Notice of Exchange, as permitted under Section 11.02(b).

“Exchange Rate” means (a) with respect to Class C Paired Interests, the number of shares of Class A Common Stock for which one Class C Paired Interest is entitled to be Exchanged or (b) with respect to Class D Paired Interests, the number of shares of Class B Common Stock for which one Class D Paired Interest is entitled to be Exchanged. On the date of this Agreement, the Exchange Rate for the purposes of the Class C Paired Interests and Class D Paired Interests shall be one (1), subject to adjustment pursuant to Section 11.03 of this Agreement.

“Exchanging Holder” means a Holder effecting an Exchange pursuant to this Agreement.

“Fair Market Value” means, with respect to any asset, its fair market value determined according to Article XV.

“Family Member” has the meaning set forth in Section 10.02.

“Fiscal Year” means the Company’s annual accounting period established pursuant to Section 8.02.

“Group” means any group of Persons formed for the purpose of acquiring, holding, voting or disposing of Units, including groups of Persons that would be required if the Company is subject to Section 13, 14 or 15(d) of the Exchange Act, Section 13(d) of the Exchange Act to file a statement on Schedule 13D with the SEC as a “person” within the meaning of Section 13(d)(3) of the Exchange Act.

“Highest Member Tax Amount” means the Member receiving the greatest proportionate allocation of taxable income attributable to its ownership of the Company in the applicable tax period (or portion thereof) (including as a result of the application of Section 704(c) of the Code or otherwise), and calculated by multiplying (x) the aggregate taxable income allocated to such Member (excluding the tax consequences resulting from any adjustment under Sections 743(b) and 734(b) of the Code in such applicable taxable period (or portion thereof), by (y) the Tax Rate.

“Holder” means SFS and any other Member holding Units and shares of Class C Common Stock or Class D Common Stock, other than the Corporation.

“Imputed Underpayment Amount” has the meaning set forth in Section 9.01(b).

“Indemnified Person” has the meaning set forth in Section 6.09(a).

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended from time to time.

“Joinder” means a joinder to this Agreement, in form and substance substantially similar to Exhibit A to this Agreement.

“Law” means all laws, statutes, ordinances, rules and regulations of the United States, any foreign country and each state, commonwealth, city, county, municipality, regulatory or self-regulatory body, agency or other political subdivision thereof.

“Majority Members” means the Members (which, for the avoidance of doubt, may include the entity that is also the Manager in its capacity as a Member) holding a majority of the Voting Units then outstanding.

“Manager” means the Corporation as the sole “manager” of the Company, and includes any successor thereto designated pursuant to Section 6.04, in its capacity as a manager of the Company. The Manager shall be, and hereby is, designated as a “manager” within the meaning of Section 18-101(10) of the Delaware Act.

“Member” means, as of any date of determination, (a) each Person admitted as a member of the Company pursuant to Section 3.01 and (b) any Person admitted to the Company as a Substituted Member or Additional Member in accordance with Article XII, in each case, in such Person’s capacity as a member of the Company and only so long as such Person is shown on the Company’s books and records, including the Schedule of Members, as the owner of one or more Units.

“Member Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” in Treasury Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” means an amount with respect to each “partner nonrecourse debt” (as defined in Treasury Regulation Section 1.704-2(b)(4)) equal to the Company Minimum Gain that would result if such partner nonrecourse debt were treated as a nonrecourse liability (as defined in Treasury Regulation Section 1.752-1(a)(2)) determined in accordance with Treasury Regulation Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” in Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Net Income” and “Net Loss” mean, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for such Fiscal Year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments (without duplication):

(i) any income of the Company that is exempt from U.S. federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of “Net Income” and “Net Loss” shall be added to such taxable income or loss;

(ii) any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) of the Code expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income and Net Loss pursuant to this definition of “Net Income” and “Net Loss,” shall be treated as deductible items;

(iii) in the event the Book Value of any Company asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of “Book Value,” the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Book Value of the asset) or an item of loss (if the adjustment decreases the Book Value of the asset) from the disposition of such asset and shall be taken into account, immediately prior to the event giving rise to such adjustment, for purposes of computing Net Income or Net Loss;

(iv) gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Book Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

(v) in lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year, computed in accordance with the definition of Depreciation;

(vi) to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a Distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Net Income or Net Loss; and

(vii) notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Sections 5.03 and 5.04 shall not be taken into account in computing Net Income and Net Loss.

The amounts of the items of Company income, gain, loss, or deduction available to be specially allocated pursuant to Sections 5.03 and 5.04 shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi) above.

“Non-Economic Common Stock” means shares of Class C Common Stock and Class D Common Stock.

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

“Notice” has the meaning set forth in Section 16.05.

“Notice of Exchange” has the meaning set forth in Section 11.02(a).

“Officer” has the meaning set forth in Section 6.07(b).

“Original Agreement” has the meaning set forth in the recitals to this Agreement.

“Other Agreements” has the meaning set forth in Section 10.04.

“Paired Interest” means one Class C Paired Interest or one Class D Paired Interest, as applicable.

“Partnership Audit Provisions” means Title XI, Section 1101, of the Bipartisan Budget Act of 2015, P.L. 114-74 (together with any subsequent amendments thereto, Treasury Regulations promulgated thereunder, and published administrative interpretations thereof, and any comparable provisions of state or local tax law).

“Percentage Interest” means, with respect to any Member, a fractional amount, expressed as a percentage: (a) the numerator of which is the aggregate number of Common Units owned of record thereby and (b) the denominator of which is the aggregate number of Common Units issued and outstanding. The sum of the outstanding Percentage Interests of all Members shall at all times equal one hundred present (100%).

“Partnership Representative” has the meaning set forth in Section 9.01.

“Permitted Transfer” has the meaning set forth in Section 10.02.

“Person” means any individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Pro rata,” “pro rata portion,” “according to their interests,” “ratably,” “proportionately,” “proportional,” “in proportion to,” “based on the number of Units held,” “based upon the percentage of Units held,” “based upon the number of Units outstanding, and other terms with similar meanings, when used in the context of a number of Units relative to other Units, means as amongst an individual class or series of Units, pro rata based upon the number of such Units within such class or series of Units.

“Revaluation” has the meaning set forth in Section 5.01(c).

“Schedule of Members” has the meaning set forth in Section 3.01(b).

“SEC” means the U.S. Securities and Exchange Commission, including any governmental body or agency succeeding to the functions thereof.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provisions of future Law.

“SFS” has the meaning set forth in the recitals to this Agreement.

“SFS Equityholder” means a direct or indirect holder of equity of SFS.

“Share Exchange” has the meaning set forth in Section 11.01(b).

“Share Settlement” means a number of (a) shares of Class B Common Stock equal to the number of Class B Common Units constituting Exchanged Units or (b) shares of Class A Common Stock equal to the number of Class C Common Units constituting Exchanged Units, as applicable.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, limited partnership, partnership, trust or other entity with respect to which such Person has the power, directly or indirectly through one or more intermediaries, to vote or direct the voting of sufficient securities or interests to elect a majority of the directors or management committee or similar governing body or entity. For purposes hereof, references to a “Subsidiary” of the Company shall be given effect only at such times that the Company has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.

“Substituted Member” has the meaning set forth in Section 12.01.

“Tax Amount” means the Highest Member Tax Amount divided by the Percentage Interest of the Member described in the definition of “Highest Member Tax Amount”.

“Tax Distribution” means a distribution made by the Company pursuant to Section 4.01(e)(i) or Section 4.01(e)(iii) or a distribution made by the Company pursuant to another provision of Section 4.01 but designated as a Tax Distribution pursuant to Section 4.01(e)(ii).

“Tax Distribution Amount” means, with respect to a Member’s Units, whichever of the following applies with respect to the applicable Tax Distribution, in each case in amount not less than zero:

(i) With respect to a Tax Distribution pursuant to Section 4.01(e)(i), the excess, if any, of (A) such Member’s required annualized income installment for such estimated payment date under Section 6655(e) of the Code, assuming that (x) such Member is a corporation (which assumption, for the avoidance of doubt, shall not affect the determination of the Tax Rate), (y) Section 6655(e)(2)(C)(ii) is in effect and (z) such Member’s only income is from the Company, which amount shall be calculated based on the projections believed by the Manager in good faith to be, reasonable projections of the product of (1) the Tax Amount and (2) such Member’s Percentage Interest over (B) the aggregate amount of Tax Distributions designated by the Company pursuant to Section 4.01(e)(ii) with respect to such Units since the date of the previous Tax Distribution pursuant to Section 4.01(e)(i) (or if no such Tax Distribution was required to be made, the date such Tax Distribution would have been made pursuant to Section 4.01(e)(i)).

(ii) With respect to the designation of an amount as a Tax Distribution pursuant to Section 4.01(e)(ii), the product of (x) the Tax Amount projected, in the good faith belief of the Manager, during the period since the date of the previous Tax Distribution (or, if more recent, the date that the previous Tax Distribution pursuant to Section 4.01(e)(i) would have been made or, in the case of the first Distribution pursuant to Section 4.01(b), the date of this Agreement) and (y) such Member’s Percentage Interest.

(iii) With respect to an entire Fiscal Year to be calculated for purposes of Section 4.01(e)(iii), the excess, if any, of (A) the product of (x) the Tax Amount for the relevant Fiscal Year and (y) such Member’s Percentage Interest, over (B) the aggregate amount of Tax Distributions (other than Tax Distributions under Section 4.01(e)(iii) with respect to a prior Fiscal Year) with respect to such Units made with respect to such Fiscal Year.

“Tax Rate” means the highest marginal federal, state and local tax rate for an individual or corporation that is resident in Michigan, New York City or California (whichever is higher) applicable to ordinary income, qualified dividend income or capital gains, as appropriate, taking into account the holding period of the assets disposed of and the year in which the taxable net income is recognized by the Company, and taking into account the deductibility of state and local income taxes as applicable at the time for U.S. federal income tax purposes and any limitations thereon including pursuant to Section 68 of the Code or Section 164 of the Code, which Tax Rate shall be the same for all Members.

“Tax Receivable Agreement” means the Tax Receivable Agreement by and between SFS and the Corporation.

“Taxable Year” means the Company’s Fiscal Year as set forth in Section 8.02, which, where the context requires, may include a portion of a Taxable Year established by the Company to the extent permitted or required by Section 706 of the Code.

“Trading Day” means a day on which the principal securities exchange on which the Class A Common Stock is traded or quoted is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transfer” (and, with correlative meanings, “Transferring” and “Transferred”) means any sale, assignment, transfer, distribution or other disposition thereof, or other conveyance, creation, incurrence or assumption of a legal or beneficial interest therein, or a participation or Encumbrance therein, or creation of a short position in any such security or any other action or position otherwise reducing risk related to ownership through hedging or other derivative instrument, whether directly or indirectly, whether voluntarily or by operation of Law, whether in a single transaction or series of related transactions and whether to a single Person or Group (whether directly or indirectly, whether with or without consideration and whether voluntarily or involuntarily or by operation of Law), of (a) any interest (legal or beneficial) in any Equity Securities or (b) any equity or other interest (legal or beneficial) in any Member if substantially all of the assets of such Member consist solely of Units.

“Treasury Regulations” mean the regulations promulgated under the Code, as amended from time to time.

“Unit” means a Unit of Company Interest as established pursuant to Section 3.02; provided, however, that any class or series of Units issued shall provide the members of the Company holding such Units with the relative rights, powers and duties in respect of such Units set forth in this Agreement, and the relative rights, powers and duties of the members of the Company holding such class or series of Units, in respect of such Units, shall be determined in accordance with such relative rights, powers and duties. The members of the Company holding Units in a particular class or series of Units shall be treated as a class or series of Members in respect of the relative rights, powers and duties associated with such class or series of Units.

“Unit Certificate” has the meaning set forth in Section 3.05(c).

“Unvested Corporate Shares” means shares of restricted Class A Common Stock issued pursuant to an Equity Plan that are not vested pursuant to the terms thereof or any award or similar agreement relating thereto.

“Vested Corporate Shares” means the shares of Class A Common Stock issued pursuant to an Equity Plan that are vested pursuant to the terms thereof or any award or similar agreement relating thereto.

“Voting Units” means (a) the Common Units and (b) any other class or group of Units designated as “Voting Units” pursuant to this Agreement, the Members holding which are entitled to vote on any matter presented to the Members generally under this Agreement for approval; provided that (i) no vote by the Members holding Voting Units shall have the power to override any action taken by the Manager (unless the prior approval of the Members holding such Voting Units is required for such action), or to remove or replace the Manager, (ii) the Members, in such capacity, have no ability to take part in the conduct or control of the Company’s business, and (iii) notwithstanding any vote by Members under this Agreement, the Manager shall retain exclusive management power over the business and affairs of the Company in accordance with Section 6.01(a).

“Withholding Advances” has the meaning set forth in Section 5.05(b).

ARTICLE II

Organizational Matters

SECTION 2.01. Formation of Company.

(a) Russell Schneider is hereby designated as an “authorized person” within the meaning of the Delaware Act and has executed, delivered and filed the initial Certificate of Formation of the Company with the Secretary of State of the State of Delaware on September 18, 2020. Upon the filing of the initial Certificate of Formation of the Company with the Secretary of State of the State of Delaware on the Formation Date, his or her powers as an “authorized person” ceased and the Manager and each Officer thereupon became designated as an “authorized person” within the meaning of the Delaware Act, and each shall continue as a designated “authorized person” within the meaning of the Delaware Act.

(b) The Company, and the Manager and any Officer, for, in the name of and on behalf of the Company, may perform under and consummate the transactions contemplated by the BCA, and all documents, agreements, certificates or instruments contemplated thereby or related thereto, all without any further act, vote, approval or consent of any Member or any other Person notwithstanding anything in this Agreement to the contrary or, to the fullest extent permitted by applicable Law, the Delaware Act or other applicable Law. The foregoing authorization shall not be deemed a restriction on the Manager or any Officer to enter into any agreements on behalf of the Company otherwise permitted by this Agreement.

SECTION 2.02. Name. The name of the Company shall be “UWM Holdings, LLC”. The Manager in its sole discretion may change the name of the Company at any time and from time to time, which name change shall be effective upon the filing of a Certificate of Amendment of the Certificate of Formation of the Company or an Amended and Restated Certificate of Formation of the Company with the Secretary of State of the State of Delaware and shall not require an amendment to this Agreement. Notification of any such change shall be given to all of the Members and, to the extent practicable, to all of the holders of any Equity Securities of the Company then outstanding. The Company’s business may be conducted under its name and/or any other name or names deemed advisable by the Manager.

SECTION 2.03. Purpose. The purpose of the Company shall be to engage in any lawful act or activity for which limited liability companies may be organized under the Delaware Act, and engaging in any and all activities necessary or incidental to the foregoing.

SECTION 2.04. Principal Office; Registered Agent. The principal office of the Company shall be at [•], or such other place as the Manager may from time to time designate. The initial registered agent for service of process on the Company in the State of Delaware, and the address of such agent, shall be c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, New Castle County, Delaware, 19808. The Manager may from time to time change the Company’s registered agent, and the address of such agent, in the State of Delaware, which change in registered agent and address shall be effective upon the filing of a Certificate of Amendment of the Certificate of Formation of the Company or an Amended and Restated Certificate of Formation of the Company with the Secretary of State of the State of Delaware and shall not require an amendment to this Agreement.

SECTION 2.05. Term. The term of the Company commenced upon the Formation Date and shall continue in existence until termination of the Company in accordance with the provisions of Section 14.04 and the Delaware Act.

SECTION 2.06. No State-Law Partnership. The Members intend that the Company not be a partnership (including a limited partnership or a limited liability partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member by virtue of this Agreement, for any purposes other than as set forth in the last three sentences of this Section 2.06, and neither this Agreement nor any other document entered into by the Company or any Member relating to the subject matter hereof shall be construed to suggest otherwise. The Members intend that the Company shall be treated as a partnership for U.S. federal and, if applicable, state or local income tax purposes. Each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such tax treatment. The Manager shall not take any action that could reasonably be expected to cause the Company to be treated as a corporation for U.S. federal and, if applicable, state and local income tax purposes.

ARTICLE III

Members; Units; Capitalization

SECTION 3.01. Members.

(a) SFS was, upon its execution of a counterpart signature page to the Original Agreement, admitted as a member of the Company effective as of the time of the filing of the initial Certificate of Formation of the Company with the Secretary of State of the State of Delaware, continues to be a member of the Company as of the execution and delivery of this Agreement and shall be listed on the Schedule of Members as of the execution and delivery of this Agreement. The Corporation shall, upon its execution of a counterpart signature page to this Agreement, automatically be admitted as a member of the Company effective as of the execution and delivery of this Agreement and shall be listed on the Schedule of Members as of the execution and delivery of this Agreement.

(b) Each Member is deemed to have made a Capital Contribution to the Company in consideration of the issuance of the number of Units set forth opposite such Member’s name on the Schedule of Members.

(c) The Company shall maintain a schedule of Members setting forth: (i) the name and address of each Member; (ii) the aggregate number of outstanding Units and the number and class or series of outstanding Units held by each Member; (iii) the aggregate amount of cash and non-cash Capital Contributions that have been made by each Member with respect to such Member’s Units; (iv) the Fair Market Value of any property other than cash contributed by each Member with respect to such Member’s Units (including, if applicable, a description and the amount of any liability assumed by the Company or to which contributed property is subject); and (v) the aggregate amount by which the Manager has adjusted such Member’s Capital Contributions pursuant to the second sentence of the definition thereof (such schedule, the “Schedule of Members”). To the fullest extent permitted by the Delaware Act or other applicable Law and subject to Sections 3.03, 3.04, 3.09 and 3.10, (A) the Schedule of Members shall be the definitive record of the outstanding Units, the ownership of each outstanding Unit and all relevant information with respect to each Member, (B) any reference in this Agreement to the Schedule of Members shall be deemed a reference to the Schedule of Members as amended, updated or amended and restated and as in effect from time to time, and (C) Company shall be entitled to recognize the exclusive right of a Person registered on the Schedule of Members as the owner of the outstanding Units shown on the Schedule of Members for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Units on the part of any other Person, whether or not it shall have express or other notice thereof.

(d) Upon any change in the number or ownership of outstanding Units or a change in Members (whether upon an issuance of Units, a conversion of Units into a different number of Units, a reclassification, subdivision, combination or cancellation of Units, a Transfer of Units, a repurchase or redemption or an exchange of Units, a resignation of a Member or otherwise), in each case, in accordance with this Agreement, (i) the Schedule of Members shall automatically be deemed (notwithstanding the failure of the Officers to take the action described in clause (ii) below) to be amended or updated to reflect such change, and (ii) the Officers shall promptly amend, update or amend and restate the Schedule of Members to reflect such change, all without further act, vote, approval or consent of the Manager, Members or any other Person notwithstanding anything in this Agreement to the contrary or, to the fullest extent permitted by applicable Law, the Delaware Act or any other applicable Law.

(e) No Member shall be required or, except as approved by the Manager pursuant to Section 6.01 and in accordance with the other provisions of this Agreement, permitted to loan any money or property to the Company or borrow any money or property from the Company.

SECTION 3.02. Units.

(a) Each Company Interest shall be represented by “Units”. The Units are comprised solely of Common Units.

(b) Common Units.

(i) The Class A Common Units shall be Common Units issued and held solely by the Corporation and are hereby designated as “Voting Units.” [●] Common Units shall be authorized for issuance by the Company as Class A Common Units.

(ii) The Class B Common Units shall be Common Units issued and held solely by SFS, shall, along with the shares of Class D Common Stock held in tandem with the Class B Common Units, be entitled to shares of Class B Common Stock in Share Settlement and are hereby designated as “Voting Units.” [●] Common Units shall be authorized for issuance by the Company as Class B Common Units.

(iii) The Class C Common Units shall be Common Units issued and held solely by Members other than the Corporation and SFS, shall, along with the shares of Class C Common Stock held in tandem with the Class C Common Units, be entitled to shares of Class A Common Stock in Share Settlement and are hereby designated as “Voting Units.” [●] Common Units shall be authorized for issuance by the Company as Class C Common Units.

SECTION 3.03. Automatic Conversion of Units.

(a) The Company, the Corporation, the Manager, the Members and any other any other Person that is a party to or is otherwise bound by this Agreement hereby acknowledges and agrees that it is the intention of this Article III to maintain at all times a one-to-one ratio between (i) the number of outstanding Class A Common Units held by the Corporation and (ii) the number of outstanding shares of Economic Common Stock, disregarding, for purposes of maintaining such one-to-one ratio, (A) Unvested Corporate Shares, (B) treasury shares of the Corporation, (C) non-economic voting shares of the Corporation, such as shares Non-Economic Common Stock, and (D) shares of preferred stock or other debt or equity securities (including warrants, options or rights) issued by the Corporation that are convertible into or exercisable or exchangeable for shares of Economic Common Stock (except to the extent the net proceeds from such other securities, including any exercise or purchase price payable upon conversion, exercise or exchange thereof, have been contributed by the Corporation to the equity capital of the Company) (clauses (A), (B), (C) and (D), collectively, the “Disregarded Shares”). In the event the Corporation issues shares of Economic Common Stock, transfers or delivers from treasury shares of Economic Common Stock or repurchases or redeems shares of Economic Common Stock, the Company and the Corporation shall undertake all necessary actions (including payments of appropriate consideration by the Corporation to the Company for the issuance to the Corporation of Class A Common Units), such that, after giving effect to all such issuances, transfers or deliveries, repurchases or redemptions, the number of outstanding Class A Common Units owned by the Corporation shall equal, on a one-for-one basis, the number of outstanding shares of Economic Common Stock, disregarding, for purposes of maintaining such one-to-one ratio, the Disregarded Shares.

(b) In the event that the Corporation shall effect a reclassification, subdivision, combination or cancellation of outstanding shares of Economic Common Stock (including a subdivision effected by the Corporation declaring and paying a dividend of Economic Common Stock on outstanding shares of Economic Common Stock), then the number of outstanding Class A Common Units shall automatically be reclassified, subdivided, combined or cancelled in the same manner such that, after giving effect to such reclassification, subdivision, combination or cancellation, the number of outstanding Class A Common

Units owned by the Corporation shall equal, on a one-for-one basis, the number of outstanding shares of Economic Common Stock, disregarding for such purposes, the Disregarded Shares, all without further act, vote, approval or consent of the Manager, the Members or any other Person notwithstanding anything in this Agreement to the contrary or, to the fullest extent permitted by applicable Law, the Delaware Act or any other applicable Law.

(c) In the event that the Corporation shall issue additional shares of Economic Common Stock, or transfer or deliver from treasury additional shares of Economic Common Stock (including shares issued in respect of preferred stock or other debt or equity securities that are convertible into or exercised for shares of Common Stock), in each case, for cash or other consideration (other than pursuant to Article XI of this Agreement), then the Corporation shall contribute such consideration to the Company as a Capital Contribution and the Company shall issue a number of Class A Common Units to the Corporation that is equal to the number of shares of Economic Common Stock so issued, transferred or delivered, all without further act, vote, approval or consent of the Manager, the Members or any other Person notwithstanding anything in this Agreement to the contrary or, to the fullest extent permitted by applicable Law, the Delaware Act or any other applicable Law.

(d) In the event the Corporation issues shares of preferred stock, transfers or delivers from treasury shares of preferred stock or repurchases or redeems shares of the Corporation’s preferred stock, the Company and the Corporation shall undertake all actions, if requested or directed by the Manager, such that, after giving effect to all such issuances, transfers, deliveries, repurchases or redemptions, the Corporation holds (in the case of any issuance, transfer or delivery) or ceases to hold (in the case of any repurchase or redemption) Units in the Company which (in the good faith determination by the Manager) are in the aggregate substantially equivalent in all respects to the outstanding shares of preferred stock of the Corporation so issued, transferred, delivered, repurchased or redeemed.

(e) The Company shall not undertake any subdivision (by any Class A Common Unit split, Class A Common Unit distribution, reclassification, recapitalization or similar event) or combination (by reverse Class A Common Unit split, reclassification, recapitalization or similar event) of outstanding Class A Common Units owned by the Corporation that is not accompanied by an identical reclassification, subdivision, combination or cancellation of outstanding shares of Economic Common Stock in order to maintain at all times a one-to-one ratio between (i) the number of Class A Common Units owned by the Corporation and (ii) the shares of Economic Common Stock, disregarding for such purpose, the Disregarded Shares, unless such reclassification, subdivision, combination or cancellation is necessary to maintain at all times a one-to-one ratio between the number of Class A Common Units owned by the Corporation and the shares of Economic Common Stock, disregarding for such purpose, the Disregarded Shares.

(f) Notwithstanding anything in this Agreement to the contrary, the Company, and the Manager, for, in the name of and on behalf of the Company, shall only be permitted to issue additional Units or other Equity Securities in the Company to the Persons and on the terms and conditions provided for in this Section 3.03, Section 3.09 and Section 3.10. This Section 3.03(f) shall not restrict the Company from causing a Subsidiary of the Company to issue Equity Securities of such Subsidiary.

SECTION 3.04. Repurchase or Redemption of Shares of Economic Common Stock. If, at any time, any outstanding shares of Economic Common Stock are repurchased or redeemed (whether by exercise of a put or call, automatically or by means of another arrangement) by the Corporation for cash, then a corresponding number of Class A Common Units held by the Corporation shall automatically be redeemed for cash at an aggregate redemption price equal to the aggregate purchase or redemption price of the shares of Economic Common Stock being repurchased or redeemed by the Corporation (plus any expenses related thereto) and upon such other terms as are the same for the shares of Economic Common Stock being repurchased or redeemed by the Corporation, all without further act, vote, approval or consent of the Members or any other Person notwithstanding anything in this Agreement to the contrary or, to the fullest extent permitted by applicable Law, the Delaware Act or other applicable Law, and the Corporation shall surrender any certificates representing the Class A Common Units so redeemed to the Company duly endorsed in blank. Notwithstanding anything in this

Agreement to the contrary, the Company shall not make any repurchase or redemption if such repurchase or redemption would violate any applicable Law or the Manager otherwise has notified the Corporation that the Company does not have funds available for such repurchase or redemption.

SECTION 3.05. Certificates Representing Units; Lost, Stolen or Destroyed Certificates; Registration and Transfer of Units.

(a) Units shall not be certificated unless otherwise determined by the Manager. If the Manager determines that one or more class or series of Units shall be certificated, each such certificate shall be signed by or in the name of the Company, by the [Chief Executive Officer] or any other officer designated by the Manager and represent the number of the class or series of Units held by such holder. Except with respect to each Unit elected to be treated as a “security” as provided in Section 3.05(b), such certificate shall be in such form (and shall contain such legends) as the Manager may determine. Any or all of such signatures on any certificate representing one or more Units may be a facsimile, engraved or printed, to the fullest extent permitted by applicable Law. The Manager agrees that it shall not elect to treat any class or series of Unit that is “certificated” pursuant to this Section 3.05(a) as a “security” within the meaning of Article 8 of the Uniform Commercial Code of any applicable jurisdiction unless thereafter all Units of such class or series of Units then outstanding are represented by one or more certificates.

(b) If any class or series of Units are “certificated” pursuant to Section 3.05(a), the Manager may elect to treat each Unit as a “security” within the meaning of, and governed by (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware, and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995 and the Company shall have “opted-in” to such provisions for the purposes of the Uniform Commercial Code. The Units shall not be considered a “security” for any other purpose unless otherwise expressly provided in this Agreement.

(c) If the Manager authorizes the Company to issue “certificates” with respect to a class or series of Units pursuant to Section 3.05(a) and elects to treat such class or series of Units as “securities” as provided in Section 3.05(b), then the Company shall maintain books for the purpose of registering the transfer of such class a series of Units (which books and records may be the Schedule of Members) and, notwithstanding anything in this Agreement to the contrary, the transfer of any Unit of such class or series shall require the delivery of an endorsed certificate and any transfer of any Unit of such class or series shall not be deemed effective until the transfer is registered in the books and records of the Company (which books and records may be the Schedule of Members). If the Manager authorizes the Company to issue certificates as provided in Section 3.05(a) and elects to treat such class or series of Units as “securities” as provided in Section 3.05(b), then a Unit of the relevant class or series shall be represented by a certificate substantially in the form attached hereto as Exhibit B a “Unit Certificate”, and shall contain substantially the following legend: “THE TRANSFER OF THIS CERTIFICATE AND THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED HEREBY IS RESTRICTED AS PROVIDED IN THE FIRST AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF UWM HOLDINGS, LLC ENTERED INTO EFFECTIVE AS OF [●], AS THE SAME MAY BE AMENDED OR AMENDED AND RESTATED FROM TIME TO TIME.”

(d) If Units are certificated, the Manager may direct that a new certificate representing one or more Units be issued in place of any certificate theretofore issued by the Company alleged to have been lost, stolen or destroyed, upon delivery to the Manager of an affidavit of the owner or owners of such certificate, setting forth such allegation. The Manager may require the owner of such lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Company a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

SECTION 3.06. Negative Capital Accounts. No Member shall be required to pay to any other Member or the Company any deficit or negative balance which may exist from time to time in such Member’s Capital Account (including upon and after dissolution of the Company).

SECTION 3.07. No Withdrawal. No Person shall be entitled to withdraw any part of such Person’s Capital Account or to receive any Distribution from the Company, except as expressly provided in this Agreement.

SECTION 3.08. Loans From Members. Loans by Members to the Company shall not be considered Capital Contributions. Subject to the provisions of Section 3.01(e), the amount of any such advances shall be a debt of the Company to such Member and shall be payable or collectible in accordance with the terms and conditions upon which such advances are made.

SECTION 3.09. Corporation Stock Incentive Plans.

(a) Nothing in this Agreement shall be construed or applied to preclude or restrain the Corporation from adopting, implementing, modifying or terminating any Equity Plan or from issuing Vested Corporate Shares or Unvested Corporate Shares. The Corporation may implement any Equity Plans and any actions taken under such Equity Plans (such as the grant or exercise of options to acquire shares of Class A Common Stock or the issuance of Unvested Corporate Shares), in a manner determined by the Corporation, in accordance with this Section 3.09. The Members, the Manager, the Corporation and any other Person that is a party to or is otherwise bound by this Agreement hereby acknowledge and agree that, in the event that an Equity Plan is adopted, implemented, modified or terminated by the Corporation in a manner that is not in accordance with this Section 3.09, amendments to this Section 3.09 may become necessary or advisable and may be effected by the Manager in good faith without further act, vote, approval or consent of the Members or any other Person notwithstanding anything in this Agreement to the contrary or, to the fullest extent permitted by applicable Law, the Delaware Act or other applicable Law. In the event that shares of Class A Common Stock issued by the Corporation under an Equity Plan become vested pursuant to the terms thereof or any award or similar agreement relating thereto, then the number of outstanding Class A Common Units owned by the Corporation shall automatically be converted into and become that number of outstanding Class A Common Units that would result if a corresponding number of outstanding Class A Common Units were issued to the Corporation, such that the number of outstanding Class A Common Units owned by the Corporation shall equal, on a one-for-one basis, the number of outstanding shares of Class A Common Stock, disregarding for such purposes, the Disregarded Shares, all without further act, vote, approval or consent of the Manager, the Members or any other Person notwithstanding anything in this Agreement to the contrary or, to the fullest extent permitted by applicable Law, the Delaware Act or any other applicable Law.

(b) For accounting and tax purposes, the Manager may cause the Company to take the following actions in connection with equity-based awards granted pursuant to an Equity Plan:

(i) in the event that the Corporation incurs any compensation expense in connection with any such award granted to an individual directly or indirectly employed by, or engaged to provide services to, the Corporation as consideration for such employment or services, then the Company may, without duplication of any reimbursement made pursuant to Section 6.06, reimburse or be deemed to reimburse the Corporation for a portion of the compensation expense equal to the amount includible in the taxable income of such individual; and

(ii) at the time any Class A Common Units are issued to the Corporation in accordance with Section 3.03 in connection with any such award granted to an individual who is directly or indirectly employed by, or engaged to provide services to, the Company or any of its Subsidiaries as consideration for such employment or services, then the Company or its applicable Subsidiary may be deemed to (A) purchase a number of shares of Class A Common Stock equal to the number of Common Units issued from the Corporation for their Fair Market Value and (B) transfer the shares of Class A Common Stock includible in such individual’s taxable income to such individual as compensation.

(c) At the time any Class A Common Units are issued to the Corporation in accordance with Section 3.03 in connection with equity-based awards granted pursuant to an Equity Plan, the Corporation shall be deemed to have made a Capital Contribution in exchange for such Class A Common Units in an amount equal to (i) the number of Class A Common Units issued multiplied by (ii) the Fair Market Value of a share of Class A Common Stock on the date upon which the event triggering the issuance of such Class A Common Units occurred; provided that, where applicable, the Company shall be deemed to have contributed such amount to the capital of the Subsidiary that is the recipient of the award holder’s employment or services.

SECTION 3.10. Dividend Reinvestment Plan, Cash Option Purchase Plan, Equity Plan, Stock Incentive Plan or Other Plan. Except as may otherwise be provided in this Article III, all amounts received or deemed received by the Corporation in respect of any dividend reinvestment plan, cash option purchase plan, Equity Plan, stock incentive or other stock or subscription plan or agreement (other than any amounts received in order to satisfy any tax obligations), either (a) shall be utilized by the Corporation to effect open market purchases of shares of Class A Common Stock, or (b) if the Corporation elects instead to issue new shares of Class A Common Stock with respect to such amounts, shall be contributed by the Corporation to the Company in exchange for additional Class A Common Units. Upon such contribution, the Company will issue to the Corporation a number of Class A Common Units equal to the number of new shares of Class A Common Stock so issued.

ARTICLE IV

Distributions

SECTION 4.01. Distributions.

(a) Distributions Generally. Except as otherwise provided in Section 14.02, Distributions shall be made to the Members as set forth in this Section 4.01, at such times and in such amounts as the Manager, in its sole discretion, shall determine. Notwithstanding anything in this Agreement to the contrary, the Company shall not make any Distribution to any Member on account of any Company Interest if such Distribution would violate any applicable Law.

(b) Distributions to the Members. Subject to Section 4.01(e), at such times and in such amounts as the Manager, in its sole discretion, shall determine, Distributions shall be made to the Members in proportion to their respective Percentage Interests.

(c) Distributions to the Corporation. Notwithstanding the provisions of Section 4.01(b), the Manager, in its sole discretion, may authorize that (i) cash be paid to the Corporation (which payment shall be made without pro rata Distributions to the other Members) in exchange for the redemption, repurchase or other acquisition of shares of Economic Common Stock in accordance with Section 3.04 to the extent that such cash payment is used to redeem, repurchase or otherwise acquire an equal number of Units held by the Corporation and (ii) to the extent that the Manager determines that expenses or other obligations of the Corporation are related to its role as the Manager or the business and affairs of the Corporation that are conducted through the Company or any of the Company’s direct or indirect Subsidiaries, cash (and, for the avoidance of doubt, only cash) Distributions may be made to the Corporation (which Distributions shall be made without pro rata Distributions to the other Members) in amounts required for the Corporation to pay (A) operating, administrative and other similar costs incurred by the Corporation, including payments in respect of indebtedness of the Company and preferred stock, to the extent the proceeds are used or will be used by the Corporation to pay expenses or other obligations described in this clause (ii) (in either case only to the extent economically equivalent indebtedness of the Company or Equity Securities of the Company were not issued to the Corporation), payments representing interest with respect to payments not made when due under the terms of the Tax Receivable Agreement and payments pursuant to any legal, tax, accounting and other professional fees and expenses (but, for the avoidance of doubt, excluding any tax liabilities of the Corporation), (B) any judgments, settlements, penalties, fines or other costs and expenses in respect of any claims against, or any litigation or proceedings involving, the Corporation, (C) fees and expenses (including any underwriters discounts and commissions) related to any securities offering, investment or acquisition transaction (whether or not successful) authorized by the board of directors of the Corporation and (D) other fees and expenses in connection with the maintenance of the existence of the Corporation (including any costs or expenses associated with being a public company listed on a national securities exchange). For the avoidance of doubt, Distributions made under this Section 4.01(c) may not be used to pay or facilitate dividends or distributions on the Common Stock and must be used solely for one of the express purposes set forth under clause (i) or (ii) of the immediately preceding sentence.

(d) Distributions in Kind. Any Distributions in kind shall be made at such times and in such amounts as the Manager, in its sole discretion, shall determine based on their Fair Market Value as determined by the Manager in the same proportions as if distributed in accordance with Section 4.01(b), with all Members participating in proportion to their respective Percentage Interests. If cash and property are to be distributed in kind simultaneously, the Company shall distribute such cash and property in kind in the same proportion to each Member. For the purposes of this Section 4.01(d), if any such Distribution in kind includes securities, Distributions to the Members shall be deemed proportionate notwithstanding that the securities distributed to holders of Common Units that are included in Paired Interests with shares of Class D Common Stock have not more than ten times the voting power of any securities distributed to holders of Common Units that are included in Paired Interests with shares of Class C Common Stock, so long as such securities issued to the holders of Common Units that are included in Paired Interests with shares of Class D Common stock remain subject to automatic conversion on terms no more favorable to such holders than those set forth in Article IV, Section (4)(j) of the Corporate Charter.

(e) Tax Distributions.

(i) Notwithstanding any other provision of this Section 4.01(e) to the contrary, to the fullest extent permitted by applicable Law and consistent with the Company’s obligations to its creditors as reasonably determined by the Manager, the Company shall make cash Distributions by wire transfer of immediately available funds pursuant to this Section 4.01(e)(i) to the Members with respect to their Units in proportion to their respective Percentage Interests at least two Business Days prior to the date on which any U.S. federal estimated tax payments are due for corporations or individuals (whichever is earlier), in an amount that in the Manager’s discretion allows each Member to satisfy its tax liability with respect to its Units, up to such Member’s Tax Distribution Amount, if any; provided that the Manager shall have no liability to any Member in connection with any underpayment of estimated taxes, so long as cash Distributions are made in accordance with this Section 4.01(e)(i) and the Tax Distribution Amounts are determined as provided in paragraph (i) of the definition of Tax Distribution Amount.

(ii) On any date that the Company makes a Distribution to the Members with respect to their Units under a provision of Section 4.01 other than this Section 4.01(e), if the Tax Distribution Amount is greater than zero, the Company shall designate all or a portion of such Distribution as a Tax Distribution with respect to a Member’s Units to the extent of the Tax Distribution Amount with respect to such Member’s Units as of such date (but not to exceed the amount of such Distribution). For the avoidance of doubt, such designation shall be performed with respect to all Members with respect to which there is a Tax Distribution Amount as of such date.

(iii) Notwithstanding any other provision of this Section 4.01 to the contrary, if the Tax Distribution Amount for such Fiscal Year is greater than zero, to the fullest extent permitted by applicable Law and consistent with the Company’s obligations to its creditors as reasonably determined by the Manager, the Company shall make additional Distributions under this Section 4.01(e)(iii) in an amount that in the Manager’s discretion allows each Member to satisfy its tax liability with respect to the Units, up to such Tax Distribution Amount for such Fiscal Year as soon as reasonably practicable after the end of such Fiscal Year (or as soon as reasonably practicable after any event that subsequently adjusts the taxable income of such Fiscal Year).

(iv) Under no circumstances shall Tax Distributions reduce the amount otherwise distributable to any Member pursuant to this Section 4.01 (other than this Section 4.01(e)) after taking into account the effect of Tax Distributions on the amount of cash or other assets available for Distribution by the Company.

(f) Assignment. SFS Equityholders shall have the right to assign to any Transferee of Common Units, pursuant to a Transfer made in compliance with this Agreement, the right to receive any portion of the amounts distributable or otherwise payable to such SFS Equityholder pursuant to Section 4.01(b).

ARTICLE V

Capital Accounts; Allocations; Tax Matters

SECTION 5.01. Capital Accounts.

(a) Maintenance of Capital Accounts. The Company shall maintain a Capital Account for each Member on the books of the Company in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and, to the extent consistent with such provisions, the following provisions:

(i) Each Member listed on the Schedule of Members shall be credited with the Business Combination Date Capital Account Balance set forth on the Schedule of Members. The Officers shall amend, update or amend and restate the Schedule of Members after the closing of the Business Combination and from time to time to reflect adjustments to the Members’ Capital Accounts made in accordance with Sections 5.01(a)(ii), 5.01(a)(iii), 5.01(a)(iv), 5.01(c) or otherwise, all without further act, vote, approval or consent of the Manager, Members or any other Person notwithstanding anything in this Agreement to the contrary or, to the fullest extent permitted by applicable Law, the Delaware Act or any other applicable Law.

(ii) To each Member’s Capital Account there shall be credited: (A) such Member’s Capital Contributions, (B) such Member’s distributive share of Net Income and any item in the nature of income or gain that is allocated pursuant to Section 5.02 and (C) the amount of any Company liabilities assumed by such Member or that are secured by any property distributed to such Member.

(iii) To each Member’s Capital Account there shall be debited: (A) the amount of money and the Book Value of any property distributed to such Member pursuant to any provision of this Agreement, (B) such Member’s distributive share of Net Loss and any items in the nature of expenses or losses that are allocated to such Member pursuant to Section 5.02 and (C) the amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company.

(iv) In determining the amount of any liability for purposes of subparagraphs (ii) and (iii) above there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and the Treasury Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In the event that the Manager shall reasonably determine that it is prudent to modify the manner in which the Capital Accounts or any debits or credits thereto are maintained (including debits or credits relating to liabilities that are secured by contributed or distributed property or that are assumed by the Company or the Members), the Manager may make such modification so long as such modification will not have any effect on the amounts distributed to any Person pursuant to Article XIV upon the dissolution of the Company. The Manager also shall (i) make any adjustments that are necessary or appropriate to maintain equality between Capital Accounts of the Members and the amount of capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704-1(b).

(b) Succession to Capital Accounts. In the event any Person becomes a Substituted Member in accordance with the provisions of this Agreement, such Substituted Member shall succeed to the Capital Account of the former Member to the extent such Capital Account relates to the Units transferred.

(c) Adjustments of Capital Accounts. The Company shall revalue the Capital Accounts of the Members in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f) (a “Revaluation”) at the following times: (i) immediately prior to the contribution of more than a de minimis amount of money or other property to the Company by a new or existing Member as consideration for one or more Units; (ii) the Distribution by the Company to a Member of more than a de minimis amount of property in respect of one or more Units; (iii) the issuance by the Company of more than a de minimis amount of Units as consideration for the provision of services to or for the benefit of the Company (as described in Treasury Regulations Section 1.704-1(b)(2)(iv)(f)(5)(iii)); and (iv) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (i), (ii) and (iii) above shall be made only if the Manager reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interest of the Members.

(d) No Member shall be entitled to withdraw capital or receive Distributions except as specifically provided in this Agreement. A Member shall, to the fullest extent permitted by applicable Law, have no obligation to the Company, to any other Member or to any creditor of the Company to restore any negative balance in the Capital Account of such Member. Except as expressly provided elsewhere in this Agreement, no interest shall be paid on the balance in any Member’s Capital Account.

(e) Whenever it is necessary for purposes of this Agreement to determine a Member’s Capital Account on a per Unit basis, such amount shall be determined by dividing the Capital Account of such Member attributable to the applicable class of Units held of record by such Member by the number of Units of such class held of record by such Member.

SECTION 5.02. Allocations. Except as otherwise provided in this Agreement, and after giving effect to the special allocations set forth in Sections 5.03 and 5.04, Net Income and Net Loss (and, to the extent necessary, individual items of income, gain, loss, deduction or credit) of the Company shall be allocated among the Capital Accounts of the Members pro rata in accordance with their respective Percentage Interests. Notwithstanding the foregoing, the Manager shall make such adjustments to Capital Accounts as it determines in its sole discretion to be appropriate to ensure allocations are made in accordance with a Member’s interest in the Company.

SECTION 5.03. Special Allocations.

(a) The following special allocations shall be made in the following order:

(i) Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(f), notwithstanding any other provision of this Article V, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). Allocations pursuant to the immediately preceding sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.03(a)(i) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Member Nonrecourse Debt Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Article V, if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.03(a)(ii) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or Distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or Section 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of the Member as promptly as possible; provided that an allocation pursuant to this Section 5.03(a)(iii) shall be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been tentatively made as if this Section 5.03(a)(iii) were not in the Agreement.

(iv) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Members in a manner determined by the Manager consistent with Treasury Regulations Sections 1.704-2(b) and 1.704-2(c).

(v) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(j)(1).

(vi) Section 754 Adjustments. (A) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Sections 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a Distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of such asset) or loss (if the adjustment decreases the basis of such asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income and Net Loss, and further (B) to the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Sections 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a Distribution to a Member in complete liquidation of such Member’s interest in the Company, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to such Members in accordance with their interests in the Company in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Member to whom such Distribution was made in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(b) Curative Allocations. The allocations set forth in Section 5.03(a)(i) through Section 5.03(a)(vi) and Section 5.03(c) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 5.03(b). Therefore, notwithstanding any other provision of this Article V (other than the Regulatory Allocations), the Manager shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Sections 5.02 and 5.03.

(c) Loss Limitation. Net Loss (or individual items of loss or deduction) allocated pursuant to Sections 5.02 and 5.03 hereof shall not exceed the maximum amount of Net Loss (or individual items of loss or deduction) that can be allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event some but not all of the Members would have Adjusted Capital Account Deficits as a consequence of an allocation of Net Loss (or individual items of loss or deduction) pursuant to Sections 5.02 and 5.03 hereof, the limitation set forth in this Section 5.03(c) shall be applied on a Member by Member basis and Net Loss (or individual items of loss or deduction) not allocable to any Member as a result of such limitation shall be allocated to the other Members in accordance with the positive balances in such Member’s Capital Accounts so as to allocate the maximum permissible Net Loss to each Member under Treasury Regulations Section 1.704-1(b)(2)(ii)(d). Any reallocation of Net Loss pursuant to this Section 5.03(c) shall be subject to chargeback pursuant to the curative allocation provision of Section 5.03(b).

SECTION 5.04. Other Allocation Rules.

(a) Interim Allocations Due to Percentage Adjustment. If a Percentage Interest is the subject of a Transfer or the Members’ Company Interest changes pursuant to the terms of the Agreement during any Fiscal Year, the amount of Net Income and Net Loss (or items thereof) to be allocated to the Members for such entire Fiscal Year shall be allocated to the portion of such Fiscal Year which precedes the date of such Transfer or change (and if there shall have been a prior Transfer or change in such Fiscal Year, which commences on the date of such prior Transfer or change) and to the portion of such Fiscal Year which occurs on and after the date of such Transfer or change (and if there shall be a subsequent Transfer or change in such Fiscal Year, which precedes the date of such subsequent Transfer or change), in accordance with a pro rata allocation unless the Manager elects to use an interim closing of the books, and the amounts of the items so allocated to each such portion shall be credited or charged to the Members in accordance with Sections 5.02 and 5.03 as in effect during each such portion of the Fiscal Year in question. Such allocation shall be in accordance with Section 706 of the Code and the regulations thereunder and made without regard to the date, amount or receipt of any Distributions that may have been made with respect to the transferred Percentage Interest to the extent consistent with Section 706 of the Code and the regulations thereunder. As of the date of such Transfer, the Transferee shall succeed to the Capital Account of the Transferor with respect to the transferred Units.

(b) Tax Allocations; Code Section 704(c). For U.S. federal, state and local income tax purposes, items of income, gain, loss, deduction and credit shall be allocated to the Members in accordance with the allocations of the corresponding items for Capital Account purposes under Sections 5.02 and 5.03, except that in accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company and with respect to reverse Code Section 704(c) allocations described in Treasury Regulations 1.704-3(a)(6) shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for U.S. federal income tax purposes and its initial Book Value or its Book Value determined pursuant to Treasury Regulation 1.704-1(b)(2)(iv)(f) (computed in accordance with the definition of Book Value) using the traditional allocation method under Treasury Regulation 1.704-3(b). Any elections or other decisions relating to such allocations shall be made by the Manager in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this

Section 5.04(e), Section 704(c) of the Code (and the principles thereof), and Treasury Regulation 1.704-1(b)(4)(i) are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Income, Net Loss, other items, or Distributions pursuant to any provision of this Agreement.

(c) Modification of Allocations. The allocations set forth in Sections 5.02, 5.03 and 5.04 are intended to comply with certain requirements of the Treasury Regulations. Notwithstanding the other provisions of this Article V, the Manager shall be authorized to make, in its reasonable discretion, appropriate amendments to the allocations of Net Income and Net Loss (and to individual items of income, gain, loss, deduction and credit) pursuant to this Agreement (i) in order to comply with Section 704 of the Code or applicable Treasury Regulations, (ii) to allocate properly Net Income and Net Loss (and individual items of income, gain, loss, deduction and credit) to those Members that bear the economic burden or benefit associated therewith and (iii) to cause the Members to achieve the objectives underlying this Agreement as reasonably determined by the Manager.

SECTION 5.05. Withholding.

(a) Tax Withholding.

(i) If requested by the Manager, each Member shall, if able to do so, deliver to the Manager: (A) an affidavit in form satisfactory to the Company that the applicable Member (or its partners or members, as the case may be) is not subject to withholding under the provisions of any applicable Law; (B) any certificate that the Company may reasonably request with respect to any such Laws; or (C) any other form or instrument reasonably requested by the Company relating to any Member’s status under such Law. In the event that a Member fails or is unable to deliver to the Company an affidavit described in subclause (A) of this clause (i), the Company may withhold amounts from such Member in accordance with Section 5.05(b).

(ii) After receipt of a written request of any Member, the Manager shall provide such information to such Member and take such other lawful action as may be reasonably necessary to assist such Member in making any necessary filings, applications or elections to obtain any available exemption from, or any available refund of, any withholding imposed by any foreign taxing authority with respect to amounts distributable or items of income allocable to such Member hereunder to the extent not adverse to the Company or any other Member. In addition, the Manager shall, at the request of any Member, make or cause to be made (or cause the Company to make) any such filings, applications or elections; provided that any such requesting Member shall cooperate with the Company, with respect to any such filing, application or election to the extent reasonably determined by the Manager and that any filing fees, taxes or other out-of-pocket expenses reasonably incurred and related thereto shall be paid and borne by such requesting Member or, if there is more than one requesting Member, by such requesting Members in accordance with their relative Percentage Interests.

(b) Withholding Advances. To the extent the Company is required by applicable Law to withhold or to make tax payments on behalf of or with respect to any Member (e.g., backup withholding) (“Withholding Advances”), the Company may withhold such amounts and make such tax payments as so required.

(c) Repayment of Withholding Advances. All Withholding Advances made on behalf of a Member, plus interest thereon at a rate equal to the Base Rate as of the date of such Withholding Advances plus two percent (2.0%) per annum, shall (i) be paid on demand by the Member on whose behalf such Withholding Advances were made (it being understood that no such payment shall increase such Member’s Capital Account), or (ii) with the consent of the Manager and the affected Member be repaid by reducing the amount of the current or next succeeding Distribution or Distributions that would otherwise have been made to such Member or, if such Distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Member. Whenever repayment of a Withholding Advance by a Member is made as described in clause (ii) of this Section 5.05(c), for all other purposes of this Agreement such Member shall be treated as having received all Distributions (whether before or upon any dissolution or liquidation of the Company) unreduced by the amount of such Withholding Advance and interest thereon.

(d) Withholding Advances — Reimbursement of Liabilities. Each Member hereby agrees to reimburse the Company for any liability with respect to Withholding Advances (including interest thereon) required or made on behalf of or with respect to such Member (including penalties imposed with respect thereto).

ARTICLE VI

Management

SECTION 6.01. Authority of Manager.

(a) Except for situations in which the approval of any Member(s) is specifically required by the Delaware Act or this Agreement, (i) the business and affairs of the Company shall be managed exclusively by or under the direction of the Manager, and (ii) the Manager shall conduct, direct and exercise full control over all activities of the Company. Except as otherwise expressly provided for in this Agreement, the Members hereby consent to the exercise by the Manager of all such powers and rights conferred by the Delaware Act with respect to the management and control of the Company. The initial Manager shall be the Corporation.

(b) The Manager shall have the power and authority to effectuate the sale, lease, transfer, exchange or other disposition of any, all or substantially all of the assets of the Company (including the exercise or grant of any conversion, option, privilege or subscription right or any other right available in connection with any assets at any time held by the Company) or the merger, consolidation, reorganization or other combination of the Company with or into another entity, all without further act, vote, approval or consent of the Members or any other Person notwithstanding anything in this Agreement to the contrary or, to the fullest extent permitted by applicable Law, the Delaware Act or any other applicable Law; provided, that, for the avoidance of doubt, nothing herein shall alter in any respect any rights under the Corporation’s organizational documents or applicable Law of a stockholder or stockholders of the Corporation to approve such sale, lease, exchange or other disposition or a Member, in its capacity as a holder of shares of the Corporation, to vote such shares in connection therewith.

SECTION 6.02. Actions of the Manager. The Manager may authorize any Officer or other Person or Persons to act on behalf of the Company pursuant to Section 6.07.

SECTION 6.03. Resignation; Removal. The Manager may resign at any time by giving written notice to the Members. Unless otherwise specified in the notice, the resignation shall take effect upon receipt thereof by the Members, and the acceptance of the resignation shall not be necessary to make it effective. The Manager may be removed at any time by the Corporation.

SECTION 6.04. Vacancies. Vacancies in the position of Manager occurring for any reason shall be filled by the Corporation.

SECTION 6.05. Transactions Between Company and Manager. The Manager may cause the Company to contract and deal with the Manager, or any Affiliate of the Manager; provided such contracts and dealings are on terms comparable to those available to the Company from others dealing with the Company at arm’s length or are approved by the Majority Members.

SECTION 6.06. Reimbursement for Expenses. The Manager shall not be compensated for its services as Manager except as expressly provided in this Agreement. To the extent practicable, expenses incurred by the Manager on behalf of or for the benefit of the Company shall be billed directly to and paid by the Company and, if and to the extent any reimbursements to the Manager or any of its Affiliates by the Company pursuant to this Section 6.06 constitute gross income to such Person (as opposed to the repayment of advances made by such Person on behalf of the Company), such amounts shall be treated as “guaranteed payments” within the meaning of Section 707(c) of the Code and shall not be treated as Distributions for purposes of computing the Members’ Capital Accounts.

SECTION 6.07. Delegation of Authority.

(a) The Manager may, from time to time, delegate to one or more Officers or other Persons such authority and duties as the Manager may deem advisable. The salaries or other compensation, if any, of agents of the Company (other than the Officers) shall be fixed from time to time by the Manager, subject to the other provisions in this Agreement.

(b) The day-to-day business and operations of the Company shall be overseen and implemented, subject to the supervision and direction of the Manager, by officers of the Company having such titles (including “chief executive officer,” “president,” “chief financial officer,” “chief operating officer,” “vice president,” “secretary,” “assistant secretary,” “treasurer” or assistant treasurer”) as the Manager may deem advisable (each, an “Officer” and collectively, the “Officers”). Each Officer shall be appointed by the Manager and shall hold office until his or her successor shall be duly designated and qualified or until his or her death or until he or she shall resign or shall have been removed by the Manager. Any one individual may hold more than one office. Subject to the other provisions in this Agreement, the salaries or other compensation, if any, of the Officers shall be fixed from time to time by the Manager. The authority and responsibility of the Officers shall include, but not be limited to, such duties as the Manager may, from time to time, delegate to them and the carrying out of the Company’s business and affairs on a day-to-day basis. Effective as of the execution and delivery of this Agreement, the Manager hereby removes the existing Officers from their respective offices and hereby appoints each of the individuals listed on Exhibit C to the office or offices set forth next to his or her name.

SECTION 6.08. Duties; Limitation of Liability.

(a) Notwithstanding anything in this Agreement to the contrary, the Manager and each Officer shall have the fiduciary duties of loyalty and care the same as a director and an officer, respectively, of a corporation organized under the General Corporation Law of the State of Delaware.

(b) Notwithstanding anything in this Agreement to the contrary, the Manager and each Officer shall be fully protected in relying in good faith upon the records of the Company and upon information, opinions, reports or statements presented by any Member, any liquidating trustee, any Officer or any employee of the Company or any committee of the Company or the Members, or by any other Persons as to matters the Manager or such Officer reasonably believes are within such other Person’s professional or expert competence, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company, or the value and amount of assets or reserves or contracts, agreements or other undertakings that would be sufficient to pay claims and obligations of the Company or to make reasonable provision to pay such claims and obligations, or any other facts pertinent to the existence and amount of assets from which Distributions to Members or payments to creditors might properly be made.

(c) Notwithstanding anything in this Agreement to the contrary, the Manager shall, to the fullest extent permitted by applicable Law, not be liable to the Company, the Members, the Officers or any other Person that is a party to or is otherwise bound by this Agreement, for monetary liability for breach of fiduciary duty as a manager of the Company, except that the foregoing shall not eliminate or limit the liability of the Manager for any (i) breach of the Manager’s duty of loyalty to the Company and its Members, (ii) act or omission not in good faith or which involves intentional misconduct or knowing violation of Law or (iii) transaction from which the Manager derived an improper personal benefit.

(d) The provisions of this Section 6.08, to the extent that they eliminate or restrict (i) the duties and liabilities of the Manager otherwise existing at Law or in equity, are agreed by the Company, the Members, the Manager and any other Person that is a party to or is otherwise bound by this Agreement to replace such other duties and liabilities of the Manager to the fullest extent permitted by applicable Law and (ii) the duties of each Officer otherwise existing at law or in equity, are agreed by the Company, the Members, the Manager and any other Person that is a party to or is otherwise bound by this Agreement to replace such other duties of such Officer to the fullest extent permitted by applicable Law.

SECTION 6.09. Indemnification.

(a) The Company shall indemnify and hold harmless, to the fullest extent permitted by applicable Law, any Member, the Manager and each Officer (each, an “Indemnified Person”) to the extent that such Indemnified Person was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that such Indemnified Person is or was a Member, the Manager or an Officer, as applicable, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnified Person. Notwithstanding the preceding sentence, except as otherwise provided in this Section 6.09, the Company shall be required to indemnify an Indemnified Person who is an Officer in connection with a proceeding (or part thereof) commenced by such Indemnified Person only if the commencement of such proceeding (or part thereof) by such Indemnified Person was authorized in the specific case by the Manager.

(b) The Company shall, to the fullest extent permitted by applicable Law, pay the expenses (including reasonable attorneys’ fees) incurred by an Indemnified Person in defending any proceeding in advance of its final disposition; provided, however, that such payment in advance of the final disposition of any proceeding shall be made to such Indemnified Person that is an Officer only upon receipt of receipt of an undertaking by such Indemnified Person to repay all amounts advanced if it should be ultimately determined that such Indemnified Person is not entitled to be indemnified under this Section 6.09 or otherwise.

(c) If a claim for indemnification (following the final disposition of such proceeding) or advancement of expenses under this Section 6.09 is not paid in full within 30 days after a written claim therefor by an Indemnified Person has been received by the Company, such Indemnified Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense (including reasonable attorneys’ fees) of prosecuting such claim. In any such action, the Company shall have the burden of proving that the Indemnified Person is not entitled to the requested indemnification or advancement of expenses under this Agreement or applicable Law.

(d) The right to indemnification and the advancement of expenses conferred by this Section 6.09 shall, to the fullest extent permitted by applicable Law, not be exclusive of any other right which any Indemnified Person may have or hereafter acquire under any statute, agreement, bylaw, action by the Manager or otherwise.

(e) Any amendment or modification of this Section 6.09 shall not adversely affect any right or protection hereunder of any Indemnified Person in respect of any act or omission occurring prior to the time of such amendment or modification.

(f) The Company shall maintain directors’ and officers’ liability insurance, or make other financial arrangements, at its expense, to protect any Indemnified Person against any expense, liability or loss described in Section 6.09(a) and Section 6.09(b) whether or not the Company would have the power to indemnify or advance expenses to such Indemnified Person against such expense, liability or loss under the provisions of this Section 6.09. The Company shall use its commercially reasonable efforts to purchase directors’ and officers’ liability insurance with a carrier and in an amount determined necessary or desirable as determined in good faith by the Manager.

(g) Notwithstanding anything in this Agreement to the contrary (including in this Section 6.09), the Company agrees that any indemnification and advancement of expenses available from the Corporation or any of its Affiliates (other than the Company and any of the Company’s Subsidiaries) to any current or former Indemnified Person by virtue of such Person’s service as a manager, member, director, officer, partner, employee or agent of the Corporation or any of its Affiliates (other than the Company and any of the Company’s Subsidiaries) from and after the execution and delivery of this Agreement (any such Person, a “D&O Indemnitee”) shall be secondary to the indemnification and advancement of expenses to be provided by the Company pursuant to this Section 6.09, which shall be provided out of and to the extent of Company assets only, and no Member (unless such Member otherwise agrees in writing or is found in a final decision by a court of competent jurisdiction to have personal liability on account thereof) shall have personal liability on account thereof nor shall be required to make additional Capital Contributions to help satisfy such indemnity of the Company and the Company (i) shall be the primary indemnitor of first resort for such D&O Indemnitee pursuant to this Section 6.09 and (ii) shall be fully responsible for the advancement of all expenses and the payment of all amounts or liabilities with respect to such D&O Indemnitee which are addressed by this Section 6.09.

SECTION 6.10. Investment Company Act. The Manager shall use its reasonable best efforts to ensure that the Company shall not be subject to registration as an investment company pursuant to the Investment Company Act.

SECTION 6.11. Outside Activities of the Manager. The Manager shall not, directly or indirectly, enter into or conduct any business or operations, other than in connection with (a) in its capacity as a Member, the ownership, acquisition and disposition of Class A Common Units, (b) the management of the business and affairs of the Company and its Subsidiaries, (c) the operation of the Corporation as a reporting company with a class (or classes) of securities registered under Section 12 of the Exchange Act, and listed on a securities exchange, (d) the offering, sale, syndication, private placement or public offering of stock, bonds, securities or other interests, (e) financing or refinancing of any type related to the Company, its Subsidiaries or their assets or activities, and (f) such activities as are incidental to the foregoing; provided, however, that, except as otherwise provided herein, the net proceeds of any financing or refinancing raised by the Corporation pursuant to the preceding clauses (d) and (e) shall be made available to the Company, whether as Capital Contributions, loans or otherwise, as appropriate, and, provided further, that the Corporation may, in its sole and absolute discretion, from time to time hold or acquire assets in its own name or otherwise other than through the Company and its Subsidiaries so long as the Corporation takes commercially reasonable measures to ensure that the economic benefits and burdens of such assets are otherwise vested in the Company or its Subsidiaries, through assignment, mortgage, loan or otherwise or, if it is not commercially reasonable to vest such economic interests in the Company or any of its Subsidiaries, the Members shall negotiate in good faith to amend this Agreement to reflect such activities and the direct ownership of assets by the Corporation. Nothing contained herein shall be deemed to prohibit the Corporation from executing any guarantee of indebtedness of the Company or its Subsidiaries.

ARTICLE VII

Rights and Obligations of Members

SECTION 7.01. Limitation of Liability and Duties of Members.

(a) Except as expressly provided in this Agreement or in the Delaware Act, no Member (including the Member that is also the Manager) shall be personally liable, whether to the Company, to any of the other Members, to the creditors of the Company or to any third party, for any debt, obligation or liability of the Company, whether arising in contract, tort or otherwise, solely by reason of being a Member. Notwithstanding anything in this Agreement to the contrary, the failure of the Company to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this Agreement or the Delaware Act shall, to the fullest extent permitted by applicable Law, not be grounds for imposing personal liability on the Members for any debts, obligations or liabilities of the Company.

(b) In accordance with the Delaware Act and the Laws of the State of Delaware, a Member may, under certain circumstances, be required to return amounts previously distributed to such Member. It is the intent of the Members that no Distribution to any Member pursuant to Article IV shall be deemed a return of money or other property paid or distributed in violation of the Delaware Act or any other Law of the State of Delaware. To the fullest extent permitted by applicable Law, any Member receiving any such money or property shall not be required to return any such money or property to the Company or any other Person, unless such Distribution was made by the Company to its Members in clerical error. However, if any court of competent jurisdiction holds that, notwithstanding anything in this Agreement to the contrary, any Member is obligated to make any such payment, such obligation shall be the obligation of such Member and not of any other Member.

(c) Notwithstanding anything in this Agreement to the contrary, no Member shall, to the fullest extent permitted by applicable Law, owe any duties (including fiduciary duties) to the Company, any other Member or any other Person that is a party to or is otherwise bound by this Agreement, other than or with respect to breaches of the implied covenant of good faith and fair dealing. The provisions of this Section 7.01(c), to the extent that they eliminate or restrict the duties of a Member otherwise existing at law or in equity, are agreed by the Company, the Members, the Manager and any other Person that is a party to or is otherwise bound by this Agreement to replace such other duties of a Member to the fullest extent permitted by applicable Law; provided, that, for the avoidance of doubt, this Section 7.01(c) shall not limit the duties (including fiduciary duties) of the Corporation (or any other Person serving as Manager), in the Corporation’s (or such other Person’s) capacity as Manager, to the Company or any Member even though the Manager is also a Member.

SECTION 7.02. Lack of Authority. No Member in its capacity as such has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company or to make any expenditure on behalf of the Company. The Members hereby consent to the exercise by the Manager, the Officers and any Persons to whom the Manager delegates authority and duties pursuant to Section  6.07 of the powers conferred on them by Law and this Agreement.

SECTION 7.03. No Right of Partition. To the fullest extent permitted by applicable Law, no Member in its capacity as such shall have the right to seek or obtain partition by court decree or operation of Law of any Company property, or the right to own or use particular or individual assets of the Company, any such right or power that such Member might have to cause the Company or any of its assets to be partition being hereby irrevocably waived.

SECTION 7.04. Members Right to Act. For matters that require the approval or consent of the Members under this Agreement or the Delaware Act, the Members shall act through meetings and consents as described in paragraphs (a) and (b) below:

(a) Except as otherwise expressly provided by Section 16.03(a), the approval or consent of the Majority Members, voting together as a single class, shall be the approval or consent of the Members. Any Member entitled to vote at a meeting of Members or to express consent or dissent to Company action without a meeting may authorize another Person or Persons to act for such Member by proxy. An electronic transmission or similar transmission by the Member, or a photographic, facsimile or similar reproduction of a writing executed by the Member shall be treated as a proxy executed in writing for purposes of this Section 7.04(a). No proxy shall be voted or acted upon after eleven months from the date thereof, unless the proxy provides for a longer period. A proxy shall be revocable unless the proxy form conspicuously states that the proxy is irrevocable and that the proxy is coupled with an interest. Should a proxy designate two or more Persons to act as proxies, unless that instrument shall provide to the contrary, a majority of such Persons present at any meeting at which their powers thereunder are to be exercised shall have and may exercise all the powers of voting or giving consents thereby conferred, or, if only one be present, then such powers may be exercised by that one; or, if an even number attend and a majority do not agree on any particular issue, the Company shall not be required to recognize such proxy with respect to such issue if such proxy does not specify how the votes that are the subject of such proxy are to be voted with respect to such issue.

(b) The actions by the Members permitted hereunder may be taken at a meeting called by the Manager or by the Majority Members on at least forty-eight (48) hours’ prior written notice to the other Members entitled to vote, which notice shall state the purpose or purposes for which such meeting is being called. The actions taken by the Members entitled to vote or consent at any meeting (as opposed to by consent in lieu of a meeting), if improperly called and noticed, shall be as valid as though taken at a meeting duly held after regular call and notice if (but not until), either before, at or after the meeting, the Members entitled to vote or consent as to whom it was improperly held signs a waiver of notice or a consent to the holding of such meeting or an approval of the minutes thereof. The actions by the Members entitled to vote or consent may be taken by vote of the Members entitled to vote or consent at a meeting or by consent in lieu of a meeting, so long as such consent is in writing and is signed by Members holding not less than the minimum number of Voting Units that would be necessary to authorize or take such action at a meeting at which all Members entitled to vote thereon were present and voted. Prompt notice of the action so taken without a meeting, which shall state the purpose or purposes for which such consent in lieu of a meeting was required, shall be given to those Members entitled to vote or consent who did not sign such consent (for which such notice and consent may be delivered via electronic transmission); provided, however, that the failure to give any such notice shall not affect the validity of the action taken by such consent in lieu of a meeting. Any action taken pursuant to such consent in lieu of a meeting of the Members shall have the same force and effect as if taken by the Members at a meeting thereof.

SECTION 7.05. Inspection Rights. The Company shall permit each Member and each of its designated representatives, for any purpose reasonably related to such Member’s interest as a member of the Company, to (i) visit and inspect any of the premises of the Company and its Subsidiaries, all at reasonable times and upon reasonable notice, (ii) examine the corporate and financial records of the Company or any of its Subsidiaries and make copies thereof or extracts therefrom, during reasonable business hours and upon reasonable notice and (iii) consult with the managers, officers, employees and independent accountants of the Company or any of its Subsidiaries concerning the affairs, finances and accounts of the Company or any of its Subsidiaries, during reasonable business hours and upon reasonable notice. The presentation of an executed copy of this Agreement by any Member to the Company’s independent accountants shall constitute the Company’s permission to its independent accountants to participate in discussions with such Persons and their respective designated representatives. Notwithstanding the foregoing, the Manager shall have the right to keep confidential from the Members, for such period of time as the Manager deems reasonable, any information which the Manager reasonably believes to be in the nature of trade secrets or other information the disclosure of which the Manager in good faith believes is not in the best interest of the Company or could damage the Company or its business or which the Company is required by applicable Law or by agreement with a third party to keep confidential.

ARTICLE VIII

Books, Records, Accounting and Reports, Affirmative Covenants

SECTION 8.01. Records and Accounting. The Company shall keep, or cause to be kept, appropriate books and records with respect to the Company’s business, including all books and records necessary to provide any information, lists and copies of documents required to be provided pursuant to Section 8.03 or pursuant to applicable Law. All matters concerning (a) the determination of the relative amount of allocations and Distributions among the Members pursuant to Articles III and IV and (b) accounting procedures and determinations, and other determinations not specifically and expressly provided for by the terms of this Agreement, shall be determined by the Manager, whose determination shall be final and conclusive as to all of the Members absent manifest clerical error.

SECTION 8.02. Fiscal Year. The Fiscal Year of the Company shall begin on the first day of January and end on the last day of December each year or such other date as may be established by the Manager.

SECTION 8.03. Reports. The Company shall furnish to each Member (a) as soon as reasonably practical after the end of each Fiscal Year, all information concerning the Company and its Subsidiaries required for the preparation of tax returns of such Members (or any beneficial owner(s) of such Member), including a report

(including Schedule K-1), indicating each Member’s share of the Company’s taxable income, gain, credits, losses and deductions for such year, in sufficient detail to enable such Member to prepare its federal, state and other tax returns; provided that estimates of such information believed by the Manager in good faith to be reasonable shall be provided within ninety (90) days of the end of the Fiscal Year, (b) as soon as reasonably possible after the close of the relevant fiscal period, but in no event later than ten days prior to the date an estimated tax payment is due, such information concerning the Company as is required to enable such Member (or any beneficial owner of such Member) to pay estimated taxes and (c) as soon as reasonably possible after a request by such Member, such other information concerning the Company and its Subsidiaries that is reasonably requested by such Member for compliance with its tax obligations (or the tax obligations of any beneficial owner(s) of such Member) or for tax planning purposes.

ARTICLE IX

Tax Matters

SECTION 9.01. Partnership Representative.

(a) The “Partnership Representative” (as such term is defined under Partnership Audit Provisions) of the Company shall be selected by the Manager with the initial Partnership Representative being the Corporation. The Partnership Representative may retain, at the Company’s expense, such outside counsel, accountants and other professional consultants as it may reasonably deem necessary in the course of fulfilling its obligations as the Partnership Representative. The Partnership Representative is authorized to take, and shall determine in its sole discretion whether or not the Company will take, such actions and execute and file all statements and forms on behalf of the Company that are approved by the Manager and are permitted or required by the applicable provisions of the Partnership Audit Provisions (including a “push-out” election under Section 6226 of the Code or any analogous election under state or local tax Law). Each Member agrees to cooperate with the Partnership Representative and to use commercially reasonable efforts to do or refrain from doing any or all things requested by the Partnership Representative (including paying any and all resulting taxes, additions to tax, penalties and interest in a timely fashion) in connection with any examination of the Company’s affairs by any federal, state, or local tax authorities, including resulting administrative and judicial proceedings.

(b) In the event that the Partnership Representative has not caused the Company to make a “push-out” election pursuant to Section 6226 of the Partnership Audit Provisions, then any “imputed underpayment” (as determined in accordance with Section 6225 of the Partnership Audit Provisions) or partnership adjustment that does not give rise to an imputed underpayment shall be apportioned among the Members of the Company for the taxable year in which the adjustment is finalized in such manner as may be necessary (as determined by the Partnership Representative in good faith) so that, to the maximum extent possible, the tax and economic consequences of the imputed underpayment or other partnership adjustment and any associated interest and penalties (any such amount, an “Imputed Underpayment Amount”) are borne by the Members based upon their Percentage Interests for the reviewed year. Imputed Underpayment Amounts also shall include any imputed underpayment within the meaning of Section 6225 of the Partnership Audit Provisions paid (or payable) by any entity treated as a partnership for U.S. federal income tax purposes in which the Company holds (or has held) a direct or indirect interest other than through entities treated as corporations for U.S. federal income tax purposes to the extent that the Company bears the economic burden of such amounts, whether by applicable Law or contract.

(c) Each Member agrees to indemnify and hold harmless the Company from and against any liability with respect to such Member’s share of any tax deficiency paid or payable by the Company that is allocable to the Member as determined in accordance with Section 9.01(b) with respect to an audited or reviewed taxable year for which such Member was a partner in the Company. Any obligation of a Member pursuant to this Section 9.01(c) shall, to the fullest extent permitted by applicable Law, be implemented through adjustments to Distributions otherwise payable to such Member as determined in accordance with Section 4.01; provided, however, that, at the written request of the Partnership Representative, each Member or former Member may be required to contribute to the Company such Member’s Imputed Underpayment Amount imposed on and paid by the Company; provided, further, that if a Member or former Member individually directly pays, pursuant to the Partnership Audit Provisions, any such Imputed Underpayment Amount, then such payment shall reduce any offset to Distribution or required capital contribution of such Member or former Member. Any amount withheld from Distributions pursuant to this Section 9.01(c) shall be treated as an amount distributed to such Member or former Member for all purposes under this Agreement. For the avoidance of doubt, the obligations of a Member set forth in this Section 9.01(c) shall, to the fullest extent permitted by applicable Law, survive the withdrawal of a Member from the Company or any Transfer of a Member’s Company Interest.

SECTION 9.02. Section 754 Election. The Company has previously made or will make a timely election under Section 754 of the Code (and a corresponding election under state and local law) effective starting with the taxable year ended December 31, 2020, and the Manager shall not take any action to revoke such election.

SECTION 9.03. Debt Allocation. Indebtedness of the Company treated as “excess nonrecourse liabilities” (as defined in Treasury Regulation Section 1.752-3(a)(3)) shall be allocated among the Members based on their Percentage Interests.

SECTION 9.04. Tax Returns. The Company shall timely cause to be prepared by an accounting firm selected by the Manager all federal, state, local and foreign tax returns (including information returns) of the Company and its Subsidiaries, which may be required by a jurisdiction in which the Company and its Subsidiaries operate or conduct business for each year or period for which such returns are required to be filed and shall cause such returns to be timely filed. Upon request of SFS or any other Member, the Company shall furnish to such Member a copy of each such tax return. No Member shall take a position on its income tax return with respect to any item of Company income, gain, deduction, loss or credit that is different from the position taken on the Company’s income tax return with respect to such item unless such Member notifies the Company of the different position the Member desires to take and the Company’s regular tax advisors, after consulting with the Member, are unable to provide an opinion that (after taking into account all of the relevant facts and circumstances) the arguments in favor of the Company’s position outweigh the arguments in favor of the Member’s position.

ARTICLE X

Restrictions on Transfer of Units

SECTION 10.01. General. No Member or Assignee may Transfer any Units or any interest in any Units other than (a) with the written approval of the Manager or (b) pursuant to and in accordance with Section 10.02, and, in either case, and notwithstanding anything in this Agreement to the contrary, no Transfer of (i) Class B Common Units shall be made by a transferor unless such Transfer is accompanied by the Transfer of an equal number of shares of Class D Common Stock held by such transferor in tandem with such Class B Common Units and (ii) Class C Common Units shall be made by a transferor unless such Transfer is accompanied by the Transfer of an equal number of shares of Class C Common Stock held by such transferor in tandem with such Class C Common Units. Notwithstanding the foregoing, for purposes of the foregoing clause (b) only, “Transfer” shall not include an event that terminates the existence of a Member for income tax purposes (including (i) a change in entity classification of a Member under Treasury Regulation Section 301.7701-3, (ii) a sale of assets by, or liquidation of, a Member pursuant to an election under Section 336 or 338 of the Code or (iii) a merger, severance or allocation within a trust or among sub-trusts of a trust that is a Member), but that does not terminate the existence of such Member under applicable state Law (or, in the case of a trust that is a Member, does not terminate the trusteeship of the fiduciaries under such trust with respect to all the Company Interests of such trust that is a Member).

SECTION 10.02. Permitted Transfers. The restrictions contained in clauses (a) and (b) of Section 10.01 shall not apply to any Transfer (each such Transfer, and together with any Transfer approved pursuant to Section 10.01, a “Permitted Transfer”) pursuant to: (a)(i) a Change of Control Transaction, (ii) a redemption or exchange in accordance with Article XI hereof or (iii) a Transfer by a Member to the Corporation or the Company; (b) a Transfer by any Member to (i) any SFS Equityholder, (ii) such Member’s spouse, parents, grandparents, lineal descendants or siblings, the parents, grandparents, lineal descendants or siblings of such Member’s spouse, or lineal descendants of such Member’s siblings or such Member’s spouse’s siblings (each, a “Family Member”), (iii) a Family Member of any SFS Equityholder, (iv) a trust, family-partnership or estate-planning vehicle, so long as one or more of such Member, a Family Member of such Member, a SFS Equityholder or a Family Member of a SFS Equityholder is/are the sole economic beneficiaries of such trust, family-partnership or estate-planning vehicle, (v) a partnership, corporation or other entity controlled by, or a majority of which is beneficially owned by, such Member or any one or more of the Persons described in the foregoing clauses (i) through (iv), (vi) a charitable trust or organization that is exempt from taxation under Section 501(c)(3) of the Code and controlled by such Member or any one or more of the Persons described in the foregoing clauses (i) through (v), (vii) an individual mandated under a qualified domestic relations order to which such Member is subject, or (viii) a legal or personal representative of such Member, any Family Member of such Member, an SFS Equityholder, or a Family Member of an SFS Equityholder in the event of the death or disability of such Member that is an individual; provided, however, that (A) in the case of the Corporation (or a Permitted Transferee thereof) such Affiliate is a wholly-owned Subsidiary of the Corporation, (B) the restrictions contained in this Agreement will continue to apply to Units after any Permitted Transfer of such Units, and (C) in the case of the foregoing clauses (b), (c), (d), (e), (f) or (g), the transferees of the Units so Transferred shall agree in writing to be bound by the provisions of this Agreement and, the transferor will deliver a written notice to the Company and the Members, which notice will disclose in reasonable detail the identity of the proposed transferee. In the case of a Permitted Transfer by a Member of (x) Class B Common Units to a transferee in accordance with this Section 10.02, such Member (or any subsequent transferee of such Member) shall also Transfer an equal number of shares of Class D Common Stock corresponding to the proportion of such Member’s (or subsequent transferee’s) Class B Common Units that were Transferred in the Permitted Transfer to such transferee or (y) Class C Common Units to a transferee in accordance with this Section 10.02, such Member (or any subsequent transferee of such Member) shall also Transfer an equal number of shares of Class C Common Stock corresponding to the proportion of such Member’s (or subsequent transferee’s) Class C Common Units that were Transferred in the Permitted Transfer to such transferee. All Permitted Transfers are subject to the additional limitations set forth in Section 10.07(b).

SECTION 10.03. Restricted Units Legend. The Units have not been registered under the Securities Act and, therefore, in addition to the other restrictions on Transfer contained in this Agreement, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is then available.

SECTION 10.04. Transfer. Prior to Transferring any Units (other than pursuant to a Change of Control Transaction), the transferor shall cause the prospective transferee to agree in writing to be bound by this Agreement as provided in Section 10.02, and any other agreements executed by the holders of Units and relating to such Units in the aggregate (collectively, the “Other Agreements”), and shall cause the prospective transferee to execute and deliver to the Company counterparts of this Agreement and any applicable Other Agreements. Any Transfer or attempted Transfer of any Units in violation of any provision of this Agreement (including any prohibited indirect Transfers) shall, to the fullest extent permitted by applicable Law, be void, and in the event of any such Transfer or attempted Transfer, the Company shall not record such Transfer on its books and records, including the Schedule of Members, or treat any purported transferee of such Units as the owner of such securities for any purpose.

SECTION 10.05. Assignee’s Rights.

(a) The Transfer of Units or any interest in Units in accordance with this Agreement shall be effective as of the date of its assignment (assuming compliance with all of the conditions to such Transfer set forth herein), and such Transfer shall be shown on the books and records of the Company in accordance with Section 3.01(d). Distributions made before the effective time of such Transfer shall be paid to the transferor, and Distributions made after such date shall be paid to the Assignee.

(b) Unless and until an Assignee becomes a Member pursuant to Article XII, the Assignee shall not be entitled to any of the rights granted to a Member hereunder or under applicable Law, other than the rights granted specifically to Assignees pursuant to this Agreement; provided, however, that, without relieving the transferring Member from any such limitations or obligations as more fully described in Section 10.06, such Assignee shall be bound by any limitations and obligations of a Member contained herein that a Member would be bound on account of the Assignee’s Company Interest (including the obligation to make Capital Contributions on account of such Company Interest, to the extent applicable).

SECTION 10.06. Assignor’s Rights and Obligations. Any Member who shall Transfer any Units in a manner in accordance with this Agreement shall cease to be a Member with respect to such Units and shall no longer have any rights or privileges, or, except as set forth in this Section 10.06, duties, liabilities or obligations, of a Member with respect to such Units (it being understood, however, that the applicable provisions of Sections 6.08 and 6.09 shall continue to inure to such Person’s benefit), except that unless and until the Assignee (if not already a Member) is admitted as a Substituted Member in accordance with the provisions of Article XII (the “Admission Date”), (a) such assigning Member shall retain all of the duties, liabilities and obligations of a Member with respect to such Company Interests, and (b) the Manager may, in its sole discretion, reinstate all or any portion of the rights and privileges of such Member with respect to such Company Interests for any period of time prior to the Admission Date. Nothing contained herein shall relieve any Member who Transfers any Company Interests from any liability of such Member to the Company with respect to such Company Interests that may exist on the Admission Date or that is otherwise specified in the Delaware Act and incorporated into this Agreement or for any liability of such Member to the Company or any other Person for any materially false statement made by such Member (in its capacity as such) or for any present or future breaches of any representations, warranties or covenants by such Member (in its capacity as such) contained herein or the Other Agreements.

SECTION 10.07. Overriding Provisions.

(a) Any Transfer in violation of this Article X shall, to the fullest extent permitted by applicable Law, be null and void ab initio, and the provisions of Sections 10.05 and 10.06 shall not apply to any such Transfers. For the avoidance of doubt, any Person to whom a Transfer is made or attempted in violation of this Article X shall not be admitted as a member of the Company, shall not be entitled to vote on any matters coming before the Members and shall not have any other rights in or with respect to any rights of a Member. The approval of any Transfer in any one or more instances shall not limit or waive the requirement for such approval in any other or future instance.

(b) Notwithstanding anything in this Agreement to the contrary (including, for the avoidance of doubt, the provisions of Article XI and Article XII and the other provisions of this Article X), in no event shall any Member Transfer any Units to the extent such Transfer could, in the reasonable determination of the Manager:

(i) result in a violation of the Securities Act, or any other applicable federal, state or foreign Laws;

(ii) cause an assignment under the Investment Company Act;

(iii) be a violation of or a default (or an event that, with notice or the lapse of time or both, would constitute a default) under, or result in an acceleration of any indebtedness incurred, issued or guaranteed by the Company that, individually or in the aggregate, has an aggregate principal amount then outstanding that is greater than $25,000,000;

(iv) cause the Company to have more than fifty (50) partners for the purposes of Treasury Regulation Section 1.7704-1(h)(1)(ii), including the application of the anti-avoidance rule of Treasury

Regulation Section 1.7704-1(h)(3), excluding the Corporation from the fifty (50) partners and treating SFS as one partner for purposes of this Section 10.07(b)(iv);

(v) cause the Company to lose its status as a partnership for U.S. federal income tax purposes or, without limiting the generality of the foregoing, be a Transfer effected on or through an “established securities market” or a “secondary market or the substantial equivalent thereof”, as such terms are used in Section 1.7704-1 of the Treasury Regulations;

(vi) be a Transfer to a Person who is not legally competent or who has not achieved his or her majority under applicable Law (excluding trusts for the benefit of minors); or

(vii) cause the Company or any Member or the Manager to be treated as a fiduciary under the Employee Retirement Income Security Act of 1974, as amended.

ARTICLE XI

Redemption and Exchange

SECTION 11.01. Exchange of Paired Interests for Class A Common Stock or Class B Common Stock. From and after the execution and delivery of this Agreement, each Holder shall be entitled at any time and from time to time upon the terms and subject to the conditions hereof, to surrender Paired Interests to the Corporation (subject to adjustment as provided in Section 11.03) in exchange (such exchange, an “Exchange”) for the delivery to such Holder, at the option of the board of directors of the Corporation (acting by a majority of the disinterested members of the board of directors of the Corporation or a committee of disinterested directors of the board of directors of the Corporation), of:

(a) a Cash Exchange Payment by the Company from the proceeds of a private sale or a public offering of Class A Common Stock; or

(b) (i) with respect to Class C Paired Interests, a number of shares of Class A Common Stock that is equal to the product of the number of Class C Paired Interests surrendered multiplied by the Exchange Rate; and (ii) with respect to Class D Paired Interests, a number of shares of Class B Common Stock that is equal to the product of the number of Class D Paired Interests surrendered multiplied by the Exchange Rate (in each case under this clause (b), a “Share Exchange”).

Notwithstanding anything in this Agreement to the contrary, the Company and the Company shall not effectuate a Cash Exchange Payment pursuant to Section 11.01(a) above unless (A) the Corporation determines to consummate a private sale or public offering of Class A Common Stock on, or not later than five (5) Business Days after, the relevant Exchange Date and (B) the Company contributes sufficient proceeds from such private sale or public offering to the Company for payment by the Company of the applicable Cash Exchange Payment.

SECTION 11.02. Exchange Procedures; Notices and Revocations.

(a) A Holder may exercise the right to effect an Exchange as set forth in Section 11.01 by delivering a written notice of exchange in respect of the Paired Interests to be Exchanged substantially in the form of Exhibit D hereto (the “Notice of Exchange”), duly executed by such Holder or such Holder’s duly authorized attorney, to the Corporation at its address set forth in Section 16.05 during normal business hours, or if any agent for the Exchange is duly appointed by the Corporation (which shall, by notice to the Holders in accordance with Section 16.05, which notice shall contain the address of the office of such agent) and acting (the “Exchange Agent”), to the office of the Exchange Agent during normal business hours, together with certificates, if any, evidencing the Paired Interests or the components of the Paired Interests. Each Exchange shall be deemed to be effective immediately prior to the close of business on the Exchange Date.

(b) Contingent Notice of Exchange and Revocation by Holders.

(i) A Notice of Exchange from a Holder may specify that the Exchange (A) shall occur on a specified future Business Day or (B) is to be contingent (including as to the timing) upon the consummation of a purchase by another Person (whether in a tender or exchange offer, an underwritten offering or otherwise) of shares of Deliverable Common Stock into which the Paired Interests are exchangeable, or contingent (including as to timing) upon the closing of an announced merger, consolidation or other transaction or event in which the Deliverable Common Stock would be exchanged or converted or become exchangeable for or convertible into cash or other securities or property.

(ii) Notwithstanding anything in this Agreement to the contrary, a Holder may withdraw or amend a Notice of Exchange, in whole or in part, at any time prior to 5:00 p.m. New York City time, on the Business Day immediately preceding the Exchange Date (or any such later time as may be required by applicable Law) by delivery of a written notice of withdrawal to the Corporation or the Exchange Agent, as applicable, specifying (1) the number of withdrawn Paired Interests, (2) the number of Paired Interests as to which the Notice of Exchange remains in effect, if any, and (3) if the Holder so determines, a new Exchange Date or any other new or revised information permitted to be set forth in the Notice of Exchange.

(c) Cash Exchange Payment. The Company shall provide notice to the Exchanging Holder of its intention to consummate an Exchange through a Cash Exchange Payment on the first Business Day immediately following the receipt of a Notice of Exchange by the Corporation. Additionally, the Company shall deliver or cause to be delivered the Cash Exchange Payment in accordance with Section 11.01(a) as promptly as practicable (but not later than five Business Days) after the Exchange Date.

(d) Share Exchange. In the case of a Share Exchange,

(i) the Exchanging Holder (or other Person(s) whose name or names in which the Deliverable Common Stock is to be issued as set forth in the Notice of Exchange) shall be deemed to be a holder of Deliverable Common Stock from and after the close of business on the Exchange Date.

(ii) as promptly as practicable on or after the Exchange Date (but not later than the close of business on the Business Day immediately following the Exchange Date), the Corporation shall deliver or cause to be delivered to the Exchanging Holder (or other Person(s) whose name or names in which the Deliverable Common Stock is to be issued as set forth in the Notice of Exchange) the number of shares of Deliverable Common Stock deliverable upon such Exchange, registered in the name of such Holder (or other Person(s) whose name or names in which the Deliverable Common Stock is to be issued as set forth in the Notice of Exchange). To the extent the Deliverable Common Stock is settled through the facilities of The Depository Trust Company, the Corporation shall, subject to Section 11.02(d)(iii) below, upon the written instruction of an Exchanging Holder, deliver or cause to be delivered the shares of Deliverable Common Stock deliverable to such Holder (or other Person(s) whose name or names in which the Deliverable Common Stock is to be issued), through the facilities of The Depository Trust Company, to the account of the participant of The Depository Trust Company designated by such Holder.

(iii) If the shares of Deliverable Common Stock issued upon an Exchange are not issued pursuant to a registration statement that has been declared effective by the Securities and Exchange Commission, such shares shall bear a legend in substantially the following form:

THE TRANSFER OF THESE SECURITIES HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTION, AND MAY NOT BE SOLD OR TRANSFERRED OTHER THAN IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (OR OTHER APPLICABLE LAW), OR AN EXEMPTION THEREFROM.

(iv) if (i) any shares of Deliverable Common Stock may be sold pursuant to a registration statement that has been declared effective by the Securities and Exchange Commission, (ii) all of the applicable conditions of Rule 144 are met, or (iii) the legend (or a portion thereof) otherwise ceases to be applicable, the Corporation, upon the written request of the Holder thereof, shall promptly provide such Holder or its respective transferees, without any expense to such Persons (other than applicable transfer taxes and similar governmental charges, if any) with new certificates (or evidence of book-entry share) for securities of like tenor not bearing the provisions of the legend with respect to which the restriction has terminated. In connection therewith, such Holder shall provide the Corporation will such information in its possession as the Corporation may reasonably request in connection with the removal of any such legend.

(e) The Corporation shall bear all expenses in connection with the consummation of any Exchange, whether or not any such Exchange is ultimately consummated, including any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, any Exchange; provided, however, that if any shares of Deliverable Common Stock are to be delivered in a name other than that of the Holder that requested the Exchange (or The Depository Trust Company or its nominee for the account of a participant of The Depository Trust Company that will hold the shares for the account of such Holder), then such Holder and/or the Person in whose name such shares are to be delivered shall pay to the Corporation the amount of any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, such Exchange or shall establish to the reasonable satisfaction of the Corporation that such tax has been paid or is not payable.

(f) Notwithstanding anything to the contrary in this Article II, a Holder shall not be entitled to effect an Exchange, and the Corporation and the Company shall have the right to refuse to honor any request to effect an Exchange, at any time or during any period, if the Corporation or the Company shall reasonably determine that such Exchange (i) would be prohibited by any applicable Law (including the unavailability of any requisite registration statement filed under the Securities Act or any exemption from the registration requirements thereunder), provided this subsection Section 11.02(f)(i) shall not limit the Corporation or the Company’s obligations under Section 11.06(c) or (ii) would not be permitted under (x) this Agreement, (y) other agreements with the Corporation, the Company or any of the Company’s subsidiaries to which such Exchanging Holder may be party or (z) any written policies of the Corporation, the Company or any of the Company’s subsidiaries related to unlawful or inappropriate trading applicable to its directors, officers or other personnel. Upon such determination, the Corporation or the Company (as applicable) shall notify the Holder requesting the Exchange of such determination, which such notice shall include an explanation in reasonable detail as to the reason that the Exchange has not been honored. Notwithstanding anything in this Agreement to the contrary, if the Corporation, after consultation with its outside legal counsel and tax advisor, shall determine in good faith that interests in the Company do not meet the requirements of Treasury Regulation Section 1.7704-1(h) (or other provisions of those Treasury Regulations as determined by the Corporation), the Company may impose such restrictions on Exchange as the Company may reasonably determine to be necessary or advisable so that the Company is not treated as a “publicly traded partnership” under Section 7704 of the Code.

SECTION 11.03. Exchange Rate Adjustment.

(a) The Exchange Rate with respect to the Class C Paired Interests and/or the components of a Class C Paired Interest shall be adjusted accordingly if there is: (i) any subdivision (by any stock or unit split, stock or unit dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock or unit split, reclassification, reorganization, recapitalization or otherwise) of the shares of Class C Common Stock or Units that is not accompanied by a substantively identical subdivision or combination of the Class A Common Stock; or (ii) any subdivision (by any stock split, stock dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock split, reclassification, reorganization, recapitalization or otherwise) of the Class A Common Stock that is not accompanied by a substantively identical subdivision or combination of the shares of Class C Common

Stock and Units. If there is any reclassification, reorganization, recapitalization or other similar transaction in which the Class A Common Stock are converted or changed into another security, securities or other property, then upon any subsequent Exchange, an Exchanging Holder shall be entitled to receive the amount of such security, securities or other property that such Exchanging Holder would have received if such Exchange had occurred immediately prior to the effective date of such reclassification, reorganization, recapitalization or other similar transaction, taking into account any adjustment as a result of any subdivision (by any split, dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, reorganization, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction. For the avoidance of doubt, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the Class A Common Stock are converted or changed into another security, securities or other property, this Section 11.03(a) shall continue to be applicable, mutatis mutandis, with respect to such security or other property. This Agreement shall apply to, mutatis mutandis, and all references to “Class C Paired Interests” shall be deemed to include, any security, securities or other property of the Corporation or the Company which may be issued in respect of, in exchange for or in substitution of shares of Class C Common Stock or Units, as applicable, by reason of stock or unit split, reverse stock or unit split, stock or unit dividend or distribution, combination, reclassification, reorganization, recapitalization, merger, exchange (other than an Exchange) or other transaction.

(b) The Exchange Rate with respect to the Class D Paired Interests and/or the components of a Class D Paired Interest shall be adjusted accordingly if there is: (i) any subdivision (by any stock or unit split, stock or unit dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock or unit split, reclassification, reorganization, recapitalization or otherwise) of the shares of Class D Common Stock or Units that is not accompanied by a substantively identical subdivision or combination of the Class B Common Stock; or (ii) any subdivision (by any stock split, stock dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock split, reclassification, reorganization, recapitalization or otherwise) of the Class B Common Stock that is not accompanied by a substantively identical subdivision or combination of the shares of Class D Common Stock and Units. If there is any reclassification, reorganization, recapitalization or other similar transaction in which the Class B Common Stock are converted or changed into another security, securities or other property, then upon any subsequent Exchange, an Exchanging Holder shall be entitled to receive the amount of such security, securities or other property that such Exchanging Holder would have received if such Exchange had occurred immediately prior to the effective date of such reclassification, reorganization, recapitalization or other similar transaction, taking into account any adjustment as a result of any subdivision (by any split, dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, reorganization, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction. For the avoidance of doubt, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the Class B Common Stock are converted or changed into another security, securities or other property, this Section 11.03(b) shall continue to be applicable, mutatis mutandis, with respect to such security or other property. This Agreement shall apply to, mutatis mutandis, and all references to “Class D Paired Interests” shall be deemed to include, any security, securities or other property of the Corporation or the Company which may be issued in respect of, in exchange for or in substitution of shares of Class D Common Stock or Units, as applicable, by reason of stock or unit split, reverse stock or unit split, stock or unit dividend or distribution, combination, reclassification, reorganization, recapitalization, merger, exchange (other than an Exchange) or other transaction.

(c) This Agreement shall apply to the Paired Interests held by the Holders and their Permitted Transferees as of the execution and delivery of this Agreement, as well as any Paired Interests hereafter acquired by a Holder and his or her or its Permitted Transferees.

SECTION 11.04. Tender Offers and Other Events with Respect to the Corporation.

(a) In the event that a tender offer, share exchange offer, issuer bid, take-over bid, recapitalization (other than a recapitalization governed by Section 11.03(a)) or similar transaction with respect to Class A Common Stock (a “Corporate Offer”) is proposed by the Corporation or is proposed to the Corporation or its stockholders and approved by the board of directors of the Corporation or is otherwise effected or to be effected with the consent or approval of the board of directors of the Corporation, the Holders of Paired Interests shall be permitted to participate in such Corporate Offer by delivery of a Notice of Exchange (which Notice of Exchange shall be effective immediately prior to the consummation of such Corporate Offer (and, for the avoidance of doubt, shall be contingent upon such the Corporate Offer and not be effective if such the Corporate Offer is not consummated)). In the case of a the Corporate Offer proposed by the Corporation, the Corporation will use its reasonable best efforts expeditiously and in good faith to take all such actions and do all such things as are necessary or desirable to enable and permit the Holders of Paired Interests to participate in such Corporate Offer to the same extent or on an economically equivalent basis as the holders of shares of Class A Common Stock without discrimination; provided, that without limiting the generality of this sentence, the Corporation will use its reasonable best efforts expeditiously and in good faith to ensure that such Holders may participate in each such Corporate Offer without being required to Exchange Paired Interests. For the avoidance of doubt (but subject to Section 11.04(b)), in no event shall the Holders of Paired Interests be entitled to receive in such Corporate Offer aggregate consideration for each Paired Interest that is greater than the consideration payable in respect of each share of Class A Common Stock in connection with a Corporate Offer.

(b) Notwithstanding anything in this Agreement to the contrary, in the event of a Corporate Offer intended to qualify as a reorganization within the meaning of Section 368(a) of the Code or as a transfer described in Section 351(a) or Section 721 of the Code, a Holder shall not be required to exchange its Paired Interest without its prior consent.

(c) Notwithstanding anything in this Agreement to the contrary, (i) in a Corporate Offer where the consideration payable in connection therewith includes Equity Securities, the aggregate consideration for any Class D Paired Interest shall be deemed to be equivalent to the consideration payable in respect of each share of Class A Common Stock if the only difference in the per share distribution to the Holders of Class D Paired Interests is that the Equity Securities distributed to such Holders have not more than ten times the voting power of any Equity Securities distributed to the holder of a share of Class A Common Stock (so long as such Equity Securities issued to the Class D Paired Interests remain subject to automatic conversion on terms no more favorable to such Holders than those set forth in Article IV, Section (4)(j) of the Corporate Charter), (ii) in a Corporate Offer, payments under or in respect of the Tax Receivable Agreements shall not be considered part of the consideration payable in respect of any Paired Interest or share of Class A Common Stock in connection with such Corporate Offer for the purposes of Section 11.04(a), and (iii) the Company shall not be entitled to make a Cash Exchange Payment in the case of an Exchange in connection with a Corporate Offer.

SECTION 11.05. Listing of Deliverable Common Stock. If the Class A Common Stock is listed on a securities exchange or inter-dealer quotation system, the Corporation shall use its reasonable best efforts to cause all Class A Common Stock issued upon an exchange of Paired Interests to be listed on the same securities exchange or traded on such inter-dealer quotation system at the time of such issuance.

SECTION 11.06. Deliverable Common Stock to be Issued; Class C Common Stock or Class D Common Stock to be Cancelled.

(a) The Corporation shall at all times reserve and keep available out of its authorized but unissued Class A Common Stock and Class B Common Stock, solely for the purpose of issuance upon an Exchange, the maximum number of shares of Deliverable Common Stock as shall be deliverable upon Exchange of all then-outstanding Paired Interests; provided, that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of an Exchange by delivery of shares of Deliverable

Common Stock that are held in the treasury of the Corporation or by delivery of purchased shares of Deliverable Common Stock (which may or may not be held in the treasury of the Corporation). The Corporation covenants that all shares of Deliverable Common Stock issued upon an Exchange will, upon issuance thereof, be validly issued, fully paid and non-assessable.

(b) When a Paired Interest has been Exchanged in accordance with this Agreement, (i) the share of Class C Common Stock or Class D Common Stock corresponding to such Paired Interest shall be cancelled by the Corporation and (ii) the Unit corresponding to such Paired Interest shall be deemed transferred from the Exchanging Holder to the Corporation and the Officers shall amend, update or amend and restate the Schedule of Members to reflect such change, all without further act, vote, approval or consent of the Manager, Members or any other Person notwithstanding any other provision to this Agreement or, to the fullest extent permitted by applicable Law, the Delaware Act or any other applicable Law.

(c) The Corporation agrees that it has taken all or will take such lawful steps as may be required to cause to qualify for exemption under Rule 16b-3(d) or (e), as applicable, under the Exchange Act, and to be exempt for purposes of Section 16(b) under the Exchange Act, any acquisitions from, or dispositions to, the Corporation of equity securities of the Corporation (including derivative securities with respect thereto) and any securities that may be deemed to be equity securities or derivative securities of the Corporation for such purposes that result from the transactions contemplated by this Agreement, by each officer or director of the Corporation, including any director by deputization. The authorizing resolutions shall be approved by either the Corporation’s board of directors or a duly authorized committee thereof composed solely of two or more Non-Employee Directors (as defined in Rule 16b-3) of the Corporation.

SECTION 11.07. Distributions. No Exchange shall impair the right of the Exchanging Holder to receive any Distributions payable on the Units so exchanged in respect of a record date that occurs prior to the Exchange Date for such Exchange. No adjustments in respect of Distributions on any Unit will be made on the Exchange of any Paired Interest, and if the Exchange Date with respect to a Unit occurs after the record date for the payment of a Distribution on Units, but before the date of the payment, then the registered Holder of the Unit at the close of business on the record date shall be entitled to receive the Distribution payable on the Unit on the payment date (without duplication of any Distribution to which such Holder may be entitled under Section 4.01(e) in respect of taxes) notwithstanding the Exchange of the Paired Interests or a default in payment of the Distribution due on the Exchange Date. For the avoidance of doubt, no Exchanging Holder shall be entitled to receive, in respect of a single record date, both Distributions on Units exchanged by such Holder and dividends on shares of Deliverable Common Stock received by such Holder in such Exchange.

SECTION 11.08. Withholding; Certification of Non-Foreign Status.

(a) If the Corporation or the Company shall be required to withhold any amounts by reason of any federal, state, local or non-U.S. foreign tax rules or regulations in respect of any Exchange, the Corporation or the Company, as the case may be, shall be entitled to take such lawful action as it deems appropriate in order to ensure compliance with such withholding requirements, including, at its option, withholding shares of Class A Common Stock with a Fair Market Value equal to the minimum amount of any taxes that the Corporation or the Company, as the case may be, may be required to withhold with respect to such Exchange. To the extent that amounts are (or property is) so withheld and paid over to the appropriate taxing authority, such withheld amounts (or property) shall be treated for all purposes of this Agreement as having been paid (or delivered) to the applicable Holder.

(b) Notwithstanding anything in this Agreement to the contrary, each of the Corporation and the Company may, in its discretion, require that an exchanging Holder deliver to the Corporation or the Company, as the case may be, a certification of non-foreign status in accordance with Treasury Regulation Section l.1445-2(b) and l.1446(f)-2(b)(2) prior to an Exchange. In the event the Corporation or the Company has required delivery of such certification but an exchanging Holder does not provide such certification, the Corporation or the Company, as applicable, shall nevertheless deliver or cause to be delivered to the exchanging Holder the shares of Class A Common Stock or the shares of Class B Common Stock, as applicable, or Cash Payment in accordance with Section 11.01, but subject to withholding as provided in Section 11.08(a).

SECTION 11.09. Tax Treatment. As required by the Code and the Treasury Regulations, the Company, the Corporation, the Manager, the Members and any other Person that is party to or is otherwise bound by this Agreement shall report any Exchange consummated hereunder as a taxable sale of the Units and shares of Class C Common Stock or Class D Common Stock, as applicable, by a Holder to the Corporation, and no such Person shall take a contrary position on any income tax return or amendment thereof unless an alternate position is permitted under the Code and Treasury Regulations and the Corporation consents in writing.

ARTICLE XII

Admission of Members

SECTION 12.03. Substituted Members. Subject to the provisions of Article X hereof, in connection with the Permitted Transfer of a Unit, the transferee shall be admitted as a substituted member of the Company (“Substituted Member”) on the effective date of such Permitted Transfer, which effective date shall not be earlier than the date of compliance with the conditions to such Transfer.

SECTION 12.04. Additional Members. Subject to the provisions of Article X hereof, any Person (other than the Members as of the execution and delivery of this Agreement) may be admitted as an additional member of the Company (any such Person, an “Additional Member”) only upon furnishing to the Manager (a) counterparts of this Agreement and any applicable Other Agreements and (b) such other documents or instruments as may be reasonably necessary or appropriate to effect such Person’s admission as a Member (including entering into such documents as the Manager may deem appropriate in its reasonable discretion). Such admission shall become effective on the date on which the Manager determines in its reasonable discretion that such conditions have been satisfied.

ARTICLE XIII

Resignation

SECTION 13.03. Resignation of Members. No Member shall have the power or right to resign as a member of the Company prior to the dissolution and winding up of the Company pursuant to Article XIV. Upon or after the dissolution and winding up of the Company, a Member may resign as a member of the Company solely with the prior written consent of the Manager. The attempt by any Member to resign as a member of the Company upon or following the dissolution and winding up of the Company pursuant to Article XIV without the prior written consent of the Manager, but prior to such Member receiving the full amount of Distributions from the Company to which such Member is entitled pursuant to Article XIV, shall be deemed to have breached this Agreement and shall be liable to the Company for all damages (including all lost profits and special, indirect and consequential damages) directly or indirectly caused by the resignation of such Member as a member of the Company. Upon a Transfer of all of a Member’s Units in a Transfer permitted by this Agreement, subject to the provisions of Section 10.06, such Member shall cease to be a Member.

ARTICLE XIV

Dissolution and Liquidation

SECTION 14.03. Dissolution. The Company shall not be dissolved by the admission of Additional Members or Substituted Members or the resignation or attempted resignation of a Member. The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following events:

(a) the decision of the Manager to dissolve the Company;

(b) a dissolution of the Company under Section 18-801(4) of the Delaware Act; or

(c) the entry of a decree of judicial dissolution of the Company under Section 18-802 of the Delaware Act.

Except as otherwise set forth in this Article XIV, the Company is intended to have perpetual existence. Notwithstanding anything in this Agreement to the contrary, (i) an Event of Withdrawal shall not cause the relevant Member to cease to be a member of the Company and upon the occurrence of such event, the Company shall continue without dissolution, and (ii) each of the Members waives any right it may have to agree in writing to dissolve the Company upon an Event of Withdrawal.

SECTION 14.04. Liquidation and Termination. On dissolution of the Company, the Manager shall act as the liquidating trustee or may appoint one or more Persons as the liquidating trustee. The liquidating trustee shall proceed diligently to wind up the affairs of the Company and make final Distributions as provided herein and in the Delaware Act. The costs of liquidation shall be borne as a Company expense. Until final Distribution, the liquidating trustee shall continue to operate the Company properties with all of the power and authority of the Manager. Subject to the Delaware Act, the steps to be accomplished by the liquidating trustee are as follows:

(a) as promptly as possible after dissolution and again after final liquidation, the liquidating trustee shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(b) the liquidating trustee shall pay, satisfy or discharge from Company funds, or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash fund for contingent liabilities in such amount and for such term as the liquidating trustee may reasonably determine): first, all expenses incurred in liquidation of the Company; second, all of the debts, liabilities and obligations owed to creditors of the Company, other than Members; third, all of the debts and liabilities owed to Members; and

(c) all remaining assets of the Company shall be distributed to the Members in accordance with Article IV by the end of the Taxable Year during which the final liquidation of the Company occurs (or, if later, by ninety (90) days after the date of the final liquidation). The Distribution of cash and/or property to the Members in accordance with the provisions of this Section 14.02 and Section 14.03 below constitutes a complete return to the Members of their Capital Contributions, a complete Distribution to the Members of their interest in the Company and all the Company’s property and constitutes a compromise to which all Members have consented within the meaning of the Delaware Act. To the extent that a Member returns funds to the Company, it has no claim against any other Member for those funds.

SECTION 14.05. Deferment; Distribution in Kind. Notwithstanding the provisions of Section 14.02, but subject to the order of priorities set forth therein, if upon dissolution of the Company the liquidating trustee determines that an immediate sale of part or all of the Company’s assets would be impractical or would cause undue loss (or would otherwise not be beneficial) to the Members, the liquidating trustee may, in the liquidating trustee’s sole discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy Company liabilities (other than loans to the Company by Members) and reserves. Subject to the order of priorities set forth in Section 14.02, the liquidating trustee may, in the liquidating trustee’s sole discretion, distribute to the Members, in lieu of cash, either (a) all or any portion of such remaining Company assets in-kind in accordance with the provisions of Section 14.02(c), (b) as tenants in common and in accordance with the provisions of Section 14.02(c), undivided interests in all or any portion of such Company assets or (c) a combination of the foregoing. Any such Distributions in kind shall be subject to (y) such conditions relating to the disposition and management of such assets as the liquidating trustee deems reasonable and equitable, and (z) the terms and conditions of any agreements governing such assets (or the operation thereof or the holders thereof) at such time.

SECTION 14.06. Certificate of Cancellation. On completion of the Distribution of Company assets as provided herein, the Company is terminated (and the Company shall not be terminated prior to such time), and the Manager shall file or cause to be filed a certificate of cancellation with the Secretary of State of the State of Delaware, cancel any other filings made pursuant to this Agreement that are or should be canceled and take such other actions as may be necessary to terminate the Company. The Company shall be deemed to continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 14.04.

SECTION 14.07. Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Sections 14.02 and 14.03 in order to minimize any losses otherwise attendant upon such winding up.

SECTION 14.08. Return of Capital. The liquidating trustee shall not be personally liable for the return of Capital Contributions or any portion thereof to the Members (it being understood that any such return shall be made solely from Company assets).

ARTICLE XV

Valuation

SECTION 15.03. Determination. “Fair Market Value” of a specific Company asset will mean the amount which the Company would receive in an all-cash sale of such asset in an arms-length transaction with a willing, unaffiliated third party, with neither party having any compulsion to buy or sell, consummated on the day immediately preceding the date on which the event occurred which necessitated the determination of the Fair Market Value, as such amount is determined by the Manager (or, if pursuant to Section 14.02, the liquidating trustee) in its good faith judgment using all factors, information and data it deems to be pertinent.

SECTION 15.04. Dispute Resolution. If any Member or Members dispute the accuracy of any determination of Fair Market Value in accordance with Section 15.01, and the Manager (or, if pursuant to Section 14.02, the liquidating trustee) and such Member(s) are unable to agree on the determination of the Fair Market Value of any asset of the Company, the Manager (or, if pursuant to Section 14.02, the liquidation trustee) and such Member(s) shall each select a nationally recognized investment banking firm experienced in valuing securities of closely-held companies such as the Company in the Company’s industry (the “Appraisers”), who shall each determine the Fair Market Value of the asset or the Company (as applicable) in accordance with the provisions of Section 15.01. The Appraisers shall be instructed to give written notice of their determination of the Fair Market Value of the asset or the Company (as applicable) within thirty (30) days of their appointment as Appraisers. If Fair Market Value as determined by an Appraiser is higher than Fair Market Value as determined by the other Appraiser by ten percent (10%) or more, and the Manager (or, if pursuant to Section 14.02, the liquidation trustee) and such Member(s) do not otherwise agree on a Fair Market Value, the original Appraisers shall designate a third Appraiser meeting the same criteria used to select the original two Appraisers, and such third Appraiser shall determine the Fair Market Value of such asset or the Company (as applicable) within thirty (30) days of its appointment as an Appraiser, provided that such Appraiser shall not determine the Fair Market Value of such asset or the Company (as applicable) to be lower or higher than the determinations made by the original two Appraisers. If Fair Market Value as determined by an Appraiser is within ten percent (10%) of the Fair Market Value as determined by the other Appraiser (but not identical), and the Manager (or, if pursuant to Section 14.02, the liquidating trustee) and such Member(s) do not otherwise agree on a Fair Market Value, the Manager (or, if pursuant to Section 14.02, the liquidating trustee) shall select the Fair Market Value of one of the Appraisers. The fees and expenses of the Appraisers shall be borne by the Company.

ARTICLE XVI

General Provisions

SECTION 16.03. Power of Attorney.

(a) Each Member who is an individual hereby constitutes and appoints the Manager (or the liquidating trustee, if applicable) with full power of substitution, as his or her true and lawful agent and attorney-in-fact, with full power and authority in his, her or its name, place and stead, to the same extent and with the same effect as such Member would or could do under applicable Law, to:

(i) execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) this Agreement, all certificates and other instruments and all amendments thereof which the Manager deems appropriate or necessary to form, qualify, or continue the qualification of, the Company as a limited liability company in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property; (B) all instruments which the Manager deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (C) all conveyances and other instruments or documents which the Manager deems appropriate or necessary to reflect the dissolution and liquidation of the Company pursuant to the terms of this Agreement, including a certificate of cancellation; and (D) all instruments relating to the admission, resignation or substitution of any Member pursuant to Article XII or XIII; and

(ii) sign, execute, swear to and acknowledge all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the reasonable judgment of the Manager, to evidence, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Members hereunder or is consistent with the terms of this Agreement, in the reasonable judgment of the Manager, necessary or appropriate to effectuate the terms of this Agreement.

(b) The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the death, disability, incapacity, dissolution, bankruptcy, insolvency or termination of any Member who is an individual and the transfer of all or any portion of his, her or its Company Interest and shall extend to such Member’s heirs, successors, permitted assigns and personal representatives.

SECTION 16.04. Confidentiality.

(a) The Manager and each of the Members agree to hold the Company’s Confidential Information in confidence and may not use such information except (i) in furtherance of the business of the Company, (ii) as reasonably necessary for compliance with applicable Law, including compliance with disclosure requirements under the Securities Act and the Exchange Act and compliance with the listing requirements of any securities exchange on which the Class A Common Stock is traded, and securities laws and regulations of other jurisdictions or (iii) as otherwise authorized separately in writing by the Manager. “Confidential Information” as used herein includes, but is not limited to, ideas, financial product structuring, business strategies, innovations and materials, all aspects of the Company’s business plan, proposed operation and products, corporate structure, financial and organizational information, analyses, proposed partners, employees and their identities, equity ownership, the methods and means by which the Company plans to conduct its business, all trade secrets, trademarks, tradenames and all intellectual property associated with the Company’s business. With respect to the Manager and each Member, Confidential Information does not include information or material that: (a) is rightfully in the possession of the Manager or each Member at the time of disclosure by the Company; (b) before or after it has been disclosed to the Manager or each Member by the Company, becomes part of public knowledge, not as a result of any action or inaction of the Manager or such Member, respectively, in violation of this Agreement; (c) is approved for release by written authorization of the Manager or [the Chief Executive Officer] or the President of the Company; (d) is disclosed to the Manager or such Member or their representatives by a third party not, to the knowledge of the Manager or such Member, respectively, in violation of any obligation of confidentiality owed to the Company with respect to such information; or (e) is or becomes independently developed by the Manager or such Member or their respective representatives without use or reference to the Confidential Information.

(b) Each of the Members may disclose Confidential Information to its Subsidiaries, Affiliates, partners, members, directors, managers, officers, employees, counsel, advisers, consultants, outside contractors and other agents, on the condition that such Persons keep the Confidential Information confidential to the same extent as such disclosing party is required to keep the Confidential Information confidential, solely to the extent it is reasonably necessary or appropriate to fulfill its obligations or to exercise its rights under this Agreement; provided that the disclosing party shall remain liable with respect to any breach of this Section 16.02 by any such Person.

(c) Notwithstanding anything in Section 16.02(a) or Section 16.02(b) to the contrary, each of the Members may disclose Confidential Information (i) to the extent that such party is legally compelled (by oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, for purposes of reporting to its stockholders and direct and indirect equity holders the performance of the Company and its Subsidiaries and for purposes of including applicable information in its financial statements to the fullest extent required by applicable Law or applicable accounting standards; or (ii) to any bona fide prospective purchaser of the equity or assets of a Member, or the Common Units held by such Member, or a prospective merger partner of such Member (provided, that (x) such Persons will be informed by such Member of the confidential nature of such information and shall agree in writing to keep such information confidential in accordance with the contents of this Agreement, and (y) each Member will be liable for any breaches of this Section 16.02 by any such Persons). Nothing in this Agreement shall prevent a Member from (A) filing and, as provided for under Section 21F of the Exchange Act, maintaining the confidentiality of, a claim with the SEC; (B) providing Confidential Information to the SEC, or providing the SEC with information that would otherwise violate any part of this Agreement, to the extent permitted by Section 21F of the Exchange Act; (C) cooperating, participating or assisting in an SEC investigation or proceeding without notifying the Company or any of its Affiliates; or (D) receiving a monetary award as set forth in Section 21F of the Exchange Act. Notwithstanding any of the foregoing, nothing in this Section 16.02 will restrict in any manner the ability of the Corporation to comply with its disclosure obligations under Law or the listing requirements of any securities exchange on which the Class A Common Stock is traded, and the extent to which any Confidential Information is necessary or desirable to disclose.

SECTION 16.05. Amendments.

(a) Any amendment or modification of this Agreement shall require the affirmative consent or approval of the Manager and the Majority Members; provided, however, that any such amendment that: (i) changes the rights, powers or duties of the Members holding a class or series of Units so as to affect such rights, powers or duties adversely shall also require the affirmative consent or approval of the Members holding a majority of the outstanding Units of such class or series; (ii) changes to this Section 16.03(a) shall also require the affirmative consent or approval of the Manager and each Member; and (iii) changes any provision that expressly requires the approval, consent or action of a Person or Persons so as to affect such Person or Persons adversely shall also require the affirmative consent or approval of such Person or Persons.

(b) Notwithstanding the foregoing, the Manager may amend or modify any provision of this Agreement without further act, vote, approval or consent of the Members or any other Person notwithstanding any other provision of this Agreement or, to the fullest extent permitted by applicable Law, the Delaware Act or other applicable Law, so long as such amendment or modification does not change the powers, preferences or relative, participating, optional, special or other rights, if any, or the qualifications, limitations or restrictions of the Members holding a class or series of Units so as to affect them adversely.

(c) Notwithstanding the foregoing, the Manager or the Officers may amend or modify the Schedule of Members pursuant to Sections 3.01(d), 3.09, 5.01(a), 5.01(c) and 11.06(b) without further act, vote,

approval or consent of the Members or any other Person notwithstanding any other provision of this Agreement or, to the fullest extent permitted by applicable Law, the Delaware Act or other applicable Law.

SECTION 16.06. Title to Company Assets. Company assets shall be deemed to be owned by the Company as an entity, and no Member, individually or collectively, shall have any ownership interest in such Company assets or any portion thereof. The Company shall hold title to all of its property in the name of the Company and not in the name of any Member. All Company assets shall be recorded as the property of the Company on its books and records, irrespective of the name in which legal title to such Company assets is held. The Company’s credit and assets shall be used solely for the benefit of the Company, and no asset of the Company shall be transferred or encumbered for, or in payment of, any individual obligation of any Member.

SECTION 16.07. Addresses and Notices. To be valid for purposes of this Agreement, any notice, request, demand, waiver, consent, approval or other communication (any of the foregoing, a “Notice”) that is required or permitted under this Agreement shall be in writing. A Notice shall be deemed given only as follows: (a) on the date delivered personally or by email; (b) three (3) Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or (c) one (1) Business Day following deposit with a nationally recognized overnight courier service for next day delivery, charges prepaid, and, in each case, at the address set forth below and to any other recipient and to any Member at such address as indicated by the Company’s records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

UWM Holdings, LLC

[●]

Fax: [●]

Email: [●]

Attn.: [●]

with a copy (which copy shall not constitute notice) to:

[●]

Attn: [●], Esq.

Facsimile: [●]

E-mail: [●]

SECTION 16.08. Binding Effect; Intended Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

SECTION 16.09. Creditors. To the fullest extent permitted by applicable Law, none of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company or any of the Company’s Affiliates, and no creditor who makes a loan to the Company or any of the Company’s Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan, any direct or indirect interest in the Company’s Net Income, Net Loss, Distributions, capital or property.

SECTION 16.10. Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

SECTION 16.11. Counterparts. This Agreement may be executed in multiple counterparts, each of which when executed and delivered shall thereby be deemed to be an original and all of which taken together shall constitute one and the same instrument. Any party may deliver signed counterparts of this Agreement to the other parties by means of facsimile, portable document format (.PDF) signature or electronic transmission.

SECTION 16.12. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

SECTION 16.13. Jurisdiction. To the fullest extent permitted by applicable Law, the Company, each Member, the Manager, each Officer, each other Person who is a party to or is otherwise bound by this Agreement and each Person acquiring a Unit agrees that, unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for any (a) derivative action or proceeding brought on behalf of the Company, (b) any action asserting a claim of breach of fiduciary duty owed by any Member, the Manager, any Officer or any employee of the Company to the Company or the Members, (c) any action asserting a claim arising pursuant to the Delaware Act or this Agreement, or (d) any action asserting a claim governed by the internal affairs doctrine of the State of Delaware shall be either (i) the Sixth Judicial Circuit, Oakland County, Michigan (or, if the Sixth Judicial Circuit, Oakland County, Michigan lacks jurisdiction over any such action or proceeding, then another state court of the State of Michigan, or, if no state court of the State of Michigan has jurisdiction over any such action or proceeding, then the United States District Court for the Eastern District of Michigan) or (ii) the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over any such action or proceeding, then the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware lacks jurisdiction over any such action or proceeding, then the United States District Court for the District of Delaware). To the fullest extent permitted by applicable Law, the Company, each Member, the Manager, each Officer, each other Person who is a party to or is otherwise bound by this Agreement and each Person acquiring a Unit (i) irrevocably submits to the exclusive personal jurisdiction of the aforesaid courts and (ii) waives any claim of improper venue any claim that the aforesaid courts are an inconvenient forum court in any action or proceeding described in the foregoing sentence. To the fullest extent permitted by applicable law, the Company, each Member, the Manager, each Officer, each other Person who is a party to or is otherwise bound by this Agreement and each Person acquiring a Unit agrees that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 16.05 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.

SECTION 16.14. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

SECTION 16.15. Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking such actions as may be reasonably necessary or appropriate to achieve the purposes of this Agreement.

SECTION 16.16. Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of an electronic transmission, including by a facsimile machine or via email, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall reexecute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of electronic transmission by a facsimile machine or via email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through such electronic transmission as a defense to the formation of a contract and each such party forever waives any such defense.

SECTION 16.17. Right of Offset. Whenever the Company is to pay any sum (other than pursuant to Article IV) to any Member, any amounts that such Member owes to the Company which are not the subject of a good faith dispute may be deducted from that sum before payment. For the avoidance of doubt, the Distribution of Units to the Corporation shall not be subject to this Section 16.15.

SECTION 16.18. Effectiveness. This Agreement shall be effective upon the execution and delivery of this Agreement.

SECTION 16.19. Entire Agreement. This Agreement and those documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. For the avoidance of doubt, the Original Agreement, as in effect immediately prior to the execution and delivery of this Agreement is superseded by this Agreement and shall be of no further force and effect thereafter.

SECTION 16.20. Remedies. Each Member shall have all rights and remedies set forth in this Agreement and all rights and remedies which such Person has been granted at any time under any other agreement or contract and all of the rights which such Person has under any Law. Any Person having any rights under any provision of this Agreement or any other agreements contemplated hereby shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by Law.

SECTION 16.21. Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The use of the word “including” in this Agreement shall be by way of example rather than by limitation and shall mean, “including, without limitation”. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Without limiting the generality of the immediately preceding sentence, no amendment or other modification to any agreement, document or instrument that requires the consent of any Person pursuant to the terms of this Agreement or any other agreement will be given effect hereunder unless such Person has consented in writing to such amendment or modification. Wherever required by the context, references to a Fiscal Year shall refer to a portion thereof. The use of the words “or,” “either” and “any” shall not be exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict.

[Remainder of page intentionally left blank]

The undersigned hereby agree to be bound by all of the terms and provisions of the First Amended and Restated Limited Liability Company Agreement of UWM Holdings, LLC as of the date first set forth above.

UWM CORPORATION, as a Member and the Corporation

By:
Name:	[●]
Title:	[●]

(SIGNATURE PAGE TO FIRST AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF UWM HOLDINGS, LLC)

The undersigned hereby agree to be bound by all of the terms and provisions of the First Amended and Restated Limited Liability Company Agreement of UWM Holdings, LLC as of the date first set forth above.

[MEMBER]

By:
Name:	[●]
Title:	[●]

(SIGNATURE PAGE TO FIRST AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF UWM HOLDINGS, LLC)

Exhibit A

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of [●], 20[●] (this “Joinder”), is delivered pursuant to that certain First Amended and Restated Limited Liability Company Agreement, entered into effective as of [●] (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “LLC Agreement”) of UWM Holdings, LLC, a Delaware limited liability company (the “Company”). Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the LLC Agreement.

1.

Joinder to the LLC Agreement. Upon the execution of this Joinder by the undersigned and delivery hereof to the Corporation, the undersigned hereby is and hereafter will be a Member under the LLC Agreement and a party thereto, with all the rights, privileges and responsibilities of a Member thereunder. The undersigned hereby agrees that it shall comply with and be fully bound by the terms of the LLC Agreement as if it had been a signatory thereto as of the date thereof.

2.	Incorporation by Reference. All terms and conditions of the LLC Agreement are hereby incorporated by reference in this Joinder as if set forth herein in full.

3.	Address. All notices under the LLC Agreement to the undersigned shall be directed to:

[Name]

[Address]

[City, State, Zip Code]

Attn:

Facsimile:

E-mail:

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[NEW MEMBER]

By:
Name:	[●]
Title:	[●]

Accepted and agreed as of the date first set forth above:

UWM HOLDINGS, LLC

By:	UWM Corporation, Its manager

By:

Name:	[●]
Title:	[●]

CERTIFICATE FOR

UWM HOLDINGS, LLC

Certificate Number	[Class A][B][C] Units

UWM Holdings, LLC, a Delaware limited liability company (the “Company”), hereby certifies that                  (the “Holder”) is the registered owner of                 [Class A][B][C] Units of limited liability company interest in the Company (the “Interests”). THE RIGHTS, POWERS, PREFERENCES, RESTRICTIONS (INCLUDING TRANSFER RESTRICTIONS) AND LIMITATIONS OF THE INTERESTS ARE SET FORTH IN, AND THIS CERTIFICATE AND THE INTERESTS REPRESENTED HEREBY ARE ISSUED AND SHALL IN ALL RESPECTS BE SUBJECT TO THE TERMS AND PROVISIONS OF THE FIRST AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF THE COMPANY, DATED AS OF                 , 202[●], AS THE SAME MAY BE AMENDED OR AMENDED AND RESTATED FROM TIME TO TIME (THE “AGREEMENT”). THE TRANSFER OF THIS CERTIFICATE AND THE INTERESTS REPRESENTED HEREBY IS RESTRICTED AS DESCRIBED IN THE AGREEMENT. By acceptance of this Certificate, and as a condition to being entitled to any rights and/or benefits with respect to the Interests evidenced hereby, the Holder is deemed to have agreed to comply with and be bound by all of the terms and conditions of the Agreement. The Company will furnish a copy of the Agreement to the Holder without charge upon written request to the Company at its principal place of business. The Company maintains books for the purpose of registering the transfer of Interests.

Each limited liability company interest in the Company shall constitute a “security” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware, and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.

This Certificate shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflict of laws.

IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by                 its                 as of the date set forth below.

Dated: , 20
Name:
Title:

Exhibit B

REVERSE SIDE OF CERTIFICATE

REPRESENTED INTERESTS OF

UWM HOLDINGS, LLC

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto                 [print or typewrite the name of the transferee],                 [insert Social Security Number or other taxpayer identification number of transferee], the following specified percentage of Interests:                 [identify percentage of Interests being transferred], and irrevocably constitutes and appoints                as attorney-in-fact to transfer the same on the books and records of the Company, with full power of substitution in the premises.

Dated: , 20	Signature:
(Transferor)
Address:

Exhibit C

Officers

Name:	Title:
[●]	[●]
[●]	[●]

Exhibit D

Notice of Exchange

[LETTERHEAD OF HOLDER]

[●]

UWM Corporation

[●]

UWM Holdings, LLC

[●]

Re: Exchange Pursuant to First Amended and Restated Limited Liability Company Agreement of UWM Holdings, LLC dated as of [●] (the “Agreement”)

Reference is hereby made to the Agreement. Capitalized terms used but not defined herein shall have the meanings given to them in the Agreement. The undersigned Holder hereby provides this Notice of Exchange pursuant to Section 11.02 of the Agreement to effect the Exchange of the following Paired Interests:

Number of Pair Interests to be Exchanged:

(Consisting of an equal number of Class [B][C] Common Units and shares of Class [D][C] Common Stock)

The shares of Class [A][B] Common Stock to be issued upon consummation of the Exchange shall be issued to :.

The Holder hereby represents and warrants that: (a) the Holder has all requisite power and authority to execute, deliver and perform under this Notice of Exchange and no consent, approval, authorization, registration or notice of any third party or governmental authority is required by the Holder in connection with this Notice of Exchange or the Exchange; (b) this Notice of Exchange has been duly executed and delivered by the Holder and constitutes the legal, valid and binding obligation of the Holder, enforceable against the Holder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws effecting creditors’ rights generally and subject, as to enforceability, to general principals of equity; and (c) the Holder is the sole owner of record and beneficially of the Paired Interests described above, free and clear of any any mortgage, pledge, hypothecation, easement, security interest, charge, claim, license, option, conditional sale or other title retention agreement, lien or other encumbrance or right of any third party, or any agreement to create any of the foregoing.

The Holder hereby constitutes and appoints each officer of the Corporation and of the Company with full power of substitution, as the Holder’s true and lawful agent and attorney-in-fact, with full power and authority, in the Holder’s name, place and stead, to the same and extent and with the same effect as the Holder would or could do under applicable Law to (a) effect the Exchange, (b) effect the surrender, assignment and delivery of the Paired Interests described above and (c) effect the delivery of the shares of Class [A][B] Common Stock to be issued upon consummation of the Exchange of the Paired Interests described above. The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the death, disability, incapacity, dissolution, bankruptcy, insolvency or termination of the Holder.

IN WITNESS WHEREOF, the undersigned Holder has duly executed and delivered this Notice of Exchange as of the day and year first above written.

[HOLDER]

By:

Name:	[●]
Title:	[●]
Address:	[●]

Schedule of Members

Name and Address of Member	Class A Common Units	Class B Common Units	Class C Common Units	Capital Account
SFS [Address]	—	[●]	—	[●]
UWM Corporation [Address]	[●]	—	—	[●]
TOTAL:	[●]	[●]	—	[●]

EXHIBIT D

Registration Rights and Lock-Up Agreement

[Attached as Annex E to this Proxy Statement]

EXHIBIT E

Subscription Agreement

[Attached as Annex D to this Proxy Statement]

EXHIBIT F

Tax Receivable Agreement

[Attached as Annex F to this Proxy Statement]

EXHIBIT G

Directors and Officers of GHIV

1. Jeffrey Ishbia

2. Mathew Ishbia

3. Justin Ishbia

4. To be determined

5. To be determined

6. To be determined

7. To be determined

EXECUTION VERSION

AMENDMENT TO

BUSINESS COMBINATION AGREEMENT

This Amendment to Business Combination Agreement (this “Amendment”), dated as of December 14, 2020, is entered into by and among Gores Holdings IV, Inc., a Delaware corporation (“GHIV”), United Shore Financial Services, LLC d/b/a United Wholesale Mortgage, a Michigan limited liability company (the “Company”), UWM Holdings, LLC, a Delaware limited liability company (“UWM LLC”), and SFS Holding Corp., a Michigan corporation (“SFS Corp.”). GHIV, the Company, UWM LLC and SFS Corp. are referred to herein individually as a “Party” and collectively as the “Parties.”

WITNESSETH:

WHEREAS, the Parties are party to that certain Business Combination Agreement, dated September 22, 2020 (the “Agreement”) (capitalized terms used and not otherwise defined herein shall have the meanings ascribed thereto in the Agreement);

WHEREAS, Section 8.2 of the Agreement provides that the Agreement may be amended or modified, in whole or in part, only by a duly authorized agreement in writing executed in the same manner as the Agreement and which makes reference to the Agreement; and

WHEREAS, in accordance with Section 8.2 of the Agreement, the Parties desire to amend the Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual promises and undertakings described herein and for such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree to the foregoing and the following:

1. Amendments.

(a) Section 1.1 of the Agreement is hereby amended by deleting the following definitions:

“Fully Diluted Basis” means the number of shares of GHIV Common Stock issued and outstanding at Closing and any shares reserved for issuance under the Private Placement Warrants and the Public Warrants.

(b) Section 1.1 of the Agreement is hereby amended by adding the following definitions in the appropriate alphabetical locations:

“NYSE” means the New York Stock Exchange.

(c) Section 2.6 of the Agreement is hereby amended and restated to read in its entirety as follows:

Section 2.6 Directors and Officers. Pursuant to the GHIV Second A&R Certificate of Incorporation and GHIV A&R Bylaws, at the Closing, GHIV shall have a classified board initially comprised of nine (9) members. The Parties shall cause the GHIV Board and the officers of GHIV as of immediately following the Closing to include the individuals set forth on Exhibit G and such other individuals to be identified by SFS Corp., each to hold office until his or her successors are duly elected and qualified. The GHIV Board shall cause GHIV to avail itself of the exemptions available to a “controlled company” listed on the NYSE, including with respect to board independence and committee composition.

(d) Section 5.14 of the Agreement is hereby amended and restated to read in its entirety as follows:

5.14 New Stock Incentive Plan. The Parties shall cooperate to establish the New Stock Incentive Plan to be effective at the Closing, which shall provide for an aggregate share reserve thereunder (the “Equity Pool”) equal to eighty million (80,000,000) shares of GHIV Class A Common Stock. GHIV shall include a proposal in the GHIV Proxy Statement to approve the New Stock Incentive Plan.

(e) Section 5.15 of the Agreement is hereby amended and restated to read in its entirety as follows:

5.15 Exchange Matters. Prior to the Closing, GHIV shall apply for a mutually agreed upon new ticker symbol with the New York Stock Exchange that reflects the name “UWM Corporation” contingent on obtaining GHIV Required Stockholder Approval. GHIV shall use its reasonable best efforts to take all actions necessary to list the GHIV Class A Common Stock, Public Warrants and GHIV Units on the NYSE. On or prior to the Closing, if GHIV receives any written notice from the NYSE or Nasdaq that GHIV has failed to meet the NYSE initial listing standards or that GHIV has failed to comply with the Nasdaq Marketplace Rules, then GHIV shall provide prompt written notice to UWM LLC, including a copy of any written notice received from the NYSE or Nasdaq, as applicable.

2. No Further Amendment; Full Force and Effect. Except as otherwise expressly provided herein, all of the terms and conditions of the Agreement remain unchanged and continue in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the Agreement or any of the documents referred to therein. This Amendment shall be deemed to be in full force and effect from and after the execution of this Amendment by the parties hereto as if the amendments made hereby were originally set forth in the Agreement.

3. Interpretation. In the event of any inconsistency or conflict between the terms of the Agreement and this Amendment, the terms of this Amendment shall prevail.

4. Counterparts. This Amendment may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

5. Governing Law. This Amendment shall be governed and construed in accordance with the laws of the State of Delaware without regard to any choice of law or conflict of law provisions that would require the application of the laws of any other jurisdiction.

6. Headings. The descriptive headings of the several Sections of this Amendment were formulated, used and inserted in this Amendment for convenience only and shall not be deemed to affect the meaning or construction of any of the provisions hereof.

7. Defined Terms; References. From and after the date of this Amendment, references in the Agreement to the “Agreement” or any provision thereof shall be deemed to refer to the Agreement or such provision as amended hereby unless the context otherwise requires, and references to “Amendment” shall be deemed to refer to this Amendment.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by each Party as of the date first written above.

GORES HOLDINGS IV, INC.

By:	/s/ Mark Stone
Name: Mark Stone
Title: Chief Executive Officer and President

[AMENDMENT TO BUSINESS COMBINATION AGREEMENT]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by each Party as of the date first written above.

UNITED SHORE FINANCIAL SERVICES, LLC

By:	/s/ Mathew Ishbia
Name: Mathew Ishbia
Title: Manager

UWM HOLDINGS, LLC

By:	/s/ Mathew Ishbia
Name: Mathew Ishbia
Title: Manager

SFS HOLDING CORP.

By:	/s/ Mathew Ishbia
Name: Mathew Ishbia
Title: President

[AMENDMENT TO BUSINESS COMBINATION AGREEMENT]

Annex B

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

UWM CORPORATION

The present name of the corporation is UWM Corporation. The corporation was incorporated under the name “Gores Holdings IV, Inc.” by the filing of its original certificate of incorporation with the Secretary of State of the State of Delaware on June 12, 2019. This Amended and Restated Certificate of Incorporation of the corporation, which both restates and further amends the provisions of the corporation’s certificate of incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware. The certificate of incorporation of the corporation is hereby amended and restated to read in its entirety as follows:

FIRST: The name of the Corporation is UWM Corporation (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 North Orange Street, City of Wilmington, County of New Castle, State of Delaware 19801. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 9,200,000,000 shares of capital stock, consisting of five classes as follows: (i) 4,000,000,000 shares of Class A common stock, par value $0.0001 per share (the “Class A Common Stock”); (ii) 1,700,000,000 shares of Class B common stock, par value $0.0001 per share (the “Class B Common Stock” and together with the Class A Common Stock, the “Economic Common Stock”); (iii) 1,700,000,000 shares of Class C common stock, no par value (the “Class C Common Stock”); (iv) 1,700,000,000 shares of Class D common stock, no par value per share (the “Class D Common Stock” and together with the Class C Common Stock, the “Non-Economic Common Stock”); (v) 20,000,000 shares of Class F Common Stock, par value $0,0001 per share (the “Class F Common Stock” and, collectively with the Economic Common Stock and the Non-Economic Common Stock, the “Common Stock”); and (vi) 100,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”). Following the filing of this Amended and Restated Certificate of Incorporation (as amended or amended and restated from time to time, this “Certificate of Incorporation”) with the Secretary of State of the State of Delaware and immediately prior to the Corporation’s consummation of any business combination, each share of Class F Common Stock outstanding immediately prior to the filing of this Certificate of Incorporation shall automatically be converted into one (1) share of Class A Common Stock without any action on the part of any person, including the Corporation, and concurrently with such conversion, the number of authorized shares of Class F Common Stock shall be reduced to zero. It is intended that the conversion of Class F Common Stock into Class A Common Stock will be treated as a reorganization within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended.

A.    Common Stock. The powers (including voting powers), if any, preferences and relative, participating, optional, special and other rights, if any, and the qualifications, limitations and restrictions, if any, of each class of the Common Stock are as follows:

(1)    Class A Common Stock.

(a)    Ranking. Except as otherwise expressly provided in this Certificate of Incorporation, the powers (including voting powers), if any, preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations and restrictions, if any, of the holders of shares of Class A Common Stock and holders of shares of Class B Common Stock shall be in all respects identical.

(b)    Voting. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of outstanding shares of Common Stock (including, without limitation, Class A Common Stock) shall vote together as a single class on all matters with respect to which stockholders are entitled to vote under applicable law, this Certificate of Incorporation or the Bylaws of the Corporation (as amended or amended and restated from time to time, the “Bylaws”), or upon which a vote of stockholders generally entitled to vote is otherwise duly called for by the Corporation; provided, however, that except as may otherwise be required by applicable law, each holder of Common Stock (including, without limitation, Class A Common Stock) shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock (including, without limitation, the powers (including voting powers), if any, preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations and restrictions, if any, of such series of Preferred Stock), if the holders of such affected series are entitled, either voting separately as a single class or together as a class with the holders of any other outstanding series of Preferred Stock, to vote thereon pursuant to this Certificate of Incorporation or the DGCL. At each annual or special meeting of stockholders (or action by consent in lieu of a meeting), each holder of record of shares of Class A Common Stock on the relevant record date shall be entitled to cast one (1) vote in person, by proxy or by consent in lieu of a meeting for each share of Class A Common Stock standing in such holder’s name on the stock transfer records of the Corporation.

(c)    No Cumulative Voting. The holders of shares of Class A Common Stock shall not have cumulative voting rights.

(d)    Amendments. So long as any shares of Class A Common Stock are outstanding, the Corporation shall not, without the prior vote of the holders of at least a majority of the shares of Class A Common Stock then outstanding, voting separately as a single class, (i) alter or change the powers, preferences or special rights of the shares of Class A Common Stock so as to affect them adversely or (ii) take any other action upon which class voting is required by applicable law.

(e)    Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, holders of shares of Class A Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board of Directors of the Corporation (the “Board of Directors”) from time to time out of assets or funds of the Corporation legally available therefor; provided, however, that, without the prior vote of the holders of a majority of the shares of Class A Common Stock then outstanding and the holders of a majority of the shares of Class B Common Stock then outstanding, each voting as separately as a single class, no dividend shall be declared or paid or set apart for payment on the Class A Common Stock in (i) shares of Class A Common Stock or rights, options or warrants to purchase shares of Class A Common Stock unless there shall also be or have been declared and set apart for payment on the Class B Common Stock, a dividend of an equal number of shares of Class B Common Stock or rights, options or warrants to purchase shares of Class B Common Stock, (ii) shares of Class B Common Stock or rights, options or warrants to purchase shares of Class B Common Stock unless there shall also be or have been declared and set apart for payment on the Class B Common Stock, a dividend of an equal number of shares of Class B Common Stock or rights options or warrant to purchase shares of Class B Common Stock or (iii) cash, stock or property of the Corporation other than shares of Class A Common Stock or Class B Common Stock or rights, options or warrants to purchase shares of Class A Common Stock or Class B Common Stock unless there shall also be or have been declared and set apart for payment on the Class B Common Stock, the same dividend per share.

(f)    Stock Splits. Without the prior vote of the holders of a majority of the shares of Class A Common Stock then outstanding and the holders of a majority of the shares of Class B Common Stock then outstanding, each voting separately as a single class, no reclassification, subdivision or combination shall be effected on the Class A Common Stock unless the same reclassification, subdivision or combination, in the same proportion and manner, is made on the Class B Common Stock.

(g)    Liquidation, Dissolution, etc. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, the holders of shares of Class A Common Stock and Class B Common Stock shall share ratably in the assets and funds of the Corporation available for distribution to stockholders of the Corporation.

(h)    Merger or Consolidation. In the event of a merger or consolidation of the Corporation with or into another entity (whether or not the Corporation is the surviving entity), the holders of shares of Class A Common Stock and Class B Common Stock shall be converted into the right to receive the same consideration per share; provided, however, that if the shares of Class A Common Stock and Class B Common Stock are converted into the right to receive shares or other securities, holders of the shares of Class A Common Stock and shares of Class B Common Stock shall be deemed to have received the same consideration per share if the voting power of the shares or other securities received per share of Class B Common Stock is ten (10) times the voting power of the shares or other securities received per share of Class A Common Stock.

(i)    No Preemptive Rights. No holder of shares of Class A Common Stock shall be entitled to preemptive rights.

(j)    Conversion. Class A Common Stock shall not be convertible into or exchangeable for any other class or series of capital stock of the Corporation.

(2)    Class B Common Stock.

(a)    Ranking. Except as otherwise expressly provided in this Certificate of Incorporation, the powers (including voting powers), if any, preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations and restrictions, if any, of the holders of shares of Class B Common Stock and holders of shares of Class A Common Stock shall be in all respects identical.

(b)    Voting. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of outstanding shares of Common Stock (including, without limitation, Class B Common Stock) shall vote together as a single class on all matters with respect to which stockholders are entitled to vote under applicable law, this Certificate of Incorporation or the Bylaws, or upon which a vote of stockholders generally entitled to vote is otherwise duly called for by the Corporation; provided, however, that except as may otherwise be required by applicable law, each holder of Common Stock (including, without limitation, Class B Common Stock) shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock (including, without limitation, the powers (including voting powers), if any, preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitation and restrictions, if any, of such series of Preferred Stock), if the holders of such affected series are entitled, either voting separately as a single class or together as a class with the holders of any other outstanding series of Preferred Stock, to vote thereon pursuant to this Certificate of Incorporation or the DGCL. At each annual or special meeting of stockholders (or action by consent in lieu of a meeting), each holder of record of shares of Class B Common Stock on the relevant record date shall be entitled to cast ten (10) votes in person, by proxy or by consent in lieu of a meeting for each share of Class B Common Stock standing in such holder’s name on the stock transfer records of the Corporation.

(c)    No Cumulative Voting. The holders of shares of Class B Common Stock shall not have cumulative voting rights.

(d)    Amendments. So long as any shares of Class B Common Stock are outstanding, the Corporation shall not, without the prior vote of the holders of at least a majority of the shares of Class B

Common Stock then outstanding, voting separately as a single class, (i) alter or change the powers, preferences or special rights of the shares of Class B Common Stock so as to affect them adversely or (ii) take any other action upon which class voting is required by applicable law.

(e)    Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, holders of shares of Class B Common Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor; provided, however, that, without the prior vote of the holders of a majority of the shares of Class B Common Stock then outstanding and the holders of a majority of the shares of Class A Common Stock then outstanding, each voting as separately as a single class, no dividend shall be declared or paid or set apart for payment on the Class B Common Stock in (i) shares of Class B Common Stock or rights, options or warrants to purchase shares of Class B Common Stock unless there shall also be or have been declared and set apart for payment on the Class A Common Stock, a dividend of an equal number of shares of Class A Common Stock or rights, options or warrants to purchase shares of Class A Common Stock, (ii) shares of Class A Common Stock or rights, options or warrants to purchase shares of Class A Common Stock unless there shall also be or have been declared and set apart for payment on the Class A Common Stock, a dividend of an equal number of shares of Class A Common Stock or rights options or warrant to purchase shares of Class A Common Stock or (iii) cash, stock or property of the Corporation other than shares of Class B Common Stock or Class A Common Stock or rights, options or warrants to purchase shares of Class B Common Stock or Class A Common Stock unless there shall also be or have been declared and set apart for payment on the Class A Common Stock, the same dividend per share.

(f)    Stock Splits. Without the prior vote of the holders of a majority of the shares of Class B Common Stock then outstanding and the holders of a majority of the shares of Class A Common Stock then outstanding, each voting separately as a single class, no reclassification, subdivision or combination shall be effected on the Class B Common Stock unless the same reclassification, subdivision or combination, in the same proportion and manner, is made on the Class A Common Stock.

(g)    Liquidation, Dissolution, etc. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, the holders of shares of Class B Common Stock and Class A Common Stock shall share ratably in the assets and funds of the Corporation available for distribution to stockholders of the Corporation.

(h)    Merger or Consolidation. In the event of a merger or consolidation of the Corporation with or into another entity (whether or not the Corporation is the surviving entity), the holders of shares of Class B Common Stock and Class A Common Stock shall be converted into the right to receive the same consideration per share; provided, however, that if the shares of Class B Common Stock and Class A Common Stock are converted into the right to receive shares or other securities, holders of the shares of Class B Common Stock and shares of Class A Common Stock shall be deemed to have received the same consideration per share if the voting power of the shares or other securities received per share of Class B Common Stock is ten (10) times the voting power of the shares or other securities received per share of Class A Common Stock.

(i)    No Preemptive Rights. No holder of shares of Class B Common Stock shall be entitled to preemptive rights.

(j)    Conversion into Class A Common Stock.

(i)    Optional Conversion. Each share of Class B Common Stock may, at the option of the holder thereof, be converted into one (1) fully paid and nonassessable share of Class A Common Stock (as adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise), combination (by reverse stock split, exchange, reclassification or otherwise) or similar reclassification or recapitalization of the outstanding shares of Class A Common Stock into a greater or lesser number of shares occurring after the first issuance of one or more shares of Class B Common Stock without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Class B Common Stock), by written notice of the holder thereof delivered to the Corporation specifying the number of shares of Class B Common Stock to be converted (if such notice is silent as to the number of shares of Class B Common Stock held by the holder and proposed to be converted hereunder, the notice shall be deemed to apply to all shares of Class B Common Stock held by such holder) and the surrender of the certificate(s), if any, representing the shares of Class B Common Stock proposed to be converted hereunder, duly indorsed for transfer to the Corporation, on the fifth (5th) trading day following receipt of said notice and certificate(s), if any, by the Corporation (the “Optional Conversion Date (Class B)”).

(ii)    Automatic Conversion (Transfer). Each share of Class B Common Stock shall automatically be converted into one (1) fully paid and nonassessable share of Class A Common Stock (as adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise), combination (by reverse stock split, exchange, reclassification or otherwise) or similar reclassification or recapitalization of the outstanding shares of Class A Common Stock into a greater or lesser number of shares occurring after the first issuance of one or more shares of Class B Common Stock without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Class B Common Stock) upon the transfer of such share of Class B Common Stock other than to a Permitted Transferee (the “Mandatory Conversion Date (Class B – Transfer)”). For purposes of this Certificate of Incorporation, a “Permitted Transferee” means (A) a direct or indirect holder of equity of SFS Holding Corp., a Michigan corporation (“SFS Equityholder”), (B) the spouse, parents, grandparents, lineal descendants or siblings of such holder, the parents, grandparents, lineal descendants or siblings of such holder’s spouse, or the lineal descendants of such holder’s siblings or such holder’s spouse’s siblings (each, a “Family Member”), (C) a Family Member of any SFS Equityholder, (D) a trust, family-partnership or estate-planning vehicle, so long as one or more of such holder, a Family Member of such holder, an SFS Equityholder or a Family Member of an SFS Equityholder is/are the sole economic beneficiaries of such trust, family-partnership or estate-planning vehicle, (E) a partnership, corporation or other entity controlled by, or a majority of which is beneficially owned by, such holder or any one or more of the Persons described in the foregoing clauses (A) through (D), (F) a charitable trust or organization that is exempt from taxation under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, and controlled by such holder or any one or more of the Persons described in the foregoing clauses (A) through (E), (G) an individual mandated under a qualified domestic relations order to which such holder is subject, or (H) a legal or personal representative of such holder, any Family Member of such holder, an SFS Equityholder, or a Family Member of an SFS Equityholder in the event of the death or disability of such holder that is an individual.

(iii)    Automatic Conversion (Ownership Threshold). Each share of Class B Common Stock shall automatically be converted into one (1) fully paid and nonassessable share of Class A Common Stock (as adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise), combination (by reverse stock split, exchange, reclassification or otherwise) or similar reclassification or recapitalization of the outstanding shares of Class A Common Stock into a greater or lesser number of shares occurring after the first issuance of one or more shares of Class B Common Stock without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Class B Common Stock) upon the Ownership Threshold Date (the “Mandatory Conversion Date (Class B – Ownership Threshold)”). For purposes of this Certificate of Incorporation, the “Ownership Threshold Date” means the date on which SFS Holding Corp., a Michigan corporation, and Permitted Transferees, cease to collectively beneficially own (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act of 1934, as amended) shares of Economic Common Stock and Non-Economic Common Stock representing at least ten percent (10%) of the then outstanding shares of Economic Common Stock and Non-Economic Common Stock.

(iv)    Mechanics of Conversion. As a condition to conversion of shares of Class B Common Stock into shares of Class A Common Stock pursuant to Section A(2)(j) of this Article FOURTH, such holder shall surrender the certificate(s), if any, representing such shares of Class B Common Stock to the Corporation, duly indorsed for transfer to the Corporation. The Corporation shall, as soon as practicable, and in no event later than ten (10) days after the delivery of said certificate(s), if any, issue and deliver to such holder, or the nominee or nominees of such holder, confirmation of or certificate(s) representing, as applicable, the number of shares of Class A Common Stock to which such holder shall be entitled under Section A(2)(j) of this Article FOURTH, and the certificate(s), if any, representing the share(s) of Class B Common Stock so converted shall be cancelled. The individual, corporation, partnership, limited liability company, trust, unincorporated organization, association, joint venture or any other organization or entity, whether or not a legal entity (each a “Person”) or Persons entitled to receive share(s) of Class A Common Stock issuable upon conversion of share(s) of Class B Common Stock pursuant to Section (A)(2)(j) of this Article FOURTH shall be treated for all purposes as the record holder(s) of such shares of Class A Common Stock as of the Mandatory Conversion Date (Class B – Transfer), Mandatory Conversion Date (Class B – Ownership Threshold) or the Optional Conversion Date (Class B), as applicable. The delivery of certificates for shares of Class A Common Stock upon conversion of shares of Class B Common Stock shall be made without charge for any stamp or other similar tax in respect of such issuance. However, if any such certificate is to be issued in a name other than that of the holder of the share or shares of Class B Common Stock so converted, then the Person or Persons requesting the issuance thereof shall pay to the Corporation the amount of any tax that may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid.

(v)    Reservation of Shares of Class A Common Stock. The Corporation shall at all times reserve and keep available, solely for the purpose of the issuance upon conversion of the outstanding shares of Class B Common Stock pursuant to Section (A)(2)(j) of this Article FOURTH, such number of shares of Class A Common Stock as shall be issuable upon the conversion of all such outstanding shares of Class B Common Stock; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the conversion of the outstanding shares of Class B Common Stock by delivery of purchased shares of Class A Common Stock that are held in the treasury of the Corporation. The Corporation covenants that all shares of Class A Common Stock that shall be issued upon conversion of the shares of fully paid and nonassessable Class B Common Stock pursuant to Section (A)(2)(j) of this Article FOURTH shall, upon issuance, be fully paid and nonassessable.

(k)    Status of Converted, Redeemed, Repurchased or Cancelled Shares. If any share of Class B Common Stock is converted, redeemed, repurchased or otherwise acquired by the Corporation, in any manner whatsoever, or is cancelled pursuant to this Certificate of Incorporation, the share of Class B Common Stock so acquired or cancelled shall, to the fullest extent permitted by applicable law, be retired and cancelled upon such acquisition. Any share of Class B Common Stock so acquired shall, upon its retirement and cancellation, and upon the taking of any action required by applicable law, become authorized but unissued shares of Class B Common Stock.

(3)    Class C Common Stock.

(a)    Ranking. Except as otherwise expressly provided in this Certificate of Incorporation, the powers (including voting powers), if any, preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations and restrictions, if any, of the holders of shares of Class C Common Stock and holders of shares of Class D Common Stock shall be in all respects identical.

(b)    Voting. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of outstanding shares of Common Stock (including, without limitation, Class C Common Stock) shall vote together as a single class on all matters with respect to which stockholders are entitled to vote under applicable law, this Certificate of Incorporation or the Bylaws, or upon which a vote of stockholders generally entitled to vote is otherwise duly called for by the Corporation; provided, however, that except as may otherwise be required by applicable law, each holder of Common Stock (including, without limitation, Class C Common Stock) shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock (including, without limitation, the powers (including voting powers), if any, preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitation and restrictions, if any, of such series of Preferred Stock), if the holders of such affected series are entitled, either voting separately as a single class or together as a class with the holders of any other outstanding series of Preferred Stock, to vote thereon pursuant to this Certificate of Incorporation or the DGCL. At each annual or special meeting of stockholders (or action by consent in lieu of a meeting), each holder of record of shares of Class C Common Stock on the relevant record date shall be entitled to cast one (1) vote in person, by proxy or by consent in lieu of a meeting for each share of the Class C Common Stock standing in such holder’s name on the stock transfer records of the Corporation.

(c)    No Cumulative Voting. The holders of shares of Class C Common Stock shall not have cumulative voting rights.

(d)    Amendments. So long as any shares of Class C Common Stock are outstanding, the Corporation shall not, without the prior vote of the holders of at least a majority of the shares of Class C Common Stock then outstanding, voting separately as a single class, (i) alter or change the powers, preferences or special rights of the shares of Class C Common Stock so as to affect them adversely or (ii) take any other action upon which class voting is required by applicable law.

(e)    No Dividends. Shares of Class C Common Stock shall be deemed to be a non-economic interest. The holders of Class C Common Stock shall not be entitled to receive any dividends (including cash, stock or property) in respect of their shares of Class C Common Stock.

(f)    Stock Splits. Without the prior vote of the holders of a majority of the shares of Class C Common Stock then outstanding and the holders of a majority of the shares of Class D Common Stock then outstanding, each voting separately as a single class, no reclassification, subdivision or combination shall be effected on the Class C Common Stock unless the same reclassification, subdivision or combination, in the same proportion and manner, is made on the Class D Common Stock.

(g)    Liquidation, Dissolution, etc. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, the holders of shares of Class C Common Stock shall not be entitled to receive any assets or funds of the Corporation available for distribution to stockholders of the Corporation.

(h)    Merger or Consolidation. In the event of a merger or consolidation of the Corporation with or into another entity (whether or not the Corporation is the surviving entity), the holders of shares of Class C Common Stock and Class D Common Stock shall be converted into the right to receive the same consideration per share; provided, however, that the shares of Class C Common Stock and Class D Common Stock may be converted into the right to receive the same shares or securities per share; provided, further, that holders of shares of Class C Common Stock and Class D Common Stock shall be deemed to have received the same consideration if the voting power of the shares or other securities received per share of Class D Common Stock is ten (10) times the voting power of the shares or other securities received per share of Class C Common Stock.

(i)    No Preemptive Rights. No holder of shares of Class C Common Stock shall be entitled to preemptive rights.

(j)    Status of Converted, Redeemed, Repurchased or Cancelled Shares. If any share of Class C Common Stock is converted, redeemed, repurchased or otherwise acquired by the Corporation, in any manner whatsoever, or is cancelled pursuant to this Certificate of Incorporation, the share of Class C Common Stock so acquired or cancelled shall, to the fullest extent permitted by applicable law, be retired and cancelled upon such acquisition. Any share of Class C Common Stock so acquired shall, upon its retirement and cancellation, and upon the taking of any action required by applicable law, become an authorized but unissued share of Class C Common Stock.

(4)    Class D Common Stock.

(a)    Ranking. Except as otherwise expressly provided in this Certificate of Incorporation, the powers (including voting powers), if any, preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations and restrictions, if any, of the holders of shares of Class D Common Stock and holders of shares of Class C Common Stock shall be in all respects identical.

(b)    Voting. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of outstanding shares of Common Stock (including, without limitation, Class D Common Stock) shall vote together as a single class on all matters with respect to which stockholders are entitled to vote under applicable law, this Certificate of Incorporation or the Bylaws, or upon which a vote of stockholders generally entitled to vote is otherwise duly called for by the Corporation; provided, however, that except as may otherwise be required by applicable law, each holder of Common Stock (including, without limitation, Class D Common Stock) shall not be entitled to vote on any amendment to this Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock (including, without limitation, the powers (including voting powers), if any, preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitation and restrictions, if any, of such series of Preferred Stock), if the holders of such affected series are entitled, either voting separately as a single class or together as a class with the holders of any other outstanding series of Preferred Stock, to vote thereon pursuant to this Certificate of Incorporation or the DGCL. At each annual or special meeting of stockholders (or action by consent in lieu of a meeting), each holder of record of shares of Class D Common Stock on the relevant record date shall be entitled to cast ten (10) votes in person, by proxy or by consent in lieu of a meeting for each share of the Class D Common Stock standing in such holder’s name on the stock transfer records of the Corporation.

(c)    No Cumulative Voting. The holders of shares of Class D Common Stock shall not have cumulative voting rights.

(d)    Amendments. So long as any shares of Class D Common Stock are outstanding, the Corporation shall not, without the prior vote of the holders of at least a majority of the shares of Class D Common Stock then outstanding, voting separately as a single class, (i) alter or change the powers, preferences or special rights of the shares of Class D Common Stock so as to affect them adversely or (ii) take any other action upon which class voting is required by applicable law.

(e)    No Dividends. Shares of Class D Common Stock shall be deemed to be a non-economic interest. The holders of Class D Common Stock shall not be entitled to receive any dividends (including cash, stock or property) in respect of their shares of Class D Common Stock.

(f)    Stock Splits. Without the prior vote of the holders of a majority of the shares of Class D Common Stock then outstanding and the holders of a majority of the shares of Class C Common Stock then outstanding, each voting separately as a single class, no reclassification, subdivision or combination shall be effected on the Class D Common Stock unless the same reclassification, subdivision or combination, in the same proportion and manner, is made on the Class C Common Stock.

(g)    Liquidation, Dissolution, etc. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, in the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation, the holders of shares of Class D Common Stock shall not be entitled to receive any assets or funds of the Corporation available for distribution to stockholders of the Corporation.

(h)    Merger or Consolidation. In the event of a merger or consolidation of the Corporation with or into another entity (whether or not the Corporation is the surviving entity), the holders of shares of Class D Common Stock and Class C Common Stock shall be converted into the right to receive the same consideration per share; provided, however, that the shares of Class D Common Stock and Class C Common Stock may be converted into the right to receive the same shares or securities per share; provided, further, that holders of shares of Class D Common Stock and Class C Common Stock shall be deemed to have received the same consideration if the voting power of the shares or other securities received per share of Class D Common Stock is ten (10) times the voting power of the shares or other securities received per share of Class C Common Stock.

(i)    No Preemptive Rights. No holder of shares of Class D Common Stock shall be entitled to preemptive rights.

(j)    Conversion into Class C Common Stock.

(i)    Optional Conversion. Each share of Class D Common Stock may, at the option of the holder thereof, be converted into one (1) fully paid and nonassessable share of Class C Common Stock (as adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise), combination (by reverse stock split, exchange, reclassification or otherwise) or similar reclassification or recapitalization of the outstanding shares of Class C Common Stock into a greater or lesser number of shares occurring after the first issuance of one or more shares of Class D Common Stock without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Class D Common Stock), by written notice of the holder thereof delivered to the Corporation specifying the number of shares of Class D Common Stock to be converted (if such notice is silent as to the number of shares of Class D Common Stock held by the holder and proposed to be converted hereunder, the notice shall be deemed to apply to all shares of Class D Common Stock held by such holder) and the surrender of the certificate(s), if any, representing the shares of Class D Common Stock proposed to be converted hereunder, duly indorsed for transfer to the Corporation, on the fifth (5th) trading day following receipt of said notice and certificate(s), if any, by the Corporation (the “Optional Conversion Date (Class D)”).

(ii)    Automatic Conversion. Each share of Class D Common Stock shall automatically be converted into one (1) fully paid and nonassessable share of Class C Common Stock (as adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise), combination (by reverse stock split, exchange, reclassification or otherwise) or similar reclassification or recapitalization of the outstanding shares of Class C Common Stock into a greater or lesser number of shares occurring after the first issuance of one or more shares of Class D Common Stock without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Class D Common Stock) upon the transfer of such share of Class D Common Stock other than to a Permitted Transferee (the “Mandatory Conversion Date (Class D – Transfer)”).

(iii)    Automatic Conversion (Ownership Threshold). Each share of Class D Common Stock shall automatically be converted into one (1) fully paid and nonassessable share of Class C Common Stock (as adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise), combination (by reverse stock split, exchange, reclassification or otherwise) or similar reclassification or recapitalization of the outstanding shares of Class C Common Stock into a greater or lesser number of shares occurring after the first issuance of one or more shares of Class D Common Stock without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Class D Common Stock) upon the Ownership Threshold Date (the “Mandatory Conversion Date (Class D – Ownership Threshold”).

(iv)    Mechanics of Conversion. As a condition to conversion of shares of Class D Common Stock into shares of Class C Common Stock pursuant to Section A(4)(j) of this Article FOURTH, such holder shall surrender the certificate(s), if any, representing such shares of Class D Common Stock to the Corporation, duly indorsed for transfer to the Corporation. The Corporation shall, as soon as practicable, and in no event later than ten (10) days after the delivery of said certificate(s), if any, issue and deliver to such holder, or the nominee or nominees of such holder, confirmation of or certificate(s) representing, as applicable, the number of shares of Class C Common Stock to which such holder shall be entitled under Section A(4)(j) of this Article FOURTH, and the certificate(s), if any, representing the share(s) of Class D Common Stock so converted shall be cancelled. The Person or Persons entitled to receive share(s) of Class C Common Stock issuable upon conversion of share(s) of Class D Common Stock pursuant to Section (A)(4)(j) of this Article FOURTH shall be treated for all purposes as the record holder(s) of such shares of Class C Common Stock as of the Mandatory Conversion Date (Class D – Transfer), Mandatory Conversion Date (Class D – Ownership Threshold) or the Optional Conversion Date (Class D), as applicable. The delivery of certificates for shares of Class C Common Stock upon conversion of shares of Class D Common Stock shall be made without charge for any stamp or other similar tax in respect of such issuance. However, if any such certificate is to be issued in a name other than that of the holder of the share or shares of Class D Common Stock so converted, then the Person or Persons requesting the issuance thereof shall pay to the Corporation the amount of any tax that may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid.

(v)    Reservation of Shares of Class C Common Stock. The Corporation shall at all times reserve and keep available, solely for the purpose of the issuance upon conversion of the outstanding shares of Class D Common Stock pursuant to Section (A)(4)(j) of this Article FOURTH, such number of shares of Class C Common Stock as shall be issuable upon the conversion of all such outstanding shares of Class D Common Stock; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the conversion of the outstanding shares of Class D Common Stock by delivery of purchased shares of Class C Common Stock that are held in the treasury of the Corporation. The Corporation covenants that all shares of Class C Common Stock that shall be issued upon conversion of the shares of fully paid and nonassessable Class D Common Stock pursuant to Section (A)(4)(j) of this Article FOURTH, shall, upon issuance, be fully paid and nonassessable.

(k)    Status of Converted, Redeemed, Repurchased or Cancelled Shares. If any share of Class D Common Stock is converted, redeemed, repurchased or otherwise acquired by the Corporation, in any manner whatsoever, or is cancelled pursuant to this Certificate of Incorporation, the share of Class D Common Stock so acquired or cancelled shall, to the fullest extent permitted by applicable law, be retired and cancelled upon such acquisition. Any share of Class D Common Stock so acquired shall, upon its retirement and cancellation, and upon the taking of any action required by applicable law, become an authorized but unissued share of Class D Common Stock.

(5)    Exchange and Cancellation of Shares of Class D Common Stock and Class C Common Stock. To the extent that either (a) any holder of shares of (i) Class D Common Stock exercises its right pursuant to the First Amended and Restated Limited Liability Company Agreement of UWM Holdings, LLC Agreement effective as of [●] (as amended or amended and restated from time to time, the “UWM Holdings LLC Agreement”), to have its Class B Common Units (as defined in the UWM Holdings LLC Agreement and hereinafter, the “Class B Common Units”) redeemed by UWM Holdings, LLC, a Delaware limited liability company (“UWM Holdings”), in accordance with the UWM Holdings LLC Agreement or (ii) Class C Common Stock exercises its right pursuant to the UWM Holdings LLC Agreement to have its Class C Common Units (as defined in the UWM Holdings LLC Agreement as the “Class C Common Units” and together with the Class B Common Units, the “Non-Economic Common Units”) redeemed by UWM Holdings in accordance with the UWM Holdings LLC Agreement, or (b) the Corporation exercises its option pursuant to the UWM Holdings LLC Agreement to effect a direct exchange with such holder in lieu of the redemption described in the foregoing subsection (a), then upon the surrender of the shares of (i) Class D Common Stock to be redeemed or exchanged and simultaneous with the payment of, at the Corporation’s election, cash or shares of Class B Common Stock to the holder of such shares of Class D Common Stock by UWM Holdings (in the case of a redemption) or the Corporation (in the case of an exchange), the shares of Class D Common Stock so redeemed or exchanged shall be automatically (and without any further action on the part of the Corporation or the holder thereof) cancelled for no consideration or (ii) Class C Common Stock to be redeemed or exchanged and simultaneously with the payment of, at the Corporation’s election, cash or shares of Class A Common Stock to the holder of such shares of Class C Common Stock by UWM Holdings (in the case of a redemption) or the Corporation (in the case of an exchange), the shares of Class C Common Stock so redeemed or exchanged shall be automatically (and without any further action on the part of the Corporation or the holder thereof) cancelled for no consideration.

(6)    Transfer of Shares of Class D Common Stock and Class C Common Stock.

(a)    Automatic Transfer. The transfer of one or more (i) Class B Common Units in accordance with the UWM Holdings LLC Agreement shall result in the automatic transfer of an equal number of share(s) of Class D Common Stock to the same transferee and (ii) Class C Common Units in accordance with the UWM Holdings LLC Agreement shall result in the automatic transfer of an equal number of share(s) of Class C Common Stock. No holder of one or more shares of (A) Class D Common Stock shall transfer such share(s) other than with an equal number of Class B Common Units (as adjusted to account for any subdivision (by split, subdivision, exchange, dividend, reclassification, recapitalization or otherwise), combination (by reverse split, exchange, reclassification or otherwise) or similar reclassification or recapitalization of the outstanding Class B Common Units into a greater or lesser number occurring after the first issuance of shares of Class D Common Stock without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Class D Common Stock) or (B) Class C Common Stock shall transfer such share(s) other than with an equal number of Class C Common Units (as adjusted to account for any subdivision (by split, subdivision, exchange, dividend, reclassification, recapitalization or otherwise), combination (by reverse split, exchange, reclassification or otherwise) or similar reclassification or recapitalization of the outstanding Class C Common Units into a greater or lesser number occurring after the first issuance of shares of Class C Common Stock without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Class C Common Stock), in each case, in accordance with the UWM Holdings LLC Agreement. The transfer restrictions described in this Section A(6)(a) of this Article FOURTH are referred to as the “Restrictions”.

(b)    Transfers in Violation of the Restrictions. Any purported transfer of shares of Class D Common Stock or Class C Common Stock in violation of the Restrictions shall, to the fullest extent permitted by applicable law, be null and void. If, notwithstanding the Restrictions, a Person shall, voluntarily or involuntarily, purportedly become or attempt to become the purported transferee of shares of Class D Common Stock or Class C Common Stock (the “Purported Owner”) in violation of the Restrictions, then the Purported Owner shall, to the fullest extent permitted by applicable law, not obtain any rights in and to such Class D Common Stock or Class C Common Stock (the “Restricted Shares”), and the purported transfer of the Restricted Shares to the Purported Owner shall, to the fullest extent permitted by applicable law, not be recognized by the Corporation or its transfer agent.

(c)    Action of the Board of Directors. Upon a determination by the Board of Directors that a Person has attempted or is attempting to transfer or to acquire shares of Class D Common Stock or Class C Common Stock, or has purportedly transferred or acquired shares of Class D Common Stock or Class C Common Stock, in violation of the Restrictions, the Board of Directors may take such lawful action as it deems advisable to refuse to give effect to such attempted or purported transfer or acquisition on the books and records of the Corporation, including, to the fullest extent permitted by applicable law, to cause the Corporation’s transfer agent to refuse to record the Purported Owner’s transferor as the record owner of the shares of Class D Common Stock or Class C Common Stock, and to institute proceedings to enjoin any such attempted or purported transfer or acquisition, or reverse any entries or records reflecting such attempted or purported transfer or acquisition.

(d)    Automatic Cancellation of Shares of Class D Common Stock and Class C Common Stock. Notwithstanding the Restrictions, (i) in the event that any outstanding shares of (A) Class D Common Stock shall cease to be held by a registered holder of Class B Common Units, such shares of Class D Common Stock shall be automatically (and without action on the part of the Corporation or the holder thereof) cancelled for no consideration or (B) Class C Common Stock shall cease to be held by a registered holder of Class C Common Units, such shares of Class C Common Stock shall be automatically (and without action on the party of the Corporation or the holder thereof) cancelled for no consideration and (ii) in the event that any registered holder of shares of (A) Class D Common Stock no longer holds an equal number of shares of Class D Common Stock and of Class B Common Units (as adjusted to account for any subdivision (by split, subdivision, exchange, dividend, reclassification, recapitalization or otherwise), combination (by reverse split, exchange, reclassification or otherwise) or similar reclassification or recapitalization of the outstanding Class B Common Units into a greater or lesser number occurring after the first issuance of shares of Class D Common Stock without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Class D Common Stock), the shares of Class D Common Stock registered in the name of such holder that exceed the number of Class B Common Units held by such holder shall be automatically (and without further action on the part of the Corporation or such holder) be cancelled for no consideration or (B) Class C Common Stock no longer holds an equal number of shares of Class C Common Stock and of Class C Common Units (as adjusted to account for any subdivision (by split, subdivision, exchange, dividend, reclassification, recapitalization or otherwise), combination (by reverse split, exchange, reclassification or otherwise) or similar reclassification or recapitalization of the outstanding Class C Common Units into a greater or lesser number occurring after the first issuance of shares of Class C Common Stock without a proportionate and corresponding subdivision, combination or similar reclassification or recapitalization of the outstanding shares of Class C Common Stock), the shares of Class C Common Stock registered in the name of such holder that exceed the number of Class C Common Units held by such holder shall be automatically (and without further action on the part of the Corporation or such holder) be cancelled for no consideration.

(e)    Regulations and Procedures. The Board of Directors may, to the fullest extent permitted by applicable law, from time to time establish, modify, amend or rescind, by bylaw provision or otherwise, regulations and procedures that are consistent with the provisions of this Section A(6) of this Article FOURTH and the UWM Holdings LLC Agreement for determining whether any transfer or acquisition of shares of Class D Common Stock or Class C Common Stock would violate the Restrictions and for the orderly application, administration and implementation of the provisions of this Section A(6) of this Article FOURTH. Any such procedures and regulations shall be kept on file with the Secretary of the Corporation and with the Corporation’s transfer agent and shall be made available for inspection by any prospective transferee of shares of Class D Common Stock or Class C Common Stock and, upon written request, shall be mailed or otherwise delivered, as determined by the Corporation, to a holder of shares of Class D Common Stock or Class C Common Stock.

(f)    Implementation of Restrictions. The Board of Directors shall, to the fullest extent permitted by applicable law, have all powers necessary to implement the Restrictions, including, without limitation, the power to prohibit the transfer of any shares of Class D Common Stock or Class C Common Stock in violation thereof.

(g)    Certificates Evidencing Shares of Class D Common Stock and Class C Common Stock. All certificates or book-entries representing shares of Class D Common Stock or Class C Common Stock shall bear a legend substantially in the following form (or in such other form as the Board of Directors may determine):

THE SECURITIES REPRESENTED BY THIS [CERTIFICATE] [BOOK-ENTRY] ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN THE CERTIFICATE OF INCORPORATION, AS AMENDED FROM TIME TO TIME (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF UWM CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR).

(7)    Voting Limitation. Notwithstanding anything to the contrary in this Certificate of Incorporation, in no event shall a holder of shares of Common Stock, together with one or more other “includable corporations” (as such term is used in Section 1504 of the Internal Revenue Code of 1986, as amended) of such holder or entities disregarded as separate from such holder for U.S. federal income tax purposes, be entitled to vote in excess of seventy-nine percent (79%) of the voting power of the holders of the outstanding shares then voting together as a single class on such matter.

B.    Preferred Stock. The Board of Directors is hereby expressly authorized, by resolution or resolutions thereof, to provide from time to time out of the unissued shares of Preferred Stock for one or more series of Preferred Stock, and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the powers (including voting powers), if any, of the shares of such series and the preferences and relative, participating, optional, special or other rights, if any, and the qualifications, limitations or restrictions, if any, of the shares of such series. The designations, powers (including voting powers), preferences and relative, participating, optional, special and other rights of each series of Preferred Stock, if any, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series of Preferred Stock at any time outstanding. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote irrespective of Section 242(b)(2) of the DGCL, without a separate vote of the holders of the Preferred Stock as a class.

FIFTH: The Corporation shall at all times reserve and keep available a sufficient number of shares out of its authorized but unissued shares of Class B Common Stock and/or Class A Common Stock, solely for the purpose of issuance upon redemption or exchange of the outstanding Class B Common Units or Class C Common Units pursuant to the UWM Holdings LLC Agreement; provided, that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such redemption or exchange of Class B Common Units or Class A Common Units pursuant to the UWM Holdings LLC Agreement by delivering cash in lieu of shares in accordance with the UWM Holdings LLC Agreement or shares of Class A Common Stock or Class B Common Stock which are held in the treasury of the Corporation. The Corporation covenants that all shares of Class A Common Stock or Class B Common Stock issued pursuant to UWM Holdings LLC Agreement shall, upon issuance, be validly issued, fully paid and non-assessable.

SIXTH: Subject to applicable law, including any vote of the stockholders required by applicable law, the Corporation:

(a)    shall undertake all lawful actions, including, without limitation, a subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise), combination (by reverse stock split, exchange, reclassification or otherwise) or a similar reclassification or recapitalization, with respect to the shares of Class A Common Stock necessary to maintain at all times a one-to-one ratio between the number of Class A Common Units (as defined in the UWM Holdings LLC Agreement and hereinafter, the “Class A Common Units”) owned by the Corporation and the number of outstanding shares of Economic Common Stock, disregarding, for purposes of maintaining such one-to-one ratio, (i) shares of restricted stock of the Corporation issued pursuant to a Corporation equity plan that are not vested pursuant to the terms thereof or any award or similar agreement relating thereto, (ii) treasury shares of the Corporation, (iii) non-economic voting shares of the Corporation, such as shares of Non-Economic Common Stock, or (iv) Preferred Stock or other debt or equity securities (including, without limitation, warrants, options and rights) issued by the Corporation that are convertible into or exercisable or exchangeable for shares of Non-Economic Common Stock (except to the extent the net proceeds from such other securities, including, without limitation, any exercise or purchase price payable upon conversion, exercise or exchange thereof, have been contributed by the Corporation to the equity capital of UWM Holdings) (clauses (i), (ii), (iii) and (iv), collectively, the “Disregarded Shares”);

(b)    shall not undertake or authorize any subdivision (by any stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) of the Economic Common Stock that is not accompanied by an identical subdivision or combination of the Class A Common Units to maintain at all times, subject to the provisions of this Certificate of Incorporation, a one-to-one ratio between the number of Class A Common Units owned by the Corporation and the number of outstanding shares of Economic Common Stock, disregarding, for purposes of maintaining such one-to-one ratio, the Disregarded Shares; and

(c)    shall not issue, transfer or deliver from treasury shares or repurchase or redeem shares of Economic Common Stock (including shares issued in respect of Preferred Stock or other debt or equity securities that are convertible into or exercisable for shares of Economic Common Stock) in a transaction not contemplated by the UWM Holdings LLC Agreement unless in connection with any such issuance, transfer, delivery, repurchase or redemption the Corporation takes or authorizes all requisite action such that, after giving effect to all such issuances, transfers, deliveries, repurchases or redemptions, the number of Class A Common Units owned by the Corporation shall equal on a one-for-one basis the number of outstanding shares of Economic Common Stock, disregarding, for purposes of maintaining such one-to-one ratio, the Disregarded Shares.

SEVENTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders.

(a)    Management. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(b)    Number of Directors. Subject to the terms of any one or more outstanding series of Preferred Stock, the number of directors of the Corporation shall be fixed by, or in the manner provided in, the Bylaws.

(c)    Election and Term. The Board of Directors (other than those directors, if any, elected by the holders of any series of Preferred Stock then outstanding pursuant to any applicable provisions of this Certificate of Incorporation (collectively, the “Preferred Directors” and each, a “Preferred Director”)), shall be divided into three (3) classes, as nearly equal in number as possible, designated as Class I, Class II and Class III. The directors of each class the term of which shall then expire shall be elected to hold office for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation, disqualification or removal. In case of any increase or decrease, from time to time, in the number of directors (other than Preferred Directors, if any), the number of directors in each class shall be apportioned by resolution of the Board of Directors as nearly equal as possible.

(d)    Removal of Directors. Except for any Preferred Directors, any director or the entire Board of Directors may be removed (i) at any time prior to 5:00 p.m. Eastern Time on the first date following the date on which the voting power of all of the then outstanding shares of Class B Common Stock and Class D Common Stock, voting together as a single class, represents less than fifty percent (50%) of the voting power of all of the then outstanding shares of the Corporation generally entitled to vote, voting together as a single class (the “Voting Rights Threshold Date”), with or without cause, notwithstanding the classification of the Board of Directors, and (ii) at any time from and after the Voting Rights Threshold Date, solely for cause.

(e)    Vacancies. Subject to the rights, if any, of the holders of any series of Preferred Stock then outstanding, at any time from and after the Voting Rights Threshold Date, newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely and exclusively by a majority of the directors then in office, although less than a quorum, or by the sole remaining director. Any director so elected shall hold office until the expiration of the term of office of the director whom he or she has replaced and until his or her successor shall be elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director

(f)    Automatic Increase/Decrease in Authorized Directors. During any period when the holders of any series of Preferred Stock then outstanding have the right to elect one or more Preferred Directors, then upon commencement of, and for the duration of, the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such number of specified Preferred Directors, and the holders of such series of Preferred Stock shall be entitled to elect such Preferred Director or Directors; and (ii) each such Preferred Director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates, whichever occurs earlier, subject to such director’s earlier death, resignation, disqualification or removal. Except as otherwise provided by or pursuant to the provisions of this Certificate of Incorporation, whenever the holders of any series of Preferred Stock then outstanding having the right to elect one or more Preferred Directors are divested of such right by or pursuant to the provisions of this Certificate of Incorporation, the term of office of each such Preferred Director elected by the holders of such series of Preferred Stock, or elected to fill any vacancy resulting from the death, resignation, disqualification or removal of each such Preferred Director, shall forthwith terminate and the total authorized number of directors of the Corporation shall automatically be decreased by such specified number of directors.

(g)    No Written Ballot. Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.

(h)    Amendment of Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to make, alter, amend and repeal the Bylaws. In addition to any affirmative vote required by this Certificate of Incorporation, any bylaw that is to be made, altered, amended or repealed by the stockholders of the Corporation shall receive, at any time (i) prior to the Voting Rights Threshold Date, the affirmative vote of the holders of at least a majority in voting power of the then outstanding shares of the Corporation generally entitled to vote, voting together as a single class, and (ii) from and after the Voting Rights Threshold Date, the affirmative vote of the holders of at least seventy-five percent (75%) in voting power of the then outstanding shares of stock of the Corporation generally entitled to vote, voting together as a single class.

(i)    Special Meetings of Stockholders. Except as otherwise provided by or pursuant to the provisions of this Certificate of Incorporation, special meetings of stockholders for any purpose or purposes may be called at any time, but only by (i) the Chairperson of the Board of Directors, (ii) the Chief Executive Officer of the Corporation or (iii) the Board of Directors. Except as provided in the foregoing sentence, special meetings of stockholders may not be called by any other person or persons. Any special meeting of stockholders may be postponed by action of the Board of Directors or by the person calling such meeting (if other than the Board of Directors) at any time in advance of such meeting.

EIGHTH: Except as otherwise provided by or pursuant to the provisions of this Certificate of Incorporation, from and after the Voting Rights Threshold Date, no action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by consent of stockholders in lieu of a meeting of stockholders.

NINTH: A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law. Any amendment, modification, repeal or elimination of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification, repeal or elimination.

TENTH: The Corporation shall, to the fullest extent permitted by applicable law, indemnify and hold harmless its directors and officers, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification or the advancement of expenses, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person in his or her capacity as such unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The Corporation shall, to the fullest extent permitted by applicable law, pay the expenses (including attorneys’ fees) incurred by a director or officer of the Corporation in defending any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer of the Corporation to repay all amounts advanced if it should be ultimately determined that her or she is not entitled to be indemnified under this Article TENTH or otherwise.

(a)    The rights to indemnification and to the advancement of expenses conferred by this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the Bylaws, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

(b)    Any amendment, modification, repeal or elimination of this Article TENTH shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal, modification or elimination with respect to any acts or omissions occurring prior to such amendment, modification, repeal or elimination.

ELEVENTH: The Corporation shall have no interest or expectancy in, or in being offered an opportunity to participate in, and hereby renounces, to the fullest extent permitted by applicable law, any corporate opportunity (a) with respect to any lines of business, business activity or business venture conducted by any holder of outstanding shares of Class B Common Stock or Class D Common Stock, any affiliate of such holder or any director, officer or stockholder of such holder or any affiliate of such holder (collectively, the “Relevant Persons” and each, a “Relevant Person”) on the date of the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Opportunity Effective Date”) and (b) received by, presented to, or originated by, a Relevant Person after the Opportunity Effective Date solely in such Relevant Person’s capacity as a Relevant Person (and not in his, her or its capacity as a director, officer or employee of the Corporation), in each case, other than any corporate opportunity with respect to residential mortgage lending.

TWELFTH: Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or employee of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws, or (d) any action asserting a claim governed by the internal affairs doctrine of the State of Delaware shall be either (i) the Sixth Judicial Circuit, Oakland County, Michigan (or, if the Sixth Judicial Circuit, Oakland County, Michigan lacks jurisdiction over any such action or proceeding, then another state court of the State of Michigan, or, if no state court of the State of Michigan has jurisdiction over any such action or proceeding, then the United States District Court for the Eastern District of Michigan) or (ii) the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over any such action or proceeding, then the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware lacks jurisdiction over any such action or proceeding, then the United States District Court for the District of Delaware). Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall, to the fullest extent permitted by applicable law, be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions. Any Person purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article TWELFTH.

THIRTEENTH: The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation are granted subject to the rights reserved in this Article THIRTEENTH. In addition to any affirmative vote required by applicable law or this Certificate of Incorporation, from and after the Voting Rights Threshold Date, the affirmative vote of the holders of at least seventy-five percent (75%) in voting power of the then outstanding shares of stock of the Corporation generally entitled to vote, voting together as a single class, shall be required to amend, alter, repeal or adopt any provision inconsistent with Articles SEVENTH or EIGHTH or this sentence.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed and acknowledged this Amended and Restated Certificate of Incorporation this      day of                     , 2020.

UWM CORPORATION
By:
Name:	[●]
Office:	[●]

Annex C

AMENDED AND RESTATED BYLAWS

OF

UWM CORPORATION

ARTICLE I

Meetings of Stockholders

Section 1.1    Annual Meetings. If required by applicable law, an annual meeting of stockholders shall be held for the election of directors at such date, time and place, if any, either within or without the State of Delaware, as may be designated by resolution of the Board of Directors (the “Board of Directors”) of UWM Corporation (as such name may be changed in accordance with applicable law, the “Corporation”) from time to time. Any annual meeting of stockholders may be postponed by action of the Board of Directors at any time in advance of such meeting. Any other proper business may be transacted at the annual meeting of stockholders.

Section 1.2    Special Meetings. Except as otherwise provided by or pursuant to the certificate of incorporation, special meetings of stockholders for any purpose or purposes may be called at any time, but only by (a) the Chairperson of the Board of Directors, (b) the Chief Executive Officer or (c) the Board of Directors. Except as provided in the foregoing sentence, special meetings of stockholders may not be called by any other person or persons. Any special meeting of stockholders may be postponed by action of the Board of Directors or by the person calling such meeting (if other than the Board of Directors) at any time in advance of such meeting. Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice.

Section 1.3    Notice of Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given that shall state the place, if any, date and hour of the meeting, the record date for determining stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by applicable law, the certificate of incorporation or these bylaws, the notice of any meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting, as of the record date for determining the stockholders entitled to notice of the meeting.

Section 1.4    Adjournments. Any meeting of stockholders, annual or special, may adjourn from time to time to reconvene at the same or some other place, if any, and notice need not be given of any such adjourned meeting if the time and place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person or by proxy and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting in accordance with Section 1.8 of these bylaws, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Section 1.5    Quorum. Except as otherwise provided by applicable law, the certificate of incorporation or these bylaws, at each meeting of stockholders the presence in person or by proxy of the holders of a majority in voting power of the then outstanding shares of stock of the Corporation entitled to vote at the meeting shall be necessary and sufficient to constitute a quorum. In the absence of a quorum, the stockholders so present may, by a majority in voting power thereof, adjourn the meeting from time to time in the manner provided in Section 1.4 of these bylaws until a quorum shall attend. Shares of the Corporation’s stock belonging to the Corporation (or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation), shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any subsidiary of the Corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

Section 1.6    Organization. Meetings of stockholders shall be presided over by the Chairperson of the Board, if any, or in his or her absence by the Vice Chairperson of the Board, if any, or in his or her absence by the President, or in the absence of the foregoing individuals by a chairperson designated by the Board of Directors, or in the absence of such designation by a chairperson chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 1.7 Voting; Proxies. Except as otherwise provided by or pursuant to the provisions of the certificate of incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one (1) vote for each share of stock of the Corporation held by such stockholder which has voting power upon the matter in question. Each stockholder entitled to vote at a meeting of stockholders or to consent to corporate action without a meeting, if any, may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary a revocation of the proxy or a new proxy bearing a later date. Voting at meetings of stockholders need not be by written ballot. When a quorum is present at any meeting of stockholders, all elections, questions or business presented to the stockholders at such meeting shall be decided by the affirmative vote of a majority of votes cast with respect to any such election, question or business presented to the stockholders unless the election, question or business is one which, by express provision of the certificate of incorporation, these bylaws (including, without limitation, Article II of these bylaws), the rules or regulations of any stock exchange applicable to the Corporation, any regulation applicable to the Corporation or it securities or the laws of the State of Delaware, a vote of a different number or voting by class or series is required, in which case, such express provision shall govern.

Section 1.8    Fixing Date for Determination of Stockholders of Record. In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, or to consent to corporate action without a meeting, if any, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date: (a) in the case of a determination of stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, shall, unless otherwise required by applicable law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting and, unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for determining the stockholders entitled to vote at such meeting, the record date for determining the stockholders entitled to notice of such meeting shall also be the record date for determining the stockholders entitled to vote at such meeting; (b) in the case of a determination of stockholders entitled to consent to corporate action without a meeting, shall not be more than ten (10) days from the date upon which the resolution fixing the record date is adopted by the Board of Directors; and (c) in the case of any other action, shall not be more than sixty (60) days prior to such other action. If no record date is fixed: (i) the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; (ii) the record date for determining stockholders entitled to consent to corporate action without a meeting, if any, when no prior action of the Board of Directors is required by applicable law, shall be the first date on which a signed consent setting forth the action taken or proposed to be taken is delivered to the Corporation in accordance with applicable law, or, if prior action by the Board of Directors is required by applicable law, shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action; and (iii) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for the stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for the determination of stockholders entitled to vote in accordance with the foregoing provisions of this Section 1.8 at the adjourned meeting.

Section 1.9    List of Stockholders Entitled to Vote. The Corporation shall prepare, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth (10th) day before the meeting date, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten (10) days prior to the meeting (a) on a reasonably accessible electronic network; provided, that the information required to gain access to such list is provided with the notice of meeting or (b) during ordinary business hours at the principal place of business of the Corporation. The list of stockholders must also be open to examination at the meeting as required by applicable law. Except as otherwise provided by applicable law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 1.9 or to vote in person or by proxy at any meeting of stockholders.

Section 1.10    Action By Consent in Lieu of Meeting. Except as otherwise provided by or pursuant to the certificate of incorporation, from and after 5:00 p.m. Eastern Time on the first date following the date on which the voting power of all of the then outstanding shares of Class B Common Stock of the Corporation and Class D Voting Stock of the Corporation, voting together as a single class, represents less than fifty percent (50%) of the voting power of all of the then outstanding shares of the Corporation generally entitled to vote, voting together as a single class (the “Voting Rights Threshold Date”), no action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by consent of stockholders in lieu of a meeting of stockholders. When, as provided by or pursuant to the certificate of incorporation, action required or permitted to be taken at any annual or special meeting of stockholders is taken without a meeting, without prior notice and without a vote, a consent or consents, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with applicable law. When, as provided by or pursuant to the certificate of incorporation, action required or permitted to be taken at any annual or special meeting of stockholders is taken without a meeting, without prior notice and without a vote, prompt notice of the taking of the corporate action without a meeting by less than unanimous consent shall, to the extent required by applicable law, be given to those stockholders who have not consented and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that consents signed by a sufficient number of holders to take the action were delivered to the Corporation.

Section 1.11    Inspectors of Election. The Corporation may, and shall if required by applicable law, in advance of any meeting of stockholders, appoint one or more inspectors of election, who may be employees of the Corporation, to act at the meeting or any adjournment thereof and to make a written report thereof. The

Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. In the event that no inspector so appointed or designated is able to act at a meeting of stockholders, the individual presiding over the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed or designated shall (a) ascertain the number of shares of stock of the Corporation outstanding and the voting power of each such share, (b) determine the shares of stock of the Corporation represented at the meeting and the validity of proxies and ballots, (c) count all votes and ballots, (d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors and (e) certify their determination of the number of shares of stock of the Corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by applicable law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law. No individual who is a candidate for an office at an election may serve as an inspector at such election.

Section 1.12    Conduct of Meetings. The date and time of the opening and the closing of the polls for each election, question or business upon which the stockholders will vote at a meeting shall be announced at the meeting by the individual presiding over the meeting. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the individual presiding over any meeting of stockholders shall have the right and authority to convene and to adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such individual, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the individual presiding over the meeting, may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies or such other persons as the individual presiding over the meeting of stockholders shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. The Board of Directors or, in addition to making any other determinations that may be appropriate to the conduct of the meeting, the individual presiding over any meeting of stockholders, in each case, shall have the power and duty to determine whether any election, question or business was or was not properly made, proposed or brought before the meeting and therefore shall be disregarded and not be considered or transacted at the meeting, and, if the Board of Directors or the individual presiding over the meeting, as the case may be, determines that such election, question or business was not properly brought before the meeting and shall be disregarded and not be considered or transacted at the meeting, the individual presiding over the meeting shall declare to the meeting that such election, question or business was not properly brought before the meeting and shall be disregarded and not be considered at the meeting, and any such election, question or business shall not be considered or transacted at the meeting. Unless and to the extent determined by the Board of Directors or the individual presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

Section     1.13 Notice of Stockholder Business and Nominations.

(a)    Annual Meetings of Stockholders. (i) Nominations of one or more individuals for election to the Board of Directors by the stockholders generally entitled to vote (which, for the avoidance of doubt, shall exclude nominations of one or more individuals for election as Preferred Directors (as defined below)) (each, a “Nomination,” and more than one, “Nominations”) and the proposal of any question or business other than Nominations to be considered by the stockholders generally entitled to vote (which, for the avoidance of doubt, shall exclude any question or business other than Nominations required by or pursuant to the certificate of incorporation with respect to the rights of the holders of any series of preferred stock of the Corporation then outstanding to be voted on by the holders of any one or more such series, voting separately as a single class) (collectively, “Business”) may be made at an annual meeting of stockholders only (A) pursuant to the Corporation’s notice of meeting (or any supplement thereto); provided, however, that reference in the Corporation’s notice of meeting to the election of directors or the election of members of the Board of Directors shall not include or be deemed to include Nominations, (B) by or at the direction of the Board of Directors or (C) by any stockholder of the Corporation who was a stockholder of record of the Corporation at the time the notice provided for in this Section 1.13 is delivered to the Secretary, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this Section 1.13.

(ii) For Nominations or Business to be properly brought before an annual meeting by a stockholder pursuant to clause (C) of paragraph (a)(i) of this Section 1.13, the stockholder must have given timely notice thereof in writing to the Secretary and any proposed Business must constitute a proper matter for stockholder action. To be timely, a stockholders’ notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting of stockholders of the Corporation commence a new time period (or extend any time period) for the giving of a stockholders’ notice as described above. Such stockholders’ notice shall set forth: (A) as to each Nomination to be made by such stockholder, (1) all information relating to the individual subject to such Nomination that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), without regard to the application of the Exchange Act to either the Nomination or the Corporation and (2) such individual’s written consent to being named in a proxy statement as a nominee and to serving as director if elected; (B) as to the Business proposed by such stockholder, a brief description of the Business, the text of the proposed Business (including the text of any resolutions proposed for consideration and in the event that such Business includes a proposal to amend these bylaws of the Corporation, the language of the proposed amendment), the reasons for conducting such Business at the meeting and any material interest in such Business of such stockholder and of the beneficial owner, if any, on whose behalf the proposal is made; and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the Nomination or Business is made (1) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, (2) the class, series and number of shares of stock of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner, (3) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the meeting to propose such Nomination or Business and (4) a representation as to whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (x) to deliver by proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding stock required to approve or adopt the Business or elect the nominee subject to the Nomination and/or (y) to otherwise solicit proxies from stockholders of the Corporation in support of such Nomination or Business; provided, however, that if the Business is otherwise subject to Rule 14a-8 (or any successor thereto) promulgated under the Exchange Act (“Rule 14a-8”), the foregoing notice requirements shall be deemed satisfied by a stockholder if the stockholder has notified the Corporation of his, her or its intention to present such Business at an annual meeting of stockholders of the Corporation in compliance with Rule 14a-8, and such Business has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting of stockholders. The Corporation may require any individual subject to such Nomination to furnish such other information as it may reasonably require to determine the eligibility of such individual subject to such Nomination to serve as a director of the Corporation.

(iii) Notwithstanding anything in the second sentence of paragraph (a)(ii) of this Section 1.13 to the contrary, in the event that the number of directors to be elected to the Board of Directors by the stockholders generally entitled to vote (which, for the avoidance of doubt, shall exclude the Preferred Directors) at an annual meeting is increased and there is no public announcement by the Corporation naming the nominees for election to the additional directorships at least one hundred (100) days prior to the first (1st) anniversary of the preceding year’s annual meeting, a stockholders’ notice required by this Section 1.13 shall also be considered timely, but only with respect to nominees for election to such additional directorships, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the Corporation.

(b)    Special Meetings of Stockholders. Only such Business shall be conducted at a special meeting of stockholders of the Corporation as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting (or any supplement thereto); provided, however, that reference therein to the election of directors or the election of members of the Board of Directors shall not include or be deemed to include Nominations. Nominations may be made at a special meeting of stockholders of the Corporation at which one or more directors are to be elected by the stockholders generally entitled to vote (which, for the avoidance of doubt, shall exclude the Preferred Directors) pursuant to the Corporation’s notice of meeting (or any supplement thereto) as aforesaid (i) by or at the direction of the Board of Directors or (ii) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 1.13 is delivered to the Secretary, who is entitled to vote at the meeting and upon such election and who complies with the notice procedures set forth in this Section 1.13. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors by the stockholders generally entitled to vote (which, for the avoidance of doubt, shall exclude the Preferred Directors), any such stockholder entitled to vote in such election may make Nominations of one or more individuals (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholders’ notice required by paragraph (a)(ii) of this Section 1.13 shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of such special meeting and of the nominee(s) proposed by the Board of Directors to be elected at such special meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting of stockholders of the Corporation commence a new time period (or extend any time period) for the giving of a stockholders’ notice as described above.

(c)    General. (i) Only individuals subject to a Nomination made in compliance with the procedures set forth in this Section 1.13 shall be eligible for election at an annual or special meeting of stockholders of the Corporation, and only such Business shall be conducted at an annual or special meeting of stockholders of the Corporation as shall have been brought before such meeting in accordance with the procedures set forth in this Section 1.13. Except as otherwise provided by applicable law, the Board of Directors or the individual presiding over the meeting shall have the power and duty (A) to determine whether a Nomination or any Business proposed to be brought before the meeting was or was not made, proposed or brought, as the case may be, in accordance with the procedures set forth in this Section 1.13, and (B) if any proposed Nomination or Business shall be disregarded or that such Nomination or Business shall not be considered or transacted at the meeting. Notwithstanding the foregoing provisions of this Section 1.13, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a Nomination or Business, such Nomination or Business shall be disregarded and such Nomination or Business shall not be considered or transacted at the meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

(ii) For purposes of this Section 1.13, “public announcement” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with or publicly furnished by the Corporation to the Securities and Exchange Commission pursuant to Section 13, 14 and 15(d) (or any successor thereto) of the Exchange Act.

(iii) Nothing in this Section 1.13 shall be deemed to affect any (A) rights or obligations, if any, of stockholders with respect to inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 (to the extent the Corporation or such proposals are subject to Rule 14a-8) or (B) rights, if any, of the holders of any series of preferred stock of the Corporation then outstanding to elect directors pursuant to any applicable provisions of the certificate of incorporation.

ARTICLE II

Board of Directors

Section 2.1    Number; Qualifications. Subject to applicable law and the rights, if any, of the holders of any series of preferred stock of the Corporation then outstanding to elect directors pursuant to any applicable provisions of the certificate of incorporation, the Board of Directors shall consist of one or more members, the number thereof to be determined from time to time by resolution of the Board of Directors. Directors need not be stockholders.

Section 2.2    Election; Term. The Board of Directors (other than any Preferred Directors) shall be divided into three (3) classes, as nearly equal in number as possible, designated as Class I, Class II and Class III. The directors of each class the term of which shall then expire shall be elected to hold office for a three-year term or until the election and qualification of their respective successors in office, subject to their earlier death, resignation, disqualification or removal. In case of any increase or decrease, from time to time, in the number of directors (other than Preferred Directors, if any), the number of directors in each class shall be apportioned by resolution of the Board of Directors as nearly equal as possible. Except for any directors elected by the holders of any series of preferred stock of the Corporation then outstanding as provided for or fixed pursuant to the provisions of the certificate of incorporation (the “Preferred Directors” and each, a “Preferred Director”) and with respect to newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, disqualification, removal or other cause, each director shall be elected by a plurality of the votes cast at any meeting of stockholders at which directors are to be elected by the stockholders generally entitled to vote and a quorum is present.

Section 2.3    Resignation; Vacancies. Any director may resign at any time upon notice to the Corporation. Subject to the rights, if any, of the holders of any series of preferred stock of the Corporation then outstanding, at any time from and after the Voting Rights Threshold Date, newly created directorships resulting from an increase in the authorized number of directors or any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely and exclusively by a majority of the directors then in office, although less than a quorum, or by the sole remaining director. Any director so elected shall hold office until the expiration of the term of office of the director whom he or she has replaced and until his or her successor shall be elected and qualified, subject to such director’s earlier death, resignation, disqualification or removal. No decrease in the number of directors shall shorten the term of any incumbent director.

Section 2.4    Regular Meetings. Regular meetings of the Board of Directors may be held at such places within or without the State of Delaware and at such times as the Board of Directors may from time to time determine.

Section 2.5    Special Meetings. Special meetings of the Board of Directors may be held at any time or place within or without the State of Delaware whenever called by the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Secretary, or by any member of the Board of Directors. Notice of a special meeting of the Board of Directors shall be given by the person or persons calling the meeting at least twenty-four (24) hours before the special meeting.

Section 2.6    Telephonic Meetings Permitted. Members of the Board of Directors, or any committee designated by the Board of Directors, may participate in a meeting thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this Section 2.6 shall constitute presence in person at such meeting.

Section 2.7    Quorum; Vote Required for Action. At all meetings of the Board of Directors the directors entitled to cast a majority of the votes of the whole Board of Directors shall constitute a quorum for the transaction of business. Except in cases in which the certificate of incorporation, these bylaws or applicable law otherwise provides, a majority of the votes entitled to be cast by the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

Section 2.8    Organization. Meetings of the Board of Directors shall be presided over by the Chairperson of the Board, if any, or in his or her absence by the Vice Chairperson of the Board, if any, or in his or her absence by the Chief Executive Officer, or in his or her absence by the President, or in the absence of the foregoing individuals by a chairperson chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence, the chairperson of the meeting may appoint any person to act as secretary of the meeting.

Section 2.9    Action by Unanimous Consent of Directors. Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or such committee, as the case may be, consent thereto in writing or by electronic transmission. After action is taken, the consent or consents relating thereto shall be filed with the minutes of the proceedings of the Board of Directors, or the committee thereof, in the same paper or electronic form as the minutes are maintained.

ARTICLE III

Committees

Section 3.1    Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent permitted by applicable law and to the extent provided in the resolution of the Board of Directors or these bylaws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it.

Section 3.2    Committee Rules. Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may make, alter and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to Article II of these bylaws.

ARTICLE IV

Officers

Section 4.1    Executive Officers; Election; Qualifications; Term of Office, Resignation; Removal; Vacancies. The Board of Directors shall elect a Chief Executive Officer, a Chief Financial Officer, a President

and a Secretary, and it may, if it so determines, choose a Chairperson of the Board and a Vice Chairperson of the Board from among its members. The Board of Directors may also choose one or more Vice Presidents, one or more Assistant Secretaries, a Treasurer and one or more Assistant Treasurers and such other officers as it shall from time to time deem necessary or desirable. Each such officer shall hold office until the first meeting of the Board of Directors after the annual meeting of stockholders next succeeding his or her election, and until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. Any officer may resign at any time upon written notice to the Corporation. The Board of Directors may remove any officer with or without cause at any time, but such removal shall be without prejudice to the contractual rights of such officer, if any, with the Corporation. Any number of offices may be held by the same person. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise may be filled for the unexpired portion of the term by the Board of Directors at any regular or special meeting.

Section 4.2    Powers and Duties of Executive Officers. The officers of the Corporation shall have such powers and duties in the management of the Corporation as may be prescribed in these bylaws or a resolution by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors. The Board of Directors may require any officer, agent or employee to give security for the faithful performance of his or her duties.

Section 4.3    Appointing Attorneys and Agents; Voting Securities of Other Entities. Unless otherwise provided by resolution adopted by the Board of Directors, the Chairperson of the Board, the Chief Executive Officer, the President or any Vice President may from time to time appoint an attorney or attorneys or agent or agents of the Corporation, for, in the name and on behalf of the Corporation, to cast the votes which the Corporation may be entitled to cast as the holder of stock or other securities in any other corporation or other entity, any of whose stock or other securities may be held by the Corporation, at meetings of the holders of the stock or other securities of such other corporation or other entity, or to consent, in the name of the Corporation as such holder, to any action by such other corporation or other entity, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consents, and may execute or cause to be executed for, in the name and on behalf of the Corporation and under its corporate seal or otherwise, all such proxies or other instruments as he or she may deem necessary or proper. Any of the rights set forth in this Section 4.3 which may be delegated to an attorney or agent may also be exercised directly by the Chairperson of the Board, the Chief Executive Officer, the President or any Vice President.

ARTICLE V

Stock

Section 5.1    Certificates. Every holder of stock of the Corporation represented by certificates shall be entitled to have a certificate signed by, or in the name of, the Corporation by any two authorized officers of the Corporation representing the number of shares registered in certificate form. Each of the Chief Executive Officer, the President, any Vice President and the Secretary, in addition to any other officers of the Corporation authorized by the Board of Directors or these bylaws, is hereby authorized to sign certificates by, or in the name of, the Corporation. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent, or registrar at the date of issue. The Corporation shall not have the power to issue a certificate in bearer form.

Section 5.2    Lost, Stolen or Destroyed Stock Certificates; Issuance of New Certificates or Uncertificated Shares. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

ARTICLE VI

Indemnification

Section 6.1    Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law, any individual (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or an individual for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, its participants or beneficiaries, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person. Notwithstanding the preceding sentence, except as otherwise provided in Section 6.3, the Corporation shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof) commenced by such Covered Person only if the commencement of such proceeding (or part thereof) by the Covered Person was authorized in the specific case by the Board of Directors.

Section 6.2    Prepayment of Expenses. The Corporation shall to the fullest extent permitted by applicable law, pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article VI or otherwise.

Section 6.3    Claims. If a claim for indemnification (following the final disposition of such action, suit or proceeding) or advancement of expenses under this Article VI is not paid in full within thirty (30) days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense (including attorneys’ fees) of prosecuting such claim. In any such action, the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

Section 6.4    Nonexclusivity of Rights. The rights conferred on any Covered Person by this Article VI shall not be exclusive of any other rights which such Covered Person may have or hereafter acquire under any statute, provision of the certificate of incorporation, these bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Section 6.5    Other Sources. The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit entity.

Section 6.6    Amendment or Repeal. Any amendment, repeal, modification or elimination of the foregoing provisions of this Article VI shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such amendment, repeal, modification or elimination.

Section 6.7    Other Indemnification and Prepayment of Expenses. This Article VI shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

ARTICLE VII

Miscellaneous

Section 7.1    Fiscal Year. The fiscal year of the Corporation shall be determined by resolution of the Board of Directors.

Section 7.2    Seal. The corporate seal of the Corporation shall have the name of the Corporation inscribed thereon and shall be in such form as may be approved from time to time by the Board of Directors.

Section 7.3    Manner of Notice. Except as otherwise provided in these bylaws or permitted by applicable law, notices to directors and stockholders shall be in writing or electronic transmission and delivered personally or mailed to the directors or stockholders at their addresses appearing on the books of the Corporation. Notice to directors may also be given by telecopier, telephone or other means of electronic transmission.

Section 7.4    Waiver of Notice of Meetings of Stockholders, Directors and Committees. Any waiver of notice, given by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at nor the purpose of any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in a waiver of notice.

Section 7.5    Form of Records. Any records administered by or on behalf of the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device, method, or one or more electronic networks or databases (including one or more distributed electronic networks or databases); provided, that the records so kept can be converted into clearly legible paper form within a reasonable time, and, with respect to the stock ledger, that the records so kept comply with applicable law.

Section 7.6    Amendment of Bylaws. These bylaws may be altered, amended or repealed, and new bylaws made, by the Board of Directors, but the stockholders may make additional bylaws and may alter and repeal any bylaws whether adopted by them or otherwise. In addition to any affirmative vote required by the certificate of incorporation, any bylaw that is to be made, altered, amended or repealed by the stockholders of the Corporation shall receive (a) prior to the Voting Rights Threshold Date, the affirmative vote of the holders of at least a majority in voting power of the then outstanding shares of the Corporation generally entitled to vote, voting together as a single class, and (b) from and after the Voting Rights Threshold Date, the affirmative vote of the holders of at least seventy-five percent (75%) in voting power of the then outstanding shares of stock of the Corporation generally entitled to vote, voting together as a single class.

Annex D

GORES HOLDINGS IV SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT is entered into this [●] day of September, 2020 (this “Subscription Agreement”), by and between Gores Holdings IV, Inc., a Delaware corporation (the “Company”), and the undersigned (“Subscriber”).

WHEREAS, the Company concurrently herewith is entering into that certain Business Combination Agreement, dated as of the date hereof, substantially in the form provided to Subscriber (the “Business Combination Agreement”), pursuant to which the Company will acquire SFS Holding Corp., on the terms and subject to the conditions set forth therein (the “Transactions”);

WHEREAS, in connection with the Transactions, Subscriber desires to subscribe for and purchase from the Company that number of shares of the Company’s Class A common stock, par value $0.0001 per share (“Class A Shares”) set forth on the signature page hereto (the “Acquired Shares”), for a purchase price of $10.00 per share (“Per Share Purchase Price”), or the aggregate purchase price set forth on the signature page hereto (the “Purchase Price”), and the Company desires to issue and sell to Subscriber the Acquired Shares in consideration of the payment of the Purchase Price by or on behalf of Subscriber to the Company on or prior to the Closing (as defined below);

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.    Subscription. Subject to the terms and conditions hereof, Subscriber hereby agrees to subscribe for and purchase, and the Company hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Acquired Shares (such subscription and issuance, the “Subscription”).

2.    Closing.

a.    The closing of the Subscription contemplated hereby (the “Closing”) is contingent upon the substantially concurrent consummation of the Transactions and shall occur immediately prior thereto. Not less than seven (7) business days prior to the anticipated closing date of the Transactions (the “Closing Date”), the Company shall provide written notice to Subscriber (the “Closing Notice”) specifying (i) the anticipated Closing Date, (ii) that the Company reasonably expects all conditions to the closing of the Transactions to be satisfied on a date that is not less than seven (7) business days from the date of the Closing Notice and (iii) instructions for wiring the Purchase Price for the Acquired Shares. Subscriber shall deliver to the Company at least two (2) business days prior to the anticipated Closing Date set forth in the Closing Notice, to be held in escrow until the Closing, the Purchase Price for the Acquired Shares by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice. On the Closing Date, the Company shall deliver to Subscriber (x) the Acquired Shares in book entry form, free and clear of any liens or other restrictions (other than those arising under this Subscription Agreement or state or federal securities laws), in the name of the Subscriber and (y) not later than one (1) business day after the Closing Date, written notice from the transfer agent of the Company evidencing the issuance to Subscriber of the Subscribed Securities on and as of the Closing Date, and the Purchase Price shall be released from escrow automatically and without further action by the Company or Subscriber. In the event the Closing does not occur on the anticipated Closing Date set forth in the Closing Notice, the Company shall promptly (but not later than one (1) business day thereafter) return the Purchase Price to Subscriber.

b.    The Closing shall be subject to the conditions that, on the Closing Date:

(i)    no suspension of the qualification of the Acquired Shares for offering or sale or trading in any jurisdiction, or initiation or threatening in writing of any proceedings for any of such purposes, shall have occurred;

(ii)    all representations and warranties of the Company and Subscriber contained in this Subscription Agreement shall be true and correct in all material respects as of the Closing Date, each party shall have performed, satisfied and complied in all material respects with its agreements hereunder required to be performed, satisfied or complied with by it at or prior to Closing, and consummation of the Closing shall constitute a reaffirmation by each of the Company and Subscriber of each of the representations, warranties and agreements of each such party contained in this Subscription Agreement as of the Closing Date;

(iii)    no governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making consummation of the transactions contemplated hereby illegal or otherwise restricting, prohibiting or enjoining consummation of the transactions contemplated hereby; and

(iv)    all conditions precedent to the closing of the Transactions set forth in the Business Combination Agreement, including the approval of the Company’s stockholders, shall have been satisfied or waived.

c.    At the Closing, the parties hereto shall execute and deliver such additional documents and take such additional actions as the parties reasonably may deem to be practical and necessary in order to consummate the Subscription as contemplated by this Subscription Agreement.

3.    Company Representations and Warranties. The Company represents and warrants that:

a.    The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, with corporate power and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement.

b.    The Acquired Shares have been duly authorized and, when issued and delivered to Subscriber against full payment therefor in accordance with the terms of this Subscription Agreement, the Acquired Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under the Company’s amended and restated certificate of incorporation or under the Delaware General Corporation Law.

c.    This Subscription Agreement has been duly authorized, executed and delivered by the Company and is enforceable against it in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity. The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing on or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization or other person in connection with the execution, delivery and performance of the company of this Subscription Agreement (including, without limitation, the issuance of the Class A Shares), other than (i) filings with the U.S. Securities and Exchange Commission (the “SEC”) (ii) filings required by applicable state securities laws, (iii) filings required by the Nasdaq Capital Market (“Nasdaq”), or such other applicable stock exchange on which the Company’s common stock is then listed and (iv) failure of which to obtain would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

d.    As of their respective dates, all reports (“SEC Reports”) filed by the Company with the SEC complied in all material respects with the requirements of the Securities Act (as defined below) and the Securities and Exchange Act of 1934 (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein necessary in order to make the statements therein, in the light of the circumstances under which they were made not misleading. The financial statements included in the SEC Reports comply in all material respects with applicable accounting requirements, and the rules and regulations of the SEC with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of the entities subject thereto as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments.

e.    Assuming the accuracy of the Subscriber’s representations and warranties set forth in Section 4, no registration under the Securities Act is required for the offer and sale of the Shares by the Company to the Subscriber hereunder. The Class A Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

f.    Except for such matters as have not had and would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, there is no (i) action, suit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of the Company, threatened against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against the Company.

g.    The issued and outstanding Class A Shares are registered pursuant to Section 12(b) of the Exchange Act, and are listed for trading on the Nasdaq. As of the date hereof, there is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by Nasdaq or the SEC, respectively, to prohibit or terminate the listing of the Class A Shares. The Company has taken no action that is designed to terminate the listing of the Class A Shares on Nasdaq or the registration of the Class A Shares under the Exchange Act.

h.    The issuance and sale of the Acquired Shares and the compliance by the Company with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, which would reasonably be expected to have a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations of the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”) or materially affect the validity of the Acquired Shares or the legal authority of the Company to comply in all material respects with the terms of this Subscription Agreement; (ii) result in any violation of the provisions of the organizational documents of the Company or any of its subsidiaries; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its subsidiaries or any of their respective properties that would reasonably be expected to have a Material Adverse Effect or materially affect the validity of the Acquired Shares or the legal authority of the Company to comply in all material respects with this Subscription Agreement.

i.    The Company is not, and immediately after receipt of payment for the Shares, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.    Subscriber Representations and Warranties. Subscriber represents and warrants that:

a.    If Subscriber is not an individual, Subscriber has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement. If Subscriber is an individual, Subscriber has the authority to enter into, deliver and perform its obligations under this Subscription Agreement.

b.    If Subscriber is not an individual, this Subscription Agreement has been duly authorized, executed and delivered by Subscriber. If Subscriber is an individual, the signature on this Subscription Agreement is genuine, and Subscriber has legal competence and capacity to execute the same. This Subscription Agreement is enforceable against Subscriber in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.

c.    The execution, delivery and performance by Subscriber of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber or any of its subsidiaries is a party or by which Subscriber or any of its subsidiaries is bound or to which any of the property or assets of Subscriber or any of its subsidiaries is subject, which would reasonably be expected to have a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations of Subscriber and its subsidiaries, taken as a whole (a “Subscriber Material Adverse Effect”) or materially affect the legal authority of Subscriber to comply in all material respects with the terms of this Subscription Agreement; (ii) if Subscriber is not an individual, result in any violation of the provisions of the organizational documents of Subscriber or any of its subsidiaries; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its subsidiaries or any of their respective properties that would reasonably be expected to have a Subscriber Material Adverse Effect or materially affect the legal authority of Subscriber to comply in all material respects with this Subscription Agreement.

d.    Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”)) or an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) satisfying the applicable requirements set forth on Schedule A, (ii) is acquiring the Acquired Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Acquired Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a qualified institutional buyer and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Acquired Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act (and shall provide the requested information on Schedule A following the signature page hereto). Subscriber is not an entity formed for the specific purpose of acquiring the Acquired Shares.

e.    Subscriber understands that the Acquired Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Acquired Shares have not been registered under the Securities Act. Subscriber understands that the Acquired Shares may not be resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Company or a subsidiary thereof, (ii) to non-U.S. persons pursuant to offers and sales that occur outside the United States within the meaning of Regulation S under the Securities Act or (iii) pursuant to another applicable exemption from the registration requirements of the Securities Act, and that any certificates representing the Acquired Shares shall contain a legend to such effect. Subscriber acknowledges that the Acquired Shares will not be eligible for resale pursuant to Rule 144A promulgated under the Securities Act. Subscriber understands and agrees that the Acquired Shares will be subject to transfer restrictions under the Securities Act and, as a result of these transfer restrictions, Subscriber may not be able to readily resell the Acquired Shares and may be required to bear the financial risk of an investment in the Acquired Shares for an indefinite period of time. Subscriber understands that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Acquired Shares.

f.    Subscriber understands and agrees that Subscriber is purchasing the Acquired Shares directly from the Company. Subscriber further acknowledges that there have been no representations, warranties, covenants and agreements made to Subscriber by [(i) Deutsche Bank Securities Inc. and Morgan Stanley & Co. acting as placement agents (the “Placement Agents”) for the Company or their respective affiliates or any of their respective control persons, officers, directors or employees or (ii)]1 the Company or its affiliates or any of their respective officers or directors, expressly or by implication, other than those representations, warranties, covenants and agreements included in this Subscription Agreement.

g.    Subscriber represents and warrants that its acquisition and holding of the Acquired Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or any applicable similar law.

h.    In making its decision to purchase the Acquired Shares, Subscriber represents that it has relied solely upon independent investigation made by Subscriber [and has not relied on any statements or other information provided by the Placement Agents, any of their respective affiliates or any of their respective control persons, officers, directors or employees concerning the Company, SFS Holding Corp., the Transactions or the Acquired Shares,]2[.] Subscriber acknowledges and agrees that Subscriber has [received such]3[had access to, and an adequate opportunity to review, such financial and other]4 information as Subscriber deems necessary in order to make an investment decision with respect to the Acquired Shares, including but not limited to the Company’s SEC Reports and the Investor Presentation provided by the Company, and including with respect to the Company, SFS Holding Corp. and the Transactions. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as Subscriber and such undersigned’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Acquired Shares.

i.    Subscriber became aware of this offering of the Acquired Shares solely by means of [direct contact between Subscriber and the Company or by certain employees of The Gores Group LLC or its affiliates acting on the Company’s behalf]5[contact from the Placement Agents]6 and the Acquired Shares were offered to Subscriber solely by [direct]7 contact between Subscriber and the [Company or by certain employees of The Gores Group LLC or its affiliates acting on the Company’s behalf]8 [Placement Agents]9. Subscriber did not become aware of this offering of the Acquired Shares, nor were the Acquired Shares offered to Subscriber, by any other means, and The Gores Group LLC or its affiliates did not act as investment adviser, broker or dealer to Subscriber. Subscriber acknowledges that the Company represents and warrants that the Acquired Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

j.    Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Acquired Shares. Subscriber has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Acquired Shares, and Subscriber has sought such accounting, legal and tax advice as Subscriber has considered necessary to make an informed investment decision.

[1]	Included only in agreements involving Placement Agents.
[2]	Included only in agreements involving Placement Agents.
[3]	Included only in agreements involving Placement Agents.
[4]	Included only in agreements without Placement Agents’ involvement.
[5]	Included only in agreements without Placement Agents’ involvement.
[6]	Included only in agreements involving Placement Agents.
[7]	Included only in agreements without Placement Agents’ involvement.
[8]	Included only in agreements without Placement Agents’ involvement.
[9]	Included only in agreements involving Placement Agents.

k.    Alone, or together with any professional advisor(s), Subscriber represents and acknowledges that Subscriber has adequately analyzed and fully considered the risks of an investment in the Acquired Shares and determined that the Acquired Shares are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Company. Subscriber acknowledges specifically that a possibility of total loss exists.

l.    Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Acquired Shares or made any findings or determination as to the fairness of this investment.

m.    Subscriber represents and warrants that Subscriber is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (iii) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable law. Subscriber represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), that Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. Subscriber also represents that, to the extent required, it maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. Subscriber further represents and warrants that, to the extent required, it maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Acquired Shares were legally derived.

n.    Subscriber has commitments to have, and prior to the Closing will have, sufficient funds to pay the Purchase Price in escrow pursuant to Section 2(a).

5.    Registration Rights.

a.    The Company agrees that, within thirty (30) calendar days after the consummation of the Transactions (the “Filing Deadline”), the Company will file with the SEC (at the Company’s sole cost and expense) a registration statement to register under and in accordance with the provisions of the Securities Act, the offer, sale and distribution of all Registrable Securities (as defined below) on Form S-1 or any similar or successor long form registration (which shall be filed pursuant to Rule 415 under the Securities Act as a secondary-only registration statement), or Form S-3 if the Company is then eligible for such short form, or any similar or successor short form registration (the “Registration Statement”) (it being understood that as of the date of this Subscription Agreement, the Company would not be eligible to use Form S-3 on the Filing Deadline). The Company shall use its commercially reasonable efforts to have the Registration Statement declared effective by the SEC as soon as practicable after the filing thereof, but no later than the sixty (60) calendar days following the Filing Deadline (the “Effectiveness Deadline”); provided, that the Effectiveness Deadline shall be extended to ninety (90) calendar days after the Filing Deadline if the Registration Statement is reviewed by, and receives comments from, the SEC; provided, however, that the Company’s obligations to include the Acquired Shares in the Registration Statement are contingent upon Subscriber furnishing in writing to the Company such information regarding Subscriber, the securities of the Company held by Subscriber and the intended method of disposition of the Acquired Shares as shall be reasonably requested by the Company to effect the registration of the Acquired Shares, and shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations, including providing that the Company shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement during any customary blackout or similar period and including with respect to the effectiveness thereof or in the event the Registration Statement must be supplemented, amended or suspended. The Company will use its commercially reasonable efforts to maintain the continuous effectiveness of the Registration Statement until all such securities cease to be Registrable Securities (as defined below) or such shorter period upon which all Subscribers with Registrable Securities included in such Registration Statement have notified the Company that such Registrable Securities have actually been sold. The Company will use commercially reasonable efforts to file all reports, and provide all customary and reasonable cooperation, necessary to enable Subscriber to resell Registrable Securities pursuant to the Registration Statement or Rule 144, as applicable, qualify the Registrable Securities for listing on the applicable stock exchange, update or amend the Registration Statement as necessary to include Registrable Securities and provide customary notice to holders of Registrable Securities. “Registrable Securities” shall mean, as of any date of determination, the Acquired Shares and any other equity security of the Company issued or issuable with respect to the Acquired Shares by way of share split, dividend, distribution, recapitalization, merger, exchange, replacement or similar event or otherwise. As to any particular Registrable Securities, once issued, such securities shall cease to be Registrable Securities (i) when they are sold, transferred, disposed of or exchanged pursuant to an effective Registration Statement under the Securities Act, (ii) the earliest of (A) two (2) years, (B) such time that such holder has disposed of such securities pursuant to Rule 144 or (C) if Rule 144(i) is no longer applicable to the Company or Rule 144(i)(2) is amended to remove the reporting requirement preceding a disposition of securities, such time that such holder is able to dispose of all of its, his or her Registrable Securities pursuant to Rule 144 without any volume limitations thereunder, (iii) when they shall have ceased to be outstanding or (iv) when such securities have been sold in a private transaction in which the transferor’s rights under this Section 5(a) are not assigned to the transferee of such securities. The Company will provide a draft of the Registration Statement to the Subscriber for review at least (2) business days in advance of filing the Registration Statement. In no event shall the Subscriber be identified as a statutory underwriter in the Registration Statement unless required by the SEC.

b.    The Company shall, notwithstanding any termination of this Subscription Agreement, indemnify, defend and hold harmless Subscriber (to the extent a seller under the Registration Statement), the officers, directors, trustees, agents, partners, members, managers, stockholders, affiliates, employees and investment advisers of each of them, each person who controls Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, trustees, agents, partners, members, managers, stockholders, affiliates, employees and investment advisers of each such controlling person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable costs of preparation and investigation and reasonable attorneys’ fees) and expenses (collectively, “Losses”), as incurred, that arise out of or are based upon (i) any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, or (ii) any violation or alleged violation by the Company of the Securities Act, Exchange Act or any state securities law or any rule or regulation thereunder, in connection with the performance of its obligations under this Section 5, except insofar as and to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based solely upon information regarding Subscriber furnished in writing to the Company by Subscriber expressly for use therein. The Company shall notify Subscriber promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 5 of which the Company is aware. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an indemnified party and shall survive the transfer of the Acquired Shares by Subscriber.

c.    Subscriber shall, severally and not jointly with any other subscriber, indemnify and hold harmless the Company, its directors, officers, agents and employees, each person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling persons, to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising out of or are based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements or omissions are based solely upon information regarding Subscriber furnished in writing to the Company by Subscriber expressly for use therein. In no event shall the liability of Subscriber be greater in amount than the dollar amount of the net proceeds received by Subscriber upon the sale of the Acquired Shares giving rise to such indemnification obligation.

d.    [Subscriber agrees that neither Placement Agent nor any of their respective control persons, officers, directors or employees shall be liable to Subscriber in connection with its purchase of the Acquired Shares absent gross negligence, bad faith or fraud on the part of any such Placement Agent or any of their respective control persons, officers, directors or employees.]10

6.    Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) such date and time as the Business Combination Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement or (c) if any of the conditions to Closing set forth in Section 2 are not satisfied on or prior to the Closing and, as a result thereof, the transactions contemplated by this Subscription Agreement are not or will not be consummated at the Closing; provided, that nothing herein will relieve any party from liability for any willful breach hereof (including for the avoidance of doubt Subscriber’s willful breach of Section 2(b)(ii) with respect to its representations and warranties as of the Closing Date) prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Company shall promptly notify Subscriber of the termination of the Business Combination Agreement promptly after the termination of such agreement.

7.    Trust Account Waiver. Subscriber acknowledges that the Company is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company and one or more businesses or assets. Subscriber further acknowledges that, as described in the Company’s prospectus relating to its initial public offering dated December 5, 2019 (the “Prospectus”) available at www.sec.gov, substantially all of the Company’s assets consist of the cash proceeds of the Company’s initial public offering and private placements of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of the Company, its public stockholders and the underwriters of the Company’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its tax obligations, if any, the cash in the Trust Account may be disbursed only for the purposes set forth in the Prospectus. For and in consideration of the Company entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, Subscriber, on behalf of itself and its representatives, hereby irrevocably waives any and all right, title and interest, or any claim of any kind they have or may have in the future, in or to any monies held in the Trust Account, and agrees not to seek recourse against the Trust Account as a result of, or arising out of, this Subscription Agreement.

8.    Miscellaneous.

a.    Subscriber acknowledges that the Company and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement. Prior to the Closing, Subscriber agrees to promptly notify the Company if any of the Subscriber’s acknowledgments,

[10]	Included only in agreements involving Placement Agents.

understandings, agreements, representations and warranties set forth herein are no longer accurate in all material respects.

b.    The Company is entitled to rely upon this Subscription Agreement and is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

c.    Neither this Subscription Agreement nor any rights that may accrue to Subscriber hereunder (other than the Acquired Shares acquired hereunder, if any) may be transferred or assigned.

d.    All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

e.    The Company may request from Subscriber such additional information as the Company may deem necessary to evaluate the eligibility of Subscriber to acquire the Acquired Shares, and Subscriber shall provide such information as may be reasonably requested, to the extent readily available and to the extent consistent with its internal policies and procedures.

f.    This Subscription Agreement may not be modified, waived or terminated except by an instrument in writing, signed by the party against whom enforcement of such modification, waiver, or termination is sought.

g.    This Subscription Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. This Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successor and assigns.

h.    Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.

i.    If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

j.    This Subscription Agreement may be executed in one or more counterparts via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com or www.echosign.com) or other transmission method and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

k.    The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.

l.    THIS SUBSCRIPTION AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD OTHERWISE REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER STATE. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION PURSUANT TO THIS SUBSCRIPTION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

IN WITNESS WHEREOF, each of the Company and Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

GORES HOLDINGS IV, INC.

By:
Name:
Title:

Date: September     , 2020

[SIGNATURE PAGE TO SUBSCRIPTION AGREEMENT]

SUBSCRIBER:

Name of Subscriber: (Please print)	Name of Joint Subscriber, if applicable: (Please print)
Name in which shares are to be registered (if different):

Email Address:

If there are joint investors, please check one:

☐ Joint Tenants with Rights of Survivorship

☐ Tenants-in-Common

☐ Community Property

Subscriber’s EIN:	Joint Subscriber’s EIN:

Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:

Attn:	Attn:

Telephone No.:	Telephone No.:

Facsimile No.:	Facsimile No.:

[Signature Page Follows]

Aggregate Number of Acquired Shares subscribed for:

Aggregate Purchase Price[11]: $ SUBSCRIBER: Date: September , 2020.

Signature of Subscriber:	Signature of Joint Subscriber, if applicable:

By:	By:

Name: Title:	Name: Title:

Name of Subscriber:	Name of Joint Subscriber, if applicable:
(Please print. Please indicate name and capacity of person signing above)	(Please Print. Please indicate name and capacity of person signing above)

You must pay the Purchase Price by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice.

[11]	This is the aggregate number of Acquired Shares subscribed for multiplied by the price per Acquired Share of $10.00, without rounding.

SCHEDULE A

ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

A.	QUALIFIED INSTITUTIONAL BUYER STATUS

(Please check the applicable subparagraphs):

1.	☐ We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (a “QIB”)).

2.	☐ We are subscribing for the Acquired Shares as a fiduciary or agent for one or more investor accounts, and each owner of such account is a QIB.

***OR***

B.	ACCREDITED INVESTOR STATUS
(Please check the applicable subparagraphs):

1.

☐    We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act), and have marked and initialed the appropriate box on the following page indicating the provision under which we qualify as an “accredited investor.”

2.	☐ We are not a natural person.

***AND***

C.	AFFILIATE STATUS
(Please check the applicable box)

SUBSCRIBER:

☐	is:

☐	is not:

an “affiliate” (as defined in Rule 144 under the Securities Act) of the Company or acting on behalf of an affiliate of the Company.

This page should be completed by Subscriber

and constitutes a part of the Subscription Agreement.

Schedule A-1

Rule 501(a), in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. Subscriber has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to Subscriber and under which Subscriber accordingly qualifies as an “accredited investor.”

☐    Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;

☐    Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;

☐    Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;

☐    Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

☐    Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

☐    Any natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of his purchase exceeds $1,000,000. For purposes of calculating a natural person’s net worth: (a) the person’s primary residence must not be included as an asset; (b) indebtedness secured by the person’s primary residence up to the estimated fair market value of the primary residence must not be included as a liability (except that if the amount of such indebtedness outstanding at the time of calculation exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess must be included as a liability); and (c) indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the residence must be included as a liability;

☐    Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

☐    Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person; or

☐    Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests.

Schedule A-2

Annex E

FORM OF AMENDED AND RESTATED REGISTRATION RIGHTS AND LOCK-UP AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AND LOCK-UP AGREEMENT (this “Agreement”), dated as of [●], 20[●], is made and entered into by and among (i) [●] (f/k/a Gores Holdings IV, Inc.), a Delaware corporation (the “Company”), (ii) Gores Sponsor IV LLC, a Delaware limited liability company (the “Sponsor”), (iii) Randall Bort, (iv) William Patton, (v) Jeffrey Rea (together with Randall Bort, William Patton, Sponsor, the “Gores Holders”), and (vi) SFS Holding Corp., a Michigan corporation (the “SFS Holder”) and their respective Permitted Transferees (as defined herein). The Gores Holders, the SFS Holder and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 6.2 of this Agreement are each referred to herein as a “Holder” and collectively as the “Holders”).

RECITALS

WHEREAS, the Company and the Sponsor have entered into that certain Securities Subscription Agreement (the “Founder Shares Purchase Agreement”), dated as of July 16, 2019, pursuant to which the Sponsor purchased an aggregate of 11,500,000 shares (the “Founder Shares”) of the Company’s Class F common stock, par value $0.0001 per share (the “Class F Common Stock”), and the Sponsor subsequently transferred an aggregate of 75,000 Founder Shares to the other Gores Holders;

WHEREAS, on March 9, 2020, the Sponsor forfeited 875,000 Founder Shares following the expiration of the unexercised portion of underwriter’s over-allotment option in connection with the Company’s initial public offering;

WHEREAS, upon the closing of the transactions (the “Transactions”) contemplated by that certain Business Combination Agreement dated September [●], 2020 by and among the Company, United Shore Financial Services LLC, UWM Holdings, LLC, a Delaware limited liability company (“UWM LLC”) and the SFS Holder, (the “Business Combination Agreement”), [●] Founder Shares were converted into shares of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”), on a one-to-one basis;

WHEREAS, on January 22, 2020, the Company and the Sponsor entered into that certain Sponsor Warrants Purchase Agreement (the “Private Placement Warrants Purchase Agreement”), pursuant to which the Sponsor purchased 5,250,000 warrants to purchase, at an exercise price of $11.50 per share, shares of Common Stock (the “Private Placement Warrants”), in a private placement transaction occurring simultaneously with the closing of the Company’s initial public offering on January 28, 2020, all of which are currently outstanding and held by the Sponsor;

WHEREAS, on January 28, 2020, the Company and the Gores Holders entered into that certain Registration Rights Agreement (the “Existing Registration Rights Agreement”), pursuant to which the Company granted the Gores Holders certain registration rights with respect to certain securities of the Company;

WHEREAS, immediately after giving effect to the Transactions, in accordance with the Business Combination Agreement, the SFS Holder will receive shares of the Company’s Class D common stock, par value [$0.0001] per share (the “Class D Common Stock”) and Class B common units of UWM LLC (the “UWM Class B Common Units”), which are together exchangeable on a one-to-one basis for shares of Common Stock (the “Exchange Shares”);

WHEREAS, the SFS Holder may receive additional shares of Class D Common Stock and UWM Class B Common Units as Contingent Consideration pursuant to the Business Combination Agreement, which shares of Class D Common Stock and UWM Class B Common Units together will be exchangeable on a one-to-one basis for Exchange Shares;

WHEREAS, pursuant to Section 5.5 of the Existing Registration Rights Agreement, the provisions, covenants and conditions set forth therein may be amended or modified upon the written consent of the Company and the Holders (as defined in the Existing Registration Rights Agreement) of at least a majority-in-interest of the Registrable Securities (as defined in the Existing Registration Rights Agreement) at the time in question; and

WHEREAS, the Company and the Gores Holders desire to amend and restate the Existing Registration Rights Agreement pursuant to Section 5.5 thereof in order to provide the Holders with registration rights with respect to the Registrable Securities on the terms set forth herein.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of material non-public information, which disclosure, in the good faith judgment of the Chief Executive Officer or Chief Financial Officer of the Company, after consultation with counsel to the Company, (a) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any Misstatement, (b) would not be required to be made at such time if the Registration Statement were not being filed, and (c) the Company has a bona fide business purpose for not making such information public.

“Affiliate” means, with respect to a specified Person, each other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified; provided that no Holder shall be deemed an Affiliate of any other Holder solely by reason of an investment in, or holding of Common Stock (or securities convertible or exchangeable for share of Common Stock) of, the Company. As used in this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of voting securities or by contract or other agreement); provided, however, that in no event shall the term “Affiliate” include any portfolio company of any Holder or their respective Affiliates (other than the Company).

“Agreement” shall have the meaning given in the Preamble.

“Aggregate Blocking Period” shall have the meaning given in Section 2.4.

“Block Trade” means an offering and/or sale of Registrable Securities by any Holder on a block trade or underwritten basis (whether firm commitment or otherwise) without substantial marketing efforts prior to pricing, including, without limitation, a same day trade, overnight trade or similar transaction.

“Board” shall mean the Board of Directors of the Company.

“Business Combination Agreement” shall have the meaning given in the Recitals hereto.

“Change in Control” means the transfer (whether by tender offer, merger, stock purchase, consolidation or other similar transaction), in one transaction or a series of related transactions, to a person or group of affiliated persons of the Company’s voting securities if, after such transfer, such person or group of affiliated persons would hold more than 50% of outstanding voting securities of the Company (or surviving entity) or would otherwise have the power to control the board of directors of the Company or to direct the operations of the Company.

“Claims” shall have the meaning given in subsection 4.1.1.

“Closing Date” shall mean the date of this Agreement.

“Commission” shall mean the Securities and Exchange Commission.

“Commission Guidance” means (i) any publicly-available written or oral guidance of the Commission staff, or any comments, requirements or requests of the Commission staff and (ii) the Securities Act.

“Common Stock” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble.

“Company Shelf Take Down Notice” shall have the meaning given in subsection 2.1.3.

“Contingent Consideration” shall have the meaning given in the Business Combination Agreement.

“Demand Registration” shall have the meaning given in subsection 2.2.1.

“Demanding Holder” shall mean, as applicable, (a) the applicable Holders making a written demand for the Registration of Registrable Securities pursuant to subsection 2.2.1 or (b) the applicable Holders making a written demand for a Shelf Underwritten Offering of Registrable Securities pursuant to subsection 2.1.3.

“Effectiveness Deadline” shall have the meaning given in subsection 2.1.1.

“Exchange Shares” shall have the meaning given in the Recitals hereto.

“Existing Registration Rights Agreement” shall have the meaning given in the Recitals hereto.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Form S-1 Shelf” shall have the meaning given in subsection 2.1.1.

“Form S-3 Shelf” shall have the meaning given in subsection 2.1.2.

“Founder Shares” shall have the meaning given in the Recitals hereto and shall be deemed to include the shares of Common Stock issued upon conversion thereof.

“Founder Shares Lock-up Period” shall mean, with respect to the Founder Shares, the period ending 180 days following the Closing Date.

“Founder Shares Purchase Agreement” shall have the meaning given in the Recitals hereto.

“Gores Holders” shall have the meaning given in the Preamble.

“Gores-SFS Holders” shall mean the Gores Holders together with the SFS Holder.

“Holders” shall have the meaning given in the Preamble.

“Insider Letters” shall mean those certain letter agreements, dated as of January 23, 2020, by and between the Company and each of the Company’s officers, directors, director nominees and the Sponsor.

“SFS Holder” shall have the meaning given in the Preamble.

“SFS Lock-up Period” shall have the meaning given in Section 5.1.

“Maximum Number of Securities” shall have the meaning given in subsection 2.2.4.

“Minimum Amount” shall have the meaning given in subsection 2.1.3.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated therein, or necessary to make the statements therein (in the case of any Prospectus and any preliminary Prospectus, in the light of the circumstances under which they were made) not misleading.

“Permitted Transferees” shall mean (a) with respect to a Gores Holder, a person or entity to whom a Gores Holder of Registrable Securities is permitted to Transfer such Registrable Securities prior to the expiration of the Founder Shares Lock-up Period or Private Placement Lock-up Period, as the case may be, under the Insider Letters and any other applicable agreement between such Gores Holder and the Company, and to any transferee thereafter and (b) with respect to the SFS Holder, a person or entity to whom the SFS Holder is permitted to Transfer such Registrable Securities prior to the expiration of the SFS Holder Lock-up Period pursuant to Section 5.2 of this Agreement and any other applicable agreement between SFS Holder and the Company, and to any transferee thereafter.

“Piggyback Registration” shall have the meaning given in subsection 2.3.1.

“Private Placement Lock-up Period” shall mean, with respect to Private Placement Warrants that are held by the initial purchasers of such Private Placement Warrants or their Permitted Transferees, and any of the Common Stock issued or issuable upon the exercise or conversion of the Private Placement Warrants and that are held by the initial purchasers of the Private Placement Warrants or their Permitted Transferees, the period ending 30 days after the Closing Date.

“Private Placement Warrants” shall have the meaning given in the Recitals hereto.

“Private Placement Warrants Purchase Agreement” shall have the meaning given in the Recitals hereto.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) any outstanding share of Common Stock or any other equity security (including the Private Placement Warrants and including shares of Common Stock issued or issuable upon the exercise of any other equity security) of the Company held by a Holder as of the date of this Agreement or hereafter acquired by a Holder upon the conversion of the Founder Shares, upon the exercise of any Private Placement Warrants and any shares of Common Stock issued or issuable as Exchange Shares to the SFS Holder, and (b) any other equity security of the Company issued or issuable with respect to any such share of Common Stock referred to in the foregoing clause (a) by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise; provided, however, that, as to any particular Registrable Security, such securities shall cease to be Registrable Securities when: (i) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (ii) such securities shall have been otherwise transferred, new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (iii) such securities shall have ceased to be outstanding; or (iv) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, including, without limitation, the following:

(a) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority, Inc.) and any securities exchange on which the Common Stock is then listed;

(b) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(c) printing, messenger, telephone, delivery and road show or other marketing expenses;

(d) reasonable fees and disbursements of counsel for the Company;

(e) reasonable fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(f) reasonable fees and expenses of one (1) legal counsel selected by either (i) the majority-in-interest of the Demanding Holders (and any local or foreign counsel) initiating a Demand Registration or Shelf Underwritten Offering (including, without limitation, a Block Trade), or (ii) of a majority-in-interest of participating Holders under Section 2.3 if the Registration was initiated by the Company for its own account or that of a Company stockholder other than pursuant to rights under this Agreement, in each case to be registered for offer and sale in the applicable Registration.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Removed Shares” shall have the meaning given in Section 2.6.

“Requesting Holder” shall have the meaning given in subsection 2.2.1.

“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

“Shelf Take Down Notice” shall have the meaning given in subsection 2.1.3.

“Shelf Underwritten Offering” shall have the meaning given in subsection 2.1.3.

“Sponsor” shall have the meaning given in the Preamble.

“Subscription Agreements” shall means those certain subscription agreements dated [●], 2020 by and between the Company and certain subscribers to shares of Common Stock.

“Transactions” shall have the meaning given in the Recitals hereto.

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any interest owned by a person or any interest (including a beneficial interest) in, or the ownership, control or possession of, any interest owned by a person.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Registration” or “Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

ARTICLE II

REGISTRATIONS

2.1 Shelf Registration.

2.1.1 The Company shall, as soon as practicable, but in any event within thirty (30) days after the Closing Date, file a Registration Statement under the Securities Act to permit the public resale of all the Registrable Securities held by the Holders from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) on the terms and conditions specified in this subsection 2.1.1 and shall use its reasonable best efforts to cause such Registration Statement to be declared effective as soon as practicable after the filing thereof, but in no event later than sixty (60) days following the filing deadline (the “Effectiveness Deadline”); provided, that the Effectiveness Deadline shall be extended to ninety (90) days after the filing deadline if the Registration Statement is reviewed by, and receives comments from, the Commission. The Registration Statement filed with the Commission pursuant to this subsection 2.1.1 shall be on a shelf registration statement on Form S-1 (a “Form S-1 Shelf”) or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect) at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this subsection 2.1.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Holders. The Company shall use its best efforts to cause a Registration Statement filed pursuant to this subsection 2.1.1 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available (including to use its best efforts to add Registrable Securities held by Permitted Transferees following distributions by (i) the Sponsor to its members following the expiration of the Founder Shares Lock-up Period or the Private Placement Lock-up Period, as applicable, or (ii) SFS Holder to its members following the expiration of the SFS Lock-up Period) or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. As soon as practicable following the effective date of a Registration Statement filed pursuant to this subsection 2.1.1, but in any event within one (1) business day of such date, the Company shall notify the Holders of the effectiveness of such Registration Statement. When effective, a Registration Statement filed pursuant to this subsection 2.1.1 (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any Prospectus contained in such Registration Statement, in the light of the circumstances under which such statement is made).

2.1.2 The Company shall use its best efforts to convert the Form S-1 Shelf filed pursuant to subsection 2.1.1 to a shelf registration statement on Form S-3 (a “Form S-3 Shelf”) as promptly as practicable after the Company is eligible to use a Form S-3 Shelf and have the Form S-3 Shelf declared effective as promptly as practicable and to cause such Form S-3 Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities.

2.1.3 At any time and from time to time following the effectiveness of the shelf registration statement required by subsection 2.1.1 or subsection 2.1.2, any Holder may request to sell all or a portion of their Registrable Securities in an underwritten offering that is registered pursuant to such shelf registration statement, including a Block Trade (a “Shelf Underwritten Offering”) provided that such Holder(s) (a) reasonably expects to sell Registrable Securities yielding aggregate gross proceeds in excess of $15,000,000 from such Shelf Underwritten Offering or (b) reasonably expects to sell all of the Registrable Securities held by such Holder in such Shelf Underwritten Offering (the amount of Registrable Securities pursuant to the foregoing clause (a) or (b), as applicable, the “Minimum Amount”). All requests for a Shelf Underwritten Offering shall be made by giving written notice to the Company (the “Shelf Take Down Notice”). Each Shelf Takedown Notice shall specify the approximate number of Registrable Securities proposed to be sold in the Shelf Underwritten Offering and the expected price range (net of underwriting discounts and commissions) of such Shelf Underwritten Offering. Within three (3) days after receipt of any Shelf Take Down Notice, the Company shall give written notice of such requested Shelf Underwritten Offering to all other Holders of Registrable Securities (the “Company Shelf Takedown Notice”) and, subject to the provisions of subsection 2.2.4, shall include in such Shelf Underwritten Offering all Registrable Securities with respect to which the Company has received written requests for inclusion therein, within five (5) days after sending the Company Shelf Takedown Notice, or, in the case of a Block Trade, as provided in Section 2.5. The Company shall enter into an underwriting agreement in a form as is customary in Underwritten Offerings of securities by the Company with the managing Underwriter or Underwriters selected by the Holders after consultation with the Company and shall take all such other reasonable actions as are requested by the managing Underwriter or Underwriters in order to expedite or facilitate the disposition of such Registrable Securities. In connection with any Shelf Underwritten Offering contemplated by this subsection 2.1.3, subject to Section 3.3 and Article IV, the underwriting agreement into which each Holder and the Company shall enter shall contain such representations, covenants, indemnities and other rights and obligations as are customary in underwritten offerings of securities by the Company. Any Shelf Underwritten Offering effected pursuant to this subsection 2.1.3 shall be counted as a Registration for purposes of the limit on the number of Registrations that can be effected under Section 2.2 hereof.

2.2 Demand Registration.

2.2.1 Request for Registration. Subject to the provisions of subsection 2.2.5 and Sections 2.4 and 3.4 hereof, at any time and from time to time on or after the Closing Date, each of (a) the Gores Holders of at least a majority in interest of the then-outstanding number of Registrable Securities held by the Gores Holders (the “Gores Demanding Holders”), and (b) the SFS Holder (the “SFS Demanding Holder,” together with the Gores Demanding Holders, the “Demanding Holders”), may make a written demand for Registration of all or part of their Registrable Securities on (i) Form S-1 or (ii) if available, Form S-3, which in the case of either clause (i) or (ii), may be a shelf registration statement filed pursuant to Rule 415 under the Securities Act, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, promptly following the Company’s receipt of a Demand Registration, notify, in writing all other Holders of Registrable Securities of such demand, and each Holder of Registrable Securities who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in a Registration pursuant to a Demand

Registration (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Registration, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company. For the avoidance of doubt, to the extent a Requesting Holder also separately possesses Demand Registration rights pursuant to this Section 2.2, but is not the Holder who exercises such Demand Registration rights, the exercise by such Requesting Holder of its rights pursuant to the foregoing sentence shall not count as the exercise by it of one of its Demand Registration rights. Upon receipt by the Company of any such written notification from a Requesting Holder(s) to the Company, subject to subsection 2.2.4 below, such Requesting Holder(s) shall be entitled to have their Registrable Securities included in a Registration pursuant to a Demand Registration and the Company shall effect, as soon thereafter as practicable, but not more than forty five (45) days immediately after the Company’s receipt of the Demand Registration, the Registration of all Registrable Securities requested by the Demanding Holders and Requesting Holders pursuant to such Demand Registration. The Company shall not be obligated to effect more than (1) an aggregate of three (3) Registrations pursuant to a Demand Registration or a Shelf Underwritten Offering initiated by the Gores Holders and (2) an aggregate of three (3) Registrations pursuant to a Demand Registration or a Shelf Underwritten Offering initiated by the SFS Holder, in each case under subsection 2.1.3 or this subsection 2.2.1 with respect to any or all Registrable Securities; provided, however, that a Registration shall not be counted for such purposes unless a Registration Statement that may be available at such time has become effective and all of the Registrable Securities requested by the Demanding Holders and the Requesting Holders to be registered on behalf of the Demanding Holders and the Requesting Holders in such Registration have been sold, in accordance with Section 3.1 of this Agreement.

2.2.2 Effective Registration. Notwithstanding the provisions of subsection 2.2.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (a) the Registration Statement filed with the Commission with respect to a Registration pursuant to a Demand Registration has been declared effective by the Commission and (b) the Company has complied with all of its obligations under this Agreement with respect thereto; provided, further, that if, after such Registration Statement has been declared effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency, the Registration Statement with respect to such Registration shall be deemed not to have been declared effective, unless and until, (i) such stop order or injunction is removed, rescinded or otherwise terminated, and (ii) a majority-in-interest of the Demanding Holders initiating such Demand Registration thereafter affirmatively elect to continue with such Registration and accordingly notify the Company in writing, but in no event later than five (5) days after the removal, rescission or other termination of such stop order or injunction, of such election; provided, further, that the Company shall not be obligated or required to file another Registration Statement until the Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration by the same Demand Holder becomes effective or is subsequently terminated.

2.2.3 Underwritten Offering. Subject to the provisions of subsection 2.2.4 and Sections 2.4 and 3.4 hereof, if a majority-in-interest of the Demanding Holders so advise the Company as part of their Demand Registration that the offering of the Registrable Securities pursuant to such Demand Registration shall be in the form of an Underwritten Offering, then the right of such Demanding Holder or Requesting Holder (if any) to include its Registrable Securities in such Registration shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.2.3, subject to Section 3.3 and Article IV, shall enter into an underwriting agreement in customary form with the Company and the Underwriter(s) selected for such Underwritten Offering by the majority-in-interest of the Demanding Holders initiating the Demand Registration, which Underwriter(s) shall be reasonably satisfactory to the Company.

2.2.4 Reduction of Underwritten Offering. If a Demand Registration is to be an Underwritten Offering and the managing Underwriter or Underwriters, in good faith, advises the Company, the Demanding Holders and the Requesting Holders (if any) in writing that, in its opinion, the dollar amount or number of Registrable Securities that the Demanding Holders and the Requesting Holders (if any) desire to sell, taken together with all other Common Stock or other equity securities that the Company desires to sell for its own account and the Common Stock, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other stockholders of the Company who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in such Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (a) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the total amount of Registrable Securities held by each such Demanding Holder and Requesting Holder (if any) (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (b) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a), the Common Stock or other equity securities that the Company desires to sell for its own account, which can be sold without exceeding the Maximum Number of Securities; and (c) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a) and (b), the Common Stock or other equity securities of other persons or entities that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such persons and that can be sold without exceeding the Maximum Number of Securities.

2.2.5 Demand Registration Withdrawal. A Demanding Holder or a Requesting Holder shall have the right to withdraw all or a portion of its Registrable Securities included in a Demand Registration pursuant to subsection 2.2.1 or a Shelf Underwritten Offering pursuant to subsection 2.1.3 for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of its intention to so withdraw at any time prior to (a) in the case of a Demand Registration not involving an Underwritten Offering, the effectiveness of the applicable Registration Statement or (b) in the case of any Demand Registration involving an Underwritten Offering or any Shelf Underwritten Offering, prior to the pricing of such Underwritten Offering or Shelf Underwritten Offering; provided, however, that upon withdrawal by a majority-in-interest of the Demanding Holders initiating a Demand Registration (or in the case of a Shelf Underwritten Offering, withdrawal of an amount of Registrable Securities included by the Holders in such Shelf Underwritten Offering, in their capacity as Demanding Holders, being less than the Minimum Amount), the Company shall cease all efforts to secure effectiveness of the applicable Registration Statement or complete the Underwritten Offering, as applicable. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Registration pursuant to a Demand Registration or a Shelf Underwritten Offering prior to and including its withdrawal under this subsection 2.2.5.

2.3 Piggyback Registration.

2.3.1 Piggyback Rights. If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account or for the account of stockholders of the Company (or by the Company and by the stockholders of the Company including, without limitation, pursuant to Section 2.2 hereof), other than a Registration Statement (a) filed in connection with any employee stock option or other benefit plan, (b) for an exchange offer or offering of securities solely to the Company’s existing stockholders, (c) for an offering of debt that is convertible into equity securities of the Company, (d) for a dividend reinvestment plan, or (e) filed pursuant to subsection 2.1.1, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than twenty (20) days (or, in the case of a Block Trade, three (3) business days) before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution (including whether such registration will be pursuant to a shelf registration statement), and the proposed price and name of the proposed managing Underwriter or Underwriters, if any, in such offering, (B) such Holders’ rights under this Section 2.3 and (C) offer to all of the

Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within ten (10) days after receipt of such written notice (or in the case of a Block Trade, within two (2) business days) (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities identified in a Holder’s response noticed described in the foregoing sentence to be included in such Piggyback Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering, if any, to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.3.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company or Company stockholder(s) for whose account the Registration Statement is to be filed included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.3.1, subject to Section 3.3 and Article IV, shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company or Company stockholder(s) for whose account the Registration Statement is to be filed. For purposes of this Section 2.3, the filing by the Company of an automatic shelf registration statement for offerings pursuant to Rule 415(a) that omits information with respect to any specific offering pursuant to Rule 430B shall not trigger any notification or participation rights hereunder until such time as the Company amends or supplements such Registration Statement to include information with respect to a specific offering of Securities (and such amendment or supplement shall trigger the notice and participation rights provided for in this Section 2.3).

2.3.2 Reduction of Piggyback Registration. If a Piggyback Registration is to be an Underwritten Offering and the managing Underwriter or Underwriters, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that, in its opinion, the dollar amount or number of the Common Stock that the Company desires to sell, taken together with (a) the Common Stock, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (b) the Registrable Securities as to which registration has been requested pursuant Section 2.3 hereof, and (c) the Common Stock, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other stockholders of the Company, exceeds the Maximum Number of Securities, then:

2.3.2.1 if the Registration is undertaken for the Company’s account, the Company shall include in any such Registration (a) first, the Common Stock or other equity securities that the Company desires to sell for its own account, which can be sold without exceeding the Maximum Number of Securities; (b) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (c) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a) and (b), the Common Stock, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other stockholders of the Company, which can be sold without exceeding the Maximum Number of Securities; and

2.3.2.2 if the Registration is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration (a) first, the Common Stock or other equity securities, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (b) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (a), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.3.1 hereof, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (c) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a) and (b), the Common Stock or other equity securities that the Company desires to sell for its own account, which can be sold without exceeding the Maximum Number of Securities; and (d) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (a), (b) and (c), the Common Stock or other equity securities for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.3.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw all or any portion of its Registrable Securities in a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw such Registrable Securities from such Piggyback Registration prior to (a) in the case of a Piggyback Registration not involving an Unwritten Offering or Shelf Underwritten Offering, the effectiveness of the applicable Registration Statement or (b), in the case of any Piggyback Registration involving an Underwritten Offering or any Shelf Underwritten Offering, prior to the pricing of such Underwritten Offering or Shelf Underwritten Offering. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to and including its withdrawal under this subsection 2.3.3.

2.3.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.3 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.2 hereof or a Shelf Underwritten Offering effected under subsection 2.1.3.

2.4 Restrictions on Registration Rights. If (a) during the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of the filing of, and ending on a date one hundred and twenty (120) days after the effective date of, a Company initiated Registration and provided that the Company has delivered written notice to the Holders prior to receipt of a Demand Registration pursuant to subsection 2.2.1 and it continues to actively employ, in good faith, all reasonable efforts to cause the applicable Registration Statement to become effective; (b) the Holders have requested an Underwritten Registration and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; or (c) in the good faith judgment of the Board such Registration would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed in the near future and that it is therefore essential to defer the filing of such Registration Statement. In such event, the Company shall have the right to defer such filing for a period of not more than thirty (30) days; provided, however, that the Company shall not defer its obligation in this manner more than once in any twelve (12)-month period (the “Aggregate Blocking Period”).

2.5 Block Trades. Notwithstanding any other provision of this Article II, but subject to Sections 2.4 and 3.4, if the Holders desire to effect a Block Trade, then notwithstanding any other time periods in this Article II, the Holders shall provide written notice to the Company at least three (3) business days prior to the date such Block Trade will commence. As expeditiously as possible, the Company shall use its reasonable best efforts to facilitate such Block Trade. The Holders shall use reasonable best efforts to work with the Company and the Underwriters (including by disclosing the maximum number of Registrable Securities proposed to be the subject of such Block Trade) in order to facilitate preparation of the Registration Statement, Prospectus and other offering documentation related to the Block Trade and any related due diligence and comfort procedures. In the event of a Block Trade, and after consultation with the Company, the Demanding Holders and the Requesting Holders (if any) shall determine the Maximum Number of Securities, the underwriter or underwriters and share price of such offering.

2.6 Rule 415; Removal. If at any time the Commission takes the position that the offering of some or all of the Registrable Securities in a Registration Statement on Form S-3 filed pursuant to this Section 2 is not eligible to be made on a delayed or continuous basis under the provisions of Rule 415 under the Securities Act (provided, however, the Company shall be obligated to use diligent efforts to advocate with the Commission for the registration of all of the Registrable Securities in accordance with the Commission Guidance, including without limitation, Compliance and Disclosure Interpretation 612.09) or requires a Gores-SFS Holder to be named as an “underwriter,” the Company shall (i) promptly notify each holder of Registrable Securities thereof (or in the case of the Commission requiring a Gores-SFS Holder to be named as an “underwriter,” the Gores-SFS Holder) and (ii) use reasonable best efforts to persuade the SEC that the offering contemplated by such Registration Statement is a valid secondary offering and not an offering “by or on behalf of the issuer” as defined in Rule 415 and that none of the Gores-SFS Holders is an “underwriter.” The Holders shall have the right to select one legal counsel designated by the holders of a majority of the Registrable Securities subject to such Registration Statement to review and oversee any registration or matters pursuant to this Section 2.6, including participation in any meetings or discussions with the Commission regarding the Commission’s position and to comment on any written submission made to the Commission with respect thereto. No such written submission with respect to this matter shall be made to the Commission to which the applicable Holders’ counsel reasonably objects. In the event that, despite the Company’s reasonable best efforts and compliance with the terms of this Section 2.6, the Commission refuses to alter its position, the Company shall (i) remove from such Registration Statement such portion of the Registrable Securities (the “Removed Shares”) and/or (ii) agree to such restrictions and limitations on the registration and resale of the Registrable Securities as the Commission may require to assure the Company’s compliance with the requirements of Rule 415; provided, however, that the Company shall not agree to name any Gores-New Holder as an “underwriter” in such Registration Statement without the prior written consent of such Gores-New Holder. In the event of a share removal pursuant to this Section 2.6, the Company shall give the applicable Holders at least five (5) days prior written notice along with the calculations as to such Holder’s allotment. Any removal of shares of the Holders pursuant to this Section 2.6 shall first be applied to Holders other than the Gores-SFS Holders with securities registered for resale under the applicable Registration Statement and thereafter allocated between the Gores-SFS Holders on a pro rata basis based on the aggregate amount of Registrable Securities held by the Gores-SFS Holders. In the event of a share removal of the Holders pursuant to this Section 2.6, the Company shall promptly register the resale of any Removed Shares pursuant to subsection 2.1.2 hereof and in no event shall the filing of such Registration Statement on Form S-1 or subsequent Registration Statement on Form S-3 filed pursuant to the terms of subsection 2.1.2 be counted as a Demand Registration hereunder. Until such time as the Company has registered all of the Removed Shares for resale pursuant to Rule 415 on an effective Registration Statement, the Company shall not be able to defer the filing of a Registration Statement pursuant to Section 2.4 hereof.

In the case of a Form S-1 Shelf filed to register the resale of Removed Shares, upon such date as the Company becomes eligible to register all of the Removed Shares for resale on a Form S-3 Shelf pursuant to the Commission Guidance and, if applicable, without a requirement that any of the Gores-SFS Holders be named as an “underwriter” therein, the Company shall use its best efforts to file a Form S-3 Shelf as promptly as practicable to replace the applicable Form S-1 Shelf and have the Form S-3 Shelf declared effective as promptly as practicable and to cause such Form S-3 Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities thereunder held by the applicable Holders until all such Registrable Securities have ceased to be Registrable Securities.

ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. If the Company is required to effect the Registration of Registrable Securities, the Company shall use its best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission as soon as practicable a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be reasonably requested by the Holders or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

3.1.4 prior to any public offering of Registrable Securities, but in any case no later than the effective date of the applicable Registration Statement, use its best efforts to (a) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and to keep such registration or qualification in effect for so long as such Registration Statement remains in effect and (b) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company or otherwise and do any and all other acts and things that may be necessary or advisable, in each case, to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed no later than the effective date of such Registration Statement;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 promptly furnish to each seller of Registrable Securities covered by such Registration Statement such number of conformed copies of such Registration Statement and of each such amendment and supplement thereto (in each case including all exhibits), such number of copies of the Prospectus contained in such

Registration Statement (including each preliminary Prospectus and any summary Prospectus) and any other Prospectus filed under Rule 424 under the Securities Act, in conformity with the requirements of the Securities Act, and such other documents as such seller may reasonably request;

3.1.8 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of any request by the Commission that the Company amend or supplement such Registration Statement or Prospectus or the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or Prospectus the initiation or threatening of any proceeding for such purpose and promptly use its best efforts to amend or supplement such Registration Statement or Prospectus or prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued, as applicable;

3.1.9 advise each Holder of Registrable Securities covered by such Registration Statement, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any Prospectus forming a part of such registration statement has been filed;

3.1.10 at least five (5) business days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities or its counsel, and not to file any such Registration Statement or Prospectus, or amendment or supplement thereto, to which any such Holder or Registrable Securities shall have reasonably objected on the grounds that such Registration Statement or Prospectus or supplement or amendment thereto, does not comply in all material respects with the requirements of the Securities Act or the rules and regulations thereunder;

3.1.11 notify the Holders at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event or the existence of any condition as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, or in the opinion of counsel for the Company it is necessary to supplement or amend such Prospectus to comply with law, and then to correct such Misstatement or include such information as is necessary to comply with law, in each case as set forth in Section 3.4 hereof, at the request of any such Holder promptly prepare and furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such Prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such Prospectus shall not include a Misstatement or such Prospectus, as supplemented or amended, shall comply with law;

3.1.12 permit a representative of the Holders, the Underwriters, if any, and any attorney or accountant retained by such Holders or Underwriter to participate in the preparation of any Registration Statement, each such Prospectus included therein or filed with the Commission, and each amendment or supplement thereto, and will give each of them such access to its books and records and such opportunities to discuss the business, finances and accounts of the Company and its subsidiaries with its officers, directors and the independent public accountants who have certified its financial statements as shall be necessary, in the opinion of such Holders’ and such Underwriters’ respective counsel, to conduct a reasonable investigation within the meaning of the Securities Act, and will cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, attorney or accountant in connection with the Registration; provided, however, that if requested by the Company, such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.13 obtain a “cold comfort” letter (including a bring-down letter dated as of the date the Registrable Securities are delivered for sale pursuant to such Registration) from the Company’s independent registered public accountants in the event of an Underwritten Offering, in customary form and covering such matters of the type customarily covered by “cold comfort” letters as the managing Underwriter may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders and any Underwriter;

3.1.14 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurance letter, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Holders, the placement agent or sales agent, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders, placement agent, sales agent, or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to a majority in interest of the participating Holders and any Underwriter;

3.1.15 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.16 otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Commission, and to make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and the rules and regulations thereunder, including Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.17 use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.18 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, including causing the officers and directors of the Company to enter into customary “lock-up agreements,” in connection with such Registration.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Participation in Underwritten Offerings.

3.3.1 No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (a) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (b) completes and executes all customary questionnaires, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.3.2 The Company will use its commercially reasonable efforts to ensure that no Underwriter shall require any Holder to make any representations or warranties to or agreements with the Company or the Underwriters other than representations, warranties or agreements regarding such Holder and such Holder’s intended method of distribution and any other representation required by law, and if, despite the Company’s commercially reasonable efforts, an Underwriter requires any Holder to make additional representation or warranties to or agreements with such Underwriter, such Holder may elect not to participate in such Underwritten Offering (but shall not have any claims against the Company as a result of such election). Any liability of such Holder to any Underwriter or other person under such underwriting agreement shall be limited to an amount equal to the proceeds (net of expenses and underwriting discounts and commissions) that it derives from such registration.

3.4 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, or in the opinion of counsel for the Company it is necessary to supplement or amend such Prospectus to comply with law, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement or including the information counsel for the Company believes to be necessary to comply with law (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice such that the Registration Statement or Prospectus, as so amended or supplemented, as applicable, will not include a Misstatement and complies with law), or until it is advised in writing by the Company that the use of the Prospectus may be resumed. If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control, the Company may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement for the shortest period of time, but in no event more than thirty (30) days, determined in good faith by the Board to be necessary for such purpose; provided, that each day of any such suspension pursuant to this Section 3.4 shall correspondingly decrease the Aggregate Blocking Period available to the Company during any twelve (12)-month period pursuant to Section 2.4 hereof. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall immediately notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.5 Covenants of the Company. As long as any Holder shall own Registrable Securities, the Company hereby covenants and agrees:

3.5.1 the Company will not file any Registration Statement or Prospectus included therein with the Commission which refers to any Holder of Registrable Securities by name or otherwise without the prior written approval of such Holder, which may not be unreasonably withheld;

3.5.2 at all times while it shall be a reporting company under the Exchange Act, to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Sections 13(a) or 15(d) of the Exchange Act and to promptly furnish the Holders with true and complete copies of all such filings. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Common Stock held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements; and

3.5.3 promptly following the effectiveness of the shelf registration statement required by subsection 2.1.1 (and in any event within three (3) business days from such effectiveness), the Company shall cause the transfer agent to remove any restrictive legends (including any electronic transfer restrictions) from any Common Stock or Private Placement Warrants held by such Holder and provide or cause any customary opinions of counsel to be delivered to the transfer agent in connection with such removal.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers, directors, partners, stockholders or members, employees, agents, investment advisors and each person who controls such Holder (within the meaning of the Securities Act and Exchange Act) from and against all losses, claims, damages, liabilities and expenses (including attorneys’ fees), joint or several (or actions or proceedings, whether commenced or threatened, in respect thereof) (collectively, “Claims”), to which any such Holder or other persons may become subject, insofar as such Claims arise out of or are based on any untrue or alleged untrue statement of any material fact contained in any Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Company will reimburse such Holder or other person for any legal or any other expenses reasonably incurred by them in connection with investigating or defending any such Claim; except insofar as the Claim or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such filing in reliance upon and in conformity with information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each person who controls such Underwriters (within the meaning of the Securities Act and Exchange Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, the Company may require that, as a condition to including any Registrable Securities in any Registration Statement, the Company shall have received an undertaking reasonably satisfactory to it from such Holder, to indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act and Exchange Act) from and against any Claims, to which any the Company or such other persons may become subject, insofar as such Claims arise out of or are based on any untrue statement of any material fact contained in the Registration Statement, Prospectus or preliminary Prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each person who controls such Underwriters (within the meaning of the Securities Act and Exchange Act) to the same extent as provided in the foregoing with respect to indemnification of the Company and the Company shall use its commercially reasonable efforts to ensure that no Underwriter shall require any Holder of Registrable Securities to provide any indemnification other than that provided hereinabove in this subsection 4.1.2, and, if, despite the Company’s commercially reasonable efforts, an Underwriter requires any Holder of Registrable Securities to provide additional indemnification, such Holder may elect not to participate in such Underwritten Offering (but shall not have any claim against the Company as a result of such election).

4.1.3 Any person entitled to indemnification herein shall (a) give prompt written notice to the indemnifying party of any Claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (b) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such Claim, permit such indemnifying party to assume the defense of such Claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one (1) counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) and which settlement includes a statement or admission of fault or culpability on the part of such indemnified party or does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, partners, stockholders or members, employees, agents, investment advisors or controlling person of such indemnified party and shall survive the Transfer of Registrable Securities.

4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any Claims, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such Claims (a) in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party or parties on the one hand and the indemnified party or parties on the other hand from the offering of the Registrable Securities or (b) if the allocation provided by clause (a) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (a) above but also to reflect the relative fault of the indemnifying party or parties on the other hand in connection with the statements or omissions that resulted in such Claims, as well as any other relevant equitable considerations; provided, however, that the liability of any Holder or any director, officer, employee, agent, investment advisor or controlling person thereof under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

4.1.6 The indemnification required by this Section 4.1 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred.

ARTICLE V

LOCK-UP

5.1 Transfer Restrictions. Except as permitted by Section 5.2, for a period of 180 days from the date hereof (the “SFS Lock-up Period”), the SFS Holder shall not Transfer any shares of Common Stock beneficially owned or owned of record by such Holder. Each of the Gores Holders shall remain subject to the Founder Shares Lock-up Period and the Private Placement Lock-up Period contained in the Insider Letters.

5.2 Exceptions. The provisions of Section 5.1 shall not apply to:

5.2.1 transactions relating to shares of Common Stock acquired in open market transactions;

5.2.2 Transfers of shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock as a bona fide gift;

5.2.3 Transfers of shares of Common Stock to a trust, or other entity formed for estate planning purposes for the primary benefit of the spouse, domestic partner, parent, sibling, child or grandchild of the undersigned or any other person with whom the undersigned has a relationship by blood, marriage or adoption not more remote than first cousin;

5.2.4 Transfers by will or intestate succession upon the death of the undersigned;

5.2.5 the Transfer of shares of Common Stock pursuant to a qualified domestic order or in connection with a divorce settlement;

5.2.6 if the undersigned is a corporation, partnership (whether general, limited or otherwise), limited liability company, trust or other business entity, (i) Transfers to another corporation, partnership, limited liability company, trust or other business entity that controls, is controlled by or is under common control or management with the undersigned, (ii) distributions of shares of Common Stock to partners, limited liability company members or stockholders of the undersigned;

5.2.7 Transfers to the Company’s officers, directors or their affiliates;

5.2.8 pledges of shares of Common Stock or other Registrable Securities as security or collateral in connection with any borrowing or the incurrence of any indebtedness by any Holder (provided such borrowing or incurrence of indebtedness is secured by a portfolio of assets or equity interests issued by multiple issuers);

5.2.9 pursuant to a bona fide third-party tender offer, merger, stock sale, recapitalization, consolidation or other transaction involving a Change in Control of the Company, provided that in the event that such tender offer, merger, recapitalization, consolidation or other such transaction is not completed, the Common Stock subject to this Agreement shall remain subject to this Agreement; and

5.2.10 the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act, provided that such plan does not provide for the transfer of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock during the SFS Lock-Up Period;

provided, that in the case of any Transfer or distribution pursuant to subsections 5.2.2 through 5.2.7, each donee, distributee or other transferee shall agree in writing, in form and substance reasonably satisfactory to the Company, to be bound by the provisions of this Agreement.

ARTICLE VI

MISCELLANEOUS

6.1 Notices. Any notice or communication under this Agreement must be in writing and given by (a) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (b) delivery in person or by courier service providing evidence of delivery, or (c) transmission by hand delivery, electronic mail, telecopy, telegram or facsimile. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery, electronic mail, telecopy, telegram or facsimile, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication under this Agreement must be addressed, if to the Company, to: [●], Attention: [●], and, if to any Holder, at such Holder’s address or facsimile number as set forth in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 6.1.

6.2 Assignment; No Third Party Beneficiaries.

6.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

6.2.2 Prior to the expiration of the Founder Shares Lock-up Period, the Private Placement Lock-up Period or the SFS Lock-Up Period, as the case may be, no Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except (i) in the case of Holders subject to the Founder Shares Lock-up Period or the Private Placement Lock-up Period, in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee, to an Affiliate or as otherwise permitted pursuant to the terms of the Founder Shares Lock-up Period or the Private Placement Lock-up Period, as applicable, and (ii) in the case of Holders subject to the SFS Lock-up Period, as permitted in Section 5.2 of this Agreement.

6.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the applicable Holders, which shall include Permitted Transferees.

6.2.4 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 6.2 hereof.

6.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (a) written notice of such assignment as provided in Section 6.1 hereof and (b) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any Transfer or assignment made other than as provided in this Section 6.2 shall be null and void.

6.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

6.4 Governing Law; Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court; provided, that if jurisdiction is not then available in the Delaware Chancery Court, then any such legal action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any action relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the action in any such court is brought in an inconvenient forum, (ii) the venue of such action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

6.5 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, (a) any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is adverse and different from the other Holders (in such capacity) shall require the consent of the Holder so affected, (b) any amendment hereto or waiver hereof that adversely affects the Gores Holders or SFS Holder, as applicable, solely in their respective capacity as Gores Holders or the SFS Holder, as applicable, in a manner that is adverse and different from the other Holders, shall require the consent of the SFS Holder or a majority-in-interest of the then-outstanding number of Registrable Securities held by the Gores Holders, as applicable. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

6.6 Other Registration Rights. Other than pursuant to the terms of the Subscription Agreements, the Company represents and warrants that no person, other than a Holder of Registrable Securities, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement or agreement with similar terms and conditions among the parties thereto and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

6.7 Term. This Agreement shall terminate upon the earlier of the date as of which (i) all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder (or any successor rule promulgated thereafter by the Commission)) or (ii) as to any Holder individually, such Holder is permitted to sell all of such Holder’s Registrable Securities under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale. The provisions of Section 3.5 and Article IV shall survive any termination.

[Signature Pages Follow]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

GORES HOLDINGS IV, INC.

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

GORES HOLDERS:

GORES SPONSOR IV LLC,

By:
	Name:	AEG Holdings, LLC
	Title:	Manager

By:
	Name:	Randall Bort

By:
	Name:	William Patton

By:
	Name:	Jeffrey Rea

[Signature Page to Registration Rights Agreement]

SFS HOLDER:

SFS HOLDING CORP

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

Annex F

EXHIBIT F

FINAL FORM

Privileged & Confidential

TAX RECEIVABLE AGREEMENT

among

SFS Holding Corp.

and

UWM Corporation

Dated as of [●], 2020

F-1-1

Page
ARTICLE I	DEFINITIONS	F-1-4

Section 1.01	Definitions	F-1-4

ARTICLE II	DETERMINATION OF REALIZED TAX BENEFIT	F-1-11

Section 2.01	Basis Adjustment	F-1-11
Section 2.02	Realized Tax Benefit and Realized Tax Detriment	F-1-12
Section 2.03	Procedures, Amendments	F-1-12

ARTICLE III	TAX BENEFIT PAYMENTS	F-1-13

Section 3.01	Payments	F-1-13
Section 3.02	No Duplicative Payments	F-1-15
Section 3.03	Suspension of Payments	F-1-15

ARTICLE IV	TERMINATION	F-1-16

Section 4.01	Termination, Early Termination and Breach of Agreement	F-1-16
Section 4.02	Early Termination Notice	F-1-17
Section 4.03	Payment upon Early Termination	F-1-17
Section 4.04	Change of Control	F-1-18

ARTICLE V	SUBORDINATION AND LATE PAYMENTS	F-1-18

Section 5.01	Subordination	F-1-18
Section 5.02	Late Payments by the Corporate Taxpayer	F-1-18

ARTICLE VI	NO DISPUTES; CONSISTENCY; COOPERATION	F-1-18

Section 6.01	Participation in the Corporate Taxpayer’s and OpCo’s Tax Matters	F-1-18
Section 6.02	Consistency	F-1-18
Section 6.03	Cooperation	F-1-19

ARTICLE VII	MISCELLANEOUS	F-1-19

Section 7.01	Notices	F-1-19
Section 7.02	Binding Effect; Benefit; Assignment	F-1-19
Section 7.03	Resolution of Disputes	F-1-20
Section 7.04	Counterparts	F-1-20
Section 7.05	Entire Agreement	F-1-20
Section 7.06	Severability	F-1-21
Section 7.07	Amendment	F-1-21
Section 7.08	Governing Law	F-1-21
Section 7.09	Reconciliation	F-1-21
Section 7.10	Withholding	F-1-22
Section 7.11	Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets	F-1-22
Section 7.12	Confidentiality	F-1-23
Section 7.13	Change in Law	F-1-23
Section 7.14	Partnership Agreement	F-1-23

F-1-2

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (as amended from time to time, this “Agreement”), dated as of [●], 2020, is hereby entered into by and among UWM Corporation, a Delaware corporation (the “Corporate Taxpayer”) and SFS Holding Corp., a Michigan corporation (“SFS” and together with each of its successors and assigns thereto, the “Members”).

WHEREAS, UWM Holdings, LLC, a Delaware limited liability company (“OpCo”), will be treated as a partnership for U.S. federal income tax purposes following the Business Combination (as defined below) pursuant to the Business Combination Agreement (as defined below);

WHEREAS, the Corporate Taxpayer is classified as an association taxable as a corporation for U.S. federal income tax purposes;

WHEREAS, SFS holds common interest units in OpCo (the “Common Units”), and following the Business Combination pursuant to the Business Combination Agreement, the Corporate Taxpayer will be the managing member of OpCo and will hold, directly and/or indirectly, Common Units;

WHEREAS, in connection with the Business Combination pursuant to the Business Combination Agreement, OpCo shall issue to the Corporate Taxpayer, and the Corporate Taxpayer shall receive from OpCo, a number of Common Units pursuant to the provisions of the Member Contribution and Purchase Agreement (as defined below) (the “Initial Purchase”);

WHEREAS, the Members may exchange Common Units (when exchanged along with shares of Class C common stock of the Corporate Taxpayer (“Class C Common Stock”) or Class D common stock of the Corporate Taxpayer (“Class D Common Stock”), as applicable) for shares of Class A common stock of the Corporate Taxpayer (“Class A Common Stock”) or Class B common stock of the Corporate Taxpayer (“Class B Common Stock”) as applicable pursuant to the provisions of the LLC Agreement (as defined below);

WHEREAS, OpCo and each of its direct and indirect subsidiaries treated as a partnership for U.S. federal income tax purposes will have in effect an election under Section 754 of the Internal Revenue Code of 1986, as amended (the “Code”), for each Taxable Year (as defined below) in which an Exchange (as defined below) occurs, which elections are intended generally to result in an adjustment to the tax basis of the assets owned by OpCo (solely with respect to the Corporate Taxpayer) at the time of an Exchange (such time, the “Exchange Date”) by reason of the Exchange and the receipt of payments under this Agreement;

WHEREAS, the income, gain, loss, expense and other Tax (as defined below) items of the Corporate Taxpayer may be affected by (i) the Basis Adjustment (as defined below) (ii) Imputed Interest (as defined below) and (iii) disproportionate allocations (if any) of tax benefits to the Corporate Taxpayer under Section 704(c) of the Code resulting from the Contribution (as defined below); and

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Basis Adjustment, Imputed Interest and the Contribution on the actual liability for Taxes of the Corporate Taxpayer.

F-1-3

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions.

(a) The following terms shall have the following meanings for the purposes of this Agreement:

“2016 Redemption Transaction” means the transaction in which United Shore Financial Services, LLC redeemed certain interests held by Capital Partners Fund I, L.P. pursuant to that certain Redemption and Settlement Agreement dated June 8, 2016 by and among United Shore Financial Services, LLC, Capital Partners Fund I, L.P., and Harreld N. “Kip” Kirkpatrick, III.

“Advisory Firm” means law or accounting firm that is nationally recognized as being expert in Tax matters.

“Affiliate” shall have the meaning ascribed to such term in the LLC Agreement.

“Agreed Rate” means LIBOR plus 100 basis points.

“Applicable Member” means any Member to whom any portion of a Realized Tax Benefit may be Attributable under this Agreement.

“Assumed State and Local Tax Rate” means the tax rate equal to the sum of the product of (x) the OpCo’s income and franchise Tax apportionment rate(s) for each state and local jurisdiction in which the OpCo files income or franchise Tax Returns for the relevant Taxable Year and (y) the highest corporate income and franchise Tax rate(s) for each such state and local jurisdiction in which the OpCo files income or franchise Tax Returns for each relevant Taxable Year; provided, that the Assumed State and Local Tax Rate calculated pursuant to the foregoing shall be reduced by the assumed federal income Tax benefit received by the Corporate Taxpayer with respect to state and local jurisdiction income and franchise Taxes (with such benefit calculated as the product of (a) the Corporate Taxpayer’s marginal U.S. federal income tax rate for the relevant Taxable Year and (b) the Assumed State and Local Tax Rate (without regard to this proviso)).

“Attributable” means, with respect to any Applicable Member, the portion of any Realized Tax Benefit of the Corporate Taxpayer that is “attributable” to such Applicable Member, which shall be determined by reference to the assets from which arise the depreciation, amortization or other similar deductions for recovery of cost or basis (“Depreciation”) and with respect to increased basis upon a disposition of an asset, the Section 704(c) Benefits or Imputed Interest that produce the Realized Tax Benefit, under the following principles:

(i) A portion of any Realized Tax Benefit arising from a deduction to the Corporate Taxpayer with respect to a Taxable Year for Depreciation arising in respect of a Basis Adjustment to a Reference Asset resulting from an Exchange is Attributable to the Applicable Member to the extent that the ratio of all Depreciation for the Taxable Year in respect of Basis Adjustments resulting from all Exchanges by the Applicable Member bears to the aggregate of all Depreciation for the Taxable Year in respect of Basis Adjustments resulting from all Exchanges by the Applicable Members (in each case, other than with respect to the portion of the Basis Adjustment described in clause (ii) below).

(ii) A portion of any Realized Tax Benefit arising from a deduction to the Corporate Taxpayer with respect to a Taxable Year for Depreciation arising in respect of a Basis Adjustment to a Reference Asset resulting from a payment hereunder is Attributable to the Applicable Member that receives such payment.

F-1-4

(iii) A portion of any Realized Tax Benefit arising from the disposition of a Reference Asset is Attributable to the Applicable Member to the extent that the ratio of all Basis Adjustments (to the extent not previously taken into account in the calculation of Realized Tax Benefits) resulting from all Exchanges by the Applicable Member with respect to such Reference Asset bears to the aggregate of all Basis Adjustments (to the extent not previously taken into account in the calculation of Realized Tax Benefits) with respect to such Reference Asset.

(iv) A portion of any Realized Tax Benefit arising from a deduction to the Corporate Taxpayer with respect to a Taxable Year in respect of Imputed Interest is Attributable to the Applicable Member to the extent corresponding to amounts that such Member is required to include in income in respect of Imputed Interest (without regard to whether such Member is actually subject to tax thereon).

(v) A portion of the Realized Tax Benefit arising from the Section 704(c) Benefits is Attributable to the Applicable Member who participated in the Contribution.

(vi) For the avoidance of doubt, in the case of a Basis Adjustment arising under Section 734(b) of the Code with respect to an Exchange, depreciation, amortization or other similar deductions for recovery of cost of basis shall constitute Depreciation only to the extent that such depreciation, amortization or other similar deductions may produce or increase a Realized Tax Benefit (and not to the extent that such depreciation, amortization or other similar deductions may be for the benefit of a Person other than the Corporate Taxpayer), as reasonably determined by the Corporate Taxpayer.

(vii) A portion of any Realized Tax Benefit arising from a carryover or carryback of any Tax item is Attributable to such Member to the extent such carryover or carryback is attributable to or available for use because of the prior use of the Basis Adjustments or Imputed Interest with respect to which a Realized Tax Benefit would be Attributable to such Member pursuant to clauses (i)—(vi) above.

Portions of any Realized Tax Detriment shall be Attributed to Members under principles similar to those described in clauses (i)—(vii) above.

“Bankruptcy Code” means title 11 of the United States Code.

“Basis Adjustment” means the adjustment to the tax basis of a Reference Asset under Sections 732, 755 and 1012 of the Code and the Treasury Regulations promulgated thereunder (in situations where, as a result of one or more Exchanges, OpCo becomes an entity that is disregarded as separate from its owner for U.S. federal income tax purposes) or under Sections 734(b), 743(b) and 755 of the Code and the Treasury Regulations promulgated thereunder (in situations where, following an Exchange, OpCo remains in existence as an entity for U.S. federal income tax purposes) and, in each case, comparable sections of state and local tax laws, as a result of (i) an Exchange and (ii) the payments made pursuant to the Tax Receivable Agreement. For the avoidance of doubt, (x) the amount of any Basis Adjustment resulting from an Exchange of one or more Common Units shall be determined without regard to any Pre-Exchange Transfer of such Common Units and as if any such Pre-Exchange Transfer had not occurred, and (y) the Basis Adjustment shall be calculated using the tax basis that accurately reflects a Section 732 adjustment resulting from the 2016 Redemption Transaction.

A “Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security.

“Board” means the board of directors of the Corporate Taxpayer.

“Business Combination” shall have the meaning ascribed to such term in the Business Combination Agreement.

F-1-5

“Business Combination Agreement” means that certain Business Combination Agreement by and among the Corporate Taxpayer, United Shore Financial Services, LLC, OpCo, and SFS.

“Business Day” shall have the meaning ascribed to such term in the LLC Agreement.

“Change of Control” means the occurrence of any of the following events:

(i) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Securities and Exchange Act of 1934, or any successor provisions thereto, excluding (x) a corporation or other entity owned, directly or indirectly, by the stockholders of the Corporate Taxpayer in substantially the same proportions as their ownership of stock in the Corporate Taxpayer and (y) any Person that would be deemed a SFS Equityholder (as such term is defined in the LLC Agreement, and assuming for this purpose that such Person owned Units or securities of the Corporate Taxpayer), is or becomes the Beneficial Owner, directly or indirectly, of securities of the Corporate Taxpayer representing more than 50% of the combined voting power of the Corporate Taxpayer’s then outstanding voting securities;

(ii) there is consummated a merger or consolidation of the Corporate Taxpayer with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of the Corporate Taxpayer immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(iii) the shareholders of the Corporate Taxpayer approve a plan of complete liquidation or dissolution of the Corporate Taxpayer or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Corporate Taxpayer of all or substantially all of the Corporate Taxpayer’s assets, other than such sale or other disposition by the Corporate Taxpayer of all or substantially all of the Corporate Taxpayer’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by shareholders of the Corporate Taxpayer in substantially the same proportions as their ownership of the Corporate Taxpayer immediately prior to such sale.

Notwithstanding the foregoing, except with respect to clause (ii)(x) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of the Corporate Taxpayer immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of the Corporate Taxpayer immediately following such transaction or series of transactions.

“Closing Date” means the closing date of the Business Combination as set forth in the Business Combination Agreement.

“Contribution” means the initial deemed contribution (if one is found to have occurred) for U.S. federal income tax purposes by SFS to OpCo of assets and liabilities in a deemed partnership formation transaction as a result of the Initial Purchase.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Corporate Taxpayer Return” means the federal and/or state and/or local Tax Return, as applicable, of the Corporate Taxpayer filed with respect to Taxes of any Taxable Year.

F-1-6

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporate Taxpayer, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination.

“Default Rate” means LIBOR plus 500 basis points.

“Determination” shall have the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state and local tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax and shall also include the acquiescence of the Corporate Taxpayer to the amount of any assessed liability for Tax.

“Early Termination Conditions” means, with respect to any portion of an Early Termination Payment, that (i) the Early Termination Effective Date has occurred and (ii) either (A) no Payment Condition is applicable or (B) a Payment Condition has been satisfied.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Rate” means the lesser of (i) 6.5% per annum, compounded annually, and (ii) LIBOR plus 100 basis points.

“Exchange” means an acquisition of Common Units by the Corporate Taxpayer, including by way of an exchange of stock of the Corporate Taxpayer for Common Units pursuant to the LLC Agreement, in each case occurring on or after the date of this Agreement. Any reference in this Agreement to Common Units “Exchanged” is intended to denote Common Units subject to an Exchange.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the liability for Taxes of (i) the Corporate Taxpayer and (ii) without duplication, OpCo, but only with respect to Taxes imposed on OpCo and allocable to the Corporate Taxpayer (or to the other members of the consolidated group of which the Corporate Taxpayer is the parent), in each case using the same methods, elections, conventions and similar practices used on the relevant Corporate Taxpayer Return, but (a) without regard to the Section 704(c) Benefits, (b) using the Non-Stepped Up Tax Basis as reflected on the Exchange Basis Schedule, including amendments thereto for the Taxable Year, (c) excluding any deduction attributable to Imputed Interest for the Taxable Year, (d) without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to or (without duplication) available for use because of the prior use of any of the Section 704(c) Benefits, Basis Adjustments or Imputed Interest, (e) using the Assumed State and Local Tax Rate, solely for purposes of calculating the state and local Hypothetical Tax Liability of the Corporate Taxpayer and (f) assuming, solely for purposes of calculating the liability for U.S. federal income Taxes, in order to prevent double counting, that state and local income and franchise Taxes are not deductible by the Corporate Taxpayer for U.S. federal income Tax purposes.

“Imputed Interest” shall mean any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and any similar provision of state and local tax law with respect to the Corporate Taxpayer’s payment obligations under this Agreement.

“IRS” means the U.S. Internal Revenue Service.

“LIBOR” means during any period, an interest rate per annum equal to the rate, determined as of approximately 11:00 a.m. (London, England time) on the date two days prior to the first day of such period, on the page of the Reuters Screen which displays the London interbank offered rate administered by ICE

F-1-7

Benchmark Administration Limited (such page currently being the LIBOR01 page) for deposits in United States dollars with a three-month term (or if such screen shall cease to be publicly available, as reported by any other publicly available source of such market rate) for London interbank offered rates for United States dollar deposits for such period (but not less than zero); provided, however, that if at any time (the “LIBOR Discontinuation Date”) a majority of the Corporate Taxpayer’s then-outstanding repurchase or warehouse agreements or other financing arrangements providing for the financing of mortgage loans, discontinue the use of LIBOR in determining pricing or interest rates and apply an alternative benchmark rate (such agreements that have discontinued the use of LIBOR, the “Discontinued Agreements”), then, subject to the immediately succeeding proviso, during any period, all references in this Agreement to LIBOR shall automatically and without further action by any party refer to the sum of (1) the alternative benchmark rate (for the equivalent period if applicable) applied in such period in the majority of the Discontinued Agreements (the “Successor Benchmark”) and (2) the weighted average mathematical spread adjustment (which may be zero, negative or positive and shall be determined based on the aggregate principal amount of financing provided under each such Discontinued Agreement, whether utilized or unutilized at the time that Successor Benchmark is adopted) applied to such Successor Benchmark in the Discontinued Agreements (such sum, the “Replacement Rate”); and provided, further, that notwithstanding the immediately preceding proviso, if the Corporate Taxpayer or Persons who would be entitled to receive at least two-thirds of the Early Termination Payments payable to all Persons entitled to Early Termination Payments under this Agreement if the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Exchange (excluding, for purposes of this proviso, all payments made to any Persons pursuant to this Agreement since the date of such most recent Exchange), shall determine in good faith that the Replacement Rate as determined in accordance with the immediately preceding proviso does not adequately and fairly reflect a per annum rate using the Successor Benchmark that is equivalent to LIBOR as determined prior to the LIBOR Discontinuation Date, such parties shall negotiate in good faith to amend this definition of the term “LIBOR” and other applicable provisions hereof to preserve the original intent thereof in light of the discontinuation of the use of LIBOR (it being expressly understood and agreed that, until so amended, LIBOR will be determined as provided pursuant to the terms of the immediately preceding proviso).

“LLC Agreement” means the First Amended and Restated Operating Agreement of OpCo, dated as of the date hereof.

“Market Value” shall mean the closing price of the Class A Common Stock on the applicable Exchange Date on the national securities exchange or interdealer quotation system on which such Class A Common Stock is then traded or listed, as reported by the Wall Street Journal; provided, that if the closing price is not reported by the Wall Street Journal for the applicable Exchange Date, then the Market Value shall mean the closing price of the Class A Common Stock on the Business Day immediately preceding such Exchange Date on the national securities exchange or interdealer quotation system on which such Class A Common Stock is then traded or listed, as reported by the Wall Street Journal; provided, further, that if the Class A Common Stock is not then listed on a national securities exchange or interdealer quotation system, the Market Value shall mean the cash consideration paid for Class A Common Stock, or the fair market value of the other property delivered for Class A Common Stock, as determined by the Board in good faith. Notwithstanding anything to the contrary in the above sentence, to the extent property is exchanged for cash in a transaction, the Market Value shall be determined by reference to the amount of cash transferred in such transaction.

“Member Contribution and Purchase Agreement” means that certain Purchase Agreement, dated as of the date hereof, by and among the Corporate Taxpayer, OpCo, and SFS.

“Non-Stepped Up Tax Basis” means, with respect to any Reference Asset at any time, the Tax basis that such asset would have had at such time if no Basis Adjustments had been made.

“Paired Interests” shall have the meaning set forth in the LLC Agreement.

F-1-8

“Payment Date” means any date on which a payment is required to be made pursuant to this Agreement.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.

“Pre-Exchange Transfer” means any transfer or distribution in respect of one or more Common Units (i) that occurs prior to an Exchange of such Common Units, and (ii) to which Section 743(b) or 734(b) of the Code applies.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability over the actual liability for Taxes of (i) the Corporate Taxpayer and (ii) without duplication, OpCo, but only with respect to Taxes imposed on OpCo and allocable to the Corporate Taxpayer (or to the other members of the consolidated group of which the Corporate Taxpayer is the parent) for such Taxable Year. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the actual liability for Taxes of (i) the Corporate Taxpayer and (ii) without duplication, OpCo, but only with respect to Taxes imposed on OpCo and allocable to the Corporate Taxpayer (or to the other members of the consolidated group of which the Corporate Taxpayer is the parent) for such Taxable Year, over the Hypothetical Tax Liability for such Taxable Year. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reference Asset” means an asset that is held by OpCo, or by any of its direct or indirect subsidiaries treated as a partnership or disregarded entity for purposes of the applicable Tax, at the time of an Exchange. A Reference Asset also includes any asset that is “substituted basis property” under Section 7701(a)(42) of the Code with respect to a Reference Asset.

“Schedule” means any of the following: (i) an Exchange Basis Schedule, (ii) a Tax Benefit Schedule, or (iii) the Early Termination Schedule.

“Section 704(c) Benefits” means the disproportionate allocation of tax items of income, gain, deduction and loss to, or away from, the Corporate Taxpayer pursuant to Section 704(c) of the Code in respect of any difference between the fair market value and the tax basis of the Reference Assets immediately following the Contribution (if one is found to have occurred). For the avoidance of doubt, such amount would include disproportionate allocations (if any) of tax items of income and gain to a Member and away from the Corporate Taxpayer.

“Subsidiaries” shall have the meaning ascribed to such term in the LLC Agreement.

“Subsidiary Stock” means any stock or other equity interest in any Subsidiary of the Corporate Taxpayer that is treated as a corporation for U.S. federal income tax purposes.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including any information return, claim for refund, amended return and declaration of estimated Tax.

“Tax Ruling” means a binding ruling by a Taxing Authority with respect to Taxes.

“Taxable Year” means a taxable year of the Corporate Taxpayer as defined in Section 441(b) of the Code or comparable section of state or local tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made), ending on or after the Closing Date.

F-1-9

“Taxes” means any and all U.S. federal, state and local taxes, assessments or similar charges that are based on or measured with respect to net income or profits, and any interest related to such Tax.

“Taxing Authority” shall mean any domestic, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“Treasury Regulations” means the final, temporary and proposed regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Valuation Assumptions” shall mean, as of an Early Termination Date, the assumptions that (1) the Corporate Taxpayer will have taxable income sufficient to fully utilize (i) the deductions arising from the Basis Adjustments, Section 704(c) Benefits and Imputed Interest during such Taxable Year or future Taxable Years (including, for the avoidance of doubt, Basis Adjustments, Section 704(c) Benefits and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available and (ii) any net operating loss, excess interest deduction, or credit carryovers or carrybacks (or similar items with respect to carryovers or carrybacks) generated by deductions arising from Basis Adjustments, Section 704(c) Benefits or Imputed Interest that are available as of such Early Termination Date, (2) the U.S. federal income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other law as in effect on the Early Termination Date, except to the extent any change to such tax rates for such Taxable Year have already been enacted into law as of the Early Termination Date, (3) all taxable income of the Corporate Taxpayer will be subject to the maximum applicable tax rate for U.S. federal income tax purposes throughout the relevant period, and the tax rate for U.S. state and local income taxes shall be the Assumed State and Local Tax Rate as in effect for the Taxable Year of the Early Termination Date, (4) any non-amortizable assets will be disposed of on the fifteenth anniversary of the applicable Basis Adjustment; provided, that in the event of a Change of Control, such non-amortizable assets shall be deemed disposed of at the time of sale of the relevant asset (if earlier than such fifteenth anniversary), (5) if, at the Early Termination Date, there are Common Units that have not been Exchanged, then each such Common Unit shall be deemed to be Exchanged for the Market Value of the number of shares of Class A Common Stock or Class B Common Stock, as applicable, and the amount of cash that would be transferred if the Exchange occurred on the Early Termination Date, (6) any payment obligations pursuant to this Agreement will be satisfied on the date that any Tax Return to which such payment obligation relates is required to be filed excluding any extensions, and (7) any Subsidiary Stock will be disposed of on the fifteenth anniversary of the Closing Date in a fully taxable transaction for U.S. federal income tax purposes (or, if later, on the Early Termination Date); provided, that if any Subsidiary Stock is disposed of in connection with a Change of Control, such Subsidiary Stock shall be deemed to be sold at the time of such Change of Control.

(a) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreed-Upon Venues	7.03(c)
Agreement	Preamble
Amended Schedule	2.03(b)
Class A Common Stock	Recitals
Class B Common Stock	Recitals
Class C Common Stock	Recitals
Class D Common Stock	Recitals
Change Notice	3.03(a)
Code	Recitals
Common Units	Recitals
Corporate Taxpayer	Preamble
Depreciation	1.01

F-1-10

Term	Section
Deferrable Portion	3.01(a)
Dispute	7.03(a)
Early Termination Effective Date	4.02
Early Termination Notice	4.02
Early Termination Payment	4.03(b)
Early Termination Schedule	4.02
e-mail	7.01
Exchange Basis Schedule	2.01
Exchange Date	Recitals
Expert	7.09
Initial Purchase	Recitals
Interest Amount	3.01(b)
Material Objection Notice	4.02
Member	Preamble
Net Tax Benefit	3.01(b)
Objection Notice	2.03(a)
OpCo	Recitals
Payment Conditions	3.01(c)
Reconciliation Dispute	7.09
Reconciliation Procedures	2.03(a)
Reserve Notice	3.03(b)
Senior Obligations	5.01
Tax Benefit Payment	3.01(b)
Tax Benefit Schedule	2.02(a)

(b) Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles and Sections are to Articles and Sections of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

ARTICLE II

DETERMINATION OF REALIZED TAX BENEFIT

Section 2.01 Basis Adjustment. Within 90 calendar days after the filing of the U.S. federal income tax return of the Corporate Taxpayer for each Taxable Year in which any Exchange has been effected by any Member, the Corporate Taxpayer shall deliver to such Member a schedule (the “Exchange Basis Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this Agreement, including with respect to each Exchanging party, (i) the Non-Stepped Up Tax Basis of the Reference Assets as of each applicable Exchange Date, (ii) the Basis Adjustments with respect to the Reference Assets as a result of the Exchanges

F-1-11

effected in such Taxable Year, calculated (x) in the aggregate, (y) solely with respect to Exchanges by such Member and (z) in the case of a Basis Adjustment under Section 734(b) of the Code solely with respect to the amount that is available to the Corporate Taxpayer in such Taxable Year, (iii) the period (or periods) over which the Reference Assets are amortizable and/or depreciable and (iv) the period (or periods) over which each Basis Adjustment is amortizable and/or depreciable.

Section 2.02 Realized Tax Benefit and Realized Tax Detriment.

(a) Tax Benefit Schedule. Within 90 calendar days after the filing of the U.S. federal income tax return of the Corporate Taxpayer for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment a portion of which is Attributable to a Member, the Corporate Taxpayer shall provide to such Member a schedule showing, in reasonable detail and, at the request of such Member, with respect to each separate Exchange, the calculation of the Realized Tax Benefit or Realized Tax Detriment and the portion Attributable to such Member for such Taxable Year (a “Tax Benefit Schedule”). The Tax Benefit Schedule will become final as provided in Section 2.03(a) and may be amended as provided in Section 2.03(b) (subject to the procedures set forth in Section 2.03(b)).

(b) Applicable Principles. The Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the actual liability for Taxes of the Corporate Taxpayer for such Taxable Year attributable to the Basis Adjustments, Section 704(c) Benefits and Imputed Interest, determined using a “with and without” methodology. For the avoidance of doubt, the actual liability for Taxes will take into account the deduction of the portion of the Tax Benefit Payment that must be accounted for as interest under the Code based upon the characterization of Tax Benefit Payments as additional consideration payable by the Corporate Taxpayer for the Common Units acquired in an Exchange. Carryovers or carrybacks of any Tax item attributable to the Basis Adjustments, Section 704(c) Benefits or Imputed Interest shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state and local income and franchise tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to the Basis Adjustments, Section 704(c) Benefits or Imputed Interest and another portion that is not, such portions shall be considered to be used in accordance with the “with and without” methodology. The parties agree that (i) all Tax Benefit Payments attributable to the Basis Adjustments (other than amounts accounted for as interest under the Code) will (A) be treated as subsequent upward purchase price adjustments that give rise to further Basis Adjustments to Reference Assets for the Corporate Taxpayer and (B) have the effect of creating additional Basis Adjustments to Reference Assets for the Corporate Taxpayer in the year of payment, and (ii) as a result, such additional Basis Adjustments will be incorporated into the current year calculation and into future year calculations, as appropriate.

Section 2.03 Procedures, Amendments.

(a) Procedure. Every time the Corporate Taxpayer delivers to a Member an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.03(b) and any Early Termination Schedule or amended Early Termination Schedule, the Corporate Taxpayer shall also (x) deliver to such Member schedules, valuation reports (if any), and work papers, as determined by the Corporate Taxpayer or requested by such Member, providing reasonable detail regarding the preparation of the Schedule and (y) allow such Member reasonable access at no cost to the appropriate representatives at the Corporate Taxpayer, as determined by the Corporate Taxpayer or requested by such Member, in connection with a review of such Schedule. Without limiting the application of the preceding sentence, each time the Corporate Taxpayer delivers to a Member a Tax Benefit Schedule, in addition to the Tax Benefit Schedule duly completed, the Corporate Taxpayer shall deliver to such Member the Corporate Taxpayer Return, the reasonably detailed calculation by the Corporate Taxpayer of the Hypothetical Tax Liability, the reasonably detailed calculation by the Corporate Taxpayer of the actual Tax liability, as well as any other work papers as determined by the Corporate Taxpayer or requested by such Member. An applicable Schedule or amendment thereto shall become final and binding on all parties 30 calendar

F-1-12

days from the first date on which the Member has received the applicable Schedule or amendment thereto unless such Member (i) within 30 calendar days after receiving an applicable Schedule or amendment thereto, provides the Corporate Taxpayer with notice of a material objection to such Schedule (“Objection Notice”) made in good faith or (ii) provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver is received by the Corporate Taxpayer. If the parties, for any reason, are unable to successfully resolve the issues raised in the Objection Notice within 30 calendar days after receipt by the Corporate Taxpayer of an Objection Notice, the Corporate Taxpayer and the applicable Member shall employ the reconciliation procedures as described in Section 7.09 (the “Reconciliation Procedures”).

(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Corporate Taxpayer (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to a Taxable Year after the date the Schedule was provided to the applicable Member, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year, or (vi) to adjust the Exchange Basis Schedule to take into account payments made pursuant to this Agreement (any such Schedule, an “Amended Schedule”). The Corporate Taxpayer shall provide an Amended Schedule to each Member within 30 calendar days of the occurrence of an event referenced in clauses (i) through (vi) of the preceding sentence.

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.01 Payments.

(a) Except as provided in Section 3.03, within five (5) Business Days after a Tax Benefit Schedule with respect to a Taxable Year is delivered to a Member pursuant to this Agreement becomes final in accordance with Section 2.03(a), the Corporate Taxpayer shall pay to each Member for such Taxable Year the portion, if any, of the Tax Benefit Payment with respect thereto in the amount determined pursuant to Section 3.01(b) with respect to which the Payment Conditions have been satisfied. Each such Tax Benefit Payment to a Member shall be made by wire transfer of immediately available funds to the bank account previously designated by such Member to the Corporate Taxpayer or as otherwise agreed by the Corporate Taxpayer and such Member. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments, including federal estimated income tax payments. Notwithstanding any provision of this Agreement to the contrary, any Member may elect with respect to any Exchange to limit the aggregate Tax Benefit Payments made to such Member in respect of any such Exchange to a specified percentage of the amount equal to the sum of (A) the cash, excluding any Tax Benefit Payments, and (B) the Market Value of the Class A Common Stock or Class B Common Stock, as applicable, received by such Member on such Exchange (or such other limitation selected by the Member and consented to by the Corporate Taxpayer, which consent shall not be unreasonably withheld). The Member shall exercise its rights under the preceding sentence by notifying the Corporate Taxpayer in writing of its desire to impose such a limit and the specified percentage (or such other limitation selected by the Member) and such other details as may be necessary (including whether such limit includes the Imputed Interest in respect of any such Exchange) in such manner and at such time (but in no event later than the date of any such Exchange) as reasonably directed by the Corporate Taxpayer; provided, however, that, in the absence of such direction, the Member shall give such written notice in the same manner as is required by Section 7.01 of this Agreement contemporaneously with Member’s notice to the Corporate Taxpayer of the applicable Exchange. Notwithstanding anything to the contrary herein, the Corporate Taxpayer shall not be obligated to pay any portion of a Tax Benefit Payment, and the payment of such amount shall not be considered due for any purpose

F-1-13

under this Agreement, unless and until the Payment Conditions have been satisfied with respect to such portion (any portion with respect to which the Payment Conditions have not been satisfied, a “Deferrable Portion”).

(b) A “Tax Benefit Payment” means, with respect to a Member, an amount, not less than zero, equal to the sum of the amount of the Net Tax Benefit Attributable to such Member and the related Interest Amount. For the avoidance of doubt, for Tax purposes, the Interest Amount shall not be treated as interest but instead shall be treated as additional consideration for the acquisition of Common Units in Exchanges, unless otherwise required by law. Subject to Section 3.03(a), the “Net Tax Benefit” for a Taxable Year shall be an amount equal to the excess, if any, of 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over the sum of the total amount of Tax Benefit Payments previously made under this Section 3.01 (excluding payments attributable to Interest Amounts). The “Interest Amount” shall equal the interest on the amount of the Net Tax Benefit Attributable to such Member calculated at the Agreed Rate from the due date (without extensions) for filing the Corporate Taxpayer Return with respect to Taxes for such Taxable Year until the Payment Date of the applicable Tax Benefit Payment; provided, however, that (1) the Interest Amount with respect to a Deferrable Portion of a Tax Benefit Payment shall accrue from the date that such Deferrable Portion satisfies a Payment Condition until such Deferrable Portion is paid to the Applicable Member and (2) the Interest Amount with respect to any portion of a Tax Benefit Payment suspended and held in escrow pursuant to Section 3.03(b) shall accrue on the amount of the Tax Benefit Payment as adjusted pursuant to Section 3.03(c) from the due date of the relevant Tax Return until such portion of a Tax Benefit Payment is suspended and placed in escrow. Notwithstanding anything to the contrary in this Agreement, after any lump-sum payment under Article IV in respect of present or future Tax attributes subject to this Agreement, the Tax Benefit Payment, Net Tax Benefit and components thereof shall be calculated without taking into account any such attributes or any such lump-sum payment.

(c) The “Payment Conditions” shall be satisfied with respect to any portion of a Tax Benefit Payment upon the earliest to occur of:

(i) the receipt by the Corporate Taxpayer of a Tax Ruling that, in the reasonable judgment of the Corporate Taxpayer, after consultation with the Advisory Firm and the Corporate Taxpayer’s auditors, confirms that the Realized Tax Benefit to which the portion of such Tax Benefit Payment relates is available for the applicable Taxable Year;

(ii) the receipt by the Corporate Taxpayer of (a) a written opinion issued by the Advisory Firm identifying the categories of Reference Assets that should be amortizable under Section 197 of the Code and not subject to the anti-churning rules of Section 1.197-2(h) of the Treasury Regulations, (it being understood and agreed that any such opinion received by the Corporate Taxpayer may apply to subsequent Exchanges) and (b) a valuation report prepared by an independent appraiser or valuation expert setting forth the fair market value, as of the date of the relevant Exchange, of the Reference Assets identified in such opinion, but only if the opinion and report are satisfactory in form and substance to the Corporate Taxpayer’s auditors and/or tax preparers, as applicable, to conclude that the Realized Tax Benefit to which the portion of such Tax Benefit Payment relates is available for the applicable Taxable Year without the filing of a Schedule UTP (with respect to such Realized Tax Benefit) with the Corporate Taxpayer’s Tax Returns and without taking any tax reserve for financial statement purposes (with respect to such Realized Tax Benefit);

(iii) the receipt by the Corporate Taxpayer of (a) a written opinion issued by the Advisory Firm identifying the categories of Reference Assets that are more likely than not amortizable under Section 197 of the Code and not subject to the anti-churning rules of Section 1.197-2(h) of the Treasury Regulations, (it being understood and agreed that any such opinion received by the Corporate Taxpayer may apply to subsequent Exchanges) and (b) a valuation report prepared by an independent appraiser or valuation expert setting forth the fair market value, as of the date of the relevant Exchange, of the Reference Assets identified in such opinion, but only if the opinion and report are satisfactory in form and substance to the Corporate Taxpayer’s auditors and/or tax preparers, as applicable, to conclude that the Realized Tax Benefit to which the portion of such Tax Benefit Payment relates is available for the applicable Taxable Year without the

F-1-14

filing of a Schedule UTP (with respect to such Realized Tax Benefit) with the Corporate Taxpayer’s Tax Returns and without taking any tax reserve for financial statement purposes (with respect to such Realized Tax Benefit);or

(iv) a final Determination with respect to the Corporate Taxpayer’s liability for Taxes for the relevant Taxable Year that conclusively determines the amount of Realized Tax Benefit or the expiration of the statute of limitations with respect to the relevant Taxable Year in which there is a Realized Tax Benefit.

Notwithstanding anything to the contrary contained herein, Reference Assets that are not, in the reasonable judgment of the Corporate Taxpayer, after consultation with the Advisory Firm and the Corporate Taxpayer’s auditors, “section 197 intangibles” within the meaning of section 197(d)(1) of the Code, shall be treated as satisfying the requirement of Sections 3.01(c)(ii) and (iii).

The Corporate Taxpayer shall make reasonable efforts to determine whether the Payment Conditions are satisfied with respect to the amount of any Tax Benefit Payment before delivering the Tax Benefit Schedule for a Taxable Year, and in any event as soon as reasonably practicable thereafter, and will consult with the Applicable Member in connection with such determination.

Section 3.02 No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. The provisions of this Agreement shall be construed in the appropriate manner to ensure such intentions are realized.

Section 3.03 Suspension of Payments.

(a) Receipt of Change Notice. If any party, or any Affiliate or Subsidiary of any party, receives a 30-day letter, a final audit report, a statutory notice of deficiency, or similar written notice from any Taxing Authority relating to the amount of the Net Tax Benefit calculated for purposes of this Agreement, or relating to any other material Tax matter that is relevant to the terms of this Agreement and the calculation of the Tax Benefit Payments that may be payable by the Corporate Taxpayer to a Member (a “Change Notice”), prompt written notification and a copy of the relevant Change Notice shall be delivered by the party, or its Affiliate or Subsidiary, that received such Change Notice to the other parties to this Agreement.

(b) Suspension of Payments. From and after the date on which a Change Notice is received in respect of the Depreciation of any Reference Asset that is a section 197 intangible and included in the calculation of a Realized Tax Benefit (a “197 Change Notice”), any Tax Benefit Payments required to be made under this Agreement (including, for the avoidance of doubt, the portion of any Early Termination Payment relating thereto) will, to the extent determined reasonably necessary by the disinterested directors or committee of disinterested directors after considering the potential Tax implications of such 197 Change Notice, be paid by the Corporate Taxpayer to a national bank mutually agreeable to the parties to act as escrow agent to hold such funds in escrow pursuant to an escrow agreement until a Determination is received. For purposes of the preceding sentence, and in particular for purposes of the disinterested directors or committee of disinterested directors’ determination of the amount to be placed in escrow pending a Determination, the disinterested directors or committee of disinterested directors may suspend all future Tax Benefit Payments required under this Agreement up to an amount that is equal to the sum of (i) 85% of the amount of the asserted deficiency in Tax owed in such 197 Change Notice and (ii) portion of any future Tax Benefit Payment that is attributable to amortization deductions in respect of the Reference Asset(s) that are the subject of such 197 Change Notice.

(c) Release of Escrowed Funds. If a Determination is received in the case of a 197 Change Notice, and if such Determination results in no adjustment in any Tax Benefit Payments under this Agreement, then the relevant escrowed funds (along with any net interest earned on such funds) shall be distributed to the relevant Member or Members, as applicable. If a Determination is received in the case of a 197 Change Notice, and if such Determination results in an adjustment in any Tax Benefit Payments under this Agreement, then the

F-1-15

relevant escrowed funds (along with any net interest earned on such funds) shall be distributed to the relevant parties (which, for the avoidance of doubt and depending on the nature of the adjustments, may include the Corporate Taxpayer, SFS or a successor Member, or some combination thereof) in accordance with the relevant Amended Schedule prepared pursuant to Section 2.03 of this Agreement.

Section 3.04 Indemnification. If a Tax Benefit Payment is made (including, for the avoidance of doubt, any Early Termination Payment) pursuant to the satisfaction of the Payment Condition in Section 3.01(c)(iii) with respect to any Taxable Year and the Corporate Taxpayer makes a tax payment with respect to such Taxable Year as a result of a reduction (as reasonably determined by the Corporate Taxpayer) of the Realized Tax Benefit (pursuant to a Determination or otherwise), then SFS shall pay the Corporate Taxpayer an amount equal to 85% of the sum of (A) the amount of additional Taxes paid attributable to the reduction of the Realized Tax Benefit for such Taxable Year plus (B) the amount of any penalties, fines or expenses (including interest, penalties, reasonable attorneys’ and other professionals’ fees and expenses, and court costs) incurred by the Corporate Taxpayer with respect thereto. At the election of the Corporate Taxpayer, SFS will satisfy any payment obligation (or portion thereof) under this Section 3.04 by transferring Paired Interests to the Corporate Taxpayer with each such Paired Interest valued at the Market Value of the Class  A Common Stock on the applicable transfer date.

ARTICLE IV

TERMINATION

Section 4.01 Termination, Early Termination and Breach of Agreement.

(a) Unless terminated earlier pursuant to Section 4.01(b) or Section 4.01(c), this Agreement will terminate when there is no further potential for a Tax Benefit Payment pursuant to this Agreement. Tax Benefit Payments under this Agreement are not conditioned on any Member retaining an interest in the Corporate Taxpayer or OpCo (or any successor thereto).

(b) The Corporate Taxpayer may terminate this Agreement with respect to all amounts payable to the Members and with respect to all of the Common Units held (or previously held and exchanged) by all Members at any time by paying to each Member the Early Termination Payment in respect of such Member; provided, however, that this Agreement shall only terminate pursuant to this Section 4.01(b) upon the receipt of the Early Termination Payment by all Members; and provided, further, that the Corporate Taxpayer may withdraw any notice to execute its termination rights under this Section 4.01(b) prior to the time at which any Early Termination Payment has been paid. Upon payment of the Early Termination Payment by the Corporate Taxpayer in accordance with this Section 4.01(b), neither the Members nor the Corporate Taxpayer shall have any further payment obligations under this Agreement, other than for any (1) Tax Benefit Payment agreed to by the Corporate Taxpayer and a Member as due and payable but unpaid as of the Early Termination Notice and (2) Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (2) is included in the Early Termination Payment). If an Exchange occurs after the Corporate Taxpayer makes the Early Termination Payment pursuant to this Section 4.01(b), the Corporate Taxpayer shall have no obligations under this Agreement with respect to such Exchange.

(c) In the event that the Corporate Taxpayer breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection of this Agreement in a case commenced under the Bankruptcy Code or otherwise, then all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but not be limited to, (1) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of a breach, (2) any Tax Benefit Payment agreed to by the Corporate Taxpayer

F-1-16

and any Members as due and payable but unpaid as of the date of a breach, and (3) any Tax Benefit Payment due for the Taxable Year ending with or including the date of a breach; provided that procedures similar to the procedures of Section 4.02 shall apply with respect to the determination of the amount payable by the Corporate Taxpayer pursuant to this sentence. Notwithstanding the foregoing, in the event that the Corporate Taxpayer breaches this Agreement, the Members shall be entitled to elect to receive the amounts set forth in clauses (1), (2) and (3) above or to seek specific performance of the terms hereof. The parties agree that the failure to make any payment due pursuant to this Agreement within six months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement within six months of the date such payment is due. Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of this Agreement if the Corporate Taxpayer fails to make any payment due pursuant to this Agreement when due to the extent the Corporate Taxpayer has insufficient funds to make such payment; provided that the interest provisions of Section 5.02 shall apply to such late payment (unless the Corporate Taxpayer does not have sufficient cash to make such payment as a result of limitations imposed by debt agreements to which the Corporate Taxpayer or its Subsidiaries is a party, in which case Section 5.02 shall apply, but the Default Rate shall be replaced by the Agreed Rate); provided, further, that the Corporate Taxpayer shall promptly (and in any event, within two (2) Business Days), pay all such unpaid payments, together with accrued and unpaid interest thereon, immediately following such time that the Corporate Taxpayer has, and to the extent the Corporate Taxpayer has, sufficient funds to make such payment, and the failure of the Corporate Taxpayer to do so shall constitute a breach of this Agreement. For the avoidance of doubt, all cash and cash equivalents used or to be used to pay dividends by, or repurchase equity securities of, the Corporate Taxpayer shall be deemed to be funds sufficient and available to pay such unpaid payments, together with any accrued and unpaid interest thereon.

Section 4.02 Early Termination Notice. If the Corporate Taxpayer chooses to exercise its right of early termination under Section 4.01(b) above, the Corporate Taxpayer shall deliver to each Member notice of such intention to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying the Corporate Taxpayer’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment for such Member, including that portion of the Early Termination Payment that has satisfied the Payment Conditions and that portion of the Early Termination Payment that has not, as of the Early Termination Date, satisfied a Payment Condition. The Early Termination Schedule shall become final and binding on such Member 30 calendar days from the first date on which such Member has received such Schedule or amendment thereto unless such Member (i) within 30 calendar days after receiving the Early Termination Schedule, provides the Corporate Taxpayer with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”) or (ii) provides a written waiver of such right of a Material Objection Notice within the period described in clause (i) above, in which case such Schedule becomes binding on the date the waiver is received by the Corporate Taxpayer (such 30 calendar day date as modified, if at all, by clauses (i) or (ii), the “Early Termination Effective Date”). If the Corporate Taxpayer and such Member, for any reason, are unable to successfully resolve the issues raised in such notice within 30 calendar days after receipt by the Corporate Taxpayer of the Material Objection Notice, the Corporate Taxpayer and such Member shall employ the Reconciliation Procedures.

Section 4.03 Payment upon Early Termination.

(a) Within five (5) Business Days after the Early Termination Conditions being satisfied with respect to an Early Termination Payment (or a portion thereof), the Corporate Taxpayer shall pay to each Member an amount equal to the Early Termination Payment in respect of such Member (or the portion thereof for which the Early Termination Conditions have been satisfied), plus interest calculated at the Agreed Rate from the Early Termination Effective Date until the Payment Date of such Early Termination Payment (or portion thereof). Such payment shall be made by wire transfer of immediately available funds to a bank account or accounts designated by such Member or as otherwise agreed by the Corporate Taxpayer and such Member. For the avoidance of doubt, after the initial Early Termination Payment, the Corporate Taxpayer will be required to make additional

F-1-17

payments to the Member with respect to the Deferrable Portion of the Early Termination Payment if and when a Payment Condition has been satisfied with respect to such Deferrable Portion.

(b) “Early Termination Payment” in respect of a Member shall equal the present value, discounted at the Early Termination Rate as of the Early Termination Effective Date, of all Tax Benefit Payments in respect of such Member that would be required to be paid by the Corporate Taxpayer beginning from the Early Termination Date and assuming that the Valuation Assumptions are applied.

Section 4.04 Change of Control. In connection with any Change of Control all obligations hereunder with respect to such Member shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such Change of Control and shall include, but not be limited to, (1) the Early Termination Payment to such Member calculated as if an Early Termination Notice had been delivered on the date of such Change of Control, (2) any Tax Benefit Payment agreed to by the Corporate Taxpayer and such Member as due and payable but unpaid as of the date of such Change of Control, and (3) any Tax Benefit Payment due for the Taxable Year ending with or including the date of such Change of Control; provided, that procedures similar to the procedures of Section 4.02 shall apply with respect to the determination of the amount payable by the Corporate Taxpayer pursuant to this sentence.

ARTICLE V

SUBORDINATION AND LATE PAYMENTS

Section 5.01 Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by the Corporate Taxpayer to any Member under this Agreement shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of the Corporate Taxpayer and its Subsidiaries (“Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of the Corporate Taxpayer that are not Senior Obligations.

Section 5.02 Late Payments by the Corporate Taxpayer. The amount of all or any portion of any Tax Benefit Payment or Early Termination Payment not made to the applicable Member when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Tax Benefit Payment or Early Termination Payment was due and payable.

ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.01 Participation in the Corporate Taxpayer’s and OpCo’s Tax Matters. Except as otherwise provided herein, the Corporate Taxpayer shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporate Taxpayer and OpCo, including the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Corporate Taxpayer shall notify a Member of, and keep such Member reasonably informed with respect to, the portion of any audit of the Corporate Taxpayer and OpCo by a Taxing Authority the outcome of which is reasonably expected to affect the rights and obligations of such Member under this Agreement, and shall provide to such Member reasonable opportunity to provide information and other input to the Corporate Taxpayer, OpCo and their respective advisors concerning the conduct of any such portion of such audit; provided, however, that the Corporate Taxpayer and OpCo shall not be required to take any action that is inconsistent with any provision of the LLC Agreement.

Section 6.02 Consistency. The Corporate Taxpayer and the Members agree to report and cause to be reported for all purposes, including federal, state and local Tax purposes and financial reporting purposes, all

F-1-18

Tax-related items (including the Basis Adjustments and each Tax Benefit Payment) in a manner consistent with that specified by the Corporate Taxpayer in any Schedule required to be provided by or on behalf of the Corporate Taxpayer under this Agreement unless otherwise required by law. Any dispute as to required Tax or financial reporting shall be subject to Section 7.09.

Section 6.03 Cooperation. Each of the Corporate Taxpayer and each Member shall (a) furnish to the other party in a timely manner such information, documents and other materials as the other party may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the other party and its representatives to provide explanations of documents and materials and such other information as the other party or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the Corporate Taxpayer shall reimburse the applicable Member for any reasonable third-party costs and expenses incurred pursuant to this Section  6.03.

ARTICLE VII

MISCELLANEOUS

Section 7.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given to such party as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Corporate Taxpayer, to:

[●]

[●]

[●]

Attention: [●]

E-mail: [●]

With copies (which shall not constitute notice) to:

[●]

If to the applicable Member, to the address, facsimile number or e-mail address specified for such party on the Schedule of Members (as such term is defined in the LLC Agreement).

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 7.02 Binding Effect; Benefit; Assignment.

(a) The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns. The Corporate Taxpayer shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporate Taxpayer, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporate Taxpayer would be required to perform if no such succession had taken place.

F-1-19

(b) A Member may assign any of its rights under this Agreement to any Person as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form of Exhibit A, agreeing to become a “Member” for all purposes of this Agreement, except as otherwise provided in such joinder; provided, that a Member’s rights under this Agreement shall be assignable by such Member under the procedure in this Section 7.02(b) regardless of whether such Member continues to hold any interests in OpCo or the Corporate Taxpayer or has fully transferred any such interests.

Section 7.03 Resolution of Disputes.

(a) Except for Reconciliation Disputes subject to Section 7.09, any and all disputes which cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) (each a “Dispute”) shall be finally settled by arbitration conducted by a single arbitrator in Michigan in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce. If the parties to the Dispute fail to agree on the selection of an arbitrator within ten (10) days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment. The arbitrator shall be a lawyer admitted to the practice of law in the State of Michigan and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.

(b) Notwithstanding the provisions of paragraph (a), the Corporate Taxpayer may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (b), each Member (i) expressly consents to the application of paragraph (c) of this Section 7.03 to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints the Corporate Taxpayer as agent of such Member for service of process in connection with any such action or proceeding and agrees that service of process upon such agent, who shall promptly advise such Member of any such service of process, shall be deemed in every respect effective service of process upon such Member in any such action or proceeding.

(c) The exclusive venues for all disputes arising out of this Agreement shall be the United States District Court for the Eastern District of Michigan and the Third Judicial Circuit, Wayne County, Michigan (the “Agreed-Upon Venues”), and no other venues. The parties stipulate that the Agreement is an arms-length transaction entered into by sophisticated parties, and that the Agreed-Upon Venues are convenient, are not unreasonable, unfair, or unjust, and will not deprive any party of any remedy to which it may be entitled. The parties agree to consent to the dismissal of any action arising out of this Agreement that may be filed in a venue other than one of the Agreed-Upon Venues; the reasonable legal fees and costs of the party seeking dismissal for improper venue will be paid by the party that filed suit in the improper venue.

Section 7.04 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 7.05 Entire Agreement. This Agreement, the LLC Agreement, and the Business Combination Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. Except to the extent provided in Section 3.03, nothing in this Agreement shall create any third-party beneficiary rights in favor of any Person or other party hereto.

F-1-20

Section 7.06 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other governmental entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 7.07 Amendment. No provision of this Agreement may be amended unless such amendment is approved in writing by the Corporate Taxpayer and by Persons who would be entitled to receive at least two-thirds of the Early Termination Payments payable to all Persons entitled to Early Termination Payments under this Agreement if the Corporate Taxpayer had exercised its right of early termination on the date of the most recent Exchange prior to such amendment (excluding, for purposes of this sentence, all payments made to any Persons pursuant to this Agreement since the date of such most recent Exchange); provided, that no such amendment shall be effective if such amendment will have a disproportionate effect on the payments certain Persons will or may receive under this Agreement unless all such Persons disproportionately affected consent in writing to such amendment. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

Section 7.08 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State.

Section 7.09 Reconciliation. In the event that the Corporate Taxpayer and a Member are unable to resolve a disagreement with respect to the matters governed by Sections 2.03, 3.01(b), 4.02 and 6.02 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and unless the Corporate Taxpayer and such Member agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporate Taxpayer or such Member or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within fifteen (15) calendar days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the Exchange Basis Schedule or an amendment thereto or the Early Termination Schedule or an amendment thereto within 30 calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within 15 calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporate Taxpayer, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporate Taxpayer, except as provided in the next sentence. The Corporate Taxpayer and such Member shall bear their own costs and expenses of such proceeding, unless (i) the Expert substantially adopts such Member’s position, in which case the Corporate Taxpayer shall reimburse such Member for any reasonable out-of-pocket costs and expenses in such proceeding, or (ii) the Expert substantially adopts the Corporate Taxpayer’s position, in which case such Member shall reimburse the Corporate Taxpayer for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.09 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.09 shall be binding on the Corporate Taxpayer and such Member and may be entered and enforced in any court having jurisdiction.

F-1-21

Section 7.10 Withholding. The Corporate Taxpayer shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporate Taxpayer is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. The Corporate Taxpayer shall use commercially reasonable efforts to provide at least five (5) Business Days advance written notice of it is intention to make such deduction or withholding and shall cooperate in good faith with the Applicable Member to establish the Applicable Member’s right to a reduction of or relief from such deduction or withholding. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporate Taxpayer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Member.

Section 7.11 Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets.

(a) If the Corporate Taxpayer is or becomes a member of an affiliated or consolidated group of corporations that files a consolidated income tax return pursuant to Sections 1501 et seq. of the Code or any corresponding provisions of state or local law, then: (i) the provisions of this Agreement shall be applied with respect to the group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the group as a whole.

(b) If (x) any entity that is obligated to make a Tax Benefit Payment or Early Termination Payment hereunder transfers one or more assets to a corporation (or a Person classified as a corporation for U.S. federal income tax purposes) with which such entity does not file a consolidated tax return pursuant to Section 1501 of the Code and (y) such transfer was made with a principal purpose of decreasing or delaying any Tax Benefit Payments hereunder, such entity, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment (e.g., calculating the gross income of the entity and determining the Realized Tax Benefit of such entity) due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such contribution. The consideration deemed to be received by such entity shall be equal to the fair market value of the contributed asset. For purposes of this Section 7.11, a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s share of each of the assets and liabilities of that partnership.

(c) If (x) OpCo transfers (or is deemed to transfer for United States federal income Tax purposes) any Reference Asset to a transferee that is treated as a corporation for United States federal income Tax purposes (other than a member of a group described in Section 7.11(a)) in a transaction in which the transferee’s basis in the property acquired is determined in whole or in part by reference to such transferor’s basis in such property and (y) such transfer was made with a principal purpose of decreasing or delaying any Tax Benefit Payments hereunder, OpCo shall be treated as having disposed of the Reference Asset in a wholly taxable transaction. The consideration deemed to be received by OpCo in a transaction contemplated in the prior sentence shall be equal to the fair market value of the deemed transferred asset, plus (i) the amount of debt to which such asset is subject, in the case of a transfer of an encumbered asset or (ii) the amount of debt allocated to such asset, in the case of a transfer of a partnership interest.

(d) If any member of a group described in Section 7.11(a) that owns any Common Unit deconsolidates from the group (or the Corporate Taxpayer deconsolidates from the group), then the Corporate Taxpayer shall cause such member (or the parent of the consolidated group in a case where the Corporate Taxpayer deconsolidates from the group) to assume the obligation to make payments hereunder with respect to the Basis Adjustments, Section 704(c) Benefits and Imputed Interest associated with any Reference Asset it owns (directly or indirectly) in a manner consistent with the terms of this Agreement as the member (or one of its Affiliates) actually realizes Tax benefits. If a transferee or a member of a group described in Section 7.11(a) assumes an obligation to make payments hereunder pursuant to either of the foregoing sentences, then the initial obligor is relieved of the obligation assumed.

F-1-22

Section 7.12 Confidentiality. Section 16.02 (Confidentiality) of the LLC Agreement as of the date of this Agreement shall apply to any information of the Corporate Taxpayer provided to the Members and their assignees pursuant to this Agreement.

Section 7.13 Change in Law. Notwithstanding anything herein to the contrary, if, in connection with an actual or proposed change in law, a Member reasonably believes that the existence of this Agreement could cause income (other than income arising from receipt of a payment under this Agreement) recognized by such Member (or direct or indirect equity holders in such Member) upon an Exchange to be treated as ordinary income rather than capital gain (or otherwise taxed at ordinary income rates) for U.S. federal income tax purposes or would have other material adverse tax consequences to the Corporate Taxpayer or such Member or any direct or indirect owner of a Member, then at the election of such Member and to the extent specified by such Member, this Agreement (i) shall cease to have further effect with respect to such Member, (ii) shall not apply to an Exchange occurring after a date specified by such Member, or (iii) shall otherwise be amended in a manner determined by such Member; provided, that such amendment shall not result in an increase in payments under this Agreement to such Member at any time as compared to the amounts and times of payments that would have been due to such Member in the absence of such amendment.

Section 7.14 Partnership Agreement. This Agreement shall be treated as part of the partnership agreement of OpCo as described in Section 761(c) of the Code, and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations.

[Remainder of Page Intentionally Left Blank]

F-1-23

IN WITNESS WHEREOF, the Corporate Taxpayer and each Member set forth below have duly executed this Agreement as of the date first written above.

CORPORATE TAXPAYER:

UWM Corporation

By:
Name:
Title:

Signature Page to Tax Receivable Agreement

F-1-24

MEMBERS:

[●]

By:
Title:

Signature Page to Tax Receivable Agreement

F-1-25

Exhibit A

Form of Joinder

This JOINDER (this “Joinder”) to the Tax Receivable Agreement (as defined below), dated as of                     , by and among [●], a Delaware corporation (the “Corporate Taxpayer”), and                              (“Permitted Transferee”).

WHEREAS, on                     , Permitted Transferee acquired (the “Acquisition”) [             Common Units] and the corresponding shares of [Class D Common Stock (which converted into Class C Common Stock) // Class C Common Stock] // [the right to receive any and all payments that may become due and payable under the Tax Receivable Agreement with respect to              Common Units that were previously Exchanged and are described in greater detail in Annex A to this Joinder] (collectively, “Interests” and, together with all other interests hereinafter acquired by the Permitted Transferee from Transferor, the “Acquired Interests”) from                      (“Transferor”); and

WHEREAS, Transferor, in connection with the Acquisition, has required Permitted Transferee to execute and deliver this Joinder pursuant to Section 7.02(b) of the Tax Receivable Agreement, dated as of [                ], by and among the Corporate Taxpayer and each Member (as defined therein) (the “Tax Receivable Agreement”).

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Section 1.01 Definitions. To the extent capitalized words used in this Joinder are not defined in this Joinder, such words shall have the respective meanings set forth in the Tax Receivable Agreement.

Section 1.02 Joinder. Permitted Transferee hereby acknowledges and agrees to become a “Member” (as defined in the Tax Receivable Agreement) for all purposes of the Tax Receivable Agreement. Permitted Transferee hereby acknowledges the terms of Section 7.02(b) of the Tax Receivable Agreement and agrees to be bound by Section 7.12 of the Tax Receivable Agreement.

Section 1.03 Notice. Any notice, request, consent, claim, demand, approval, waiver or other communication hereunder to Permitted Transferee shall be delivered or sent to Permitted Transferee at the address set forth on the signature page hereto in accordance with Section 7.01 of the Tax Receivable Agreement.

Section 1.04 Governing Law. This Joinder shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules of such State that would result in the application of the laws of any other State.

F-1-26

IN WITNESS WHEREOF, this Joinder has been duly executed and delivered by Permitted Transferee as of the date first above written.

[PERMITTED TRANSFEREE]

By:
Name:
Title:

Address for notices:

F-1-27

Annex G

UWM Corporation 2020 Omnibus Incentive Plan

1.    Purpose. The purpose of the UWM Corporation 2020 Omnibus Incentive Plan (as amended from time to time, the “Plan”) is to (i) attract and retain individuals to serve as employees, consultants or Directors of UWM Corporation, a Delaware corporation (together with its Subsidiaries, whether existing or thereafter acquired or formed, and any and all successor entities, the “Company”) and its Affiliates by providing them the opportunity to acquire an equity interest in the Company or other incentive compensation and (ii) align the interests of such employees, consultants or Directors with those of the Company’s stockholders.

2.    Effective Date; Duration. The Plan shall be effective upon the consummation of the Company’s initial business combination, subject to the approval of the Company’s stockholders (the “Effective Date”). The expiration date of the Plan, on and after which date no Awards may be granted under the Plan, shall be the tenth anniversary of the Effective Date; provided, however, that such expiration shall not affect Awards then outstanding, and the terms and conditions of the Plan shall continue to apply to such Awards.

3.	Definitions. The following definitions shall apply throughout the Plan:

3.1.    “Affiliate” means (i) any person or entity that directly or indirectly controls, is controlled by or is under common control with the Company and/or (ii) to the extent provided by the Committee, any person or entity in which the Company has a significant interest. The term “control”, as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise.

3.2.    “Award” means, individually or collectively, any Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, or Other Stock-Based Award granted under the Plan.

3.3.    “Award Agreement” means any agreement, contract or other instrument or document evidencing any Award granted under the Plan (including, in each case, in electronic form), which may, but need not, be executed or acknowledged by a Participant (as determined by the Committee).

3.4.    “Beneficial Ownership” has the meaning set forth in Rule 13d-3 promulgated under Section 13 of the Exchange Act.

3.5.    “Board” means the Board of Directors of the Company.

3.6.    “Cause” shall mean, unless otherwise defined in the applicable Award Agreement, (i) failure or refusal of the Participant to perform the duties and responsibilities that the Company requires to be performed by him or her, (ii) gross negligence or willful misconduct by the Participant in the performance of his or her duties, (iii) commission by the Participant of an act of dishonesty affecting the Company, or the commission of an act constituting common law fraud or a felony, (iv) the Participant’s commission of an act (other than the good faith exercise of his or her business judgment in the exercise of his or her responsibilities) resulting in material damages or reputational harm to the Company or (v) the Participant’s material violation of the Company’s Code of Ethics, Code of Conduct, Insider Trading Policy, International Anti-Corruption Compliance Policy or other policy the Company has adopted governing the ethical behavior of Company employees or directors; provided, however, that if the Participant and the Company have entered into an employment agreement which defines “cause” for purposes of such agreement, “cause” shall be defined in accordance with such agreement. The Committee, in its sole and absolute discretion, shall determine whether a termination of employment or service is for Cause.

3.7.    “Change in Control” means, unless the applicable Award Agreement or the Committee provides otherwise, the first to occur of any of the following events:

(a)    the acquisition by any Person or related “group” (as such term is used in Section 13(d) and Section 14(d) of the Exchange Act) of Persons, or Persons acting jointly or in concert, of Beneficial Ownership (including control or direction) of more than 50% of the combined voting power of the then-outstanding voting securities of the Company entitled to vote in the election of Directors (the “Outstanding Company Voting Securities”), but excluding any acquisition by the Company or any of its Affiliates, Permitted Holders or any of their respective Affiliates or by any employee benefit plan sponsored or maintained by the Company or any of its Affiliates;

(b)    a change in the composition of the Board such that members of the Board during any consecutive 24-month period (the “Incumbent Directors”) cease to constitute a majority of the Board. Any person becoming a Director through election or nomination for election approved by a valid vote of the Incumbent Directors shall be deemed an Incumbent Director; provided, however, that no individual becoming a Director as a result of an actual or threatened election contest, or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board, shall be deemed an Incumbent Director;

(c)    the approval by the stockholders of the Company of a plan of complete dissolution or liquidation of the Company; and

(d)    the consummation of a reorganization, recapitalization, merger, amalgamation, consolidation, statutory share exchange or similar form of corporate transaction involving the Company (a “Business Combination”), or sale, transfer or other disposition of all or substantially all of the business or assets of the Company to an entity that is not an Affiliate of the Company or Permitted Holders (a “Sale”), unless immediately following such Business Combination or Sale: (A) more than 50% of the total voting power of the entity resulting from such Business Combination or the entity that acquired all or substantially all of the business or assets of the Company in such Sale (in either case, the “Surviving Company”), or the ultimate parent entity that has Beneficial Ownership of sufficient voting power to elect a majority of the board of directors (or analogous governing body) of the Surviving Company (the “Parent Company”), is represented by the Outstanding Company Voting Securities that were outstanding immediately prior to such Business Combination or Sale (or, if applicable, is represented by Shares into which the Outstanding Company Voting Securities were converted pursuant to such Business Combination or Sale), and such voting power among the holders thereof is in substantially the same proportion as the voting power of the Outstanding Company Voting Securities among the holders thereof immediately prior to the Business Combination or Sale and (B) no Person (other than SFS Corp., Permitted Holders or any employee benefit plan sponsored or maintained by the Surviving Company or the Parent Company) is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect members of the board of directors (or the analogous governing body) of the Parent Company (or, if there is no Parent Company, the Surviving Company).

3.8.    “Code” means the U.S. Internal Revenue Code of 1986, as amended, and any successor thereto. References to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successors thereto.

3.9.    “Committee” means the Compensation Committee of the Board or subcommittee thereof or, if no such committee or subcommittee thereof exists, or if the Board otherwise takes action hereunder on behalf of the Committee, the Board.

3.10.    “Common Stock” means the Class A common stock of the Company, par value of $0.0001 per share.

3.11.    “Company” has the meaning set forth in Section 1 of the Plan.

3.12.    “Deferred Award” means an Award granted pursuant to Section 13 of the Plan.

3.13.    “Director” means any member of the Company’s Board.

3.14.    “Disability” means, unless otherwise provided in an Award Agreement, cause for termination of a Participant’s employment or service due to a determination that a Participant is disabled in accordance with a long-term disability insurance program maintained by the Company or a determination by the U.S. Social Security Administration that the Participant is totally disabled; provided that for purposes of the exercise of an Incentive Stock Option, Disability means a permanent and total disability, within the meaning of Code Section 22(e)(3), and for all other purposes.

3.15.    “$” shall refer to the United States dollars.

3.16.    “Effective Date” has the meaning set forth in Section 2.

3.17.    “Eligible Director” means a Director who satisfies the conditions set forth in Section 4.1 of the Plan.

3.18.    “Eligible Person” means any (i) individual employed by the Company or an Affiliate, (ii) any Director or officer of the Company or an Affiliate, (iii) consultant or advisor to the Company or an Affiliate, or (iv) prospective employee, Director, officer, consultant or advisor who has accepted an offer of employment or service and would satisfy the provisions of clause (i), (ii) or (iii) above once such individual begins employment with or providing services to the Company or an Affiliate.

3.19.    “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any successor thereto. References to any section of (or rule promulgated under) the Exchange Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successors thereto.

3.20.    “Fair Market Value” means, (i) with respect to a Share of Common Stock on a given date, (x) if the Common Stock is listed on a national securities exchange, the closing sales price of a Share reported on such exchange on such date, or if there is no such sale on that date, then on the last preceding date on which such a sale was reported, or (y) if the Common Stock is not listed on any national securities exchange, the amount determined by the Committee in good faith to be the fair market value of the Common Stock, or (ii) with respect to any other property on any given date, the amount determined by the Committee in good faith to be the fair market value of such other property as of such date; provided, however, as to any Awards granted on or with a date of grant of the pricing of the Company’s initial public offering (if any), “Fair Market Value” shall be equal to the per Share price the Common Stock is offered to the public in connection with such initial public offering.

3.21.    “Incentive Stock Option” means an Option that is designated by the Committee as an incentive stock option as described in Section 422 of the Code and otherwise meets the requirements set forth in the Plan.

3.22.    “Intrinsic Value” with respect to an Option or SAR means (i) the excess, if any, of the price or implied price per Share in a Change in Control or other event over (ii) the exercise or hurdle price of such Award multiplied by (iii) the number of Shares covered by such Award.

3.23.    “Indemnifiable Person” has the meaning set forth in Section 4.5 of the Plan.

3.24.    “National Stock Exchange” means any national securities exchange on which the Common Stock is listed.

3.25.    “Nonqualified Stock Option” means an Option that is not designated by the Committee as an Incentive Stock Option.

3.26.    “Option” means an Award granted under Section 7 of the Plan.

3.27.    “Option Period” has the meaning set forth in Section 7.3 of the Plan.

3.28.    “Other Stock-Based Award” means an Award granted under Section 10 of the Plan.

3.29.    “Participant” has the meaning set forth in Section 6.1 of the Plan.

3.30.    “Permitted Holders” means, at any time, each of (1) SFS Corp., (2) the SFS Equityholders, (3) the spouse, parents, grandparents, lineal descendants or siblings of any SFS Equityholder (each, an “SFS Immediate Family Member”) or any the spouse, parents, grandparents, lineal descendants or siblings of any SFS Immediate Family Member (collectively with the SFS Immediate Family Members, the “SFS Family Members”), (4) a trust, family-partnership or estate-planning vehicle, so long as the sole economic beneficiaries are SFS Equityholders or SFS Family Members, (5) a partnership, corporation or other entity controlled by, or a majority of which is beneficially owned by, any one or more of the Persons described in the foregoing clauses (1) through (4), (6) a charitable trust or organization that is exempt from taxation under Section 501(c)(3) of the Code and controlled by any one or more of the Persons described in the foregoing clauses (1) through (4), (7) an individual mandated under a qualified domestic relations order to which any Person described in the foregoing clauses (1) through (4) is subject, and (8) a legal or personal representative of any an SFS Equityholder or any SFS Family Member in the event of the death or disability of such holder.

3.31.    “Permitted Transferee” has the meaning set forth in Section 14.2(b) of the Plan

3.32.    “Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock of the Company.

3.33.    “Released Unit” has the meaning set forth in Section 9.5(b) of the Plan.

3.34.    “Reorganization” shall be deemed to occur if an entity is a party to a merger, consolidation, reorganization, or other business combination with one or more entities in which said entity is not the surviving entity, if such entity disposes of substantially all of its assets, or if such entity is a party to a spin–off, split–off, split–up or similar transaction; provided, however, that the transaction shall not be a Reorganization if the Company or any Subsidiary is the surviving entity.

3.35.    “Restricted Period” has the meaning set forth in Section 9.1 of the Plan.

3.36.    “Restricted Stock” means an Award of Common Stock, subject to certain specified restrictions, granted under Section 9 of the Plan.

3.37.    “Restricted Stock Unit” means an Award of an unfunded and unsecured promise to deliver Shares, cash, other securities or other property, subject to certain specified restrictions, granted under Section 9 of the Plan.

3.38.    “SAR Period” has the meaning set forth in Section 8.3 of the Plan.

3.39.    “Securities Act” means the U.S. Securities Act of 1933, as amended, and any successor thereto. Reference in the Plan to any section of (or rule promulgated under) the Securities Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or other interpretive guidance.

3.40.    “SFS Corp.” means SFS Holding Corp., a Michigan corporation.

3.41.    “SFS Equityholders” means the direct and indirect holders of equity of SFS Corp.

3.42.    “Share” means a share of Common Stock, par value of $0.0001 per share.

3.43.    “Stock Appreciation Right” or “SAR” means an Award granted under Section 8 of the Plan.

3.44.    “Subsidiary” means (i) any entity that, directly or indirectly, is controlled by the Company, (ii) any entity in which the Company, directly or indirectly, has a significant equity interest, in each case as determined by the Committee and (iii) any other company which the Committee determines should be treated as a “Subsidiary.”

3.45.    “Substitute Awards” has the meaning set forth in Section 5.7 of the Plan.

4.    Administration.

4.1.    The Committee shall administer the Plan, and shall have the sole and plenary authority to (i) designate Participants, (ii) determine the type, size, and terms and conditions of Awards (including Substitute Awards) to be granted and to grant such Awards, (iii) determine the method by which an Award may be settled, exercised, canceled, forfeited, suspended, or repurchased by the Company, (iv) determine the circumstances under which the delivery of cash, property or other amounts payable with respect to an Award may be deferred, either automatically or at the Participant’s or Committee’s election, (v) interpret, administer, reconcile any inconsistency in, correct any defect in and supply any omission in the Plan and any Award granted under the Plan, (vi) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan, (viii) accelerate or modify the vesting, delivery or exercisability of, or payment for or lapse of restrictions on, or waive any condition in respect of, Awards, and (ix) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan or to comply with any applicable law. To the extent determined by the Board and/or required to comply with the provisions of Rule 16b-3 promulgated under the Exchange Act (if applicable and if the Board is not acting as the Committee under the Plan), or any exception or exemption under applicable securities laws or the applicable rules of the National Stock Exchange or any other securities exchange or inter-dealer quotation service on which the Common Stock is listed or quoted, as applicable, it is intended that each member of the Committee shall, at the time such member takes any action with respect to an Award under the Plan, be (1) a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act and/or (2) an “independent director” under the rules of the National Stock Exchange or any other securities exchange or inter-dealer quotation service on which the Common Stock is listed or quoted, or a person meeting any similar requirement under any successor rule or regulation (“Eligible Director”). However, the fact that a Committee member shall fail to qualify as an Eligible Director shall not invalidate any Award granted or action taken by the Committee that is otherwise validly granted or taken under the Plan.

4.2.    The Committee may delegate all or any portion of its responsibilities and powers to any person(s) selected by it, except for grants of Awards to persons who are members of the Board or are otherwise subject to Section 16 of the Exchange Act. To the extent permitted by applicable law, including under Section 157(c) of the Delaware General Corporation Law, the Committee may delegate to one or more officers of the Company the authority to grant Options, SARs, Restricted Stock Units or other Awards in the form of rights to Shares, except that such delegation shall not be applicable to any Award for a Person then covered by Section 16 of the Exchange Act, and the Committee may delegate to one or more committees or the Board (which may consist of solely one Director) the authority to grant all types of awards, in accordance with applicable law. Any such delegation may be revoked by the Committee at any time.

4.3.    As further set forth in Section 14.6 of the Plan, the Committee shall have the authority to amend the Plan and Awards to the extent necessary to permit participation in the Plan by Eligible Persons who are located outside of the United States or are subject to laws outside the United States on terms and conditions comparable to those afforded to Eligible Persons located within the United States; provided, however, that no such action shall be taken without stockholder approval if such approval is required by applicable securities laws or regulation or the listing guidelines of the National Stock Exchange.

4.4.    Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions regarding the Plan or any Award or any documents evidencing Awards granted pursuant to the Plan shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all persons and entities, including, without limitation, the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, and any stockholder of the Company.

4.5.    No member of the Board or the Committee, nor any employee or agent of the Company (each such person, an “Indemnifiable Person”), shall be liable for any action taken or omitted to be taken or any determination made with respect to the Plan or any Award hereunder (unless constituting fraud or a willful criminal act or willful criminal omission). Each Indemnifiable Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit or proceeding to which such Indemnifiable Person may be involved as a party, witness or otherwise by reason of any action taken or omitted to be taken or determination made under the Plan or any Award Agreement and against and from any and all amounts paid by such Indemnifiable Person with the Company’s approval (not to be unreasonably withheld), in settlement thereof, or paid by such Indemnifiable Person in satisfaction of any judgment in any such action, suit or proceeding against such Indemnifiable Person, and the Company shall advance to such Indemnifiable Person any such expenses promptly upon written request (which request shall include an undertaking by the Indemnifiable Person to repay the amount of such advance if it shall ultimately be determined as provided below that the Indemnifiable Person is not entitled to be indemnified); provided, that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding, and once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of recognized standing of the Company’s choice. The foregoing right of indemnification shall not be available to an Indemnifiable Person to the extent that a final judgment or other final adjudication (in either case not subject to further appeal) binding upon such Indemnifiable Person determines that the acts or omissions or determinations of such Indemnifiable Person giving rise to the indemnification claim resulted from such Indemnifiable Person’s fraud or willful criminal act or willful criminal omission or that such right of indemnification is otherwise prohibited by law or by the Company’s certificate of incorporation or by-laws. The foregoing right of indemnification shall not be exclusive of or otherwise supersede any other rights of indemnification to which such Indemnifiable Persons may be entitled under the Company’s certificate of incorporation or by-laws, as a matter of law, individual indemnification agreement or contract or otherwise, or any other power that the Company may have to indemnify such Indemnifiable Persons or hold them harmless.

4.6.    The Board may at any time and from time to time grant Awards and administer the Plan with respect to such Awards. In any such case, the Board shall have all the authority granted to the Committee under the Plan.

5.    Grant of Awards; Available for Awards; Limitations.

5.1.    Awards. The Committee may grant Awards to one or more Eligible Persons. All Awards granted under the Plan shall vest and, if applicable, become exercisable in such manner and on such date or dates or upon such event or events as determined by the Committee and as set forth in an Award Agreement.

5.2.    Available Shares. Subject to Section 11 of the Plan and Section 5.5 below, the maximum number of Shares available for issuance under the Plan shall not exceed eighty million (80,000,000) Shares of Common Stock (the “Share Pool”).

5.3.    Issuance of Shares. If any Shares subject to an Award granted under the Plan are forfeited or otherwise expires or terminates without the delivery of such Shares or other consideration, the Shares subject to such Award, to the extent of any such forfeiture, expiration or termination, shall again be available for grant under the Plan. If any Shares subject to an Award are tendered by a Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award such tendered or withheld Shares shall again be available for Awards under the Plan. Notwithstanding the foregoing, Shares subject to an Award under the Plan may not again be made available for grant under the Plan if such Shares are (i) Shares tendered to or withheld by the Company to pay the exercise price of an Option, or (ii) Shares repurchased by the Company on the open market with the proceeds of an Award paid to the Company by or on behalf of the Participant. With respect to SARs, if the payment upon exercise of a SAR is in the form of Shares, the Shares subject to the SAR shall be counted against the available Shares as one Share for every Share subject to the SAR, regardless of the number of Shares used to settle the SAR upon exercise.

5.4.    Incentive Stock Options Limit. The maximum number of Shares that may be delivered pursuant to the exercise of Incentive Stock Options granted under the Plan shall not exceed 20,000,000.

5.5.    Director Compensation Limit. The maximum amount (based on the fair value of Shares underlying Awards on the grant date as determined in accordance with applicable financial accounting rules) of Awards that may be granted in any single fiscal year to any non-employee member of the Board, taken together with any cash fees paid to such non-employee member of the Board during such fiscal year, shall be $750,000 during such fiscal year.

5.6.    Source of Shares. Shares delivered by the Company in settlement of Awards may be authorized and unissued Shares, Shares held in the treasury of the Company, Shares purchased on the open market or by private purchase, or a combination of the foregoing.

5.7.    Substitute Awards. The Committee may grant Awards in assumption of, or in substitution for, outstanding awards previously granted by the Company or any Affiliate or an entity directly or indirectly acquired by the Company or with which the Company combines (“Substitute Awards”), and such Substitute Awards shall not be counted against the aggregate number of Shares available for Awards (i.e., Substitute Awards will not be counted against the Share Pool); provided, that Substitute Awards issued or intended as “incentive stock options” within the meaning of Section 422 of the Code shall be counted against the aggregate number of Incentive Stock Options available under the Plan. Any adjustment, substitution or assumption made pursuant to this Section 5.7 shall be made in a manner that, in the good faith determination of the Committee, will not likely result in the imposition of additional taxes or interest under Section 409A of the Code.

6.    Eligibility.

6.1.    Participation shall be for Eligible Persons who have been selected by the Committee or its delegate to receive grants under the Plan (each such Eligible Person, a “Participant”).

6.2.    Holders of options and other types of awards granted by a company acquired by the Company or with which the Company combines are eligible for grants of Substitute Awards under the Plan to the extent permitted under applicable regulations of any stock exchange on which the Company is listed.

7.    Options.

7.1.    Generally. Each Option shall be subject to the conditions set forth in the Plan and in the applicable Award Agreement. All Options granted under the Plan shall be Nonqualified Stock Options unless the Award Agreement expressly states otherwise. Incentive Stock Options shall be granted only subject to and in compliance with Section 422 of the Code, and only to Eligible Persons who are employees of the Company and its Affiliates and who are eligible to receive an Incentive Stock Option under the Code. If for any reason an Option intended to be an Incentive Stock Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such non-qualification, such Option or portion thereof shall be regarded as a Nonqualified Stock Option properly granted under the Plan.

7.2.    Exercise Price. The exercise price per Share of Common Stock for each Option (that is not a Substitute Award), which is the purchase price per Share underlying the Option, shall be determined by the Committee, and unless otherwise determined by the Committee, or for Substitute Awards, shall not be less than 100% of the Fair Market Value of such Share, determined as of the date of grant.

7.3.    Vesting, Exercise and Expiration. The Committee shall determine the manner and timing of vesting, exercise and expiration of Options. The period between the date of grant and the scheduled expiration date of the Option (“Option Period”) shall not exceed ten years, unless the Option Period (other than in the case of an Incentive Stock Option) would expire at a time when trading in the Shares is prohibited by the Company’s insider-trading policy or a Company-imposed “blackout period,” in which case, unless otherwise provided by the Committee, the Option Period may be extended automatically until the 30th day following the expiration of such prohibition (so long as such extension shall not violate Section 409A of the Code) or the Committee may provide for the automatic exercise of such Option prior to the expiration of the Option Period. The Committee may accelerate the vesting and/or exercisability of any Option, which acceleration shall not affect any other terms and conditions of such Option.

7.4.    Method of Exercise and Form of Payment. No Shares shall be delivered pursuant to any exercise of an Option until the Participant has paid the exercise price to the Company in full, and an amount equal to any applicable U.S. federal, state and local income and employment taxes and non-U.S. income and employment taxes, social contributions and any other tax-related items required to be withheld. Options may be exercised by delivery of written or electronic notice of exercise to the Company or its designee (including a third-party administrator) in accordance with the terms of the Option and the Award Agreement accompanied by payment of the exercise price and such applicable taxes (as provided in Section 14.4). The exercise price shall be payable (i) in cash or by check, cash equivalent and/or, if permitted by the Award Agreement and/or Committee, Shares valued at the Fair Market Value at the time the Option is exercised or any combination of the foregoing; provided, that such Shares are not subject to any pledge or other security interest; or (ii) by such other method as elected by the Participant and that the Committee may permit, in its sole discretion, including without limitation: (A) in the form of other property having a Fair Market Value on the date of exercise equal to the exercise price (B) if permitted by the Award Agreement and/or Committee, if there is a public market for the Shares at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company or its designee (including third-party administrators) is delivered a copy of irrevocable instructions to a stockbroker to sell the Shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the exercise price and all applicable required withholding taxes against delivery of the Shares to settle the applicable trade; or (C) if permitted by the Award Agreement and/or Committee by means of a “net exercise” procedure effected by withholding the minimum number of Shares otherwise deliverable in respect of an Option that are needed to pay for the exercise price. Notwithstanding the foregoing, an Award Agreement may provide that, if on the last day of the Option Period, the Fair Market Value of the Common Stock exceeds the exercise price, the Participant has not exercised the Option, and the Option has not previously expired, such Option shall be deemed exercised by the Participant on such last day by means of a “net exercise” procedure described above. In all events of cashless or net exercise, any fractional Shares shall be settled in cash.

7.5.    Compliance with Laws. Notwithstanding the foregoing, in no event shall the Participant be permitted to exercise an Option in a manner that the Committee determines would violate the Sarbanes-Oxley Act of 2002, or any other applicable law or the applicable rules and regulations of the Securities and Exchange Commission or the applicable rules and regulations of any securities exchange or inter-dealer quotation service on which the Common Stock of the Company is listed or quoted.

8.    Stock Appreciation Rights (SARs).

8.1.    Generally. Each SAR shall be subject to the conditions set forth in the Plan and the Award Agreement.

8.2.    Exercise Price. The exercise or hurdle price per Share of Common Stock for each SAR shall be determined by the Committee and, unless otherwise determined by the Committee or for Substitute Awards, shall not be less than 100% of the Fair Market Value of such Share, determined as of the date of grant.

8.3.    Vesting and Expiration. SARs shall vest and become exercisable and shall expire in such manner and on such date or dates determined by the Committee and shall expire after such period, not to exceed ten years, as may be determined by the Committee (the “SAR Period”); provided, however, that notwithstanding any vesting or exercisability dates set by the Committee, the Committee may accelerate the vesting and/or exercisability of any SAR, which acceleration shall not affect the terms and conditions of such SAR other than with respect to vesting and/or exercisability. If the SAR Period would expire at a time when trading in the Shares is prohibited by the Company’s insider trading policy or a Company-imposed “blackout period,” unless otherwise provided by the Committee, the SAR Period may be extended automatically until the 30th day following the expiration of such prohibition (so long as such extension shall not violate Section 409A of the Code).

8.4.    Method of Exercise. SARs may be exercised by delivery of written or electronic notice of exercise to the Company or its designee (including a third-party administrator) in accordance with the terms of the Award, specifying the number of SARs to be exercised and the date on which such SARs were awarded. Notwithstanding the foregoing, an Award Agreement may provide that, if on the last day of the SAR Period, the Fair Market Value exceeds the exercise price, the Participant has not exercised the SAR, and the SAR has previously expired, such SAR shall be deemed to have been exercised by the Participant on such last day and the Company shall make the appropriate payment therefor.

8.5.    Payment. Upon the exercise of a SAR, the Company shall pay to the holder thereof an amount equal to the number of Shares subject to the SAR that are being exercised multiplied by the excess, if any, of the Fair Market Value of one Share of Common Stock on the exercise date over the exercise price. Unless otherwise provided in the Award Agreement The Company shall pay such amount in cash, in Shares valued at Fair Market Value as determined on the date of exercise, or any combination thereof, as determined by the Committee. Any fractional Shares shall be settled in cash.

9.    Restricted Stock and Restricted Stock Units.

9.1.    Generally. Each Restricted Stock and Restricted Stock Unit Award shall be subject to the conditions set forth in the Plan and the applicable Award Agreement. The Committee shall establish restrictions applicable to Restricted Stock and Restricted Stock Units, including the period over which the restrictions shall apply (the “Restricted Period”), and the time or times at which Restricted Stock or Restricted Stock Units shall become vested (which, for the avoidance of doubt, may include service- and/or performance-based vesting conditions). The Committee may accelerate the vesting and/or the lapse of any or all of the restrictions on Restricted Stock and Restricted Stock Units which acceleration shall not affect any other terms and conditions of such Awards. No Share of Common Stock shall be issued at the time an Award of Restricted Stock Units is made, and the Company will not be required to set aside a fund for the payment of any such Award.

9.2.    Director Retainer Fees. To the extent permitted by the Board and subject to such rules, approvals, and conditions as the Committee may impose from time to time, an Eligible Person who is a non-employee or unaffiliated Director may elect to receive all or a portion of such Eligible Person’s cash director fees and other cash director compensation payable for director services provided to the Company by such Eligible Person in any fiscal year, in whole or in part, in the form of Restricted Stock Units or Shares.

9.3.    Stock Certificates; Escrow or Similar Arrangement. Upon the grant of Restricted Stock, the Committee shall cause Share(s) of Common Stock to be registered in the name of the Participant, which may be evidenced in any manner the Committee may deem appropriate, including in book-entry form subject to the Company’s directions or the issuance of a stock certificate registered in the name of the Participant. In such event, the Committee may provide that such certificates shall be held by the Company or in escrow rather than delivered to the Participant pending vesting and release of restrictions, in which case the Committee may require the Participant to execute and deliver to the Company or its designee (including third-party administrators) (i) an escrow agreement satisfactory to the Committee, if applicable, and (ii) the appropriate stock power (endorsed in blank) with respect to the Restricted Stock. Subject to the restrictions set forth in the applicable Award Agreement, a Participant generally shall have the rights and privileges of a stockholder with respect to Awards of Restricted Stock, including the right to vote such Shares of Restricted Stock and the right to receive dividends (subject to any mandatory reinvestment or other requirement imposed by the Committee). Unless otherwise provided by the Committee or in an Award Agreement, a Restricted Stock Unit shall not convey to the Participant the rights and privileges of a stockholder with respect to the Share subject to the Restricted Stock Unit, such as the right to vote or the right to receive dividends, unless and until a Share is issued to the Participant to settle the Restricted Stock Unit.

9.4.    Restrictions; Forfeiture. Restricted Stock and Restricted Stock Units awarded to the Participant shall be subject to forfeiture until the expiration of the Restricted Period and the attainment of any other vesting criteria established by the Committee, and shall be subject to the restrictions on transferability set forth in the Award Agreement. Unless otherwise provided by the Committee, in the event of any forfeiture, all rights of the Participant to such Restricted Stock (or as a stockholder with respect thereto), and to such Restricted Stock Units, as applicable, shall terminate without further action or obligation on the part of the Company. The Committee shall have the authority to remove any or all of the restrictions on the Restricted Stock and Restricted Stock Units whenever it may determine that, by reason of changes in applicable laws or other changes in circumstances arising after the date of grant of the Restricted Stock Award or Restricted Stock Unit Award, such action is appropriate.

9.5.    Delivery of Restricted Stock and Settlement of Restricted Stock Units.

(a)    Upon the expiration of the Restricted Period with respect to any Shares of Restricted Stock and the attainment of any other vesting criteria, the restrictions set forth in the applicable Award Agreement shall be of no further force or effect, except as set forth in the Award Agreement. If an escrow arrangement is used, upon such expiration the Company shall deliver to the Participant or such Participant’s beneficiary or Permitted Transferee (via book-entry notation or, if applicable, in stock certificate form) the Shares of Restricted Stock with respect to which the Restricted Period has expired (rounded down to the nearest full Share).

(b)    Unless otherwise provided by the Committee in an Award Agreement, upon the expiration of the Restricted Period and the attainment of any other vesting criteria established by the Committee, with respect to any outstanding Restricted Stock Units, the Company shall deliver to the Participant, or such Participant’s beneficiary (via book-entry notation or, if applicable, in stock certificate form), one Share of Common Stock (or other securities or other property, as applicable) for each such outstanding Restricted Stock Unit that has not then been forfeited and with respect to which the Restricted Period has expired and any other such vesting criteria are attained (“Released Unit”); provided, however, that the Committee may elect to defer the delivery of Common Stock (or cash or part Common Stock and part cash, as the case may be) beyond the expiration of the Restricted Period if such extension would not cause adverse tax consequences under Section 409A of the Code.

9.6.    Legends on Restricted Stock. Each certificate representing Shares of Restricted Stock awarded under the Plan, if any, shall bear as appropriate a legend substantially in the form of the following in addition to any other information the Company deems appropriate until the lapse of all restrictions with respect to such Common Stock:

TRANSFER OF THIS CERTIFICATE AND THE SHARES REPRESENTED HEREBY IS RESTRICTED PURSUANT TO THE TERMS OF THE UWM CORPORATION 2020 OMNIBUS INCENTIVE PLAN AND A RESTRICTED STOCK AWARD AGREEMENT, DATED AS OF                 , BETWEEN UWM CORPORATION AND                 . A COPY OF SUCH PLAN AND AWARD AGREEMENT IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICES OF UWM CORPORATION.

10.    Other Stock-Based Awards. The Committee may issue unrestricted Common Stock, rights to receive future grants of Awards, or other Awards denominated in Common Stock (including performance shares or performance units)(“Other Stock-Based Awards”). Each Other Stock-Based Award shall be evidenced by an Award Agreement, which may include conditions including, without limitation, the payment by the Participant of the Fair Market Value of such Shares on the date of grant.

11.    Recapitalization, Change In Control And Other Corporate Events

11.1.    Recapitalization. If the outstanding Shares of Common Stock are increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any recapitalization, or reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend, other distribution payable in capital stock of the Company or extraordinary cash dividend, or other increase or decrease in such shares effected without receipt of consideration by the Company occurring after the Effective Date, the Committee shall make a corresponding appropriate and proportionate adjustment (i) in the aggregate number and kind of shares of Common Stock available under the Plan, (ii) in the number and kind of shares of Common Stock issuable upon exercise or vesting of an outstanding Award or upon termination of the Restriction Period applicable to a Restricted Stock Unit granted under the Plan, (iii) in the exercise price per share of outstanding Options or SARs granted under the Plan and (iv) to the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto).

11.2.    Reorganization. Unless otherwise provided in an Award Agreement, in the event of a Reorganization of the Company, the Committee may, in its sole and absolute discretion, provide on a case-by-case basis that some or all outstanding Awards shall become immediately exercisable, vested or entitled to payment. In the event of a Reorganization of the Company the Committee may, in its sole and absolute discretion, provide on a case-by-case basis that Options or SARs shall terminate upon the Reorganization, provided however, that any holder of Options or SARs shall have the right, immediately prior to the occurrence of such Reorganization and during such reasonable period as the Committee in its sole discretion shall determine and designate, to exercise any vested Option or SAR in whole or in part. In the event that the Committee does not terminate an Option or SAR upon a Reorganization of the Company then each outstanding Option or SAR shall upon exercise thereafter entitle the holder thereof to such number of shares of Class A Common Stock or other securities or property to which a holder of shares of Class A Common Stock would have been entitled to upon such Reorganization.

11.3.    Change in Control. Unless otherwise provided in an Award Agreement:

(a)    Acceleration of Vesting of Awards. With respect to any Award, in connection with a Change in Control, the Committee may, in its discretion, either by the terms of the Award Agreement applicable to any Award or by resolution adopted prior to the occurrence of the Change in Control, (a) provide for the assumption or substitution of, or adjustment to, each outstanding Award, (b) accelerate the vesting of Awards and terminate any restrictions on Awards, and/or (c) provide for the cancellation of Awards for a cash payment per share/unit in an amount based on Fair Market Value of the Award with reference to the Change in Control, which amount may be zero (0) if applicable.

(b)    Performance Awards. In the event of a Change in Control, all incomplete Performance Periods in effect on the date the Change in Control occurs shall end on the date immediately prior to the date of such Change in Control, and the Committee shall determine the extent to which the applicable performance criteria with respect to each such Performance Period have been met based upon such audited or unaudited financial information or market returns then available as it deems relevant and the extent to which the Performance Award may be subject to ongoing service-based vesting requirements.

12.    Deferred Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Participants Deferred Awards, which may be a right to receive Shares or cash under the Plan (either independently or as an element of or supplement to any other Award under the Plan), including, as may be required by any applicable law or regulations or determined by the Committee, in lieu of any annual bonus, commission or retainer that may be payable to a Participant under any applicable, bonus, commission or retainer plan or arrangement. The Committee shall determine the terms and conditions of such Deferred Awards, including, without limitation, the method of converting the amount of annual bonus into a Deferred Award, if applicable, and the form, vesting, settlement, forfeiture and cancellation provisions or any other criteria, if any, applicable to such Deferred Awards. Shares underlying a Share-denominated Deferred Award, which is subject to a vesting schedule or other conditions or criteria, including forfeiture or cancellation provisions, set by the Committee shall not be issued until or following the date that those conditions and criteria have been satisfied. Deferred Awards shall be subject to such restrictions as the Committee may impose (including any limitation on the right to vote a Share underlying a Deferred Award or the right to receive any dividend, dividend equivalent or other right), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate. The Committee may determine the form or forms (including cash, Shares, other Awards, other property or any combination thereof) in which payment of the amount owing upon settlement of any Deferred Award may be made.

13.    Amendments and Termination.

13.1.    Amendment and Termination of the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, that no such amendment, alteration, suspension, discontinuation or termination shall be made without stockholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan (including, without limitation, as necessary to comply with any applicable rules or requirements of any securities exchange or inter-dealer quotation service on which the Shares may be listed or quoted, for changes in GAAP to new accounting standards); provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary, unless the Committee determines that such amendment, alteration, suspension, discontinuance or termination is either required or advisable in order for the Company, the Plan or the Award to satisfy any applicable law or regulation.

13.2.    Amendment of Award Agreements. The Committee may, to the extent not inconsistent with the terms of any applicable Award Agreement or the Plan, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted or the associated Award Agreement, prospectively or retroactively (including after the Participant’s termination of employment or service with the Company); provided, that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant with respect to any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant unless the Committee determines that such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination is either required or advisable in order for the Company, the Plan or the Award to satisfy any applicable law or regulation; provided, further, that the Committee may, without stockholder approval, (i) reduce the exercise price of any Option or SAR, (ii) cancel any outstanding Option or SAR and replace it with a new Option or SAR (with a lower exercise price) or other Award or cash, (iii) take any other action that is considered a “repricing” for purposes of the stockholder approval rules of the applicable securities exchange or inter-dealer quotation service on which the Common Stock is listed or quoted, and/or (iv), cancel any outstanding Option or SAR that has a per-Share exercise price (as applicable) at or above the Fair Market Value of a Share of Common Stock on the date of cancellation, and pay any consideration to the holder thereof, whether in cash, securities, or other property, or any combination thereof.

14.    General.

14.1.    Award Agreements; Other Agreements. Each Award under the Plan shall be evidenced by an Award Agreement, which shall be delivered to the Participant and shall specify the terms and conditions of the Award and any rules applicable thereto. In the event of any conflict between the terms of the Plan and any Award

Agreement or employment, change-in-control, severance or other agreement in effect with the Participant, the terms of the Plan shall control.

14.2.    Nontransferability.

(a)    Each Award shall be exercisable only by the Participant during the Participant’s lifetime, or, if permissible under applicable law or the Plan, by the Participant’s legal guardian or representative or beneficiary or Permitted Transferee. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution or as set forth below in clause (b), and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or an Affiliate; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

(b)    Notwithstanding the foregoing, the Committee may permit Awards (other than Incentive Stock Options) to be transferred by the Participant, without consideration, subject to such rules as the Committee may adopt, to (A) any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act or any successor form of registration statements promulgated by the Securities and Exchange Commission (collectively, the “Immediate Family Members”); (B) a trust solely for the benefit of the Participant or the Participant’s Immediate Family Members; (C) a partnership or limited liability company whose only partners or stockholders are the Participant and the Participant’s Immediate Family Members; or (D) any other transferee as may be approved either (1) by the Board or the Committee, or (2) as provided in the applicable Award Agreement; (each transferee described in clause (A), (B), (C) or (D) above is hereinafter referred to as a “Permitted Transferee”); provided, that the Participant gives the Committee or its delegate advance written notice describing the terms and conditions of the proposed transfer and the Committee or its delegate notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.

(c)    The terms of any Award transferred in accordance with the immediately preceding paragraph shall apply to the Permitted Transferee, and any reference in the Plan, or in any applicable Award Agreement, to the Participant shall be deemed to refer to the Permitted Transferee, except that, as otherwise provided by the Committee, (A) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (B) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the Shares to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award Agreement, that such a registration statement is necessary or appropriate; (C) the Committee or the Company shall not be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise; (D) the consequences of the termination of the Participant’s employment by, or services to, the Company or an Affiliate under the terms of the Plan and the applicable Award Agreement shall continue to be applied with respect to the transferred Award, including, without limitation, that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award Agreement; and (E) any non-competition, non-solicitation, non-disparagement, non-disclosure, or other restrictive covenants contained in any Award Agreement or other agreement between the Participant and the Company or any Affiliate shall continue to apply to the Participant.

14.3.    Dividends and Dividend Equivalents. The Committee may specify in the applicable Award Agreement that any or all dividends, dividend equivalents or other distributions, as applicable, paid on Awards prior to vesting or settlement, as applicable, be paid either in cash or in additional Shares and either on a current or deferred basis and that such dividends, dividend equivalents or other distributions may be reinvested in additional Shares, which may be subject to the same restrictions as the underlying Awards.

14.4.    Tax Withholding.

(a)    The Participant shall be required to pay to the Company or any Affiliate, and the Company or any Affiliate shall have the right (but not the obligation) and is hereby authorized to withhold, from any cash, Shares, other securities or other property deliverable under any Award or from any compensation or other amounts owing to the Participant, the amount (in cash, Common Stock, other securities or other property) of any required withholding taxes (up to the maximum permissible withholding amounts) in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan and to take such other action that the Committee or the Company deem necessary to satisfy all obligations for the payment of such withholding taxes.

(b)    Without limiting the generality of paragraph (i) above, the Committee may permit the Participant to satisfy, in whole or in part, the foregoing withholding liability by (A) payment in cash, (B) the delivery of Shares (which Shares are not subject to any pledge or other security interest) owned by the Participant having a Fair Market Value on such date equal to such withholding liability or (C) having the Company withhold from the number of Shares otherwise issuable or deliverable pursuant to the exercise or settlement of the Award a number of Shares with a Fair Market Value on such date equal to such withholding liability. In addition, subject to any requirements of applicable law, the Participant may also satisfy the tax withholding obligations by other methods, including selling Shares that would otherwise be available for delivery, provided, that the Board or the Committee has specifically approved such payment method in advance.

14.5.    No Claim to Awards; No Rights to Continued Employment, Directorship or Engagement. No employee, Director of the Company, consultant providing service to the Company or an Affiliate, or other person, shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Company or an Affiliate, or to continue in the employ or the service of the Company or an Affiliate, nor shall it be construed as giving any Participant who is a Director any rights to continued service on the Board.

14.6.    International Participants. With respect to Participants who reside or work outside of the United States or are subject to non-U.S. legal restrictions or regulations, the Committee may amend the terms of the Plan or appendices thereto, or outstanding Awards, with respect to such Participants, in order to conform such terms with or accommodate the requirements of local laws, procedures or practices or to obtain more favorable tax or other treatment for the Participant, the Company or its Affiliates. Without limiting the generality of this subsection, the Committee is specifically authorized to adopt rules, procedures and sub-plans with provisions that limit or modify rights on death, disability, retirement or other terminations of employment, available methods of exercise or settlement of an Award, payment of income, social insurance contributions or payroll taxes, withholding procedures and handling of any stock certificates or other indicia of ownership that vary with local requirements. The Committee may also adopt rules, procedures or sub-plans applicable to particular Affiliates or locations.

14.7.    Beneficiary Designation. The Participant’s beneficiary shall be the Participant’s spouse (or domestic partner if such status is recognized by the Company and in such jurisdiction), or if the Participant is otherwise unmarried at the time of death, the Participant’s estate, except to the extent that a different beneficiary is designated in accordance with procedures that may be established by the Committee from time to time for such purpose. Notwithstanding the foregoing, in the absence of a beneficiary validly designated under such Committee-established procedures and/or applicable law who is living (or in existence) at the time of death of a Participant residing or working outside the United States, any required distribution under the Plan shall be made to the executor or administrator of the estate of the Participant, or to such other individual as may be prescribed by applicable law.

14.8.    Termination of Employment or Service. The Committee, in its sole discretion, shall determine the effect of all matters and questions related to the termination of employment of or service of a Participant. Except as otherwise provided in an Award Agreement, or any employment, consulting, change-in-control, severance or other agreement between the Participant and the Company or an Affiliate, unless determined otherwise by the Committee: (i) neither a temporary absence from employment or service due to illness, vacation or leave of absence (including, without limitation, a call to active duty for military service through a Reserve or National Guard unit) nor a transfer from employment or service with the Company to employment or service with an Affiliate (or vice versa) shall be considered a termination of employment or service with the Company or an Affiliate; and (ii) if the Participant’s employment with the Company or its Affiliates terminates, but such Participant continues to provide services with the Company or its Affiliates in a non-employee capacity (including as a non-employee Director) (or vice versa), such change in status shall not be considered a termination of employment or service with the Company or an Affiliate for purposes of the Plan.

14.9.    No Rights as a Stockholder. Except as otherwise specifically provided in the Plan or any Award Agreement, no person shall be entitled to the privileges of ownership in respect of Shares that are subject to Awards hereunder until such Shares have been issued or delivered to that person.

14.10.    Government and Other Regulations.

(a)    Nothing in the Plan shall be deemed to authorize the Committee or Board or any members thereof to take any action contrary to applicable law or regulation, or rules of the National Stock Exchange or any other securities exchange or inter-dealer quotation service on which the Common Stock is listed or quoted.

(b)    The obligation of the Company to settle Awards in Common Stock or other consideration shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any Shares pursuant to an Award unless such Shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel, satisfactory to the Company, that such Shares may be offered or sold without such registration pursuant to and in compliance with the terms of an available exemption. The Company shall be under no obligation to register for sale under the Securities Act any of the Shares to be offered or sold under the Plan. The Committee shall have the authority to provide that all Shares or other securities of the Company or any Affiliate delivered under the Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement, U.S. federal securities laws, or the rules, regulations and other requirements of the U.S. Securities and Exchange Commission, any securities exchange or inter-dealer quotation service upon which such Shares or other securities of the Company are then listed or quoted and any other applicable federal, state, local or non-U.S. laws, rules, regulations and other requirements, and, without limiting the generality of Section 9 of the Plan, the Committee may cause a legend or legends to be put on any such certificates of Common Stock or other securities of the Company or any Affiliate delivered under the Plan to make appropriate reference to such restrictions or may cause such Common Stock or other securities of the Company or any Affiliate delivered under the Plan in book-entry form to be held subject to the Company’s instructions or subject to appropriate stop-transfer orders. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add any additional terms or provisions to any Award granted under the Plan that it in its sole discretion deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.

(c)    The Committee may cancel an Award or any portion thereof if it determines that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of Shares from the public markets, the Company’s issuance of Common Stock to the Participant, the Participant’s acquisition of Common Stock from the Company and/or the Participant’s sale of Common Stock to the public markets illegal, impracticable or inadvisable. If the Committee determines to cancel all or any portion of an Award in accordance with the foregoing, unless prevented by applicable laws, the Company shall pay to the Participant an amount equal to the excess of (A) the aggregate Fair Market Value of the Shares subject to such

Award or portion thereof canceled (determined as of the applicable exercise date, or the date that the Shares would have been vested or delivered, as applicable), over (B) the aggregate exercise price (in the case of an Option or SAR, respectively) or any amount payable as a condition of delivery of Shares (in the case of any other Award). Such amount shall be delivered to the Participant as soon as practicable following the cancellation of such Award or portion thereof.

14.11.    Payments to Persons Other Than Participants. If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for such person’s affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or such person’s estate (unless a prior claim therefor has been made by a duly appointed legal representative or a beneficiary designation form has been filed with the Company) may, if the Committee so directs the Company, be paid to such person’s spouse, child, or relative, or an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

14.12.    Nonexclusivity of the Plan. Neither the adoption of the Plan by the Board nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options or awards otherwise than under the Plan, and such arrangements may be either applicable generally or only in specific cases.

14.13.    No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate, on the one hand, and the Participant or other person or entity, on the other hand. No provision of the Plan or any Award shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or to otherwise segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company.

14.14.    Reliance on Reports. Each member of the Committee and each member of the Board (and each such member’s respective designees) shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent registered public accounting firm of the Company and its Affiliates and/or any other information furnished in connection with the Plan by any agent of the Company or the Committee or the Board, other than such member or designee.

14.15.    Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan.

14.16.    Ownership and Transfer Restrictions. The Committee, in its sole discretion, may impose such restrictions on the ownership and transferability of Shares received pursuant to any Award at it deems appropriate, including any restrictions as may be imposed pursuant to the Company’s Stock Ownership Guidelines or Insider Trading Policy. Any such restriction shall be set forth in the respective Award Agreement and may be referred to on the certificates evidencing such shares. The holder shall give the Company prompt notice of any disposition of Shares of Common Stock acquired by exercise of an Incentive Stock Option within (i) two (2) years from the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) such Option to such holder or (ii) one (1) year after the transfer of such shares to such holder.

14.17.    Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws thereof, or principles of conflicts of laws of any other jurisdiction that could cause the application of the laws of any jurisdiction other than the State of Delaware.

14.18.    Severability. If any provision of the Plan or any Award or Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or entity or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, person or entity or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

14.19.    Obligations Binding on Successors. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of the Company.

14.20.    Section 409A of the Code.

(a)    It is intended that the Plan comply with Section 409A of the Code, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code. Each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such Participant in connection with the Plan or any other plan maintained by the Company, including any taxes and penalties under Section 409A of the Code, and neither the Company nor any Affiliate shall have any obligation to indemnify or otherwise hold such Participant or any beneficiary harmless from any or all of such taxes or penalties. With respect to any Award that is considered “deferred compensation” subject to Section 409A of the Code, references in the Plan to “termination of employment” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A of the Code. For purposes of Section 409A of the Code, each of the payments that may be made in respect of any Award granted under the Plan is designated as a separate payment.

(b)    Notwithstanding anything in the Plan to the contrary, if the Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, no payments or deliveries in respect of any Awards that are “deferred compensation” subject to Section 409A of the Code shall be made to such Participant prior to the date that is six months after the date of such Participant’s “separation from service” within the meaning of Section 409A of the Code or, if earlier, the Participant’s date of death. All such delayed payments or deliveries will be paid or delivered (without interest) in a single lump sum on the earliest date permitted under Section 409A of the Code that is also a business day.

(c)    In the event that the timing of payments in respect of any Award that would otherwise be considered “deferred compensation” subject to Section 409A of the Code would be accelerated upon the occurrence of (A) a Change in Control, no such acceleration shall be permitted unless the event giving rise to the Change in Control satisfies the definition of a change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation pursuant to Section 409A of the Code and any Treasury Regulations promulgated thereunder or (B) a Disability, no such acceleration shall be permitted unless the Disability also satisfies the definition of “disability” pursuant to Section 409A of the Code and any Treasury Regulations promulgated thereunder.

14.21.    Clawback/Forfeiture. The Committee shall have full authority to implement any policies and procedures necessary to comply with Section 10D of the Exchange Act and any rules promulgated thereunder and any other regulatory regimes. Notwithstanding anything to the contrary contained herein, the Committee may, to the extent permitted by applicable law and rules of the National Stock Exchange or by any applicable Company policy or arrangement, and shall, to the extent required, cancel or require reimbursement of any Awards granted to the Participant or any Shares issued or cash received upon vesting, exercise or settlement of any such Awards or sale of Shares underlying such Awards. By accepting an Award, the Participant agrees that the Participant is subject to any clawback policies of the Company in effect from time to time.

14.22.    No Representations or Covenants With Respect to Tax Qualification. Although the Company may endeavor to (i) qualify an Award for favorable U.S. or non-U.S. tax treatment or (ii) avoid adverse tax treatment, the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on holders of Awards under the Plan.

14.23.    No Interference. The existence of the Plan, any Award Agreement, and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company, the Board, the Committee, or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization, or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants, or rights to purchase stock or of bonds, debentures, or preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or that are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company or any Affiliate, or any sale or transfer of all or any part of their assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

14.24.    Expenses; Titles and Headings. The expenses of administering the Plan shall be borne by the Company and its Affiliates. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings shall control.

14.25.    Whistleblower Acknowledgments. Notwithstanding anything to the contrary herein, nothing in the Plan or any Award Agreement will (i) prohibit a Participant from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Exchange Act or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of federal law or regulation, or (ii) require prior approval by the Company or any of its Affiliates of any reporting described in clause (i).

14.26.    Restrictive Covenants. The Committee may impose restrictions on any Award with respect to non-competition, confidentiality and other restrictive covenants as it deems necessary or appropriate in its sole discretion.

Annex H

September 22, 2020

Board of Directors

Gores Holdings IV, Inc.

9800 Wilshire Blvd.

Beverly Hills, CA 90212

The Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to Gores Holdings IV, Inc. (the “Company”) of the Consideration (as defined below) to be paid by the Company pursuant to the Business Combination Agreement (the “Agreement”) to be entered into by and among the Company, United Shore Financial Services, LLC d/b/a United Wholesale Mortgage, a Michigan limited liability company (the “Target”), UWM Holdings, LLC, a Delaware limited liability company (“UWM LLC”), and SFS Holding Corp., a Michigan corporation (“SFS Corp.”). As more fully described in the Agreement, at the Closing, the Company will pay $895 million in cash and, upon the completion of exchanges and conversions following the Closing contemplated by the Agreement (collectively, the “Transaction”), issue common stock (with a value at Closing implied by the Transaction of $15,020.8 million) (the “Company Stock”). The $895 million in cash and $15,020.8 million of common stock (assuming the exchange and conversion described above in full) is collectively referred to as the “Consideration”.

In arriving at our opinion, we have, among other things: (i) reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Target furnished to us by the Company, including financial forecasts provided to us by, or discussed with, the management of the Company; (ii) reviewed certain internal information relating to expenses expected to result from the Transaction; (iii) conducted discussions with members of the management and representatives of the Company concerning the information described in clauses (i) and (ii) of this paragraph, as well as the businesses and prospects of the Target and the Company generally; (iv) reviewed publicly available financial and stock market data of certain other companies in lines of business that we deemed relevant; (v) reviewed a draft, dated September 22, 2020, of the Agreement; (vi) reviewed the Company’s and Target’s capital structure both pre-Transaction and post-Transaction; and (vii) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate. We reviewed, but did not utilize, the financial terms of certain other transactions that we deemed relevant. We also did not utilize a discounted cash flow analysis in arriving at our opinion.

In connection with our review, we have, with your consent, relied on the information supplied to, discussed with or reviewed by us for purposes of this opinion being complete and accurate in all material respects. We have not assumed any responsibility for independent verification of, and have not independently verified, any of such information. With your consent, we have relied upon, without independent verification, the assessment of the Company and its legal, tax, regulatory, and accounting advisors with respect to legal, tax, regulatory, and accounting matters. With respect to the financial and other forecasts and other information relating to the Target and the Company, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Target and the Company. We also have assumed, at your direction, that the future financial results reflected in such forecasts and other information will be achieved at the times and in the amounts projected. With your consent, we have assumed that, (i) following consummation of the Transaction, the Company will have a minimum cash balance of $1.4 billion and (ii) any adjustments to the Consideration in accordance with the Agreement or otherwise would not be material to our analysis or this opinion. In addition, we have relied, with your consent, on the assessments of the management of the Company as to the Company’s ability to retain key employees of the Target. We express no views as to the reasonableness of any financial or other forecasts or the assumptions on which they are based. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off- balance-sheet, or otherwise) of the Target or the Company, nor have we been furnished with any such evaluation or appraisal.

H-1

Our opinion does not address the Company’s underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company and does not address any legal, regulatory, tax, or accounting matters. At your direction, we have not been asked to, nor do we, offer any opinion as to any terms of the Agreement or any aspect or implication of the Transaction, except for the fairness of the Consideration from a financial point of view to the Company. With your consent, we have taken into account the value of the Target implied by the Transaction in evaluating the fairness, from a financial point of view, of the Consideration. With your consent, we express no opinion as to what the value of the shares of Company Stock actually will be when issued pursuant to the Transaction or the prices at which such Company Stock or any other securities of the Company may trade at any time. With your consent, we are not expressing any opinion on any potential future consideration, including equity interests of the Company, that may be received by sellers of the Target contingent on certain market prices for shares of Company Stock. We are not expressing any opinion as to fair value or the solvency of the Target or the Company following the closing of the Transaction. In rendering this opinion, we have assumed, with your consent, that the final executed form of the Agreement will not differ in any material respect from the draft that we have reviewed, that the Transaction will be consummated in accordance with its terms without any waiver or modification that could be material to our analysis, and that the parties to the Agreement will comply with all the material terms of the Agreement. We have assumed, with your consent, that all governmental, regulatory or other consents and approvals necessary for the completion of the Transaction will be obtained except to the extent that could not be material to our analysis. We also have not been requested to, and have not, participated in the structuring or negotiation of the Transaction.

Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, and we assume no responsibility to update this opinion for developments after the date hereof.

We will receive a fee for our services, the principal portion of which is contingent upon the consummation of the Transaction. We will also receive a fee upon delivery of this opinion, which is not contingent upon the consummation of the Transaction. No part of our fee is conditioned upon the conclusion expressed in this opinion. Our affiliates, employees, officers and partners may at any time own securities (long or short) of the Company and the Target. We have provided investment banking and other services to affiliates of the Company and in the future may, provide services to such persons and have received and may receive compensation for such services. We are currently providing investment banking and other services to an affiliate of the Company. In the past two years prior to the date hereof, we have acted as a financial advisor to affiliates of the Company on two engagements.

This opinion is for the use and benefit of the Board of Directors of the Company (solely in its capacity as such) in its evaluation of the Transaction. This opinion does not constitute a recommendation as to how any holder of securities should vote or act with respect to the Transaction or any other matter. This opinion does not address the fairness of the Transaction or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of the Company or the Target. In addition, we do not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, whether relative to the Consideration or otherwise. This opinion was approved by a Moelis & Company LLC fairness opinion committee.

Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the Consideration to be paid by the Company in the Transaction is fair from a financial point of view to the Company.

Very truly yours,

MOELIS & COMPANY LLC

H-2

FOR THE SPECIAL MEETING OF STOCKHOLDERS OF

GORES HOLDINGS IV, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Mark Stone and Andrew McBride (each a “Proxy” and collectively, the “Proxies”), and each of them independently, with full power of substitution as proxies to vote the shares of Common Stock of the Company (as defined below) that the undersigned is entitled to vote (the “Shares”) at the Special Meeting in Lieu of the 2021 Annual Meeting of Company Stockholders (the “Special Meeting”) of Gores Holdings IV, Inc. (the “Company”) to be held via live webcast at https://www.cstproxy.com/goresholdingsiv/2021 on January 20, 2021, at 9:00 a.m. Eastern Time, and at any adjournments and/or postponements thereof.

The Special Meeting can be accessed by visiting https://www.cstproxy.com/goresholdingsiv/2021, where the undersigned will be able to listen to the meeting live and vote during the meeting. Additionally, the undersigned has the option to listen only to the Special Meeting by dialing +1 888-965-8995 (toll-free within the U.S. and Canada) or +1 415-655-0243 (outside of the U.S. and Canada, standard rates apply). The passcode for telephone access is 45561260#, but please note that the undersigned cannot vote or ask questions if the undersigned chooses to participate telephonically. Please note that the undersigned will only be able to access the Special Meeting by means of remote communication. The undersigned will need the control number located on this proxy card to join the Special Meeting via the virtual meeting platform. If there is no control number attached to this proxy card or there are any questions regarding the Special Meeting and how to access it, please contact the Continental Stock Transfer Company, the Transfer Agent.

Such Shares shall be voted as indicated with respect to the proposals listed on the reverse side hereof and, unless such authority is withheld on the reverse side hereof, in the Proxies’ discretion on such other matters as may properly come before the Special Meeting or any adjournment or postponement thereof.

The undersigned acknowledges receipt of the enclosed proxy statement and revokes all prior proxies for said meeting.

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED “FOR” PROPOSAL NOS. 1, 2, 3, 4A, 4B, 4C, 4D, 4E, 4F, 5, 6 and 7. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY.

GORES HOLDINGS IV, INC. — THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NOS. 1, 2, 3, 4A, 4B, 4C, 4D, 4E, 4F, 5, 6 and 7.

Please mark votes as indicated in this example      ☒

Proposal No. 1 — Business Combination Proposal — To consider and vote upon a proposal to approve the Business Combination Agreement, dated as of September 22, 2020 (as it may be amended from time to time, the “Business Combination Agreement”), by and among the Company, SFS Holding Corp., a Michigan corporation (“SFS Corp.”), United Wholesale Mortgage, LLC (f/k/a United Shore Financial Services, LLC), a Michigan limited liability company (“UWM”), and UWM Holdings, LLC, a Delaware limited liability company (“UWM LLC”), a copy of which is attached to the proxy statement relating to the Special Meeting (the “Proxy Statement”) as Annex A, and the transactions contemplated thereby;

FOR ☐	AGAINST ☐	ABSTAIN ☐

Proposal No. 2 — Nasdaq Proposal — To consider and vote upon a proposal to approve, for purposes of complying with applicable Nasdaq listing rules, the issuance of more than 20% of the issued and outstanding common stock, par value $0.0001 per share, of the Company (the “Class A Stock”) and Class F common stock, par value $0.0001 per share, of the Company (the “Class F Stock” and, prior to the effectiveness of the Proposed Charter, the Class A Stock together with the Class F Stock, and, upon the effectiveness of the Proposed Charter, the Class A Stock, Class B Stock, Class C Stock and Class D Stock, together, the “Common Stock”) and voting power in connection with the Business Combination and the Private Placement;

	FOR ☐	AGAINST ☐	ABSTAIN ☐

Proposal No. 3 — Charter Approval Proposal — To consider and act upon a proposal to adopt the proposed Second Amended and Restated Certificate of Incorporation of the Company (the “Proposed Charter”);	FOR ☐	AGAINST ☐	ABSTAIN ☐

Proposal No. 4 — Governance Proposal — To consider and act upon, on a non-binding advisory basis, a separate proposal with respect to certain governance provisions in the Proposed Charter in accordance with United States Securities and Exchange Commission (“SEC”) requirements;

•   Proposal 4A: Change in Authorized Shares — To amend the Proposed Charter to (i) increase the Post-Combination Company’s total number of authorized shares of capital stock from 221,000,000 shares to 9,200,000,000 shares of capital stock, (ii) increase the Post-Combination Company’s authorized Class A Stock from 200,000,000 shares to 4,000,000,000 shares of Class A Stock, (iii) create the Post-Combination Company’s Class B Stock, consisting of 1,700,000,000 authorized shares of Class B Stock, (iv) create the Post-Combination Company’s Class C Stock, consisting of 1,700,000,000 authorized shares of Class C Stock, (v) create the Post-Combination Company’s Class D Stock, consisting of 1,700,000,000 authorized shares of Class D Stock, and (vi) increase the Post-Combination Company’s authorized shares of Preferred Stock from 1,000,000 to 100,000,000 shares of Preferred Stock;

	FOR ☐	AGAINST ☐	ABSTAIN ☐

•   Proposal 4B: Dual-Class Stock — To amend the Proposed Charter to provide for a capital structure pursuant to which, subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of outstanding shares of Common Stock of the Post-Combination Company will vote together as a single class on all matters with respect to which stockholders of the Post-Combination Company are entitled to vote under applicable law, the Proposed Charter or the proposed Amended and Restated Bylaws of the Post-Combination Company (the “Amended and Restated Bylaws”), or upon which a vote of the stockholders generally entitled to vote is otherwise called for by the Post-Combination Company, in each such vote, (i) the holders of Class A Stock and holders of Class C Stock will be entitled to one vote per share of Class A Stock or Class C Stock, respectively, and (ii) holders of Class B Stock and holders of Class D Stock will be entitled to ten votes per share of Class B Stock or Class D Stock, respectively;

	FOR ☐	AGAINST ☐	ABSTAIN ☐

2

•   Proposal 4C: Removal of Directors — To amend the Proposed Charter to provide that until any time prior to the Voting Rights Threshold Date, any director of the Post-Combination Company’s Board elected by the stockholders generally entitled to vote may be removed with or without cause, and, any time from and after the Voting Rights Threshold Date, any such director may be removed only for cause;

FOR ☐	AGAINST ☐	ABSTAIN ☐

•   Proposal 4D: Selection of the Sixth Judicial Court, Oakland County, Michigan or the Court of Chancery of the State of Delaware as Exclusive Forum — To amend the Proposed Charter to provide that, unless the Post-Combination Company consents in writing to the selection of an alternative forum, (i) any derivative action brought on behalf of the Post-Combination Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, or employee of the Post-Combination Company to the Post-Combination Company or the Post-Combination Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, the Proposed Charter or the Amended and Restated Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine of the State of Delaware will be required to be filed in either (x) the Sixth Judicial Circuit, Oakland County, Michigan (or, if the Sixth Judicial Circuit, Oakland County, Michigan lacks jurisdiction over any such action or proceeding, then another state court of the State of Michigan, or if no state court of the State of Michigan has jurisdiction over any such action or proceeding, then the United Stated District Court for the Eastern District of Michigan) or (y) the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over any such action or proceeding, then the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware lacks jurisdiction then the United States District Court for the District of Delaware).

FOR ☐	AGAINST ☐	ABSTAIN ☐

•   Proposal No. 4E: Required Stockholder Vote to Amend Certain Sections of the Proposed Charter — To amend the Proposed Charter to require that, from and after the Voting Rights Threshold Date, in addition to any affirmative vote required by applicable law, the approval by affirmative vote of the holders of at least 75% in voting power of the then outstanding shares of the Post-Combination Company generally entitled to vote is required to make any amendment to Article VII (Board of Directors) or Article VIII (Written Consent of Stockholders) of the Proposed Charter;

FOR ☐	AGAINST ☐	ABSTAIN ☐

•   Proposal No. 4F: Required Stockholder Vote to Amend the Bylaws of the Company — To amend the Proposed Charter to provide that, from and after the Voting Rights Threshold Date, the affirmative vote of the holders of at least 75% in voting power of the then outstanding shares of the Post-Combination Company generally entitled to vote, is required to alter, amend, make or repeal any provision of the Amended and Restated Bylaws.

FOR ☐	AGAINST ☐	ABSTAIN ☐

3

Proposal No. 5 — Director Election Proposal — To consider and vote upon a proposal to elect nine directors to serve staggered terms on our Board until the 2022, 2023 and 2024 annual meetings of stockholders, as applicable, and until their respective successors are duly elected and qualified;

Nominees:

01 Mr. Mat Ishbia

02 Mr. Alex Elezaj

03 Ms. Laura Lawson

04 Ms. Melinda Wilner

05 Mr. Jeff Ishbia

06 Mr. Justin Ishbia

07 Ms. Kelly Czubak

08 Mr. Isiah Thomas

09 Mr. Robert Verdun

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominees on the line below

FOR ALL ☐	AGAINST ALL ☐	FOR ALL EXCEPT ☐

Proposal No. 6 — Incentive Plan Proposal — To consider and vote upon a proposal to approve the UWM Corporation 2020 Omnibus Incentive Plan (the “Incentive Plan”), including the authorization of the initial share reserve under the Incentive Plan, a copy of which is attached to the Proxy Statement as Annex G;

FOR ☐	AGAINST ☐	ABSTAIN ☐

Proposal No. 7 — Adjournment Proposal — To consider and vote upon a proposal to allow the chairman of the Special Meeting to adjourn the Special Meeting to a later date or dates, (i) to ensure that any supplement or amendment to the Proxy Statement that the Board has determined in good faith is required by applicable law to be disclosed to the Company stockholders and for such supplement or amendment to be promptly disseminated to Company stockholders prior to the Special Meeting, (ii) if, as of the time for which the Special meeting is originally scheduled, there are insufficient shares of Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Special Meeting or (iii) to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal, the Nasdaq Proposal, the Charter Approval Proposal or the Incentive Plan Proposal. This proposal will only be presented at the Special Meeting if there are not sufficient votes to approve the Business Combination Proposal, the Nasdaq Proposal, the Charter Approval Proposal or the Incentive Plan Proposal.

FOR ☐	AGAINST ☐	ABSTAIN ☐

4

Date:                         , 20__

Signature:

Signature (if held jointly):

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership please sign in partnership name by an authorized person.

A vote to abstain will have the same effect as a vote “AGAINST” Proposal No. 3.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted “FOR” each of Proposal Nos. 1, 2, 3, 4A, 4B, 4C, 4D, 4E, 4F, 5, 6 and 7.

If any other matters properly come before the Special Meeting, unless such authority is withheld on this proxy card, the Proxies will vote on such matters in their discretion.

5